QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-66722

PROSPECTUS/PROXY STATEMENT

PCOM AG

    This is a proxy statement of PrimaCom AG, which is referred to as Old PrimaCom, and a prospectus of PCOM AG, which is referred to as New PrimaCom. This prospectus/proxy statement is being delivered to the U.S. holders of Old PrimaCom's shares and American depositary shares, or ADSs, to solicit proxies for use at a meeting of shareholders of Old PrimaCom that will take place on August 28, 2001 in Mainz, Germany. At the meeting, shareholders will be asked to approve a business combination through which Old PrimaCom will expand its operations in Germany and The Netherlands by adding selected cable systems of United Pan-Europe Communications, N.V., which currently owns 25.0% of your company and, assuming shareholder approval, will own 52.0% of the combined entity. In connection with this proxy solicitation, you should be aware that:

  •
  If the business combination is approved, each of your shares in Old PrimaCom will be exchanged for one share of New PrimaCom, and your Old PrimaCom ADSs will remain outstanding and will represent shares of New PrimaCom.

  •
  New PrimaCom's shares will have substantially the same rights and preferences as Old PrimaCom's shares.

  •
  Old PrimaCom cannot complete the business combination with New PrimaCom unless the holders of at least 75% of the shares represented at the shareholders' meeting, in person or by proxy, approve the business combination.

  •
  United Pan-Europe, Old PrimaCom's largest shareholder with 25.0% of its shares, has indicated that it intends to vote for this business combination, and, assuming shareholder approval, will become New PrimaCom's majority shareholder.

    Your vote is very important.  Whether or not you plan to attend the shareholders' meeting, please take the time to vote by completing the enclosed voting card.

    Old PrimaCom shares are traded on the Neuer Markt segment of the Frankfurt Stock Exchange under the symbol PRC and its ADSs are traded on the Nasdaq National Market under the symbol PCAG. If the business combination is approved, New PrimaCom's shares will begin trading under the same symbol on the Neuer Markt after registration of the merger agreement, which is expected on or about October 8, 2001. PrimaCom ADSs will continue to trade on Nasdaq under the same symbol, but will represent interests in New PrimaCom's shares after registration of the merger agreement.

    Please see pages 16 to 28 for risk factors you should consider relating to the business combination of Old PrimaCom and New PrimaCom and New PrimaCom's business after the business combination, assuming shareholder approval is obtained.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this document or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus/proxy statement is August 3, 2001, and it is first being mailed to U.S. shareholders and holders of Old PrimaCom ADSs on or about August 6, 2001.

i

Networks	113
Programming and product offerings	118
Sales, marketing and customer services	127
Material Contracts	128
Litigation	134
Regulation	137
Employees	148
Competition	149
Organizational structure	152
Property and Equipment	153
MANAGEMENT	154
New PrimaCom's management	154
Share Option Plan	159
OWNERSHIP OF NEW PRIMACOM'S SHARES	160
TAXATION	164
DESCRIPTION OF CAPITAL SHARES	172
COMPARISON OF RIGHTS OF SHAREHOLDERS OF NEW PRIMACOM AND THE SHAREHOLDERS OF OLD PRIMACOM	180
DESCRIPTION OF NEW PRIMACOM'S AMERICAN DEPOSITARY SHARES AND AMERICAN DEPOSITARY RECEIPTS	182
LEGAL MATTERS	187
EXPERTS	187
WHERE YOU CAN FIND MORE INFORMATION	187
INDEX TO FINANCIAL STATEMENTS	F-1
ANNEX A	A-1
ANNEX B	B-1
ANNEX C	C-1

ii

SUMMARY

    This summary highlights selected information from this prospectus/proxy statement. The business combination is more fully described in other parts of this document. The business combination agreement, the amendment to the business combination agreement and the form of merger agreement are attached as Annexes A, B and C to this prospectus/proxy statement.

Introduction

    At the Old PrimaCom shareholders' meeting, you will be asked to approve the business combination through which Old PrimaCom will expand its business operations in Germany and The Netherlands by adding selected cable systems of United Pan-Europe, which currently owns 25.0% of Old PrimaCom. If the business combination is approved, New PrimaCom expects that its increased size will enable it to benefit from cost synergies as it pursues its network upgrade strategy. In addition, New PrimaCom believes the business combination would increase its purchasing power when negotiating transactions involving digital television programming and Internet portal services.

    New PrimaCom has entered into a business combination agreement with Old PrimaCom, United Pan-Europe and EWT Elektro- und Nachrichtentechnik GmbH, a subsidiary of United Pan-Europe. This agreement provides for a number of transactions which would result in the combination of the cable television assets of United Pan-Europe in Germany with those of Old PrimaCom and the expansion of Old PrimaCom's Dutch cable television operations through its acquisition of United Pan-Europe's Alkmaar subsidiary. The principal transactions provided for in the business combination agreement are the following:

  •
  United Pan-Europe will contribute EWT to New PrimaCom. EWT owns and operates cable television networks in many of the regions of Germany where Old PrimaCom operates. EWT has approximately E76,000,000 of indebtedness. In return, New PrimaCom will issue shares to United Pan-Europe.

  •
  United Pan-Europe will sell Alkmaar to New PrimaCom. Alkmaar owns and operates cable television networks in the same region of The Netherlands where Old PrimaCom operates. In return, New PrimaCom will pay United Pan-Europe E49,200,000 in cash and/or a note.

    If the business combination is approved, United Pan-Europe will become New PrimaCom's majority shareholder, owning 52.0% of New PrimaCom's shares. This will more than double United Pan-Europe's shareholding in Old PrimaCom. New PrimaCom will acquire EWT and Alkmaar from United Pan-Europe and United Pan-Europe will receive from New PrimaCom approximately E107,253,000, comprised of New PrimaCom shares with a value of approximately E58,053,000, based on the current market price of Old PrimaCom's shares, and cash and/or a note for E49,200,000.

    If the business combination is approved, New PrimaCom will have assets that, as of June 30, 2001, included the following:

	Germany	The Netherlands
Cable networks (up to 450 MHz)
Cable television homes passed	2,113,583	—
Analog television subscribers	1,594,875	—
Broadband network (862 MHz)
Homes passed by fiber	207,045	362,972
Ready for service homes	120,045	342,222
Analog television subscribers	99,045	340,131
Digital television subscribers	2,045	4,877
Internet subscribers	2,356	24,786

    Historically, Old PrimaCom has incurred significant losses. For the year ended December 31, 2000, Old PrimaCom had losses of approximately E64,000,000. New PrimaCom expects that it will continue to incur significant losses for the foreseeable future. As a result of the expenditures required to upgrade the networks acquired in the business combination, New PrimaCom is expected to incur losses for a longer period of time than would have been expected for Old PrimaCom. In addition, both Old PrimaCom and EWT have incurred significant indebtedness and make substantial debt payment under the terms of their debt facilities. As of March 31, 2001, Old PrimaCom and EWT had outstanding indebtedness of approximately E766,000,000 and E76,000,000.

    Assuming receipt of shareholder approval, the basic structure of New PrimaCom after completion of the business combination will be as follows:

    As a result of the business combination New PrimaCom will also hold an option to purchase cable assets in Germany serving approximately 470,000 subscribers of a competitor referred to as TeleColumbus. The exercise price of the TeleColumbus option is approximately E340,000,000. While New PrimaCom gave notice on July 31, 2001 of its intention to conduct due diligence, it has not yet determined whether or not to exercise the TeleColumbus option and any determination will only be made upon the conclusion of due diligence. In the absence of due diligence, New PrimaCom has not been able to determine whether the option price represents market value for the assets subject to the option and, as a result, whether it could obtain additional financing necessary to fund the purchase.

    The market value of cable and broadband operators has declined significantly between the date the exercise price for the TeleColumbus option was negotiated in November 2000 and the present, which might lead New PrimaCom to conclude that the option price is in excess of the current market value of the assets subject to the option. Moreover, New PrimaCom believes that its ability to finance an exercise of the TeleColumbus option on acceptable terms in the present market is uncertain and New PrimaCom can give no assurance that sufficient financing would be available for it to fund the exercise price. If New PrimaCom exercises the TeleColumbus option, its increased leverage as a result of financing the exercise price and the capital expenditure that would be required to upgrade the acquired networks and the increased amortization resulting from the acquisition would result in New PrimaCom incurring operating losses for a longer period of time than would be expected if the option is not exercised.

    If the business combination is approved and consummated, New PrimaCom's strategy will be to:

  •
  focus on core geographic regions,

  •
  exploit continuing consolidation opportunities,

  •
  continue Old PrimaCom's network upgrade program,

  •
  increase network ownership and reduce signal delivery fees,

  •
  generate further internal revenue growth,

  •
  expand and promote Old PrimaCom's broadband service offering,

  •
  focus on attracting new subscribers,

  •
  improve efficiency and margins by streamlining operations, and

  •
  strengthen subscriber orientation.

The Old PrimaCom shareholders' meeting

    At the Old PrimaCom shareholders' meeting, you will be asked to approve the business combination on the basis of the business combination agreement and the form of merger agreement. The first of these resolutions relates to the business combination as a whole and you will not be asked to approve the separate transactions or agreements which will implement the business combination, other than the merger agreement which is the subject of the second of these resolutions. In general, Old PrimaCom will seek additional approval of its shareholders only with respect to any amendments to or waivers of the terms and conditions of the business combination agreement occurring after its shareholders' meeting if the closing condition relating to delivery of an opinion on the absence of materially adverse tax effects to the parties is waived by it or if there is any other material waiver under or amendment to the agreement that will require it to seek further shareholder approval under any applicable laws, rules or regulations, including U.S. securities laws.

    Only holders of Old PrimaCom shares who deposit their shares according to Old PrimaCom's articles of association or holders of Old PrimaCom's ADSs who give instructions to The Bank of New York no later than August 20, 2001, will be entitled to vote at the Old PrimaCom annual shareholders' meeting. There are no quorum requirements for the Old PrimaCom annual shareholders' meeting. As of June 29, 2001, there were 19,798,552 Old PrimaCom shares issued and outstanding. More information about the Old PrimaCom annual shareholders' meeting is provided in the section entitled "Voting, Proxies and Shareholders' Rights."

  Recommendation of Old PrimaCom's management and supervisory boards

    The management and supervisory boards of Old PrimaCom have unanimously approved the business combination and they recommend that you vote FOR the resolutions to approve the business combination on the basis of the business combination agreement and the form of merger agreement. The business combination agreement is fully described in the section entitled "The Transactions—The business combination agreement and related agreements."

  Tax consequences of the business combination

    Old PrimaCom will not recognize a taxable gain or loss from the business combination under German tax law. No gain or loss will be recognized by U.S. persons upon receipt of New PrimaCom shares, including shares that will be represented by ADSs, for their Old PrimaCom shares or ADSs under United States tax law. In addition, the aggregate tax basis under United States tax law of New PrimaCom shares or ADSs received in the business combination will be the same as the basis of the Old PrimaCom shares or ADSs, and the holding period of New PrimaCom shares or ADS, will include the holding period of the Old PrimaCom shares or ADSs.

  Accounting treatment

    Under United States generally accepted accounting principals, or U.S. GAAP, the transfer of EWT to New PrimaCom will be accounted for at historical cost in a manner similar to a transaction under pooling of interests accounting and the merger of Old PrimaCom into New PrimaCom will be accounted for under the purchase method as a reverse acquisition by Old PrimaCom of New PrimaCom. Accordingly, even though New PrimaCom will issue shares to Old PrimaCom's shareholders as consideration in the business combination and New PrimaCom will be the surviving legal entity, the shares issued by New PrimaCom will be treated as if issued by Old PrimaCom, as acquirer. To the extent the fair market value of those shares exceeds the value of New PrimaCom's tangible net assets, those assets will be adjusted to fair market value, with a portion of any remaining excess being assigned to goodwill and amortized over a period of 12 years. Under German tax and accounting regulations, however, New PrimaCom's merger with Old PrimaCom will be accounted for in a manner similar to a pooling of interests and New PrimaCom's shareholders' equity under German GAAP, which governs New PrimaCom's ability to pay dividends, will be lower than under U.S. GAAP.

  Dissenters' rights or comparable German shareholders' rights

    Shareholders in a German corporation, such as Old PrimaCom, do not have dissenters' rights. However, under the German Transformation Act (Umwandlungsgesetz), any shareholder of Old PrimaCom may bring a court valuation proceeding (Spruchverfahren) within two months after effective publication of the registration of the merger. The purpose of this court valuation proceeding would be for the court to determine the adequacy of the ratio of Old PrimaCom shares exchanged for New PrimaCom shares in the business combination. If the court were to determine that the exchange ratio is too low, New PrimaCom would be required to make supplemental compensatory cash payments to all shareholders of Old PrimaCom, not just those who voted against the business combination or those who brought the valuation proceeding.

    In addition, a shareholder may also file an action to set aside the resolution approving the merger between New PrimaCom and Old PrimaCom. The action can be based on alleged procedural irregularities or material defects in relation to the merger resolution itself, but not the exchange ratio reflected in the merger. If a proceeding to set aside the resolution approving the merger were to be brought, the merger could not be registered while the proceeding remained pending.

    More information about actions to set aside a merger resolution and German valuation proceedings is provided in "Voting, Proxies and Shareholders' Rights—Dissenters' rights or comparable German shareholders' rights."

Market price of Old PrimaCom shares

    Since February 22, 1999, Old PrimaCom's shares have traded on the Xetra trading platform of the Neuer Markt segment of the Frankfurt Stock Exchange under the symbol PRC and its ADSs have been quoted on the National Market segment of the Nasdaq Stock Market under the symbol PCAG. Each Old PrimaCom ADS represents one-half of one Old PrimaCom share.

    The table below shows, for the periods indicated, the reported high and low quoted prices for the shares on the Frankfurt Stock Exchange using Xetra prices and for Old PrimaCom's ADSs on Nasdaq.

	Nasdaq			Frankfurt Stock Exchange
	High	Low	Average Daily Trading Volume	High	Low	Average Daily Trading Volume
	(in U.S.$)			(in E)
Annual highs and lows
1999 (from February 22, 1999)	29.63	15.00	30,291	64.00	29.50	11,373
2000	50.00	5.13	43,656	99.00	11.60	23,215
Quarterly highs and lows
1999
First Quarter (from February 22, 1999)	20.00	15.00	81,493	34.00	29.50	26,611
Second Quarter	25.00	16.50	20,295	48.00	30.90	10,315
Third Quarter	29.63	22.63	28,036	56.00	44.75	8,036
Fourth Quarter	32.63	23.25	19,986	64.00	42.10	9,292
2000
First Quarter	50.00	30.63	26,271	99.00	59.00	23,750
Second Quarter	43.50	18.13	38,968	86.10	36.00	12,640
Third Quarter	23.88	13.63	35,971	50.35	31.00	12,873
Fourth Quarter	13.13	5.13	73,324	32.00	11.60	44,071
Monthly highs and lows
2000
November	11.00	5.13	55,567	24.60	12.19	38,640
December	7.50	5.13	85,625	17.60	11.60	43,941
2001
January	8.00	5.38	112,581	16.70	10.50	33,219
February	7.50	5.50	27,479	16.40	12.97	16,031
March	7.94	6.38	15,973	17.98	13.89	32,880
April	6.63	4.39	34,165	15.45	9.50	41,688
May	5.55	4.28	14,991	11.90	9.03	28,383
June	4.49	3.70	18,719	9.97	8.33	23,732
July	4.19	1.90	24,175	9.40	4.38	12,322

Summary historical and pro forma financial data

    The following tables set forth summary financial and operating data for Old PrimaCom and EWT as well as New PrimaCom's pro forma financial and operating data.

  Summary financial and operations data relating to Old PrimaCom

    The summary consolidated statement of operations and cash flow data for the years ended December 31, 1998, 1999 and 2000 and the summary consolidated balance sheet data as at December 31, 1998, 1999 and 2000 have been derived from Old PrimaCom's financial statements, included elsewhere in this prospectus/proxy statement, which have been prepared in accordance with U.S. GAAP and audited by Ernst & Young, independent auditors. The summary consolidated statement of operations and cash flow data for the three months ended March 31, 2000 and 2001 and the summary consolidated balance sheet data as at March 31, 2000 and 2001 have been derived from Old PrimaCom's unaudited financial statements contained elsewhere in this prospectus/proxy statement. In the opinion of management these unaudited financial statements contain all adjustments (consisting only of normally recurring adjustments) necessary for a fair presentation in accordance with U.S. GAAP of the consolidated financial position of Old PrimaCom at those dates and the results of operations of Old PrimaCom for those periods. The summary consolidated statement of operations and cash flow data for the years ended December 31, 1996 and 1997 and the summary consolidated balance sheet data as at December 31, 1996 and 1997 have been derived from Old PrimaCom's financial statements, which have been prepared in accordance with U.S. GAAP and audited by Ernst & Young.

    Old PrimaCom commenced operations as a combined entity under the name PrimaCom AG following the merger of KabelMedia Holding AG and Süweda Elektronische Medien- und Kabelkommunikations AG, two similarly sized German cable television operators, on December 30, 1998. In this merger, shares of KabelMedia were issued to the shareholders of Süweda as consideration in the merger and KabelMedia was the surviving corporate entity, which then changed its name to PrimaCom AG. For purposes of U.S. GAAP, the merger was accounted for under the purchase method as a reverse acquisition of KabelMedia by Süweda and Süweda was treated as the accounting acquirer. As a result, Süweda's historical financial statements for periods prior to the merger are treated as Old PrimaCom's historical financial statements. The summary consolidated data should be read in conjunction with Old PrimaCom's consolidated financial statements and notes thereto included elsewhere in this prospectus/proxy statement.

    The summary consolidated financial data for 1996, 1997 and 1998 were prepared using the Deutsche Mark and have been restated in euro using the Council of the European Union's official fixed conversion rate between the euro and the Deutsche Mark of DM1.95583 per E1.00. The Deutsche Mark and the euro will continue to have legal tender status through a transition period ending February 28, 2002. Old PrimaCom's summary consolidated financial data for 1999 and 2000 were prepared in euro and are not restated from the Deutsche Mark into euro. The summary consolidated financial data is not comparable to financial data of other companies that report in euros and that restate amounts from currencies other than the Deutsche Mark.

	Old PrimaCom Historical Year Ended December 31,					Three Months Ended March 31,
	1996	1997	1998	1999	2000	2000	2001
Statement of Operations Data	E'000	E'000	E'000	E'000	E'000	E'000	E'000
Revenues	40,359	42,847	49,339	105,949	124,343	27,063	38,852
Operating costs and expenses:
Operations	9,116	10,238	13,062	24,543	30,191	6,226	8,784
Selling, general and administrative	8,803	8,168	6,271	18,590	28,584	5,125	9,866
Corporate overhead	—	—	1,278	12,413	17,219	4,081	3,881
Depreciation and amortization	13,159	13,564	16,072	61,277	75,530	15,431	26,580

Total	31,078	31,970	36,683	116,823	151,524	30,863	49,111

Operating profit (loss)	9,281	10,877	12,656	(10,874)	(27,181)	(3,800)	(10,259)
Interest expense:
Related party	366	288	11	—	—	—	—
Bank debt	2,646	2,618	2,550	9,995	24,629	3,105	16,660
Sale-leaseback	5,134	5,085	5,301	2,115	1,544	406	371
Senior notes	—	—	—	3,764	—	—	—

Total	8,146	7,991	7,862	15,874	26,173	3,511	17,031
Other income (expense) benefit	—	12,055	(232)	(767)	1,690	—	205

Income (loss) from continuing operations before income taxes and other items	1,135	14,941	4,562	(27,515)	(51,664)	(7,311)	(27,085)
Income tax (expense) benefit	821	2,268	827	1,667	4,258	(221)	460

Income (loss) from continuing operations before minority interest and equity earnings	314	12,673	3,735	(29,182)	(55,922)	(7,532)	(26,625)
Minority interest in net income of subsidiaries	609	2,767	303	70	94	43	36
Equity loss in affiliate	—	—	—	—	128	—	64

Income (loss) from continuing operations	(295)	9,906	3,432	(29,252)	(56,144)	(7,575)	(26,725)
Income (loss) from discontinued operations, net of income tax benefit	959	(6,977)	(2,922)	—	—	—	—
Extraordinary loss, net of income tax	—	—	—	—	(8,180)	—	—
Cumulative effect of change in accounting principle	—	—	—	—	—	—	(946)

Net income (loss)	664	2,929	510	(29,252)	(64,324)	(7,575)	(27,671)

Net income (loss) per share:
Basic and diluted:
Continuing operations	(1.48)	49.53	0.22	(1.53)	(2.85)	(0.38)	(1.35)
Net income (loss)	3.32	(14.65)	0.03	(1.53)	(3.26)	(0.38)	(1.40)

Balance Sheet Data (at period end)
Total assets	127,501	132,500	609,229	586,636	1,077,845	585,189	1,061,267
Total debt	145,794	147,863	332,800	224,762	754,333	228,471	765,683
Total liabilities	159,338	158,160	368,757	257,961	808,463	263,027	817,815
Shareholders' equity (deficiency)	(33,399)	(31,748)	240,031	328,590	269,184	321,978	243,303
Cash Flow Data
Net cash provided by (used in) operating activities	15,120	(3,121)	28,565	44,214	11,685	8,393	3,933
Net cash provided by (used in) investing activities	(8,594)	15,972	8,451	(47,858)	(387,759)	(19,544)	(14,659)
Net cash provided by (used in) financing activities	(7,638)	(3,309)	(39,706)	4,164	372,350	3,617	11,028
Capital expenditures (excluding acquisitions)	9,918	5	3,110	34,071	99,817	12,959	12,750

	Year Ended December 31,					Three Months Ended March 31,
	1996	1997	1998	1999	2000	2000	2001
Operations Data
Homes passed(1)	608,681	612,590	1,335,052	1,422,826	1,916,870	1,466,227	1,924,339
Ready for service homes(2)	—	—	—	30,456	413,000	44,000	418,000
Number of television subscribers	325,514	329,010	877,152	919,641	1,302,297	925,768	1,310,878
Number of Internet subscribers	—	—	—	150	16,256	420	24,442
Number of digital television subscribers	—	—	—	—	4,570	—	5,997
Video penetration(3)	53.5%	53.7%	65.7%	64.6%	67.9%	63.1%	68.1%
Internet penetration(4)	—	—	—	0.5%	3.9%	1.0%	5.8%
Digital penetration(5)	—	—	—	—	1.1%	—	1.4%
Average monthly revenue per subscriber (E)(6)	10.54	10.84	11.41	9.46	9.49	9.72	9.27
EBITDA (E'000)(7)	22,440	24,441	28,728	50,403	48,349	11,631	16,321
EBITDA margin(8)	55.6%	57.0%	58.2%	47.6%	38.9%	43.0%	42.0%
Adjusted EBITDA (E'000)(9)	22,440	24,441	28,728	53,160	51,907	12,592	17,164
Adjusted EBITDA margin(10)	55.6%	57.0%	58.2%	50.2%	41.7%	46.5%	44.2%

(1)
At end of the period. In 2000, approximately 1,393,870 homes were passed by coaxial cable networks and approximately 523,000 homes were passed by fiber optic cable networks.

(2)
Upgraded from the fiber node to the home (862 MHz and two-way capable).

(3)
Television subscribers as a percentage of homes passed.

(4)
Internet subscribers as a percentage of ready for service homes.

(5)
Number of digital subscribers as a percentage of ready for service homes.

(6)
Historical average monthly revenue per subscriber equals (a) the quotient of revenues for the period divided by the number of months in the period, divided by (b) the average monthly number of subscribers for the period.

(7)
Old PrimaCom defines EBITDA as earnings (loss) before discontinued operations, extraordinary items, equity earnings (loss) in affiliates, minority interests, gain (loss) on disposal of fixed assets, net interest expense, income taxes and depreciation and amortization. Other participants in the cable television and broadband industries also use EBITDA, defined in a similar but often not exactly comparable manner, as a measure of performance. Old PrimaCom believes that EBITDA is a useful supplement to net income and other income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures and because it is the most commonly used measure to analyze and compare cable television and broadband companies on the basis of operating performance, leverage and liquidity. EBITDA is not a U.S. GAAP measure of income (loss) or cash flow from operations and should not be considered as an alternative to net income as an indication of Old PrimaCom's financial performance or as an alternative to cash flow from operating activities as a measure of Old PrimaCom's liquidity.

(8)
EBITDA margin is EBITDA divided by revenues.

(9)
Adjusted EBITDA represents the EBITDA for Old PrimaCom adjusted to add back non-cash compensation expenses related to share options of approximately E3,558,000 in the year ended December 31, 2000, approximately E2,757,000 in the year ended December 31, 1999, approximately E843,000 for the three months ended March 31, 2001 and approximately E961,000 for the three months ended March 31, 2000. For more information about these adjustments, see "Operating and Financial Review and Prospects—Operating and financial review and prospects of Old PrimaCom—Selling, general and administrative." Other cable television and broadband companies may also measure performance with reference to adjusted EBITDA, but the nature of the adjustments made by these companies may differ from those made by Old PrimaCom, making analysis and comparison of these measures difficult. See also footnote 7.

(10)
Adjusted EBITDA margin is adjusted EBITDA divided by revenues.

  Summary financial and operations data relating to EWT

    The summary consolidated statement of operations data for the years ended December 31, 1998, 1999, the nine months ended September 30, 2000 and the three months ended December 31, 2000, and the summary consolidated balance sheet data as at December 31, 1999 and 2000 have been derived from EWT's financial statements included elsewhere in this prospectus/proxy statement, which have been prepared in accordance with U.S. GAAP and audited by Arthur Andersen, independent auditors. The summary consolidated statement of operations and cash flow data for the three months ended March 31, 2000 and 2001 and the summary consolidated balance sheet data as of March 31, 2001 have been derived from EWT's unaudited financial statements included elsewhere in this prospectus/proxy statement. In the opinion of management these unaudited financial statements contain all adjustments (consisting only of normally recurring adjustments) necessary for a fair presentation in accordance with U.S. GAAP of the consolidated financial position of EWT at those dates and the results of operations of EWT for those periods. The summary consolidated balance sheet data for 1998 has been derived from EWT's accounting records. For the years ended December 31, 1996 and 1997, EWT only prepared the financial statements required for statutory reporting in Germany, which did not include financial statements for the consolidated group. Additionally, the information that is available for those years, relating to the individual group companies, is prepared on the basis of German GAAP. The process of consolidating the group companies and converting the information to U.S. GAAP could not be completed without unreasonable effort and expense to EWT. Accordingly, consolidated U.S. GAAP summary financial information for these periods has not been presented.

    On October 2, 2000, EWT was acquired by a subsidiary of United Pan-Europe in a combination cash and share transaction. Accordingly, the consolidated statement of operations data for the year 2000 has been divided into the nine month period ended September 30, 2000 and the three month period ended December 31, 2000, representing the predecessor and successor periods.

    The acquisition of EWT was accounted for using the purchase method of accounting, with all purchase accounting adjustments "pushed-down" to the consolidated financial statements of EWT and its subsidiaries. Accordingly, the purchase price was allocated to the underlying assets and liabilities using their fair values, based on a preliminary evaluation of the fair values of EWT's assets and liabilities at the date of acquisition using information currently available. The excess of cost over the fair value of net assets acquired was allocated to goodwill. We do not expect that the final purchase price allocation will differ materially from what has currently been recorded. As a result of the acquisition, the subsidiary of United Pan-Europe which acquired EWT pushed down its basis of accounting to EWT, establishing a new basis of accounting as of the acquisition date. Accordingly, summary information for the year ended December 31, 2000 has been divided into two periods representing the predecessor period of January 1, 2000 through September 30, 2000 and the successor period of October 1, 2000 through December 31, 2000. The summary consolidated data presented below should be read in conjunction with EWT's consolidated financial statements and notes thereto included elsewhere in this prospectus/proxy statement.

    The summary consolidated financial data for 1998, 1999 and 2000 were prepared using the Deutsche Mark and have been restated in euro using the Council of the European Union's official fixed conversion rate between the euro and the Deutsche Mark of DM1.95583 per E1.00. The Deutsche Mark and the euro will continue to have legal tender status through a transition period ending February 28, 2002. The summary consolidated financial data is not comparable to financial data of other companies that report in euros and that restate amounts from currencies other than the Deutsche Mark.

	EWT Historical
	Year Ended December 31,				Three Months Ended March 31, 2000 (unaudited) (predecessor)	Three Months Ended March 31, 2001 (unaudited) (successor)
			Nine Months Ended September 30, 2000 (predecessor)	Three Months Ended December 31, 2000 (successor)
	(predecessor) 1998	(predecessor) 1999
	E'000	E'000	E'000	E'000	E'000	E'000
Statement of Operations Data
Revenues	46,679	48,968	39,122	11,695	12,582	12,451
Operating expenses:
Operating	18,768	19,431	16,866	3,961	5,522	3,853
Selling, general and administrative	7,328	7,039	11,099	3,138	1,701	2,173
Depreciation	12,817	12,911	10,140	3,874	3,254	3,560
Amortization of goodwill and other intangible assets	83	756	645	18,947	224	18,930

Total operating expenses	38,996	40,137	38,750	29,920	10,701	28,516

Operating profit (loss)	7,683	8,831	372	(18,225)	1,881	(16,065)
Gain (loss) on disposal of fixed assets	423	(638)	—	—	—	—
Interest income	154	117	83	72	31	10
Interest expense	(5,378)	(5,044)	(3,948)	(1,396)	(1,323)	(1,392)
Other non-operating income, net	1,030	2,329	333	135	270	291

Income (loss) before minority interests and income taxes	3,912	5,595	(3,160)	(19,414)	859	(17,156)
Minority interests	(241)	4	(28)	(16)	70	18
Income tax benefit (expense)	(2,265)	(3,047)	2,039	34,824	(356)	727

Income (loss) before cumulative effect of change in accounting principle	1,406	2,552	(1,149)	15,394	573	(16,411)

Cumulative effect of change in accounting principle	—	—	—	—	—	(198)

Net income (loss)	1,406	2,552	(1,149)	15,394	573	(16,609)

Balance Sheet Data (at period end)
Total assets	103,310	102,788	—	1,175,620	—	1,157,729
Total debt	82,763	78,660	—	80,279	—	76,336
Total liabilities	97,338	94,462	—	174,802	—	173,539
Shareholders' equity	5,972	7,262	—	1,000,574	—	983,965

Cash Flow Data
Net cash provided by (used in) operating activities	10,134	15,841	16,899	(9,583)	8,972	8,152
Net cash used in investing activities	(6,535)	(12,951)	(14,442)	(4,920)	(4,330)	(1,998)
Net cash provided by (used in) financing activities	(5,194)	(4,470)	(3,428)	13,984	(5,588)	(4,982)
Capital expenditures (excluding acquisitions)	7,257	12,680	9,351	3,017	2,764	1,765
	Year Ended December 31,			Three Months Ended December 31, 2000 (successor)	Three Months Ended March 31, 2000 (unaudited) (predecessor)	Three Months Ended March 31, 2001 (unaudited) (successor)
			Nine Months Ended September 30, 2000 (predecessor)
	(predecessor) 1998	(predecessor) 1999
	E'000	E'000	E'000	E'000	E'000	E'000
Operations Data
Homes passed(1)	694,410	700,430	707,712	710,786	701,000	710,786
Ready for service homes(2)	—	—	—	—	—	—
Number of television subscribers	562,978	571,985	580,884	585,335	572,800	586,153
Number of Internet subscribers	—	6	70	104	15	92
Number of digital television subscribers	—	—	—	—	—	—
Video penetration(3)	81.1%	81.7%	82.1%	82.4%	81.4%	82.5%
Internet penetration(4)	—	—	—	—	—	—
Digital penetration(5)	—	—	—	—	—	—
Average monthly revenue per subscriber (E)(6)	6.25	6.31	6.47	6.56	6.48	6.54
EBITDA (E'000)(7)	20,583	22,498	11,157	4,596	5,359	6,425
EBITDA margin(8)	44.1%	45.9%	28.5%	39.3%	42.6%	51.6%
Compensation-adjusted EBITDA (E'000)(9)	20,583	22,498	16,730	5,183	5,359	7,012
Compensation-adjusted EBITDA margin(10)	44.1%	45.9%	42.8%	44.3%	42.6%	56.3%

(1)
At the end of the period. In 2000, approximately 710,786 homes were passed by coaxial cable networks.

(2)
Upgraded from the fiber node to the home (862 MHz and two-way capable).

(3)
Television subscribers as a percentage of homes passed.

(4)
Internet subscribers as a percentage of ready for service homes.

(5)
Number of digital subscribers as a percentage of ready for service homes.

(6)
Historical average monthly revenue per subscriber equals (a) the quotient of revenues for the period divided by the number of months in the period, divided by (b) the average monthly number of subscribers for the period.

(7)
EWT defines EBITDA as earnings (loss) before discontinued operations, extraordinary items, equity earnings (loss) in affiliates, minority interests, gain (loss) on disposal of fixed assets, net interest expense, income taxes and depreciation and amortization. Other participants in the cable television and broadband industries also use EBITDA, defined in a similar but often not exactly comparable manner, as a measure of performance. EWT believes that EBITDA is a useful supplement to net income and other income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures and because it is the most commonly used measure to analyze and compare cable television and broadband companies on the basis of operating performance, leverage and liquidity. EBITDA is not a U.S. GAAP measure of income (loss) or cash flow from operations and should not be considered as an alternative to net income as an indication of EWT's financial performance or as an alternative to cash flow from operating activities as a measure of EWT's liquidity.

(8)
EBITDA margin is EBITDA divided by revenues.

(9)
Compensation-adjusted EBITDA represents the EBITDA for EWT, adjusted to remove the effects of the one-time compensation expense of approximately E6,160,000 for the year ended December 31, 2000, E120,000 in the three months ended March 31, 2000 and E587,000 for the three months ended March 31, 2001. For more information about this adjustment, see "Operating and Financial Review and Prospects—Operating and financial review and prospects of EWT—Selling, general and administrative." Other cable television and broadband companies may also measure performance with reference to adjusted EBITDA, but the nature of the adjustments made by these companies may differ from those made by EWT, making analysis and comparison of these measures difficult. See also footnote 7.

(10)
Compensation-adjusted EBITDA margin is compensation-adjusted EBITDA divided by revenues.

  Summary pro forma financial data

    New PrimaCom's summary unaudited pro forma condensed consolidated financial data are presented to reflect the pro forma effect of the contribution of EWT to New PrimaCom and New PrimaCom's merger with Old PrimaCom. However, it does not reflect the Alkmaar transaction or the effects of a possible exercise by New PrimaCom of the TeleColumbus option.

    The summary unaudited pro forma balance sheet data as of March 31, 2001 shows New PrimaCom's financial position based on an assumption that the contribution of EWT to New PrimaCom and the merger between New PrimaCom and Old PrimaCom were completed as at March 31, 2001. The summary unaudited pro forma consolidated statement of operations data for the year ended December 31, 2000, and the three months ended March 31, 2001, show New PrimaCom's results of operations based on the assumption that the contribution of EWT to New PrimaCom and the merger were completed as of January 1, 2000 and that Old PrimaCom's acquisition of Multikabel and its other acquisitions during 2000 were completed as of the same date. The pro forma impact of the 2001 acquisitions, including the Alkmaar transaction, on revenues, net loss and net loss per share is immaterial and the exercise of the TeleColumbus option cannot presently be characterized as being probable because due diligence has not yet been carried out to determine whether the option price represents market value for the assets subject to the option and, as a result, New PrimaCom has not determined whether it could obtain the additional financing necessary to fund the purchase. New PrimaCom derived this information from New PrimaCom's financial statements and the consolidated financial statements of Old PrimaCom and EWT, in addition to applying a number of assumptions and adjustments, including in relation to the assumed completion by Old PrimaCom of its Multikabel and other acquisitions in 2000 as of January 1, 2000, set out in the accompanying notes to this pro forma information. This information should be read together with New PrimaCom's, Old PrimaCom's and EWT's historical financial statements and related notes included elsewhere in this prospectus/proxy statement and "Selected Historical and Pro Forma Financial and Operations Data—Unaudited pro forma consolidated financial information."

    The EWT contribution will be accounted for at historical cost in a manner similar to a transaction under pooling of interests accounting. New PrimaCom's merger with Old PrimaCom will be accounted for under purchase method accounting as a reverse acquisition of New PrimaCom by Old PrimaCom. This means that, for accounting and financial reporting purposes, the assets and liabilities of Old PrimaCom will remain at historical cost and New PrimaCom's assets and liabilities will be recorded at their fair value based on the value of the 11,100,000 New PrimaCom shares to be held by United Pan-Europe's German subsidiary following completion of the business combination. These 11,100,000 shares include 11,048,871 of New PrimaCom's shares to be issued for the contribution to New PrimaCom of EWT together with the 51,129 of New PrimaCom's shares currently held by United Pan-Europe's German subsidiary, which are deemed to have no value under the business combination agreement. Using a five-day average of the closing price of the Old PrimaCom shares immediately before and after the signing of the business combination agreement, the value of the 11,100,000 shares is approximately E173,000,000. The excess of New PrimaCom's net book value over its fair value is recorded as a write-down on its books.

    If the business combination is approved, United Pan-Europe will beneficially own 52.0% of the outstanding shares of New PrimaCom. United Pan-Europe has agreed to enter into an agreement effective upon the closing of the business combination which will place restrictions on the voting rights of United Pan-Europe. Under this agreement, United Pan-Europe will cast a number of abstention votes equaling 10% of New PrimaCom's registered share capital with respect to certain resolutions to be taken by shareholders. Specifically, United Pan-Europe will cast abstention votes in the election and removal of members of the supervisory board of New PrimaCom as well as matters regarding the management of the business of New PrimaCom if the management board requests a decision by the shareholders.

    New PrimaCom, EWT and Old PrimaCom may have performed differently if the business combination had taken place as of January 1, 2000. You should not rely on the summary unaudited pro forma condensed consolidated financial information as being indicative of the historical results that New PrimaCom would have had or the future results that New PrimaCom will experience after actual completion of the business combination. The preliminary allocation of the purchase price to tangible and intangible assets of EWT reflects their estimated fair value based upon information available at the time of the preparation of the accompanying unaudited pro forma condensed consolidated financial statements.

	New PrimaCom
	Pro forma for the contribution of EWT to New PrimaCom and the merger of Old PrimaCom with New PrimaCom
	Year ended December 31, 2000	Three Months Ended March 31, 2001
Statement of Operations Data:
Revenues (E'000)	203,523	51,303
Operating costs and expenses:
Operations (E'000)	58,229	12,637
Selling, general and administrative (E'000)	48,304	12,039
Corporate overhead (E'000)	18,176	3,881
Depreciation and amortization (E'000)	145,192	36,739

Total (E'000)	269,901	65,296
Operating loss (E'000)	(66,378)	(13,993)
Interest expense (E'000)	42,108	18,328
Other income (E'000)	2,598	506
Loss from continuing operations before income tax and other items (E'000)	(105,888)	(31,816)
Net loss (E'000)	(74,782)	(32,266)
EBITDA(1) (E'000)	78,814	22,746
EBITDA margin(2)	38.7%	44.3%
Adjusted/compensation-adjusted EBITDA(3) (E'000)	88,532	24,176
Adjusted/compensation-adjusted EBITDA margin(4)	43.5%	47.1%
Balance sheet data:
Total assets (E'000)	1,450,346	1,432,486
Total bank and other debt (E'000)	816,470	842,019
Total liabilities (E'000)	1,007,765	1,015,854
Total equity (E'000)	442,139	416,258

(1)
New PrimaCom defines EBITDA as earnings (loss) before discontinued operations, extraordinary items, equity earnings (loss) in affiliate, minority interests, gain (loss) on disposal of fixed assets, net interest expense, income taxes and depreciation and amortization. Other participants in the cable television and broadband industries also use EBITDA, defined in a similar but often not exactly comparable manner, as a measure of performance. New PrimaCom believes that EBITDA is a useful supplement to net income and other income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures and because it is the most commonly used measure to analyze and compare cable television and broadband companies on the basis of operating performance, leverage and liquidity. EBITDA is not a U.S. GAAP measure of income (loss) or cash flow from operations and should not be considered as an alternative to net income as an indication of New PrimaCom's financial performance or as an alternative to cash flow from operating activities as a measure of New PrimaCom's liquidity.

(2)
EBITDA margin is EBITDA divided by revenues.

(3)
Adjusted/compensation-adjusted EBITDA represents (1) the Adjusted EBITDA of Old PrimaCom for the year ended December 31, 2000, which is EBITDA for Old PrimaCom adjusted to add back non-cash compensation expenses related to share options of approximately E3,558,000 in the year ended December 31, 2000, plus (2) compensation-adjusted EBITDA for EWT, which is EBITDA for EWT adjusted to remove the effects of the one-time compensation expense of approximately E

  6,160,000 in the year ended December 31, 2000. For the three months ended March 31, 2001, adjusted/compensation adjusted EBITDA is impacted by the add back of non-cash compensation expense related to share options of approximately E843,000 at Old PrimaCom plus the removal of the one-time compensation expense of E587,000 at EWT. For more information about the pro forma financial information and these adjustments, see "Selected Historical and Operations and Pro Forma Financial Data—Unaudited pro forma consolidated financial information", "Operating and Financial Review and Prospects—Operating and financial review and prospects of Old PrimaCom—Selling, general and administrative" and "—Operating and financial review and prospects of EWT—Selling, general and administrative." Other cable television and broadband companies may also measure performance with reference to adjusted EBITDA, but the nature of the adjustments made by these companies may differ from those made by Old PrimaCom, making analysis and comparison of these measures difficult. See also footnote 1.

(4)
Adjusted/compensation-adjusted EBITDA margin is adjusted/compensation-adjusted EBITDA divided by revenues.

Comparative per share data

    The following table sets forth selected information regarding earnings, dividends and book value per share for New PrimaCom's shares and Old PrimaCom's shares on a pro forma and an historical basis. You should read this information in conjunction with New PrimaCom's unaudited pro forma consolidated financial information and the historical consolidated financial statements of Old PrimaCom, including the related notes, which are included elsewhere in this prospectus/proxy statement.

	As at and for the twelve months ended December 31, 2000	As at and for the three months ended March 31, 2001
	(E)	(E)
New PrimaCom shares (pro forma)
Net loss per share:
Basic and diluted	2.43	1.06
Cash dividends per share	—	—
Book value per share	14.31	13.49
Old PrimaCom shares (historical)
Net loss per share:
Basic and diluted	3.26	1.40
Cash dividends per share	—	—
Book value per share	13.60	12.32

RISK FACTORS

    You should carefully consider the following risk factors, as well as the more detailed descriptions cross-referenced to the body of this prospectus/proxy statement and the information in the documents incorporated by reference. The following risk factors assume the completion of the business combination and include the risks to which Old PrimaCom is, and has been, exposed.

Risks relating to the business combination

    New PrimaCom is subject to the following risks in connection with the proposed business combination.

    New PrimaCom may not be able to obtain the governmental approvals required for the business combination in a timely manner, if at all, and the approvals New PrimaCom does obtain may include conditions which are costly to implement or overcome, or are otherwise harmful to New PrimaCom's business

    The consummation of the business combination is subject to a number of remaining conditions. These include the approval of the German Federal Cartel Office and any other governmental and third-party approvals that may be required. If New PrimaCom does not receive all of the required regulatory and third party approvals, the business combination agreement could be terminated or some or all of elements of the business combination could be abandoned. In addition, New PrimaCom may not be able to receive the required approvals in a timely manner. A delay in receiving these approvals could delay the completion of the business combination and the realization of the expected benefits from the business combination. In addition, if New PrimaCom's merger with Old PrimaCom is not registered by March 1, 2002 because of a delay in obtaining governmental approvals or for any other reason, any of the parties to the business combination agreement could elect to terminate that agreement.

    New PrimaCom has been notified that three German television stations have been allowed to intervene (beigeladen) in the proceedings before the German Federal Cartel Office considering New PrimaCom's merger with Old PrimaCom. In the event the German Federal Cartel Office issues a clearance decision, these three parties will be entitled to file a complaint against the decision with a German court and may also request the court to issue an order suspending the clearance decision of the Cartel Office pending resolution of the complaint. If the court grants this motion, New PrimaCom would be prevented from registering the merger until the court proceedings have been concluded by court judgment or otherwise. This would delay New PrimaCom's ability to integrate the businesses of Old PrimaCom, EWT and Alkmaar and the benefits New PrimaCom expects from doing so. In addition, there would be a possibility that the approval of the German Federal Cartel Office may be reversed or rescinded, which would also prevent registration of the merger.

    Even if New PrimaCom succeeds in obtaining all necessary governmental approvals, these approvals could contain conditions, such as a required sale of some of the assets and businesses of EWT or Old PrimaCom or restrictions on New PrimaCom's combined operations which would deny it the significant benefits expected from the business combination. Any restrictions of this nature could adversely affect the conduct of New PrimaCom's business after the business combination and the value of its shares and ADSs. The approvals that New PrimaCom requires to consummate the business combination are more fully described in "The Transactions—The business combination agreement and related agreements—The business combination agreement—Closing conditions."

    New PrimaCom may encounter difficulties in integrating the businesses and assets of Old PrimaCom, EWT and Alkmaar which are costly to overcome and may negatively impact its financial performance

    The business combination agreement contemplates that New PrimaCom will assume the business of Old PrimaCom and will integrate into this business the networks of EWT and Alkmaar. This combination will increase the size of Old PrimaCom's subscriber base by almost 50% to over 2,000,000 subscribers. In addition to the difficulties associated with this significant increase in size, New

PrimaCom will face the challenges of integrating three distinct networks and support systems. This integration may take longer than New PrimaCom planned and use more resources than New PrimaCom expected. In particular, New PrimaCom may experience technical problems in integrating the billing, customer service or other systems of Old PrimaCom, EWT and Alkmaar.

    The significant challenges required by the integration of these businesses will require New PrimaCom's management to develop and implement new business plans, policies, strategies and procedures to operate the businesses on a consolidated basis. Future acquisitions could require that New PrimaCom change these plans and strategies. This process will divert management attention from efforts to develop Old PrimaCom's subscriber base, product range and networks. Any material delay in developing and implementing these plans, policies, strategies or procedures, or any other material difficulties that may be experienced in connection with the integration of the businesses and the management of New PrimaCom's growth, could result in reduced revenues and higher operating costs than expected, as well as subscriber attrition.

    If shareholders contest the approval of the proposed merger, New PrimaCom could be prevented from registering the merger and may be liable if the resolution approving the merger is improperly adopted

    Under German law, New PrimaCom's shares will not be issued to shareholders of Old PrimaCom until the merger is registered with the commercial court. An Old PrimaCom shareholder could contest the merger by filing an action to set aside the resolution approving the merger within one month of the date the resolution receives shareholder approval. The merger will not be registered with the commercial court if a shareholder contest is pending and during that time the Old PrimaCom shares would remain outstanding. An action could be brought by an Old PrimaCom shareholder on the basis of alleged procedural irregularities or material defects in relation to the merger resolution itself. If an Old PrimaCom shareholder files this type of action, it could have the effect of delaying the business combination, which could adversely impact New PrimaCom's ability to integrate the EWT business with that of Old PrimaCom and the expected benefits from doing so. If the merger is not registered on or before March 1, 2002, as a result of a shareholder action or for any other reason, any of the parties to the business combination agreement could elect to terminate that agreement. In addition, even if New PrimaCom is successful in registering the merger by obtaining an affirmative accelerated court decision pursuant to the German Transformation Act (Umwandlungsgesetz), which may take several months, New PrimaCom still could be liable to pay damages to shareholders if it is determined that the approval of the merger was improper.

    If a valuation proceeding (Spruchverfahren) is brought in a German court, New PrimaCom could be obligated to make a supplementary cash payment to all Old PrimaCom shareholders, which may significantly reduce the capital available to operate New PrimaCom's business and to implement its acquisition strategy

    Under the German Transformation Act (Umwandlungsgesetz), any Old PrimaCom shareholder may bring a court valuation proceeding (Spruchverfahren) to determine whether the ratio of New PrimaCom shares to be exchanged for Old PrimaCom shares in the business combination is inadequate. An Old PrimaCom shareholder could institute a valuation proceeding within two months following effective publication of the registration of the merger, even if he voted in favor of the merger or acquired all of his shares after the date of the meeting at which the merger was approved by Old PrimaCom shareholders. If a valuation proceeding determines that the consideration paid by New PrimaCom pursuant to the merger of New PrimaCom with Old PrimaCom is inadequate, New PrimaCom would be obliged to make a supplementary cash payment to all Old PrimaCom shareholders. Any cash payment to shareholders will reduce the resources available to meet New PrimaCom's debt obligations and operating and capital expenses. Regardless of the outcome of the valuation proceeding, New PrimaCom would bear the cost of the proceeding unless the court determined that it would be inequitable for New PrimaCom to do so.

Risks relating to New PrimaCom's business

    New PrimaCom's business and the value of its shares and ADSs to be issued in connection with the business combination are subject to the following risks, which include risks relating to the industry in which New PrimaCom will operate if the business combination is approved.

    New PrimaCom expects to incur increasing net losses in the near term, and the value of New PrimaCom's business and its securities will likely decline if New PrimaCom is unable to generate net profits in the future

    New PrimaCom's unaudited pro forma consolidated financial statements reflect that it would have incurred net losses of approximately E74,782,000 in the year ended December 31, 2000 and E32,266,000 in the three months ended March 31, 2001. Following the business combination, New PrimaCom expects to continue to incur net losses in the near term. As part of its strategy to generate profits, New PrimaCom intends to continue to upgrade its networks and develop new products including broadband services, which will give rise to substantial capital expenditure and interest expense. This planned upgrade and New PrimaCom's product development efforts will allow it to provide value-added services, which it believes will increase its revenues per subscriber in the future. At the same time, New PrimaCom will seek to reduce operating expenses, including reducing signal delivery fees by installing its own head-ends. See "Operating and Financial Review and Prospects—New PrimaCom's operating and financial review and prospects" and "Business—Strategy." However, New PrimaCom cannot assure you that its strategy will be successful or that it will be able to generate net profits in the future. New PrimaCom's inability to generate net profits in the future may have a significant negative impact on the value of its business and its securities.

    New PrimaCom's degree of leverage could limit its ability to obtain additional financing and could make it more vulnerable to an economic downturn

    New PrimaCom's unaudited pro forma consolidated financial statements reflect that New PrimaCom would have had a debt to equity ratio of approximately 2:1 as of March 31, 2001. You should be aware that New PrimaCom's degree of leverage could have important consequences to shareholders. For example, the degree of leverage could limit New PrimaCom's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, product development or other general corporate purposes, making New PrimaCom more vulnerable to a downturn in business or the economy generally.

    New PrimaCom may not be able to generate sufficient cash from operations to fund its planned capital expenditures, operating expenses, acquisition strategy and debt repayment obligations

    New PrimaCom's unaudited pro forma consolidated financial statements reflect that New PrimaCom would have had approximately E842,019,000 in bank and other debt outstanding and approximately E416,258,000 in shareholders' equity as at March 31, 2001. A significant portion of New PrimaCom's cash flow from operations will have to be dedicated to servicing this debt, which will limit its cash flow that may be used for operating expenses, planned capital expenditures and acquisitions. If New PrimaCom's actual results of operations deviate from its business plan, New PrimaCom may be forced to:

  •
  reduce or delay capital expenditures, including those relating to the upgrade of New PrimaCom's networks in Germany,
  •
  sell assets on terms that would otherwise be unacceptable to New PrimaCom, or
  •
  forgo business opportunities.

    Any of these actions could prevent New PrimaCom from obtaining some or all of the benefits expected from its business strategy.

    In addition, New PrimaCom may not be able to refinance existing debt (which in virtually all cases requires substantial principal payments at maturity) and, if it can, the terms of such refinancing might not be as favorable as the terms of existing indebtedness. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions such as new equity capital, New PrimaCom's cash flow may not be sufficient to repay maturing debt. If New PrimaCom is unsuccessful in this regard, it could be declared in default of its loan obligations, in which case its debts under these instruments could become payable prior to their scheduled payment date.

    New PrimaCom's debt instruments will contain restrictive covenants which may prevent it from acquiring other businesses or otherwise fully implementing its business strategy

    After the business combination, New PrimaCom's operating and financial flexibility will be limited by restrictions imposed by the existing debt instruments of Old PrimaCom and EWT. These contain financial and operating covenants including, among other things, maintenance of certain financial ratios, as well as limitations on New PrimaCom's ability to sell all or substantially all of its assets and engage in mergers, consolidations and other acquisitions. If New PrimaCom fails to comply with the covenants and other provisions of its debt instruments, its debts under these instruments could become payable prior to their scheduled payment date. The agreements governing Old PrimaCom's existing debt also limit, but do not prohibit, its ability to incur additional indebtedness and New PrimaCom anticipates that it will incur additional debt in the future. For example, provided New PrimaCom meets all conditions, it may incur up to E1.0 billion in debt under the senior secured credit facility entered into by Old PrimaCom. Old PrimaCom also has a E375,000,000 ten-year senior working capital facility.

    New PrimaCom's future capital expenditures and acquisitions may require additional financing, which may be difficult to obtain on acceptable terms

    New PrimaCom's future capital requirements will depend on the revenue it generates, acquisitions it makes, competitive conditions, regulatory and technological developments and equipment costs and other costs associated with the deployment of its upgraded broadband networks. In particular, the actual amounts and timing of New PrimaCom's capital requirements may vary significantly from its estimates. For example, New PrimaCom may need to seek additional capital sooner than it expects if:

  •
  it is unable to achieve a sufficient subscriber base and market penetration for broadband services within its projected timeframe,
  •
  its development plans (in particular its cable network upgrade and expansion plans) change or its projections concerning supply, demand, prices, customer preferences, technological or regulatory developments or the cost of pursuing strategic opportunities prove to be inaccurate with respect to amounts, rates or timing,
  •
  delays or cost overruns occur in the construction, testing or activation of its cable networks, or
  •
  it is unable to implement or renegotiate concession agreements in Germany as it expands or upgrades its cable networks.

    New PrimaCom may not be able to obtain additional capital on terms that are favorable or acceptable to it. In addition, New PrimaCom will be limited by the current financing arrangements of Old PrimaCom which contain covenants that restrict, among other things, its ability to incur additional debt. Any failure by New PrimaCom to raise capital would require it to delay or abandon some or all of its plans, which could restrict its business plans and its ability to pay interest and other amounts due on its debt.

    Because New PrimaCom's debt will be at variable rates of interest, rising interest rates could adversely affect its cash flow

    Old PrimaCom's borrowings are and New PrimaCom's borrowings will continue to be at variable rates of interest (including borrowings under the senior secured credit facility). New PrimaCom's unaudited pro forma consolidated financial statements reflect that it would have had approximately E826,372,000 in indebtedness with floating interest rates as at March 31, 2001. New PrimaCom may also borrow additional money with variable interest rates in the future. Increases in interest rates would increase its interest expenses under these loans, and the costs of refinancing existing indebtedness and of issuing new debt. Accordingly, higher interest rates would adversely affect cash flow and New PrimaCom's ability to service its debt.

    New PrimaCom may face significant challenges in implementing its acquisitions strategy, such as finding suitable networks to acquire

    A key element of New PrimaCom's growth strategy is to continue to acquire networks and, for some of its networks, to increase the number of subscribers it serves. New PrimaCom believes that this strategy is important to enable it to create efficiencies of scale, strengthen its brand name and increase its market power. New PrimaCom may encounter unanticipated difficulties which prevent it from acquiring networks. For instance, given the relatively small size of most cable networks in Germany, New PrimaCom may not be able to locate acquisition candidates that are of a sufficient size to be desirable. Even if it finds suitable networks to acquire, it may be unable to satisfy closing conditions that sellers of networks may demand. There may also be significant legal and contractual issues in connection with acquisitions, such as change of control provisions in its licenses and agreements that could delay or prevent completion. Regulatory bodies, such as competition authorities in Germany and The Netherlands, may impose adverse conditions on the completion of New PrimaCom's acquisitions.

    New PrimaCom's growth in analog cable television subscribers will be limited to organic growth in existing or extended networks if it cannot make strategic acquisitions

    New PrimaCom may have difficulty identifying and acquiring cable and broadband communications networks that are either near its existing networks or are large enough to form the core of a new subscriber cluster of sufficient size. Both the German and Dutch cable industries are undergoing consolidation, which New PrimaCom believes will lead to increased competition in those countries for the acquisition of cable networks. New PrimaCom expects that this increased competition will come from both existing cable television operators and financial investors, and many of these competitors have significantly greater financial resources than New PrimaCom. Potential German competitors include the cable television operations of Deutsche Telekom AG, Robert Bosch GmbH and TeleColumbus, a portion of which New PrimaCom will acquire an option to purchase as part of the business combination. In addition, in Germany, New PrimaCom may face competition from Liberty Media Corporation, an affiliate of United Pan-Europe and of UnitedGlobalCom, Inc., or UGC, if it completes the announced acquisition of network assets from Deutsche Telekom in a substantial portion of the regions in which Old PrimaCom has operations. New PrimaCom anticipates that its competitors in The Netherlands will include United Pan-Europe, its majority shareholder if the business combination takes place, Essent Kabelcom and Casema Kabel Televisie NV, which is owned by France Telecom.

    If any of the existing or potential competitors significantly expand their operations or acquisition activities in the markets in which New PrimaCom operates, it may be unable to continue acquiring other cable and broadband communications networks. If New PrimaCom's acquisition strategy is unsuccessful after the business combination, its growth will be limited to obtaining new subscribers in its existing cable television and broadband networks and any other cable and broadband networks it might construct and increasing its average revenue per subscriber.

    New PrimaCom will continue large scale upgrading of Old PrimaCom's networks in Germany and it may encounter difficulties or delays which are costly to overcome and negatively impact its financial performance

    In order to begin offering additional value-added services, Old PrimaCom has begun to upgrade its cable television networks to broadband networks in Germany on a large scale during the last year. In order to continue to upgrade these cable networks, or to construct new broadband networks, New PrimaCom must obtain a number of licenses, permits and other authorizations (including easements, rights-of-way and concessions) from local governments, public authorities and housing associations. New PrimaCom does not yet have all of these authorizations and may not be able to obtain them or maintain them on acceptable terms. Moreover, some of New PrimaCom's local approvals may be short-term or may be cancelled at any time, and it may not have continued access to existing rights of way and concessions after they expire. Examples of difficulties that New PrimaCom may encounter are:

  •
  delays related to receiving the needed licenses, construction permits and other authorizations from local governments, public authorities and housing associations,
  •
  delays in delivery of some of the materials and equipment to be installed such as decoders or digital boxes, in particular, the networking equipment may not be available in the quantities and quality New PrimaCom demands,
  •
  delays in construction of New PrimaCom's broadband networks due to, among other things, problems with contractors, suppliers or labor problems, including the ability to hire suitable subcontractors to carry out these projects,
  •
  delays in procuring programming software licenses which could impact New PrimaCom's ability to offer competitive digital television and pay-per-view services,
  •
  delays in integrating the many components of the network, and
  •
  cost overruns.

    Difficulties that result in construction delays and/or in additional costs will have a negative impact on New PrimaCom's financial performance.

    Because New PrimaCom will depend on third parties for some of the broadband services it offers, including Internet and advanced digital television services, New PrimaCom may not be able to obtain these services on reasonable terms

    Where Old PrimaCom has upgraded its networks in Germany, it has begun to offer new broadband services. Old PrimaCom does not produce or own all of its broadband services and New PrimaCom may be unable to obtain a sufficient number of those services on favorable terms. New PrimaCom's competitors hold exclusive rights to programming that it may wish to offer to its subscribers in the future and may limit the availability of programming to New PrimaCom. In addition, regulatory constraints may affect New PrimaCom's ability to select programming it may want to provide. If New PrimaCom does not succeed in obtaining a sufficient number of these new services, either independently or with partners, on commercially reasonable terms, demand for its services would be reduced and its revenues would be limited.

    The digital television product Old PrimaCom offers in The Netherlands is provided by Mediakabel, a partnership of cable companies in which Old PrimaCom has an interest, and New PrimaCom may not be able to continue to obtain this product if one or more of those partners fails to cooperate in the operation of Mediakabel

    New PrimaCom will be dependent on Mediakabel for the provision of Mr. Zap, Old PrimaCom's digital television product in The Netherlands. Mediakabel is a partnership of cable companies in which Old PrimaCom has a minority interest and in which United Pan-Europe, Old PrimaCom's largest shareholder, has a significant interest. In the event one or more partners of Mediakabel fails to pay their partnership contributions, New PrimaCom may be required to increase its contributions in order to ensure the continuation of the operations of Mediakabel. Alternatively, Mr. Zap may be reduced to a smaller product offering, or New PrimaCom may be required to find an alternative source for its digital television product, potentially on short notice. In addition, if one or more of the partners fails to cooperate in the operation of Mediakabel or Mediakabel is otherwise unable to continue to provide New PrimaCom with Mr. Zap, it will also be required to find an alternative source for its digital television product in The Netherlands. Any loss of the Mr. Zap product may result in loss of revenue and subscribers in The Netherlands.

    New PrimaCom faces significant challenges in operating broadband networks in Germany once they are fully deployed, including technical problems, network interruptions and regulatory uncertainties

    Old PrimaCom began providing broadband services over its networks in Leipzig and in other portions of the Sachsen/Sachsen-Anhalt/Thüringen region in late 1999. New PrimaCom believes that its success in Germany will depend on its ability to operate, manage and maintain its broadband networks, to generate and maintain traffic on those networks, to attract and retain an efficient sales and marketing staff, to establish a customer service operation to assist its subscribers 24 hours per day and seven days per week and to bill subscribers correctly and effectively. New PrimaCom's ability to meet these operating challenges is subject to a number of uncertainties, many of which are beyond its control, such as technical problems and regulatory uncertainties.

    New PrimaCom's broadband cable networks are subject to interruptions from a number of causes which are outside of its control, such as:

  •
  software and hardware damage,
  •
  power loss,
  •
  natural disaster,
  •
  general transmission failure,
  •
  the pricing of interconnection fees, and
  •
  regulatory restraints.

    If New PrimaCom has prolonged or significant system failures or its subscribers have difficulties in accessing or maintaining connections to its broadband network, its relationships with its subscribers could be threatened, its reputation could be seriously damaged and it could experience subscriber attrition and financial losses.

    New PrimaCom's business plan assumes increasing demand for bandwidth-intensive applications, and if the demand for these services does not increase as expected it would negatively impact New PrimaCom's financial performance

    New PrimaCom's business plan assumes that the use of Internet, e-commerce, data services, cable or Internet-based telephony services and other bandwidth-intensive applications will increase substantially in Germany and The Netherlands in the next few years. New PrimaCom also believes that there will be increasing demand for telephony services in the future. Based on this assumption New PrimaCom intends to invest heavily in Germany in upgrading its networks to enable them to support broadband services. However, if the use of bandwidth-intensive applications in those countries does not increase as anticipated, or develops more slowly than anticipated, then demand for many of New PrimaCom's services will be lower than New PrimaCom currently anticipates, which would have a negative impact on its pricing power, results of operations and financial condition.

    In addition, New PrimaCom has limited experience in the market for telephony services. Although difficulties arise when entering any new market, New PrimaCom believes that the market for cable telephony services and Internet protocol-based telephony services, also known as voice-over IP, may be particularly difficult because of the high degree of competition, pricing pressures and the existence of incumbent telephony operators. In addition, New PrimaCom expects to face competition from wireless telephone carriers and new entrants to the European telephone market.

    If New PrimaCom is unable, on a timely basis, to respond to competitive pressures, implement new technologies or penetrate new markets in response to changing subscriber requirements, or if new or enhanced services offered by it do not receive an acceptable level of market acceptance, New PrimaCom may not be able to compete effectively.

    New PrimaCom faces increasing competition from satellite television and other alternative methods of television signal delivery, which may limit its growth and cause it to lose subscribers

    As a result of competition for subscribers from other signal delivery methods, New PrimaCom may be unable to increase its subscriber base or it may lose subscribers. New PrimaCom's ability to obtain additional cable television subscribers in areas where its networks have already been installed is limited by the availability of traditional public over-the-air television signal from land-based or terrestrial antennae. New PrimaCom also faces increasing competition from other methods of television signal delivery to the home, including:

  •
  digital terrestrial
  •
  analog and digital satellite-delivered direct-to-home systems, and
  •
  satellite master antenna television systems, particularly in areas of low cable penetration.

    In particular, Premiere World in Germany and Canal+ in The Netherlands offer satellite digital direct-to-home television operations. These companies may be able to use their substantial financial resources and exclusive entertainment and sports programming contracts to further penetrate the market and compete with New PrimaCom for subscribers. In The Netherlands, licenses have been awarded for digital terrestrial television, which will compete with New PrimaCom's digital television offering.

    New PrimaCom may not be able to keep up with the rapid technological changes in the cable television and broadband industries and it may incur significant costs in implementing new technologies

    To remain competitive, New PrimaCom must continue to introduce new services and enhance and improve the functionality, accessibility and features of its networks. The cable television and broadband industries are subject to:

  •
  rapid and significant changes in technology,
  •
  changes in use and customer requirements and preferences,
  •
  frequent product and service introductions embodying new technologies, and
  •
  the emergence of new industry standards and practices that could render existing proprietary technology and systems obsolete.

    New PrimaCom cannot predict the effect of technological changes on its business. In addition, New PrimaCom cannot offer any assurance that it will be able to successfully implement new technologies or adapt technologies to customer requirements in a timely manner, if at all. Furthermore, the cost of implementing emerging technologies or changing from one technology to another once implementation has started could be significant and New PrimaCom's ability to fund implementation or change may be dependent upon its ability to obtain additional financing.

    New PrimaCom's program suppliers may offer programming to its competitors exclusively or on more favorable terms, and may require minimum payments for some programming events, all of which could negatively impact New PrimaCom's business

    Program suppliers may begin offering programming exclusively or on more favorable terms (both as to price and availability) to New PrimaCom's competitors. Even if New PrimaCom succeeds in expanding its own head-ends to reduce signal delivery fees payable to Kabel Deutschland Gessellschaft mbH, a wholly owned subsidiary of Deutsche Telekom known as KDG, and successor private operators, it will still face this competitive risk. This risk may intensify as satellite broadcasters become more established in Germany.

    As New PrimaCom upgrades its networks and enters into additional contracts for digital programming, pay-per-view movies and sports events, it may have to guarantee some minimum payments regardless of how many subscribers actually sign up to take the digital service. If New

PrimaCom is not successful in marketing digital and/or pay-per-view services, the fixed payments under these contracts could adversely impact its cash flows and margins.

    The operating margins and cash flows of New PrimaCom's German operations may decline as a result of increases in signal delivery expenses

    At June 30, 2001 and pro forma for the business combination, over 60% of Old PrimaCom's subscribers in Germany were served by networks that received programming under signal delivery contracts Old PrimaCom has with KDG and successor private operators. Under some of the contracts Old PrimaCom pays a fixed fee, which is not dependent on the number of actual subscribers and connection points. Over the next two years, programming signal delivery fees under these fixed fee contracts will increase. After the business combination, New PrimaCom may also have to pay more fees under variable rate contracts, a number of which are subject to rate increases starting in 2002. Any fee increases under programming signal delivery contracts which cannot be captured by increased rates for New PrimaCom's subscribers may have an adverse effect on its operating margins.

    If payments are assessed on New PrimaCom's transmission of analog television programming in Germany, its operating margins and cash flows will suffer unless New PrimaCom can pass these additional costs on to subscribers

    Historically, Old PrimaCom and EWT have been in the business of providing analog television programming to subscribers over their cable television networks in Germany. Like other cable network operators in Germany, they have generally not had to pay program providers for this analog programming. However, some or all of New PrimaCom's program providers could require New PrimaCom to pay for analog programming in the future. If this occurs and New PrimaCom is unable to pass these charges on to its subscribers, its operating margins and cash flows would suffer.

    New PrimaCom may have to pay copyright royalties for retransmitting programming to its subscribers in Germany, which would reduce New PrimaCom's German operating margins and cash flows if they exceed the amounts accrued for royalties

    Like other German cable network operators, Old PrimaCom and EWT have not paid copyright royalties for retransmission of programming they received from sources other than KDG and successor private operators in the past. However, GEMA, one of the German copyright collection agencies, has started to collect these royalties from cable network operators and may collect these royalties retroactively from July 1, 1997. Although New PrimaCom's strategy of building its own head-ends will reduce retransmission of the amount of programming it receives from KDG and successor private operators, it may not reduce its royalty payments if New PrimaCom is required to pay copyright royalties on the transmission of programming it receives through its own head-ends. New PrimaCom may also have to pay royalties in connection with its digital programming and other products offered to its subscribers over its broadband network. If these royalties exceed the amounts Old PrimaCom has accrued or New PrimaCom will accrue for this purpose, its net income and cash flows will decrease. If royalties were collected retroactively in amounts in excess of the accruals Old PrimaCom has been making since January 1, 2000, its net losses for the periods for which this retroactive payment has to be made would increase.

    Extensive government regulation of the broadband industry could restrict the way New PrimaCom operates its business and could hinder its business plans

    New PrimaCom will be subject to extensive regulatory controls and may, from time to time, not be in compliance with all administrative and licensing requirements of the regulatory authorities. In addition, New PrimaCom may have to comply with amended or additional regulations in the future. Problems related to all of these regulatory matters may restrict its ability to compete effectively. Changes in German federal or state, or Dutch regulation of the licensing, construction and operation of cable television or broadband networks, including the regulations relating to licensing requirements, the operations of Deutsche Telekom and KPN and interconnection arrangements, could restrict New PrimaCom's business operations and hinder its business plans.

    Under the recent allocation of frequency bands in Germany New PrimaCom may be prevented from transmitting over some of the frequency bands Old PrimaCom currently uses, in which case New PrimaCom's transition to new frequencies could prove to be difficult and more costly than it currently estimates

    In May 2001, three new ordinances governing the allocation, use and assignment of frequencies entered into force in Germany. The ordinance on the allocation of frequencies addresses the "free use" of frequencies without an individual permit, approval or other regulatory resolution. It allows the free use of frequencies between 9 kHz and 30 MHz in and along conductors such as Old PrimaCom's cable networks under certain conditions. These conditions require that (i) the disturbing radiation emitted by the conductors does not exceed identified limits and (ii) the frequencies are not used for security purposes, identified by the German regulatory authority. If the above conditions are not met, then the German regulatory authority will decide on a case-by-case basis whether New PrimaCom may use the given frequency. The authority may also impose on New PrimaCom certain restrictions or conditions prior to granting permission to use frequencies. In addition, these same conditions will apply to frequencies between 30 MHz and 3 GHz beginning on 1 July 2003. These regulations may prevent New PrimaCom from using some or all of the relevant frequency bands to retransmit programming in its cable networks. Should this occur, New PrimaCom may need to make investments in its German networks in order to continue providing its current services.

    If New PrimaCom is deemed to be "market-dominating" by the competition authorities in Germany and The Netherlands, it will be subject to heightened regulation that could restrict the fees it charges subscribers and could limit its acquisition of additional networks

    Under German and Dutch telecommunications and competition law, following the business combination New PrimaCom is likely to be considered "market-dominating" in those regions in which it is the only cable or broadband operator or, potentially, in which it provides a high percentage of the available cable or broadband products and services. If this occurs, the regulatory authority in those countries may have the right to review New PrimaCom's subscriber fees and object to any proposed increases. The authority could also review and object to other terms of New PrimaCom's subscriber agreements. If approvals for fee increases or for the introduction of fee packages for new services are delayed or refused, New PrimaCom's operating margins, cash flow and competitive position could suffer. In addition, if New PrimaCom is found to be market-dominating, the regulatory authority could require that it provide third parties with access to its networks on a large scale or change other aspects of its operations. This may also negatively impact New PrimaCom's business and financial results.

    Old PrimaCom has no governmental franchises and primarily serves its subscribers through concession agreements with housing associations, and New PrimaCom's failure to maintain and renew these agreements may negatively impact its business

    Unlike the cable market in the United States, German governmental bodies do not grant franchise areas to cable operators. Instead, Old PrimaCom serves its German subscribers primarily under concession contracts with housing associations that administer large housing blocks. New PrimaCom will face strong competition for these concessions, which must be periodically renewed. If New PrimaCom is unable to renew its concessions, or if housing associations are successful in terminating these contracts either upon or before their expiration, the decrease in subscribers could have a material negative impact on New PrimaCom's operating results. For more information about these contracts with housing associations, see "Business—material contracts—Old PrimaCom's material contracts in Germany—Concession agreements" and "—Material Contracts—EWT's material contacts—Concession agreements."

    In The Netherlands Old PrimaCom's Multikabel subsidiary and Alkmaar have been granted franchise areas under the former telecommunications regulations. However, the current regulations do not provide for franchise areas, and multiple parties may be authorized to build cable networks in the same area. Although this has not happened, New PrimaCom cannot assure you that multiple authorizations will not be granted in the future for the areas in which it will operate its Dutch networks.

    During New PrimaCom's transition from analog to digital programming, disputes with media authorities may result in a continuation of delays in its ability to offer programming which could result in lower revenue growth and customer dissatisfaction

    Old PrimaCom is currently developing its digital cable television service. However, its transition to digital format has been delayed several times following complaints by Sächsische Landesanstalt für privaten Rundfunk und neue Medien, the media authority in Sachsen exercising regulatory oversight of these services, which forced Old PrimaCom to alter program offerings. New PrimaCom cannot assure you that its transition from analog to digital format will not be additionally delayed or altered by legal or regulatory disputes with media authorities relating to allocation of analog and digital channels. New PrimaCom expects that delays in offering its digital service will result in lower growth in revenues. In addition, required alterations to New PrimaCom's digital programming content may cause subscriber dissatisfaction and attrition.

    German media authorities may require New PrimaCom to offer popular channels in analog mode rather than exclusively in digital mode which could negatively affect the growth and development of its digital cable television service

    The success of New PrimaCom's digital service will depend in large part upon its ability to offer high quality digital programming. For instance, New PrimaCom may seek to broaden its digital subscriber base by offering popular programming exclusively through its digital service. However, New PrimaCom may be prevented from implementing this strategy if German media authorities require it to offer this programming in analog mode in addition to digital format. The availability of the same programs in analog format may limit New PrimaCom's ability to attract digital subscribers and to increase cable subscription revenues.

    New PrimaCom may become subject to Internet regulation in Germany and The Netherlands, which could increase its costs or limit the services it will provide to subscribers

    The provision of Internet services has, to date, not been materially restricted by regulation in Germany and The Netherlands. However, in Germany a number of Internet services are subject to regulation with respect to licensing and notification requirements and content. If this does occur, it could result in New PrimaCom's loss of cable and broadband subscribers.

    In addition, the legal and regulatory framework applicable to the Internet is uncertain and may change. In particular, new laws and regulations may be enacted and existing laws and regulations may be applied to the Internet and e-commerce. For example, existing pressure to liberalize high-speed Internet access in The Netherlands may become stronger in the future. New and existing laws may cover issues like:

  •
  value-added sales or other taxes,
  •
  user privacy,
  •
  pricing controls,
  •
  characteristics and quality of products and services,
  •
  consumer protection,
  •
  cross-border commerce,
  •
  libel and defamation,
  •
  electronic signatures,
  •
  transmission security,

  •
  copyright, trademark and patent infringement, and
  •
  other claims based on the nature and content of Internet materials.

    Any new laws and regulations or the uncertainty associated with their enactment could increase New PrimaCom's costs and hinder the development of its business and limit the growth of its revenues.

    New PrimaCom will be restricted in the operation of its business in The Netherlands by the priority share of N.V. Houdstermaatschappij GKNH, or GKNH, which will require it, in some circumstances, to obtain their consent to management changes

    GKNH, holds one priority share in the share capital of Multikabel, one of Old PrimaCom's subsidiaries in The Netherlands. The priority share grants GKNH certain rights until January 1, 2003. These include, among other things, the right to:

  •
  veto decisions of the management of Multikabel on pricing and composition of the analog basic and standard cable packages (basis en standaardpakket) that are distributed over the network, and on the roll-out of the so-called white areas plan (witte gebiedenplan),
  •
  veto decisions of the management of Multikabel to undertake a legal merger (juridische fusie) or spin-off (splitsing), to apply for a moratorium of payments (surseance) or bankruptcy (faillissement) and to relocate the activities of a substantial part of the employees to a location outside the municipality of Alkmaar, and
  •
  amend provisions of the articles of association of Multikabel that are subject to this right or allow for the liquidation of Multikabel.

Because these restrictions will apply to New PrimaCom after the business combination, New PrimaCom may not be able to fully implement its business plan. In addition, the interests of GKNH may differ from those of New PrimaCom's shareholders and it may exercise its rights in a manner that is adverse to those shareholders.

    Because New PrimaCom does not intend to insure a substantial portion of its underground cable networks, it may have to bear the full costs of any damage to those uninsured networks, which may have a negative effect on its financial performance

    Any catastrophe affecting a significant portion of New PrimaCom's underground cable networks could result in substantial uninsured losses and could have a material adverse effect on its business and financial results. While Old PrimaCom carries general liability insurance on its properties, it does not insure a substantial portion of its underground cable networks in Germany and it carries only minimal insurance on the underground portion of its cable networks in The Netherlands. New PrimaCom intends to continue to carry only general liability insurance on its properties. The magnitude of this risk will increase as New PrimaCom continues to upgrade to more valuable broadband networks.

    United States shareholders may have difficulties in making claims for any breach of their rights because neither New PrimaCom nor most of the members of its management or supervisory boards are in the United States

    It may not be possible for investors to effect service of process within the United States upon New PrimaCom, the members of its management and supervisory boards or to enforce in United States courts against New PrimaCom and them judgments obtained in United States courts based upon civil liability provisions of the federal securities laws of the United States. New PrimaCom has been advised by its counsel that enforceability in Germany of civil liabilities based on the laws of the United States, including the federal securities laws, is subject to restrictions or may not be obtained in original actions or in actions for enforcement of judgments of United States courts. Accordingly, civil judgments obtained in the United States may be unenforceable in Germany. These difficulties are significant because New PrimaCom is organized as a joint stock corporation under the laws of Germany and a majority of the members of its management and supervisory boards reside outside of the United States.

In addition, all of New PrimaCom's assets and all or a substantial portion of the assets of many of the members of its management and supervisory boards are also located outside of the United States.

    New PrimaCom will be required to adapt its systems and product pricing to the introduction of the euro beginning on December 31, 2001, and it may be subject to fines and other penalties if it is unable to do so

    On January 1, 1999, a new European currency called the euro was introduced and adopted for use with eleven European countries, including Germany and The Netherlands. The transition to daily usage of the euro is scheduled to be completed on December 31, 2001, at which time euro bills and coins will be put into circulation.

    On that date, businesses operating within Germany and The Netherlands will be required to accept payment in euro. The conversion to the euro will pose a number of challenges for Old PrimaCom. Old PrimaCom has not yet fully adapted its accounting and billing systems to the introduction of the euro, and its failure to do so in a timely manner could result in an inability to bill subscribers and may also result in fines. The euro conversion may also raise issues concerning the enforceability or interpretation of business contracts which state amounts in the former currencies of the countries in which it operates. In addition, the disruption caused by the currency conversion may negatively impact the economies of Germany and The Netherlands. Any of these factors could have a significant negative impact on New PrimaCom's business and financial condition.

Risks relating to United Pan-Europe's ownership in New PrimaCom

    Set forth below are a number of risks that relate to United Pan-Europe's ownership of New PrimaCom's shares.

    If the business combination is approved, United Pan-Europe will own a majority of New PrimaCom's shares, and United Pan-Europe's interests may differ significantly from your interests and the interests of New PrimaCom's other shareholders

    If the business combination is approved, United Pan-Europe will own 52.0% of New PrimaCom's shares, although it has agreed not to vote 10% of New PrimaCom's shares in respect of a number of matters. As long as United Pan-Europe continues to have a significant portion of New PrimaCom's shares, and depending on the number of shares represented by other shareholders at shareholders' meetings, United Pan-Europe and UGC could exercise substantial control over decisions taken at shareholders' meetings affecting New PrimaCom, including decisions relating to:

  •
  mergers or other business combinations,
  •
  material acquisitions or dispositions of assets,
  •
  future issuances or shares or other securities,
  •
  amendments, waivers and modifications to any agreements between New PrimaCom and United Pan-Europe, UGC and any of their affiliates, including chello,
  •
  payment of dividends on New PrimaCom's shares, and
  •
  significant amendments to New PrimaCom's articles of association

The interests of United Pan-Europe and UGC in deciding matters and the factors each considers in exercising their control could be different from your interest and the interests of New PrimaCom's other shareholders.

    United Pan-Europe's ownership in New PrimaCom may deter third parties from seeking to acquire control of New PrimaCom, including transactions that may be economically beneficial to New PrimaCom and its shareholders

    Because United Pan-Europe will own more than a majority of New PrimaCom's shares if the business combination is approved, a third party would be unable to obtain majority control over New PrimaCom unless United Pan-Europe sells its shares. As a result, United Pan-Europe's majority ownership may have the effect of discouraging a third party from initiating a takeover bid for New PrimaCom's shares or otherwise attempting to gain control of New PrimaCom, including transactions that may be economically beneficial to New PrimaCom and its shareholders.

    Effective control of New PrimaCom's business could be transferred to a third party by United Pan-Europe or UGC, and the transferee could make significant changes to New PrimaCom's business and strategy that will affect you

    United Pan-Europe could sell its interest in New PrimaCom to a third party who would not be bound by United Pan-Europe's voting agreement. As a result, a third party could exert effective control over New PrimaCom, and may become party to any intercompany agreements New PrimaCom may be a party to at that time which do not prohibit assignment. In addition, UGC could sell its controlling interest in United Pan-Europe to a third party that, in turn, could exercise substantial control over New PrimaCom. New PrimaCom cannot assume that a third party would maintain good relations with it or would maintain or renew agreements New PrimaCom has with chello or may have with either United Pan-Europe or UGC prior to a transfer of their shares to third parties and successors in interest.

    Because United Pan-Europe has a large ownership interest in chello, United Pan-Europe may take actions that are adverse to New PrimaCom with respect to the performance of the chello agreement

    Old PrimaCom has entered into, and if the business combination is approved New PrimaCom will be party to, an agreement with chello for the provision of services to its broadband network and other network support services. In addition to its ownership of New PrimaCom's shares, United Pan-Europe has a large ownership position in chello. As a result, United Pan-Europe's interests may differ from New PrimaCom's with respect to the performance of the chello agreement. Areas of differing interest may involve decisions relating to, among other things, the nature, quality and pricing of the services or products provided by chello to New PrimaCom.

    The directors nominated by United Pan-Europe to New PrimaCom's supervisory board may also be directors or officers of United Pan-Europe or UGC, which may result in conflicts of interest that could be resolved in a manner adverse to New PrimaCom

    If the business combination is approved, four of the nine members of New PrimaCom's supervisory board will be nominated by United Pan-Europe. These directors, or other United Pan-Europe nominees, will serve at least until the shareholders' meeting approving the action of management during the second year following the completion of the business combination. Some or all of these United Pan-Europe nominees may also be directors or officers of United Pan-Europe and/or UGC. These persons will have fiduciary duties, including duties of loyalty, to both companies, which may result in conflicts of interest with respect to matters including acquisitions, financings or other corporate opportunities that may be suitable for both New PrimaCom and United Pan-Europe. In addition, the United Pan-Europe nominees may own substantial amounts of United Pan-Europe or UGC capital stock and/or options to purchase shares of United Pan-Europe or UGC capital stock. There could be potential conflicts of interest when these representatives are faced with decisions that could have different implications for New PrimaCom and United Pan-Europe or UGC. There are no specific policies in place with respect to any conflicts that may arise. New PrimaCom expects conflicts to be resolved on a case-by-case basis, and in a manner consistent with applicable law. However, conflicts could be resolved in a manner adverse to New PrimaCom, which could harm its business.

FORWARD LOOKING STATEMENTS

    In addition to historical information, this prospectus/proxy statement includes forward-looking statements. All statements other than statements of historical fact included in this prospectus/proxy statement, including, without limitation, budgeted, future, and other statements under "Business—Strategy" and located in other sections of this prospectus/proxy statement regarding New PrimaCom's, Old PrimaCom's, EWT's and Alkmaar's financial position and business strategy, may constitute forward-looking statements. These statements relate to New PrimaCom's future prospects, developments and business strategies and are based on analyses of forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements are made only as of the date of this prospectus/proxy statement, and New PrimaCom does not undertake to publicly update or revise these statements, whether as a result of new information, future events or otherwise.

    These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "seeks," "will" and similar terms and phrases, including references to assumptions. Most of these statements are contained in the sections entitled "Risk Factors," "The Transactions—Background and overview, "Operating and Financial Review and Prospects—New PrimaCom's operating and financial review and prospects," "—Operating and financial review and prospects of Old PrimaCom" and "—Operating and financial review and prospects of EWT", "Business—Subscribers—Alkmaar's Subscribers" and "—Networks—Alkmaar's networks" below and in other sections of this prospectus/proxy statement.

    These forward-looking statements involve risks, uncertainties and other factors that may cause New PrimaCom's actual future results, performance and achievements to be materially different from those suggested or described in this prospectus/proxy statement. Many of the factors that will determine these results, performance and achievements are beyond New PrimaCom's control. These factors, among others, include:

  •
  the speed at which New PrimaCom is able to implement its cable television network upgrades and build broadband networks and the response from its subscribers to the new services and products offered to them on its broadband networks,

  •
  changes in technology,

  •
  changes in the competitive environment for cable television network and broadband network operators,

  •
  changes in governmental regulation of the German, Dutch and European Union telecommunications markets,

  •
  New PrimaCom's ability to successfully integrate the operations of Old PrimaCom, EWT and Alkmaar and of cable operators it may acquire in the future,

  •
  New PrimaCom's ability to manage its networks in regions where it has not operated in the past, and

  •
  New PrimaCom's ability to secure adequate financing.

    The risks described above and in the other sections of this prospectus/proxy statement are not exhaustive. New PrimaCom will operate in a very competitive and rapidly changing environment. New risks, uncertainties and other factors emerge from time to time and it is not possible for New PrimaCom to predict all risks, nor can it assess the impact of all risks on its business or the extent to which any risk, or combination of risks, may cause actual results to differ materially from those contained in any forward-looking statements.

EXCHANGE RATE INFORMATION

Exchange rates

    Effective January 1, 1999, Germany and ten other members of the European Union introduced the euro as their official currency and established fixed conversion rates between their existing sovereign currencies and the euro. Currency exchanges traded the euro beginning January 4, 1999. Beginning on January 1, 2002, the euro will be the sole currency of all of these member countries. There will be a period until February 28, 2002, during which the Deutshe Mark may still be used alongside the euro.

    The table below sets forth, for the periods and dates indicated, information concerning the exchange rate for the euro against the U.S. dollar, based on the noon buying rate and expressed in euro per U.S. dollar. Since the euro did not exist during this entire period, a portion of the information stated has been derived from the noon buying rate in The City of New York for cable transfers in the Deutsche Mark, as certified for customs purposes by the Federal Reserve Bank of New York, expressed as DM per U.S. dollar and converted to euro at the fixed exchange rate between the euro and the Deutsche Mark of DM1.95583 per E1.00.

	Euro per U.S. Dollar
Calendar Year	Period-end Rate	Average Rate(1)	High	Low
1996	0.7867	0.7691	0.8004	0.7339
1997	0.9199	0.8894	0.9617	0.7881
1998	0.8523	0.8979	0.9466	0.8199
1999	0.9930	0.9455	0.9984	0.8466
2000	1.0652	1.0881	1.2092	0.9676
2001 (through July 31, 2001)	1.1426	1.1272	1.1947	1.0488

(1)
The average of the noon buying rates on the last business day of each month during the year.

    The following table sets forth, for the period indicated, information concerning the noon buying rate of euro per U.S. dollar.

	Euro per U.S. Dollar
Month	Period-end Rate	High	Low
November 2000	1.1502	1.1930	1.1502
December 2000	1.0652	1.1409	1.0652
January 2001	1.0743	1.0892	1.0488
February 2001	1.0855	1.1401	1.0644
March 2001	1.1371	1.1371	1.0707
April 2001	1.1269	1.1333	1.1198
May 2001	1.1660	1.1827	1.1189
June	1.1800	1.1869	1.1590
July	1.1426	1.1947	1.1368

    On July 31, 2001, the noon buying rate of euro per U.S. dollar was E1.1426 = $1.00.

    The rates stated above are provided solely for the convenience of the reader and are not necessarily the exchange rates, if any, New PrimaCom used in the preparation of the financial statements included elsewhere in this prospectus/proxy statement. No representation is made that the Deutsche Mark or euro could have been, or could be, converted into U.S. dollars at these rates or at any other rates, or at all.

Exchange controls

    At the present time, Germany does not restrict the export or import of capital, except for investments in areas like Iraq and Libya in accordance with applicable resolutions adopted by the United Nations and the European Union. However, for statistical purposes only, every individual or corporation residing in Germany must report to the German Central Bank (Deutsche Bundesbank), subject only to a few immaterial exceptions, any payment received from or made to an individual or a corporation resident outside of Germany if the payment exceeds E12,500 (or the equivalent in a foreign currency). In addition, residents must report any claims against or any liabilities payable to non-residents if the claims or liabilities, in the aggregate, exceed E3,000,000 (or the equivalent in a foreign currency) at the end of a month.

THE TRANSACTIONS

Background and overview

  Transaction background

    In early 1999, Old PrimaCom was a significant participant in the German cable television industry and United Pan-Europe was one of the largest operators in the European cable television and broadband industries. The two companies were not affiliated through shareholdings or otherwise. United Pan-Europe had expanded its operation into a number of European countries and Israel, but had not entered the German cable television market.

    Initial discussions between United Pan-Europe and Old PrimaCom about possibly cooperating in the German cable television market began in the spring of 1999. Both parties were, at that time, interested in acquiring TeleColumbus, the German cable operations of o.tel.o GmbH, which were being sold in an auction process. In May 1999, United Pan-Europe and Old PrimaCom formed a consortium with a view to jointly acquiring TeleColumbus. The bid of the consortium was unsuccessful and DB Industrial Holdings acquired TeleColumbus. Subsequently, United Pan-Europe began legal action against Deutsche Bank, the parent company of and advisor to DB Industrial Holdings, for breach of confidentiality in the course of the TeleColumbus sale process.

    In early December 1999, United Pan-Europe was approached by Advent International Corporation, the general partner of private equity funds which owned and were offering to sell a 17.2% interest in Old PrimaCom. Later that month, United Pan-Europe agreed to acquire these shares for cash at a price of E63.00 per share. Old PrimaCom's management was generally aware of Advent's intentions, but had no interaction with United Pan-Europe in connection with this transaction. On December 30, 1999, United Pan-Europe made a filing with the U.S. Securities and Exchange Commission indicating it had purchased 17.2% of Old PrimaCom's shares and stating its intent to acquire additional shares with a view to increasing its holdings in Old PrimaCom to 25.1%. Between December 1999 and March 2000, United Pan-Europe acquired additional Old PrimaCom shares in the open market and increased its shareholding to 25.0%.

    On April 3, 2000, United Pan-Europe announced that it had reached an agreement to acquire EWT in a cash and stock transaction. EWT would be wholly owned by UPC Germany, which in turn would be owned 51% by United Pan-Europe and 49% by members of the Stritzl family, the selling shareholders of EWT. Old PrimaCom had held its own discussions with the EWT shareholders about a possible business combination in the summer of 1999, but that transaction did not proceed.

    In May and June 2000, United Pan-Europe's and Old PrimaCom's advisors met on various occasions to discuss various transaction structures reflecting the fact that United Pan-Europe was in the process of building a significant presence in the German cable market through its acquisition of EWT. Between June and August 2000, United Pan-Europe and Old PrimaCom and their advisors exchanged, on various occasions, their respective views on the relative valuations that would be reflected in a business combination transaction. However, no agreement was reached between the parties in these discussions.

    On August 15, 2000, Old PrimaCom announced that it had reached agreement to acquire Multikabel in a cash transaction, as a result of which it would enter the Dutch cable and broadband market. While this development caused the parties to reconsider their positions, it did not impact their desire to continue to explore a business combination transaction.

    In late August and early September 2000, United Pan-Europe and Old PrimaCom and their advisors came to the view that their objectives could be best achieved through the combining of their businesses into a new company. In late September 2000, United Pan-Europe and Old PrimaCom reached a preliminary understanding on key terms of a possible business combination involving Old PrimaCom and EWT.

    During October and November, United Pan-Europe had discussions with Deutsche Bank and DB Industrial Holdings in connection with its litigation relating to the TeleColumbus transaction and, on November 29, 2000, United Pan-Europe announced that it had reached a settlement of this litigation. As part of this settlement, United Pan-Europe obtained the TeleColumbus option and with it the right to acquire assets relating to 470,000 cable television subscribers, predominantly located in EWT's and Old PrimaCom's core regions in eastern Germany. During this period, Old PrimaCom and United Pan-Europe did not continue active discussions on a possible business combination.

    Following United Pan-Europe's announcement of the settlement of its TeleColumbus litigation, the parties renewed their discussions of a business combination. Between December 2000 and early February 2001, the parties made significant progress in defining a suitable transaction structure and narrowing the differences in their views on relative valuations. On February 12, 2001, United Pan-Europe and Old PrimaCom reached agreement on the key terms of a business combination transaction involving EWT, Old PrimaCom and Alkmaar as well as the assignment by United Pan-Europe of the TeleColumbus option to the combined entity. Alkmaar was included in the transaction because its cable assets are contiguous to the network of Old PrimaCom's recently-acquired Multikabel subsidiary and not to the other Dutch networks of United Pan-Europe. A non-binding letter of intent was signed by the parties on March 9, 2001. Old PrimaCom management reported on the progress of the discussions to the Old PrimaCom supervisory board at its quarterly board meetings and from time to time to the chairman of the supervisory board. On March 17, 2001, Old PrimaCom's supervisory board approved the business combination on the basis of indicative terms. During the remainder of the month of March 2001, United Pan-Europe and Old PrimaCom finalized the business combination agreement, which was signed by the parties on March 29, 2001 and publicly announced on that day.

  Reasons for the business combination

    The following is a discussion of the material factors that the supervisory boards of Old PrimaCom and United Pan-Europe considered in approving the business combination.

    Old PrimaCom believes that in order to be successful in the German cable market, operators of cable and broadband networks need to be in a position to address successfully a number of key business issues. These include:

  •
  the aggregation of a maximum number of cable subscribers in selected core geographic areas (partly through acquisitions of additional operators in the highly fragmented German market),
  •
  the upgrade of existing analog cable networks to broadband networks on attractive terms to enable the delivery of value-added services to subscribers,
  •
  the cost-effective development and exploitation of value-added services, and
  •
  the realization of maximum operational cost benefits.

    Old PrimaCom and United Pan-Europe were principally motivated to enter into the business combination because many of their core operating regions in Germany are geographically close, which will give New PrimaCom increased density and market share in those regions. This will particularly be the case in the Berlin/Brandenburg and Sachsen/Sachsen Anhalt/Thüringen regions. New PrimaCom believes increased density will reduce the per home cost of upgrading homes to broadband because the cost of the head-end and the fiber optic cable backbone or ring can be allocated among a larger number of homes in the area. In addition, New PrimaCom anticipates that economies of scale will be realized both in Germany and as a result of the addition of approximately 40,000 subscribers in Old PrimaCom's operating region in The Netherlands. These economies of scale are expected to reduce the cost per subscriber of marketing, repair and maintenance and billing. For example, overheads can be allocated among a larger number of homes and subscribers and greater efficiency can be realized because the average distance traveled by maintenance engineers between calls will be reduced. New

PrimaCom will also be able to reduce costs by combining overlapping functions of Old PrimaCom and EWT, including accounting, legal and management costs. Office locations may be consolidated and redundant facilities closed.

    The predominant consideration of the Old PrimaCom supervisory board was the fact that the cable television assets of EWT were more comparable in terms of the location of core regions and network characteristics than those of any other major participant in the German cable market. In addition, because the assets of EWT are similar to those of Old PrimaCom, the parties were able to negotiate an exchange ratio in the business combination with reference to the relative values of those assets rather than other measures, such as a comparison of the prevailing market prices of the shares of Old PrimaCom and those of possible merger candidates, which greatly facilitated the business combination negotiations. The supervisory board of Old PrimaCom also considered the fact that United Pan-Europe, as the holder of 25.0% of the shares of Old PrimaCom prior to the business combination, may have the ability effectively to prevent alternative business combination transactions which Old PrimaCom might have considered.

    New PrimaCom is also expected to benefit from United Pan-Europe's involvement as a shareholder by gaining increased access to United Pan-Europe's expertise in the development and launch of branded digital services in other European markets including The Netherlands and Austria. United Pan-Europe's chello broadband Internet services have significant brand recognition and by contracting for these services New PrimaCom will avoid having to invest in developing content for the value-added broadband service.

    New PrimaCom believes that its improved asset and financial profile combined with its operational, strategic and financial independence will enable it to secure debt and equity financing on more attractive terms, which should permit New PrimaCom to exploit the consolidation opportunities existing in the German cable market.

The business combination agreement and related agreements

    The following is a summary of the material terms in the business combination agreement not discussed elsewhere in this prospectus/proxy statement. The agreement and the amendment to the agreement are incorporated by reference in their entirety and are attached to this prospectus/proxy statement as annexes. New PrimaCom encourages you to carefully read the annexes in their entirety for a more complete description of the business combination.

  General

    The business combination agreement provides for:

  •
  the contribution of EWT to New PrimaCom by UPC Germany,
  •
  the merger of Old PrimaCom with and into New PrimaCom,
  •
  the sale to New PrimaCom of United Pan-Europe's Alkmaar subsidiary, and
  •
  the chello agreement.

    The agreement contains representations and warranties and conditions to closing of the business combination relating to matters which could have a material adverse effect on a party. This is defined as any event or state of facts with respect to Old PrimaCom, EWT or New PrimaCom that is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of the party and its subsidiaries, taken as a whole, except for any events or states of facts relating to:

  •
  the relevant industry in general, and not relating specifically to the business of Old PrimaCom or EWT, as the case may be, or

  •
  the economy of The Netherlands, the United States, Germany or the world in general, and not relating specifically to the business of Old PrimaCom or EWT, as the case may be, or in New PrimaCom's case, New PrimaCom and its subsidiaries immediately after the effective date of the business combination, taken as a whole.

The agreement defines a material adverse change as any event or change of a state of facts with respect to Old PrimaCom, EWT or New PrimaCom that is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition or prospects of the party and its subsidiaries, taken as a whole.

  The EWT contribution

    Upon approval of the business combination by Old PrimaCom's shareholders, UPC Germany will contribute all of the shares of EWT to New PrimaCom in return for the issuance of shares by New PrimaCom. United Pan-Europe will also assign to New PrimaCom all of its rights under existing warranties it holds in respect of its acquisition of the EWT shares, subject only to the completion of the business combination.

    The business combination agreement provides that the equity value of EWT is equivalent to 11,100,000 out of the 30,886,052 shares in New PrimaCom that will be outstanding following the business combination, comprised of the 11,048,871 shares to be issued to UPC Germany upon the contribution of EWT to New PrimaCom and the 51,129 shares currently held by UPC Germany (which are deemed to have no value under the business combination agreement). Accordingly, the number of shares to be issued by New PrimaCom in consideration for the contribution of EWT will reflect an equity value of 35.94% of its total equity value.

  The merger between New PrimaCom and Old PrimaCom

    As soon as practicable after the contribution of EWT to New PrimaCom, New PrimaCom will enter into a merger agreement with Old PrimaCom and Old PrimaCom will merge with and into New PrimaCom, with economic effect as of December 31, 2000. Old PrimaCom's shareholders (including United Pan-Europe) will receive New PrimaCom's shares, and New PrimaCom will be the surviving legal entity in the merger. After the merger, Old PrimaCom will no longer exist and New PrimaCom will succeed to all rights, assets, liabilities and obligations of Old PrimaCom, and all outstanding Old PrimaCom share options will become options over New PrimaCom's shares.

    The agreement provides that the equity value of Old PrimaCom is equivalent to approximately 19,786,052 out of the 30,886,052 shares in New PrimaCom that will be outstanding following the business combination. Accordingly, the number of shares to be issued by New PrimaCom in consideration for the merger will reflect an equity value of 64.06% of New PrimaCom's total equity value. These equity values provided for in the agreement are subject to independent confirmation, and each party has the right to terminate the agreement if the appraiser appointed pursuant to the agreement does not confirm the equity values in a merger report. In addition, the merger report and the exchange ratio are reviewed by an independent court-appointed merger auditor, pursuant to German law. On July 17, 2001, the independent merger auditor approved the relative equity values provided for in the agreement.

    The business combination agreement provides that if, between the date of the agreement and the effectiveness of the merger, the number of New PrimaCom's shares outstanding or Old PrimaCom's shares outstanding changes or is affected by reason of any reclassification, recapitalization, share split, combination or exchange of shares, or a share dividend or dividend payable in New PrimaCom's shares or other securities is declared with a record date within that period, or any similar event occurs, the merger exchange ratio will be appropriately adjusted to provide the holders of Old PrimaCom shares the same economic effect as contemplated by the agreement prior to that event.

  The Alkmaar transaction

    After the registration of New PrimaCom's merger with Old PrimaCom, United Pan-Europe will sell to New PrimaCom all of the shares of its Alkmaar subsidiary in The Netherlands for an amount equal to approximately E49,200,000. If, prior to the closing of the business combination, United Pan-Europe repays its existing note to the entity from which it purchased Alkmaar, then New PrimaCom will pay the entire purchase price for Alkmaar in cash. If, on the other hand, United Pan-Europe does not repay the note prior to closing, then New PrimaCom will pay E22,900,000 of the purchase price in cash and deliver to United Pan-Europe a note for the balance of the purchase price, amounting to E26,300,000. The final terms of the note are subject to agreement with United Pan-Europe, however, the note would bear an annual interest rate of 8% and would provide for payment deferral until no later than January 15, 2002.

    Old PrimaCom has also agreed to sell or cause its Multikabel subsidiary to sell to United Pan-Europe 8,000 cable television subscribers in the towns of Laren, Ilpendam and Muiden, The Netherlands, for a price to be agreed by the parties. These towns are not contiguous to the networks of Multikabel or Alkmaar and the parties believe they can be more effectively integrated with the networks of United Pan-Europe in The Netherlands. The price for these subscribers will be determined pursuant to arms-length negotiations between New PrimaCom and United Pan-Europe.

  The chello agreement

    Old PrimaCom has entered into a binding term sheet with respect to an affiliation agreement with chello, an affiliate of United Pan-Europe, pursuant to which, subsequent to the merger, New PrimaCom will be obligated to purchase services from chello relating to the delivery of broadband Internet services on its German networks. In addition, New PrimaCom has agreed to use its best efforts to enter into similar agreements with chello with respect to its current and future Dutch subscribers. None of the consideration payable to United Pan-Europe in the transaction has been allocated to Old PrimaCom's undertaking to enter into the chello agreement. For a more detailed description of the terms of the chello affiliation agreement, see "—The chello agreement" below.

  Representations and warranties

    The business combination agreement contains various customary representations and warranties by New PrimaCom, Old PrimaCom and EWT relating to a number of matters subject to disclosure in schedules to the agreement. In addition, Old PrimaCom and EWT have represented and warranted that they have no reason to believe that they will experience any decrease in the number of their subscribers in excess of 10%. The subscriber base used to calculate the point from which a 10% decrease would be measured was:

  •
  1,003,000 for Old PrimaCom in Germany,
  •
  293,600 for Old PrimaCom in The Netherlands, and
  •
  566,000 for EWT.

  Conduct of business pending the effectiveness of the proposed business combination

    Each of Old PrimaCom, EWT and New PrimaCom has agreed that, after the date of the business combination agreement and before we complete the business combination, we will carry on our business in the ordinary and usual course in a manner consistent with past practices. Old PrimaCom has also agreed to use its reasonable efforts to preserve its current business organizations, keep available the services of its current officers and employees and preserve current business relationships. The agreement also specifies additional actions that Old PrimaCom, EWT and New PrimaCom may not take without the written consent of another party.

  No solicitation

    The business combination agreement limits the ability of Old PrimaCom and United Pan-Europe to consider competing takeover proposals. The agreement provides that neither Old PrimaCom nor United Pan-Europe will authorize or permit any of its representatives to:

  •
  solicit, initiate or encourage any other action designed to facilitate the making of any competing takeover proposal to acquire it, or
  •
  participate in any discussions or negotiations regarding any competing proposal to acquire it.

    A competing takeover proposal means any inquiry, proposal or offer (other than the business combination contemplated by the agreement) from any person relating to any:

  •
  tender or exchange offer involving 25% or more of the share capital of either Old PrimaCom or United Pan-Europe,
  •
  merger, consolidation, recapitalization, restructuring or other business combination involving Old PrimaCom or EWT or any of their respective subsidiaries, or
  •
  acquisition or purchase of a business that constitutes 25% or more of the assets of Old PrimaCom or United Pan-Europe and their respective subsidiaries, taken together, or 25% or more of the equity securities of either Old PrimaCom or EWT.

    Old PrimaCom or United Pan-Europe may furnish information about itself to a person making an unsolicited competing takeover proposal and participate in discussions or negotiations regarding the competing takeover proposal if the management of Old PrimaCom or United Pan-Europe determines in good faith, after consulting with outside legal counsel, that it must do so in order to satisfy its fiduciary duties to shareholders under applicable law.

    Old PrimaCom and United Pan-Europe must notify each other of any competing takeover proposal and inform each other of the material terms of the proposal and the identity of the person making the proposal and keep each other informed of any material change in the status of any discussions or negotiations regarding the proposal.

    In addition, neither the management nor any committee of the management of Old PrimaCom or United Pan-Europe may:

  •
  withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation of the business combination contemplated by the agreement,
  •
  approve or recommend, or propose publicly to approve or recommend, any competing takeover proposal, or
  •
  cause Old PrimaCom or United Pan-Europe to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any competing takeover proposal.

    However, at any time prior to the granting of approval by Old PrimaCom's shareholders, Old PrimaCom's or United Pan-Europe's management board may terminate the agreement if it determines that it has the fiduciary duty to do so and in order to concurrently enter into an acquisition agreement with respect to any superior proposal. The agreement may be terminated by Old PrimaCom only after the party making the proposal has paid a termination fee of E15,000,000 to United Pan-Europe.

    A superior proposal is a competing takeover proposal that:

  •
  is on terms that the management board of Old PrimaCom or United Pan-Europe determines in its good faith judgment, based on the advice of its financial advisor, to be a more favorable financial alternative to its shareholders when compared as a whole with the business combination contemplated by the business combination agreement; and

  •
  if the proposal requires financing, the required financing is then committed or, in the good faith judgment of the Old PrimaCom or United Pan-Europe management board, is reasonably likely to be obtained by the person making the proposal.

  Indemnification, exculpation and insurance

    The business combination agreement provides that New PrimaCom will indemnify each present and former director and officer of each of Old PrimaCom and EWT and their respective subsidiaries against costs and liabilities arising out of the proposed business combination.

    Each of Old PrimaCom and EWT has agreed with New PrimaCom to maintain in effect, for all current or former directors or officers of Old PrimaCom or EWT or any of its subsidiaries, the current rights to indemnification and exculpation from liabilities for acts or omissions and any indemnification agreements of Old PrimaCom or EWT. In addition, from and after the effective date of the business combination, the directors and officers of EWT and management board members and officers formerly of Old PrimaCom who become New PrimaCom's directors and officers will be entitled to the same indemnity rights and protections as are afforded to New PrimaCom's other directors and officers.

  Non-compete agreement of United Pan-Europe

    United Pan-Europe has agreed that it and its subsidiaries will not compete with New PrimaCom in the provision of residential broadband cable distribution services in Germany. This non-compete obligation will last as long as United Pan-Europe or any of its affiliates exercises directly or indirectly effective control over New PrimaCom, as that term is defined pursuant to Section 17, Subsection 1 of the German Stock Corporation Act (Aktiengesetz). This agreement does not apply to any investments by United Pan-Europe in companies whose primary business focus is outside of Germany but who provide competing services in Germany, so long as United Pan-Europe uses its reasonable efforts to merge the German part of the relevant business with New PrimaCom. As long as this non-compete agreement is in effect, United Pan-Europe and its subsidiaries will furnish New PrimaCom with any information regarding any investment opportunities for competing services and will take all steps commercially reasonable to direct the investment opportunity to New PrimaCom, if New PrimaCom requires it to do so. Further to these undertakings, United Pan-Europe has agreed to assign to New PrimaCom the TeleColumbus option. See "—The TeleColumbus option and assignment."

  New PrimaCom's undertakings regarding the United Pan-Europe and UGC indentures

    If the business combination is approved, New PrimaCom will be a majority-owned subsidiary of United Pan-Europe, which is a majority-owned subsidiary of UGC. UGC and United Pan-Europe are subject to various covenants and restrictions in the indentures governing their respective debt securities. Although the business combination agreement contains a condition to closing requiring United Pan-Europe and UGC to cause New PrimaCom to become an unrestricted subsidiary under these indentures, if New PrimaCom becomes a restricted subsidiary in the future these covenants and restrictions may also apply to New PrimaCom.

    Pursuant to the business combination agreement, in the event that New PrimaCom becomes an unrestricted subsidiary, New PrimaCom will enter into an agreement with United Pan-Europe and UGC in which it agrees for so long as it remains an unrestricted subsidiary not to cause any breach of any of United Pan-Europe's or UGC's financing agreements, as they may be amended, supplemented or replaced from time to time. United Pan-Europe and UGC have undertaken to use reasonable efforts to ensure that any replacements will not be materially more restrictive on New PrimaCom's actions than their current indentures. The agreement will also apply to New PrimaCom's subsidiaries and some affiliates. To avoid causing a breach of the UGC indentures or United Pan-Europe indentures, New PrimaCom may have to restrict a number of its activities, including:

  •
  borrowing money,

  •
  issuing capital shares,
  •
  paying dividends in shares,
  •
  repurchasing shares or other equity interests,
  •
  making some types of investment,
  •
  entering into agreements restricting New PrimaCom's ability to make distributions, loans or other payments to equity holders,
  •
  creating some types of liens,
  •
  engaging in a number of transactions with affiliates,
  •
  selling some types of assets, and
  •
  merging with or into other companies.

  Closing conditions

    Conditions to all parties' obligation to close.  The obligations of the parties to complete the business combination contemplated by the business combination agreement are subject to customary closing conditions. Additional closing conditions include:

  •
  approval of the Dutch Competition Authority and German Federal Cartel Office,
  •
  approval by Old PrimaCom's shareholders of the business combination agreement, the Old PrimaCom merger and the other transactions of the business combination, and
  •
  receipt by each party to the agreement of an opinion from its tax counsel saying that the business combination contemplated by the agreement will not result in any material adverse tax effect to that party.

  Conditions to Old PrimaCom's obligation to close

    Old PrimaCom's obligation to complete the business combination is subject to additional customary conditions, as well as the following:

  •
  on the effective date of the merger, the consolidated capitalization of each of EWT and New PrimaCom must not be less than it was on the date of the agreement,
  •
  the final audited consolidated financial statements of EWT and Alkmaar (other than with respect to net indebtedness payable by Alkmaar to the company from which United Pan-Europe purchased Alkmaar) must not be materially different from the draft financial statements for those companies for the year ended December 31, 2000, previously delivered to Old PrimaCom, and
  •
  United Pan-Europe and UGC shall have caused New PrimaCom to become an unrestricted subsidiary as defined in the United Pan-Europe and UGC indentures.

  Conditions to New PrimaCom's obligation to close

    New PrimaCom's obligation to complete the EWT contribution is subject to additional customary conditions, including approval of the merger by the shareholders of Old PrimaCom. In addition, Old PrimaCom must have either extended, replaced or refinanced with a long term financing its current E375,000,000 senior working capital credit facility on terms and conditions reasonably satisfactory to United Pan-Europe.

  Termination, amendment and waiver

    The business combination agreement may be terminated at any time prior to the effective date of the business combination by the mutual written consent of Old PrimaCom, EWT and New PrimaCom.

The agreement may also be terminated at any time prior to the effective date of the business combination by any one of Old PrimaCom, EWT or New PrimaCom if:

  •
  Old PrimaCom's shareholders have not granted approval on or before August 31, 2001, and the closing conditions set out in the agreement have not been satisfied,
  •
  the merger has not been completed within nine months following the approval of Old PrimaCom's shareholders (unless this period is extended by mutual agreement between the parties),
  •
  either of EWT or Old PrimaCom fails to obtain the approval of its shareholders, or
  •
  there is an effective legal restraint or prohibition that would prevent the completion of the business combination or that is otherwise material and is final and non-appealable, despite the reasonable best efforts to lift it by the party seeking to terminate the agreement.

    The agreement also contains customary termination provisions for breaches of representations, warranties or other provisions in the agreement.

  Fees and expenses

    Each of New PrimaCom, Old PrimaCom and EWT will pay its own fees and expenses in connection with the business combination agreement and the business combination, whether or not the business combination is completed. However, Old PrimaCom and EWT each will pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Frankfurt Stock Exchange prospectus, the merger report, registration statement on Form F-4 and specified regulatory filings, and United Pan-Europe has agreed to pay one third of the fees and expenses payable to Credit Suisse First Boston and Goldman Sachs.

    Upon a material breach by a party of any of its representations, warranties, covenants or agreements in the business combination agreement that has not been cured within 15 days after receipt of a written notice from any other party, the other party is entitled to require the breaching party to reimburse it for costs incurred by a making a lump sum payment of E2,500,000 plus the costs incurred by the other party, such as the fees and costs of the notifying party's financial and legal advisers and accountants.

    In the case of a termination by United Pan-Europe due to acceptance of a superior proposal, United Pan-Europe will pay to Old PrimaCom a termination fee of E15,000,000.

  Governing law

    The business combination agreement and all aspects of the business combination are governed by German law except for the transfer of the Alkmaar shares to New PrimaCom, which is governed by Dutch law.

  Agreement with United Pan-Europe regarding voting of its shares

    At the closing of the business combination New PrimaCom will enter into an agreement with United Pan-Europe in which United Pan-Europe agrees to cast abstention votes representing 10% of New PrimaCom's total shares outstanding, at New PrimaCom's shareholders' meetings with respect to resolutions for the election and removal of members of New PrimaCom's supervisory board and matters regarding the management of New PrimaCom's business if its management board requests a decision of the shareholders' meeting. This agreement has a term of 30 years. United Pan-Europe may terminate this agreement without notice if the total share ownership of United Pan-Europe and its subsidiaries in New PrimaCom is reduced below 50% or if a third party has made a bid which, if successful, would result in it owning at least 30% of New PrimaCom's total shares outstanding.

The chello agreement

    United Pan-Europe's subsidiary, chello, provides a range of broadband services, including high-speed Internet access and local language broadband portals, to residential and business customers via cable television and satellite infrastructure. As contemplated by the business combination agreement, Old PrimaCom entered into a binding term sheet with chello on March 29, 2001, which will serve as the basis for an affiliation agreement to be negotiated between Old PrimaCom and chello and which will be binding on New PrimaCom if the business combination is approved. In addition, Old PrimaCom has agreed to use its best efforts to enter into a similar affiliation agreement with chello with respect to its current and future Dutch subscribers. EWT has also entered into an affiliation agreement with chello but it is currently contemplated that EWT's agreement with chello will be superceded by Old PrimaCom's agreement with chello after the business combination.

    According to the term sheet, the affiliation agreement will cover the current territory served by Old PrimaCom's upgraded German networks as well as the future territory of New PrimaCom's networks. Although the pricing terms set forth in the term sheet have not been fully established, those costs already incurred by Old PrimaCom, which chello would otherwise have to incur, will in good faith be reflected in the final agreements with chello.

    The term sheet states that the affiliation agreement will run for a term of seven years from the date on which New PrimaCom has at least 1,000 subscribers to chello services, and the agreement will be automatically renewable for at least one five-year period. In the event that the business combination agreement is terminated, other than a termination by EWT, United Pan-Europe or New PrimaCom, Old PrimaCom may terminate its agreement with chello upon one month's prior written notice, subject to a number of exceptions.

    The term sheet covers the following three categories of broadband services:

  •
  The first category of services includes Internet access and default chello portals, delivered through TCP/IP or any successor protocol to a television, personal computer or other end-user device within homes or businesses in the territory. The TCP/IP protocol is the basic communication language of the Internet. These services exclude two-way voice and video and dial-up Internet access.
  •
  The second category of services includes interactive services such as a walled garden, which is software that restricts users' access only to a permissive list of web sites, interactive entertainment guides and electronic programming guides that are designed to supplement or complement core television and video offerings.
  •
  The third category of services includes two-way voice and video services and dial-up Internet access delivered through TCP/IP or any successor protocol.

    The term sheet also provides that the parties will negotiate in good faith for the provision of other content and services that may arise through third parties or other sources with the goal of optimizing the parties' business strategies.

    The term sheet provides for exclusivity and a "most favored nation" clause with respect to services within the first two categories. During the term of the affiliation agreement, chello will be Old PrimaCom's, and after the business combination, New PrimaCom's, sole provider of services listed in the first category and chello will not provide these services to any other party or launch services that directly compete in a significant manner with the premium movie content services business currently operated by Old PrimaCom in those areas in which Old PrimaCom operates upgraded two-way networks.

    The term sheet also governs the financial arrangements between chello and Old PrimaCom. For the first category of services delivered via cable modem, fees and revenues are shared as follows.

  •
  Subscription fees for residential Internet access and standard business Internet access, including rental fees for premises equipment: 60% to Old PrimaCom and 40% to chello. Sharing of revenues from other business services will be determined on a case-by-case basis.
  •
  Subscriber set-up fees, including installation: 90% to Old PrimaCom and 10% to chello.
  •
  All other fees and revenues, including advertising and e-commerce revenues (net of direct costs including revenue-sharing obligations): 10% to Old PrimaCom and 90% to chello.

    In addition, to the extent permissible under German law, chello will be the sole provider of some services within the second category, including walled garden services, as well as the provision and management of all advertising services related to interactive entertainment guides and electronic programming guides. Fees and revenues for services within the second category are to be agreed on the same basis as agreed between chello and United Pan-Europe for similar services and will be established within 12 months of signing the affiliation agreement. The term sheets provide that the fees and revenues for services within the second category will be established by the parties on a case-by-case basis before these services are launched.

    Old PrimaCom will, and after the business combination New PrimaCom will, be responsible for billing and collecting revenue relating to services within the first two categories, except for advertising and e-commerce fees which will be billed and collected by chello. The term sheets require chello to undertake marketing activities and, subject to agreed limitations, to match amounts spent by Old PrimaCom, or by New PrimaCom following the business combination, on Internet customer acquisition.

The TeleColumbus option and assignment

    On November 26, 2000 United Pan-Europe, Deutsche Bank, DB Industrial Holdings and TeleColumbus entered into an option agreement that grants United Pan-Europe the option to acquire:

  •
  all of the shares held by TeleColumbus in Kabel-Service Berlin GmbH, provided Deutsche Telekom does not exercise its right of first refusal with respect to this asset within the 30-day period following New PrimaCom's notice of exercise of the TeleColumbus option,
  •
  some of the assets of Urbana Telekommunication GmbH (a subsidiary of TeleColumbus),
  •
  some of the assets of Concepta Kommunikationstechnik GmbH (a subsidiary of TeleColumbus),
  •
  all the shares of SMATCom after it has sold some of its assets in Nordrhein-Westfalen and Hessen, and
  •
  other assets of TeleColumbus.

    New PrimaCom has been informed that the networks subject to the TeleColumbus option have approximately 530,000 subscribers located primarily in the regions of Berlin/Brandenburg, Rheinland-Pfalz/Saarland and Sachsen/Sachsen-Anhalt/Thüringen. Deutsche Telekom is a minority shareholder in one of these legal entities and holds a first refusal right to purchase the network assets owned by this entity. After taking into account Deutsche Telekom's minority interest in this entity, the pro rata number of subscribers subject to the TeleColumbus option is approximately 470,000. New PrimaCom believes that the networks subject to the TeleColumbus option are primarily level 4 networks, with bandwidths ranging from 450MHz to 862 MHz. Although United Pan-Europe performed limited due diligence with respect to the assets and business subject to the TeleColumbus option in the course of its negotiations with Deutsche Bank and DB Industrial Holdings, the terms of the option and confidentiality undertakings given by United Pan-Europe have restricted New PrimaCom's ability to conduct due diligence or review United Pan-Europe's due diligence findings in respect to these assets and the business, and New PrimaCom currently has no basis upon which to evaluate the TeleColumbus option.

    United Pan-Europe may exercise the TeleColumbus option on its own behalf. Alternatively, under some circumstances, it may appoint subsidiaries or affiliates to exercise the option. United Pan-Europe has agreed to appoint New PrimaCom as the United Pan-Europe affiliate entitled to exercise the option and to assign all its rights and obligations under the option agreement to New PrimaCom. Alternatively, United Pan-Europe may exercise its rights under the option agreement for New PrimaCom's benefit and subject to New PrimaCom's reasonable instructions. United Pan-Europe's rights and New PrimaCom's rights under the option agreement are subject to a number of conditions to be fulfilled by the parties.

    As the United Pan-Europe affiliate designated to exercise the TeleColumbus option, New PrimaCom will have the right to acquire the assets that are subject to the option. Under the TeleColumbus option, New PrimaCom must give notice of intention to exercise by July 31, 2001. Upon giving of that notice, a period of 30 days will commence during which due diligence can be conducted by New PrimaCom and any exercise of the option will be required by the end of that 30-day period.

    The exercise price of the TeleColumbus option, subject to formulaic adjustments based on actual subscriber numbers and minimum EBITDA levels, is approximately E340,000,000, payable in cash or other consideration acceptable to Deutsche Bank. If New PrimaCom exercises the TeleColumbus option, it will have to make a number of representations and warranties regarding its corporate existence, regulatory disclosure obligations and solvency. In the event New PrimaCom were to breach these representations and warranties, it would be required to indemnify TeleColumbus and DB Industrial Holdings, subject to some limitations.

    On July 31, 2001, New PrimaCom gave notice of its intention to conduct due diligence relating to the TeleColumbus option. However, it has not yet determined whether or not to exercise the TeleColumbus option and any determination will only be made upon the conclusion of due diligence. In the absence of due diligence, New PrimaCom has not been able to determine whether the option price represents market value for the assets subject to the option and, as a result, whether it could obtain additional financing necessary to fund the purchase.

    The market value of cable and broadband operators has declined significantly between the date the exercise price for the TeleColumbus option was negotiated in November 2000 and the present, which might lead New PrimaCom to conclude that the option price is in excess of the current market value of the assets subject to the option. Moreover, New PrimaCom believes that its ability to finance an exercise of the TeleColumbus option on acceptable terms in the present market is uncertain and New PrimaCom can give no assurance that sufficient financing would be available for it to fund the exercise price. If New PrimaCom exercises the TeleColumbus option, its increased leverage as a result of financing the exercise price and the capital expenditure that would be required to upgrade the acquired networks and the increased amortization resulting from the acquisition would result in New PrimaCom incurring operating losses for a longer period of time than would be expected if the option is not exercised.

Tax consequences of the proposed business combination

  German tax effects of the business combination

    The following is a discussion of the material German income tax consequences of the business combination to German and U.S. holders of Old PrimaCom shares or ADSs. This discussion is based upon existing German income tax law, including legislation, regulations, administrative rulings and court decisions as in effect on the date of this prospectus/proxy statement, all of which may be subject to change, possibly with retroactive effect. For purposes of this discussion, a "German holder" is a beneficial owner of Old PrimaCom shares or ADSs that is:

  •
  an individual resident of Germany,
  •
  a corporation that has its statutory seat or principal place of business in the Federal Republic of Germany, or
  •
  a partnership which has its principal place of business in the Federal Republic of Germany.

    For purposes of this prospectus/proxy statement, a U.S. holder is a beneficial owner of Old PrimaCom shares or ADSs if the holder is:

  •
  a citizen or resident of the United States,
  •
  a corporation, or other entity treated as a corporation, created or organized in or under the laws of the United States or any state thereof,
  •
  a partnership or an estate, the income of which is subject to United States federal income tax regardless of its source,
  •
  a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or
  •
  a trust which has an election in effect to be treated as a United States person under United States federal income tax law.

    Taxation of Old PrimaCom.  Old PrimaCom will not recognize taxable gain or loss upon the transfer of its assets and liabilities in their entirety to New PrimaCom, only if the following two conditions are satisfied: (1) New PrimaCom will be subject to German corporate income tax relating to the merged assets of Old PrimaCom following the business combination, and (2) the consideration paid to holders of Old PrimaCom shares or ADSs will consist exclusively of New PrimaCom's shares. These conditions should be satisfied in the business combination and, therefore, Old PrimaCom will recognize no gain or loss in the business combination.

    Tax treatment of New PrimaCom.  New PrimaCom will not recognize taxable gain or loss in the business combination. For tax purposes, New PrimaCom will record Old PrimaCom's assets and liabilities at the same values reflected in Old PrimaCom's final balance sheet prior to the business combination.

    Tax treatment of Old PrimaCom shareholders.  Old PrimaCom shareholders will not recognize taxable gain or loss as a result of the business combination, regardless of whether the shareholders are German or U.S. holders.

    Shares in Old PrimaCom held by German holders as part of a trade or business, will be deemed to be disposed at book value and New PrimaCom's new shares will be deemed to be acquired at the same value. Consequently, the tax basis of these holders in New PrimaCom's shares will be same as their basis in their Old PrimaCom shares. Except as described below, Old PrimaCom shares held by German holders as private assets will receive the same tax treatment as shares held by German holders as part of a trade or business. The same rule also will apply to U.S. holders who are subject to German tax, because their shares or ADSs in Old PrimaCom are held through a German permanent establishment engaged in active trade or business.

    In the case of a German holder who is an individual and holds, as a private asset, at least 10% in Old PrimaCom and holds, after the business combination, at least 10% of New PrimaCom's shares, any capital gain from the disposal of New PrimaCom's shares will be taxable.

    In the case of a German holder who is an individual and holds, as a private asset, at least 10% of the shares of Old PrimaCom prior to the business combination, and less than 10% of New PrimaCom's shares after the business combination, capital gains realized in the future relating to New PrimaCom's shares would be taxable, irrespective of how long the shareholder held New PrimaCom's shares after the business combination.

    In the case of a German holder who is an individual and holds shares of Old PrimaCom, as a private asset, the position of the German tax authorities, which is disputed by some parties, is that the capital gain realized during a 12 month term after their receipt of New PrimaCom's shares would be taxable irrespective of how long the shareholder held his Old PrimaCom shares prior to the business combination. The tax basis applicable to the capital gains will depend on the shareholder's pre-merger holding period and level of shareholding. As noted above, for a shareholder who owned 10% or more of Old PrimaCom's shares before the business combination, the tax basis in New PrimaCom's shares received in the business combination will be the same as the shareholder's tax basis in the Old PrimaCom shares. For shareholders who owned less than 10% of Old PrimaCom's shares before the business combination and held those shares for more than 12 months prior to the business combination, the Old PrimaCom shares will be deemed to have been disposed in the business combination at their fair market value, and New PrimaCom's shares will be deemed to have been acquired at the same value. For shareholders who owned less than 10% of Old PrimaCom's shares and held those shares for less than 12 months prior to the business combination, the Old PrimaCom shares will be deemed to have been disposed of in the business combination at their original acquisition cost, and New PrimaCom's shares will be deemed to have been acquired at the same value.

    Other German taxes relating to the business combination.  There are no German transfer, stamp or other similar taxes which would apply to the business combination. However, a 95% change of direct or indirect shareholders or partners of subsidiaries of Old PrimaCom may be treated as having occurred as a result of the business combination. If so, any Old PrimaCom subsidiary which owns real estate will be subject to a land transfer tax at a rate of 3.5% of the tax value of the real property held by the subsidiary, which is significantly below fair market value.

    Tax consequences related to other contemplated transactions.  The contribution of EWT to Old PrimaCom prior to the business combination will not cause any income tax liability on the level of Old PrimaCom or, after the business combination, to New PrimaCom.

    Regarding real property owned by EWT or its subsidiaries, a real estate transfer tax will become due in connection with the contribution of EWT to New PrimaCom at a rate of 3.5% of the tax value of the real property.

  United States tax effects of the business combination

    The discussion that follows describes the material United States federal income tax consequences of the business combination to U.S. holders of Old PrimaCom shares or ADSs. This discussion of United States federal income tax matters deals only with holders that hold Old PrimaCom shares or ADSs (and will hold New PrimaCom's shares or ADSs) as capital assets. In addition, this discussion does not address special United States federal income tax situations, such as the tax treatment of holders:

  •
  who are securities dealers, financial institutions, insurance companies, or tax-exempt organizations,
  •
  who are holding shares or ADSs as part of a hedging or larger integrated financial or conversion transaction,
  •
  who are citizens or residents of a possession or territory of the United States,
  •
  who are U.S. holders with a currency other than the U.S. dollar as their functional currency,
  •
  who are holding shares or ADSs pursuant to some types of retirement plans,
  •
  who are holding shares or ADSs pursuant to the exercise of an employee share option or otherwise as compensation, or
  •
  who own, directly or indirectly, 10% or more of Old PrimaCom's (or New PrimaCom's) voting shares. The discussion below also does not address the tax treatment of partnerships or persons who hold shares or ADSs through a partnership or other pass-through entity.

    Moreover, the discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction.

    Holders of PrimaCom shares or ADSs are urged to consult with their tax advisors regarding the tax consequences of the business combination to them, including the effects of federal, state, local, foreign and other tax laws.

    This discussion is based upon the federal income tax laws of the United States as in effect on the date of this prospectus/proxy statement, including the United States Internal Revenue Code of 1986, as amended, or the Code, its legislative history, Treasury regulations promulgated thereunder, published rulings, court decisions and the income tax treaty between the United States and Germany, or the Treaty, all of which are subject to change, possibly with retroactive effect. Subsequent developments could have a material effect on this discussion.

    For United States federal income tax purposes, a United States holder of an ADS will be treated as the owner of the shares underlying the ADS.

    Baker & McKenzie, counsel to Old PrimaCom, has delivered to Old PrimaCom an opinion dated on or about the date of this prospectus/proxy statement, in the form set forth in Exhibit 8.1 and summarized below. As stated in the opinion:

  •
  New PrimaCom's merger with Old PrimaCom will constitute a reorganization within the meaning of Section 368(a) of the Code, and
  •
  New PrimaCom and Old PrimaCom will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

    The opinion assumes that the business combination will take place as described in the business combination agreement and that a number of factual matters represented by New PrimaCom, Old PrimaCom and United Pan-Europe, which will be reconfirmed prior to the business combination, are true and correct. Old PrimaCom will receive an opinion, dated immediately prior to the business combination, confirming the previously received opinion described herein. As stated in the opinion, the following will be the material U.S. federal income tax consequences of the business combination to a U.S. holder:

  •
  no gain or loss will be recognized by U.S. holders upon receipt of New PrimaCom's shares for their Old PrimaCom shares, including New PrimCom shares that will be represented by ADSs, except that a holder of Old PrimaCom shares or ADSs who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference between the amount of this cash and the tax basis allocated to the shareholder's fractional share. In the case of a shareholder of Old PrimaCom that is not a corporation, gain recognized from a fractional share will be long-term capital gain taxed at a maximum U.S. federal income tax rate of 20% if the holding period for this fractional share is more than one year,
  •
  the aggregate tax basis of New PrimaCom's shares or ADSs received in the business combination will be the same as the basis of Old PrimaCom shares or ADSs for which they are exchanged, and
  •
  the holding period of New PrimaCom's shares or ADSs will include the holding period of the Old PrimaCom shares or ADSs for which they are exchanged.

VOTING, PROXIES AND SHAREHOLDERS' RIGHTS

Date, time and place

    The Old PrimaCom shareholders' meeting will be held at the Kurfürstliches Schloss, Mainz, Germany, on August 28, 2001 commencing at 10:00 a.m., local time.

Purpose of the Old PrimaCom shareholders' meeting

    At the Old PrimaCom shareholders' meeting, you will be asked to approve (1) the business combination on the basis of the business combination agreement and (2) the form of merger agreement. The first of these resolutions relates to the business combination as a whole and you will not be asked to approve the separate transactions or agreements which will implement the business combination, other than the merger agreement which is the subject of the second of these resolutions. In general, Old PrimaCom will seek additional approval of its shareholders only with respect to any amendments to or waivers of the terms and conditions of the business combination agreement occurring after its shareholders' meeting if the closing condition relating to delivery of an opinion on the absence of materially adverse tax effects to the parties is waived by it or if there is any other material waiver under or amendment to the agreement that will require it to seek further shareholder approval under any applicable laws, rules or regulations, including U.S. securities laws.

    Only holders of Old PrimaCom shares who deposit their shares according to Old PrimaCom's articles of association or holders of Old PrimaCom's ADSs who give instructions to The Bank of New York no later than August 20, 2001, will be entitled to vote at the Old PrimaCom annual shareholders' meeting. There are no quorum requirements for the Old PrimaCom annual shareholders' meeting. As of June 29, 2001, there were 19,798,552 Old PrimaCom shares issued and outstanding. More information about the Old PrimaCom annual shareholders' meeting is provided in the section entitled "Voting, Proxies and Shareholders' Rights."

Shares entitled to vote

    All voting rights for the Old PrimaCom shareholders' meeting are vested exclusively in the holders of Old PrimaCom shares or ADSs as of the date of the Old PrimaCom shareholders' meeting, with each holder of an Old PrimaCom share or ADS on that date entitled to cast one vote for every share held by the shareholder or represented by the shareholder's ADSs. To exercise these rights, holders of Old PrimaCom shares must comply with the requirements of the German Stock Corporation Law (Aktiengesetz) on the voting of those securities and of the Old PrimaCom articles of association (Satzung) with respect to the deposit of the holders' Old PrimaCom shares. Holders of Old PrimaCom ADSs must comply with the requirements imposed by The Bank of New York with respect to the deposit of their Old PrimaCom ADSs in a blocked account and the voting of those securities. Accordingly, only holders of Old PrimaCom shares who deposit their shares according to Old PrimaCom's articles of association on or prior to August 21, 2001 or holders of ADSs who give instructions to The Bank of New York no later than August 20, 2001, to permit it to deposit shares represented by ADSs by the deposit date, will be entitled to vote at the Old PrimaCom annual shareholders' meeting. There are no quorum requirements for the Old PrimaCom annual shareholders' meeting. As of June 29, 2001, there were approximately 19,798,552 Old PrimaCom shares issued and outstanding.

Proxies

    Old PrimaCom shares represented by properly executed proxies received within the time periods set out above will be voted at the Old PrimaCom shareholders' meeting in the manner specified on the proxy.

Revocation of proxies

    Any shareholder voting by proxy may revoke that proxy at any time before it is voted at the Old PrimaCom shareholders' meeting, by giving written notice of revocation to the proxy holder within the time periods set out above.

Required vote

    The affirmative vote of at least 75% of the Old PrimaCom share capital represented in person or by proxy at the Old PrimaCom shareholders' meeting is required to approve and adopt the resolutions approving the business combination on the basis of the business combination agreement and the form of merger agreement.

Mechanism of the share exchange

    Dresdner Bank AG, Frankfurt am Main has been appointed trustee according to sec. 71 of the German Transformation Act (Umwandlungsgesetz).

    Dresdner Bank AG, Frankfurt am Main has also been appointed exchange agent. Dresdner Bank will, upon presentation of Old PrimaCom shares and after the merger has been entered in the commercial register, exchange Old PrimaCom shares for New PrimaCom's shares. Dresdner Bank is entitled to make use of other banking institutions in executing the share exchange process.

    No action must be taken on the part of shareholders to exchange their Old PrimaCom shares for New PrimaCom shares as all Old PrimaCom shares are represented by one global certificate. Depositing shares with financial institutions by the shareholders and The Bank of New York's deposit of the shares underlying the ADS with Dresdner Bank are sufficient to allow for the exchange of Old PrimaCom shares into New PrimaCom shares. As a consequence, the exchange of shares will be carried out without the need for any particular action on the part of the shareholders.

    The exchange of Old PrimaCom shares for New PrimaCom's shares is free of charge and commission.

    Holders of ADSs do not need to take any action in connection with the exchange of shares underlying their ADSs. The Old PrimaCom ADSs will remain outstanding and will represent New PrimaCom's shares if the business combination is approved and after the appropriate registration with the German commercial court.

Dissenters' rights or comparable German shareholders' rights

    Valuation proceeding.  Shareholders in a German stock corporation do not have dissenters' rights. However, any Old PrimaCom holder may, pursuant to Sections 15 and 305 et seq. of the German Transformation Act (Umwandlungsgesetz), within two months following the effective publication of the registration of the merger, initiate a valuation proceeding (Spruchverfahren) in the regional court of Mainz (Landgericht) to determine the adequacy of the exchange ratio relating to the consideration received in the form of New PrimaCom's shares in the merger, and to seek a supplementary cash payment, if the merger exchange ratio is deemed to be inadequate. Any Old PrimaCom holder may initiate a valuation proceeding even if the Old PrimaCom holder acquired Old PrimaCom shares or ADSs after the date of the Old PrimaCom annual shareholders' meeting to vote on the merger or if the Old PrimaCom holder voted in favor of the merger.

    Following initiation of the valuation proceeding, the regional court (Landgericht) would publish the petition in the Federal Gazette (Bundesanzeiger). Within two months following publication, other Old PrimaCom holders could join the proceeding by filing their own petitions. Thereafter, the regional court (Landgericht) would appoint a common representative to act as legal representative for the Old PrimaCom holders who have not filed a petition.

    The regional court (Landgericht) is not bound by the rules of evidence pertaining to a civil case in this type of proceeding, but is obligated to hear all evidence it considers necessary to decide the petition regardless of whether the evidence is presented by the petitioners or the company. The court may appoint a certified public accountant or accounting firm as court expert to determine the relative per share values of the merging entities. This expert may conduct a comprehensive valuation of the constituent companies.

    In the event that the court were to find that the merger exchange ratio was too low from the point of view of the Old PrimaCom holders, it would not change the exchange ratio. The court would, however, award a supplemental cash payment to all Old PrimaCom holders and not only those who filed a petition in the valuation procedure. Any award would be payable by New PrimaCom with interest at 2% above the basic interest rate (Basiszinssatz) from the date of the effective publication of the registration of the merger in the commercial register (Handelsregister).

    Regardless of the outcome of the proceeding, New PrimaCom would bear the cost of the proceeding unless the court determines that it would be inequitable for New PrimaCom to do so. There are few reported cases involving valuation proceedings in corporate mergers under current German law and these cases do not provide consistent guidance. Consequently, the outcome of this type of procedure is difficult to predict. There can be no assurance that a valuation proceeding (Spruchverfahren) will not be brought in connection with the merger or that the court will not award significant supplemental payments to the Old PrimaCom holders.

    Old PrimaCom believes the merger exchange ratio, which is the result of arm's-length negotiations between representatives of United Pan-Europe and Old PrimaCom, has been properly determined under applicable German valuation principles and is fair to the holders of Old PrimaCom ordinary shares and ADSs. Accordingly, if a Spruchverfahren were commenced, New PrimaCom would vigorously defend against any contrary allegation in that proceeding. In addition, the auditor for the merger (Verschmelzungsprüfer) appointed by the German court pursuant to the German Transformation Act (Umwandlungsgesetz) and the joint appraiser agreed by United Pan-Europe and Old PrimaCom in the business combination agreement have reported that the merger exchange ratio was correctly determined in accordance with applicable German valuation principles and is adequate.

    The Business Valuation Committee of the "Institut der Wirtschaftsprüfer" has established accepted methodologies for valuing businesses in connection with merger transactions. These methodologies are set forth in HFA 2/1983 "Principles of Conducting Enterprise Valuations" and HFA 6/1988 "Relating to the Merger Audit Pursuant to Section 340b para. 4 of the German Stock Corporation Law (Aktiengesetz)" and they also apply to the audit pursuant to Sections 9 to 12 of the German Transformation Act (Umwandlungsgesetz). As a general matter, these methodologies suggest that each of the constituent parties to the merger should be valued on a "stand-alone" basis as of the date of the shareholders' meeting called to consider the transaction.

    The valuation of each of the business enterprises is based on an analysis of the present value of all future earnings or cash flows to shareholders net of taxes. Earnings are determined on a segment-by-segment basis with minority interests deducted at the segment level. To the extent companies are required to pay guaranteed dividends, they are subtracted from earnings and the remaining earnings are credited to the consolidated group. The historical reference period for the analysis is generally defined as the last two completed fiscal years. In addition, several years of projections are reviewed. The discount rate utilized for the earnings determination may not be based on subjective factors. Instead, the rate of return on government or public securities is used as a reference point. A risk premium on this capital market interest rate is generally considered necessary. In addition, a standard income tax burden is deducted from the enterprise's earnings through the application of an alternative discount rate because taxes are believed to influence significantly the value of an enterprise. Furthermore, only the value of the assets necessary for the operation of the business are to be included in the determination of earnings. Assets that may be sold without affecting the operation of the enterprise as a "going concern" are to be valued separately at their net realizable sale value after taxes which is then added to the total valuation of the business enterprise.

    Pursuant to the prescribed methodologies, the liquidation value of the business enterprise (i.e., the sum of the obtainable net proceeds from the sale of assets) is only to be considered when it would be more advantageous to sell the individual assets of the business rather than continue as a "going concern." Similarly, net asset values may be considered if the business enterprise is not to be valued as a "going concern." In addition, under accepted German valuation principles and the prevailing opinion in legal literature, stock market prices are not considered a reliable indicator of the intrinsic value of an enterprise because they are affected by a number of special factors which may cause short-term, unpredictable volatility in market prices, and therefore these prices may have no relationship to the value of an enterprise.

    In a decision in 1999, the Federal Constitutional Court (Bundesverfassungsgericht) held that the stock market price must be taken into consideration when determining the adequacy of consideration paid in the context of a German integration procedure or contract on domination and transfer of profits. For an integrated or dominated company that is listed, a cash payment received as consideration must at least equal the stock market price of the listed company's shares. In the same decision, the court held that these principles also apply to consideration paid in shares of a parent company rather than cash. In that context, the aggregate market price of the shares of the integrated or dominated company should in general be viewed as a floor value of that enterprise. However, where the share-for-share exchange ratio is based in part upon the market value of the shares of the controlling entity, the court may find that the true value of those shares is greater than the market price.

    Whether and to what extent the rationale of the decision of the Federal Constitutional Court applies in the context of a merger has not yet been determined by the German courts and legal commentators have noted that a merger can be distinguished from the procedures which were the subject of this decision. If this rationale were extended to mergers, the valuation methodology used in the merger might be held to be deficient, because it does not take into account current market prices. However, the decision of the Federal Constitutional Court also states that in principle there is no constitutional defect in the valuation of an enterprise by these accepted methodologies. Additionally, the valuation method used in New PrimaCom's merger with Old PrimaCom resulted in a value of Old PrimaCom that exceeded the stock market price of its shares. Therefore, the possible requirement that the stock market price be treated as a minimum value has been satisfied.

    Applying the foregoing accepted methodologies, and not on the basis of the current stock market price, the auditor for the merger (Verschmelzungsprüfer) concluded that the merger exchange ratio was determined correctly and is adequate.

    Action to set aside merger approval.  Shareholders can contest an intended merger for reasons other than the exchange ratio by filing, pursuant to Sections 243 and 246 German Stock Corporation Act (Aktiengesetz), an action to set aside the shareholder resolution approving the merger. This action must be commenced within one month of the date the shareholders voted on the resolution. An action can be based on procedural irregularities before and during the shareholders' meeting voting on the merger resolution and on material defects of the merger resolution itself. It cannot, however, be based on the inadequacy of the exchange ratio.

    A merger cannot be registered in the commercial register while this type of proceeding is pending. However, an affected company can, pursuant to Section 16 paragraph 3 of the German Transformation Act (Umwandlungsgesetz), request an accelerated court decision, whereby the court could decide that a merger should nevertheless be registered either because it is apparent that the claim by the shareholder is untenable or because the delay in registration caused by the filing of the claim would be of substantial disadvantage to the companies involved. However, even if the court were to make an accelerated decision, the process could still take several months to complete. The length of the delay could be even longer in the event an appeal is filed.

    If a court decides to register a merger based on a request for an accelerated decision, the merger will be effective notwithstanding the action to set aside the shareholder approval. If the parties filing the action ultimately prevail, they may seek compensation for any damages resulting from the registration of the merger.

    If an affected company is unsuccessful in its request for an accelerated court decision, the registration of the merger can occur only after the action has been fully adjudicated. The denial of an action to set aside a merger resolution can be appealed in sequence to two higher courts.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATIONS DATA

Selected financial and operations data relating to Old PrimaCom

    The selected consolidated statement of operations and cash flow data for the years ended December 31, 1998, 1999 and 2000 and the selected consolidated balance sheet data as at December 31, 1998, 1999 and 2000 have been derived from Old PrimaCom's financial statements, included elsewhere in this prospectus/proxy statement, which have been prepared in accordance with U.S. GAAP and audited by Ernst & Young, independent auditors. The selected consolidated statement of operations and cash flow data for the three months ended March 31, 2000 and 2001 and the selected consolidated balance sheet data as at March 31, 2000 and 2001 have been derived from Old PrimaCom's unaudited financial statements contained elsewhere in this prospectus/proxy statement. In the opinion of management these unaudited financial statements contain all adjustments (consisting only of normally recurring adjustments) necessary for a fair presentation in accordance with U.S. GAAP of the consolidated financial position of Old PrimaCom at those dates and the results of operations of Old PrimaCom for those periods. The selected consolidated statement of operations data for the years ended December 31, 1996 and 1997 and the selected consolidated balance sheet data as at December 31, 1996 and 1997 have been derived from Old PrimaCom's financial statements, which have been prepared in accordance with U.S. GAAP and audited by Ernst & Young.

    Old PrimaCom commenced operations as a combined entity under the name PrimaCom AG, following the merger of KabelMedia Holding AG and Süweda Elektronische Medien- und Kabelkommunikations AG, two similarly sized German cable television operators, on December 30, 1998. In this merger, shares of KabelMedia were issued to the shareholders of Süweda as consideration in the merger and KabelMedia was the surviving corporate entity, which then changed its name to PrimaCom AG.

    For purposes of U.S. GAAP, the merger was accounted for under the purchase method as a reverse acquisition of KabelMedia by Süweda and Süweda was treated as the accounting acquirer. As a result, Süweda's historical financial statements for periods prior to the merger are treated as Old PrimaCom's historical financial statements. The selected consolidated data presented below should be read in conjunction with its consolidated financial statements and notes thereto included elsewhere in this prospectus/proxy statement.

    The consolidated financial statements for 1996, 1997 and 1998 were prepared using the Deutsche Mark and have been restated in euro using the Council of the European Union's official fixed conversion rate between the euro and the Deutsche Mark of DM1.95583 per E1.00. The Deutsche Mark and the euro will continue to have legal tender status through a transition period ending February 28, 2002. Old PrimaCom's consolidated financial statements for 1999 and 2000 were prepared in euro and are not restated from the Deutsche Mark into euro. The selected consolidated financial data is not comparable to financial data of other companies that report in euros and that restate amounts from currencies other than the Deutsche Mark.

	Year Ended December 31,					Three Months Ended March 31,
	1996	1997	1998	1999	2000	2000	2001
	E'000	E'000	E'000	E'000	E'000	E'000	E'000
Statement of Operations Data
Revenues	40,359	42,847	49,339	105,949	124,343	27,063	38,852
Operating costs and expenses:
Operations	9,116	10,238	13,062	24,543	30,191	6,226	8,784
						5,125
						9,886
Selling, general and administrative	8,803	8,168	6,271	18,590	28,584	5,125	9,886
Corporate overhead	—	—	1,278	12,413	17,219	4,081	3,881
Depreciation and amortization	13,159	13,564	16,072	61,277	75,530	15,431	26,580

Total	31,078	31,970	36,683	116,823	151,524	30,863	49,111

Operating profit (loss)	9,281	10,877	12,656	(10,874)	(27,181)	(3,800)	(10,259)
Interest expense:
Related party	366	288	11	—	—	—	—
Bank debt	2,646	2,618	2,550	9,995	24,629	3,105	16,660
Sale-leaseback	5,134	5,085	5,301	2,115	1,544	4061	371
Senior notes	—	—	—	3,764	—	—	—

Total	8,146	7,991	7,862	15,874	26,173	3,511	17,031
Other income (expense)	—	12,055	(232)	(767)	1,690	—	205

Income (loss) from continuing operations before income taxes and other items	1,135	14,941	4,562	(27,515)	(51,664)	(7,311)	(27,085)
Income tax (expense) benefit	(821)	(2,268)	(827)	(1,667)	(4,258)	(211)	460

Income from continuing operations before minority interest and equity earnings	314	12,673	3,735	(29,182)	(55,922)	(7,532)	(26,625)
Minority interest in net income of subsidiaries	609	2,767	303	70	94	43	36
Equity loss in affiliate	—	—	—	—	128	—	64

Income (loss) from continuing operations	(295)	9,906	3,432	(29,252)	(56,144)	(7,575)	(26,725)
Income (loss) from discontinued operations, net of income tax benefit	959	(6,977)	(2,922)	?	—	—	—
Extraordinary loss, net of income tax	—	—	—	—	(8,180)	—	—
Cumulative effect of change in accounting principle	—	—	—	—	—	—	(946)

Net income (loss)	664	2,929	510	(29,252)	(64,324)	(7,575)	(27,671)

Net income (loss) per share:
Basic and diluted:
Continuing operations	(1.48)	49.53	0.22	(1.53)	(2.85)	(0.38)	(1.35)
Net income (loss)	3.32	(14.65)	0.03	(1.53)	(3.26)	(0.38)	(1.40)

Balance Sheet Data (at period end)
Total assets	127,501	132,500	609,229	586,636	1,077,845	585,189	1,061,267
Total debt	145,794	147,863	332,800	224,762	754,333	228,471	765,683
Total liabilities	159,338	158,160	368,757	257,961	808,463	263,027	817,815
Shareholders' equity (deficiency)	(33,399)	(31,748)	240,031	328,590	269,184	321,978	243,303
Cash Flow Data
Net cash provided by (used in) operating activities	15,120	(3,121)	28,565	44,214	11,685	8,393	3,933
Net cash provided by (used in) investing activities	(8,594)	15,972	8,451	(47,858)	(387,759)	(19,544)	(14,659)
Net cash provided by (used in) financing activities	(7,638)	(3,309)	(39,706)	4,164	372,350	3,617	11,028
Capital expenditures (excluding acquisitions)	9,918	5	3,110	34,071	99,817	12,959	12,750

	Year Ended December 31,					Three Months Ended March 31,
	1996	1997	1998	1999	2000	2000	2001
Operations Data
Homes passed(1)	608,681	612,590	1,335,052	1,422,826	1,916,870	1,466,227	1,924,339
Ready for service homes(2)	—	—	—	30,456	413,000	44,000	418,000
Number of television subscribers	325,514	329,010	877,152	919,641	1,302,297	925,768	1,310,878
Number of Internet subscribers	—	—	—	150	16,256	420	24,442
Number of digital television subscribers	—	—	—	—	4,570	—	5,997
Video penetration(3)	53.5%	53.7%	65.7%	64.6%	53.9%	63.1%	68.1%
Internet penetration(4)	—	—	—	0.5%	3.9%	1.0%	5.8%
Digital penetration(5)	—	—	—	—	1.1%	—	1.4%
Average monthly revenue per subscriber (E)(6)	10.54	10.84	11.41	9.46	9.49	9.72	9.27
EBITDA (E'000)(7)	22,440	24,441	28,728	50,403	48,349	11,631	16,321
EBITDA margin(8)	55.6%	57.0%	58.2%	47.6%	38.9%	43.0%	42.0%
Adjusted EBITDA (E'000)(9)	22,440	24,441	28,728	53,160	51,907	12,592	17,164
Adjusted EBITDA margin(10)	55.6%	57.0%	58.2%	50.2%	41.7%	46.5%	44.2%

(1)
At the end of the period. In 2000, 1,393,870 homes were passed by coaxial cable networks and 523,000 were homes passed by fiber optic cable networks.
(2)
Upgraded from the fiber node to the home (862 MHz and two-way capable).
(3)
Television subscribers as a percentage of homes passed.
(4)
Internet subscribers as a percentage of ready for service homes.
(5)
Number of digital subscribers as a percentage of ready for service homes.
(6)
Historical average monthly revenue per subscriber equals (a) the quotient of revenues for the period divided by the number of months in the period, divided by (b) the average monthly number of subscribers for the period.
(7)
Old PrimaCom defines EBITDA as earnings (loss) before discontinued operations, extraordinary items, equity earnings (loss) in affiliate, minority interests, gain (loss) on disposal of fixed assets, net interest expense, income taxes and depreciation and amortization. Other participants in the cable television and broadband industries also use EBITDA, defined in a similar but often not exactly comparable manner, as a measure of performance. Old PrimaCom believes that EBITDA is a useful supplement to net income and other income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures and because it is the most commonly used measure to analyze and compare cable television and broadband companies on the basis of operating performance, leverage and liquidity. EBITDA is not a U.S. GAAP measure of income (loss) or cash flow from operations and should not be considered as an alternative to net income as an indication of Old PrimaCom's financial performance or as an alternative to cash flow from operating activities as a measure of Old PrimaCom's liquidity.
(8)
EBITDA margin is EBITDA divided by revenues.
(9)
Adjusted EBITDA represents the EBITDA for Old PrimaCom adjusted to add back non-cash compensation expenses related to share options of approximately E3,558,000 in the year ended December 31, 2000, approximately E2,757,000 in the year ended December 31, 1999, approximately E843,000 for the three months ended March 31, 2001 and approximately E961,000 for the three months ended March 31, 2000. For more information about these adjustments, see "Operating and Financial Review and Prospects—Operating and financial review and prospects of Old PrimaCom—Selling, general and administrative." Other cable television and broadband companies may also measure performance with reference to adjusted EBITDA, but the nature of the adjustments made by these companies may differ from those made by Old PrimaCom, making analysis and comparison of these measures difficult. See also footnote 7.
(10)
Adjusted EBITDA margin is adjusted EBITDA divided by revenues.

Selected financial and operations data relating to EWT

    The selected consolidated statement of operations data for the years ended December 31, 1998, 1999, the nine months ended September 30, 2000 and the three months ended December 31, 2000, and the selected consolidated balance sheet data as at December 31, 1999 and 2000 have been derived from EWT's financial statements included elsewhere in this prospectus/proxy statement, which have been prepared in accordance with U.S. GAAP and audited by Arthur Andersen, independent auditors. The selected consolidated statement of operations and cash flow data for the three months ended March 31, 2000 and 2001 and the selected consolidated balance sheet data as at March 31, 2001 have been derived from EWT's unaudited financial statements included elsewhere in this prospectus/proxy statement. In the opinion of management these unaudited financial statements contain all adjustments (consisting only of normally recurring adjustments) necessary for a fair presentation in accordance with U.S. GAAP of the consolidated financial position of EWT at those dates and the results of operations of EWT for those periods. The selected consolidated balance sheet data for 1998 has been derived from EWT's accounting records. For the years ended December 31, 1996 and 1997, EWT only prepared the financial statements required for statutory reporting in Germany, which did not include financial statements for the consolidated group. Additionally, the information that is available for those years, relating to the individual group companies, is prepared on the basis of German GAAP. The process of consolidating the group companies and converting the information to U.S. GAAP could not be completed without unreasonable effort and expense to the Company. Accordingly, consolidated U.S. GAAP selected financial information for these periods has not been presented.

    On October 2, 2000, EWT was acquired by United Pan-Europe's German subsidiary in a combined cash and share transaction. Accordingly, the consolidated statement of operations data for the year 2000 has been divided into the nine month period ended September 30, 2000 and the three month period ended December 31, 2000, representing the predecessor and successor periods.

    The acquisition of EWT by UPC Germany was accounted for using the purchase method of accounting, with all purchase accounting adjustments "pushed-down" to the consolidated financial statements of EWT and its subsidiaries. Accordingly, the purchase price was allocated to the underlying assets and liabilities using their fair values, based on a preliminary evaluation of the fair values of EWT's assets and liabilities at the date of acquisition using information currently available. The excess of cost over the fair value of net assets acquired was allocated to goodwill. We do not expect that the final purchase price allocation will differ materially from what has currently been recorded. As a result of the acquisition, UPC Germany pushed down its basis of accounting to EWT, establishing a new basis of accounting as of the acquisition date. Accordingly, information for the year ended December 31, 2000 has been divided into two periods representing the predecessor period of January 1, 2000 through September 30, 2000 and the successor period of October 1, 2000 through December 31, 2000.

    The selected consolidated financial statements for 1998, 1999 and 2000 were prepared using the Deutsche Mark and have been restated in euro using the Council of the European Union's official fixed conversion rate between the euro and the Deutsche Mark of DM1.95583 per E1.00. The Deutsche Mark and the euro will continue to have legal tender status through a transition period ending February 28, 2002. The consolidated financial statements are not comparable to financial statements of other companies that report in euros and that restate amounts from currencies other than the Deutsche Mark.

    The selected consolidated data presented below should be read in conjunction with its consolidated financial statements and notes thereto included elsewhere in this prospectus/proxy statement.

	December 31,		Nine Months Ended September 30, 2000 (predecessor) E'000	Three Months Ended December 31, 2000 (successor) E'000	Three Months Ended March 31, 2000 (unaudited) (predecessor) E'000	Three Months Ended March 31, 2001 (unaudited) (successor) E'000
Statement of Operations Data	Year Ended (predecessor) 1998 E'000	(predecessor) 1999 E'000
Revenues	46,679	48,968	39,122	11,695	12,582	12,451
Operating expenses:
Operating	18,768	19,431	16,866	3,961	5,522	3,853
Selling, general and administrative	7,328	7,039	11,099	3,138	1,701	2,173
Depreciation	12,817	12,911	10,140	3,874	3,254	3,560
Amortization of goodwill and other intangible assets	83	756	645	18,947	224	18,930

Total operating expenses	38,996	40,137	38,750	29,920	10,701	28,516

Operating profit (loss)	7,683	8,831	372	(18,225)	1,881	(16,065)
Gain (loss) on disposal of fixed assets	423	(638)	—	—	—	—
Interest income	154	117	83	72	31	10
Interest expense	(5,378)	(5,044)	(3,948)	(1,396)	(1,323)	(1,392)
Other non-operating income, net	1,030	2,329	333	135	270	291

Income (loss) before minority interests and income taxes	3,912	5,595	(3,160)	(19,414)	859	(17,156)
Minority interests	(241)	4	(28)	(16)	70	18
Income tax benefit (expense)	(2,265)	(3,047)	2,039	34,824	(356)	727

Income (loss) before cumulative effect of change in accounting principle	1,406	2,552	(1,149)	15,394	573	(16,411)
Cumulative effect of change in accounting principle	—	—	—	—	—	(198)

Net income (loss)	1,406	2,552	(1,149)	15,394	573	(16,609)

Balance Sheet Data (at period end)
Total assets	103,310	102,788	—	1,175,620	—	1,157,729
Total debt	82,763	78,660	—	80,279	—	76,336
Total liabilities	97,338	94,462	—	174,802	—	173,539
Shareholders' equity	5,972	7,262	—	1,000,574	—	983,965
Cash Flow Data
Net cash provided by (used in) operating activities	10,134	15,841	16,899	(9,583)	8,972	8,152
Net cash used in investing activities	(6,535)	(12,951)	(14,442)	(4,920)	(4,330)	(1,998)
Net cash provided by (used in) financing activities	(5,194)	(4,470)	(3,428)	13,984	(5,588)	(4,982)
Capital expenditures (excluding acquisitions)	7,257	12,680	9,351	3,017	2,764	1,765

				Three Months Ended December 31, 2000 (successor)
	December 31,		Nine Months Ended September 30, 2000 (predecessor)		Three Months Ended March 31, 2000 (unaudited) (predecessor)	Three Months Ended March 31, 2001 (unaudited) (successor)
	Year Ended (predecessor) 1998	(predecessor) 1999
Operations Data
Homes passed(1)	694,410	700,430	707,712	710,786	701,000	710,786
Ready for service homes(2)	—	—	—	—	—	—
Number of television subscribers	562,978	571,985	580,884	585,335	572,800	586,153
Number of Internet subscribers	—	6	70	104	15	92
Number of digital television subscribers	—	—	—	—	—	—
Video penetration(3)	81.1%	81.7%	82.1%	82.4%	81.4%	82.5%
Internet penetration(4)	—	—	—	—	—	—
Digital penetration(5)	—	—	—	—	—	—
Average monthly revenue per subscriber (E)(6)	6.25	6.31	6.47	6.56	6.48	6.54
EBITDA (E'000)(7)	20,583	22,498	11,157	4,596	5,359	6,425
EBITDA margin(8)	44.1%	45.9%	28.5%	39.3%	42.6%	51.6%
Compensation-adjusted EBITDA (E'000) (9)	20,583	22,498	16,730	5,183	5,359	7,012
Compensation-adjusted EBITDA margin(10)	44.1%	45.9%	42.9%	44.3%	42.6%	56.3%

(1)
At the end of the period. In 2000, approximately 710,786 homes were passed by coaxial cable networks.

(2)
Upgraded from the fiber node to the home (862 MHz and two-way capable).

(3)
Television subscribers as a percentage of homes passed.

(4)
Internet subscribers as a percentage of ready for service homes.

(5)
Number of digital subscribers as a percentage of ready for service homes.

(6)
Historical average monthly revenue per subscriber equals (a) the quotient of revenues for the period divided by the number of months in the period, divided by (b) the average monthly number of subscribers for the period.

(7)
EWT defines EBITDA as earnings (loss) before discontinued operations, extraordinary items, equity earnings (loss) in affiliates, minority interests, gain (loss) on disposal of fixed assets, net interest expense, income taxes and depreciation and amortization. Other participants in the cable television and broadband industries also use EBITDA, defined in a similar but often not exactly comparable manner, as a measure of performance. EWT believes that EBITDA is a useful supplement to net income and other income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures and because it is the most commonly used measure to analyze and compare cable television and broadband companies on the basis of operating performance, leverage and liquidity. EBITDA is not a U.S. GAAP measure of income (loss) or cash flow from operations and should not be considered as an alternative to net income as an indication of New PrimaCom's financial performance or as an alternative to cash flow from operating activities as a measure of New PrimaCom's liquidity.

(8)
EBITDA margin is EBITDA divided by revenues.

(9)
Compensation-adjusted EBITDA represents EBITDA for EWT adjusted to remove the effects of the one-time compensation expense of approximately E6,160,000 for the year ended December 31, 2000, E120,000 in the three months ended March 31, 2000 and E587,000 for the three months ended March 31, 2001. For more information about this adjustment, see "Operating and Financial Review and Prospects—Operating and financial review and prospects of EWT—Selling, general and administrative." Other cable television and broadband companies may also measure performance with reference to adjusted EBITDA, but the nature of the adjustments made by these companies may differ from those made by EWT, making analysis and comparison of these measures difficult. See also footnote 7.

(10)
Compensation-adjusted EBITDA margin is compensation-adjusted EBITDA divided by revenues.

Unaudited pro forma consolidated financial information

    The unaudited pro forma condensed consolidated financial data are presented to reflect the pro forma effect of the contribution to New PrimaCom of EWT and New PrimaCom's merger with Old PrimaCom. However, it does not reflect the Alkmaar transaction, or the effects of a possible exercise by New PrimaCom of the TeleColumbus option. The pro forma impact of Old PrimaCom's 2001 acquisitions, including the Alkmaar transaction, on revenues, net loss and net loss per share is immaterial, and the exercise of the TeleColumbus option cannot presently be characterized as being probable because due diligence has not yet been carried out to determine whether the option price represents market value for the assets subject to the option and, as a result, New PrimaCom has not determined whether it could obtain the additional financing necessary to fund the purchase.

    The unaudited pro forma balance sheet data as of March 31, 2001 shows New PrimaCom's financial position based on an assumption that the contribution to New PrimaCom of EWT and New PrimaCom's merger with Old PrimaCom were completed as of March 31, 2001. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2000 and the three months ended March 31, 2001, is based on the assumption that the contribution of EWT and New PrimaCom's merger with Old PrimaCom were completed as of January 1, 2000 and that Old PrimaCom's acquisition of Multikabel and its other acquisitions during 2000 were completed as of the same date. New PrimaCom derived this information from its financial statements and the consolidated financial statements of Old PrimaCom and EWT, in addition to applying a number of assumptions and adjustments, including in relation to the assumed completion by Old PrimaCom of its Multikabel and other acquisitions in 2000 as of January 1, 2000, set out in the accompanying notes to this pro forma information. This information should be read together with New PrimaCom's, Old PrimaCom's and EWT's historical financial statements and related notes included elsewhere in this prospectus/proxy statement.

    The contribution to New PrimaCom of EWT will be accounted for at historical cost in a manner similar to that in pooling of interests accounting. New PrimaCom's merger with Old PrimaCom will be accounted for under purchase method accounting as a reverse acquisition of New PrimaCom by Old PrimaCom. This means that, for accounting and financial reporting purposes, the assets and liabilities of Old PrimaCom will remain at historical cost and New PrimaCom's assets and liabilities will be recorded at their fair value based on the value of the 11,100,000 of its shares to be held by UPC Germany following competition of the business combination. These 11,100,000 shares include 11,048,871 of New PrimaCom's shares to be issued for the contribution to New PrimaCom of EWT together with the 51,129 of New PrimaCom's shares currently held by UPC Germany, which are deemed to have no value under the business combination agreement. Using a five-day average of the closing price of the Old PrimaCom shares immediately before and after the signing of the business combination agreement, the value of the 11,100,000 shares is approximately E173,000,000. The excess of New PrimaCom's net book value over its fair value is recorded as a write-down on its books.

    If the business combination is approved, United Pan-Europe will beneficially own 52.0% of the outstanding shares of New PrimaCom. United Pan-Europe has agreed to enter into an agreement effective upon the closing of the business combination which will place restrictions on the voting rights of United Pan-Europe. Under this agreement, United Pan-Europe agrees to cast abstention votes equaling 10% of New PrimaCom's registered share capital with respect to certain resolutions to be taken by shareholders. Specifically, United Pan-Europe will cast abstention votes in the election and removal of members of the supervisory board of New PrimaCom as well as matters regarding the management of the business of New PrimaCom if the management board requests a decision by the shareholders.

    New PrimaCom, EWT and Old PrimaCom may have performed differently if they had been combined as of January 1, 2000. You should not rely on the unaudited pro forma condensed consolidated financial information as being indicative of the historical results that New PrimaCom would have had or the future results that New PrimaCom will experience after actual completion of the business combination. The preliminary allocation of the purchase price to tangible and intangible assets of EWT reflects their estimated fair value based upon information available at the time of the preparation of the accompanying unaudited pro forma condensed consolidated financial statements.

	For the year ended December 31, 2000
	New PrimaCom historical(a)	EWT pro forma(b)	Old PrimaCom pro forma(c)	Pro forma Adjustments		New PrimaCom pro forma
	E'000	E'000	E'000	E'000		E'000
PRO FORMA STATEMENT OF OPERATIONS
Revenues	—	50,817	152,706	—		203,523
Operating costs and expenses:
Operations	—	20,827	37,402	—		58,229
Selling, general and administrative	—	14,237	34,067	—		48,304
Corporate overhead	—	—	18,176	—		18,176
Depreciation and amortization	—	89,904	104,611	(49,323	)(d)	145,192

Total	—	124,968	194,256	(49,323)		269,901

Operating loss	—	(74,151)	(41,550)	49,323		(66,378)
Interest expense:
Related party	—	—	168	—		168
Bank debt	—	5,344	35,003	49	(e)	40,396
Sale-leaseback	—	—	1,544	—		1,544

	—	5,344	36,715	49		42,108
Other income	—	623	1,975	—		2,598

Loss from continuing operations before income taxes and other items	—	(78,872)	(76,290)	49,274		(105,888)
Income tax (benefit) expense	—	(41,465)	3,561	(1,648	)(f)	(39,552)

Income (loss) from continuing operations before Minority interest and equity earnings	—	(37,407)	(79,851)	50,922		(66,336)
Minority interest in net income of subsidiaries	—	(44)	(94)	—		(138)
Equity loss in affiliate	—	—	(128)	—		(128)

Income (loss) from continuing operations	—	(37,451)	(80,073)	50,922		(66,602)
Extraordinary loss, net of income tax	—	—	(8,180)	—		(8,180)

Net income (loss)	—	(37,451)	(88,253)	50,922		(74,782)

Weighted-Average Shares Outstanding			19,726,000			30,826,000 (g)
Basic and Diluted Loss Per Share			(4.47)			(2.43)

	For the three months ended March 31, 2001
	New PrimaCom historical(h)	EWT historical(i)	Old PrimaCom historical(j)	Pro forma Adjustments		New PrimaCom pro forma
	E'000	E'000	E'000	E'000		E'000
PRO FORMA STATEMENT OF OPERATIONS
Revenues	—	12,451	38,852	—		51,303
Operating costs and expenses:
Operations	—	3,853	8,784	—		12,637
Selling, general and administrative	—	2,173	9,866	—		12,039
Corporate overhead	—	—	3,881	—		3,881
Depreciation and amortization	—	22,490	26,580	(12,331)	(k)	36,739

Total	—	28,516	49,111	(12,331)		65,296

Operating profit (loss)	—	(16,065)	(10,259)	12,331		(13,993)
Interest expense:
Bank debt	—	1,392	16,660	(95)	(l)	17,957
Sale-leaseback	—	—	371	—		371

	—	1,392	17,031	(95)		18,328
Other income	—	301	205	—		506

Income (loss) from continuing operations before income taxes and other items	—	(17,156)	(27,085)	12,426		(31,815)
Income tax expense (benefit)	—	(727)	(460)	412	(m)	(775)

Income (loss) from continuing operations before minority interest and equity earnings	—	(16,429)	(26,625)	12,014		(31,040)
Minority interest in net income (loss) of subsidiaries	—	18	(36)	—		(18)
Equity loss in affiliate	—	—	(64)	—		(64)

Income (loss) before cumulative effect of change in accounting principle	—	(16,411)	(26,725)	12,014		(31,122)
Cumulative effect of change in accounting principle	—	(198)	(946)	—		(1,144)

Net income (loss)	—	(16,609)	(27,671)	12,014		(32,266)

Weighted-Average Shares Outstanding			19,753,000			30,853,000 (n)
Basic and Diluted Earnings Per Share			(1.40)			(1.06)

	As of March 31, 2001
	New PrimaCom historical(o)	EWT historical(p)	Old PrimaCom historical(q)	Pro forma Adjustments		New PrimaCom pro forma
	E'000	E'000	E'000	E'000		E'000
PRO FORMA BALANCE SHEET
Cash and cash equivalents	2	1,989	4,945	—		6,936
Trade accounts receivable, net	—	4,746	7,638	—		12,384
Deferred tax asset, net	—	—	49,120	—		49,120
Property, plant & equipment, net	—	75,301	559,689	—		634,990
Goodwill and other intangible assets, net	—	897,617	350,286	(794,512)	(r)	453,391
Customer lists, net	—	164,236	54,866	—		219,102
Other assets	—	13,840	34,723	8,000	(s)	56,563

TOTAL ASSETS	2	1,157,729	1,061,267	(786,512)		1,432,486

Accounts payable	—	3,574	23,567	—		27,141
Accrued liabilities	—	89,931	23,535	24,500	(t)	137,966
Deferred revenue	—	3,698	5,030	—		8,728
Deferred purchase obligations	—	—	3,017	—		3,017
Sale-leaseback obligations	—	—	12,630	—		12,630
Bank and other debt	—	76,336	750,036	—		826,372

TOTAL LIABILITIES	—	173,539	817,815	24,500		1,015,854
Minority interest in subsidiaries	—	225	149	—		374
SHAREHOLDERS' EQUITY
Registered capital	3	28	50,582	—		50,613
Additional paid-in capital	—	985,152	355,682	(812,227)		528,607
Accumulated deficit	(1)	(1,215)	(162,961)	1,215		(162,962)

TOTAL SHAREHOLDERS' EQUITY	2	983,965	243,303	(811,012)	(u)	416,258

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	2	1,157,729	1,061,267	(786,512)		1,432,486

(a)
Represents the historical amounts included in New PrimaCom's statement of operations for the year ended December 31, 2000.

(b)
Represents the pro forma statement of operations of EWT for the year ended December 31, 2000, as adjusted to reflect the acquisition of EWT by United Pan-Europe, as if this acquisition had occurred on January 1, 2000, based on historical financial information as well as pro forma adjustments to reflect the additional amortization and depreciation as if the EWT acquisition had occurred as of January 1, 2000, as follows:

	Year Ended December, 31, 2000
	EWT Successor(b1)	EWT Predecessor(b2)	Pro Forma Adjustments		EWT Pro Forma
Revenues	11,695	39,122	—		50,817
Operating costs and expenses:
Operations	3,961	16,866	—		20,827
Selling, general and administrative	3,138	11,099	—		14,237
Corporate overhead	—	—	—		—
Depreciation and amortization	22,821	10,785	56,298	(b3)	89,904

Total	29,920	38,750	56,298		124,968

Operating profit (loss)	(18,225)	372	(56,298)		(74,151)
Interest expense:
Related party	—	—	—		—
Bank debt	1,396	3,948	—		5,344
Sale-leaseback	—	—	—		—

	1,396	3,948	—		5,344
Other income (expense)	207	416	—		623

Income (loss) from continuing operations before income taxes and other items	(19,414)	(3,160)	(56,298)		(78,872)
Income tax benefit	(34,824)	(2,039)	(4,602)	(b4)	(41,465)

Income (loss) from continuing operations before Minority interest and equity earnings	15,410	(1,121)	(51,696)		(37,407)
Minority interest in net income of subsidiaries	(16)	(28)	—		(44)
Equity loss in affiliate	—	—	—		—

Income (loss) from continuing operations	15,394	(1,149)	(51,696)		(37,451)
Extraordinary loss, net of income tax	—	—	—		—

Net income (loss)	15,394	(1,149)	(51,696)		(37,451)

(b1)
Represents historical EWT results of operations for the three months ended December 31, 2000, reflecting the successor basis established through the allocation of the purchase price paid by United Pan-Europe.

(b2)
Represents historical EWT results of operations for the nine months ended September 30, 2000 on the predecessor basis, which does not reflect the allocation of the purchase price paid by United Pan-Europe.

(b3)
Represents the pro forma adjustment to EWT's amortization expense as a result of the allocation of the purchase price paid by United Pan-Europe.

(b4)
Represents the pro forma adjustment to EWT's income tax expense (benefit) as a result of the amortization of the purchase price paid by United Pan-Europe.

(c)
Represents the pro forma statement of operations of Old PrimaCom for the year ended December 31, 2000, as adjusted to reflect the acquisition of Multikabel and other acquisitions completed during 2000, as if these acquisitions had occurred on January 1, 2000, based on historical financial information as well as pro forma adjustments to reflect the additional amortization and depreciation as well as interest expense as if the Multikabel and other acquisitions had occurred as of January 1, 2000, as follows:

	Year Ended December, 31, 2000
	Old PrimaCom Historical(c1)	Multikabel & Other Acquisitions(c2)	Pro Forma Adjustments		Old PrimaCom Pro Forma
Revenues	124,343	28,363	—		152,706
Operating costs and expenses:
Operations	30,191	7,211	—		37,402
Selling, general and administrative	28,584	5,483	—		34,067
Corporate overhead	17,219	957	—		18,176
Depreciation and amortization	75,530	12,425	16,656	(c3)	104,611

Total	151,524	26,076	16,656		194,256

Operating profit (loss)	(27,181)	2,287	(16,656)		(41,550)
Interest expense:
Related party	—	168	—		168
Bank debt	24,629	5,844	4,530	(c4)	35,003
Sale-leaseback	1,544	—	—		1,544

	26,173	6,012	4,530		36,715
Other income (expense)	1,690	285	—		1,975

Income (loss) from continuing operations before income taxes and other items	(51,664)	(3,440)	(21,186)		(76,290)
Income tax expense (benefit)	4,258	(697)	—		3,561

Income (loss) from continuing operations before minority interest and equity earnings	(55,922)	(2,743)	(21,186)		(79,851)
Minority interest in net income of subsidiaries	(94)	—	—		(94)
Equity loss in affiliate	(128)	—	—		(128)

Income (loss) from continuing operations	(56,144)	(2,743)	(21,186)		(80,073)
Extraordinary loss, net of income tax	(8,180)	—	—		(8,180)

Net income (loss)	(64,324)	(2,743)	(21,186)		(88,253)

Net loss per share:
Basic and diluted:
Continuing operations	(2.85)	(0.14)	(1.07)		(4.06)

Net loss	(3.26)	(0.14)	(1.07)		(4.47)

Weighted average shares outstanding	19,726,000				19,726,000

  (c1)
  Represents historical amounts included in Old PrimaCom's statement of operations for the year ended December 31, 2000.

  (c2)
  Represents the pro forma adjustments to reflect the Multikabel and other acquisitions as if these acquisitions had occurred on January 1, 2000.

  (c3)
  Represents the pro forma adjustment to Old PrimaCom's depreciation and amortization expense as a result of the Multikabel and other acquisitions.

  (c4)
  Represents the pro forma adjustment to Old PrimaCom's interest expense on debt incurred as a result of the Multikabel and other acquisitions.

(d)
Represents the pro forma adjustment to amortization expense, as follows:

Pro forma adjustment for the year ended December 31, 2000 to reverse the amortization of EWT goodwill which was written-off as a result of the allocation of the purchase price for the EWT Contribution.	(55,175)
Pro forma adjustment for the year ended December 31, 2000 to adjust the life of EWT's goodwill and intangibles to 12 years.	4,477
Pro forma adjustment for the year ended December 31, 2000 to amortization expense related to goodwill from the capitalization of transaction and restructuring costs, as noted in (r)	1,375

(49,323)

(e)
Represents the pro forma adjustment to interest expense, as follows:

Pro forma adjustment for the year ended December, 31, 2000 as a result of the planned refinancing by New PrimaCom of EWT's debt, assuming an annual refinance rate of 7.5%	(210)
Pro forma adjustment for the year ended December 31, 2000 as a result of amortization of the items capitalized in (s)	259

49

(f)
Represents the pro forma adjustment to income tax expense (benefit) as a result of adjusting the life of EWT's goodwill and intangibles to 12 years.

(g)
Represents the pro forma weighted average shares outstanding for the three months ended March 31, 2001, assuming the issuance of 11,100,000 shares for the contribution of EWT to New PrimaCom and 19,726,000 to Old PrimaCom shareholders for New PrimaCom's merger with Old PrimaCom. The 19,726,000 shares represents the weighted average number of Old PrimaCom shares in 2000.

(h)
Represents the historical amounts included in New PrimaCom's statement of operations for the three months ended March 31, 2001.

(i)
Represents the historical amounts included in EWT's statement of operations for the three months ended March 31, 2001.

(j)
Represents the historical amounts included in Old PrimaCom's statement of operations for the three months ended March 31, 2001.

(k)
Represents the pro forma adjustment to amortization expense, as follows:

Pro forma adjustment for the three months ended March 31, 2001 to reverse the amortization of goodwill which was written-off as a result of the allocation of the purchase price for the EWT Contribution	(13,794)
Pro forma adjustment for the three months ended March 31, 2001 to adjust the life of EWT's goodwill and intangibles to 12 years.	1,119
Pro forma adjustment for the three months ended March 31, 2001 to amortization expense related to goodwill from the capitalization of transaction and restructuring costs, as noted in (r)	344

(12,331)

(l)
Represents the pro forma adjustment to interest expense as a result of the planned refinancing by New PrimaCom of EWT's debt, assuming an annual refinance rate of 7.5%.

(m)
Represents the pro forma adjustment to income tax expense (benefit) as a result of adjusting life of EWT's goodwill and intangibles to 12 years.

(n)
Represents the pro forma weighted average shares outstanding for the three months ended March 31, 2001, assuming the issuance of 11,100,000 shares for the contribution of EWT to New PrimaCom and 19,753,000 to Old PrimaCom shareholders in the business combination. The 19,753,000 shares represents the weighted average number of Old PrimaCom shares in 2000.

(o)
Represents the historical amounts included in New PrimaCom's balance sheet as of March 31, 2001.

(p)
Represents the historical amounts included in EWT's balance sheet as of March 31, 2001.

(q)
Represents the historical amounts included in Old PrimaCom's balance sheet as of March 31, 2001.

(r)
Represents the pro forma net decrease in goodwill and intangibles as a result of the transaction, as follows:

Pro forma net decrease in goodwill and intangibles as a result of the purchase price allocation for the EWT Contribution:
Historical net assets of EWT as of March 31, 2001	983,965
Purchase price paid by New PrimaCom for 100% of EWT	172,953

Adjustment to fair value allocated against goodwill	(811,012)
Pro forma adjustment to goodwill resulting from approximately E12,500,000 of fees in connection with the transaction for advisory, legal and accounting services, as well as a E4,000,000 accrual for restructuring costs for employee redundancies and office closures.	16,500

(794,512)
The purchase price of E172,953 was computed by multiplying the 11,100,000 shares that are being issued in connection with the EWT acquisition by the five-day average of the closing price of the Old PrimaCom shares immediately before and after the signing of the business combination agreement (approximately E15.58 per share). The allocation of this purchase price is as follows:
Tangible assets	75,301

Customer list		164,236
Goodwill and other intangibles:
Work force	14,597
Tradename	31,610
Supply contract	1,620
Goodwill	38,778

		86,605
Other assets		20,575
Liabilities		(173,764)

		172,953

(s)
Represents the pro forma adjustment to capitalize expenses to amend existing credit facilities for the business combination.

(t)
Represents the pro forma adjustment to accruals resulting from E12,500,000 of fees in connection with the transaction for advisory, legal and accounting services, restructuring costs of E4,000,000 primarily for employee redundancies and office closures, as well as accruals of E8,000,000 for expenses to amend existing credit facilities for the business combination.

(u)
Represents the pro forma adjustment to EWT shareholders' equity as a result of the purchase price allocation for the EWT Contribution, as follows:

Historical EWT shareholders' equity	983,965
Purchase price paid by New PrimaCom for 100% of EWT	172,953

811,012

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Operating and financial review and prospects of Old PrimaCom

  Overview

    The following discussion refers to Old PrimaCom's financial performance for the three months ended March 31, 2001 as compared to its financial performance for the three months ended March 31, 2000 as well as Old PrimaCom's financial performance for the year ended December 31, 2000 as compared to its financial performance for the year ended December 31, 1999 and its financial performance for the year ended December 31, 1999 as compared to the financial performance of Süweda, with which Old PrimaCom was merged and which is treated as the accounting acquirer for purposes of U.S. GAAP, for the year ended December 31, 1998. Old PrimaCom did not exist as a combined entity during all of the historical periods presented and all references to Old PrimaCom in the discussion of those periods are to Süweda prior to December 30, 1998. Because Old PrimaCom did not exist as a combined entity during all of the historical periods presented, the usefulness of these comparisons is limited.

    Old PrimaCom measures its financial performance in large part with reference to EBITDA and adjusted EBITDA. Old PrimaCom defines EBITDA as earnings (loss) before discontinued operations, extraordinary items, equity earnings (loss) in affiliate minority interests, gain (loss) on disposal of fixed assets, net interest expense, income taxes and depreciation and amortization. Old PrimaCom defines adjusted EBITDA as EBITDA plus non-cash compensation expense related to share options and nonoperating expenses less non-operating income. Other participants in the cable and broadband industries also use EBITDA and adjusted EBITDA, defined in a similar but often not exactly comparable manner, as measures of performance. Old PrimaCom believes that EBITDA and adjusted EBITDA are useful supplements to net income and other income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures and because they are the most commonly used measures in the cable television and broadband industries to analyze and compare cable television and broadband companies on the basis of operating performance, leverage and liquidity and because the senior secured credit facility requires New PrimaCom to meet financial tests measured by EBITDA and adjusted EBITDA. However, because these terms may not be defined by these other companies in exactly the same way as defined by Old PrimaCom or may reflect different adjustments, analysis and comparison of these measures may be difficult. EBITDA and adjusted EBITDA are not U.S. GAAP measures of income (loss) or cash flow from operations and should not be considered as alternatives to net income as an indication of its financial performance or as alternatives to cash flow from operating activities as measures of its liquidity. While Old PrimaCom has historically maintained positive EBITDA and adjusted EBITDA, the capital intensive nature of its broadband network buildout and start-up-costs of its new products and services may cause its EBITDA and adjusted EBITDA to decrease significantly in the future until Old PrimaCom starts to recognize increased revenue from the value-added services offered over its broadband networks.

    Introduction of the euro.  On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the euro. The participating countries adopted the euro as their common legal currency on that day. The euro trades on currency exchanges and is available for non-cash transactions during the transition period between January 1, 1999 and January 1, 2002. During this transition period, the existing currencies are scheduled to remain legal tender in the participating countries as denominations of the euro and public and private parties may pay for goods and services using either the euro or the participating countries' existing currencies.

    New Accounting Standards.  In June 2001, the Financial Accounting Standards Board authorized the issuance of Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations and SFAS No. 142. Goodwill and Other Intangible Assets, SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001, SFAS No.

141 requires intangible assets to be recognized if they arise from contractual or legal rights or are "senarable", i.e., it is feasible that they may be sold, transferred, licensed, rented, exchanged or pledged. As a result, it is likely that more intangible assets will be recognized under SFAS No. 141 than its predecessor. APB Opinion No. 16 although in some instances previously recognized intangibles will be subsurred into goodwill.

    Under SFAS No. 142, goodwill will no longer be amortized on a straight line basis over its estimated useful life, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is to be performed on a reporting until level. A reporting unit is defined as an SFAS No. 131 operating segment or one level lower. Goodwill will no longer be allocated to other long-lived assets for impairment testing under SFAS No. 121. Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Additionally, goodwill on equity method investments will no longer be amortized; however, it will continue to be tested for impairment in accordance with Accounting Principles Board Opinion No. 18. The Equity Method of Accounting for Investments in Common Stock. Under SFAS No. 142 intangible assets with indefinite lives will not be amortized. Instead they will be carried at the lower of cost or market value and tested for impairment at least annually. All other recognized intangible assets will continue to be amortized over their estimated useful lives.

    SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, although goodwill on business combinations consummated after July 1, 2001 will not be amortized. On adoption, the company may need to record a cumulative effect adjustment to reflect the impairment of previously recognized intangible assets. In addition, good will on prior business combinations will cease to amortized. Old PrimaCom has not determined the impact that these statements will have on intangible assets or whether a cumulative effect adjustment will be required upon adoption.

    During the transition period, within countries which have adopted the euro, all companies' billing systems will include amounts in euro as well as the respective country's existing currency. Old PrimaCom does not expect the introduction of the euro to materially affect its cable television or broadband operations.

  Three months ended March 31, 2000 and March 31, 2001

    Revenues.  Revenues primarily include monthly subscription fees received for providing analog television, digital television and high speed Internet access services to Old PrimaCom's subscriber base. In addition to monthly subscription fees, Old PrimaCom also receives revenue from subscribers for installation, connection and administrative services. It also receives carriage fees from program producers, advertising revenue and other revenue related to the ongoing operations and services provided to third parties and its subscriber base.

    Total revenue increased by 43.6% from E27,063,000 in the first quarter of 2000 to E38,852,000 in the first quarter of 2001. In general, the primary factors which impacted revenue growth were the Multikabel acquisition, the acquisition of ten cable networks in Germany since March 31, 2000 and the growth in digital television and high speed Internet access services.

	March 31, 2000	March 31, 2001
Homes passed by coaxial analog (450 MHz) networks	1,386,227	1,401,339
Analog cable television subscribers	890,568	912,336
Homes passed by fiber optic cable networks	80,000	523,000
Ready for service homes-broadband (862 MHz) networks	44,000	418,000
Analog cable television subscribers	35,200	392,545
Digital television subscribers	—	5,997
Internet subscribers	420	24,442
Data communication subscribers	—	366

    Analog cable television subscribers served by Old PrimaCom's 450 MHz cable television and 862 MHz broadband networks increased by 41.0% from 925,768 subscribers at March 31, 2000 to 1,304,881 subscribers at March 31, 2001. The primary factor responsible for the growth in analog subscribers was the acquisition in September of 2000 of Multikabel, which served 296,966 subscribers at the date of acquisition. The other major factor was the acquisition of ten comparatively small cable television operators in Germany, which collectively served 77,882 subscribers at the dates of their acquisition. The remaining increase in subscribers of 4,265 related to organic growth in The Netherlands of 579 subscribers and in Germany of 3,686 subscribers. In the future, Old PrimaCom does not expect significant organic growth in analog cable television subscribers in The Netherlands or Germany. Old PrimaCom expects continued growth in its subscriber base through strategic acquisitions in Germany and The Netherlands.

    The revenue derived from the analog cable television subscriber base increased by 35.4% from E26,748,000 in the first quarter of 2000 to E36,223,000 in the first quarter of 2001. The primary factor responsible for this increase was the acquisition of Multikabel, which contributed approximately E7,728,000 in analog cable revenue in the first quarter of 2001. During the first quarter of 2000, prior to Old PrimaCom's acquisition, Multikabel generated E7,073,000 of revenue from analog cable television services. The 9.3% increase from period to period in Multikabel's analog cable television revenues resulted from a slight increase in its subscriber base and an increase in the average rate charged for its analog service. In Germany, the revenue generated from the analog cable television business increased by 6.5% from E26,748,000 in the quarter ended March 31, 2000, to E28,495,000 for the same period in 2001. This growth was almost entirely derived from acquisitions.

    The average revenue per analog television subscriber was E9.27 for the period ended March 31, 2001. In the first quarter of 2000, Old PrimaCom's average revenue per analog cable television subscriber was E9.72. The deterioration in average revenue per subscriber related to the inclusion of Multikabel in the financial results of the first quarter of 2001. Multikabel reported an average revenue per analog cable television subscriber of approximately E8.70. Old PrimaCom expects future revenue growth from its analog television service to be derived from acquisitions and regularly scheduled rate increases on the existing subscriber base.

    At March 31, 2001, Old PrimaCom passed approximately 523,000 homes with fiber optic cable and had upgraded approximately 418,000 homes to 862 MHz with two way capability. Approximately 300,000 of the ready for service homes at March 31, 2001 were owned and operated by Multikabel. The remaining 118,000 ready for service homes had been upgraded by Old PrimaCom in Germany. Approximately 30% of the combined Old PrimaCom/Multikabel subscriber base is fully upgraded. As noted in the table above, the 862 MHz two-way capable networks provided analog cable television service to 392,545 subscribers at March 31, 2001. The revenue contribution of these subscribers is discussed in the previous paragraph. In addition, these networks are capable of delivering both digital cable television and high speed Internet access services.

    For the period ended March 31, 2001, Old PrimaCom served 5,997 digital television subscribers. At the date of acquisition in September 2000, Multikabel served approximately 2,128 digital cable television subscribers. At March 31, 2001, Multikabel had 4,475 digital cable television subscribers. In Germany, Old PrimaCom served approximately 1,522 digital subscribers at the end of the first quarter of 2001. Neither Old PrimaCom nor Multikabel offered a digital television service in the first quarter of 2000. The digital television services generated revenue of approximately E218,000 in the first quarter of 2001. The average revenue per digital television subscriber was E13.75 for the period ended March 31, 2001. Old PrimaCom expects continued growth in the number of digital television subscribers and the revenue per digital television subscriber during the next three to five years.

    For the period ended March 31, 2001, Old PrimaCom served approximately 24,442 Internet access subscribers. As of the date it was acquired by Old PrimaCom, Multikabel served approximately 13,777 high speed Internet subscribers. At March 31, 2001, Multikabel served approximately 18,957 high speed

Internet access subscribers. At the end of the first quarter prior to Old PrimaCom's acquisition, Multikabel served 3,088 high speed Internet access customers. In Germany, Old PrimaCom served 5,485 Internet access subscribers at March 31, 2001. Of these subscribers approximately 3,607 were dial-up customers which were acquired in the fourth quarter of 2000. The remaining 1,878 subscribers were high speed Internet access customers served by Old PrimaCom's broadband network. In the first quarter of 2000, Old PrimaCom served 420 high speed Internet access customers in Germany. In the aggregate, high speed Internet access revenue for the first quarter of 2001 was E662,000, compared to E46,000 in the first quarter of 2000. The average revenue per Internet access subscriber was E10.84 for the period ended March 31, 2001. Old PrimaCom expects Internet access subscriber numbers and revenue to continue to grow during the next three to five years.

    Multikabel also offers data communication services to small and medium-sized businesses and schools in its franchise area. Multikabel served 366 of these customers at March 31, 2001. During the first quarter of 2001 these services generated E626,000 of revenue. In the first quarter of 2000, prior to its acquisition by Old PrimaCom, Multikabel generated revenue from this business segment of approximately E223,000. Old PrimaCom expects subscriber numbers and revenue in this business segment to continue to grow at comparatively high rates during the next three to five years.

    Other revenues, which include e-commerce, carriage fees, the sale of obsolete equipment in the ordinary course of business and other fees and revenue related to the analog cable television, digital television and Internet access businesses, were E1,122,000 in the first quarter of 2001, compared to E249,000 in the first quarter of 2000. Old PrimaCom expects this revenue segment to grow over the next three to five years.

    In addition to the growth recorded in revenue, additional revenue trends are apparent. The diversity of the revenue stream has increased between March 31, 2000 and March 31, 2001. In the first quarter of 2000, approximately 98.8% of Old PrimaCom's revenue was derived from analog cable television services. For the first quarter of 2001, the contribution from analog cable television services to total revenue was 93.2%. Digital television, high speed Internet access, data communications and other services made up 6.8% of total revenue. Old PrimaCom expects these new service offerings to continue to make an increasing contribution to revenues in the future. At March 31, 2001, Old PrimaCom had 1,335,686 total subscribers, which can be characterized as revenue generating units, compared to 926,188 revenue generating units on March 31, 2000. In addition to this strong growth in revenue generating units, the average revenue per unit increased slightly from E9.73 to E9.75. This increase was realized even though Multikabel's average revenue per subscriber for analog cable television service and high speed Internet access service are both currently below Old PrimaCom's average in Germany. Old PrimaCom expects revenue generating units and average revenue per unit to experience growth over the next three to five years as digital television, high speed Internet access and data communication subscribers grow and rate increases for analog and digital television services are implemented.

    Operations.  Operations costs include signal delivery fees paid to KDG and successor private operators in Germany, connection fees to the worldwide web, repair and maintenance expense, copyright royalties, and the labor and materials associated with the repair and maintenance of Old PrimaCom's networks.

    Operations costs increased by 41.1% from E6,226,000 in the first quarter of 2000 to E8,784,000 in the first quarter of 2001. The primary factor responsible for the increase was the acquisition of Multikabel, which incurred operations costs of approximately E2,302,000 in the first quarter of 2001. In Old PrimaCom's German operations, operating costs increased by 4.1% from E6,226,000 in the first quarter of 2000 to E6,482,000 in the first quarter of 2001. The acquisition of ten comparatively small networks in Germany, coupled with increases in signal delivery fees and copyright royalties, were more than offset by reductions in labor and repair and maintenance costs. Costs associated with the start-up of digital television and high speed Internet services added approximately E419,000 of operations costs.

    In total, operating costs associated with digital television, high speed Internet access and data communications services were approximately E593,000 for the quarter ended March 31, 2001. Operating costs associated with analog cable television were approximately E8,191,000 for the quarter ended March 31, 2001. As a percentage of revenue, operations costs declined from 23.0% in the first quarter of 2000 to 22.6% in the first quarter of 2001. Old PrimaCom expects the cost of operations as a percentage of revenue to increase as its revenue distribution shifts from analog cable television services to the broadband products and services, which tend to have a lower gross profit margin than analog cable television.

    Selling, General and Administrative.  Selling, general and administrative expenses include salaries and wages of employees in operating businesses, cost of premises, cost of telecommunication services, which includes the cost of maintaining Old PrimaCom's wide area network which now supports and connects five cities in Sachsen, Sachsen-Anhalt and Thüringen, the cost of programming for digital television services, sales commissions, advertising, billing expenses and certain legal and accounting expenses.

    Selling, general and administrative expenses increased by 92.5% from E5,125,000 in the first quarter of 2000 to E9,866,000 in the first quarter of 2001. The primary factor responsible for the increase was the acquisition of Multikabel, which incurred selling, general and administrative costs and expenses of E2,161,000 in the first quarter of 2001. One of the primary components within Multikabel's selling, general and administrative expenses in the period was E947,000 in fees paid to Mediakabel, a consortium of cable television operators in The Netherlands organized to provide digital television services to its members. Other components include E187,000 for billing services, E440,000 for marketing, E358,000 in personnel expenses and E229,000 of other costs and expenses. In Old PrimaCom's German operations, selling, general and administrative expenses increased by 50.3% from E5,125,000 in the first quarter of 2000 to E7,705,000 in the first quarter of 2001. Increases in personnel expenses of E1,479,000 related to the development, production and operation of Old PrimaCom's digital television and high speed Internet access services. The acquisition of ten comparatively small German cable television networks accounted for 57.3% of the total increase. Other factors include an increase of approximately E474,000 in the cost of maintaining larger offices and the wide area network and an increase of E535,000 in marketing expenses to support the roll out of the digital and high speed Internet access services. Other costs and expenses increased by approximately E92,000.

    Approximately E3,354,000 or 34.0% of Old PrimaCom's selling, general and administrative expenses incurred in the first quarter of 2001 were directly related to the start-up of digital television and high speed Internet access businesses. The remaining E6,512,000 of selling, general and administrative expenses were related to the analog cable television business. As a percentage of revenue, selling, general and administrative expenses increased from 18.9% in the first quarter of 2000 to 25.4% in the first quarter of 2001. Old PrimaCom believes it can keep the increase in selling, general and administrative costs and expenses from growing at the same level as revenue, and therefore it does not expect further increases in selling, general and administrative expenses as a percentage of revenue.

    Corporate Overhead.  Corporate overhead includes the salaries and wages of all of Old PrimaCom's senior management, its information technology group, certain product development and certain accounting personnel, the cost of the corporate offices, the cost of license fees associated with billing and financial accounting systems, bank fees and other expenses related to its corporate offices.

    Corporate overhead declined by 4.9% from E4,081,000 in the first quarter of 2000 to E3,881,000 in the first quarter of 2001. Non-cash compensation expense associated with the share option plans declined by 12.3% from E961,000 in the first quarter of 2000 to E843,000 in the first quarter 2001. The primary factor in the decline was a reduction in personnel and associated options. In the aggregate, non-cash compensation expense accounted for 21.7% of total corporate overhead in the first quarter of 2001. The cash component of corporate overhead declined by E82,000. As a percentage of revenue, corporate overhead declined from 15.1% in the first quarter of 2000 to 10.0% in the first quarter of 2001. Old PrimaCom believes that future increases in corporate overhead will remain significantly below the growth in revenue, and therefore expects corporate overhead as a percentage of revenue to continue to decline.

    Depreciation and amortization.  Depreciation and amortization increased by 72.3% from E15,431,000 in the first quarter of 2000 to E26,580,000 in the first quarter of 2001. The primary factors responsible for the increase were the Multikabel acquisition, the ten comparatively small German acquisitions and the increased depreciation expense related to significant capital expenditures associated with the upgrade of networks in Germany. Of the total depreciation and amortization expense in 2001, approximately E16,354,000 relates to the depreciation of fixed assets either acquired or constructed and E10,226,000 relates to the amortization of goodwill and other intangible assets. The Süweda merger in 1998 and the Multikabel acquisition in 2000 account for E1,292,000 and E3,997,000 of the amortization expense in the first quarter of 2001. Old PrimaCom expects depreciation and amortization expense to remain at levels consistent with the first quarter of 2001 unless it accelerates its network upgrade program from the levels budgeted for or makes significant acquisitions in the future.

    Operating loss.  Operating loss increased by E6,459,000 from E3,800,000 in the first quarter of 2000 to E10,259,000 in the first quarter of 2001. The primary factor responsible for the increase in the operating loss was the increase in non-cash depreciation and amortization expense. The other major factor was the start up of Old PrimaCom's digital television, high speed Internet access and data communication services. In total, these business segments contributed approximately E1,506,000 of revenue in the first quarter of 2001 and approximately E3,947,000 of costs and expenses. Old PrimaCom expects operating losses to continue as a result of increased depreciation and amortization related to additional acquisitions in Germany and on-going capital expenditures related to the upgrade of its German networks. This negative impact should be partially offset over time as the contribution from the higher value digital television and high speed Internet access products improves.

    Interest expense.  Interest expense increased by E13,520,000 from E3,511,000 in the first quarter of 2000 to E17,031,000 in the first quarter of 2001. The primary factor was the increase in indebtedness of approximately E412,950,000 associated with the acquisition of Multikabel, the ten comparatively small German acquisitions and significant capital expenditures associated with the upgrade and maintenance of Old PrimaCom's German networks. A further factor was an additional expense of E1,171,000 due to the decrease in the fair value of its interest rate caps and collars during the first quarter of 2001. Old PrimaCom expects interest expense to continue to increase as indebtedness increases in connection with future acquisitions and on-going capital expenditures related to its network upgrade.

    Other Income.  Other income was E205,000 in the first quarter of 2001 and relates to a partial recovery on a third party note received on the sale of non-strategic cable television subscribers in 1998.

    Loss from Continuing Operations Before Income Taxes and Other Items.  Loss from continuing operations before income taxes and other items increased by E19,774,000 from E7,311,000 in the first quarter of 2000 to E27,085,000 in the first quarter of 2001 as discussed above under "—Operating loss."

    Income Tax (Expense) Benefit.  Income tax benefit of E460,000 was recorded in the first quarter of 2001, compared to income tax expense of E221,000 in the first quarter of 2000. The primary factor responsible for the income tax benefit was a corporate reorganization as a result of which tax loss carryforwards can be more fully utilized to reduce the tax liabilities of profitable subsidiaries.

    Loss from Continuing Operations Before Minority Interest and Equity Earnings.  Loss from continuing operations before minority interest and equity earnings increased from E7,532,000 in the first quarter of 2000 to E26,625,000 in the first quarter of 2001 as discussed above under "—Operating loss."

    Minority Interest in Net Income of Subsidiaries.  Minority interest in net income of subsidiaries declined by E7,000 to E36,000, primarily because Old PrimaCom continued to acquire remaining minority interests in its subsidiaries.

    Equity Loss in Affiliate.  Equity loss in affiliate of E64,000 represents Old PrimaCom's share of the losses recorded by MAINZ-KOM, a city cable carrier in Mainz. Old PrimaCom held a 22.0% interest in MAINZ-KOM in the first quarter of 2001.

    Loss Before Cumulative Effect of Change in Accounting Principle.  Loss before cumulative effect of change in accounting principle increased from E7,575,000 to E26,725,000 for the reasons discussed in "—Operating loss" above.

    Cumulative Effect of Change in Accounting Principle.  Cumulative effect of change in accounting principle of E946,000 is due to the adoption of SFAS 133, which became effective for Old PrimaCom in January 1, 2001. SFAS 133 is Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. In connection with the adoption of SFAS 133, Old PrimaCom recorded a transition adjustment of E946,000 related to recording the fair value of the interest rate cap and swap derivative instruments as of January 1, 2001. This amount has been presented as the cumulative effect of change in accounting principle in Old PrimaCom's March 31, 2001 unaudited interim financial statements. Old PrimaCom uses derivative instruments primarily to manage exposures to interest rate risks.

    Net loss.  Net loss increased from E7,575,000 in the first quarter of 2000 to E27,677,000 in the first quarter of 2001. The primary reasons for the increase were the increase in non-cash depreciation and amortization and the increase in interest expense, which exceeded the increase in results from operations.

    EBITDA and adjusted EBITDA.  In addition to other measurements, some of which are reflected in its statement of operations data, Old PrimaCom measures its financial performance by EBITDA and adjusted EBITDA. Old PrimaCom defines EBITDA as earnings (loss) before discontinued operations, extraordinary items, equity earnings (loss) in affiliate minority interests, gain (loss) on disposal of fixed assets, net interest expense, income taxes and depreciation and amortization. Old PrimaCom defines adjusted EBITDA as EBITDA plus non-cash compensation expense related to share options and nonoperating expenses less non-operating income. Other participants in the cable and broadband industries also use EBITDA and adjusted EBITDA, defined in a similar but often not exactly comparable manner, as measures of performance. Old PrimaCom believes that EBITDA and adjusted EBITDA are useful supplements to net income and other income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures and because they are the most commonly used measures in the cable television and broadband industries to analyze and compare cable television and broadband companies on the basis of operating performance, leverage and liquidity and because its senior secured credit facility requires it to meet financial tests measured by EBITDA and adjusted EBITDA. However, because these terms may not be defined by these other companies in exactly the same way as defined by Old PrimaCom or may reflect different adjustments, analysis and comparison of these measures may be difficult. EBITDA and adjusted EBITDA are not U.S. GAAP measures of income (loss) or cash flow from operations and should not be considered as alternatives to net income as an indication of its financial performance or as alternatives to cash flow from operating activities as a measure of liquidity. EBITDA increased by 40.3% from E11,631,000 for the three months ended March 31, 2000 to E16,321,000 for the three months ended March 31, 2001, primarily as a result of the first inclusion of Multikabel, which contributed E4,866,000 to first quarter 2001 EBITDA, and the ten comparatively small German acquisitions. Adjusted EBITDA increased from E12,592,000 for the three months ended March 31, 2000 to E17,164,000 for the three months ended March 31, 2001 and reflects the add back of non-cash compensation expenses relating to share options of approximately E843,000 for the first quarter of 2000 and approximately E961,000 for the first quarter of 2001.

  Years ended December 31, 1999 and 2000

    Revenues.  Revenues primarily include monthly subscription fees and to a lesser extent installation and connection fees related to basic analog cable television service. In late 1999, Old PrimaCom launched its high-speed Internet service in Germany and began to recognize monthly subscription fees and, to a lesser extent, installation and connection fees for this service. In late 2000, Old PrimaCom launched its digital television service in Germany and began to recognize monthly subscription fees and, to a lesser extent, installation and connection fees for this service. Old PrimaCom also acquired Multikabel in late 2000. Multikabel offers a full range of broadband products and services including basic analog cable television, high-speed Internet access, digital television and data communication services for small businesses and schools in The Netherlands.

    Revenues increased by 17.4% from E105,949,000 in 1999 to E124,343,000 in 2000. The primary factors which impacted revenue growth were the acquisition of Multikabel in The Netherlands and several acquisitions in Germany throughout 1999 and 2000, rate increases for basic analog cable television services and the introduction in Germany of high-speed Internet access and digital television services. The following table reflects the revenue contributions from these sources:

	December 31, 1999	Multikabel	1999 Acquisitions	2000 Acquisitions	Ongoing Operations	December 31, 2000
Average cable television subscribers	907,574	73,855	17,778	30,068	(3,594)	1,025,681
Average monthly revenue per subscriber (E)	9.46	8.20	7.18	7.88	—	9.49
Cable television revenue (E'000)	103,059	7,269	1,531	2,843	2,178	116,880
Average Internet subscribers	25	3,751	—	706	663	5,145
Average monthly revenue per subscriber (E)	40.9	8.22	—	4.95	38.71	12.07
Internet revenue (E'000)	25	370	—	42	308	745
Average digital subscribers	—	1,013	—	—	85	1,098
Average monthly revenue per subscriber (E)	—	7.15	—	—	15.69	7.82
Digital revenue (E)	—	87	—	—	16	103
Other revenue (E'000)	2,865	1,113	—	—	2,637	6,615

Total revenue (E'000)	105,949	8,839	1,531	2,885	5,139	124,343

    Old PrimaCom acquired Multikabel on September 18, 2000. Old PrimaCom has included the results of Multikabel's operations beginning October 1, 2000. At December 31, 2000, Multikabel passed approximately 320,000 homes and served 296,538 basic cable television subscribers, 14,938 high-speed Internet access subscribers and 4,230 digital television subscribers. Multikabel also derived revenue from data communication services provided to small businesses and schools. Multikabel contributed a total of approximately E8,839,000 to Old PrimaCom's revenue in 2000, or approximately 48.1% of the total revenue growth recorded during the year. Old PrimaCom believes that the first time inclusion of the Multikabel acquisition will continue to contribute to revenue growth through the third quarter of 2001.

    During 1999, Old PrimaCom made six acquisitions in Germany which served approximately 45,600 cable television subscribers at the date of acquisition. On average, approximately 17,778 of the acquired subscribers made their first contribution to revenue during the year ended December 31, 2000. These subscribers contributed a total of approximately E1,531,000 to Old PrimaCom's revenue in the year 2000 or approximately 8.3% of the total revenue growth recorded during the year.

    During 2000, in addition to the Multikabel acquisition, Old PrimaCom made 12 acquisitions which served approximately 87,770 cable television subscribers at the date of acquisition. On average, approximately 30,068 of the acquired subscribers contributed to revenue during the year ended December 31, 2000. These subscribers contributed a total of approximately E2,885,000 to Old PrimaCom's revenue in 2000, or approximately 15.7% of the total revenue growth recorded during the year. Old PrimaCom believes that the first time inclusion of a portion of these acquired subscribers will continue to contribute to revenue growth through the third quarter of 2001.

    During 2000, Old PrimaCom lost through attrition an average of approximately 3,594 subscribers. The loss of subscribers primarily occurred in the new German states as a result of a loss of population and changes in demographics. The loss of subscribers through attrition partially offset revenue growth by approximately E408,000. During 2000, Old PrimaCom increased the average monthly revenue per subscriber for cable television service by an average of E0.14 per month. Rate increases were the primary factor responsible for the increase in revenue per subscriber. A portion of the rate increases implemented in 2000 was to cover the possible increase in the cost of copyright fees which Old PrimaCom expects will be imposed by GEMA. The increase in revenue per subscriber contributed a total of approximately E2,586,000 or 14.1% of the total revenue growth recorded during the year.

    During 2000, Old PrimaCom added approximately 16,231 high-speed Internet access subscribers and 4,240 dial-up Internet access subscribers, of which approximately 10,427 were acquired through the acquisition of Multikabel. Since its acquisition, Multikabel connected an additional net 4,511 high-speed Internet access subscribers. At the end of 2000, Multikabel had 14,938 high-speed Internet customers. Of these subscribers, an average of 13,194 contributed E370,000 of revenue to Old PrimaCom in 2000. In addition, Old PrimaCom acquired through the assumption of operating obligations approximately 4,240 Internet access subscribers in Germany from an Internet service provider which was exiting the business. These subscribers currently access the Internet through dial up connections and Old PrimaCom plans to migrate these customers to high-speed access over time. For the year ended December 31, 2000, an average of 706 of these subscribers contributed a total of E42,000 of revenue to Old PrimaCom. In Germany, Old PrimaCom added an additional 1,293 high-speed Internet access subscribers in 2000. Of these, an average of 688 subscribers made a first time revenue contribution of E333,000 to revenue in 2000. In total, Old PrimaCom recorded E745,000 of revenue from its high-speed Internet access product. Old PrimaCom expects that the acquired Internet subscribers and those connected during 2000 will continue to contribute to revenue through the third quarter of 2001.

    During 2000, Old PrimaCom added approximately 4,569 digital television subscribers. Of these, approximately 2,128 were acquired through the acquisition of Multikabel. Since its acquisition, Multikabel added another net 2,102 digital television subscribers. At year-end, Multikabel had 4,230 digital television subscribers. On average, approximately 1,013 of these subscribers contributed approximately E87,000 to revenue in 2000. During the last quarter of 2000, Old PrimaCom launched its digital television service in Germany. At year-end, Old PrimaCom had approximately 339 digital subscribers. On average, approximately 85 of the subscribers contributed E16,000 to revenue in 2000. In total, Old PrimaCom recorded E103,000 of revenue from digital television services. Old PrimaCom expects that the acquired subscribers and those connected in the fourth quarter will continue to make first time revenue contributions through the third quarter of 2001.

    Other revenue consists of carriage fees, advertising fees paid to Old PrimaCom, the lease to third parties of capacity in its ducts, joint trenching agreements associated with its broadband upgrade, e-commerce, data communication services for small businesses and schools and, in 2000, the sale of excess fiber optic cable to third parties. Other revenue was E6,615,000 in 2000 as compared to E2,865,000 of other revenue in 1999. Multikabel generated approximately E1,113,000 of other revenue in 2000. Data communication services accounted for E424,000 of the total other revenue. Other operating revenue from the German operations increased by E2,637,000 in 2000. The increase was primarily related to the sale of excess fiber to third parties. Old PrimaCom does not expect that it will sell excess fiber to third parties in the future.

    Operations.  Operations primarily include signal delivery fees paid to Deutsche Telekom in Germany and other third parties, copyright royalty expense, labor and materials related to the repair and maintenance of Old PrimaCom's networks and other repairs and maintenance expenses related to its networks.

    Operations cost increased 23.0% from approximately E24,543,000 in 1999 to approximately E30,191,000 in 2000. The following table reflects the factors which contributed to the increase:

	December 31, 1999	Multikabel	1999 Acquisition	2000 Acquisition	Ongoing Operations	December 31, 2000
	E'000	E'000	E'000	E'000	E'000	E'000
Signal delivery fees	18,592	1,074	210	210	531	20,617
Copyright royalties	—	—	20	33	997	1,050
Repair and maintenance	2,155	230	77	122	144	2,728
Labor	3,472	546	33	—	166	4,217
Materials	324	5	—	28	947	1,304
Other	—	275	—	—	—	275

Total	24,543	2,130	340	393	2,785	30,191

    The first time inclusion of Multikabel accounted for approximately 37.7% of the entire increase in operating costs. Old PrimaCom believes that its operating margin of 75.7% is indicative of the results anticipated over the next few quarters.

    In Germany, the 1999 acquisitions and the 2000 acquisitions added approximately E733,000 of operations cost between 1999 and 2000. Signal delivery fees were the primary factor. Operating costs in the existing German operations increased by E2,785,000 during 2000. The first time inclusion of GEMA copyright royalty fees in 2000 accounted for 18.6% of the total increase. Cost of materials which includes the one time sale of fiber optic cable accounted for approximately 23.0% of the increase. Other items which contributed to the increase in operating cost included Deutsche Telekom signal delivery fees related to contractual rate increases and, to a lesser extent, increases in repair and maintenance and labor. In total, the cost of operations as a percent of revenue increased slightly from 23.2% to 24.3%. Most of the deterioration in the margin related to the sale of excess fiber optic cable. Old PrimaCom anticipates that the cost of operations as a percent of revenue will return to historic levels over the next few quarters.

    In regard to copyright royalty fees in Germany, Old PrimaCom has not yet entered into an agreement to pay copyright royalties to GEMA, one of the German copyright collection agencies. However, as a result of the uncertainty regarding the payment of these royalties, Old PrimaCom believes it is appropriate to accrue for this probable expense given anticipated market developments.

    Selling, general and administrative.  Selling, general and administrative expenses primarily include salaries and wages of personnel directly involved in the sales, general and administrative functions of Old PrimaCom's regional operating companies, telecommunications and billing expenses, expenses of leasing and maintaining regional offices, marketing expenses, costs of consultants and temporary personnel, automobile expense and legal and accounting expenses. It also includes travel expenses, bank expenses, office supplies and other expenses associated with the operation of the regional offices.

Selling, general and administrative expenses increased by 53.8% from E18,590,000 in 1999 to E28,584,000 in 2000. The following table reflects the factors which contributed to the increase:

	December 31, 1999	Multikabel	1999 Acquisitions	2000	Acquisitions Ongoing Operations	December 31, 2000
	E'000	E'000	E'000	E'000	E'000	E'000
Salaries and wages	8,092	426	77	40	414	9,049
Cost of services	917	1,163	—	19	1,532	3,631
Cost of premises	2,186	—	—	61	1,470	3,717
Automobile	558	42	—	11	7	618
Telecommunications and distribution	2,080	—	35	6	(186)	1,935
Legal and accounting	661	—	—	—	121	782
Marketing	1,506	517		—	2,248	4,271
Other	2,590	39	—	—	1,952	4,581

Total	18,590	2,187	112	137	7,558	28,584

    The first time inclusion of Multikabel accounted for 21.9% of the total increase in selling, general and administrative expenses. As a percentage of revenues, selling, general and administrative expenses for Multikabel were approximately 24.7%.

    The 1999 acquisitions and 2000 acquisitions contributed approximately E249,000 to the increase in selling, general and administrative expenses. During 2000, Old PrimaCom's existing operations recorded an increase in selling, general and administrative expenses of approximately E7,558,000 or 75.6% of the total increase in selling, general and administrative expenses. The increase in salary and wages primarily relate to the addition of personnel needed to manage, operate and market its high-speed Internet access and digital television services. Cost of services, which includes temporary personnel and consultants, increased by E1,532,000 from 1999 levels. Almost the entire increase is directly associated with the new products and services offerings. Cost of premises increased by E1,470,000 in 2000. This increase primarily related to the expanded regional office in Leipzig where the head-end containing all the technical aspects for the delivery of all new products and services have been constructed and where the sales, service and construction activities for high-speed Internet access and digital television are now centered. In total, Old PrimaCom's office space more than tripled in this regional office. In addition, the fiber optic lines used to interconnect the five upgraded cities in the Sachsen/Sachsen-Anhalt/Thüringen region are included in the cost of premises. In 2000, these costs were approximately E267,000. Expanded regional offices in Berlin, Chemnitz and Hoyerswerda also contributed to the increase in cost of premises. Other less significant items include telecommunications and distribution expenses which decreased by E186,000 in 2000 and legal and accounting expenses, which increased by E121,000 during 2000 as compared to 1999. Marketing expenses increased by E2,248,000 in 2000. The entire increase was associated with the introduction an ongoing marketing efforts of high-speed Internet access and digital television services.

    Miscellaneous expenses include bank fees, office supplies, travel expenses, training and bad debt reserves. In 2000, miscellaneous expenses increased by E1,952,000 or 24.6% from E2,590,000. Of this, E925,000 related to a charge to increase the allowance for doubtful accounts receivable.

    In regard to the total increase in selling, general and administrative expenses, Old PrimaCom believes that substantially all of the increase in selling, general and administrative expense is related to the introduction of new products and services, which began in late 1999 and continued throughout 2000.

    Corporate overhead.  Corporate overhead consists of personnel expenses of senior management, financial accounting, information technology and legal staff. Additionally it includes personnel expenses of the key competence centers of the new product and services group. Old PrimaCom also records the non-cash compensation expense related to its share option plans in corporate overhead. This item also includes the licensing fees paid for its billing, subscriber and financial accounting system, the cost of the corporate office and legal and accounting and other costs and expenses related to the operation of its corporate office.

    Corporate overhead expenses increased by 38.7% from E12,413,000 in 1999 to E17,219,000 in 2000. For 1999, Old PrimaCom recorded non-cash compensation expense of E2,757,000 related to its share option plans, which were implemented in February 1999. In the same period in 2000, Old PrimaCom recorded a charge of approximately E3,558,000. The increase in this non-cash charge accounted for 16.7% of the total increase in corporate overhead. The other major component responsible for the increase in corporate overhead was the competence centers for the broadband group. The wages and salaries of staff, coupled with consultants, travel and legal and accounting costs associated with these activities, accounted for E1,423,000 in 2000. In 1999, Old PrimaCom expended approximately E623,000 in the new products and services group and corporate. The increase of E800,000 in 2000 accounted for 16.6% of the total increase in corporate overhead. The remaining components of corporate overhead increased by approximately E2,349,000 between the two periods. The increase primarily related to enlarged corporate headquarters and increased legal and accounting expenses related to due diligence and legal issues regarding its transformation into a multiservice broadband communications company.

    Depreciation and amortization.  Depreciation and amortization expense increased by 23.3% from E61,277,000 in 1999 to E75,530,000 in 2000. The primary factor responsible for the increase in depreciation and amortization expense was the increase in its depreciable asset base related to the 1999 and 2000 acquisitions and capital expenditures.

    Operating loss.  Operating loss increased by E16,307,000 from E10,874,000 in 1999 to E27,181,000 in 2000. The primary factors responsible for the increase in operating loss were the increase in non-cash compensation expense related to its share option plans of E801,000, the increase in non-cash depreciation and amortization expense of E14,253,000, the first time inclusion of the GEMA copyright royalty expense of E1,050,000 and the costs and expenses of the broadband group of approximately E10,000,000. These items were partially offset by the increase in cable television operating income derived from both internal growth and acquisitions.

    Interest expense.  Interest expense increased by E10,299,000 from E15,874,000 in 1999 to E26,173,000 in 2000. The primary factor was an increase in the average indebtedness from E238,500,000 to approximately E431,500,000. The increase in the average indebtedness primarily resulted from the funding of the Multikabel acquisition and, to a lesser extent, acquisitions in Germany and capital expenditures associated with the upgrade of Old PrimaCom's German networks.

    Other income.  Other income in 2000 was E1,690,000 and related to the sale of 15.4% of Old PrimaCom's holdings in MainzCom, a local city carrier in the city of Mainz. Old PrimaCom continues to own 22.0% of MainzCom.

    Loss from continuing operations before income taxes and other items.  Loss from continuing operations before income taxes and other items increased from E27,515,000 in the 1999 to E51,664,000 in 2000, for the reasons discussed under "—Operating loss" above.

    Income tax expense.  Income tax expense was E4,258,000 in 2000. Income tax expense relates to taxes on the net income of some subsidiaries. In accordance with German tax law, Old PrimaCom does not file a consolidated income tax return.

    Minority interest in net income of subsidiaries.  Minority interest in net income of subsidiaries increased from E70,000 to E94,000 primarily because of improved operating results in these companies.

    Loss from continuing operations.  Loss from continuing operations increased from E29,252,000 in 1999 to E56,144,000 in 2000 as a result of the factors discussed under "—Operating loss" above.

    Extraordinary loss.  Extraordinary loss of E8,180,000 was related to the refinancing and cancellation of Old PrimaCom's bank facility in September 2000. Old PrimaCom wrote-off the unamortized fees and expenses associated with this facility.

    Net loss.  Net loss was E64,324,000 in 2000 compared to net loss of E29,252,000 in 1999 for the reasons discussed under "—Operating loss" above.

    EBITDA and adjusted EBITDA.  In addition to other measurements, some of which are reflected in its statement of operations data, Old PrimaCom measures its financial performance by EBITDA and adjusted EBITDA. Old PrimaCom defines EBITDA as earnings (loss) before discontinued operations, extraordinary items, equity earnings (loss) in affiliate minority interests, gain (loss) on disposal of fixed assets, net interest expense, income taxes and depreciation and amortization. Old PrimaCom defines adjusted EBITDA as EBITDA plus non-cash compensation expense related to share options and nonoperating expenses less non-operating income. Other participants in the cable and broadband industries also use EBITDA and adjusted EBITDA, defined in a similar but often not exactly comparable manner, as measures of performance. Old PrimaCom believes that EBITDA and adjusted EBITDA are useful supplements to net income and other income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures and because they are the most commonly used measures in the cable television and broadband industries to analyze and compare cable television and broadband companies on the basis of operating performance, leverage and liquidity and because its senior secured credit facility requires it to meet financial tests measured by EBITDA and adjusted EBITDA. However, because these terms may not be defined by these other companies in exactly the same way as defined by Old PrimaCom or may reflect different adjustments, analysis and comparison of these measures may be difficult. EBITDA and adjusted EBITDA are not U.S. GAAP measures of income (loss) or cash flow from operations and should not be considered as alternatives to net income as an indication of its financial performance or as alternatives to cash flow from operating activities as a measure of liquidity. EBITDA decreased from E50,403,000 for 1999 to E48,349,000 for 2000, primarily as a result of the start-up costs of the broadband group, the first-time inclusion of GEMA copyright royalty expense and the increase in the non-cash compensation expense related to its share option plans. Adjusted EBITDA decreased from E53,160,000 in 1999 to E51,907,000 in 2000, and reflects the add back of non-cash compensation expenses relating to share options of approximately E3,558,000 in the year ended December 31,2000 and E2,757,000 in the year ended December 31, 1999.

  Years ended December 31, 1999 and 1998

    Revenues.  Revenues primarily include monthly subscription fees and to a lesser extent installation and connection fees related to cable television service. In 1999, Old PrimaCom launched its high-speed Internet access and recorded its first revenue associated with this product offering.

    Revenues increased by approximately 114.7% from E49,339,000 in 1998 to E105,949,000 in 1999. In general, the primary factors which impacted revenue growth in 1999 were the merger with Süweda, the acquisitions of CableStar Gesellschaft für Kommunikations-Systeme GmbH, Comtel Sachsen GmbH, Comtel Gorbitz GmbH, Acotec Kabelvision GmbH and Nehls & Schulz GmbH, which Old PrimaCom refers to as the 1998 acquisitions, as well as the 1999 acquisitions and increases in average subscribers and rate increases. In addition, a small amount of revenue was derived from the commercial launch of its high-speed Internet access product offering. The following table reflects the impact of each of the above noted factors on revenue in 1999:

	1998 Cable Television	Merger	1998 Acquisitions	1999 Acquisitions Growth	Internal Subscriber	Rate Increases	1999 Cable Television	1999 Internet
Average subscribers	360,256	493,229	22,634	27,836	717	907,574	907,574	25
Average monthly revenue per subscriber (E)	11.41	8.32	7.56	6.80	10.58	0.27	9.73	41

Total revenue (E'000)	49,339	49,259	2,101	2,270	91	2,879	105,939	10

    Süweda was merged into KabelMedia on December 30, 1998. However, for purposes of U.S. GAAP, the merger was accounted for as a reverse acquisition by Süweda of KabelMedia. As a result, Süweda's historical financial statements are treated as its historical statements. The 1998 statement of operations only includes the operating results of Süweda. On the date of the merger, KabelMedia served approximately 493,229 subscribers. In 1999, these subscribers contributed approximately E49,259,000 or 87.0% of the total revenue increase recorded in 1999.

    In 1998, Old PrimaCom (formerly Süweda) acquired approximately 53,186 subscribers. On average, approximately 22,634 of these subscribers contributed to revenue for the first time in 1999. For 1999, the 1998 acquisitions contributed approximately E2,101,000 or 3.7% of the total revenue increase recorded in 1999.

    In 1999, Old PrimaCom acquired approximately 42,806 subscribers. On average, approximately 27,836 of these subscribers contributed to revenue in 1999. The remaining 14,970 subscribers contributed to revenue growth for the first time in 2000. The 1999 acquisitions contributed approximately E2,270,000 or 4.0% of the total revenue increase in 1999.

    The remainder of the revenue growth in the cable television sector resulted from a combination of an increase in the existing average cable television subscribers from 1998 to 1999 and rate increases implemented on the cable television subscribers in both 1998 and 1999. For 1999, average cable television subscribers from the existing base increased by approximately 717 subscribers. In effect, average subscribers in the old German states increased by approximately 5,974 subscribers while subscribers in the new German states declined by approximately 5,257 subscribers. The decline in the new German states is believed to primarily relate to changes in demographics and a loss of population. The increase in average cable television subscribers contributed approximately E91,000 to revenue growth in 1999. Rate increases implemented in 1998 and 1999 contributed approximately E3,339,000 to revenue growth, which was partially offset by a E460,000 reserve against revenue related to a legal dispute in Chemnitz over a 1998 rate increase.

    The merger between KabelMedia and Süweda, 1998 acquisitions and 1999 acquisitions had the effect of reducing the average revenue per subscriber while the shift in subscribers from the old to the new German states and the rate increases had the effect of increasing the average revenue per subscriber. In total, the average revenue per cable television subscriber declined from approximately E11.41 in 1998 to approximately E9.73 in 1999.

    In October 1999, Old PrimaCom launched its high-speed Internet access product in Leipzig. By December 31, 1999, Old PrimaCom had approximately 150 connected subscribers subscribing to the service, which generated approximately E10,000 of revenue in 1999.

    Operations.  Operations include the cost of signal delivery fees paid to Deutsche Telekom, repair and maintenance related to the networks, labor related to the repair, maintenance and operation of the networks and materials. Operations costs increased by 87.9% from E13,062,000 in 1998 to E24,543,000 in 1999. In general, the primary factors which contributed to the increase in costs of operations were the merger (E9,130,000), 1998 acquisitions (E539,000), 1999 acquisitions (E729,000) and increased costs associated with day-to-day operations (E1,083,000).

	1998	Merger	1998 Acquisitions	1999 Acquisitions	Organic Growth	1999
	(E'000)	(E'000)	(E'000)	(E'000)	(E'000)	(E'000)
Signal delivery fees	10,499	5,782	399	329	1,583	18,592
Labor	2,449	1,453	119	51	(600)	3,472
Repair and maintenance	246	1,690	5	119	95	2,155
Cost of materials	(132)	205	16	230	5	324

Total	13,062	9,130	539	729	1,083	24,543

    In regard to the day-to-day operations, the most prominent increase related to signal delivery fees paid to Deutsche Telekom, which increased by approximately E1,583,000 in 1999. Almost all of this increase related to escalation clauses contained in several of its level 4 (B-1) contracts with KDG. Other factors included increases in repair and maintenance, and materials of E100,000 in aggregate. Offsetting these increases was a reduction in labor costs of approximately E600,000, which resulted from synergies achieved in both the merger with Süweda and the 1998 and 1999 acquisitions and reduced performance bonuses paid in 1999.

    As a percentage of revenue, operating expenses declined from 26.5% to 23.2% from 1998 to 1999.

    Selling, general and administrative.  Selling, general and administrative expenses primarily include salaries and wages of personnel directly involved in the general and administrative functions of the regional companies, telecommunications and billing expenses, expenses of leasing and maintaining the regional offices, sales and marketing expenses, cost of consultants and temporary personnel, automobile expense and legal and accounting expenses. It also includes travel expenses, bank expenses, office supplies and other minor items directly attributable to the regional offices. Selling, general and administrative expenses increased by 196.4% from E6,271,000 in 1998 to E18,590,000 in 1999. The primary factors which contributed to this increase include the merger between KabelMedia and Süweda (E9,710,000), the 1998 acquisitions (E516,000), the 1999 acquisitions (E254,000), increases required to maintain the day-to-day operations (E970,000) and expenses related to the launch of high-speed Internet access and preparation for the launch of digital television in the second half of 2000 (E869,000).

	1998	Merger	1998 Acquisitions	1999 Acquisitions	Organic Growth	New Products and Services	1999
	(E'000)	(E'000)	(E'000)	(E'000)	(E'000)	(E'000)	(E'000)
Salaries and wages	4,494	4,292	250	119	(1,063)	—	8,092
Telecommunications and billing	—	1,040	39	28	973	—	2,080
Cost of premises	444	1,493	31	—	65	153	2,186
Sales and marketing	749	613	1	—	143	—	1,506
Cost of services	—	438	—	—	—	479	917
Automobile	280	204	3	—	71	—	558
Legal and accounting	—	228	96	11	89	237	661
Other	304	1,402	96	96	692	—	2,590

Total	6,271	9,710	516	254	970	869	18,590

    In regard to the day-to-day operations, the single largest increase related to the costs and expenses of communicating with its subscribers through mailings as they were transferred to a new billing system. During 1999, Old PrimaCom transferred approximately 421,000 subscribers to a new billing system. Old PrimaCom also had to increase its phone lines and network capacity in the regional offices to handle the increased number of subscribers. In aggregate, Old PrimaCom incurred additional costs and expenses of approximately E973,000 in telecommunications and billing expenses. Old PrimaCom also upgraded and enlarged two of its regional offices, which resulted in higher lease expenses of E65,000. Other increases occurred in sales and marketing, automobiles, legal and accounting, rental fees on leased office equipment, bank fees related to processing subscriber receipts, collections expense and office supplies. In aggregate these items increased by E995,000. Offsetting a portion of the increases in selling, general and administrative expenses was a decrease in personnel costs of E1,063,000. The decrease in personnel expense resulted from synergies achieved in both the merger with Süweda, the 1998 and 1999 acquisitions and reduced performance bonuses paid in 1999.

    Old PrimaCom incurred approximately E869,000 of selling, general and administrative expenses related to the introduction of the high-speed Internet access product in Leipzig and the planned launch of digital television in the second half of 2000. The primary expenses were approximately E153,000 for new office space in Leipzig and approximately E716,000 for consultants, temporary personnel and legal advice.

    As a percentage of revenue, selling, general and administrative expenses increased from 12.7% to 17.5%. Excluding selling, general and administrative expenses associated with high-speed Internet access and digital television products, selling, general and administrative expenses were approximately 16.7% of revenue.

    Corporate overhead.  Corporate overhead has historically consisted of the personnel expenses of senior management, financial accounting, information technology and legal. Additionally it consists of licensing fees for its billing, subscriber and financial accounting systems, legal and accounting expenses, the cost of the corporate offices and other costs and expenses related to its corporate office. Corporate overhead increased by E11,135,000 from E1,278,000 to E12,413,000. The primary factors were the merger with Süweda (E6,961,000) and a non-cash compensation charge of E2,757,000 related to the share options issued in 1999. Old PrimaCom also added key personnel in corporate development, investor relations, legal, tax, controlling, and information technology. In total, personnel expense related to these functions increased by approximately E343,000. The increased cost related to a larger corporate office, director and officer and property insurance, and legal and accounting added approximately E639,000 in aggregate corporate overhead in 1999. 1999 was the first year that Old PrimaCom was a public company. The cost of the annual meeting and public filings increased costs by E230,000. Offsetting these increases were reductions in bonuses paid to corporate personnel of approximately E419,000.

    In addition in 1999, Old PrimaCom hired approximately 22 people who are responsible for the development, planning and marketing of high-speed Internet access and digital television. In 1999, personnel expense of these individuals was approximately E451,000. Advertising and promotion expenses related to the marketing of these new services and products were approximately E172,000 in 1999.

    As a percentage of revenue, corporate overhead increased from 2.6% in 1998 to 11.7% in 1999. Excluding the non-cash compensation charge related to the 1999 options, corporate overhead approximated 9.1% of revenue.

    Depreciation and amortization.  Depreciation and amortization expense increased by E45,205,000 from E16,072,000 in 1998 to E61,277,000 in 1999. The primary factor for the increase was the treatment of the merger as a reverse acquisition for U.S. GAAP accounting purposes. Of the additional depreciation and amortization recorded in 1999, approximately E42,437,000 was related to the merger. The remainder of the increase can be attributed to the 1998 acquisitions, 1999 acquisitions and an increase in depreciable assets related to capital expenditures made in 1998 and 1999.

    Operating profit (loss).  Operating loss was E10,874,000 in 1999 compared to an operating profit of E12,656,000 in 1998. The primary factors responsible for the loss were the large increase in depreciation and amortization associated with the accounting treatment of the merger, the increase in signal delivery fees paid to Deutsche Telekom, the non-cash compensation expense related to the 1999 share option grants and the costs and expenses associated with the launch of high-speed Internet and digital television.

    Interest expense.  Interest expense increased from E7,862,000 in 1998 to E15,874,000 in 1999 primarily because its average outstanding indebtedness increased from approximately E110,212,000 in 1998 to E238,459,000 in 1999. The increase in average indebtedness was primarily related to the merger. On December 31, 1998, one day after the merger was consummated, Old PrimaCom had approximately E332,800,000 of outstanding indebtedness. The net proceeds of approximately E103,425,000 from its initial public offering and the sale of foreign exchange contracts of E10,650,000 were used to repurchase its 13 5/8% senior discount notes on March 30, 1999, and reduced indebtedness to approximately E212,534,000. Additional indebtedness was incurred during the year to fund acquisitions.

    Other expense.  Other expense in 1999 primarily related to the write-off of a E767,000 note receivable, which originated from the sale of a cable network in 1997.

    Income (loss) from continuing operations before income taxes and other items.  Loss from continuing operations before income taxes and other items was E27,515,000 in 1999, compared to income of E4,562,000 in 1998. The primary factors responsible for the loss in 1999 were the large increase in depreciation and amortization associated with the accounting treatment of the merger, the increase in signal delivery fees paid to KDG, the non-cash compensation expense related to the 1999 share option grants, the costs and expenses associated with the launch of high-speed Internet access services and digital television and interest expense.

    Income tax expense.  Old PrimaCom's income tax expense increased by 101.6% from E827,000 in 1998 to E1,667,000 in 1999. German tax law does not allow for the filing of consolidated tax returns. In 1999, some operating subsidiaries reported net profits for tax purposes. Old PrimaCom undertook a corporate restructuring in 1999 to rationalize its structure subsequent to the merger and reduce its potential tax exposure in the operating companies. In total, 29 mergers were consummated at the operating level. The restructuring was completed in 2000.

    Minority interest in net income subsidiaries.  The decrease in minority interest in net income of subsidiaries from E303,000 in 1998 to E70,000 in 1999 primarily relates to its acquisitions of minority shares in Kabelcom Aachen Gesellschaft für Kabel-Kommunikation GmbH & Co KG in 1998. During 1999, Old PrimaCom increased its ownership position from approximately 87.6% to 97.8%. It is its intention to acquire the remaining 2.2% of Kabelcom Aachen.

    Income (loss) from discontinued operations.  There was no income or loss from discontinued operations in 1999.

    Net income (loss).  Net loss was E29,252,000 in 1999 compared to net income of E510,000 in 1998 for the reasons discussed in the above sections.

    EBITDA and adjusted EBITDA.  In addition to other measurements, some of which are reflected in its statement of operations data, Old PrimaCom measures its financial performance by EBITDA and adjusted EBITDA. Old PrimaCom defines EBITDA as earnings (loss) before discontinued operations, extraordinary items, equity earnings (loss) in affiliate minority interests, gain (loss) on disposal of fixed assets, net interest expense, income taxes and depreciation and amortization. Old PrimaCom defines adjusted EBITDA as EBITDA plus non-cash compensation expense related to share options and nonoperating expenses less non-operating income. Other participants in the cable and broadband industries also use EBITDA and adjusted EBITDA, defined in a similar but often not exactly comparable manner, as measures of performance. Old PrimaCom believes that EBITDA and adjusted EBITDA are useful supplements to net income and other income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures and because they are the most commonly used measures in the cable television and broadband industries to analyze and compare cable television and broadband companies on the basis of operating performance, leverage and liquidity and because its senior secured credit facility requires it to meet financial tests measured by EBITDA and adjusted EBITDA. However, because these terms may not be defined by these other companies in exactly the same way as defined by Old PrimaCom or may reflect different adjustments, analysis and comparison of these measures may be difficult. EBITDA and adjusted EBITDA are not U.S. GAAP measures of income (loss) or cash flow from operations and should not be considered as alternatives to net income as an indication of its financial performance or as alternatives to cash flow from operating activities as a measure of liquidity. EBITDA increased 75.4% from E28,728,000 in 1998 to E50,403,000 in 1999. Adjusted EBITDA increased 85.0% from E28,728,000 in 1998 to E53,160,000.

  Old PrimaCom's Liquidity and Capital Resources

    During the last three years, Old PrimaCom has relied on the following sources for necessary funding:

  •
  cash flow from operations,
  •
  borrowings under its bank facilities, and
  •
  issuance of senior notes.

    In September 2000, Old PrimaCom purchased Multikabel for approximately E250,600,000, including acquisition expenses and the assumption of approximately E124,452,000 of Multikabel debt, which was refinanced.

    At March 31, 2001, Old PrimaCom's aggregate consolidated indebtedness was approximately E765,683,000, comprised of E750,036,000 of bank debt outstanding, E12,630,000 of capital leases and E3,017,000 of deferred purchase obligations.

    For the three months ended March 31, 2001, Old PrimaCom generated net cash of E3,933,000 from operating activities, and for the year ended December 31, 2000, Old PrimaCom generated net cash from operating activities of E11,685,000.

    For the three months ended March 31, 2001, Old PrimaCom used cash in investing activities of E14,659,000, and net cash provided by financing activities amounted to E11,028,000. For the year ended December 31, 2000, Old PrimaCom used cash in investing activities of E387,759,000, of which approximately E245,915,000 related to the acquisition of Multikabel. Net cash provided by financing activities amounted to E372,350,000.

    Of the approximately E12,750,000 Old PrimaCom invested in capital expenditures for the three months ended March 31, 2001, approximately E9,676,000 related to the upgrade of its analog networks to broadband networks in Germany. At March 31, 2001, Old PrimaCom had approximately 385 km of fiber optic cable deployed in Germany passing approximately 224,000 homes. Of these homes approximately 118,000 were fully upgraded and ready to deliver two way services such as high speed Internet access and digital television. The remaining E3,074,000 spent on capital expenditure was to repair and maintain its existing cable television and broadband networks. Approximately E288,338,000 of the total capital used in investing activities for the year ended December 31, 2000, related to the acquisition of cable television networks, primarily Multikabel. The remainder of the capital used in investing activities related to the continued construction, expansion and upgrading of existing cable network systems. Old PrimaCom has only minimal commitments to make capital expenditures under the terms of concession or franchise agreements or otherwise, but it anticipates that it will continue to increase its capital expenditures in the future to further upgrade existing or newly acquired cable systems. To the extent cash flow is not sufficient to fund its capital expenditures, Old PrimaCom expects to borrow the necessary funds under its bank facility.

    Substantial amounts of depreciation and amortization expense and non-cash compensation expense have continued to contribute to Old PrimaCom's net losses. These expenses, however, did not result in a current outflow of cash. Depreciation and amortization expenses are expected to contribute to losses in the future.

    Old PrimaCom believes that EBITDA and adjusted EBITDA provide more meaningful measures of fixed cost coverage than does a deficiency of earnings to fixed charges. EBITDA and adjusted EBITDA amounts recorded in each period are not solely available to satisfy cash interest expense amounts payable by Old PrimaCom and may also be required for other corporate purposes, including increases in working capital, principal payments on debt, and capital expenditures. EBITDA and adjusted EBITDA for the three months ended March 31, 2001, were E16,321,000 and E17,164,000. Included in interest expense for the first quarter ended March 31, 2001 was non-cash amortization of capitalized financing fees of E558,000 and interest expense of E1,171,000 due to the decrease in the fair value of Old PrimaCom's interest rate caps and collars in the first quarter of 2001. EBITDA and adjusted EBITDA for the year ended December 31, 2000 were E48,349,000 and E51,907,000. Total interest expense for the same period was E26,173,000. Of the total interest expense recorded in the year, E4,633,000 related to non-cash interest expense and amortization of financing fees.

    For a discussion of New PrimaCom's liquidity and capital resources after the proposed business combination and a description of Old PrimaCom's senior secured credit facility, see "—New PrimaCom's operating and financial review and prospects—Liquidity."

Quantitative and qualitative disclosures of Old PrimaCom's market risk

    Old PrimaCom has a significant variable rate senior secured credit facility and as a result could be significantly affected by changes in interest rates. In this regard, changes in interest rates affect the interest paid on debt. To mitigate the effect of changes in interest rates, Old PrimaCom has entered into interest rate cap agreements.

    The following table provides information about its derivative financial instruments and other financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related applicable floating rate indices by expected maturity dates. For interest rate caps and floors, the table presents notional amounts and weighted-average strike rates by contractual maturity dates. Notional amounts are used to calculate the contractual cash flows to be exchanged under the contract.

Interest Rate Sensitivity
Principal (Notional) Amount by Expected Maturity
Average Interest Rate/Cap Strike Price

	2001	2002	2003	2004	2005	Thereafter	Total	Fair Value December 31, 2000
Variable-rate revolving credit facility (E'000) floating rate index EURIBOR plus 0.75%- 2.50%:	955	—	—	—	—	735,236	736,191	736,191
Interest rate derivative
Financial instruments related to variable-rate revolving credit facility interest rate caps
Notional Amount (E'000)					225,000	—	—	(605)
Average Strike Rate(1)					5.1833%	—	—	—
Average Floor Rate(2)					3.6125%	—	—	—

(1)
Average strike rate of interest rate cap agreements.
(2)
Average floor rate as to E175,000,000 of notional account.

Operating and financial review and prospects of EWT

  Overview

    The following discussion refers to EWT's financial performance for the three months ended March 31, 2001 as compared to its financial performance for the three months ended March 31, 2000, as well as EWT's financial performance for the year ended December 31, 2000 as compared to the year ended December 31, 1999, and its financial performance for the year ended December 31, 1999 as compared to the year ended December 31, 1998. It also includes a discussion of EWT's liquidity and capital reserves as of December 31, 2000 and March 31, 2001.

    In October 2000, UPC Germany acquired EWT. UPC Germany accounted for the acquisition using the purchase method of accounting with all purchase accounting adjustments pushed down to EWT's consolidated financial statements. Accordingly, the purchase price was allocated to the underlying assets and liabilities using their fair values at the time of the acquisition. The excess of cost over the fair value of net tangible assets acquired was allocated to some identifiable intangibles and goodwill. Because of the change of accounting, EWT presents its financial statements through September 30, 2000 on a predecessor basis and thereafter on a successor basis.

    EWT measures its financial performance in large part with reference to EBITDA and EBITDA adjusted for one-time compensation expenses paid to EWT management at the time of the sale of EWT to UPC Germany, which New PrimaCom refers to as compensation-adjusted EBITDA. EWT defines EBITDA as earnings (loss) before discontinued operations, extraordinary items, equity earnings (loss) in affiliate minority interests, gain (loss) on disposal of fixed assets, net interest expense, income taxes and depreciation and amortization. EWT defines compensation-adjusted EBITDA as EBITDA plus the one-time compensation expense of E6,160,000 in 2000, approximately E120,000 in the first quarter of 2000 and approximately E587,000 in the first quarter of 2001. Other participants in the cable and broadband industries also use EBITDA and compensation-adjusted EBITDA, defined in a similar but often not exactly comparable manner, as measures of performance. EWT believes that EBITDA and compensation-adjusted EBITDA are useful supplements to net income and other income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures and because they are the most commonly used measures in the cable television and broadband industries to analyze and compare cable television and broadband companies on the basis of operating performance, leverage and liquidity and because its credit facility requires it to meet financial tests measured by EBITDA. However, because these terms may not be defined by these other companies in exactly the same way as defined by EWT or may reflect different adjustments, analysis and comparison of these measures may be difficult. EBITDA and compensation-adjusted EBITDA are not U.S. GAAP measures of income (loss) or cash flow from operations and, therefore, should not be considered as alternatives to net income and cash flow from operating activities as measures of EWT's financial performance and liquidity.

    Introduction of the euro.  On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the euro. The participating countries adopted the euro as their common legal currency on that day. The euro trades on currency exchanges and is available for non-cash transactions during the transition period between January 1, 1999 and January 1, 2002. During this transition period, the existing currencies are scheduled to remain legal tender in the participating countries as denominations of the euro and public and private parties may pay for goods and services using either the euro or the participating countries' existing currencies.

    During the transition period, within countries which have adopted the euro, all companies' billing systems will include amounts in euro as well as the respective country's existing currency. EWT does not expect the introduction of the euro to affect materially its cable television or other operations.

    New Accounting Standards.  In June 2001, the Financial Accounting Standards Board authorized the issuance of Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS No. 141 requires intangible assets to be recognized if they arise from contractual or legal rights or are "separable", i.e., it is feasible that they may be sold, transferred, licensed, rented, exchanged or pledged. As a result, it is likely that more intangible assets will be recognized under SFAS No. 141 than its predecessor, APB Opinion No. 16, although in some instances previously recognized intangibles will be subsumed into goodwill.

    Under SFAS No. 142, goodwill will no longer be amortized on a straight line basis over its estimated useful life, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is to be performed on a reporting unit level. A reporting unit is defined as an SFAS No. 131 operating segment or one level lower. Goodwill will no longer be allocated to other long-lived assets for impairment testing under SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Additionally, goodwill on equity method investments will no longer be amortized; however, it will continue to be tested for impairment in accordance with Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. Under SFAS No. 142, intangible assets with indefinite lives will not be amortized. Instead they will be carried at the lower of cost or market value and tested for impairment at least annually. All other recognized intangible assets will continue to be amortized over their estimated useful lives.

    SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, although goodwill on business combinations consummated after July 1, 2001 will not be amortized. On adoption, the company may need to record a cumulative effect adjustment to reflect the impairment of previously recognized intangible assets. In addition, goodwill on prior business combinations will cease to amortized. EWT has not determined the impact that these Statements will have on intangible assets or whether a cumulative effect adjustment will be required upon adoption.

  Three months ended March 31, 2000 and 2001

    Accounting Change.  Effective January 1, 2001, EWT adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Activities", or SFAS 133, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. In connection with the adoption of SFAS 133, EWT recorded a transition adjustment of E198,000 related to the fair value of the interest rate cap and swap derivative instruments as of January 1, 2001. This amount has been presented as the cumulative effect of change in accounting principle in EWT's March 31, 2001 unaudited interim financial statements. EWT uses derivative instruments primarily to manage exposures to interest rate risks.

    Revenues.  Revenues primarily include subscription fees for cable television service. In addition to cable television subscription revenue, EWT also generates a small proportion of its revenue from the maintenance of networks owned by cable television subscribers serviced by other cable network operators and for whom EWT provides network maintenance only. Historically, EWT has also recognized other revenue from the provision of cable-related services, including the sale of monitoring systems and other cable television applications, the construction of cable networks for other operators, the sale of communications systems and the maintenance of cable networks for other operators. As a percentage of total revenue, EWT expects revenue from these ancillary services to decrease due to the anticipated increase in subscription revenues. In 1999, EWT launched high-speed Internet access and telephony service on a limited trial basis. As a percentage of total revenue, EWT expects revenue related to Internet access and telephony service to increase in the future when these services are offered on a larger scale.

	March 31, 2000	March 31, 2001
Average cable television subscribers	570,799	585,744
Average monthly revenue per subscriber (E'000)	6.48	6.54
Cable television subscription revenue (E'000)	11,096	11,492
Cable television associated maintenance revenue (E'000)	254	275

Total cable television revenue (E'000)	11,350	11,767
Monitoring systems and other cable television applications (E'000)	634	—
Network construction and sale of communications systems (E'000)	444	376
Cable television network maintenance revenue (E'000)	80	150
Other (E'000)	74	158

Total other revenue (E'000)	1,232	684

Total revenue (E'000)	12,582	12,451

    Total revenues decreased by 1.0% from E12,582,000 for the three months ended March 31, 2000 to E12,451,000 for the three months ended March 31, 2001. Revenue from cable television subscriptions increased 3.6% from E11,096,000 for the three months ended March 31, 2000 to E11,492,000 for the three months ended March 31, 2001, primarily as a result of organic subscriber growth and, to a lesser extent, increased average revenue per subscriber. The increased revenue from cable television operations was offset by the decrease in other revenues, which decreased by 44.5% from E1,232,000 for the three months ended March 31, 2000 to E684,000 for the three months ended March 31, 2001. Other revenue predominantly related to network construction and the sale of communication systems to third parties, as well as network maintenance for other cable operators. Historically, EWT has leveraged its knowledge and expertise in providing these products and services to third parties. However, in the future, revenue from these products is expected to continue to decrease as a percentage of total revenue as subscription revenues increase. Other revenues for the three months ended March 31, 2000 also included revenue from the sale of monitoring systems and other cable television applications from EWT's 51% stake in MicroSYST Systemelektronic GmbH, which developed and produced cable-related and electronic applications. EWT sold MicroSYST in October 2000. In addition, included in other revenue are revenues from EWT's telephony and Internet services. At March 31, 2001, EWT had 125 subscribers to its trial telephony product and 92 subscribers to its high-speed Internet product, which generated total revenue for the three months ended March, 31 2001 of E12,000.

    Operations.  Operating expenses related to the provision of cable television services primarily include signal delivery fees paid to KDG and successor private operators, copyright royalties, labor, materials and other expenses related to EWT's facilities and the repair and maintenance of its networks.

	March 31, 2000	March 31, 2001
	E'000	E'000
Signal delivery fees	2,827	1,242
Copyright royalties	174	148
Labor	1,863	1,843
Materials	312	306
Other repair and maintenance	150	140
Facilities	99	140
Other	97	34

Total	5,522	3,853

    Total operating expenses decreased 30.2% from E5,522,000 for the three months ended March 31, 2000 to E3,853,000 for the three months ended March 31, 2001. Signal delivery fees for the three months ended March 31, 2001 included a net adjustment related to prior years of E1,504,000. The adjustment was due to the reversal of a prior year accrual for KDG signal fees following an agreement reached in 2001 between EWT and KDG. Excluding this net adjustment, signal delivery fees increased for the three months ended March 31, 2001 due to higher fees charged under several signal delivery contracts which provide for annual fee increases during their initial contract periods.

    Copyright royalties decreased for the three months ended March 31, 2001 compared to the three months ended March 31, 2000 due to a reduction in the amounts accrued by EWT for payment of local copyright fees that may be required in connection with litigation between EWT and the Bavarian Authority for New Media. Management reassessed the expected liabilities related to that litigation based upon a court decision favorable to EWT's legal position and contrary to a prior decision in a separate court case, which was adverse to that position. This litigation, which involves the assessment of a "customer participation fee" of approximately E1.02 per subscriber per month, is currently pending before the higher regional court in Munich.

    GEMA, one of the German copyright collection agencies, has announced its intention to assess royalties for the retransmission of copyright-protected material retroactively to July 1, 1997. However, EWT has been informed by GEMA that royalties will be assessed only if copyright-protected programming is received by cable operators through their own head-ends, but not if they receive the programming through the signal delivery points of KDG or a successor private network operator, in which case GEMA considers the royalty fees to be payable by KDG or the successor private operator to cover all further retransmission. EWT retransmits programming originally received through KDG or a successor private operator to approximately 65% of its subscribers.

    EWT has not entered into an agreement with GEMA with respect to the payment of copyright royalties. However, EWT is a member of ANGA, an association of German cable operators, which has entered into a framework agreement with GEMA that provides a discount from the standard royalty fee. Accordingly, the monthly royalties payable by EWT will be 4% on approximately 35% of its subscription revenue for the period beginning July 1, 1997. In anticipation of GEMA's royalty assessment, EWT has agreed upon a subscription fee increase with respect to some of its concession agreements, to be effective at the time GEMA begins collecting royalties. In addition, EWT has accrued amounts for royalties that may be assessed by GEMA on this discounted basis retroactively to July 1, 1997.

    Labor, materials and other repair and maintenance expenses generally remained consistent with prior periods. Materials costs primarily related to the acquisition of materials for resale to third parties. The increase in facilities expense primarily related to increased charges under existing rental contracts and minor refurbishment and maintenance of properties used for operating activities. Other operating expenses predominantly related to sales commissions and other expenses. In total, operating expenses as a percentage of revenue decreased from 43.9% in the first quarter of 2000 to 30.9% in the first quarter of 2000.

    Selling, general and administrative.  Selling, general and administrative expenses primarily include salaries and wages of personnel directly involved in sales, general and administrative functions, as well as expenses related to telecommunications, automobile, advertising, legal, billing and other general and administrative expenses.

	March 31, 2000	March 31, 2001
	E'000	E'000
Salaries and wages	877	1,256
Telecommunication and distribution	125	131
Automobile	126	177
Marketing	26	66
Legal and accounting	128	92
Other general and administrative	181	197
Billing expenses	64	64
Other	174	190

Total	1,701	2,173

    Selling, general and administrative expenses increased 27.7%, from E1,701,000 for the three months ended March 31, 2000 to E2,173,000 for the three months ended March 31, 2001, primarily as a result of increased salaries and wages. Salaries and wages for the three months ended March 31, 2001 included E587,000 relating to the amortization of prepaid compensation. Excluding this charge, salaries and wages for the three months ended March 31, 2001 have decreased compared to the three months ended March 31, 2000, primarily due to a reorganization following the acquisition by United Pan-Europe and the sale of MicroSYST and FCA in October 2000.

    At the time of the sale of EWT to UPC Germany in October 2000, EWT made one-time compensation payments totaling E10,226,000 to approximately 25 members of EWT's management and staff, including key personnel and long-time employees. Of the total payments, E6,160,000 related to services provided through December 31, 2000, and was included in selling, general and administrative expense for 2000. The remaining E4,066,000 is pre-paid compensation for the future service of these employees, and is being expensed over agreed service periods, the longest of which ends on October 31, 2002. These amounts can be recovered by EWT if employment is terminated before the end of the service-period.

    Automobile expenses for the three months ended March 31, 2001 have increased due to increased costs including fuel, insurance, and taxes. Marketing expense has increased for the three months ended March 31, 2001 due to greater project-based marketing activity being carried out. Legal and accounting expense decreased from E128,000 for the three months ended March 31, 2000 to E92,000 for the three months ended March 31, 2001 due to previously outsourced accounting and book-keeping services being performed in-house in 2001. Telecommunication and distribution, other general and administrative and other expenses remained consistent with prior periods, as did billing expenses. Billing expenses relate to the out-sourcing of billing and revenue collection to housing associations. The housing associations bear all of the risks associated with revenue collection, including non-payment.

    Depreciation and amortization.  Depreciation and amortization expenses increased 546.6% from E3,478,000 for the three months ended March 31, 2000 to E22,490,000 for the three months ended March 31, 2001. The increase primarily related to the amortization of goodwill and other intangibles from UPC Germany's acquisition of EWT, effective October 2, 2000. The acquisition price paid by UPC Germany for EWT was allocated to EWT's customer list, goodwill and other intangibles, resulting in increased amortization expenses. In addition, depreciation expenses increased due to an increase in EWT's depreciable asset base resulting from capital expenditures.

    Operating profit (loss).  Operating profit (loss) decreased 954.1% from a profit of E1,881,000 for the three months ended March 31, 2000 to a loss of E16,065,000 for the three months ended March 31,

2001. The decrease in operating profit (loss) primarily related to increased amortization, as noted above.

    Interest expense.  Interest expense increased by 5.2% from E1,323,000 for the three months ended March 31, 2000 to E1,392,000 for the three months ended March 31, 2001. The increase was primarily due to an increase in the average debt outstanding in 2001, caused by the financing in the fourth quarter of 2000 of the one-time compensation payment to management and staff and the acquisition of the minority interest in RFC Radio-, Fernseh-und Computertechnik GmbH.

    Other non-operating income, net.  Other non-operating income, net, increased from E270,000 for the three months ended March 31, 2000 to E291,000 for the three months ended March 31, 2001.

    Income tax benefit (expense).  Income tax expense was E356,000 for the three months ended March 31, 2000, compared to a benefit of E727,000 for the three months ended March 31, 2001.

    EBITDA.  EWT measures its financial performance in large part with reference to EBITDA and compensation-adjusted EBITDA. EWT defines EBITDA as earnings (loss) before discontinued operations, extraordinary items, equity earnings (loss) in affiliate minority interests, gain (loss) on disposal of fixed assets, net interest expense, income taxes and depreciation and amortization. EWT defines compensation-adjusted EBITDA as EBITDA plus the one-time compensation expense of approximately E120,000 for three months ended March 31, 2000 and E587,000 for the three months ended March 31, 2001. Other participants in the cable and broadband industries also use EBITDA and compensation-adjusted EBITDA, defined in a similar but often not exactly comparable manner, as measures of performance. EWT believes that EBITDA and compensation-adjusted EBITDA are useful supplements to net income and other income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures and because they are the most commonly used measures in the cable television and broadband industries to analyze and compare cable television and broadband companies on the basis of operating performance, leverage and liquidity and because its credit facility requires it to meet financial tests measured by EBITDA. However, because these terms may not be defined by these other companies in exactly the same way as defined by EWT or may reflect different adjustments, analysis and comparison of these measures may be difficult. EBITDA and compensation-adjusted EBITDA are not U.S. GAAP measures of income (loss) or cash flow from operations and, therefore, should not be considered as alternatives to net income and cash flow from operating activities as measures of EWT's financial performance and liquidity.

    EBITDA increased from E5,359,000 for the three months ended March 31, 2000 to E6,425,000 for the three months ended March 31, 2001, primarily as a result of decreased operating expenses, offset in part by the one-time compensation expense in the first quarter of 2001 of E587,000. Compensation-adjusted EBITDA, which removes the effect of the one-time compensation payment, increased from E5,359,000 for the three months ended March 31, 2000, to E7,012,000 for the three months ended March 31, 2001.

  Years ended December 31, 1999 and 2000

    Revenues.  Revenues primarily include subscription fees for cable television service. In addition to cable television subscription revenue, EWT also generates a small proportion of its revenue from the maintenance of networks owned by cable television subscribers serviced by other cable network operators and for whom EWT provides network maintenance only. Historically, EWT has also recognized other revenue from the provision of cable-related services, including the sale of monitoring systems and other cable television applications, the construction of cable networks for other operators, the sale of communications systems and the maintenance of cable networks for other operators. As a percentage of total revenue, EWT expects revenue from these ancillary services to decrease due to the anticipated increase in subscription revenues. In 1999, EWT launched high-speed Internet access and telephony service on a limited trial basis. As a percentage of total revenue, EWT expects revenue related to Internet access and telephony service to increase in the future when the services are offered on a larger scale.

	December 31, 1999	December 31, 2000
Average cable television subscribers	547,150	567,000
Average monthly revenue per subscriber (E)	6.31	6.56
Cable television subscription revenue (E'000)	41,430	44,634
Cable television associated maintenance revenue (E'000)	1,027	1,071

Total cable television revenue (E'000)	42,457	45,705
Monitoring systems and other cable television applications (E'000)	2,347	1,592
Network construction and sale of communications systems (E'000)	2,759	2,625
Cable television network maintenance revenue (E'000)	793	662
Other (E'000)	612	233

Total other revenue (E'000)	6,511	5,112

Total revenue (E'000)	48,968	50,817

    Total revenues increased by 3.8% from E48,968,000 in 1999 to E50,817,000 in 2000. Revenue from cable television subscriptions increased 7.7% from E41,430,000 in 1999 to E44,634,000 in 2000, primarily as a result of organic subscriber growth and, to a lesser extent, increased average revenue per subscriber. The average revenue per subscriber increased as a result of increased tariffs in new concession agreements that replaced existing agreements and in concession agreements that were extended at the end of 1999. Total other revenue decreased 21.5% from E6,511,000 in 1999 to E5,112,000 in 2000. The increased revenue from cable television operations was partially offset by the decrease in other revenues. Revenue from the sale of monitoring systems and other cable television applications decreased due to the sale of EWT's 51% stake in MicroSYST in 2000, which developed and produced cable-related and electronic applications. The results are consolidated through September 30, 2000. Other revenue predominantly related to network construction and the sale of communications systems to third parties, as well as network maintenance for other cable operators. Historically, EWT has leveraged its knowledge and expertise in providing these products and services to third parties. However, in the future, revenue from these products is expected to continue to decrease as a percentage of total revenue as subscription revenues increase. In addition, included in other revenue are revenues from EWT's telephony and Internet services. At the end of 2000, EWT had 126 subscribers to its trial telephony product and 115 subscribers to its high-speed Internet product, which generated total revenue for the year of E33,000.

    Operations.  Operating expenses related to the provision of cable television services primarily include signal delivery fees paid to KDG and successor private operators, copyright royalties, labor, materials and other expenses related to EWT's facilities and the repair and maintenance of its networks.

	December 31, 1999	December 31, 2000
	E'000	E'000
Signal delivery fees	8,912	9,577
Copyright royalties	547	564
Labor	7,000	7,312
Materials	504	788
Other repair and maintenance	741	875
Facilities	534	547
Other	1,193	1,164

Total	19,431	20,827

    Total operating expenses increased 7.2% from E19,431,000 in 1999 to E20,827,000 in 2000. The increase in signal delivery fees is primarily due to KDG commencing billings for a number of signal delivery connection points from which EWT had been receiving KDG signal previously, but for which no billings had been assessed pending an agreement on rates. KDG has not billed EWT for the periods prior to the date on which EWT reached agreement with them on rates. In addition, the increase is due to higher fees charged under several signal delivery contracts which provide for annual fee increases during their initial contract periods. These increases were partially offset by the consolidation of some KDG signal delivery points, resulting in reductions under the KDG fee schedule.

    EWT also experienced slight increases in labor, materials and other expenses related to network repair and maintenance during 2000. Materials costs primarily relate to the acquisition of materials for resale to third parties. Facilities expenses primarily relate to rent expenses for buildings used for operating activities. Other operating expenses predominantly relate to sales commission and other expenses. In total, operating expenses as a percentage of revenue increased from 39.7% in 1999 to 41.0% in 2000.

    GEMA, one of the German copyright collection agencies, has announced its intention to assess royalties for the retransmission of copyright-protected material retroactively to July 1, 1997. However EWT has been informed by GEMA that royalties will be assessed only if copyright-protected programming is received by cable operators through their own head-ends, but not if they receive the programming through the signal delivery points of KDG or a successor private network operator, in which case GEMA considers the royalty fees payable by KDG or the successor private network operator to cover all further retransmission. EWT retransmits programming originally received through KDG to approximately 65% of its subscribers.

    EWT has not entered into an agreement with GEMA with respect to the payment of copyright royalties. However, EWT is a member of ANGA, an association of German cable operators, which has entered into a framework agreement with GEMA that provides a discount from the standard royalty fee. Accordingly, the monthly royalties payable by EWT will be 4% on approximately 35% of its subscription revenue for the period beginning July 1, 1997. In anticipation of GEMA's royalty assessment, EWT has agreed to a subscription fee increase with respect to some of its concession agreements, to be effective at the time GEMA begins collecting royalties. In addition, EWT has accrued amounts for royalties that may be assessed by GEMA on this discounted basis retroactively to July 1, 1997.

    Selling, general and administrative.  Selling, general and administrative expenses primarily include salaries and wages of personnel directly involved in sales, general and administrative functions, as well as expenses related to telecommunications, vehicles, advertising, legal, billing and other general and administrative expenses.

	December 31, 1999	December 31, 2000
	E'000	E'000
Salaries and wages	3,094	9,336
Telecommunication and distribution	619	605
Automobile	655	731
Marketing	808	826
Legal and accounting	624	607
Other general and administrative	723	745
Billing expenses	365	352
Other	151	1,035

Total	7,039	14,237

    Selling, general and administrative expenses increased 102.3% in 2000, from E7,039,000 in 1999 to E14,237,000 in 2000, primarily as a result of increased salaries and wages. At the time of the sale of

EWT to UPC Germany in 2000, EWT made one-time compensation payments totaling E10,226,000 to approximately 25 members of EWT's management and staff, including key personnel and long-time employees. Of the total payments, E6,160,000 related to services provided through December 31, 2000, and was included in selling, general and administrative expense for 2000. The remaining E4,066,000 was pre-paid compensation for the future service of these employees, and will be expensed over agreed service periods, the longest of which ends on October 31, 2002. These amounts can be recovered by EWT if employment is terminated before the end of the service period. Billing expenses relate to the out-sourcing of billing and revenue collection to housing associations. The housing associations bear all of the risks associated with revenue collection including non-payment. The increase in other selling, general and administrative expense is primarily due to costs incurred in 2000 for the expansion of Internet services to a wider market.

    Depreciation and amortization.  Depreciation and amortization expenses increased by 145.9% from E13,667,000 in 1999 to E33,606,000 in 2000. The increase primarily related to the amortization of goodwill and other intangibles from UPC Germany's acquisition of EWT, effective October 2, 2000. The acquisition price paid by UPC Germany for EWT was allocated to EWT's customer list, goodwill and other intangibles, resulting in increased amortization expenses. In addition, depreciation expenses increased due to an increase in EWT's depreciable asset base resulting from capital expenditures in 1999 and 2000.

    Operating profit (loss).  Operating profit (loss) decreased 302.2% from a profit of E8,831,000 in 1999 to a loss of E17,853,000 in 2000. The decrease is primarily due to expense from the above-described one-time compensation payment to management and staff of E6,160,000 in 2000, increased operating expenses of E1,396,000, mainly due to the commencement of KDG's billing of signal delivery fees following agreement on rates and an increase in non-cash depreciation and amortization expense of E19,939,000.

    Interest expense.  Interest expense increased by 5.9% from E5,044,000 in 1999 to E5,344,000 in 2000. The increase is primarily due to an increase in the average debt outstanding caused by the financing of the one-time compensation payment to management and staff and the acquisition of the minority interest in RFC.

    Other non-operating income, net.  Other non-operating income, net, decreased from E2,329,000 in 1999 to E468,000 in 2000. This decrease primarily is attributable to a one-off adjustment of accruals in 1999 that substantially increased 1999 other non-operating income, net. The 1999 adjustment related to amounts accrued by EWT for payments that may be required in connection with litigation between EWT and the Bavarian Authority for New Media following Management's reassessment of the expected liabilities related to that litigation. This reassessment was based upon a court decision favorable to EWT's legal position and contrary to a prior decision in a separate court case, which was adverse to that position. This litigation, which involves the assessment of a "customer participation fee" of approximately E1.02 per subscriber per month, is currently pending before the higher regional court (Oberlandesgericht) in Munich.

    Income tax benefit (expense). The tax benefit in 2000 is primarily attributable to a change in the statutory German tax rate in October 2000. The change in rate from approximately 50% to 35% when applied to the temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes resulted in the recognition of approximately E31,009,000. Income tax expense was E3,047,000 in 1999, compared to a benefit of E36,863,000 in 2000.

    EBITDA.  EWT measures its financial performance in large part with reference to EBITDA and compensation-adjusted EBITDA. EWT defines EBITDA as earnings (loss) before discontinued operations, extraordinary items, equity earnings (loss) in affiliate minority interests, gain (loss) on disposal of fixed assets, net interest expense, income taxes and depreciation and amortization. EWT defines compensation-adjusted EBITDA as EBITDA plus the one-time compensation expense of E6,160,000 in 2000. Other participants in the cable and broadband industries also use EBITDA and adjusted EBITDA, defined in a similar but often not exactly comparable manner, as measures of performance. EWT believes that EBITDA and adjusted EBITDA are useful supplements to net income and other income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures and because they are the most commonly used measures in the cable television and broadband industries to analyze and compare cable television and broadband companies on the basis of operating performance, leverage and liquidity and because its credit facility requires it to meet financial tests measured by EBITDA. However, because these terms may not be defined by these other companies in exactly the same way as defined by EWT or may reflect different adjustments, analysis and comparison of these measures may be difficult. EBITDA and compensation-adjusted EBITDA are not U.S. GAAP measures of income (loss) or cash flow from operations and, therefore, should not be considered as alternatives to net income and cash flow from operating activities as measures of EWT's financial performance and liquidity.

    EBITDA decreased from E22,498,000 in 1999 to E15,753,000 in 2000, primarily as a result of increased selling, general and administrative expenses principally due to the one-time compensation payments during 2000 totaling E6,160,000 and, to a lesser extent, due to the commencement of KDG's billing of signal delivery fees in 2000, following agreement on rates and increased costs incurred in 2000 for the expansion of Internet service to a wider market. Compensation-adjusted EBITDA, which removes the effect of the one-time compensation payment, decreased 2.6% from E22,498,000 in 1999 to E21,913,000 in 2000.

  Years ended December 31, 1998 and 1999

    Revenues.  Revenues primarily include subscription fees for cable television service. In addition to cable television subscription revenue, EWT also generates a small proportion of its revenue from the maintenance of networks owned by cable television subscribers serviced by other cable network operators and for whom EWT provides network maintenance only. Historically, EWT has also recognized other revenue from the provision of cable related services, including the sale of monitoring systems and other cable television applications, the construction of cable networks for other operators, the sale of communications systems and the maintenance of cable networks for other operators. As a percentage of total revenue, EWT expects revenue from these ancillary services to decrease due to anticipated increases in subscription revenues. In 1999, EWT launched high-speed Internet access and telephony service on a limited trial basis. As a percentage of total revenue, EWT expects its revenue related to Internet access and telephony service to increase in the future when these services are offered on a much larger scale.

	December 31, 1998	December 31, 1999
Average television subscribers	539,935	547,150
Average monthly revenue per subscriber (E)	6.25	6.31
Cable television subscription revenue (E'000)	40,495	41,430
Cable television association maintenance revenue (E'000)	958	1,027

Total cable television revenue (E'000)	41,453	42,457
Monitoring systems and other cable television applications (E'000)	1,975	2,347
Network construction and sale of communications systems (E'000)	1,936	2,759
Cable television network maintenance (E'000)	731	793
Other (E'000)	584	612

Total other revenue (E'000)	5,226	6,511

Total revenue (E'000)	46,679	48,968

    Total revenues increased by 4.9% from E46,679,000 in 1998 to E48,968,000 in 1999. Revenue from cable television subscriptions increased 2.3% from E40,495,000 in 1998 to E41,430,000 in 1999, primarily as a result of organic subscriber growth and, to a lesser extent, increased average revenue per subscriber. The average revenue per subscriber increased as a result of increased tariffs in new concession agreements that replaced existing agreements and in concession agreements that were extended at the end of 1999. Total other revenue increased from E5,226,000 in 1998 to E6,511,000 in 1999, primarily as a result of increased sales to third parties of monitoring systems and other cable television applications, as well as increased activity in network construction and communication systems.

    Operations.  Operating expenses related to the provision of cable television services primarily include signal delivery fees paid to KDG and successor private operators, copyright royalties, labor, materials and other expenses related to facilities and the repair and maintenance of EWT's networks.

	December 31, 1998	December 31, 1999
	E'000	E'000
Signal delivery fees	9,311	8,912
Copyright royalties	557	547
Labor	6,383	7,000
Materials	150	504
Other repair and maintenance	782	741
Facilities	528	534
Other	1,057	1,193

Total	18,768	19,431

    Total operating expenses increased 3.5% from E18,768,000 in 1998 to E19,431,000 in 1999. Signal delivery fees decreased 4.3% in 1999 due to the commencement of a new agreement with KDG, which provided a discount. During 1999, negotiations continued between EWT and KDG on the rates to be charged by KDG for signal delivery to EWT through a number of KDG signal delivery points. While these negotiations were ongoing, KDG did not bill and EWT did not pay or accrue fees in relation to these delivery points. The decrease in signal delivery fees was offset by increases in labor and materials costs. Material costs increased from E150,000 in 1998 to E504,000 in 1999 due to an increase in network construction and increased purchases of materials resold by EWT as parts of communications systems. Labor costs increased due to the hiring of additional employees. Facilities expenses primarily related to rent expenses for buildings used for operating activities. In total, operating expenses as a percentage of revenue decreased from 40.2% in 1998 to 39.7% in 1999.

    Selling, general and administrative.  Selling, general and administrative expenses primarily include salaries and wages of personnel directly involved in sales, general and administrative functions, as well as expenses related to telecommunications, vehicles, advertising, legal, consulting, billing and other general and administrative expenses.

	December 31, 1998	December 31, 1999
	E'000	E'000
Salaries and wages	2,822	3,094
Telecommunications and distribution	595	619
Automobile	653	655
Marketing	801	808
Legal and accounting	690	624
Other general and administrative	643	723
Billing expenses	341	365
Other	783	151

Total	7,328	7,039

    Selling, general and administrative expenses decreased 3.9% in 1999, from E7,328,000 in 1998 to E7,039,000 in 1999. The decrease in selling, general and administrative expenses in 1999 as compared to 1998 is primarily due to development costs in 1998 to commence EWT's trial provision of telephony services. This decrease was partially offset by an increase in salary and wages due to the hiring of additional employees.

    Depreciation and amortization.  Depreciation and amortization expense increased by 5.9% from E12,900,000 in 1998 to E13,667,000 in 1999. The increase primarily relates to an increase in depreciable assets due to capital expenditures for the buildout and upgrade of EWT's networks in 1998 and 1999.

    Operating profit (loss).  Operating profit (loss) increased 14.9% from E7,683,000 in 1998 to E8,831,000 in 1999. The increase is primarily due to lower operating expenses as a percentage of revenue as a result of decreased signal-delivery-related fees, as well as decreased selling, general and administrative fees, as described above.

    Interest expense.  Interest expense decreased 6.2% from E5,378,000 in 1998 to E5,044,000 in 1999. The decrease is a result of the repayment of project loans during 1998 and 1999, as well as a reduction in the interest rates on the remaining loans.

    Other non-operating income, net.  Other non-operating income, net, increased from E1,030,000 in 1998 to E2,329,000 in 1999. This increase primarily is attributable to a one-off adjustment of accruals in 1999 that substantially increased 1999 other non-operating income, net. The 1999 adjustment related to amounts accrued by EWT for payments that may be required in connection with litigation between EWT and the Bavarian Authority for New Media following Management's reassessment of the expected liabilities related to that litigation. The reassessment was based upon a court decision favorable to EWT's legal position and contrary to a prior decision in a separate court case, which was adverse to that position. This litigation, which involves the assessment of a "customer participation fee" of approximately E1.02 per subscriber per month, is currently pending before the higher regional court (Oberlandesgericht) in Munich.

    Income Tax Expense.  Income tax expense relates to taxes on the net income of some subsidiaries. Income tax expense was E2,265,000 in 1998, compared to E3,047,000 in 1999.

    EBITDA.  EWT measures its financial performance in large part with reference to EBITDA. EWT defines EBITDA as earnings (loss) before discontinued operations, extraordinary items, equity earnings (loss) in affiliate minority interests, gain (loss) on disposal of fixed assets, net interest expense, income taxes and depreciation and amortization. Other participants in the cable and broadband industries also use EBITDA, defined in a similar but often not exactly comparable manner, as measures of performance. EWT believes that EBITDA is a useful supplement to net income and other income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures and because it is the most commonly used measure in the cable television and broadband industries to analyze and compare cable television and broadband companies on the basis of operating performance, leverage and liquidity and because its credit facility requires it to meet financial tests measured by EBITDA. EBITDA is not a U.S. GAAP measure of income (loss) or cash flow from operations and, therefore, should not be considered as an alternative to net income and cash flow from operating activities as measures of EWT's financial performance and liquidity.

    EBITDA increased 9.3% from E20,583,000 in 1998 to E22,498,000 in 1999. The increase in EBITDA is primarily a result of a decrease in operating expenses as a percentage of revenue due to lower signal delivery fees, as well as a decrease in selling, general and administrative expenses, as described above.

  EWT's Liquidity and Capital Resources

    Historically EWT has financed its business through:

  •
  cash flow from operations,

  •
  bank loans, and

  •
  overdraft facilities.

    Generally, EWT has used project financing at the relevant operating company level to finance the expansion of its networks through construction and acquisitions. These project financings generally provide that the individual construction projects or acquired network assets serve as collateral for the loan. In addition to these project financings, EWT is a party to the consortium facility which was initially used in 1997 for the acquisition of the cable television networks previously owned by Siemens AG. EWT's overdraft facilities are primarily used to provide short-term financing for capital expenditures, which are subsequently refinanced as project financings, and for the purchase of materials to be sold to third parties.

    For the three months ended March 31, 2001, EWT had net cash flow from operating activities of E8,152,000 and EWT used cash in investing activities of approximately E1,998,000. Net cash used in financing activities during the three months ended March 31, 2001 was approximately E4,982,000.

    Of the cash used for investing during the first three months of 2001, approximately E1,765,000 was used for capital expenditures for the expansion and upgrade of EWT's networks and approximately E227,000 was used for acquisitions, net of cash acquired. EWT has no commitments to make capital expenditures under the terms of its concession agreements or otherwise, but anticipates it will continue to increase its capital expenditures in the future to further upgrade existing or newly acquired cable systems. To the extent cash flow is not sufficient to fund EWT's capital expenditures, it expects to borrow the necessary funds.

    At March 31, 2001, EWT's aggregate consolidated indebtedness was approximately E76,336,000, including E71,898,000 of bank loans, obligations under capital leases of E1,034,000 and other short-term indebtedness of E1,951,000. The aggregate consolidated indebtedness also includes indebtedness of E2,556,000 under a silent partnership agreement. A silent partnership arrangement is a common form of investment under German business law, whereby so-called silent "partners" provide financing to companies. The law allows for a wide range of designs of these silent partnerships. Under the EWT silent partnership agreement, EWT must pay 10% interest per annum on the loan, and the silent partner is entitled to an annual partnership distribution of up to 2.5% of the silent partner's partnership capital. The silent partner does not participate in any losses of the partnership and has the right to approve a number of extraordinary transactions of EWT. The silent partnership loan becomes due on December 31, 2005, on or after which time either EWT or the silent partner may terminate the partnership.

    For the year ended December 31, 2000, EWT had net cash flow from operating activities of E7,316,000, and EWT used cash in investing activities of approximately E19,362,000. Net cash provided by financing activities during 2000 was approximately E10,556,000.

    Of the cash used for investing, approximately E12,368,000 was used for capital expenditures for the expansion and upgrade of EWT's networks and approximately E6,936,000 was used for acquisitions, net of cash acquired. EWT has no commitments to make capital expenditures under the terms of its concession agreements or otherwise, but anticipates it will continue to increase its capital expenditures in the future to further upgrade existing or newly acquired cable systems. To the extent cash flow is not sufficient to fund EWT's capital expenditures, it expects to borrow the necessary funds.

    EWT's expenses include substantial amounts of depreciation and amortization, and it expects these expenses to continue in the future. These expenses, however, do not result in a current outflow of cash.

    EWT believes that EBITDA and compensation-adjusted EBITDA (adjusted to eliminate the one-time compensation expense of approximately E6,160,000 in 2000) provide more meaningful measures of fixed cost coverage than does a deficiency of earnings to fixed charges. EBITDA and compensation-adjusted EBITDA amounts recorded in each period are not solely available to satisfy cash interest expense amounts payable by EWT and may also be required for other corporate purposes, including increasing EWT's working capital, principal payments on debt and capital expenditures. EBITDA and compensation-adjusted EBITDA for the three months ended March 31, 2001 were E6,425,000 and E7,012,000. Total interest expense for the same period was E1,392,000. EBITDA and compensation-adjusted EBITDA for the year ended December 31, 2000 were E15,753,000 and E21,913,000. Total interest expense for the same period was E5,344,000.

    United Pan-Europe and UGC indenture restrictions.  Pending the completion of the business combination, the activities of EWT, as a subsidiary of United Pan-Europe, have been and are currently restricted by the covenants of United Pan-Europe's indentures dated July 30, 1999, October 29,1999 and January 20, 2000. EWT is also restricted by the covenants under the indentures dated February 5, 1998 and April 29, 1999 of UGC, United Pan-Europe's parent company. Among other things, these indentures place limitations on EWT's ability, and the ability of its subsidiaries, to:

  •
  borrow money,

  •
  pay dividends or repurchase shares,

  •
  make investments,

  •
  create some types of liens,

  •
  engage in a number of transactions with affiliates, and

  •
  sell some types of assets or merge with or into other companies.

    The United Pan-Europe and UGC indentures generally place limitations on the additional amount of indebtedness that EWT or its subsidiaries or controlled affiliates may borrow, preferred shares they may issue and the amount and type of investments they may make.

    For a discussion of New PrimaCom's liquidity and capital resources after the business combination and a description of EWT's credit facilities, see "—New PrimaCom's operating and financial review and prospects—Liquidity."

Quantitative and qualitative disclosures of EWT's market risk

    EWT has significant credit facilities that bear interest at floating rates based upon EURIBOR. As a result of these floating rate borrowings, EWT could be significantly affected by changes in interest rates. To mitigate the effect of changes in interest rates, EWT has entered into interest rate cap and interest rate swap agreements.

    The following table provides information about EWT's derivative financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related applicable floating rate indices by expected maturity date. For interest rate caps and swaps, the table presents notional amounts and strike rates by contractual maturity dates. The interest rate caps and swaps held by EWT have the same maturities as the underlying debt to which they are related. Notional amounts are used to calculate the contractual cash flows to be exchanged under the contract. As of December 31, 2000, EWT had fixed-rate indebtedness of approximately E33,000.

Interest Rate Sensitivity

	2001	2002	2003	2004	2005	Total	Fair Value December 31, 2000
Variable-rate
Credit Facilities:
Part A, Part B, Part C And Part D (E'000) (1)	8,436	8,692	6,647	4,602	4,218	32,595	32,595
Credit Facilities:
Mezzanine portion (E'000) (2)	—	—	—	—	5,113	5,113	5,113
Interest Rate Derivative Financial Instruments:
Interest rate cap notional amount (E'000)	10,226	7,669	5,112	2,556	—	—	—
Strike rate				56	5.5%		48
Interest rate swap notional amount (E'000)	4,090	—	—	—		—	7
Fixed rate (pay rate)	—	—	—	—	4.53%	—	—
Floating rate (receive rate)	—	—	—	—	EURIBOR	—	—

(1)
Carries interest at EURIBOR plus 2.25%.

(2)
Carries interest at EURIBOR plus 6.0% until January 1, 2002, EURIBOR plus 5.5% from January 1, 2002 until January 1, 2004 and EURIBOR plus 5.0% thereafter.

New PrimaCom's operating and financial review and prospects

    New PrimaCom will commence operations as a combined entity if the proposed business combination is approved. New PrimaCom does not have any operating history as a combined entity. Old PrimaCom and EWT have generated substantially all of their revenues from monthly subscriber charges for basic cable service and, to a lesser extent, from broadband services and installation income.

    New PrimaCom will measure its future financial performance in large part with reference to EBITDA. New PrimaCom will define EBITDA as earnings (loss) before discontinued operations, extraordinary items, equity earnings (loss) in affiliate, minority interests, gain (loss) on disposal of fixed assets, net interest expense, income taxes and depreciation and amortization. New PrimaCom believes that EBITDA is a useful supplement to net income and other income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures and because it is the most commonly used measure in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity and because the debt facilities of Old PrimaCom and EWT require them to meet financial tests measured by EBITDA. EBITDA is not a U.S. GAAP measure of income (loss) or cash flow from operations and should not be considered as an alternative to net income as an indication of New PrimaCom's financial performance or as an alternative to cash flow from operating activities as a measure of its liquidity.

  A number of factors affecting future results of operations and financial condition

    New PrimaCom's ability to integrate Old PrimaCom, EWT and Alkmaar will be critical to its future success. New PrimaCom believes that, upon completion of the business combination, it will have a significant market share in each of its core operating regions. If New PrimaCom's integration efforts are successful, New PrimaCom expects that its increased subscriber density in its core regions should allow it to realize synergies in the day-to-day operation of its cable television networks and in its continuing upgrade to broadband networks. New PrimaCom believes that this increased subscriber density, together with the fact that it will have direct customer service, billing and marketing relationships with many of these subscribers rather than indirect relationships through housing associations, will aid in the successful development and introduction of new products and services. New PrimaCom expects that these synergies will be realized, in part, as a result of United Pan-Europe's past investments and experience in developing and launching branded digital products in other markets. For example, New PrimaCom's access to United Pan-Europe's chello broadband products will permit it to avoid some front-end costs which it would otherwise have been forced to incur in developing and launching comparable products. New PrimaCom expects that its anticipated restructuring plans to reduce employee redundancies and to close certain offices will be completed within one year.

    Signal delivery fees will continue to be New PrimaCom's largest operating expense. Because some of New PrimaCom's signal delivery contracts have escalation clauses, signal delivery fees as a percentage of revenues will likely increase during the next three years. In response to rising signal delivery fees, New PrimaCom intends to continue consolidating connection points to reduce the number of signal delivery connection points and the average fee per subscriber payable to KDG and successor private operators. In addition, where possible, New PrimaCom intends to construct its own head-ends and expand its networks so that it can receive programming directly from programming suppliers and distribute it to its subscribers without paying signal delivery fees to KDG and successor private operators. As New PrimaCom increases its digital television offering, it expects that its costs for purchasing programming will increase.

    New PrimaCom does not anticipate paying significant income tax during the next three years as it expects to incur losses. If New PrimaCom realizes net profits for tax purposes in any subsidiaries, these net profits would be taxable because German law does not allow for the filing of consolidated tax returns. However, New PrimaCom would seek to utilize its tax loss carryforwards to reduce or eliminate the resulting income tax.

    While New PrimaCom expects to continue to generate operating losses and net losses in the near term, it expects to generate positive EBITDA during that period.

    Future revenue growth will depend primarily on New PrimaCom's ability to increase the number of its cable and broadband subscribers. New PrimaCom intends to accomplish this by acquiring cable systems, building out its existing network to cover new geographic areas and increasing penetration rates in areas which it already covers. Acquisition costs generally reflect the value of anticipated increases to revenue per subscriber as a result of the introduction of higher-value broadband products. To realize that value New PrimaCom will have to successfully upgrade the acquired networks to broadband networks, which will require significant capital expenditure. Accordingly, acquisition and capital expenditure will not be immediately offset by revenue growth. Future revenue growth will also depend on New PrimaCom's ability to increase revenue per subscriber. New PrimaCom intends to accomplish this by regularly scheduled rate increases, increased marketing and improved packaging and tiering of product offerings. New PrimaCom also intends to continue upgrading its existing networks and to upgrade networks it acquires in the future. New PrimaCom expects to expand its high-speed Internet access and digital television offerings through these network upgrades, which are expected to generate higher revenues per subscriber than traditional cable television.

    New PrimaCom's ability to generate operating profits in the longer term will be principally dependent on the extent to which New PrimaCom can offset goodwill amortization arising from past and any future acquisitions and capital expenditure on network upgrades by increasing subscriber numbers and increasing revenues per subscriber by providing higher value broadband products.

    It will take time for New PrimaCom to plan and construct new networks and to upgrade its existing networks, and it cannot predict the rate at which subscribers will take-up high speed Internet, digital television and other broadband products in the undeveloped German market for these products. Accordingly, New PrimaCom expects that current and budgeted acquisition costs and capital expenses, including expenditure on the EWT and Alkmaar networks, will prolong the period for which it will generate losses from the period that would have applied to Old PrimaCom.

  Liquidity

    New PrimaCom expects to rely primarily on cash flow from operations and borrowings under the bank facilities of Old PrimaCom and EWT for its funding needs. If the proposed business combination is approved, New PrimaCom anticipates that the bank facilities of Old PrimaCom will remain available to New PrimaCom and that the EWT facilities will be refinanced with borrowings under the Old PrimaCom facilities. Pro forma for the indebtedness of EWT under its bank facilities, which will be assumed by New PrimaCom as a result of the contribution of EWT to New PrimaCom and the merger, as of March 31, 2001, New PrimaCom would have had approximately E826,372,000 in bank debt outstanding.

    Historical investing activities by Old PrimaCom and EWT during the three years ended December 31, 1998, 1999 and 2000 and the three months ended March 31, 2000 and 2001, and pro forma investing activities for New PrimaCom, Old PrimaCom and EWT combined for the same periods include the following:

	Old PrimaCom Year Ended December 31,			Old PrimaCom Three Months Ended March 31,
	1998	1999	2000	2001
	E'000	E'000	E'000	E'000
Property and equipment	3,110	34,071	99,817	12,750
Acquisitions of businesses, net of cash acquired	11,859	14,441	288,338	2,197

	EWT Year Ended December 31,			EWT Three Months Ended March 31,
	1998	1999	2000	2001
	E'000	E'000	E'000	E'000
Property and equipment	7,257	12,680	12,368	1,765
Acquisitions of businesses, net of cash acquired	—	71	6,936	227
	Pro Forma for New PrimaCom Year Ended December 31,			Pro forma for New PrimaCom Three Months Ended March 31,
	1998	1999	2000	2001
	E'000	E'000	E'000	E'000
Property and equipment	10,367	46,751	112,185	15,515
Acquisitions of businesses, net of cash acquired	(11,859)	14,512	295,274	3,728

    New PrimaCom's business strategy includes making technological upgrades on a cost-effective basis. In pursuing this strategy, in each of the next three years, New PrimaCom expects to make expenditures on property and equipment that is, at a minimum, comparable to those made by Old PrimaCom and EWT in 2000 and have budgeted for expenditure at these levels during 2001. These expenditures include technical upgrades of parts of New PrimaCom's networks, as well as the continued build-out and the ongoing repair and maintenance of its networks. However, New PrimaCom has limited commitments to make specific capital expenditures and virtually all budgeted expenditure on property and equipment is discretionary, except for required repair and maintenance.

    New PrimaCom's business strategy also includes exploiting consolidation opportunities in the cable industry. It is impossible to predict the extent or timing of possible future acquisition activity, but these activities could include transactions which are as large or larger than the contribution of EWT to New PrimaCom and New PrimaCom's merger with Old PrimaCom or any other past acquisition made by either Old PrimaCom or EWT. These future acquisitions would be funded by either debt or equity financings. New PrimaCom expects that its improved asset and financial profile combined with its operational, strategic and financial independence will enable it to secure financing on more attractive terms than would be available to either Old PrimaCom or EWT on a stand-alone basis.

    Old PrimaCom debt facilities.  Old PrimaCom's senior secured credit facility includes a revolving loan and letter of credit facility, referred to as the revolving facility, and an overdraft facility in an aggregate amount up to E1.0 billion has been amended to take into account the business combination.

    Old PrimaCom has a total of E985,000,000 available under the revolving facility and a total of E15,000,000 under the overdraft facility. Euro amounts outstanding under the revolving facility bear interest at a rate based on a referenced rate of interest plus a marking of between 0.50% and 2.5%. Non-euro amounts outstanding under the revolving facility bear interest at a rate based on a referenced rate of interest plus a marking of between 0.50% and 2.5%. On December 31, 2000, Old PrimaCom had approximately E735,236,000 outstanding under the revolving facility and the overdraft facility at a floating interest rate of 7.50% with accrued interest of approximately E3,512,000. Old PrimaCom may use proceeds from the revolving facility for future acquisition financing, refinancing indebtedness for borrowed money, capital expenditures, financing distributions to Old PrimaCom to purchase senior notes and to make interest payments and for working capital and general corporate purposes.

    The amount available to Old PrimaCom under the revolving facility is to be reduced to the amounts shown below as of the dates indicated:

Reduction Date	Available Commitment (E)
March 31, 2003	972,688,000
December 31, 2003	935,750,000
December 31, 2004	837,223,000
December 31, 2005	738,723,000
December 31, 2006	640,223,000
December 31, 2007	517,098,000
December 31, 2008	339,798,000
September 30, 2009	113,248,000

    The revolving facility contains financial conditions common for financings of this type. New PrimaCom's ability to borrow under the revolving facility depends on its continued compliance with these conditions. Breach of these conditions may result in an event of default. In addition to the requirement to meet a number of financial conditions, there are restrictions on, among other things:

  •
  incurring debt,

  •
  encumbering revenues or assets,

  •
  lending funds to third parties or assuming liabilities,

  •
  disposing of revenues or assets, and

  •
  paying dividends or making distributions.

    The revolving facility contains standard events of default in addition to the following:

  •
  amendment, suspension or termination of any relevant contract, as that term is defined in the revolving facility, which results in a material adverse change, and

  •
  a change in the regulatory environment in which Old PrimaCom operates, which results in a material adverse change.

    The occurrence of an event of default could result in all amounts outstanding under the revolving facility becoming immediately due and payable and the cancellation of the revolving facility. It could also result in the acceleration of amounts outstanding under PrimaCom's other debt instruments.

    The revolving facility is secured by, among other things, pledges or assignments of receivables from cable television subscribers, intercompany loans, partnership interests and shares of some of its subsidiaries.

    Old PrimaCom also has a E375,000,000 senior working capital facility with a term of ten years. The senior working capital facility has been amended to take into account the business combination and the availability period for the senior working capital facility has been extended to November 15, 2001. On December 31, 2000, Old PrimaCom did not have any funds outstanding under the senior working capital facility.

    Old PrimaCom is obligated under the terms of the senior working capital facility to use the net proceeds of any take-out debt, which consists of unsecured loan notes or debentures, to repay any existing borrowings under the senior working capital facility. If borrowings under the working capital facility have not been refinanced by take-out debt by November 15, 2001, those borrowings will be converted into term loans under the working capital facility. These term loans would have a repayment date which is September 18, 2010. Each lender would also have the option to convert the borrowings under the working capital facility into exchange notes, rather than term loans. Each lender would also have the right at any time to convert any term loans to exchange notes. Each exchange note would have a principal amount equal to 100% of the aggregate principal amount of the term loans of the lender. The exchange notes would be in a form, and subject to terms and conditions, set out in an indenture and schedules thereto.

    Interest under the senior working capital facility may be added to the principal outstanding under the facility and would then incur interest as a principal amount. Initial loans under the senior working capital facility accrue interest at a rate per annum equal to the aggregate of an index rate and the applicable margin. The index rate is determined according to an average rate quoted by Chase Manhattan International Limited on the Chase European Cable Index on the date money is borrowed under the senior working capital facility, subject to adjustments and provisos. The applicable margin is initially 0.5% increasing every three months by 0.5%.

    Term loans accrue interest at a rate per annum equal to an adjusted rate plus an adjusted margin. The adjusted rate is the greatest of 0.5% above the rate payable before the loans became term loans, 9.5% plus the rate prevailing for some types of German government bonds on the date of conversion to term loans, and 2.0% plus the index rate. The adjusted margin is initially zero basis points, increasing every three months by 0.5%.

    The senior working capital facility provides that the interest payable for borrowing under the facility shall be no less than 13% per annum and no greater than 18% per annum.

    The senior working capital facility contains financial conditions usual for similar loans. Until November 15, 2000 the conditions are similar to those in the senior secured credit facility. If term loans are outstanding after that date, the conditions are relaxed to a degree.

    As a condition to entering into the senior secured credit facility, Old PrimaCom entered into a contingent value right agreement on September 18, 2000, granting a total of 974,000 contingent value rights to Chase Securities, Inc., as contingent value right agent. Pursuant to the contingent value right agreement Old PrimaCom is required, if requested on or before September 18, 2010, to make a cash payment to the holder of each contingent value right certificate equal to the difference between the market price of its common shares on the date of exercise of the contingent value right and 110% of the market price of its common shares on the relevant release date. The release dates after which contingent value rights may be obtained by lenders or noteholders under the senior working capital facility are staggered, occurring at three month intervals over a period of 12 months. If amounts are outstanding under the senior working capital facility prior to November 15, 2001, the release dates are September 30, 2001, December 31 2001, March 31, 2002 and June 30, 2002. If no loans are outstanding up to and including November 15, 2001 and the take-out debt has not been obtained, PrimaCom will be required to borrow money under the senior working capital facility and the initial release date for the contingent value rights will be November 15, 2001, and subsequent release dates will be December 31, 2001, March 31, 2002 and June 30, 2002. The contingent value right agreement also contains various provisions protecting the holders of contingent value right certificates against dilution, change of control and other events. The certificates evidencing the contingent value rights are held in escrow in accordance with the provisions of the contingent value right escrow agreement pending their release on the relevant release date.

    EWT debt facilities.  The acquisition of the Siemens cable television networks by EWT's subsidiary, EWT Communications GmbH, was financed through credit facilities provided by a consortium of five major German banks. This consortium facility consists of four parts, each with different terms and conditions. In order to manage interest rate exposure, the Company has entered into an interest rate swap transaction for Part A and an interest rate cap transaction for Part B. Part C and Part D are unhedged. The loan facility under Part D may be used on a revolving basis up to E3,708,000. The interest under the consortium facility is based on a referenced rate of interest plus a margin of 2.25%. All tranches must be repaid in equal quarterly installments. The consortium facility also includes a mezzanine credit portion of E5,113,000 as of December 31, 2000. The mezzanine facility must be repaid on December 31, 2005 and has an interest rate based on a referenced rate of interest plus a margin of 6.0% until January 1, 2002, plus 5.5% from January 1, 2002 until January 1, 2004, and plus 5.0% after January 1, 2004. Interest on the mezzanine facility is unhedged. On December 31, 2000, EWT had approximately E37,708,000 outstanding under the consortium facility, including E32,595,000 at a floating interest rate of 7.13% and E5,113,000 at a floating interest rate of 10.88%.

    The consortium facility is secured by substantially all of the net assets acquired from Siemens at their carrying amount of E33,860,000 as of December 31, 2000, and a pledge of the common stock of present and future significant operating subsidiaries. The consortium facility is also guaranteed by these subsidiaries. The consortium facility contains conditions. The most severe of these conditions include restrictions on incurring debt, encumbering revenues or assets, loaning funds to third parties or assuming liabilities, disposing of properties and paying dividends or making distributions. Further, EWT Com is required to maintain the following ratios (calculated based on German GAAP) at levels identified in the facility:

  •
  EBIT (defined as earnings before interest and tax) divided by net cash interest expenses,

  •
  senior indebtedness (all bank loans including the mezzanine loan facility, overdrafts and participation certificates) divided by EBITDA (defined as earnings before interest, tax, depreciation and amortization),

  •
  senior indebtedness divided by the number of subscribers, and

  •
  net operating cash flow divided by senior debt service (defined as interest expense plus regular repayments of senior indebtedness).

    As of December 31, 2000, EWT was not in compliance with two of these four ratios, primarily due to the one-time compensation payments made in September 2000. The consortium facility entitles the consortium banks to terminate the consortium facility only if EWT does not comply with the defined ratios for two consecutive quarters. EWT has received a waiver of its non-compliance of these ratios. EWT's management believes that EWT was in compliance with all four ratios as of March 31, 2001.

    EWT has entered into various other project finance facilities that expire between December 2002 and December 2015, which have interest rates ranging from 4.3% to 8.8%. As of December 31, 2000, the total amount outstanding under these project finance facilities was E15,892,000. These facilities are secured by guarantees by the former shareholders of EWT, by assets of EWT and a pledge of the common stock of present and future significant operating subsidiaries, except to the extent the shares and assets have been pledged as security under the consortium credit facility used to acquire the Siemens assets.

BUSINESS

Overview

    New PrimaCom was organized in June 1998, but its only business activity to date has been its entry into the business combination agreement. The business combination agreement provides for New PrimaCom's proposed merger with Old PrimaCom, the contribution of the EWT shares and New PrimaCom's acquisition of Alkmaar. In addition, if the business combination is approved New PrimaCom will succeed to Old PrimaCom's obligations under the chello agreement. The completion of the proposed merger is a condition to the effectiveness of each of these other transactions and agreements.

    If the business combination is approved, New PrimaCom will have assets which, as of June 30, 2001, included the following:

	Germany	The Netherlands
Cable networks (up to 450 MHz)
Cable television homes passed	2,113,583	—
Analog television subscribers	1,594,875	—
Broadband network (862 MHz)
Homes passed by fiber	207,045	362,972
Ready for service homes	120,045	342,222
Analog television subscribers	99,045	340,131
Digital television subscribers	2,045	4,877
Internet subscribers	2,356	24,786

    Pursuant to the business combination, and if shareholder approval is obtained, New PrimaCom will acquire the business and assets of Old PrimaCom. Since its predecessor company, KabelMedia GmbH, commenced operation in 1994, Old PrimaCom has primarily owned and operated and acquired cable television networks in Germany. On September 18, 2000, with the acquisition of Multikabel, Old PrimaCom expanded its operations from Germany into The Netherlands. Old PrimaCom believes that it is the fourth largest private cable network operator in Germany in terms of the number of direct subscribers (excluding Deutsche Telekom's subsidiary KDG, which is not considered to be a private operator by the German cable television industry) and the first and one of the largest private operators of broadband networks in Germany.

    In Germany, Old PrimaCom is currently offering its broadband subscribers digital television, pay-per-view and high-speed Internet services to complement its basic cable television offering. Old PrimaCom currently offers its Dutch subscribers digital television, near video-on-demand and high-speed Internet access, in addition to its basic cable television offering. Old PrimaCom also currently offers its business subscribers in The Netherlands leased lines with speeds of up to STM-4 and data communications services.

    The business combination agreement also provides for the contribution to New PrimaCom of all of the capital stock of EWT. EWT owns and operates cable television networks throughout Germany passing a total of approximately 712,000 homes and with a total of over 588,900 subscribers as of June 30, 2001. EWT provides network maintenance services to approximately 62,000 additional households. EWT believes it is the fifth largest private cable network operator in Germany in terms of the number of subscribers (excluding KDG, which is not considered to be a private operator). About 27% of EWT's subscribers are located in the region of Berlin/Brandenburg and about 22% are located in the region of Sachsen/Sachsen-Anhalt/Thüringen. Many of Old PrimaCom's cable networks are located in the same regions as the networks of EWT.

    EWT began cable television network operations in the mid-1970s and has since grown through the acquisition of a number of cable television networks. EWT has integrated the operations of these acquired networks with centralized product and equipment procurement, network engineering and other operational matters.

    As part of the business combination, New PrimaCom will also purchase from United Pan-Europe all of the shares of B.V. Holding CAI, which is referred to in this prospectus/proxy statement as Alkmaar. Alkmaar owns and operates cable and broadband networks primarily in the city of Alkmaar in The Netherlands, passing a total of approximately 44,784 homes and commercial buildings and with a total of over 40,222 subscribers as of June 30, 2001. Alkmaar is the only cable television provider in the city of Alkmaar. The Alkmaar networks are located in a geographic area surrounded by areas served by Old PrimaCom's Multikabel subsidiary in The Netherlands. Alkmaar operates a two-way broadband network capable of delivering a range of broadband services, including analog television and radio programming, digital television, high-speed Internet and business-to-business data communications.

    In connection with the business combination, United Pan-Europe has agreed not to compete with New PrimaCom in the residential broadband cable distribution services business in Germany for as long as United Pan-Europe has at least effective control of New PrimaCom, as defined in the business combination agreement, and has agreed to assign the TeleColumbus option to New PrimaCom.

    The TeleColumbus option relates to the purchase of cable assets in Germany serving approximately 470,000 subscribers of a competitor referred to as TeleColumbus. The exercise price of the TeleColumbus option is approximately E340,000,000. While New PrimaCom gave notice on July 31, 2001 of its intention to conduct due diligence, it has not yet determined whether or not to exercise the TeleColumbus option and any determination will only be made upon the conclusion of due diligence. In the absence of due diligence, New PrimaCom has not been able to determine whether the option price represents market value for the assets subject to the option and, as a result, whether it could obtain additional financing necessary to fund the purchase.

    The market value of cable and broadband operators has declined significantly between the date the exercise price for the TeleColumbus option was negotiated in November 2000 and the present, which might lead New PrimaCom to conclude that the option price is in excess of the current market value of the assets subject to the option. Moreover, New PrimaCom believes that its ability to finance an exercise of the TeleColumbus option on acceptable terms in the present market is uncertain and can give no assurance that sufficient financing would be available for it to fund the exercise price. If New PrimaCom exercises the TeleColumbus option, its increased leverage as a result of financing the exercise price and the capital expenditure that would be required to upgrade the acquired networks and the increased amortization resulting from the acquisition would result in New PrimaCom incurring operating losses for a longer period of time than would be expected if the option is not exercised.

Strategy

    Assuming the business combination is approved and the business combination is completed, New PrimaCom's objective will be to enhance the value of its combined business. New PrimaCom intends to pursue the following strategic initiatives:

  •
  Focus on core geographic regions. If the business combination is approved, in Germany New PrimaCom will have approximately 345,000 subscribers in the Berlin/Brandenburg region and approximately 636,000 subscribers in the Sachsen/Sachsen-Anhalt/Thüringen region. If New PrimaCom exercises the TeleColumbus option, it will acquire an additional 470,000 subscribers in the Berlin/Brandenburg region and in the Sachsen/Sachsen-Anhalt/Thüringen region. New PrimaCom will also have approximately 304,000 subscribers in the Noord-Holland region of The Netherlands. New PrimaCom intends to focus its operations in these core regions. New

    PrimaCom believes this geographic focus will produce economies of scale and operational efficiencies.

  •
  Exploit continuing consolidation opportunities. New PrimaCom intends to capitalize on continuing opportunities in the fragmented German market to acquire cable networks, especially in its core German regions. New PrimaCom believes that, excluding the ten largest cable operators, there are more than 5,000 private cable operators in Germany, many of whom serve less than 1,000 subscribers each. New PrimaCom will continue to pursue a clustering strategy focused on acquisitions of cable systems in close proximity to its existing networks. New PrimaCom believes this clustering strategy will continue to produce operational efficiencies and cost synergies between its existing networks and acquired cable systems, and will generate economies of scale in relation to its network upgrade strategy. New PrimaCom will also consider selling some of its existing networks or subscribers which are not in its core regions or part of large clusters or it may choose to swap them for networks or subscribers of other cable operators which are more strategically located in relation to its existing networks.

  •
  Continue New PrimaCom's network upgrade. New PrimaCom intends to upgrade a significant portion of its German networks over the next five years. This upgrade will allow New PrimaCom to offer more services and products. New PrimaCom expects that its affiliation with United Pan-Europe will produce economies of scale and give rise to cost synergies on purchases of equipment for its network upgrades.

  •
  Increase network ownership and reduce signal delivery fees. In Germany, New PrimaCom continues to rely on KDG and successor private operators to deliver programming signal to its cable networks serving over 60% of its subscribers. New PrimaCom intends to reduce its dependence on KDG and successor private operators by continuing to construct its own head-ends and infrastructure where appropriate. New PrimaCom believes that selectively installing its own head-ends and related infrastructure will reduce its signal delivery fees and have a positive effect on its operating results and its quality of service.

  •
  Generate further internal revenue growth. New PrimaCom intends to generate increased revenues from its basic television cable services by selectively increasing subscription rates, primarily in conjunction with the introduction of new services and products, and through the continued use of marketing programs designed to increase subscriber penetration. In particular, New PrimaCom intends over time to increase monthly service rates in the new German states (the former East Germany) to levels similar to those in the old German states (the former West Germany) and in those networks it obtained through the contribution of EWT to New PrimaCom where subscription rates have generally been lower than those charged by Old PrimaCom. In The Netherlands, New PrimaCom will have greater pricing flexibility when it becomes exempt from pricing regulations imposed by local municipalities on its basic level of cable television services following the expiration of its contracts with these municipalities in 2003.

  •
  Expand and promote New PrimaCom's broadband service offering. In conjunction with the upgrading of New PrimaCom's networks, New PrimaCom intends to further expand its broadband service offering in Germany beyond digital television, pay-per-view services and high-speed Internet services, initially to include video-on-demand and interactive television and subsequently telephony services. New PrimaCom also intends to expand its broadband service offering in The Netherlands to include interactive television, e-commerce and telephony services. New PrimaCom intends to offer its subscribers individual new broadband products one-by-one or bundled in packages for a combined price that is generally expected to be lower than the sum of the prices of the individual products or services. New PrimaCom believes its broadband products and services will generate higher revenues per subscriber as penetration of these services increases. United Pan-Europe has substantial experience in launching advanced cable television products and services as well as in the introduction of new telephony and Internet services to its cable television subscribers. New PrimaCom expects to benefit from United Pan-Europe's experience in these areas.

  •
  Focus on attracting new subscribers. New PrimaCom expects to pass new homes as it continues to upgrade its networks and interconnect its various systems in and around cities in Germany. The passing of these new homes may provide New PrimaCom with opportunities to market its products and services and then to connect new subscribers to its broadband network. New PrimaCom also believes that this build-out and marketing strategy complements its consolidation activities because smaller cable operators may not have the technical or financial resources to compete in the broadband market and, as a result, may be more inclined to sell their networks.

  •
  Improve efficiency and margins by streamlining operations. New PrimaCom believes the combination of the Old PrimaCom, EWT, Multikabel and Alkmaar operations will produce operational efficiencies, economies of scale and cost synergies. If the business combination is approved, New PrimaCom plans to continue its clustering strategy, which it believes has produced and will continue to produce efficiencies and synergies between its existing networks and acquired cable networks. In accordance with Old PrimaCom's and EWT's past practice, upon completion of future acquisitions New PrimaCom will generally implement extensive operational and organizational changes designed to enhance operating cash flow and operating margins. In Germany, for example, this practice will typically include maintaining existing subscriber services in acquired regions, but transferring subscriber account processing and administrative services for acquired cable networks to one centralized location, thereby reducing overhead costs.

  •
  Strengthen subscriber orientation. New PrimaCom believes that maintaining or developing direct customer service, billing and marketing relationships with the subscribers of its cable and broadband services will enhance its ability to sell additional products and services and generate incremental revenue. New PrimaCom plans to continue its focus on strengthening its relationships with subscribers, including by converting indirect subscriber relationships with housing associations to direct relationships with subscribers and prioritizing the acquisition of networks and subscribers where direct end-user relationships exist. New PrimaCom will continue to use a regional operating structure designed to generate a subscriber-focused business orientation. Each of New PrimaCom's operating regions is managed by a regional manager who is responsible for both subscriber and technical services and local ongoing relationships with housing associations. New PrimaCom believes that this regional operating structure enables it to be more responsive to subscriber needs and to maintain good relationships with the housing associations and its subscribers.

Subscribers

  Old PrimaCom's subscribers

    Old PrimaCom has subscribers in four primary operating regions in Germany and in one operating region in The Netherlands. At June 30, 2001, Old PrimaCom served its subscribers in Germany from networks operated at level 2, level 3, level 4 (non B-1), and level 4 (B-1) as well as from broadband networks. Old PrimaCom served its subscribers in The Netherlands almost exclusively from broadband networks. A description of the levels referred to in the table below is set forth in the section entitled "—Networks—Old PrimaCom's networks in Germany."

	Sachsen, Sachsen- Anhalt, Thüringen	Berlin	Wiesbaden Mainz	Osnabrück	Noord- Holland, The Netherlands	Total
Cable networks (up to 450 MHz)
Cable television homes passed	566,949	232,435	333,313	268,642	—	1,401,339
Analog subscribers	408,996	185,803	178,150	137,977	—	910,926
Level 2 subscribers	151,449	58,393	55,366	23,828	—	289,036
Level 3 subscribers	139,844	35,844	15,060	15,192	—	205,940
Level 4 subscribers (non B-1)	117,703	91,566	18,611	6,380	—	234,260
Level 4 subscribers (B-1)	—	—	89,113	92,577	—	181,690
Penetration	72.1%	79.9%	53.4%	51.4%	—	65.0%
Broadband networks (862 MHz)
Homes passed by fiber	203,000	—	—	—	322,750	525,750
Ready for service homes	116,000	—	—	—	302,000	418,000
Analog television subscribers	95,000	—	—	—	299,909	394,909
Digital television subscribers	2,405	—	—	—	4,469	6,874
Internet subscribers	2,237	—	—	—	21,353	23,590

    Germany.  Old PrimaCom serves its subscribers primarily under long-term public concession agreements with local governmental authorities and under private concession agreements with housing associations that administer large housing blocks. Many of its private concession agreements with housing associations provide that Old PrimaCom is the exclusive provider of cable services in the concession area. Old PrimaCom has direct billing and servicing relationships with approximately 826,000, or 82%, of its subscribers. Old PrimaCom has indirect billing and servicing relationships with approximately 181,300, or 18%, of its subscribers, whereby governmental authorities and housing associations receive broadcasting signal from Old PrimaCom and are responsible for billing and collecting subscription fees. Most of its indirect billing relationships are with recently acquired subscribers and Old PrimaCom intends to establish direct relationships with these subscribers in the future.

    The Netherlands.  Old PrimaCom's Dutch subscribers reside in 43 municipalities across the province of Noord-Holland, which is located in the northwest region of The Netherlands and north of Amsterdam. Old PrimaCom provides its services under operating agreements with local municipalities. In accordance with Dutch regulation, these contracts may not designate Old PrimaCom as the sole provider of cable services in these regions. Old PrimaCom believes, however, that it is the sole cable operator in each of the local neighborhoods in which it conducts business. Old PrimaCom maintains direct servicing relationships with all of its cable subscribers in The Netherlands. Old PrimaCom outsources billing of its analog cable services to local energy companies. Billing of its digital cable and Internet services is handled by Mediakabel. Old PrimaCom manages billing internally for its data communications and Kennisnet product offerings.

  EWT's subscribers

    The following table provides details of EWT's subscribers as of June 30, 2001. A description of the German cable network as it has developed and an explanation of the levels referred to in the table below is set forth in the section entitled "—Networks—Old PrimaCom's networks in Germany." EWT's networks serve Berlin/Brandenburg and Sachsen/Sachsen-Anhalt/Thüringen and other regions in which Old PrimaCom also operates networks.

	Berlin/Brandenburg	Sachsen/Sachsen- Anhalt/Thüringen	Other regions	Total
Homes passed	218,104	142,844	351,296	712,244
Total subscribers	159,411	129,642	299,896	588,949
Level 2	1,003	76,275	129,155	206,433
Level 3	133,261	40,093	138,721	312,075
Level 4	25,147	13,274	32,020	70,441
Penetration	73.1%	90.8%	85.4%	82.7%

    Virtually all EWT subscribers receive cable services from EWT pursuant to long-term private concession agreements between EWT and the respective housing associations where the networks are located. These concession agreements typically establish exclusive subscriber relationships by granting EWT sole operator status in the buildings administered by the housing association for a specified time period. The concession agreements also set out the types of products to be offered to customers, as well as the subscription fees, billing arrangements and other terms of the relationship between EWT and its subscribers. See "—Material contracts—EWT's material contacts—Concession agreements."

    In addition to its regular cable television subscribers, EWT also has contracts to provide network maintenance service to approximately 62,000 households that subscribe for cable television services from KDG or other sources.

  Alkmaar's subscribers

    As of June 30, 2001, Alkmaar had the following subscribers:

Service	Subscribers
Analog cable television	40,222
Digital television	408
Internet	3,433
Data communications	63

    Alkmaar's Internet subscribers are serviced in cooperation with the Internet service subsidiary of Multikabel.

Networks

  Old PrimaCom's networks in Germany

    As described below, Old PrimaCom operates a combination of level 2, level 3, level 4 (non B-1) and level 4 (B-1) cable networks as well as broadband networks in Germany. Old PrimaCom intends to upgrade a significant portion of its cable networks to broadband networks over the next five years.

    Cable television networks.  Deutsche Telekom's historic monopoly position in the German cable industry and the limitations it observed in laying cable only to the outside of a subscriber's home has resulted in the development of a dual ownership network structure serving cable subscribers, whereby Deutsche Telekom typically owns the network from the head-end to the subscriber connection point and private operators typically own the in-house cabling. This dual ownership structure is distinct from the single ownership cable structure prevalent in the United States and in most European Union countries, in which private operators own the network in its entirety, from the head-end to the in-house cabling. Cable networks in Germany are therefore divided into categories, referred to as levels, depending on the function the cable network has in the delivery of cable services to subscribers.

    Level 4 networks. A network where the cable operator's role is limited to extending the cable network from the end of Deutsche Telekom's principal transmission line (or that of a successor private cable operator who has purchased a Deutsche Telekom operating company) at the front door of the home to the subscriber is known as a level 4 network. In a level 4 network, the operator's role is limited to concluding and renewing subscription agreements, installing the wiring in the home, billing, collecting and servicing subscribers. Level 4 networks are the result of the exercise by Deutsche Telekom of its historical right of first refusal with respect to a coverage area. In these coverage areas, KDG and successor private operators continue to own and operate the head-end and the principal transmission lines. Cable network operators are required to pay KDG and successor private operators a signal delivery fee pursuant to agreements known as signal delivery contracts.

    A variation of the level 4 network, which developed in the old German states while Deutsche Telekom enjoyed its network monopoly prior to August 1, 1996, is the so-called level B-1. Because of its monopoly position, Deutsche Telekom was able to grant exclusive licenses to cable television operators in discrete geographic areas, which enabled those operators to operate a level 4 network. Under the terms of these exclusive licenses and based on the size of the geographic area covered by the license, the cable operator committed itself to enrolling a pre-determined number of subscribers. Licensing fees owed to Deutsche Telekom were typically calculated on the basis of this pre-determined number of subscribers, whether or not the cable operator actually succeeded in enrolling the subscribers.

    Level 3 networks. A network where the cable network operator has entered into a signal delivery contract with KDG and successor private operators in lieu of owning and operating its own head-end is known as a level 3 network. In addition to performing the tasks of an operator under a level 4 agreement, the operator is responsible for delivering a signal from the connection point of KDG's or successor private operator's networks to the front-door of the subscriber. In a level 3 network, cable network operators are required to pay KDG and successor private operators a fee for access to its network or signal, as the case may be.

    Level 2 networks. A network where the cable network operator owns and operates the entire cable network, from the head-end to the in-house connection, is known as a level 2 network. Level 2 networks are like the networks operated by cable network operators in the United States and the United Kingdom. Under a level 2 network, cable network operators do not pay signal delivery fees to KDG and successor private operators but receive programming via terrestrial antenna and satellite through their own head-ends.

    Substantially all of Old PrimaCom's cable television networks are capable of distributing more than 40 channels and are constructed using star architecture. Its cable television networks in Germany have the following technical characteristics:

  •
  television signal is received by a Deutsche Telekom connection point or the connection point of a private cable operator (level 3 and 4 networks) or by terrestrial antennae or satellite receivers at one of its head-ends (level 2 networks),

  •
  received signal is amplified and transmitted to the home through coaxial cable over bandwidths of up to 450 MHz, and

  •
  transmitting of signal is one-way for its analog cable subscribers.

    Broadband networks.  Old PrimaCom believes it was the first operator in Germany to begin upgrading its cable television networks to broadband networks and it is one of the largest cable operators of broadband networks in Germany. Old PrimaCom passes approximately 203,000 homes and has upgraded approximately 116,000 homes in the Sachsen/Sachsen-Anhalt/Thüringen region. Old PrimaCom intends to upgrade a significant portion of its German networks over the next five years and to focus its upgrading activity on regions with higher subscriber density. In the Sachsen/Sachsen-Anhalt/Thüringen region, Old PrimaCom upgraded the city of Leipzig and in the second quarter of 2000, and has commenced network upgrades in the cities of Magdeburg, Chemnitz, Halle, Aschersleben and Naumburg, as well as in other portions of the Sachsen/Sachsen-Anhalt/Thüringen region. To support the development and introduction of its broadband services, Old PrimaCom established its broadband group in the second half of 1999. Approximately one-half of the members of this group focus on network operations, including the design and implementation of Old PrimaCom's network upgrade. These members of the broadband group work in conjunction with Old PrimaCom's regional network operations staff and with third-party contractors to execute its upgrade.

    Old PrimaCom's broadband networks are 862 MHz two-way, high-speed networks capable of delivering analog and digital cable television, telecommunications, and high-speed Internet and data services, including interactive services. The following diagram summarizes the technical characteristics of its broadband network.

    Old PrimaCom's upgraded network in the city of Leipzig and in other portions of the Sachsen/Sachsen-Anhalt/Thüringen region is the model for its continuing network upgrades, with the exception of that network's digital play-out facilities. Old PrimaCom intends to use the digital play-out facilities and Internet servers located at the Leipzig head-end to support Internet services, the tiering of digital channels and pay-per-view services not only in the Sachsen/Sachsen-Anhalt/Thüringen region but also in other regions in which Old PrimaCom upgrades its networks. Ultimately, Old PrimaCom intends to install switches and interconnections at the Leipzig head-end to support its intended future telephone offering. A fiber optic loop that circles the city connects its subscribers to the head-end and allows for the delivery of its services. Within this main fiber loop, smaller fiber loops are connected to the larger loop and, in effect, create a fiber optic matrix covering the entire city. As Old PrimaCom continues to add more loops, the fiber optic matrix will cover an increasing portion of the city inside of the main fiber loop.

    Fiber nodes are located at various points within this fiber optic matrix. Each fiber node contains an optical receiver and transmitter where the optical signal received from the head-end is converted to an electrical signal which is transmitted over coaxial cable to the home and where electrical signal received from coaxial cable from the home is converted to an optical signal and sent to the head-end. Coaxial cables run from the nodes to the wall outlets of homes. Each fiber node serves between 500 and 1,500 subscribers. Old PrimaCom's digital set-top boxes, provided by Galaxis Technology AG, enable subscribers to receive digital television and high-speed Internet services. Subscribers who do not have a digital set-top box but purchase high-speed Internet services require a cable modem. The network also provides a 65 MHz return path.

    In those portions of a city where Old PrimaCom does not have existing coaxial cable, Old PrimaCom lays coaxial cable from the fiber nodes to the homes of new subscribers. Within the coaxial cable network, Old PrimaCom has either replaced (in those cases where it had existing coaxial cable networks) or installed (in those cases where it built new coaxial cable networks) electronic equipment which amplifies the capabilities of the coaxial cable so that transmission speed over the cables is increased and signal can be sent in two directions between the head-end and the home. As Old PrimaCom continues its network upgrade, it intends to use the architecture described above. As a result, there may be instances where its fiber optic matrix covers portions of a city which are served by other cable operators and where, prior to the upgrade, Old PrimaCom did not pass any homes and did not have any subscribers. Old PrimaCom believes that passing these new homes will allow it to attract new subscribers.

    Old PrimaCom believes that the clustering strategy which it has been pursuing will also be beneficial in the context of its network upgrade as it will enable it to achieve economies of scale. By focusing its upgrade on its most densely populated clusters of network subscribers, Old PrimaCom expects to minimize upgrade costs per home. For example, Old PrimaCom expects that the digital play-out facilities and Internet servers in Leipzig will serve the other regions it is planning to upgrade, thereby reducing capital expenditure requirements in those regions. Old PrimaCom further believes its upgrade plans in Germany will reduce its dependence on KDG or successor private network operators who have recently purchased cable assets from Deutsche Telekom, for signal delivery. Old PrimaCom believes that reducing its signal delivery fees will have a positive effect on its operating results and that greater control of its network will have a positive effect on its programming flexibility, its quality of service, and its penetration among broadband subscribers.

  Old PrimaCom's networks in The Netherlands

    Substantially all of Old PrimaCom's network in The Netherlands is a fully upgraded, two-way broadband network capable of delivering a full range of broadband services, including interactive digital television, high-speed Internet access and telecommunications services. Approximately 9,000 of its 320,000 network homes and approximately 8,000 subscribers are located in three geographic areas that are not contiguous to the rest of its network and that have not been upgraded. These homes receive programming signal from third-party head-ends and will be transferred to United Pan-Europe in the Alkmaar transaction. Its networks in The Netherlands serve communities in the province of Noord Holland in the northwestern part of the country, including the business areas surrounding Schiphol airport, but not the main cities of Amsterdam, the Hague, Utrecht, Rotterdam or Eindhoven. Unlike in

Germany, where the ownership of cable networks is frequently divided between Deutsche Telekom and private operators, networks in The Netherlands are typically owned in their entirety by network operators. Old PrimaCom owns substantially all of its distribution system from the head-end to the home connection point available to its subscribers, with the exception of approximately 92 kilometers of fiber optic cabling that Old PrimaCom leases. Its network in The Netherlands has the following characteristics:

  •
  A regional head-end located in Alkmaar receives television and radio signal, converts this signal to optical signal and transmits it to the fiber optic backbone,

  •
  A fiber optic backbone, which passes the network region with 1,190 km of 862 MHz fiber optic cabling, transmits optical signal to 38 fiber hubs and 586 fiber nodes,

  •
  Fiber nodes convert optical signal to electrical signal of up to 862 MHz and distribute this signal via coaxial cable to subscriber homes,

  •
  Modems and set-top boxes are located on its subscribers' home premises, if the subscriber wishes to receive digital programming,

  •
  an SDH access network and backbone provide high quality telecommunications services to business customers, and

  •
  a backbone network utilizing Ethernet protocol to provide for network management and carrying IP-traffic.

    The fiber nodes receive additional local radio and television channels, supplementing signal received from the head-end. Old PrimaCom's set-top boxes, provided by Sagem SA, enable subscribers to receive digital television. High speed Internet services are delivered to subscribers in cooperation with Multikabel's Internet service subsidiary using a Docsis IP cable modem system. Most of Old PrimaCom's network in The Netherlands has an 60 MHz return path, with the exception of the Communikabel region, which has a 65 MHz return path. Telecommunications services are provided to business customers using Old PrimaCom's SDH and Ethernet-protocol network. Old PrimaCom intends to pass additional homes in its existing regions over time. In addition, during the remainder of 2001, Old PrimaCom expects to install an uninterruptible power supply system to support the future provision of telephony services.

  EWT's networks

    EWT operates a combination of level 2, level 3 and level 4 cable television networks. EWT does not have any B-1 networks. EWT's network cable is typically buried in underground ducts or trenches. Since the early 1990s, EWT has typically constructed its networks using star architecture, whereby a cable connects directly to each housing unit. EWT's networks range in size from under 100 to more than 20,000 subscribers. EWT's cable television networks typically have the following technical characteristics:

  •
  television signal is received by a KDG connection point or the connection point of a successor private cable operator (levels 3 and 4 networks) or by terrestrial antennae or satellite receivers at its own head-ends (level 2 networks),

  •
  the received signal is amplified and transmitted to the home through coaxial cable over bandwidths of up to 862 MHz, and

  •
  transmission of the signal is one-way for most of its cable subscribers, although EWT has built return path capabilities with bandwidths of 5 to 65MHz on a limited number of networks on which high-speed Internet access or telephony services are currently available and has a functioning return path where Internet service is currently available.

    EWT serves most of its subscribers using networks with bandwidths of up to 450 MHz. From 1991 to 1998, EWT built-out and upgraded a significant number of its level 4 networks to 550 MHz and 606 MHz technology. Over the last three years EWT has built new networks and upgraded some of its existing networks to high-capacity 862 MHz networks. As of June 30, 2001, approximately 19% of EWT's subscribers, principally comprised of level 3 and 4 subscribers, were serviced by 862 MHz in-house networks.

    EWT's networks are substantially similar to Old PrimaCom's German networks, other than Old PrimaCom's broadband networks in its Sachsen/Sachsen-Anhalt/Thüringen region. See "—Networks—Old PrimaCom's networks in Germany."

  Alkmaar's networks

    Alkmaar operates a two-way broadband network capable of delivering a range of broadband services, including interactive digital television, high-speed Internet access and telecommunications services.

    Alkmaar's network has the following technical characteristics:

  •
  Alkmaar's head-end receives television and radio signals, converts the signals to optical signals and transmits them to the fiber optic backbone.

  •
  The 12 kilometer long fiber optic backbone runs through three passive local hubs.

  •
  The local hubs serve eight secondary (redundant) rings with a total of approximately 90 kilometers of optic fiber. Each ring contains up to twelve optical nodes. Alkmaar has a total of 76 optical nodes.

  •
  The nodes convert the optical signals to electrical signals of up to 862 MHz, which are distributed through coaxial fiber to the subscribers. The entire Alkmaar network has a return path ranging from 5 to 25 MHz. Alkmaar intends to upgrade a significant portion of its return path network in the near future. Management anticipates that the upgrade will cost approximately E900,000.

  •
  Cable modems and set-top boxes are located on the premises of subscribers to broadband services.

Programming and product offerings

  Old PrimaCom's programming and product offerings in Germany

    Basic cable television.  Old PrimaCom offers two primary packages of basic cable television programming services: a ground package and a standard package. The ground package consists generally of network and public terrestrial television signal available over the air in the concession area and typically includes between three and eight channels, depending on the service area. The standard package consists primarily of satellite-delivered programming and includes an average of 32 television channels and 29 radio channels, depending on the service area. Additionally, in some markets, Old PrimaCom offers either one or two additional packages of basic cable television programming service. Approximately 95% of its subscribers subscribe to at least the standard package of service.

    The following sets forth the programming of nationwide channels typically offered in its standard analog package, with exceptions depending on the service area.

Channel	Description
3Sat	ADR/ZDF, ORF and SRG news and sports
ARD	General interest
ARTE	Cultural arts
Bayern 3	Regional news, sports and entertainment
Bloomberg TV	News and information
BR-Alpha	Cultural and educational programming
DSF	German sports
DW-Tv	German programming broadcast abroad
Eurosport	European sports
Home Shopping	Teleshopping
Europe
HR 3	Regional news, sports and entertainment
Kabel 1	Entertainment and movies
Kika	Programming for children
MDR 3	Regional news, sports and entertainment
MTV	Music videos
MTV2	24-hour music television
N24	24-hour news programming
Nord 3	Regional news, sport and entertainment
News and information	News and information
Onyx-tv	Music and entertainment
ORB	Regional news, sports and entertainment
Phoenix	Documentary and political events
Premiere analog	Pay-TV
Pro Sieben	News and entertainment
QVC	Teleshopping
RTL	24-hour entertainment
RTL 2	Entertainment for young people
SAT 1	24-hour entertainment
Super RTL	Entertainment
SWR	Regional news, sports and entertainment
tm3	Entertainment
Viva	24-hour music television
Viva 2	24-hour music television
Vox	News and entertainment
WDR	Regional news, sports and entertainment
ZDF	General interest

    Old PrimaCom receives its programming either directly from broadcasters via its own head-ends or indirectly from broadcasters through signal delivery contracts with KDG and successor private operators. Approximately 38.8% of its television subscribers are served by networks that obtain their programming directly from broadcasters via Old PrimaCom's head-ends and approximately 61.2% of its television subscribers are served by networks that obtain their programming indirectly via KDG and successor private operators.

    Current broadband product offering.  Old PrimaCom currently offers the following broadband service to subscribers in Leipzig and other portions of the Sachsen/Sachsen-Anhalt/Thüringen region who are connected to its upgraded networks:

    Current broadband product offering—Digital television.  Old PrimaCom believes it is the first German cable operator to offer digital services to its subscribers. Old PrimaCom launched its digital television services in the city of Leipzig in October and November of 2000. Old PrimaCom had to adapt its program offerings several times following complaints by the media authorities and after the judgments of the court of Leipzig as discussed below. Under German law, any change from analog to digital delivery has to be filed with the media authorities prior to its implementation. The media authority can also issue enforcement orders to compel cable operators to distribute some channels for free. As of June 30, 2001, New PrimaCom's digital offering was available to approximately 116,000 homes which serve approximately 95,000 analog television subscribers, and approximately 2,405 digital subscribers. Assuming completion of the proposed business combination, New PrimaCom intends to continually expand and improve the range of channels included in its digital television offering.

    Old PrimaCom's basic PrimaTV digital offering is currently comprised of the simulcast of its basic analog channel offering in digital format, plus an additional 18 basic digital channels and five different packages with additional digital channels as follows:

Prima TV digital simulcast of its analog package:	3sat ARD ARTE Bayern 3 BR-Alpha DW-Tv DSF Eurosport Home Shopping Europe HR3 Kika	Kabel 1 MDR 3 MTV MTV2 Nord 3 n-tv Onyx tv ORB Phoenix Pro Sieben QVC	RTL RTL 2 SAT1 Super RTL SWR tm3 Viva Viva 2 Vox WDR ZDF
Prima TV 18 extra digital television channels:	ARD Online Kanal B1 CNN EinsExtra EinsFestival EinsMusXx Euronews	MDR NIK-Neues in Kabel Prima TV Servicekanal Sneak Preview SR Fernsehen Südwest TV 5 TW 1	VIA 1 ZDF Doku ZDF Info ZDF Theaterkanal
Prima TV packages:	PrimaFamily*	Avante, Innergy, Muzzik and Wishline
	PrimaLife*	Bet On Jazz, Fashion TV, Marcopolo and MCM Africa
	PrimaInfo*	BBC World, Bloomberg TV and CNBC
	The Adult Channel	The Adult Channel
	MTV	MTV 2, MTV Base, MTV hits!, VH-1 and VH-1 Classic
*
Subscribers can subscribe to these three packages for a combined price which is generally lower than the sum of the individual prices.

    The basic offering is currently priced at a promotional monthly subscription rate. Set-top box rental is included in the monthly subscription fee and a one-time installation fee is charged only in the event Old PrimaCom's service team installs the set-top box.

    Current broadband product offering—Pay-per-view.  Digital subscribers also have access to up to 15 pay-per-view channels which can be ordered by subscribers using their remote control, featuring films and other special events.

    Current broadband product offering—High-speed Internet access.  Old PrimaCom launched high-speed Internet services to both residential and business subscribers in the fourth quarter of 1999. At June 30, 2001, Old PrimaCom provided high-speed Internet service to 2,237 subscribers. Its high-speed Internet offering includes the following products:

  •
  Easy package. This package offers subscribers 24-hour high-speed Internet access at up to two times the speed of ISDN, or 128 Kbps (64 Kbps upstream), for a monthly fee including the cable modem fee based on the amount of usage by the subscriber. Subscribers receive 10MB web space, 1.5 Gbps of capacity (download and upstream) and e-mail account services with full support from its customer service team. Subscribers may also access its Internet portal for broadband services, such as game servers and additional value-added services.

  •
  Pro package. This package offers subscribers 24-hour high-speed Internet access at up to 16 times the speed of ISDN, or 1,024 Kbps (256 Kbps upstream), for a fixed monthly fee including the cable modem fee. As with the Easy Package, subscribers receive 10MB web space, 1.5 Gbps capacity, (download and upstream) e-mail account services with full support from its customer service team and access to its Internet portal.

    Current broadband product offering—Data communications.  Old PrimaCom currently offers and intends to further promote fixed data communications products to business subscribers. These products take advantage of the fiber-rich, upgraded portions of its network to offer leased lines and wholesale carrier services.

    Future broadband product offerings.  Old PrimaCom intends to expand its existing broadband product offering to include a range of additional broadband services. Its planned offering of additional broadband products includes the following primary services:

  •
  Video-on-demand. Old PrimaCom intends to develop and introduce a range of video-on-demand services to complement its existing pay-per-view offering. Old PrimaCom expects to develop this offering in cooperation with third-party providers of programming and technology, and Old PrimaCom intends to introduce these services to its subscribers over the next two years.

  •
  Interactive television. Old PrimaCom is currently developing and expects to introduce interactive television services to its upgraded subscribers over the next two years. Over time, Old PrimaCom expects its interactive television offering to include services such as interactive games, e-commerce and television-based Internet services and television-based email services.

  •
  Telephony. Old PrimaCom intends to develop and introduce telephony services to its residential and business subscribers over the next two years. Old PrimaCom expects to develop and offer these services in cooperation with one or more strategic partners. Old PrimaCom will evaluate both a cable telephony platform and a voice-over-IP platform, focusing on the costs of developing both platforms, the technical capabilities of each and the demands of its subscribers.

  •
  Unified messaging service. Old PrimaCom is developing a service to allow users to send and receive both text and speech-based messages using either the Internet or telephone. With this service, subscribers will be able to receive email, voicemail and fax messages through the Internet, with voicemail messages being received as sound files and faxes as image files. Subscribers will also be able to send fax and SMS text messages via the Internet. By telephone, subscribers will be able to receive voicemail and email messages, with the service converting text email messages into recorded speech which the subscriber may choose to listen to in selected languages. Subscribers can reply to voicemail or email messages by phone, with an email reply being sent as sound file. New PrimaCom anticipate that the service will include additional features, such as WAP access to the user's e-mail inbox. Old PrimaCom expects to begin internal testing of this service in August 2001.

  Old PrimaCom's programming and product offerings in The Netherlands

    Current broadband product offering—Analog television.  Old PrimaCom's analog television offering includes two packages of television programming: a basic package and a standard package. The basic package consists of 15 television and 40 radio channels. The standard package consists of 38 television and 40 radio channels. Both packages carry a one-time installation fee. Almost all of its analog subscribers purchase the standard package.

    The standard packages include the following channels, with exceptions in some municipalities.

Channel	Description
Nederland 1	General Interest
Nederland 2	General Interest
Nederland 3	General Interest
Beeldmozaïek	Overview of channel offerings
Lokale omroep/kabelkrant	Local cable channel
VRT TV1	General Interest
Ketnet/Canvas	Belgian
ARD	German language (Germany)
BBC 1	English language (UK)
TV5	French language (France)
RAI Uno	Italian language (Italy)
TVE	Spanish language (Spain)
TRT	Turkish
MBC	Arabic
RTL4	General Interest
RTL 5 Nieuws & Weer	News & Weather
SBS 6	General Interest
Veronica	General Interest
Fox 8	General Interest
Kindernet/Net 5	Children
Kabelkrant Nieuws TV	News

Regionet/ljmond TV	General Interest (Regional)
ZDF	German language (Germany)
WDR	German language (Germany)
BBC 2	English language (UK)
RTL Television	General Interest
TCM	Classic Movies
TV Noord-Holland	Local programming
Phoenix/CNE	Chinese language
TMF	Music videos
CNBC/Nat. Geographic	News/Documentary
Eurosport	Sports
Euronews	News
Cartoon Network	Children
Discovery Channel	Documentary
MTV Europe	Music Videos
The Box	Music Videos
CNN	International News
Abonnee t.v. (Canal +1)	Pay-per-view service
Abonnee t.v. (Canal +2)	Pay-per-view service
Videorecorder-afstelling	Video outlet
Decoderuitgang Canal+	Pay-per-view service

    Current broadband product offering—Digital television.  Old PrimaCom launched its digital television product under the brand name Mr. Zap in May 2000. The digital television product is currently available to more than 97% of its subscribers, and Old PrimaCom provided digital service to 4,469 subscribers as of June 30, 2001. Old PrimaCom offers its digital television product in cooperation with Mediakabel, a joint venture established by seven Dutch cable operators, including Old PrimaCom and Alkmaar, for the purpose of introducing interactive digital television to the Dutch cable market.

    The basic digital television package includes the following primary features:

  •
  Pay-per-view/near video-on-demand. Subscribers may select from approximately 50 films per month and a broad selection of other events, including sports and entertainment. Films are shown at varying frequencies (e.g., every 15 minutes to every two hours) depending on the popularity of the films.

  •
  Television channels. Subscribers receive four basic channels and may choose to receive a package of ten channels for an additional monthly fee as follows:

Four Basic Digital Channels:	ANWB Weer & Verkeer (traffic & weather) VH-1 (music videos) Sports 1 Sky News (24-hour UK news)
One Premium Package:	CNBC Performance Eurosport News Travel Channel Landscape The Adult Channel Extreme Sports Film 1 Bloomberg Television Fashion TV The Playboy Channel
  •
  Music and game channels. Subscribers receive five music channels and one game channel.

    In addition, subscribers may purchase the following theme channels and product offerings individually.

Channel	Description
Music Choice	40 additional digital music channels
Game Channels	Five additional game channels
Zee TV	Hindustani television
Set Asia	Hindustani television
CineNova	Movie channel
TVBS-E	Chinese television
ART	Arabic television

    Internet access.  As of June 30, 2001, 21,353 residential subscribers received always-on, high-speed Internet services in one of the following packages:

  •
  Profit package. This product provides Internet access speeds of at least 64 Kpbs downstream and 32 Kpbs upstream. Subscribers also benefit from 600 Mbps of download capacity, e-mail services and homepage capability with 20 Mb capacity.

  •
  Power package. Business-to-business products are currently being developed that Old PrimaCom expects to launch in late 2001. Under a pilot program, approximately 30 business subscribers are connected to one of these products, which provides Internet access speeds of at least 512 Kpbs downstream and 64 Kpbs upstream. Subscribers also benefit from unlimited download capacity, e-mail services, and homepage capability with 20 Mb capacity.

    Data communications.  Old PrimaCom offers the following data communications products to business subscribers:

  •
  QualityLink. This service provides a dedicated fiber connection for data communications at a fixed monthly price depending on whether subscribers elect to receive speeds of 2, 10, 34, 155 or 622 Mbps.

  •
  CableLink. This service uses existing cable connections for data communications with a choice of between 256 to 512 Kbps at a fixed monthly price depending on the chosen speed and the distance between the locations of the subscribers. This service provides the security of a virtual private network.

  •
  Direct Internet access. This product provides leased-line Internet access to the World Wide Web through a third party. The capacity of the leased line is between 256 Kbps to 155 Mbps.

    Kennisnet intranet service.  Old PrimaCom is in the process of connecting 550 Dutch schools and educational institutions, libraries and museums to its intranet service by linking its networks with other cable operators. As of June 30, 2001, Old PrimaCom is providing service to 470 institutions. This intranet project provides these institutions with network access and access to the Internet through an organization called Educatief Net B.V., or Educatief, which is a joint venture of several cable operators. Educatief has obtained funding from the Dutch government for a period of three years, and will provide subsidies to participating institutions.

    Future broadband product offerings.  In addition to the offerings described below, Old PrimaCom intends to expand its broadband product offering to include a range of additional broadband products including video-on-demand, interactive television, and telephony services. Old PrimaCom intends to introduce these new services to its subscribers over the next two years.

  •
  Interactive and enhanced digital cable television services. Old PrimaCom is also working with Mediakabel to continually improve and expand its premium programming offering included in the Mr. Zap package. Old PrimaCom intends to continually introduce new digital television product offerings and product enhancements as Old PrimaCom develops these additional services. Old PrimaCom is working with Mediakabel to develop and introduce a range of enhanced television services, including video-on-demand and interactive television. Old PrimaCom expects its interactive television offering to include services such as interactive games, home shopping, e-mail by television and interactive advertising.

  •
  e-Commerce. Old PrimaCom is developing e-commerce services to be offered via computer and television through its planned interactive television offering. Its e-commerce offering is intended to be an extensive shop window, enabling subscribers to purchase products and services on-line from a broad range of vendors, both inside and outside of The Netherlands. In addition, subscribers will be able to purchase additional Multikabel services on-line via its e-commerce offering. Old PrimaCom is currently developing the technical capability to offer these services and are recruiting potential vendors to make their products available via its offering. Old PrimaCom expects to enter into revenue sharing arrangements with participating vendors. Old PrimaCom expects to offer e-commerce to its subscribers over the next two years.

  •
  Telephony services. Old PrimaCom has been providing cable telephony services on a pilot basis to approximately 100 subscribers in the Den Helder municipality since 1996. Its pilot offering includes local, long distance and international telephony services. Old PrimaCom intends to offer full-scale telephony services to its subscribers over the next three years. Old PrimaCom expects its telephony offering will include the basic service included in its pilot offering, and may also include other enhanced services such as voice mail, caller identification, call waiting, call barring, call diversion and three-way calling. Old PrimaCom will evaluate both a cable telephony platform and a voice-over-IP platform, and decide between these alternative platforms based on the costs of developing the platforms, the technical capabilities of each and the demands of its subscribers.

  EWT's programming and product offerings

    Basic cable television.  EWT offers a basic package (Vollprogramm) of analog cable television programming services to all subscribers. In some service areas EWT also offers a minimum package (Grundprogramm). Approximately 95% of EWT subscribers subscribe to the basic package of service, which is generally offered to all new subscribers. The basic package, which includes the programming contained in the minimum package, consists primarily of programming that is available by satellite. The content of the basic package depends upon the terms of the particular concession agreement between EWT and the subscribers' housing association and typically includes between 28 and 35 television channels and approximately 35 radio stations. The minimum package consists primarily of public terrestrial television signal that is also available over-the-air in the service area. The State Media Authority (Landesmedienanstalt) in the service area regulates the content of the minimum package, which generally includes the two main national channels, one or two regional channels and some local and terrestrial channels in the service area. The minimum package usually ranges from five to ten channels, depending on the service area.

    On some of its 862 MHz networks, EWT also offers expanded tier packages containing additional television services and foreign language channels not already included in the basic package.

    EWT's basic package, which varies between service areas, contains some of the following programming:

Channel	Description
3 Sat	ARD/ZDF, ORF and DRS news and sports
ARD	General interest
Bayern 3	Regional news, sport and entertainment
BBC World	International news
Bloomberg TV	News and information
Chemnitz TV	Local news, sports and information
DSF	German sports
Eurosport	European sports
Home Shopping Europe	Teleshopping
HR 3	Regional news, sports and entertainment
Kabel 1.	Entertainment and movies
Kika	Programming for children
MDR	Regional news, sports and entertainment
MTV	Music videos
N24	24-hour news programming
Nord 3	Regional news, sports and entertainment
n-tv.	News and information

Onyx-tv	Music and entertainment
ORB	Regional news, sport and entertainment
Phoenix	Documentary and political events
Premiere analog	Pay-TV
Pro Sieben	News and entertainment
QVC	Tele-shopping
RTL	24-hour entertainment
RTL 2	Entertainment for young people
SAT 1	24-hour entertainment
Super RTL	Entertainment
SWR	Regional news, sport and entertainment
tm3	Entertainment
Viva	24-hour music television
Viva 2	24-hour music television
Vox	News and entertainment
WDR	News, sport and entertainment
ZDF	General interest

    In most service areas, EWT retransmits digital programming received from KDG, as part of the standard KDG signal. Subscribers can only view the digital signal if they obtain a decoder box from

Premiere World, Deutsche Telekom or a retailer. EWT does not typically receive an additional fee from subscribers who take digital services. However, as contracts with housing associations are renegotiated or new contracts are signed, EWT is attempting to increase its basic cable subscription fees to compensate for the digital services it offers. The digital programming available to EWT from KDG typically consists of ten channels, one from ZDF, two from ARD and seven from Premiere World. Where the KDG signal is carried and digital signals are not filtered out, the digital package also includes the complete Media-Vision package of Media Services GmbH.

    EWT receives programming directly through its head-ends or indirectly through KDG or successor private cable operators. Approximately 35% of EWT's customers are served by networks that obtain programming through EWT's head-ends, and approximately 65% of EWT's customers are served by networks that obtain programming through KDG.

    Future broadband product offerings.  EWT has introduced pilot offerings of broadband products.

    Telephony services.  In 1999, EWT introduced, on a trial basis-switch based telephony services on one of its Berlin networks. The trial covered approximately 1,000 homes and had 123 subscribers as of June 30, 2001. This project has provided EWT with operational experience in offering telephony services.

    Internet access.  Beginning in late 1999, EWT launched a high-speed Internet access service at a flat price subscription rate to a predetermined usage rate and additional fees for incremental usage. This Internet service is currently available on six networks passing a total of approximately 4,045 homes and as of June 30, 2000 had 115 subscribers.

  Alkmaar's programming and product offerings

    Analog Programming.  Alkmaar currently offers a basic package of 41 television and 34 radio channels. The channel selection in the basic package is contractually fixed through January 2003. Alkmaar receives virtually all of its analog channels through its own head-end. A few foreign channels are provided by Multikabel.

    Digital Television.  Alkmaar also provides digital programming in cooperation with Mediakabel under the brand name Mr. Zap. Mediakabel is a joint venture among several Dutch cable operators, including Alkmaar which holds an interest of approximately 2%, and Multikabel. The monthly rate for Alkmaar's basic digital service is E5.88 per month. Subscribers may purchase pay-per-view services for additional fees.

    High-speed Internet Access.  Alkmaar offers always-on, high-speed Internet services in cooperation with the Internet service provider subsidiary of Multikabel. Subscribers may choose between the following packages:

  •
  Profit Package. This package provides 600 Mb of download capacity, at a speed of 64 Kbps downstream and 32 Kbps upstream. Subscribers also benefit from e-mail services and homepage availability with a capacity of 20 Mb.

  •
  Power Package. This package provides unlimited download capacity, at a speed of 512 Kbps downstream and 64 Kbps upstream. Subscribers also benefit from e-mail services and homepage availability with a capacity of 20 Mb.

    Data Communications.  Alkmaar offers data communications services to business customers through point-to-point Internet and fiber structures. Alkmaar makes use of both dedicated and reserved fiber cables.

Sales, marketing and customer services

  Old PrimaCom's sales, marketing and customer services in Germany

    Old PrimaCom's sales and customer service function is organized regionally in Germany. Old PrimaCom employs account managers to originate and service large account relationships with housing associations and governmental authorities. In addition, Old PrimaCom conducts direct sales at the individual subscriber level via telesales and door-to-door sales. Old PrimaCom employs sales representatives both directly and as agents, some of which are housing associations. Old PrimaCom maintains centralized customer call centers in each of its operating regions, which enable it to cost-effectively service a large number of subscribers in each regional cluster. Customer call centers are available 24-hours per day, six days per week to handle new account and service requests. Old PrimaCom employs network operations staff and field technicians in each region to handle new subscriber installations and service interruptions.

    Members of its broadband group focus on product development, marketing and sales of its broadband service offering. Marketing efforts undertaken by this group in the Leipzig region primarily focus on the following:

  •
  Direct marketing. Typical initiatives include sending advertising materials with monthly bills to existing analog subscribers, other direct mail advertising and direct telemarketing campaigns.

  •
  Advertising. Old PrimaCom has used limited advertising campaigns in local newspapers and magazines to promote its broadband service offering.

  Old PrimaCom's sales, marketing and customer services in The Netherlands

    Members of Old PrimaCom's sales and marketing staff focus on a specific product offering, such as its analog television offering, its digital offering provided in cooperation with Mediakabel, its Internet access product, its data communications product or its Kennisnet offering. This group works with product development and technical staff to continually improve the key features of its product offering and to determine pricing strategies. Sales and marketing of Old PrimaCom's digital services is managed by Old PrimaCom in cooperation with Mediakabel. Its marketing program includes the following primary features:

  •
  MultiMedia magazine. This quarterly publication is provided to all subscribers and contains general news about Multikabel and about new product offerings. New subscribers also receive a welcome package outlining the full range of products available to subscribers.

  •
  MultiView channel. This television channel is included in all of Old PrimaCom's channel offerings and broadcasts the full range of products available to its subscribers at all times.

  •
  Multikabel website. Old PrimaCom's local (Dutch) website also outlines its product offering, and Old PrimaCom ultimately intends to enable its subscribers to purchase its products on-line.

  •
  Direct mail and advertising. Old PrimaCom has conducted targeted direct mail and advertising campaigns specifically promoting its digital television offering and its data communications product.

    Old PrimaCom's customer call center is open from 8:00 a.m. to 8:00 p.m. on weekdays and from 10:00 a.m. to 4:00 p.m. on weekends to assist subscribers with routine inquiries such as new services and billing-related inquiries. In addition, its customer call center cooperates with local utilities to offer 24-hour assistance with respect to service interruptions. Old PrimaCom employs a team of full-time service technicians, and also contracts with third-party technicians. New subscription calls for digital services are currently referred to a Mediakabel call center, but Old PrimaCom intends to enable its call center to handle requests for new digital services during the remainder of 2001. Ultimately, Old

PrimaCom expects that its call center will be able to make outgoing telemarketing calls for digital services and to cross-sell digital services. Old PrimaCom's billing function is largely outsourced to third-party providers, and most billing inquiries are handled directly by, or referred to, these providers, namely the local utilities and Mediakabel.

  EWT's sales, marketing and customer service

    EWT's sales and customer service function is organized centrally. EWT's technicians are located in regional offices to better serve subscribers. EWT employs account managers to originate and service large account relationships with housing associations and governmental authorities. EWT sales representatives also work with housing associations to increase its subscriber penetration. This is supplemented by sales and marketing efforts directed at individual subscribers in EWT's concession areas. EWT maintains a national customer service help line, which is available 24 hours per day, seven days per week to handle service requests.

    EWT's billing procedures are organized centrally and processed through national and regional billing centers. To ensure service reliability, EWT directly employs its network technicians and engineers. EWT believes this approach improves operational efficiency, promotes the development and retention of technical expertise inside EWT and helps EWT maintain good relationships with its customers.

  Alkmaar sales, marketing, billing and customer service

    Each member of Alkmaar's sales and marketing staff focuses on a specific product offering. Alkmaar's staff handles sales and marketing efforts for its analog programming. Sales and marketing of digital programming is managed primarily by Alkmaar's staff in cooperation with Mediakabel. Sales and marketing of high-speed Internet access is managed primarily by Multikabel's Internet service provider subsidiary in cooperation with Alkmaar.

    Alkmaar maintains a direct customer service relationship with its analog television subscribers. Alkmaar is open during regular business hours five days per week to assist customers with new service and billing inquiries. Alkmaar outsources billing for its analog programming to a local utility company, which charges a nominal collection fee. Billing for Alkmaar's digital services is handled by Mediakabel and for its Internet access service by Multikabel.

    Alkmaar employs a team of full-time service technicians and contracts with third-party technicians. Customer service for Alkmaar's Internet subscribers is provided through the help desk of Multikabel. Service requests involving cable infrastructure are handled directly by Alkmaar.

Material Contracts

  Old PrimaCom's material contracts in Germany

    Copyright royalties for television programming transmitted over its cable television networks.  Until 1998, Old PrimaCom was able to receive its analog programming, whether directly or indirectly, at no charge from the broadcaster and without any formal agreement or contract with the broadcasters. The applicable provisions of the German Copyright Act (Urheberrechtsgesetz) regarding retransmission of programming were amended in 1998 to implement the EC Directive on Cable and Satellite Broadcasting. This law provides for a so-called compulsory license, which requires the broadcasters to permit cable and broadband network operators to retransmit copyright-protected programming in return for payment of a reasonable fee.

    In 1998, the German Copyright Act was amended to require the payment of copyright royalties for the retransmission of copyright-protected television and radio programming by cable and broadband operators. The German Copyright Act does not set forth the amount to be paid. GEMA, one of the

German copyright collecting agencies, has been mandated by the other German copyright collecting agencies to collect these royalties. GEMA has publicly announced its intention to collect royalty fees for copyright-protected television and radio signal received terrestrially by cable and broadband operators retroactively to July 1, 1997. Old PrimaCom has been informed that the royalty fee will be assessed if the terrestrial broadcast is received on the network operators' own head-ends, but not, however, if it is received via KDG signal delivery points, in which case GEMA considers the license fees payable by KDG to cover all retransmission of copyright-protected programming.

    In 1999, GEMA entered into a framework agreement with the Association of Private Cable Operators e.V., or ANGA, which, among other things, provides for the collection of royalty fees retroactively to July 1997. Old PrimaCom believes that under the ANGA and GEMA framework agreement, GEMA is not yet collecting royalty fees for retransmission of satellite broadcasting from private cable and broadband operators, but may choose to do so in the future. Members of ANGA who accept this framework agreement are eligible to receive a 20% reduction in the announced standard fees, resulting in a general royalty fee equal to 4% of the monthly subscription fees received by private operators from subscribers served by level 2 and 3 networks. Value-added taxes are also due on the general royalty fee.

    Old PrimaCom is not a member of ANGA and is in the process of negotiating a contract with GEMA regarding the payment of royalties for retransmission of programming. Starting in January 2000, Old PrimaCom initiated a rate increase to cover the possible imposition of GEMA fees and began accruing for what Old PrimaCom believes are appropriate royalty fees Old PrimaCom may have to pay to GEMA. Old PrimaCom's ability to recover any retroactive copyright royalty fee from subscribers cannot be assured because Old PrimaCom may be unable to pass on copyright royalties assessed for past periods. Old PrimaCom does not believe any retroactive payment of copyright royalty fees will be material.

    Old PrimaCom has been informed that for a number of years KDG has been paying copyright royalties to GEMA for the retransmission of copyright-protected terrestrial broadcasting. KDG has advised Old PrimaCom that it believes payment of this royalty permits KDG to allow private cable system operators connected to KDG signal delivery points to retransmit copyright-protected terrestrial broadcasting on level 4 networks. KDG has indemnified Old PrimaCom in some instances against claims by the German copyright collecting agencies for copyright royalties for level 4 network retransmission. The copyright royalty paid by KDG does not, however, cover retransmission of copyright-protected programming on level 2 and level 3 networks. The signal delivery contracts between Old PrimaCom and KDG with respect to level 3 networks expressly provide that Old PrimaCom will indemnify KDG in case of claims against KDG for breaches by Old PrimaCom.

    Signal delivery payments to KDG and successor private operators for television programming transmitted over its cable television networks.  For its level 3 networks and level 4 networks, Old PrimaCom entered into signal delivery contracts with KDG to receive programming signal for delivery to its subscribers prior to KDG's sale of some of its networks. Where KDG has retained its network it remains its contract partner but where it has sold networks, successor private cable operators have assumed the obligations of KDG under the signal delivery contracts and have become its contract partners under the same terms as those contained in the original signal delivery contracts. At June 30, 2001, approximately 60.8% of its television subscribers are served by level 3 and level 4 networks, which receive programming pursuant to signal delivery contracts. In the city of Plauen, which historically had a level 3 network, Old PrimaCom consolidated the KDG connection points, installed a head-end, and cancelled its KDG contract. In Leipzig, also historically a level 3 network, Old PrimaCom consolidated KDG connection points, upgraded the network, constructed a head-end and cancelled the existing KDG contract. The Plauen network is now considered a level 2 network and the upgraded portion of the network in Leipzig and portions of the Sachsen/Sachsen-Anhalt/Thüringen region, is now considered a broadband network. Old PrimaCom intends to continue to consolidate connection points and insert head-ends to reduce signed delivery fees paid to KDG and successor private operators.

    The terms of Old PrimaCom's signal delivery contracts vary. Most signal delivery contracts are for a fixed period, usually ten to 12 years, and are subject to negotiated renewal. Old PrimaCom typically pays KDG and successor private operators either a flat fee or a fee per subscriber that is determined by reference to a published fee schedule based on the number of homes connected to one connection point. A number of signal delivery contracts provide for an escalation of fees during the first three to five years (Bauzeitenregelung) to ease Old PrimaCom's initial network development costs. The escalation clauses in the vast majority of these contracts have been triggered. Rate increases by KDG and successor private operators permitted under the fee escalation clauses in a number of these signal delivery contracts could result in an increase in the aggregate amount of signal delivery fees Old PrimaCom pays to KDG and successor private operators. Historically, Old PrimaCom has been able to increase the monthly subscription rates paid by its subscribers following increases in signal delivery fees by KDG and successor private operators. Old PrimaCom expects that the additional costs associated with these fee increases will be reduced as a result of its anticipated reduced reliance on these agreements.

    Contracts for digital television programming transmitted over its broadband networks.  Old PrimaCom has entered into contracts with the majority of the program providers required in order for it to obtain programming for its digital television packages and it is negotiating with the remainder. In general, the terms of these contracts are from two to five years and can be automatically extended for additional one-year periods. Most of its agreements provide for the payment of a fixed fee per subscriber per month. One of its agreements provides for a monthly payment of 50% of the revenues Old PrimaCom generates from the channels which are subject to the agreement.

    In the event Old PrimaCom wishes to terminate its relationship with these program providers, most of its contracts provide for termination if:

  •
  less than 30% of its subscribers are interested in subscribing,

  •
  research conducted by Old PrimaCom results in a finding that the delivery of the channel does not meet market expectations,

  •
  the content of the channel violates the statutory requirements of the territory, or

  •
  if the programmer breaches its obligations under the agreement. In addition, Old PrimaCom may terminate the agreements if the programmer fails to deliver transmission during 15 minutes a day for a total of 14 days during a 90-day period or if Old PrimaCom is obligated to do so by a governmental body.

    The contracts generally provide that the programmer may terminate only for an uncured breach of the terms of the contract and upon 30 days written notice to Old PrimaCom.

    Contract for pay-per-view movies, sports and other events.  Old PrimaCom has entered into contracts with program providers including Telepool Europäisches Fernsehprogrammkontor GmbH, Helkon Media AG and Universal Studios International B.V. for the pay-per-view movies and other events Old PrimaCom offers to its subscribers. These contracts are generally for short periods or for specific events and have standard terms. Most of Old PrimaCom's agreements provide for the payment of a flat fee per program.

    Contract for set-top boxes.  On April 1, 2000, Old PrimaCom entered into an agreement with Galaxis Technology AG, or Galaxis, for the purchase of the set-top boxes required for its digital television offering. Pursuant to this agreement, Old PrimaCom purchased set-top boxes from Galaxis. Orders for additional set-top boxes will be governed by this agreement. This agreement may be terminated by either party in the event of an uncured material breach by the other party. Old PrimaCom may terminate the agreement upon Galaxis' delivery of defective set-top boxes or if the services and products delivered by Galaxis does not meet Old PrimaCom's specifications.

    Concession agreements.  In order to be able to provide service to its subscribers, Old PrimaCom has entered into long-term public concession agreements with local governmental authorities and private concession agreements with housing associations that administer large housing blocks. The agreements with governmental authorities were entered into prior to the enactment of the German Telecommunications Act of August 1, 1996. Old PrimaCom is generally not obligated to make payments to local governmental authorities for the use of public rights-of-way to deliver its services. Under the German Telecommunications Act, holders of category 3 telecommunications licenses (which includes broadband network operators like Old PrimaCom) have the right to use public rights-of-way free of charge for telecommunications lines serving public purposes provided that the use does not unduly restrict the primary use of the public spaces. Local building permits are required before new telecommunications lines are laid or existing telecommunications lines are changed. The German Telecommunications Act established a number of obligations related to this free-of-charge use of public- rights-of-ways. As a result, since August 1, 1996, it has no longer been necessary for Old PrimaCom to enter into public concession agreements to obtain rights-of-way on public grounds.

    Private concession agreements with housing associations provide Old PrimaCom with access to potential subscribers living in the housing blocks administered by these authorities and also frequently provide it with the right to use the respective private property owned by the housing associations. Individual private concession agreements typically provide access to a relatively small number of homes. As of June 30, 2001, Old PrimaCom's cable networks operated pursuant to a few hundred public concession agreements with local governmental authorities and more than 3,000 private concession agreements with housing associations.

    Old PrimaCom's private concession agreements typically contain standard conditions, such as conditions of service and limitations on commencement and completion of construction. Additionally, most of its concession agreements contain provisions that permit New PrimaCom to raise the prices for its existing level of cable services with reference to general inflation indices and to raise prices to cover increased costs of programming. By timing rate increases to published cost of living increases or the introduction of new or improved programming, Old PrimaCom has generally been able to increase the rates for its cable services without the objection of the relevant contracting party.

    Old PrimaCom is party to a number of concession agreements with Wohnungsbaugesellschaft Magdeburg GmbH, or WoBau, most of which were entered into by Funkmechanik Magdeburg GmbH, which Old PrimaCom acquired in 1999, and by Antennen Lindemann, which Old PrimaCom acquired in 1996. Of these concession agreements, the larger part, covering approximately 25,750 subscribers, will expire in 2001 and the remaining concession agreements with WoBau, covering approximately 5,000 subscribers, will expire between 2002 and 2006. Old PrimaCom has been notified by WoBau that it will not extend or renew these agreements. If Old PrimaCom does not succeed in negotiating a renewal of these agreements or in protecting its interest by way of litigation, Old PrimaCom may not be able to deliver cable television services to 25,750 of its subscribers in Magdeburg after January 1, 2002, and to another 5,000 subscribers after various dates between 2002 and 2006.

    Many of its private concession agreements with housing associations provide that Old PrimaCom is the exclusive provider of cable services in the concession area. Although Old PrimaCom generally does not pay concession fees on any of its cable networks, in some cases Old PrimaCom pays housing associations for billing and collecting subscription fees from homes within the applicable apartment blocks under agreements entered into prior to its acquisition of the related cable systems. In some limited cases, housing associations rather than the subscribers receive the broadcasting signal as part of their agreements with New PrimaCom. In these cases, the housing associations pay subscriber fees to Old PrimaCom but are otherwise entirely responsible for the handling of subscriber relationships.

  Old PrimaCom's material contracts in The Netherlands

    Analog programming.  Old PrimaCom is not currently required to pay programming fees for the channels included in its basic and standard analog packages, except for the Discovery channel. In some instances, Old PrimaCom receives programming fees from broadcasters to carry their programming on its networks. Old PrimaCom pays royalty fees to BUMA/STEMRA, the Dutch copyright collection agency, for the retransmission of programming over its network in The Netherlands.

    Old PrimaCom's agreement with Discovery was entered into on January 1, 1998, and has been automatically extended annually since then. The agreement will extend until January 1, 2002, subject to earlier termination with three months' notice.

    Digital programming.  In May 2000, Multikabel acquired a 15.71% share in Mediakabel B.V., a joint venture established by a group of Dutch cable television operators in 1997 for the purpose of developing and introducing digital broadcasting services in The Netherlands. Mediakabel provides a full range of operational services to the joint venture, in exchange for which each member of the joint venture, including Multikabel, pays a fee to Mediakabel based on the number of subscribers in its service area. All revenues from digital broadcasting services are recognized directly by Multikabel and all programming fees are paid directly by Multikabel. In May 2000, Multikabel launched digital audio and video services through its participation in Mediakabel. The agreement with Mediakabel does not provide Old PrimaCom with programming contracts for its digital television offering.

    Old PrimaCom has entered into agreements with a number of program providers for its digital television offering. These agreements are standard and provide for the payment of a fixed fee per subscriber per month. Most of its agreements, with the exception of its agreement for the CineNova channel described below, have terms ranging from one to three years, many of which may be renewed at its option.

    In February 2000, Old PrimaCom entered into a contract with Europe MovieCo Partners Limited for the provision of the CineNova channel. The agreement provides for payment by Old PrimaCom of a fixed fee for 50,000 subscribers which will increase to cover all of its subscribers in The Netherlands by October 31, 2003, regardless of the actual number of its subscribers which are purchasing the CineNova channel. This agreement has a term of seven years unless earlier terminated or extended. Either party may terminate the agreement if six months prior to the end of the fifth year, the CineNova channel does not have at least 100,000 subscribers. If six months prior to the end of the fifth year, the CineNova channel has between 100,000 and 185,000 subscribers, Movieco may provide Old PrimaCom with a written early termination written notice, upon receipt of which Old PrimaCom would be given the opportunity to enter into good faith negotiations to reduce the participation levels for the remaining years under the agreement.

    Pay-per-view programming.  With respect to films, Old PrimaCom has entered into agreements with DreamWorks International Distribution LLC, Twentieth Century Fox Telecommunications International, Inc., Warner Bros. International Television Distribution, Monarchy Enterprises B.V., CPT Holdings, Inc and Universal Studios International B.V. The agreements have terms ranging from three months to three years. With respect to sports and entertainment events, Old PrimaCom from time to time enters into agreements with 3DD Entertainment, The Big Events Company and Holland Media Groep. Old PrimaCom also expects to enter into negotiations to obtain broadcast rights to seasonal sporting events, such as football (soccer), boxing and auto racing for its subscribers.

    Contracts relating to the network.  Old PrimaCom has retained City Com B.V. to design, implement, deliver and install a management system, using switching multitaps, modems and related equipment for its interconnected cable networks. This management system enables Old PrimaCom to remotely manage its entire cable television network in The Netherlands. This turnkey order was delivered in May 2000 with the exception of one portion which is expected to be completed in April 2001. In addition, Old PrimaCom purchased a synchronous digital hierarchy network from Lucent during 2000.

    In December 1999, Old PrimaCom entered into a Cablelink Agreement with KPN Telecom B.V. or KPN, effective as of July 1, 1999. Pursuant to this agreement, KPN provides Old PrimaCom with various channels and radio frequencies, which Old PrimaCom, in turn, provides to other networks and its subscribers. This agreement terminates on July 1, 2002.

    Transfer and operating agreements.  Old PrimaCom, along with N.V. Nutsbedrijf Haarlemmermeer, entered into transfer and operating agreements with 43 municipalities whereby Old PrimaCom both owns and operates the central antennae installations located on land owned by the municipalities. Many of these agreements are standard and will expire in 2003.

  EWT's material contracts

    Copyright royalties for programming transmitted over EWT's cable networks.  GEMA, one of the German copyright collection agencies, has announced its intention to assess copyright royalties retroactively to July 1, 1997. However, EWT has been informed by GEMA that royalties will be assessed only if copyright-protected programming is received by cable operators through their own head-ends, but not if they receive the programming through the signal delivery points of KDG or a successor private network operator, in which case GEMA considers the royalty fees payable by KDG or the successor private network operator to cover all further retransmission. EWT retransmits programming originally received through KDG to approximately 65% of its subscribers.

    In 1999, GEMA entered into a framework agreement with the Association of Private Cable Operators e.v. known as ANGA. Under this agreement, members of ANGA are eligible to receive a 20% reduction from the standard royalty fee. EWT is a member of ANGA. Accordingly, the monthly royalties payable by EWT will be 4% on approximately 35% of its subscription revenue for the period beginning July 1, 1997. In anticipation of GEMA's royalty assessment, EWT has agreed upon a subscription fee increase with respect to some of its concession agreements, to be effective at the time GEMA begins collecting royalties. In addition, EWT has accrued amounts for royalties that may be assessed by GEMA retroactively to July 1, 1997.

    Signal delivery contracts for programming transmitted over EWT's cable networks.  Programming signals for approximately 65% of EWT's networks are received from KDG pursuant to a general and several special agreements. The general agreement covers approximately 80% of EWT's subscribers served by signal from this service. The general agreement runs for a fixed term of five years until December 31, 2002, after which the agreement will be automatically renewed each December 31, unless terminated by EWT by delivery of notice at least six months prior to the renewal date. The special agreements cover approximately 20% of EWT's subscribers served by signal from this service. These agreements generally provide EWT with guaranteed access to the signal until 2005 or 2006, and may be terminated thereafter. Under most of these agreements, EWT pays KDG an initial fee and monthly fees. EWT has negotiated a special discount on all of its contracts with KDG through 2002.

    EWT has programming contracts with QVC Deutschland GmbH, H.O.T. Home Order Television GmbH & Co. KG, and ONYX Television GmbH. EWT receives either a one-time flat fee and/or a share of program-generated revenue for carrying the programming of these broadcasters.

    Concession agreements.  EWT provides virtually all of its programming services to all of its subscribers pursuant to concession agreements with private housing associations. Most of these concession agreements designate EWT the exclusive provider of cable programming services to the subscribers covered by the agreements. The concession agreements also specify the types of products offered, the subscription fees, billing arrangements and other terms of the relationship between EWT.

    The terms of the concession agreements vary. Depending on the agreement, subscription fees may be paid to EWT directly by the subscriber or indirectly by the housing association. Many of the concession agreements permit EWT to increase subscription fees in the event of a cost of living increase (as measured by national economic indexes) or an expansion of the programming or product range offered by EWT. A number of the agreements require EWT to obtain permission from the housing association before raising its subscription fees.

    Most of EWT's concession agreements run for a term of between ten and 20 years. As of June 30, 2001, the average remaining life of EWT's concession agreements was approximately 8.5 years. Legal uncertainties exist in relation to the ability of housing associations to terminate some concession agreements prior to the end of their terms if the agreements contain standard non-negotiated terms and have a duration of over 20 years or a duration of between 12 and 20 years. These legal uncertainties are described in "—Litigation—Litigation relating to Old PrimaCom—Litigation with housing authorities." As of June 30, 2001, agreements having a term of between 12 and 20 years covered approximately 44% of EWT's subscribers, and agreements having a term of more than 20 years covered approximately 2% of EWT's subscribers.

    German law regarding concession agreements of the type entered into by EWT is currently undergoing change. These changes may affect operators of cable networks in Germany, including EWT. For a more detailed description of these changes, see "—Material Contracts—Old PrimaCom's material contracts in Germany—Concession agreements with its subscribers."

Litigation

  Litigation relating to Old PrimaCom

    Old PrimaCom may from time to time be involved in litigation incidental to the conduct of its business. Old PrimaCom is not a party to any lawsuit or legal proceeding that, in the opinion of management, is likely to have a material adverse effect on its business and financial condition.

    Litigation relating to operations of Süweda prior to merger.  As a result of the merger between KabelMedia and Süweda in December 1998, Old PrimaCom succeeded to certain litigation against Süweda or its affiliates. In order to allocate the risks related to this litigation, KabelMedia and Wolfgang and Ludwig Preuss, two major shareholders of Süweda, entered into an indemnity agreement. Under this agreement, Wolfgang and Ludwig Preuss, jointly and severally, agreed to indemnify KabelMedia, Old PrimaCom and its successors, until November 20, 2003, from any claim and damages arising out of or in connection with civil or criminal litigation or proceedings arising out of events relating to Süweda prior to its merger with it, including certain ongoing litigation.

    The indemnification excludes all litigation arising from the planning, manufacturing, operation and distribution of broadband cable networks, and all litigation arising in the ordinary course of business and which does not exceed approximately E13,000 individually or approximately E511,000 in the aggregate. In the event total claims exceed E511,000, liability under the indemnity agreement is limited to the amount of such excess. Old PrimaCom has the right to manage any litigation, but Wolfgang and Ludwig Preuss have the right to object to the settlement of any claim. The agreement provides that any dispute between Old PrimaCom and Wolfgang and Ludwig Preuss regarding a settlement will be determined by an independent lawyer.

    There is currently one ongoing civil proceeding covered by the indemnity agreement. This litigation was instituted by the East German Privatization Agency (Bundesanstalt für Vereinigungsbedingte Sonderaufgaben), or BVS, against Süweda. This litigation relates to Süweda's purchase of Brandenburgische Bau AG, or BBAG. BVS sued Süweda for payment of E7,465,000 for breach of contract. BVS alleged that Süweda, by reducing the workforce of BBAG, had acted in breach of contract. The district court in Berlin dismissed the claim for payment. In November 1998, BVS appealed this decision, reducing its claim to E6,851,000. Old PrimaCom has rescinded a settlement agreement which was reached at a first court hearing on November 1, 2000, pursuant to which Old PrimaCom would have had to pay E3,553,000 to BVS. At the court hearing on June 25, 2001, the parties reached a settlement agreement pursuant to which Old PrimaCom would have to pay E1,559,440 to BVS, although BVS has reserved the right, until September 3, 2001, to revoke the settlement agreement. The Ministry of Finance (Bundesfinanzministerium) still has to approve of this settlement. If the Ministry of Finance does not approve the settlement, BVS may continue with its action and claim the original amount.

    Litigation with housing associations.  During 1998, GGG in Chemnitz, a housing association which is party to a concession agreement with Old PrimaCom, brought a civil action seeking to limit Old PrimaCom's ability to increase the subscriber fees it charged to tenants of the housing association without the prior consent of the housing association. This action was dismissed on March 6, 2001 by the federal court of justice (Bundesgerichtshof), which held that the concession agreement clause requiring prior approval of the housing-association improperly restrained competition.

    However, in December 1998, GGG notified Old PrimaCom that it was terminating the concession agreement as of December 31, 1999, approximately 12 years prior to the end of its term. GGG stated that the termination was based on its allegation that Old PrimaCom breached the concession agreement when it increased prices without the consent of GGG, which was the subject of the lawsuit described above. GGG also alleged that because the concession agreement contains standard non-negotiated terms and the duration of the contract is 20 years, it is terminable at any time by either party. Old PrimaCom rejected the early termination and GGG sought judicial confirmation of its early termination, filing another civil action against Old PrimaCom with the regional court (Landgericht) in Chemnitz. On January 7, 2000, the court dismissed the action, acknowledging Old PrimaCom's substantial investments in Chemnitz and ruled that the period required for building the cable network must not be taken into account in considering the duration of a concession agreement. In effect, the court's decision confirmed Old PrimaCom's long-term contract with GGG. The court also ruled that, irrespective of whether consent by the GGG Housing Association was required, Old PrimaCom's price increase did not constitute sufficient grounds for early termination. In February 2000, GGG appealed the decision to the superior court (Oberlandesgericht) in Dresden. The proceeding was stayed until the federal court of justice (Bundesgerichtshof) delivered its decision in the other action brought by GGG, referred to above, which occurred on March 6, 2001 when that action was dismissed. A hearing has not yet been scheduled in this action.

    In October 1999, Wohnungsbaugenossenschaft Wendenschloss e.G., through which Old PrimaCom serves 1,365 subscribers, applied to the regional court (Landgericht) in Berlin for a judgment permitting the early termination of its concession agreement. The court has held that the concession agreement is terminable after 12 years. Old PrimaCom has appealed the decision to the court of appeal (Kammergericht) in Berlin. A new hearing has been scheduled for July 2, 2002.

    In April 2001, Wohnungsbaugenossenschaft Magdeburg mbH applied to the regional court (Landgericht) in Magdeburg for a judgment prohibiting Old PrimaCom from serving customers in certain premises of Wohnungsbaugenossenschaft Magdeburg mbH. The commercial chamber (Kammer für Handelssachen) has not yet scheduled a first hearing.

    Programming litigation with housing authorities and with program providers.  In early September 2000, Old PrimaCom, through its subsidiary Old PrimaCom Region Leipzig GmbH & Co KG, conducted a test launch of its digital television product in Leipzig and chose the premises of Baugenossenschaft Leipzig e.G., a local housing association in Leipzig, as a test area. On October 18, 2000, the district court in Leipzig issued an injunction on application of Baugenossenschaft Leipzig e.G., which precluded it from (1) reducing its previous offering of analog television channels and

(2) offering digital television to subscribers on the premises of Baugenossenschaft Leipzig e.G. The court held that Old PrimaCom had violated the terms of the concession agreement by reducing its analog television offering and by introducing digital television without obtaining the prior approval of the housing association. After the injunction was issued, Old PrimaCom restored its analog television offering and entered into negotiations with Baugenossenschaft Leipzig e.G. in an effort to agree revisions to the concession agreement to allow for the introduction of digital television in premises owned by the housing association. Old PrimaCom and Baugenossenschaft Leipzig e.G. have negotiated a cooperation agreement. Although the agreement has not yet been signed, Baugenossenschaft Leipzig e.G. waived its claims against Old PrimaCom and has withdrawn its action. No assurance can be given that the cooperation agreement will be signed in its current draft form, or at all. Under the terms of the draft contract, Old PrimaCom would agree to offer subscribers television programs in analog format to the extent channel providers allow signal transmission in analog format and so long as Old PrimaCom is not obliged by law to offer programs only in digital format. Old PrimaCom will also be able to offer digital programming under this cooperation agreement. The agreement would also allow Old PrimaCom to offer its programming at a reduced subscriber fee.

    In November and December 2000, several German program providers (Kabel 1, SAT 1, Pro 7, DSF, tm3, N 24, RTL 2, Super RTL, and Vox) obtained injunctions from the district court in Leipzig precluding Old PrimaCom from carrying their programs exclusively in digital format or carrying programs in digital format in return for the payment of subscriber fees, in either case without the consent of the program providers. Old PrimaCom has restored its analog television offering and is operating under the terms of the injunctions. Old PrimaCom commenced negotiations with the programmers and reached an interim agreement with RTL 2, Super RTL and Vox expiring on March 31, 2002, and with tm3 terminating on December 31, 2001. These agreements provide that Old PrimaCom will continue to carry RTL and tm3 programs in both analog and digital format, together with other specified digital services. The agreements also provide that Old PrimaCom will neither pay nor receive payment for this programming and that Old PrimaCom may not offer these programs to subscribers as part of special packages. The agreements further provide that Old PrimaCom and the other parties will seek to negotiate a definitive programming agreement and that, in the event any fees are to be paid under that agreement, the payment will be retroactive to January 1, 2001. Old PrimaCom is also negotiating with Kabel 1, Pro 7 and DSF, which have all obtained injunctions preventing Old PrimaCom from offering their programs exclusively in either analog or digital format. Old PrimaCom has committed not to carry N24's program in digital format if it does not also carry the program in analog format.

    In the proceedings of the main action of DSF against Old PrimaCom on May 15, 2001, the district court in Leipzig decided that Old PrimaCom is not allowed to offer DSF programs in digital format until the parties reach an agreement on analog distribution. Old PrimaCom has decided not to appeal this decision. Since DSF has not served the judgment on Old PrimaCom, Old PrimaCom is still distributing the DSF programming in both analog and digital format. In the proceedings of the main action of Kabel 1 and Pro 7 against Old PrimaCom, the regional court (Landgericht) dismissed the action declaring that it lacked jurisdiction because the parties has also instituted arbitration proceedings.

  Litigation relating to EWT

    The Bavarian Authority for New Media (Landeszentrale für Neue Medien) and the regional Mediaservice Centers (Medienbetriebsgesellschaften) have demanded payment of a "customer participation fee" (Teilnehmerentgelt) under a special regulation established to finance and promote regional cable television and radio broadcasting. The current fee is typically E1.02 per subscriber per month.

    EWT's Bavarian networks have approximately 100,000 subscribers. Over 100 lawsuits have been brought in local courts by the Bavarian Authority for New Media against EWT. Management estimates that the potential cost of this litigation is E2,300,000. EWT has accrued approximately 50% of that amount. EWT has disputed the assessments as violating German constitutional law. One court has ruled in favor of EWT, and two courts have ruled against EWT. The matter is currently pending before the Bavarian Supreme Court (Bayerisches Oberstes Landesgericht) in Munich.

    From time to time, EWT is engaged in routine litigation matters resulting from normal operations. However, EWT is not presently a party to any lawsuit or other legal proceeding that it believes is likely to have a material adverse effect on its business and financial condition.

  Litigation relating to Alkmaar

    From time to time, Alkmaar is engaged in routine litigation matters resulting from normal operations. However, Alkmaar is not presently a party to any lawsuit or other legal proceeding that is likely to have a material adverse effect on its business and financial condition.

Regulation

    The provision of analog and digital television, telephone, Internet/data and broadcasting services is regulated in the countries in which Old PrimaCom, EWT and Alkmaar are operating, and those in which New PrimaCom will operate, if the business combination is approved. The scope of regulation varies from country to country, although in some significant respects the regulation New PrimaCom is subject to is harmonized under the regulatory structure of the European Union. Below is a summary of the regulatory environment in the European Union, Germany and The Netherlands.

  Regulation in Germany

    Cable television licenses.  The German Telecommunications Act came into force on August 1, 1996. The Act is meant to foster competition, to ensure adequate services nationwide and to establish an administration system for bandwidth frequencies. The German Telecommunications Act ended the network monopoly of Deutsche Telekom. Telecommunications services, including the provision of transmission capacity, may now be provided by anybody subject to the requirements established in the German Telecommunications Act. The German Telecommunications Act sets forth licensing requirements for the operation of transmission paths which extend beyond the borders of a single parcel of property and which are used to offer telecommunications services to the public. The establishment and operation of cable television and broadband networks falls within the scope of the licensing requirements set forth in the German Telecommunications Act.

    The German Telecommunications Act establishes the following four different license classes:

  •
  licenses for the operation of transmission lines for mobile radio services to the public by the licensee or another entity (license class 1: mobile radio license),
  •
  licenses for the operation of transmission lines for satellite radio services to the public by the licensee or another entity (license class 2: satellite radio license),
  •
  licenses for the operation of transmission lines for telecommunications services to the public by the licensee or another entity, the provision of which is not covered by license classes 1 or 2 (license class 3), and
  •
  licenses for voice telephony services to the public based on self-operated telecommunications networks (license class 4).

    The operation of cable television networks, including those with two-way transmission paths with reverse path capability, falls within license class 3. New PrimaCom believes that Old PrimaCom and EWT have obtained all material class 3 licenses required to operate their businesses and that it will have all material licences to operate the business of New PrimaCom if the proposed business combination is approved.

    Transmission lines for the operation of cable networks, including level 3 and level 4 system networks, which have been operated in accordance with the legal provisions in effect prior to the entry into force of the German Telecommunications Act continue to be authorized and do not need to be licensed under the German Telecommunications Act. The operation of an in-house network (level 4) does not require a license.

    The German Telecommunications Act subjects telecommunications enterprises that are deemed to be "market dominating" to special provisions. These provisions cover, in particular, the regulation of tariffs, business terms and conditions and the granting of open network access, including interconnection obligations. Tariffs for telecommunications services of market-dominating enterprises are subject to the review of the regulatory authority. These tariffs have to be based on the costs of efficient service provision. Detailed regulations are included in the Ordinance on Telecommunications Tariff Regulation of October 1, 1996. The business terms and conditions for telecommunications services subject to license and for universal services are also subject to the regulatory authority's control. The regulatory authority has the right to object to business terms and conditions which are not in conformance with relevant provisions of European Union law. With regard to open network access and interconnection, the German Telecommunications Act requires market-dominating operators of public telecommunications networks to provide for interconnection between their networks and the public telecommunications networks of other operators and to grant other users access to their networks. Detailed regulations are included in the Ordinance on Special Network Access of October 23, 1996.

    The Telecommunication Customer Protection Ordinance of December 11, 1997 regulates the relationship between providers of telecommunications services and their subscribers. It sets forth several specific obligations for market-dominating providers and various obligations for all other providers. It specifies, for example, rules for invoicing, universal services and quality parameters. The Ordinance also invalidates contractual clauses which attempt to limit subscribers' rights under the Ordinance.

    Under the German Telecommunications Act, a person offering telecommunications services for which no license is required must notify the regulatory authority within one month of commencing, altering or terminating these services. New PrimaCom believes that Old PrimaCom and EWT have complied in all material respects with those notification obligations.

    Retransmission and channel line-up provisions; media and Internet services.  The retransmission of cable television programs within Germany through private cable television and broadband networks is regulated at the joint-state level pursuant to The State Treaty on Broadcasting within Germany, or the State Broadcasting Treaty, and at the state level pursuant to the media laws of the various German states. The State Broadcasting Treaty describes the various states' authority to make decisions with respect to the assignment and use of transmission capacities to be transformed into generally binding law by way of the states' media legislation. The State Broadcasting Treaty also provides that the retransmission of cable television programs which may be received nationwide and which have been produced in accordance with applicable European legal provisions must be permitted by the federal states within the framework of existing technical capabilities. With the most recent amendments to the State Broadcasting Treaty, which entered into force in April 2000, public broadcasting companies are allowed to transmit specific programs via digital technology and these programs are subject to regulation as long as the aggregate transmission capacity for these transmissions does not exceed the capacity of three analog television channels. State laws generally provide that the simultaneous retransmission of an unchanged and complete cable television program is not subject to any licensing requirement, but does subject the operator to an obligation to report the retransmission to the relevant state media institution. Failure to comply with this reporting obligation may result in a maximum fine of between DM500,000 (approximately E255,645) and DM1,000,000 (approximately E511,292), depending on the German state in which the violation occurs. To date, the state media authorities have not strictly enforced this reporting obligation.

    Broadcasting activity (which is defined to exclude the simultaneous and unchanged retransmission of programming), such as the insertion of local commercials, subjects the cable television or broadband operator to a different regulatory regime. Private broadcasting companies require a broadcasting license issued in accordance with the provisions of the State Broadcasting Treaty and the media laws of the states. While the State Broadcasting Treaty sets forth the framework for the regulation of private broadcasting, the state media laws set forth the detailed requirements with respect to diversity of opinion, observation of constitutional principles, child protection professional ethics and restrictions on advertisement.

    Private cable television and broadband operators are required to observe channel line-up priorities established by the state media institutions under the state media laws with reference to the technical capabilities of the cable television or broadband networks in connection with the retransmission of cable television programs. Channel line-up refers to the order in which the various television and radio programs are fed into the channels of and retransmitted through, cable television networks. Generally, the channel line-up priority has been established as follows:

  •
  programs which have been legally prescribed by the state,
  •
  programs commonly received within the federal state (i.e., those programs which may otherwise be received without additional antennae),
  •
  programs which may be received locally with the use of additional antennae, and
  •
  all other programs.

In addition, a number of state media laws have established priorities for programs falling within the last category for programming produced within the European Union. The European Commission has stated that ranking decisions granting German programs a higher priority than programs from outside Germany could be discriminatory and contrary to European law. Although there are no rules that determine which channels have to be offered in analog or in digital format, media authorities are concerned that the choice of programs is not unduly restricted by shifting high-audience analog programs, offered without payment, into digital programs for which operators charge subscribers. Media authorities can also issue enforcement orders to compel operators to distribute some channels for free. The channel line-up in cable television networks must also be reported to the German state media authorities. Failure to comply with this reporting obligation may result in a maximum fine of between DM500,000 (approximately E255,645) to DM1,000,000 (approximately E511,292), depending on the German state in which the violation occurs. To date, the state media authorities have not strictly enforced this reporting obligation.

    In the past, problems have existed due to the common use of some frequencies by the receiving and distribution systems of cable operators, on the one hand, and aeronautical radio navigation and public safety services on the other hand. After lengthy discussions, the regulatory authority announced in July 2000 that a compromise was reached between the regulatory authority, the German Air Navigation Services Organization, Deutsche Telekom and the German Association of Private Cable Operators known as ANGA. Pursuant to this compromise, the air navigation services have relocated some of their operating frequencies and have initiated international coordination of the operating frequencies that are used at three German airports. In addition, Deutsche Telekom has implemented a frequency offset. ANGA has requested its members using extended band channel 24 for systems with their own head-end located in the approach areas of German airports, to either implement a shift in frequency or to check and ensure that their systems do not exceed the 20 dBpW radiation disturbance limit that is part of this compromise.

    This compromise has resulted in the adoption of three new ordinances governing the allocation, use and assignment of frequencies. The three new ordinances entered into force in May 2001. Pursuant to the ordinance on the allocation of frequencies, the free use (i.e., the use without an individual permit, approval or other regulatory resolution) of frequencies between 9 kHz and 30 MHz in and along conductors, including the cable networks New PrimaCom will operate, is permitted provided that certain conditions are met. These conditions include that (1) the disturbing radiation emitted by the conductors does not exceed identified limits and (2) the frequencies are not used for security purposes, as identified by the German regulatory authority. If the above conditions are not met with respect to a frequency, the German regulatory authority will decide on a case by case basis whether that frequency may be used and may impose restrictions or conditions on that use. This regulation may prevent New PrimaCom from using some or all of the relevant frequency bands to retransmit programming over its cable networks, if the business combination is approved. Should this occur, New PrimaCom may need to make further investments in its German networks in order to continue providing its current services.

    With respect to frequencies between 30 MHz and 3 GHz, the above conditions for the free use of frequencies in and along conductors will enter into force on July 1, 2003.

    The German states have signed a State Treaty on new media services, or the State Treaty on Media Services, which came into force in August 1997, concurrently with the new Federal Act on the Utilization of Teleservices, or the Teleservices Act. The State Treaty on Media Services and the Teleservices Act basically constitute currently effective legislation relevant to setting up and operating various types of Internet and video-on-demand services. The State Treaty on Media Services imposes various obligations on providers of media services, which are defined in the State Treaty on Media Services as information and communication services addressed to the general public. Teleservices are defined in the Teleservices Act as information and communication services for individual use on the basis of telecommunication transmission. Media services include distribution services offering direct sale or lease of objects or services, known as teleshopping, distribution services in the form of television text, radio text or similar text services and other call-services which offer text, sound or pictures in electronically stored form. Providers of these media services include persons who offer their own or third-party media services or who provide access to media services. To the extent that New PrimaCom is considered a provider of media services, it may be subject to obligations under the State Treaty on Media Services. The State Treaty on Media Services includes, among other things, rules on responsibility for content, advertising, data protection and protection of minors. Similar rules apply to the provision of teleservices under the applicable Teleservices Act.

    The State Treaty on Media Services and the Teleservices Act have not, to date, materially affected the ability of Old PrimaCom or EWT to make independent business decisions with respect to the rates charged for, or other matters relating to the provision of, the services covered. There can be no assurance that legislation will not materially influence New PrimaCom's business decisions on these matters in the future, if the business combination is approved.

    Telephony deregulation.  The Telecommunications Act establishes licensing requirements for the provision of voice telephony services to the public on the basis of own or third-party operated transmission paths. Regulations governing licenses for voice telephony services came into effect in January 1998. Should the business combination be approved and New PrimaCom offers voice telephony or voice-over-IP services over its networks, it may have to obtain a class 4 license, depending on how those services are provided.

    Data Protection.  Each of the German Telecommunications Act, the Act on Data Protection in connection with Teleservices and the State Treaty on Media Services contain provisions relating to data protection. In addition, the Federal Act on Data Protection also applies. These laws set forth the rules on how and under what conditions subscribers' personal data may be collected, processed, used and forwarded to third parties. Each of these activities requires either the subscribers' consent or a specific authorization in the relevant laws. Another requirement is that personal data may be collected and processed only for specific purposes, which must be disclosed to the subscribers including the scope and the manner of processing data.

    e-Commerce.  In February 2001, the German Government adopted a proposal for a new act on electronic commerce. The proposed act consists of various amendments to the current Teleservices Act, the Act on Data Protection in connection with Teleservices and the Act on Civil Procedure and seeks to harmonize these acts with the provisions of the European Union e-Commerce Directive. The proposed new German act on electronic commerce is expected to be adopted before the end of 2001.

  Regulation in The Netherlands

    Telecommunications and media services.  The following regulatory regime in The Netherlands applies to telecommunications and media services.

  •
  Regulatory framework.  The liberalization of the Dutch telecommunications and cable television sector has generally proceeded at a quicker pace than required by the European Union directives. The Dutch Telecommunications Act took effect, with the exception of a few provisions, in December 1998 and further liberalized these sectors. The Dutch Telecommunications Act governs, among other things, the installation and operation of public telecommunications networks, which include cable television networks, and the provision of telecommunications services, including the provision of telephone and Internet/data services. The provision of media services through the cable television network, and more specifically content, is regulated primarily by the Dutch Media Act, as amended, and the Media Decree. The most important term in the Media Act is "program", defined as an electronic product containing images or sound, meant to be broadcast to and designated to be received by the general audience or a part thereof, except for data services, services that are only available on individual demand and other interactive services. Agreements with municipalities and the competition laws also impose restrictions on cable television operators.

  Under the new Dutch Telecommunications Act, the regulatory authority, known as OPTA, is charged with regulation and dispute settlement in relation to the provision of telecommunications networks and services. An appeal to a decision of OPTA has to be filed exclusively at the District Court of Rotterdam. Under the media laws, media service providers are subject to content requirements, which are overseen by the Commissariaat voor de Media.

  •
  Registration.  The Dutch Telecommunications Act does not require a license for the installation, maintenance or operation of a cable network. Cable network operators need only to register with OPTA. The registration does not give an operator any exclusive right. Any registered person may install, maintain and operate a cable network alongside an existing one. The Dutch Telecommunications Act gives cable network operators and providers of other public telecommunications networks, under a number of conditions and restrictions, rights of way to install and maintain the network concerned, which are identical to those previously exclusively enjoyed by KPN, the incumbent telecommunications operator in The Netherlands.

  •
  Ownership issues.  The Dutch Telecommunications Act provides that the ownership of cables that have been installed in public and/or private grounds and are intended to be used for a public telecommunications network or a cable television network is retained by the provider of the public telecommunications network or cable television network concerned. This provision is necessary because, as a general rule under the Dutch Civil Code, the cables would, by accession, become part of the grounds in which they are installed and the owner of the grounds concerned would own the cables.

  •
  Programming.  Pursuant to the Dutch Telecommunications Act and the Media Act, a cable television network provider must transmit to all its subscribers at least 15 programs for television and at least 25 programs for radio, called the basic package, including approximately seven television and nine radio mandatory channels. The Media Authority may grant a total or partial exemption from these obligations if the provider does not have significant market power in its area of coverage. The Media Authority may grant an exemption from the obligation to transmit specified programs if the financial burden on the provider would be unreasonably high.

  Old PrimaCom's Dutch operating companies often purchased their cable television networks from the local municipalities. Pursuant to the terms of the agreements with the municipalities, Old PrimaCom's Dutch operating companies were obligated to continue to provide basic tier services of between 20 and 30 television channels, including the 15 required under the media laws.

  Cable television operators are allowed to transmit their own programs within The Netherlands upon obtaining a broadcast license from the Media Authority. The licensee must comply with the advertising and sponsorship rules set forth in the media laws, which are consistent with the European Union Television Without Frontiers Directive.

  •
  Program council.  Each municipality has to establish a program council, which is an independent authority and provides the cable network operator with advice concerning the 15 television programs and 25 radio programs in its basic package. The cable operator is only allowed to deviate from the advice in a limited number of onerous circumstances. The cable network operator may ask the program council for non-binding advice concerning the programs distributed outside the scope of the basic package. When several cable networks are connected and, in principal, function as one cable network, a joint program council may be established.

  •
  Monitoring media concentrations.  The Dutch government recently assigned the Media Authority a monitoring task with regard to, among other things, media concentrations. The Media Authority has to report on an annual basis on issues like vertical concentrations between content producers, content providers and rights owners. Special focus will be on sports and movie rights. The report may authorize the Dutch Independent Telecommunications Authority and/or the Dutch Competition Authority to take appropriate measures in this regard.

  •
  Network access service providers.  The Dutch government has presented a policy memorandum (Kabel en consument: marktwerking en digitalisering) in which it is stated that the government will encourage competition in the near future between several types of telecommunication infrastructures and competition on existing cable infrastructures. Existing cable operators will have to allow third-party service providers (e.g., Internet access providers) to offer services to end users via their existing cable networks. This implies, when the proposals are agreed upon, and if the business combination is approved, that New PrimaCom would have to offer third parties access to its networks in The Netherlands. Existing competition regulation and the EU Open Network Provision directives, or ONP, will be similarly applied to cable infrastructures. Following the presentation of the policy memorandum, a proposed bill was presented that formalizes the guidelines contained in the policy memorandum. In connection with the bill, the Dutch competition authority and OPTA issued a joint consultation on the Internet market. The preliminary conclusion of the consultation is that there is a separate market for broadband Internet access and/or Internet network access. Depending on the outcome of the consultation and/or the wording of the new bill, OPTA may be authorized to impose obligations to the ONP regulation. However, these obligations would not be imposed in an "emerging market."

  •
  Network access program providers.  In addition to the guidelines in the proposed policy memorandum, OPTA will be authorized to require designated cable network operators to provide transport capacity to program providers. The proposed bill also appears to regulate services that are closely linked with the program for which access is requested.

  •
  Price regulation.  The Media Act authorizes the competent minister to set maximum price levels for basic tier services. This authority has not, however, been exercised in The Netherlands. Furthermore, often the municipality contracts regulate the maximum subscription price for the duration of their contracts with Multikabel.

    Telephony and Internet/data services.  The following regulatory regime applies to telephony and Internet/data services.

  •
  Regulation framework.  Until recently, the fixed telecommunications infrastructure was a statutory monopoly of KPN. As described above, the Dutch telecommunications sector has been liberalized in advance of and in accordance with European Union telecommunications policy and cable television networks may now be used for the provision of all telecommunications services. Number portability was introduced in The Netherlands in 1999.

  •
  Interconnection.  The Dutch Telecommunications Act generally implements European Union telecommunications policy on interconnection.

  •
  Price regulation.  While telephony services offered by a cable company are not currently subject to price regulation, the prices of its competitor, KPN, are. OPTA indicated that KPN should reduce its end-user tariffs in accordance with principles of cost orientation as set forth by OPTA during 1999. In September 1999, OPTA introduced its new price cap mechanism, deciding that KPN was to reduce a basket of its nominal end user rates (not including international rates) by 5.3% per year for the next three years. KPN may adjust its resulting rates for inflation, which must lead to a net decrease of at least 3.3% in the first year. The fact that KPN's end-user tariffs for all of its basic telephony services (with the exception of international calls, but including ISDN) must be cost orientated may have a negative effect on cable companies' ability to compete.

  In a decision on June 29, 2001, OPTA determined the tariffs KPN may charge for interconnection with its fixed telephony network in the period between July 1, 2001 through June 30, 2002. Some rates were decreased and others were increased or were further broken down into cost components. The overall impact of these changes on the costs for cable companies to interconnect with KPN is uncertain.

  •
  Internet/data services.  Under the Dutch Telecommunications Act, Internet/data services are regulated as public telecommunications services. As such, New PrimaCom's Dutch operating systems will have to register with OPTA as providers of public telecommunications services and/or networks and its prices for these services are not regulated.

  e-Commerce. The following regulatory regime applies to e-Commerce in The Netherlands

  •
  Copyright and related rights Directive.  The European Union Directive on copyright and related rights in the information society and the amended proposal of May 1999 intend to ensure and harmonize a high level of copyright protection for creators of copyright protected works and related entities throughout the European Union with respect to the transferability of copyright protected works. The Copyright Directive will have particular importance for all e-commerce. The Copyright Directive develops further the exclusive distribution rights of copyright owners. It also creates some exemptions from these exclusive distribution rights, such as by distinguishing between digital and analog as well as temporary and permanent copies and by granting some privileges for private use, research and scientific purposes and public education. Further, the

    Copyright Directive addresses the legal protection of technical facilities for the protection of copyright works. The Copyright Directive envisions an implementation into the national laws of the Member States by December 31, 2001.

  •
  e-commerce Directive.  The recently adopted e-Commerce Directive on legal aspects of information society services, and in particular electronic commerce in the internal market, determines some of the essential legal parameters for the development and operation of e-commerce in the internal market. The Member States have to implement the Directive into national legislation before January 17, 2002. The e-Commerce Directive is not yet a part of national law and the Dutch government has not yet prepared legislation to implement the e-Commerce Directive.

  •
  Distance Contracts Directive.  The Distance Contracts Directive sets out the legal framework for consumer protection in some fields of e-commerce (excluding, among others, financial services, telecommunications services, transportation services and others). Consumer protection, as regulated by the Distance Contracts Directive, will be of relevance for direct and indirect e-commerce transactions, in particular business-to-consumer transactions. Any vendor engaging in business-to-consumer transactions in the European Union must make sure that the Vendor's business is operated in conformity with the minimum requirements of the Distance Contracts Directive, unless member states set out higher legal thresholds with regard to business-to-consumer transactions when implementing the Distance Contracts Directive. In The Netherlands, no higher standards from those in the Distance Contracts Directive, which was implemented by act of December 21, 2000, were included in the Dutch Civil Code. The Netherlands is in the process of implementing the Distance Contracts Directive in the Dutch Civil Code. Germany did so on June 27, 2000. The Distance Contracts Directive applies to each contract negotiated at a distance between a professional business and a consumer and involving the use of one or more means of distance communication. The various means of communication have to be used as part of an organized distance sales or service provision scheme not involving the simultaneous presence of the supplier and the consumer. The aim of the Distance Contracts Directive is to ensure that the means of distance communication are not used to reduce the amount of information provided to the consumer. Accordingly, the Distance Contracts Directive determines the information that is required to be sent to the consumer prior to the conclusion of an agreement or, ultimately, during the performance of the contract or at the time of delivery of the goods. The Distance Contracts Directive expressly states that the consumer may not wave the rights conferred on him by the enactment of this directive into national law.

  Regulation in the European Union

    All member states of the European Union, or EU, are required to enact national legislation to implement directives issued by the EU. Regulations issued by the EU have had, and will continue to have, a material effect on the way in which cable operators offer services. For example, EU harmonization and liberalization measures were responsible for cable operators being able to offer telephony, Internet and video services.

    In November 1999, the European Commission released the 1999 Communications Review, proposing new policies for telecommunications regulation, and requested comments on its proposals. In July 2000, the Commission submitted a package of specific legislative proposals to drive forward the liberalization of, and to strengthen the competition in, the electronic communications markets in the European Union. The package of proposals represents a comprehensive reform of the regulatory framework for telecommunications in Europe. The legislative proposals are expected to be adopted later in 2001. The proposed regulatory framework would attempt to decrease national variations in regulations and licensing systems and further increase market competition. These policies would seek to harmonize licensing procedures, reduce administrative fees, ease access and interconnection, and reduce the regulatory burden for telecommunications companies. The European Union is proposing that electronic communications networks and services be subject to general authorizations.

    The proposed new directive on a common regulatory framework for electronic communication, known as the new Framework Directive, would introduce a harmonized regulatory framework for all electronic communications networks and services. Electronic communications networks are defined as transmission systems and, where applicable, switching or routing equipment and other resources which permit the conveyance of signal by wire, by radio, by optical or by other electromagnetic means. Electronic communications services are defined as services provided for remuneration, which consist wholly or mainly in the transmission and routing of signal on electronic communications networks. Cable television networks and services would fall under the scope of the new Framework Directive. If this new package of measures is implemented in substantially its current form, New PrimaCom believes that, provided the business combination is approved, it would benefit from a simpler and more coherent regulatory regime for all of its services in both The Netherlands and Germany. However, New PrimaCom cannot assure you that they will be implemented in this form.

    Video services—Conditional access.  In order to enable further competition in pay television services and accelerated development of advanced television services, the Council of the European Union and the European Parliament passed the Advanced Television Standards Directive in 1995, which requires member states to regulate the offering of conditional access systems, such as program decoders used for the expanded basic tier services offered by many of New PrimaCom's operating companies, if the business combination is approved. Providers of conditional access systems are required to make them available on a fair, reasonable and non-discriminatory basis to other television service providers, such as broadcasters. This obligation is anticipated to be carried forward in the new Interconnection Directive and adapted to recent technological developments.

    Regulation of the Internet and e-commerce.  In June 2000, the European Parliament and Council adopted a directive on a number of legal aspects of information society services, in particular electronic-commerce, within the European Union, known as the e-Commerce Directive. The purpose of the e-Commerce Directive is to ensure the free movement of information society services within the European Union. To achieve this purpose, the e-Commerce Directive contains provisions regarding jurisdictional matters, authorization of information society services, the scope of information to be provided within the framework of information society service, the conclusion of contracts by electronic means and the liability of service providers. As the provision of Internet access, e-commerce, video-on-demand services, and, in particular, the selling of goods on-line qualify as information society services, the e-Commerce Directive will also have an impact on New PrimaCom's business, if the business combination is approved. To harmonize the member states' approach to jurisdictional issues, the e-Commerce Directive introduced the rule of the home country of the information service provider. This means that in the so-called coordinated field, a service provider is subject only to the rules and regulations set by its home country. The coordinated field concerns requirements that apply to the taking up of the activity and the pursuit of the activity of a provider of information society services, including the service provider's liability. However, because of the many exceptions to the rule of the home country, if the business combination is approved, New PrimaCom intends to continue to comply with the relevant laws and regulations which are in force in Germany and The Netherlands. The e-Commerce Directive also contains provisions regulating the liability of providers of information society services, i.e., providers of mere conduit, caching and hosting services. These provisions prohibit the member states to impose a general obligation on the providers of mere conduit, caching and hosting services to monitor the information that they transmit. Except for the directive on e-commerce, no other Internet-specific regulations have been issued, to date, at the level of the European Union.

    However, as part of the 1999 Communications Review, a draft directive on Data Protection is currently under consideration. Among the issues currently discussed in this directive are unsolicited marketing communications and the extent to which a network or service operator may use traffic data from its customers for marketing purposes or for the provision of value-added services. As currently drafted, the directive requires prior consent from customers before any such activity may be undertaken. There can be no assurance as to the final form of this draft directive or as to the effect it might have on New PrimaCom's business, if the business combination is approved, once it has been implemented in The Netherlands and Germany.

  Telephone and Internet/data services

    Liberalization of telecommunications services and infrastructure.  A central aim of the liberalization process has been to reduce the monopoly power of the incumbent telecommunications operators in order to introduce competition in the European telecommunications market. Liberalization measures have been adopted under the European Union Treaty's competition rules and harmonization measures have been put in place through the adoption of Open Network Provision directives, or ONP.

    Cable Television Networks Directive.  Following the European Commission's Services Directive of June 1990, the exclusive rights of incumbent operators to provide telecommunications services were gradually removed so that competing operators and service providers would be entitled to offer all telecommunications services other than public voice telephone. The incumbent telecommunications operators invariably owned the national networks, however, and the lack of an alternative infrastructure to provide these liberalized services operated as a major barrier to entry into the market by competitors. In an effort to overcome this barrier, in October 1995, the European Union introduced the Cable Television Networks Directive, which required member states to remove existing restrictions on the use of cable television networks to provide telecommunications services other than public voice telephony services. As a result, cable television operators became able to use their networks to provide telecommunications services except for public voice telephony. In 1996, the European Commission issued the Full Competition Directive, which required the European Community member states to remove all remaining exclusive rights for the provision of telecommunications services including voice telephony by January 1, 1998. The establishment and provision of telecommunications networks were also liberalized under this directive. As a result of this directive, provided the business combination is approved, New PrimaCom may establish and provide telecommunications networks and/or services, including public voice telephone and Internet/data services, through its cable networks, subject to obtaining the necessary licenses and authorizations.

    Under the Cable Television Networks Directive, telecommunications operators that have exclusive rights to provide cable television network infrastructure in a given area and achieve annual revenues in the relevant telecommunications market of more than E50,000,000 must account separately for their telecommunications services and any cable television services. In Germany, under national law, the requirement to separate the accounting for the various telecommunications and cable television operations applies to companies which are, pursuant to the German Competition Act, in a dominant position on any one sub-market within the telecommunications market, including the cable television market. Unlike the European Union Directive, this requirement applies independent from the level of revenues generated on these markets. If the business combination is approved, New PrimaCom will likely qualify as a market player having a dominant position on various cable television markets in Germany and it will likely be required to separate its accounting system into subsystems for each of the cable television operations and other telecommunications operations. The German regulatory authority may also impose guidelines on New PrimaCom as to the details of the accounting separation. In The Netherlands, this requirement applies to all telecommunications operators providing both cable television and other telecommunications services under national law, irrespective of the above-mentioned requirements. Should New PrimaCom achieve the requisite turnover in The Netherlands, it would become subject to these requirements in that country as well.

    Interconnection.  Because new telecommunications operators need to interconnect their networks with the fixed public telephone network, the EC Council of Ministers and the European Parliament

adopted the Interconnection Directive in 1997, which sets forth the general framework for interconnection, including general obligations for telecommunications operators to interconnect with their networks. The provisions of this directive form the basis of telecommunications licensing, including any license New PrimaCom might hold or seek in either Germany or The Netherlands, if the business combination is approved. The directive contains provisions on number portability, supplementary charges to contribute to the costs of universal service obligations and other interconnection standards. As a result, if the principles in the directive are fully applied and if the business combination is approved, New PrimaCom should be able to interconnect with the public fixed network and other major telecommunications networks on reasonable terms in order to provide these services when and if it chooses to provide them. There can be no assurance, however, that New PrimaCom will be able to obtain from incumbent telecommunications operators interconnection on terms and conditions or at prices satisfactory to it without protracted negotiations or involvement in time-consuming regulatory proceedings.

    As a result of the 1999 Communications Review, a new directive on access to, and interconnection of, electronic communications networks and associated facilities, or the new Access and Interconnection Directive, is expected to be adopted, replacing the 1997 Directive on Interconnection in Telecommunications. The new Access and Interconnection Directive would apply to all forms of communications networks, including cable television networks. This means that, if this new directive is adopted and implemented and if the business combination is approved, New PrimaCom would also be subject to the obligation to negotiate and grant access to, and interconnection with, its networks if requested by other authorized communications network operators providing publicly available electronic communications services. However, the requirement for interconnection seems to relate to telephony services and, as such, does not comprise a general obligation to grant access to third parties in general. Pursuant to the new Access and Interconnection Directive, the basic principle of giving priority to full commercial negotiations will remain the same and rules would be set forth regulating regulatory intervention to impose obligations.

    Licensing.  European Union telecommunications policy has also attempted to harmonize the licensing requirements for the provision of public telecommunications services. As a result of the Licensing Directive, which became effective on December 31, 1997, member states are required to adopt national legislation so that providers of telecommunications service generally require either no authorization or a general authorization which is conditional upon essential requirements, such as the security and integrity of the network's operation. Licensing conditions and procedures must be objective, transparent and non-discriminatory. Member states may issue individual licenses in some situations. For example, the provision of public voice telephony services and the establishment or provision of public telecommunication networks may be subject to individual licenses. In addition, telecommunications operators with significant market power may be required by member states to hold individual licenses carrying more burdensome conditions than the authorizations held by other providers. Significant market power is typically determined to be 25% or more of the relevant market. License fees can only include administrative costs, except with respect to scarce resources where additional fees are allowed.

    Based on the 1999 Communications Review, a new directive on the authorization of electronic communications networks and services, or the new Authorization Directive, is expected to be adopted. The Commission intends to further harmonize and to streamline the licensing process. Pursuant to the new Authorization Directive, if adopted and implemented by the member states, the licensing of the establishment of electronic communications networks and the provision of electronic communications networks and services, i.e., cable television networks and services, would become simpler, more transparent and less expensive and individual licenses would be required only in connection with the assignment of radio frequencies and numbers. The new Authorization Directive would replace the Licensing Directive.

    In April 2001, the Council reached a political agreement on a common position concerning the proposed new Framework Directive, the new Interconnection Directive and the new Authorization Directive. The common position with respect to these new directives has not yet been formally adopted or forwarded to the European Parliament for a second reading. In June 2001 the Council reached a political agreement on the common position concerning the new Universal Services Directive. No agreement has yet been reached on the new Data Protection Directive. In June 2001, the Council also reached a common position regarding the new Radio Spectrum Decision. The entire package of proposals for telecommunications regulation is expected to be adopted during the last quarter of 2001.

Employees

  Old PrimaCom's employees

    At June 30, 2001, Old PrimaCom had a total of 665 full-time and 54 part-time employees. At December 31, 2000, Old PrimaCom had 594 full-time and approximately 30 part-time employees in Germany and 75 full-time and 25 part-time employees in The Netherlands. At December 31, 1999 and 1998, Old PrimaCom had 453 and 357 full-time and 30 and six part-time employees in Germany and none in The Netherlands. Its employees in Germany are not covered by a collective bargaining agreement. However, 103 employees have voted to be represented by a works council. The elections have resulted in the creation of two works councils, one for a work unit in Old PrimaCom Management GmbH and one for a work unit in Old PrimaCom. Its employees in The Netherlands are in the process of electing a works council.

    The establishment and the powers of a works council in Germany are laid down in the German Labor Management Relations Act. The works council represents all employees except managerial employees and participates in the decision-making process with management. It has rights to obtain information and of consultation and co-operation and holds co-determination and veto rights. Although the German Labor Management Relations Act does not override the constitutional right of entrepreneurial freedom and to make fundamental business decisions which are reserved to the employer, rights of co-determination and veto rights may be exercised by the works council to block some management decisions. Particularly in respect of social matters subject to the co-determination right, management needs the consent of the works council (or the favorable decision of a conciliation board) to enforce its decisions. These social matters cover, among other things, plant regulations and behavior of employees, work hours, the terms of payment of remuneration, vacation, monitoring devices, safety and health, social facilities, wages and salaries. With respect to personnel matters, the German Labor Management Relations Act covers all rights, from access to information to co-determination. For example, it covers personnel planning, job posting, hiring, grouping, transferring employees and, significantly, the dismissal of employees. Prior to carrying out a change in relation to these personnel matters, the employer must attempt to obtain the works council's consent. The rights and functions of the proposed works council of its employees in The Netherlands will be comparable to those of its German works councils.

    Old PrimaCom considers its relations with its employees and with the works councils in Germany to be good and it expects that, once established, Old PrimaCom will be able to maintain good relations with the Dutch works council as well.

  EWT's employees

    At June 30, 2001, EWT had 258 full-time and 46 part-time employees. EWT's employees are not covered by a collective bargaining agreement and EWT does not have a works council. EWT believes its relations with its employees are good.

  Alkmaar's employees

    At June 30, 2001, Alkmaar had ten full-time and three part-time employees. Alkmaar's employees are covered by a collective bargaining agreement. Alkmaar believes its relations with its employees are good.

Competition

    The cable television and broadband businesses within Germany and The Netherlands are highly competitive. Provided the business combination is approved, New PrimaCom will compete for subscribers and for acquisitions of cable networks.

  Competition for subscribers

    If the business combination is approved, New PrimaCom will not compete with other cable television operators in its franchise or concession areas since "overbuilding" of a second cable network where there is an existing network does not occur in Germany, except in limited cases. However, New PrimaCom will face competition for subscribers from:

  •
  a growing number of operators who deliver the same or similar packages of television programming and other services on delivery platforms that are different from New PrimaCom's including antennae, digital direct-to-home, (which can be both analog, or analog direct-to-home, and digital, or digital direct-to-home), such as those offered by Kirch Premiere and Canal+), and satellite master antenna television systems, and

  •
  providers of different products and services in those areas where New PrimaCom will operate its broadband networks, including Deutsche Telekom and Premiere World in Germany and United Pan-Europe, Essent and Casema in The Netherlands, which offer other digital television services, and access Deutsche Telekom in Germany and KPN in The Netherlands, providers of both other methods of high-speed Internet and of telephony services.

    In both Germany and The Netherlands, the ability of viewers to receive terrestrial broadcast television signal directly through antennae or otherwise impedes New PrimaCom's ability to obtain additional cable television subscribers in areas where its cable networks have already been installed. The extent to which New PrimaCom is limited in obtaining additional subscribers varies depending on the quality of the reception to the subscriber and the zoning restrictions in the subscriber's region. In addition, in The Netherlands New PrimaCom faces competition from providers of terrestrial digital television.

    Analog direct-to-home satellite users obtain programming from one of a number of different satellites, including Astra and Eutelsat, in both Germany and The Netherlands. In order to receive analog direct-to-home satellite-delivered programming, the consumer must have an outdoor reception dish, which generally is smaller and less expensive than the satellite dish typically used in the United States. Analog direct-to-home satellite-delivered services are widely available in Germany and The Netherlands, although the current consumer base in The Netherlands is limited due to high cable penetration. New PrimaCom believes that analog direct-to-home satellite-delivered services will continue to provide significant competition in the future. However, New PrimaCom believes cable television has a number of competitive advantages over analog direct-to-home satellite-delivered services for the following reasons:

  •
  Cable television does not involve an up-front cost for the purchase of a dish and related equipment required for analog direct-to-home.

  •
  Satellite dishes are often perceived as unsightly. Planning or zoning laws and regulations, building rules and building lease contracts often forbid satellite dishes being fixed to buildings where cable television services are available.

  •
  At present, there is generally a wider range of national, regional and local, programming available on cable networks. This is due, in part, to the inability of analog direct-to-home reception dishes to receive programming from multiple satellites at any given time or to switch to a further satellite without being realigned by a technician.

  •
  Cable service operators generally provide a local presence and service to their subscribers.

  •
  Consumers have expressed concerns as to the level of fees that they will be required to pay to providers of analog direct-to-home satellite-delivered programming if and when digital direct-to-home signal is encrypted.

  •
  As cable television networks are upgraded, a full range of broadband network products and services may be offered which will build subscriber loyalty.

    New PrimaCom believes that, should analog direct-to-home satellite signal be encrypted, it would benefit from an increase in the number of subscribers as former analog direct-to-home users seek alternative sources of television programming. New PrimaCom believes that analog direct-to-home satellite-delivery service may become more competitive with cable service if digital compression technology is implemented in the industry such that satellite services can provide more channels and direct specific programming to particular subscribers. As New PrimaCom upgrades its cable television networks in Germany it will be able to offer substantially more programming alternatives and pay-per-view services. Accordingly, New PrimaCom does not believe that its broadband networks will be at a competitive disadvantage to either analog direct-to-home or digital direct-to-home even if digital compression technology is implemented in the satellite services.

    In addition, New PrimaCom faces competition from digital direct-to-home satellite-delivered services. In The Netherlands, licenses have been awarded for digital direct-to-home television, which will compete with New PrimaCom's digital television offering. During the last two years, Premiere World has commenced digital direct-to-home operations in the German market. New PrimaCom believes that digital direct-to-home has not achieved meaningful penetration of the German market. However, Premiere World has substantial financial resources and exclusive programming, including sports contracts. Therefore, New PrimaCom believes that additional penetration will be achieved by Premiere World and will result in a loss of subscribers to cable networks in Germany, including subscribers to its networks. Provided the business combination is approved, New PrimaCom's digital television and pay-per-view services will compete directly with Premiere World. In The Netherlands, digital direct-to-home operations currently exist on an even smaller scale than in Germany.

    Cable television networks also face competition from satellite master antennae systems that serve condominiums, apartment buildings and other private residential developments. These delivery methods are limited and are not able to offer a full range of broadband services on a large scale.

    In addition to competition with providers of programming using different platforms as described in the preceding paragraphs, and provided the business combination is approved, New PrimaCom will also compete for subscribers with providers of different products and services in those areas where it operates its broadband networks. Since Old PrimaCom started offering digital services earlier this year, it has been competing with other digital television services. Old PrimaCom's primary competitor in Germany is Premiere World. Premiere World has several exclusive long-term contracts with major film studios, program producers and sports franchises for a substantial amount of entertainment and sports programming. Premiere World delivers its product in analog and digital packages via Deutsche Telekom's cable television network and direct-to-home via satellite. Old PrimaCom believes Premiere World has a current market share of approximately 4% of the television homes in Germany. In The Netherlands, United Pan-Europe, Old PrimaCom's largest shareholder, is the largest broadband operator, followed by Essent and Casema. Old PrimaCom believes that these three operators account for approximately 80% of the Dutch cable market.

    Once New PrimaCom launches its voice-over-IP platform, it will compete with several other providers of local telephony service, including Deutsche Telekom's fixed line network in Germany and KPN's fixed line network in The Netherlands. New PrimaCom will then also compete with several wireless telephony services, many of which have financial resources substantially in excess of New PrimaCom's.

    With respect to high-speed Internet access, provided the business combination is approved, New PrimaCom will compete with other access mechanisms, including ADSL lines, standard dial-up services and dial-up services over digital direct-to-home. New PrimaCom believes high-speed Internet access over broadband networks has several competitive advantages over these alternative Internet service access mechanisms, including convenience, speed of access and price. Old PrimaCom's current Internet service requires no dial-up time because the subscriber is always on-line, 24 hours a day. Old PrimaCom believes Internet access over broadband networks can be ten to 15 times faster than access over ISDN. Finally, Old PrimaCom's product is priced on a flat fee basis with no additional charges for usage. From a pricing standpoint, Old PrimaCom believes its product becomes particularly attractive, compared to most other alternative access mechanisms, to subscribers who use the service for more than 20 hours in a month. Old PrimaCom does not believe that it actively competes with larger, more well established Internet service providers such as T-Online (Deutsche Telekom's Internet service provider), AOL Europe in Germany, KPN, chello and World Online in The Netherlands.

    The extent to which a cable service is competitive depends, in part, on the quality of the network and the cable operator's ability to offer a greater variety of programming at competitive prices to consumers than that available through alternative delivery platforms. Advances in communications technology, as well as changes in the marketplace and the regulatory environment, are occurring constantly and their impact is impossible to predict.

    With regard to subscribers, EWT competes primarily with free-to-air broadcast services, direct-to-home satellite and pay television services. Alkmaar competes with direct-to-home satellite pay television services in its markets as well as with free-to-air broadcast services in a market which is similar to that of Old PrimaCom in The Netherlands.

  Competition for acquisition of cable networks

    The cable television industry in Germany is in the process of consolidation. If the business combination is approved, New PrimaCom will encounter competition for the acquisition of cable networks from both existing cable television operators and financial investors. Many of these competitors have significantly greater financial resources than New PrimaCom will, including in Germany the cable television operations of Deutsche Telekom, Robert Bosch and TeleColumbus, which is partially subject to the TeleColumbus option held by New PrimaCom, and in The Netherlands, United Pan-Europe, which will be New PrimaCom's majority shareholder if the business combination takes place, Essent Kabelcom and Casema Kabel Televisie NV, which is owned by France Telecom.

    In addition, in Germany, New PrimaCom may face competition from Liberty Media Corporation, an affiliate of United Pan-Europe and of UGC, if it acquires network assets from Deutsche Telekom in a substantial portion of the regions where it has operations. If any of the existing or potential competitors significantly expand their operations or acquisition activities in the markets in which New PrimaCom operates if the business combination is approved, it may be unable to continue acquiring other cable and broadband communications networks.

Organizational structure

    The following is a list of New PrimaCom's material subsidiaries after completion of the business combination and the percentage of New PrimaCom's direct or indirect ownership interest in these subsidiaries:

Organized under the laws of Germany	% of Ownership
Ad-media GmbH & Co. Local TV KG*	100
Antennentechnik Busler GmbH*	100
Kabelcom Aachen Gesellschaft für Kabelkommunikation mbH*	100
Kutz-Kabel Service GmbH*	51
Nexus Kabelfernsehservice GmbH*	100
PrimaCom Kabelbetriebsges. mbH & Co. KG Region Berlin*	100
PrimaCom Kabelbetriebsges. mbH & Co. KG Region Leipzig*	100
PrimaCom Kabelbetriebsges. mbH & Co. KG Region Südwest*	100
PrimaCom Management GmbH*	100
PrimaCom Marketing & Development GmbH*	100
PrimaCom Mettlach GmbH & Co. KG*	100
PrimaCom Nettetal GmbH & Co. KG*	100
PrimaCom Network & Operations GmbH*	100
PrimaCom Nord GmbH*	100
PrimaCom Osnabrück mbH & Co. KG*	100
PrimaCom Projektmanagement GmbH*	100
PrimaCom Projektmanagement GmbH& Co. KG*	100
PrimaCom Region Angelbachtal GmbH & Co. KG*	100
PrimaCom Region Berlin GmbH & Co. KG*	100
PrimaCom Region Dresden GmbH & Co. KG*	100
PrimaCom Region Leipzig GmbH & Co. KG*	100
PrimaCom Region Magdeburg GmbH & Co. KG*	100
PrimaCom Region Schwerin GmbH & Co. KG*	100
PrimaCom Region Wiesbaden GmbH*	100
PrimaCom Stormarn GmbH & Co. KG*	100
PrimaCom Südwest I GmbH & Co. KG*	100
PrimaCom Südwest II GmbH*	100
PrimaCom Verl GmbH & Co. KG*	100
PrimaTV broadcasting GmbH*	100
Telekommunikations GmbH Kirchheimbolanden*	100
Großgemeinschafts-Antennenanlagen Lizenz und Betriebs GmbH*	100
EWT Elektro- und Nachrichtentechnik GmbH	100
EWT Communications GmbH**	100
TSS Telekabel Service Süd Marketing und Verwaltung GmbH**	100
RFC Radio-, Fernseh- und Computertechnik GmbH**	100
Kabeldienst-Kabelanschluss-Verwaltungsgesellschaft mbH**	100
EWT GmbH und TSS GmbH GbR**	100
Bbcom Berlin-Brandenburgische Communikationsgesellschaft mbH**	51
ADIC Antennendienst Calau GmbH**	100
KRM Kabelfernsehen-Rhein-Main- GmbH**	16	(1)
Kabelcom Halberstadt Ges. f. BreitbandkabelKommunikations mbH**	100
Deutsche Netzmarketing GmbH**	3	(1)
Zweite Kabelvision Management Beteiligungs GmbH & Co. KG*	100

Organized under the laws of The Netherlands
Multikabel N.V.*	95	(1)
Communikabel N.V.*	95	(1)
PrimaCom Netherlands Holding B.V.*	100
QuickNet B.V.*	99.95

(1)
represents an approximate figure.

*
A current subsidiary of Old PrimaCom.

**
A current subsidiary of EWT.

Property and Equipment

  Old PrimaCom's property and equipment

    In connection with the operation of its cable networks in Germany, Old PrimaCom owns or leases real property for signal reception sites (antennae towers and head-ends) and business offices. Its central operation center is located in approximately 1,657 square meters of leased space in Mainz, Germany. Old PrimaCom operates its Wiesbaden/Mainz regional network from another office building of approximately 3,000 square meters that Old PrimaCom owns in Mainz.

    In connection with the operation of its cable networks in The Netherlands, Old PrimaCom owns real property for signal distribution sites.

    In Germany and The Netherlands, Old PrimaCom owns substantially all of its cable and broadband networks and Old PrimaCom leases the remaining fiber optic cable pursuant to long-term leases. Its owned cables and cables leased generally are buried in underground ducts or trenches. The physical components of its networks require maintenance and periodic upgrading to keep pace with technological advances.

    Old PrimaCom believes that its properties, both owned and leased, are in good condition and are suitable and adequate for its business operations. All of its operating assets are pledged as collateral under the senior secured credit facility.

  EWT's property and equipment

    EWT owns its corporate headquarters in Augsburg and several of its regional offices. It leases the remaining offices and operating sites it uses. EWT owns substantially all of its cable television networks. It leases its internal intranet structure along with other lines for interconnection purposes.

  Alkmaar's property and equipment

    Alkmaar owns the building in which its central offices are located and substantially all of its distribution system from its head-end to the home connection points serving its subscribers.

MANAGEMENT

New PrimaCom's management

    As required by German law, New PrimaCom will have a two-tiered board consisting of its management board and its supervisory board.

  Management board

    The standing orders for the management board provide for allocation of areas of responsibility among the members, and, within these areas of responsibility, the members of the management board act independently. However, under German law and the standing orders, management board members are jointly responsible for all management board matters, even if they fall within another member's area of responsibility. Management board members have a responsibility promptly to report to the chairman of the management board and the management board on important decisions, events, risks and losses within their areas of responsibility. Some decisions of the management board may only be taken jointly by all members, including decisions concerning the preparation of annual accounts, the calling of a supervisory board meeting, transactions which require the consent of the supervisory board, guidelines and plans for individual business areas, transactions of exceptional importance or risk and all other matters which have not been allocated to any member's specific area of responsibility.

    The table below sets forth the names, ages, responsibilities, dates of appointment and experience of the persons who will be appointed to the management board, assuming completion of the proposed business combination. New PrimaCom is in the process of identifying a suitable candidate for the position of Chief Executive Officer. The members of the management board can be reached at New PrimaCom's address.

Name	Age	Position on the management board	Date of Appointment
Paul Thomason	45	Chief Financial Officer (Finanzvorstand)	Upon consummation of the business combination
Hans Wolfert	39	Chief Corporate Development Officer	Upon consummation of the business combination

    Mr. Thomason has more than 15 years experience in the communications and media industries. He has been Old PrimaCom's chief financial officer since December 30, 1998. From 1996 to 1998, he was chief financial officer of KabelMedia, a predecessor company to Old PrimaCom. From 1981 until February 1996, he was employed by the First Union National Bank of North Carolina, where he served as senior vice president in its communications and media finance group from 1986 to January 1996.

    Mr. Wolfert has more than 12 years experience in the communications and media industries. He was appointed to Old PrimaCom's executive management board by the supervisory board on January 4, 2000 as Old PrimaCom's chief corporate development officer. He joined Old PrimaCom as executive vice president in February 1999. From 1995 to December 1998, he served as chief executive officer of A2000, Europe's first broadband cable operator, as well as senior vice president of corporate development and president of United Pan-Europe NL. From 1994 to 1995, he worked as vice president & director of international business development with Philips Media Cable Systems. Before that, he was director of sales at KPN broadcast and satellite services from 1991 to 1994. He started his career at the Ministry of Economic Affairs of The Netherlands, which is responsible for telecom and media policy.

  Supervisory board

    The German Stock Corporation law, New PrimaCom's articles of association and the rules of procedure of the supervisory board govern how the supervisory board conducts its activities. Currently, the members of the supervisory board must meet at least twice during each six-month period. Supervisory board resolutions are passed by simple majority vote. However, New PrimaCom's articles of association require the approval of the supervisory board in connection with one or more increases of its share capital out of authorized capital by issuance of new shares for contributions in kind or contributions of cash up to a maximum of E15,443,026. Moreover, in some other instances when the standing orders of the management board require supervisory board approval, a vote of at least 75% of the supervisory board is required. The supervisory board elects a chairman and one vice chairman. The chairman of the supervisory board is authorized to represent the supervisory board and enforce its resolutions in all matters in and outside of New PrimaCom.

    In accordance with New PrimaCom's articles of association, upon completion of the business combination New PrimaCom's supervisory board will consist of nine members elected by the general meeting of shareholders. The business combination agreement provides that, as soon as practicable after the approval of the business combination by Old PrimaCom's shareholders, United Pan-Europe will nominate four of the nine initial members of New PrimaCom's supervisory board in its sole discretion. Three members, who will each be independent of both United Pan-Europe and the family of Wolfgang Preuss, will be nominated jointly by Old PrimaCom and United Pan-Europe. Two members will be nominated by the family of Wolfgang Preuss in their sole discretion. Messrs. Schneider, Musselman, Stritzl and O'Neill were nominated by United Pan-Europe. The family of Wolfgang Preuss has nominated Prof. Dr. Schwenkedel and Mr. Augustin.

    Members of the supervisory board will be elected to terms which expire at the shareholders' meeting to approve the actions taken by the supervisory board during the second fiscal year after the beginning of their new term. The year when the term of the member begins is not taken into account when determining the duration of their terms. The term of the nine members of the supervisory board, upon completion of the business combination, will expire at the shareholders' meeting held in 2004. Members of the supervisory board replacing members who have resigned before completing their terms of office will serve for the period of the remaining term of the resigning member. New PrimaCom's articles of association provide that members of the supervisory board may be elected or removed prior to the expiration of their terms by the affirmative vote of the majority of the votes cast at a general shareholders' meeting.

    Pursuant to the business combination agreement, United Pan-Europe has agreed to enter into an agreement with New PrimaCom upon the closing of the business combination, pursuant to which United Pan-Europe will agree to cast abstention votes represent 10% of New PrimaCom's total shares outstanding at shareholders' meetings of New PrimaCom on matters related to the election and removal of members of New PrimaCom's supervisory board and matters regarding the management of its business if New PrimaCom's management board requests a decision of the shareholders' meeting. This agreement will have a term of 30 years. United Pan-Europe will be permitted to terminate this agreement without notice if the total share ownership of United Pan-Europe and its subsidiaries in New PrimaCom is reduced below 50% or if a third party has made a bid which, if successful, would result in the third party owning at least 30% of New PrimaCom's total shares outstanding.

    The members of the supervising board can be reached at New PrimaCom's address. Set forth below is information with respect to the persons who will be appointed to New PrimaCom's supervisory board assuming completion of the business combination.

Name	Age	Principal occupation
Christian Schwarz-Schilling	70	Chairman of New PrimaCom's supervisory board
Boris Augustin	32	Broker and market maker in EUREX options
Klaus von Dohnanyi	70	Consultant/author
James S. Hoch	41	Managing Director of Morgan Stanley Dean Witter
Gene Musselman	60	Chief Operating Officer of United Pan-Europe
Shane O'Neill	40	Managing Director, Strategy, Acquisitions and Corporate Development of United Pan-Europe
Mark L. Schneider	45	Chairman and Chief Executive Officer of United Pan-Europe
Stefan Schwenkedel	41	Professor of Business Administration and Finance at the Fachhochschule Wiesbaden (University of Applied Science in Wiesbaden)
Hans-Theodor Stritzl	55	Consultant

    Dr. Schwarz-Schilling is the chairman of New PrimaCom's supervisory board and has served on Old PrimaCom's supervisory board as its chairman since December 31, 1998. From 1996 to 1998, he was the head of the advisory committee of Aquila Beteiligungs GmbH. From 1993 to 1997, he was chairman of the supervisory board of Grundig AG and since 1993 he has served as the managing director of Dr. Schwarz-Schilling & Partner Telecommunications Consulting GmbH. Since 1995, he has been an international mediator for the Federation Bosnia-Herzegovina. Since 1995 Dr. Schwarz-Schilling has been a deputy member of the Foreign Affairs Committee of the German Parliament and from 1995 to 1998, he was the chairman of the subcommittee for Human Rights and Humanitarian Aid, and since 1998 the vice chairman of that committee. From 1994 to 1995, he was a member of the Foreign Affairs Committee of the German Parliament and from 1993 to 1998, he has served as a deputy member of the Committee for Economics of the German Parliament. From 1982 to 1992, he was the Federal Minister of Post and Telecommunications of the Federal Republic of Germany and has been serving as a Member of the German Parliament since 1976. From 1957 to 1982, he was managing director of the family-owned Sonnenschein Akkumulatorenfabrik Berlin/Büdingen GmbH. Since 1999, he has also been chairman of the supervisory board of Mox Telecom AG.

    Mr. Augustin has served on Old PrimaCom's supervisory board since December 30, 1998. Since October 1, 1998, he has been employed by Archelon Deutschland GmbH, engaged in EUREX market making operations. From 1994 to 1998, he worked in the financial services industry, including derivatives trading with Lehman Brothers Bankhaus AG, Banque National de Paris (Deutschland) OHG, and Banque Paribas (Deutschland) OHG. Mr. Augustin is the son of a sister of Wolfgang and Ludwig Preuss, who are significant shareholders of Old PrimaCom and will become significant shareholders of New PrimaCom.

    Dr. von Dohnanyi has served on Old PrimaCom's supervisory board, the executive committee of KabelMedia or a predecessor body carrying out comparable functions since January 1996. In 1998, he was chairman of the supervisory board of KabelMedia and from December 31, 1997 until 1998 he was chairman of the executive committee of KabelMedia. Between 1954 and 1960, he worked for Ford Motor Company, both in the United States and Germany. From 1960 to 1968, Dr. von Dohnanyi was a co-owner and managing director of the Institut für Marktforschung und Unternehmensberatung Infratest, Munich (Market and Social Research, Infratest) and, between 1968 and 1969, he was Permanent

Secretary at the German Ministry of Economics. Dr. von Dohnanyi was a Member of Parliament in Bonn from 1969 to 1981, Parliamentary Undersecretary from 1969 to 1972, and Minister for Science, Technology and Education from 1972 to 1974. From 1976 to 1981, he was Deputy Foreign Minister (Staatsminister), in Bonn (in charge of European affairs). From 1981 to 1988, he was Governor of the City State of Hamburg. From 1990 to 1994, Dr. von Dohnanyi was chairman of the board of TAKRAF Heavy Machinery, Leipzig, and since 1994 he has been a special advisor to the board of directors of the Treuhandanstalt (since January 1, 1995, Bundesanstalt für Vereinigungsbedingte Sonderaufgaben) in Berlin.

    Mr. Hoch has served on Old PrimaCom's supervisory board, the executive committee of KabelMedia or on a predecessor body carrying out comparable functions since September 1995. Since August 2000, Mr. Hoch has been a managing director of Morgan Stanley Dean Witter. From December 1998 to August 2000, Mr. Hoch was a managing director of Morgan Stanley and Co. Limited. From 1994 to 1998, Mr. Hoch was an executive director of Morgan Stanley and Co. Limited. Mr. Hoch is a director of Choice One Communications, Netscalibur Ltd., Xtempus and TL Com.

    Mr. Musselman was appointed chief operating officer of United Pan-Europe in April 2000. He joined UGC in January 1991 as chief operating officer of Kabelkom Hungary and in 1994 was appointed chief executive officer of Kabelkom Hungary. In June 1995, Mr. Musselman also became the vice president of UGC's Eastern and Central Europe operations. In December 1995, Mr. Musselman left UGC to serve as chief operating officer of TVA, then the second largest Brazilian cable and multichannel, multipoint distribution service company, which was headquartered in San Paulo. In September 1997, he returned to UGC and became chief operating officer of Telekabel Wien, United Pan-Europe's Austrian subsidiary. Shortly thereafter, Mr. Musselman was appointed chief executive officer of Telekabel Wien. In June 1999, he was appointed president and chief operating officer, United Pan-Europe Central Europe, with responsibility for United Pan-Europe's operations in Austria, Hungary, Poland, the Czech Republic, Romania and the Slovak Republic.

    Mr. O'Neill joined United Pan-Europe as managing director, strategy, acquisitions and corporate development in November 1999. Prior to joining United Pan-Europe, Mr. O'Neill spent seven years at Goldman Sachs in the New York, Sydney and London offices. Most recently, Mr. O'Neill was an executive director in the advisory group for Goldman Sachs in London where he worked on a number of mergers and acquisitions and corporate finance transactions for companies in the communications industry, including United Pan-Europe. Prior to joining Goldman Sachs, Mr. O'Neill spent four years at Macquarie Bank in Sydney as well as three years at KPMG in Dublin where he qualified as a chartered accountant.

    Mr. Schneider has been United Pan-Europe's chief executive officer and chairman of the board of management since April 1997. Mr. Schneider has been a member of the board of directors of UGC since April 1993 and served as its executive vice president from December 1996 to December 1999. In addition, Mr. Schneider has been chairman of the supervisory board of chello, United Pan-Europe's wholly-owned subsidiary and an Internet portal and Internet service provider, since March 1998. Mr. Schneider has served on the supervisory board of Priority Telecom N.V., a wholly owned subsidiary of United Pan-Europe, since July 2000. From April 1997 to September 1998, he served as United Pan-Europe's president, and from May 1996 to December 1996, he served as the chief of strategic planning and operational oversight of UGC. He served as president of UGC from July 1992 until June 1995, and as senior vice president of UGC from May 1989 until July 1992. Mr. Schneider also worked as a consultant for UGC from June 1995 to May 1996. Mr. Schneider is a director of Advance Display Technologies, Inc. and of SBS Broadcasting S.A.

    Prof. Dr. Schwenkedel has served on Old PrimaCom's supervisory board as a vice chairman since December 31, 1998 and as chairman of the supervisory board of AGFB, a principal shareholder of one of Old PrimaCom's predecessor companies and subsequently of Multikabel until it was merged into

Old PrimaCom in October 2000, from 1997 until October 2000. Since March 2000, he has also been the chairman of the supervisory board of F.A.M.E Film and Music Entertainment AG in Munich and, since September 2000, he has been a member of the supervisory board of 2Venture AG in Bonn. Since 1996, he has been professor of business administration and finance at the Fachhochschule Wiesbaden (University of Applied Sciences in Wiesbaden). From 1993 to 1996, he served as executive manager (chief financial officer) at Schöller-Budatej, the Hungarian subsidiary of Schöller Lebensmittel GmbH & Co. KG, a company of the Südzucker Group. During that time period, he was also a member of the supervisory board of MIRSA AG in Albertirsa in Hungary. Prior to 1993, amongst other employment, he worked in the German paper and printing industry.

    Mr. Stritzl founded EWT in 1972. In 1989, he founded a second cable television operator, tss GmbH and, in 1991, he started RFC GmbH, which provided technical and engineering support to the EWT/tss group. He founded EWT Communications GmbH in 1997 to hold the then newly acquired cable television networks of Siemens AG. In connection with the purchase of EWT by United Pan-Europe in 2000, Mr. Stritzl became a significant shareholder in UPC Germany, which will be the largest shareholder of New PrimaCom, and a senior consultant to United Pan-Europe.

  Compensation

    Since New PrimaCom's incorporation, it has not made any payments to members of its supervisory board. New PrimaCom expects that on a yearly basis, the chairman of the supervisory board will receive approximately E50,000, the vice chairmen will receive approximately E25,000 and each other member of the supervisory board will receive approximately E15,000. In addition, each member of the supervisory board will be entitled to reimbursement for any reasonable business expenses incurred in the performance of his or her duties. New PrimaCom also expects to reimburse the members of the supervisory board for any value-added taxes payable on their compensation.

    For the year ending December 31, 2000, New PrimaCom paid no cash compensation to the members of its management board. For the year ending December 31, 2000, New PrimaCom accrued no liabilities to provide pension, retirement or similar benefits for the members of the management board. Upon consummation of the business combination, New PrimaCom will start its business operations and it expects that its compensation expense will increase significantly. The aggregate compensation of New PrimaCom's two management board members is expected to be approximately E650,000 per annum, including housing subsidies but excluding of car and insurance allowances.

    None of the members of New PrimaCom's management board or supervisory board have received any loans from New PrimaCom.

  Board practices

    New PrimaCom has not entered into service contracts with the members of its supervisory board and the service contracts it has entered into with the members of its management board do not provide for benefits upon termination of employment.

    New PrimaCom's articles of association provide that the supervisory board may establish committees upon a vote of at least 75% and may delegate any of its powers to a committee or committees to the extent permitted by law. The composition, powers and procedures of the committees are determined by the supervisory board. New PrimaCom's supervisory board has established the following committees, effective upon completion of the business combination:

  Investment committee

    The investment committee consists of Prof. Dr. Schwenkedel, Mr. O'Neill and Mr. Hoch. The task of the investment committee is to consider and evaluate matters submitted by management as required by the standing orders for the management board, such as investment and financing plans by New PrimaCom or any of its subsidiaries, disposition of assets or shares by New PrimaCom or any of its subsidiaries, increases in capital, mergers and transactions between New PrimaCom or any of its subsidiaries and any third party (other than transactions among New PrimaCom and its wholly owned subsidiaries), all as proposed by New PrimaCom's management, and to make recommendations to the supervisory board.

  Compensation committee

    The compensation committee will consist of Dr. Schwartz-Schilling, Mr. Schneider and Mr. Musselman. The task of the compensation committee will be to consider and evaluate the compensation payable to members of the management board and any proposed share option plans for members of the management board and make recommendations to the supervisory board.

  Audit committee

    The audit committee will consist of New PrimaCom's independent directors (as defined by Nasdaq), namely Dr. Schwartz-Schilling, Prof. Dr. Schwenkedel and Mr. Augustin. The task of the audit committee will be to consider and evaluate New PrimaCom's financial statements and accounting policies and to make recommendations to the supervisory board, to undertake investigations of New PrimaCom's financial condition, operations, financial controls and reporting procedures which it deems necessary and to take all other actions which are customarily included in the responsibility of an audit committee of a public company and to report on New PrimaCom's investigations and actions to the supervisory board.

  Agreements with directors

    On March 1, 2001, Old PrimaCom entered into an agreement with Dr. von Dohnanyi, pursuant to which he agreed to provide consulting services until September 1, 2001 in connection with disagreements between Old PrimaCom and housing associations. During the term of the agreement, Old PrimaCom agreed to pay Dr. von Dohnanyi a retainer of DM25,000 per month, which included payment for 1.5 days of Dr. von Dohnanyi's services. To the extent that Dr. von Dohnanyi provided services in excess of 1.5 days per month, Old PrimaCom agreed to pay for these additional services at a rate of DM7,500 per day.

Share Option Plan

  New PrimaCom's share option plans

    Prior to completion of the proposed business combination, New PrimaCom will authorize its management and supervisory boards to grant up to 1,100,000 options, each carrying the right to subscribe for one of its shares. Under this authorization, the option rights may be granted to New PrimaCom's employees and management board and to the employees and management of New PrimaCom's affiliated companies. New PrimaCom's management board will have authority to grant all options, except that options to members of New PrimaCom's management board will be granted by its supervisory board. The authorization will call for the reservation of:

  •
  575,000 options for issuance to members of New PrimaCom's management board,

  •
  175,000 options for issuance to New PrimaCom's employees,

  •
  175,000 options for issuance to members of management of New PrimaCom's affiliates, and

  •
  175,000 options for issuance to employees of New PrimaCom's affiliates.

    New PrimaCom will also authorize contingent capital in the amount of E1,100,000 for the purpose of issuing up to 1,100,000 shares upon exercise of the options.

    Options will be granted only during the two-week period beginning on the first business day following publication of New PrimaCom's annual and quarterly reports, and accepted within two-weeks of the date of grant. The exercise price of an option will be the average of the closing prices of New PrimaCom's shares, determined in XETRA-trading on the Frankfurt Stock Exchange, for the 30 trading days prior to the end of the acceptance period for that option.

    Each option becomes exercisable three years after the date of grant if, prior to the first option exercise, the market price of New PrimaCom's shares on the Frankfurt Stock Exchange equals at least 115% of the exercise price of the option. In addition, options may only be exercised during the two-week periods beginning on the first business day following publication of New PrimaCom's annual or quarterly reports. However, holders will not be permitted to exercise their options during the period from the beginning of New PrimaCom's fiscal year on January 1 to the date of its general meeting, or during the period from December 15 to the end of its fiscal year on December 31.

    New PrimaCom's management and supervisory boards will determine the other terms relating to New PrimaCom options.

  Issuance of option rights to Old PrimaCom option holders

    In 1999, Old PrimaCom established two share option plans, one for the benefit of employees and the second for the benefit of members of the management of Old PrimaCom and its affiliated companies. A total of 1,034,428 options to subscribe for shares in Old PrimaCom were issued under those plans. In connection with the proposed business combination, the options granted under the Old PrimaCom plans would be terminated and, pursuant to the German Transformation Act (Umwandlungsgesetz), New PrimaCom will be required to issue securities to the former participants in those plans constituting "equivalent rights" in New PrimaCom.

    In order to address some inconsistencies between the German Transformation Act (Umwandlungsgesetz) and the German Stock Corporation Act (Aktiengesetz), New PrimaCom has determined to satisfy its obligations to grant equivalent rights by issuing an exchangeable bond for the benefit of the participants in Old PrimaCom's share option plans. The exchangeable bond will carry option rights to subscribe for New PrimaCom's shares following a vesting period. This exchangeable bond will be issued to a third party which will be required to separate the option rights from the bond and transfer the option rights to the participants in Old PrimaCom's share option plans. New PrimaCom anticipates that the terms and conditions of these option rights will be substantially similar to the terms and conditions of the option rights issued under the Old PrimaCom plans. For more details on New PrimaCom's issuance of the exchangeable bond, see "Description of Capital Shares—Contingent capital."

OWNERSHIP OF NEW PRIMACOM'S SHARES

    The following table sets forth information regarding the beneficial ownership of Old PrimaCom's shares prior to the proposed business combination and the anticipated ownership of New PrimaCom's shares following the proposed business combination by: (1) each person known by Old PrimaCom to own beneficially 5% or more of its shares; and (2) all members of Old PrimaCom's and New PrimaCom's management and supervisory boards. The major shareholders of New PrimaCom and Old PrimaCom do not have different voting rights from other shareholders in New PrimaCom or Old PrimaCom. Based on information provided by the Bank of New York, as depositary, Old PrimaCom believes that approximately 1,526,000 or 7.73% of its shares are held in the form of depositary shares in the United States by seven record owners. The ownership of New PrimaCom's shares assumes the exchange ratio of New PrimaCom's shares for Old PrimaCom shares remains one for one.

    Except as indicated in the footnotes to this table, to the knowledge of Old PrimaCom and New PrimaCom, the persons named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them, subject to community property laws where applicable. Except as noted, the address of each of the persons named in the table is c/o PrimaCom AG, Hegelstrasse 61, 55122 Mainz, Germany.

	Old PrimaCom shares prior to the business combination			New PrimaCom shares following the business combination
Name
	Number		Percent	Number		Percent(1)
Shareholders
United Pan-Europe Communications N.V.(2)	4,948,039		25.0%	16,048,039		52.0%
Wolfgang Preuss(3)	3,186,755		16.1%	3,186,755		10.3%
Wellington Management Company, LLP(4)	1,419,900		7.2%	1,419,900		4.6%
Gartmore Investment Limited(5)	1,093,416		5.5%	1,093,416		3.5%
Morgan Stanley Dean Witter(6)	1,023,985		5.2%	1,023,985		3.3%

Total	11,672,095		59.0%	22,772,095		73.7%
Management and Supervisory Boards
Old PrimaCom management and supervisory boards, as a group	630,669	(7)	3.2%	—		—
New PrimaCom's management and supervisory board members:
Boris Augustin	—		—	3,464		*
Klaus von Dohnanyi	—		—	—		—
James S. Hoch(8)	—		—	1,023,985		3.3%
Gene Musselman(9)	—		—	16,048,039		52.0%
Shane O'Neill(9)	—		—	16,048,039		52.0%
Mark L. Schneider(9)	—		—	16,048,039		52.0%
Christian Schwarz-Schilling	—		—	—		—
Stefan Schwenkedel	—		—	—		—
Hans-Theodor Stritzl	—		—	—		—
Paul Thomason(10)	—		—	256,979		*
Hans Wolfert(11)	—		—	44,441		*
New PrimaCom's management and supervisory boards, as a group	630,669	(7)	3.2%	17,376,908	(12)	56.3%

*
less than one percent

(1)
Based upon the 30,886,052 shares that will be outstanding following the business combination.

(2)
Represents 4,932,139 shares and 31,800 American depositary shares owned directly by United Pan-Europe, which is a majority-owned subsidiary of UGC. Although UGC has the power to elect all of the supervisory board members of United Pan-Europe, the members of the supervisory board have a fiduciary duty to all shareholders of United Pan-Europe and are subject to other Dutch corporate law principles in their capacities as members of the supervisory board of United Pan-Europe. Based on the information provided by United Pan-Europe in its filings with the U.S. Securities and Exchange Commission, Old PrimaCom believes that United Pan-Europe purchased 3,510,385 of its shares on December 21, 1999, and made subsequent purchases during the remainder of December 1999, January, February and March 2000. The address of United Pan-Europe Communications N.V. is Boeing Avenue 53, 1119 PE Schiphol Rijk, The Netherlands.

  Also includes, following the business combination, the beneficial ownership of 11,100,000 shares of UPC Germany, its indirect subsidiary.

(3)
Old PrimaCom has been informed by Mr. Preuss that this includes 2,868,894 shares over which Mr. Preuss has voting and investment power and 166,997 shares that he holds in trust for Brigitte Preuss and over which they have shared voting power. The address of Mr. Preuss is Am Hemel 16, 55124 Mainz, Germany.

(4)
Represents the shares held by Wellington Management Company, LLP, an investment advisor under the Investment Advisors Act of 1940 with shared voting power with respect to 1,046,400 shares and shared dispositive power with respect to 1,419,900 shares, based on Wellington Management Company, LLP's most recent Schedule 13G filing made on February 14, 2001. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(5)
Old PrimaCom has been informed by Gartmore Investment Limited that this includes shares beneficially owned by the following funds controlled by Gartmore Investment Limited and its affiliates; Pensman Euro Active Small Companies, which holds 25.9% of the shares; G.A., Fund-L-Euro Stock Picking, which holds 1.1% of the shares; Nationwide US International Small Cap Growth, which holds 0.4% of the shares; Lyxor Master Fund, which holds 7.4% of the shares; Alphagen Cepheus Prime Brokerage, which holds 10.4% of the shares; Gartmore SICAV Euro Smaller Company Fund, which holds 4.6% of the shares; Capital Strategy Continental European Small, which holds 49.7% of the shares; and Capital Strategy Eurobloc Fund, which holds 0.5% of the shares.

(6)
Represents the shares held by Morgan Stanley Capital Partners III, L.P., which holds 4.59% of the shares, MSCP III 892 Investors, L.P., which holds 0.47% of the shares, and Morgan Stanley Capital Investors, L.P., which holds 0.13% of the shares. MSCP III, L.L.C. is the sole general partner of Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P. and Morgan Stanley Capital Investors, L.P., and, as such, has the power to vote or direct the vote and to dispose or direct the disposition of all of the shares held by Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors L.P. and Morgan Stanley Capital Investors, L.P. Morgan Stanley Capital Partners III, Inc., as the institutional managing member of MSCP III, L.L.C., controls the actions of MSCP III, L.L.C. Morgan Stanley Dean Witter & Co., as the sole shareholder of Morgan Stanley Capital Partners III, Inc., controls the actions of Morgan Stanley Capital Partners III, Inc. Therefore, MSCP III, L.L.C., Morgan Stanley Capital Partners III, Inc. and Morgan Stanley Dean Witter & Co. may each be deemed to have beneficial ownership of the 1,023,985 shares held collectively by Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P. and Morgan Stanley Capital Investors, L.P. The general partner of each of these investment limited partnerships is an affiliate of Morgan Stanley Dean Witter & Co., Inc. Morgan Stanley Dean Witter & Co., Inc. disclaims beneficial ownership of shares held by these investment limited partnerships, except to the extent of its pecuniary interest therein. The address for each of the above limited partnerships is c/o Morgan Stanley Capital Partners, 1221 Avenue of the Americas, New York, New York 10020.

(7)
Includes 166,997 shares in which the beneficial owner has shared voting power and 200,000 share options. Approximately 108,500 shares of the 200,000 share options have vested and of the vested options, approximately 119,421 are currently exercisable. All of these share options were granted under Old PrimaCom's executive share option plan.

(8)
Represents the 1,023,985 shares beneficially owned by Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P. and Morgan Stanley Capital Investors, L.P. which Mr. Hoch may be deemed to beneficially own as an executive officer of Morgan Stanley, an affiliate of each of the three entities. Mr. Hoch disclaims beneficial ownership of these shares.

(9)
Represents the 16,048,039 shares beneficially owned by United Pan-Europe and UPC Germany over which Messrs. Schneider, Musselman and O'Neill disclaim beneficial ownership except for their respective pecuniary interests in United Pan-Europe. The address for Messrs. Schneider and O'Neill is 1 Knightsbridge, 4th Floor, London SW1X 7UP. The address for Mr. Musselman is Boeing Avenue 53, 1119 PE Schiphol Rijk, 1070 BT Amsterdam.

(10)
Represents 182,000 shares beneficially owned by Mr. Thomason and exchangeable bonds comprising options in respect of 74,979 shares.

(11)
Represents exchangeable bonds comprising options in respect of 44,441 shares.

(12)
Represents (1) exchangeable bonds comprising options in respect of 119,420 shares, (2) the 1,023,985 shares beneficially owned by Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P. and Morgan Stanley Capital Investors, L.P. which Mr. Hoch may be deemed to beneficially own as an executive officer of Morgan Stanley, an affiliate of each of the three entities, and as to which Mr. Hoch disclaims beneficial ownership, (3) the 16,048,039 shares beneficially owned by United Pan-Europe and UPC Germany over which Messrs. Schneider, Musselman and O'Neill disclaim beneficial ownership except for their respective pecuniary interests in United Pan-Europe, and (4) 182,000 shares beneficially owned by Mr. Thomason.

TAXATION

    The following is a summary of the material German and United States federal income tax consequences of the proposed business combination.

  German taxation

    The following is a summary discussion of the material tax matters arising under German tax law. The discussion does not purport to be a comprehensive description of all of the tax considerations which may be relevant to a decision to purchase and/or to sell New PrimaCom's shares or ADSs. The discussion is based on the tax laws of the Federal Republic of Germany as in effect on the date of this prospectus/proxy statement, which may be subject to change, possibly with retroactive effect. With the exception of some illustrative data, the discussion is limited to the taxation of dividends, capital gains, income, gifts and inheritance and a number of other taxes under German law, and does not address all aspects of German taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular purchaser. In particular, this discussion does not comprehensively treat the tax considerations that will be relevant to prospective investors who reside outside Germany. Any person who is in doubt as to his tax position is urged to consult a tax adviser before purchasing or selling shares or ADSs.

    A short discussion of German corporate taxation precedes the discussion of taxes applicable to shareholders. German tax law is currently undergoing a fundamental change due to a major tax reform which became effective, in part, on January 1, 2001 and which will result in further changes effective on January 1, 2002. As a result, the German tax law is transitory in some respects.

    Holders of Old PrimaCom shares or ADSs are urged to consult with their tax advisors regarding the German tax consequences to them of holding and disposing of New PrimaCom's shares or ADSs acquired in the business combination.

    Taxation of New PrimaCom.  The corporate income tax rate is reduced from the split-level rates of 30% for distributed and 40% for retained earnings to a 25% rate as from January 1, 2001. The new 25% tax rate for corporations is applicable to both retained and distributed earnings. Since January 1, 1998, the surtax (Solidaritätszuschlag) has been charged at a rate of 5.5% on the corporate income tax liability. For profits generated from 2001, the effective overall tax burden from corporate income tax and surtax amounts to 26.38%. The total German income tax burden (corporate income tax plus surtax and trade tax) will be between 35% and 40%, depending on the local municipality and its local multiplier, as from the fiscal year 2001 onwards.

    Another important change is the abolition of the imputed tax credit as of 2002, which already applies to the distribution of the fiscal year 2001 annual profit in 2002. For the distribution of the annual profit of fiscal year 2001, the shareholders will no longer benefit from a tax credit associated with the distribution. However, the distribution of the annual profit of the fiscal year 2000 by a German corporation which is made in 2001 will still be treated in accordance with the prior imputation system. As part of the transition rules, each German corporation will assess the remaining tax refunds/credit, which results from different tax rates for distributed earnings (30%) and retained earnings (40%), and which was not used for the distribution of the annual profit as of December 31, 2000. The amount of the tax credit available under the imputation system will be used to reduce the corporate income tax of the corporation in case a dividend is paid during a transition period through 2016.

    Furthermore, German corporations are subject to a trade tax which, depending upon the municipal district in which their facilities are located, can amount to between 15% and 21% of net income. The trade tax is, however, deductible from net income for the purpose of calculating the regular corporate tax. As a result, the effective burden of the trade tax generally lies between 13% and 18% of net income. For purposes of assessing net income subject to trade tax, 50% of interest payable on long-term debt is added back. Further adjustments regarding the trade tax base do apply.

    Taxation of dividends.  Taxpayers resident in Germany are generally entitled to a tax credit in the amount of three-sevenths of the gross amount (before dividend withholding tax) of profits received in 2001, relating to any prior year, except distributions of foreign source income or repayments of tax equity. This credit reduces personal or corporate income tax liability. The credit also reduces the basis for the 5.5% surtax on the German taxpayer's personal or corporate income tax liability. Shareholders who are not tax resident in Germany are not entitled to this tax credit. Even shareholders who are tax residents in Germany are not entitled to this tax credit under some circumstances, including, for example, when they receive dividends in distributions that were tax free pursuant to an applicable income tax treaty.

    Dividends paid in 2001 by a German resident stock corporation (Aktiengesellschaft) are subject to withholding tax equal to 25% of the amount of the gross dividend distributed plus a 5.5% surtax (Solidaritätszuschlag) on that amount (total effective 26.38%). The withholding tax and surtax retained by the distributing stock corporation will be credited against the personal or corporate income tax liability of German tax-resident shareholders or will be refunded to them. Thus, German shareholders are effectively taxed in advance.

    For shareholders who are tax resident in Germany, the German corporate tax imputation system effectively leads to a neutralization of the corporate income tax, i.e., the income underlying the dividend, including the gross dividend and tax credits associated with it, is taxed at the individual income or corporate income tax rate of the shareholder. Under the transition law applicable in fiscal year 2001, dividends received by a corporate shareholder will be subject to a 40% corporate income tax instead of 25% for other source income. This change is meant to eliminate any tax refund which would otherwise result from the reduced corporate income tax rate. However, the difference between the corporate income tax for distributed earnings (30%) and retained earnings (40%) will be refunded due to distributions to the corporate shareholders.

    To achieve the imputations, the income of the shareholder is taxed on a grossed-up basis, i.e., the German tax-resident shareholder receives for taxation purposes 51.54% of the taxable dividend in cash, 17.5% as a tax credit resulting from withholding tax (plus 0.96% tax credit for the surtax thereon) and 30% as a tax credit for the underlying corporate income tax. If the assessable personal or corporate income tax plus surtax thereon of the shareholder is less than the tax credit of 48.46%, the excess tax credit will be refunded; if the personal or corporate income tax is higher, additional personal or corporate income tax plus surtax thereon becomes payable.

    German tax-resident individual shareholders whose shares constitute business property and German tax-resident corporate shareholders are subject to trade tax on gross dividends received, unless the shareholder owns 10% or more of the nominal share capital of the distributing company at the beginning of the calendar year. The applicable trade tax burden generally amounts to between 15% and 21%, depending upon the trade tax rate fixed by the municipality in which the business of the shareholder is located. Trade tax is a deductible expense for income or corporate income tax purposes of the shareholder.

    Under the provisions of applicable income tax treaties, the level of German withholding tax may be reduced with respect to a dividend paid by a company that is tax resident in Germany to a shareholder that is not tax resident in Germany. The shareholder entitled to the reduced rate of withholding tax under the applicable double tax treaty is, however, generally required to file a claim with the German tax authorities for repayment of the amount by which the actual amount of withholding tax, including surtax thereon, exceeds the maximum amount of withholding tax permitted to be collected by the applicable double tax treaty, as described above.

    Most of the double tax treaties applicable to dividends provide for further reductions in the withholding tax rate if the recipient of the dividend is a joint stock company owning at least 10% of the shares of the distributing company entitled to vote. The withholding tax on dividends distributed to holding companies may, in some circumstances, be reduced to zero. In those cases, the reduced withholding tax rates can be applied to the distribution or the withholding tax may be dispensed with if an application has been filed with the German tax authorities and if other conditions are fulfilled. Broadly speaking, this applies only to situations where the shareholder is a qualifying corporation not tax resident in Germany, but tax resident in one of the other member states of the European Union.

    Where the shares are part of the business property of a permanent establishment within Germany or a fixed base of the non-resident shareholder maintained in Germany, the shareholder will be taxed on the same basis as a shareholder that is tax resident in Germany holding the shares as business property in a German trade or business, and the shareholder may be able to make use of the tax credits granted to German tax-resident shareholders. Trade tax will be payable under the same circumstances and at the same rate as in the case of a German tax-resident shareholder.

    A corporate income tax rate of 40% applies to a shareholder not tax resident in Germany holding the shares as part of the business property of a permanent establishment which the shareholder maintains in Germany. If the permanent establishment earned no other income and had no expenses, such as interest on loans to finance the shareholding or trade tax, the shareholder would not be entitled to a repayment, other than tax withheld by the company on the dividend.

    Under German law, German corporations are required to withhold tax on dividends in an aggregate amount equal to 26.375% of the gross amount paid to resident and nonresident shareholders, consisting of a 25% withholding tax plus a 1.375% surtax. In the case of a United States holder, the German withholding tax is partially refunded under the Treaty to reduce the withholding tax to 15% of the gross amount of the dividend. In addition, so long as the German imputation system provides German resident individual shareholders with a tax credit for corporate taxes with respect to dividends paid by German corporations, the Treaty provides that U.S. holders are entitled to a further refund equal to 5% of the gross amount of the dividend. The German imputation system will be abolished as from 2002 and consequently this amount will no longer be refundable as from 2002. The withholding tax is reduced to 5% for corporate U.S. holders which hold at least 10% of the voting shares in a German corporation.

    Taxation of capital gains.  An individual shareholder tax resident in Germany who realizes any capital gains upon the disposal of shares is subject to taxes in Germany if the disposal is made within 12 months of the acquisition, regardless of the amount of participation. The exchange of Old PrimaCom shares for New PrimaCom's shares pursuant to the business combination is considered an acquisition of New PrimaCom's shares by the German tax authorities.

    Under German tax law, a capital gain resulting from the disposal of shares in a German corporation is also subject to taxation in Germany, regardless of how long the shares were held, if the shareholder directly or indirectly holds or at any time during a period of five years before the disposal held 10% or more of the nominal share capital of the company.

    In addition, any capital gains resulting from the disposal of shares are subject to taxation in Germany if the shares were held as part of the business property of a permanent establishment or a fixed base maintained in Germany. This applies to German resident corporations, German resident individuals, foreign resident corporations and foreign resident individuals. The same rules apply to non-resident shareholders, unless they qualify for double tax treaty protection. Most double tax treaties with Germany provide that shareholders not resident in Germany who do not maintain a permanent establishment or a fixed base in Germany are not subject to German income or trade tax on these capital gains.

    Tax law changes as from January 1, 2002.  As from January 1, 2002, the tax imputation system will be abolished. The new system shall no longer provide for a tax credit. Instead, a domestic shareholder that is a natural person will pay personal income tax on 50% of any dividends received.

    As a consequence of this change, 50% of any capital gains realized by a domestic shareholder that is a natural person will be tax exempt, provided the shareholder held at least 1% of the shares of the corporation at any time during the last five years or the subject shares were held less than 12 months prior to disposition. The capital gain will be entirely tax exempt in case the shareholder held less than 1% in the corporation and provided the interest was held for more than 12 months prior to disposition. The treatment of capital gains is doubtful if the natural person shareholder held 1% or more but less than 10% interest in the corporation prior to 2002. Capital gains realized from the disposal of shares which belong to the business property of a domestic natural person are always subject to taxation, but are 50% exempt.

    Expenses incurred by domestic natural persons, directly or indirectly, related to dividend income or capital gains will only be deductible at 50%, irrespective of whether they arose in the same year as the income.

    For domestic corporate shareholders, any dividend income from another German corporation and any capital gain from disposal of an interest in another domestic or foreign corporation will be fully tax exempt. Generally, there are no required holding percentages or holding periods required for this exemption.

    Business expenses incurred by a domestic corporate shareholder which are directly related to tax free capital gains from the sale of shares in a corporation or to tax free dividends from a German corporation will no longer be deductible for tax purposes when they arise in the same year as the dividends (and up to the same amount) Also capital losses will no longer be deductible.

    Dividends from foreign corporations will remain 95% tax-exempt. However, all related business expenses will be deductible.

    In 2002, the withholding tax rate for dividends will be reduced to 20%, plus a 5.5% solidarity surcharge thereon. The German refund procedure will not be affected by this change. However, the 5% refund to U.S. holders, which is related to the existence of the German imputation system, will no longer apply as of fiscal year 2002.

    The taxation of dividend income and capital gains of permanent establishments maintained in Germany of foreign resident individuals is as described above.

    Gift and inheritance tax.  Under German law, the transfer of shares will be generally subject to German inheritance and gift tax on a transfer by reason of death or a gift, if:

  •
  the shares were held by the donor or transferor as part of business property for which an establishment is maintained in Germany or for which a permanent representative has been appointed,

  •
  the donor or transferor or the heir, donee or other beneficiary is tax resident in Germany or, with respect to German citizens who are not resident in Germany, if the donor, transferor or beneficiary has not been continuously residing outside of Germany for a period of more than five years, or

  •
  the shareholder holds, alone or together with affiliated persons, directly or indirectly, 10% or more of the corporation's nominal share capital.

    The few German estate tax treaties currently in effect (e.g., the treaty with the United States) generally provide that German gift or inheritance tax may only be imposed in the first two situations.

    Other German taxes.  There are no German transfer, stamp or other similar taxes which would apply on the sale or transfer of shares. Although wealth tax was abolished as of 1997, it is possible that wealth tax will be reintroduced in connection with the tax reform proposals.

    Effective January 1, 2000, if a single shareholder, another person or a company directly or indirectly holds 95% of New PrimaCom's shares, a 3.5% land transfer tax will be levied on the value of all land which New PrimaCom or one of New PrimaCom's subsidiaries owns.

  United States federal income taxation

    The discussion that follows describes the material United States federal income tax consequences to U.S. holders of New PrimaCom's shares or ADSs who, pursuant to the business combination, received these shares or ADSs in exchange for Old PrimaCom shares or ADSs, respectively. This discussion of United States federal income tax matters deals only with holders that hold New PrimaCom's shares or ADSs as capital assets. In addition, this discussion does not address special United States federal income tax situations, such as the tax treatment of holders:

  •
  who are securities dealers, financial institutions, insurance companies, or tax-exempt organizations,

  •
  who are holding shares or ADSs as part of a hedging or larger integrated financial or conversion transaction,

  •
  who are citizens or residents of a possession or territory of the United States,

  •
  who are U.S. holders with a currency other than the U.S. dollar as their functional currency,

  •
  who are holding shares or ADSs pursuant to some types of retirement plans,

  •
  who are holding shares or ADSs pursuant to the exercise of an employee share option or otherwise as compensation, or

  •
  who own, directly or indirectly, 10% or more of New PrimaCom's voting shares. The discussion below also does not address the tax treatment of partnerships or persons who hold shares or ADSs through a partnership or other pass-through entity. Moreover, the discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction.

    This discussion is based upon the federal income tax laws of the United States as in effect on the date of this prospectus/proxy statement, including the United States Internal Revenue Code of 1986, as amended, or the Code, its legislative history, Treasury regulations promulgated thereunder, published rulings, court decisions and the income tax treaty between the United States and Germany, or the Treaty, all of which are subject to change, possibly with retroactive effect. Subsequent developments could have a material effect on this discussion.

    For United States federal income tax purposes, a United States holder of an ADS will be treated as the owner of the shares underlying the ADS.

    Holders of Old PrimaCom shares or ADSs are urged to consult with their tax advisors regarding the tax consequences to them of holding and disposing of New PrimaCom's shares or ADSs acquired in the business combination, including the effects of federal, state, local, foreign and other tax laws.

    Taxation of dividends.  Subject to the discussion below relating to passive foreign investment companies, a United States holder will be required to include in gross income as a dividend when received (or in the case of ADSs, when received by the depositary) the gross amount of any cash or the fair market value of any property distributed by New PrimaCom in respect of its shares to the extent of its current and accumulated earnings and profits as determined under United States federal income tax principles, which may include some earnings and profits accumulated by predecessors (including Old

PrimaCom). Dividends paid in any currency other than U.S. dollars will be translated into U.S. dollars at the spot rate on the date the dividends are received (which for holders of ADSs, is the date the dividends are received by the depositary), regardless of whether the dividends are in fact converted into U.S. dollars on that date.

    Gain or loss, if any, realized on a sale or other disposition of the foreign currency will be ordinary income or loss and will generally be income from sources within the United States for foreign tax credit limitation purposes. If dividends paid in a foreign currency are converted into U.S. dollars on the day the currency is received, U.S. holders generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

    A distribution with respect to New PrimaCom's shares or ADSs in excess of New PrimaCom's current and accumulated earnings and profits, as determined under United States federal income tax principles, will be treated as a tax-free return of basis in the shares to the extent of the United States holder's adjusted basis in the shares, with the balance of the distribution, if any, treated as gain realized by the United States holder from the sale, exchange, or other disposition of the shares.

    Dividends paid by New PrimaCom will not be eligible for the dividends received deduction generally allowed to domestic corporate shareholders.

    The Treaty.  Under German law, German corporations are required to withhold tax on dividends in an aggregate amount equal to 26.375% of the gross amount paid to resident and nonresident shareholders, consisting of a 25% withholding tax plus a 1.375% surtax. In the case of a United States holder, the German withholding tax is partially refunded under the Treaty to reduce the withholding tax to 15% of the gross amount of the dividend. In addition, so long as the German imputation system provides German resident individual shareholders with a tax credit for corporate taxes with respect to dividends paid by German corporations, the Treaty provides that U.S. holders are entitled to a further refund equal to 5% of the gross amount of the dividend. The German imputation system will be abolished as from 2002 and consequently this amount will no longer be refundable as from 2002. For United States federal income tax purposes, the benefit resulting from this refund is treated as a dividend received by the United States holder with respect to German corporate taxes equal to 5.88% of the gross amount of the dividend, subject to a withholding tax of 0.88% of the gross amount of the dividend (15% of 5.88%).

    Thus, for each $100 of gross dividend paid by New PrimaCom to a United States holder in 2001, the holder will initially receive $73.625 ($100 less 26.375% withholding tax). If the United States holder applies for the available refunds under the Treaty (including the additional 5% refund), German withholding tax is effectively reduced to $10 and the cash received per $100 of gross dividend is $90. For United States federal income tax purposes, the United States holder is treated as receiving a total dividend of $105.88, consisting of the $100 gross dividend and the deemed refund of German corporate tax of $5.88. Thus, for each $100 of gross dividend, the United States holder will include $105.88 in gross income and will be entitled to a foreign tax credit of $15.88, subject to the general limitations of United States federal income tax law.

    For U.S. corporate shareholders who hold at least 10% of the shares in a German corporation, the withholding tax rate is reduced to 5% plus a 0.28% surtax.

    German refund procedures.  In order to obtain the 5% tax credit-related refund, the refund of the German withholding tax in excess of 15% (5% for corporate shareholders), and the refund of the 5.5% German surtax, U.S. holders of shares must submit to the German tax authorities directly (1) a claim for refund, (2) the original bank voucher (or certified copy thereof) issued by the paying entity documenting the tax withheld, and (3) an IRS Form 6166. The claim for refund must be filed within four years from the end of the calendar year in which the dividend is received.

    Claims for refund are made on a special German claim for refund form, which must be filed with the German tax authorities: Bundesamt für Finanzen, Friedhofstrasse 1, 53225 Bonn, Germany. The German claim for refund forms may be obtained from the German tax authorities at the same address, or from the Embassy of the Federal Republic of Germany, 4645 Reservoir Road, N.W. Washington D.C. 20007-1998.

    U.S. holders may obtain a Form 6166, which is a certification of the U.S. holders' last filed United States federal income tax return, by filing a request with the office of the Director of the Internal Revenue Service Center at the following address: Internal Revenue Service Center, Philadelphia, Pennsylvania, Foreign Certificate Request, P.O. Box 16347, Philadelphia, PA 19114 - 0447. Requests for certification are to be made in writing and must include the U.S. holder's name, social security number or employer identification number, tax return form number, and tax period for which certification is requested. The Internal Revenue Service will send the certification (IRS Form 6166) directly to U.S. holders. The issued IRS Form 6166 will be valid for a period of three years from the date of the last filed return to which it relates.

    Refunds under the Treaty are not available in respect of shares or ADSs held in connection with a permanent establishment or fixed base in Germany.

    Taxation of disposition of shares or ADSs.  Subject to the discussions below relating to passive foreign investment companies and controlled foreign corporations, any gain or loss realized and recognized by a U.S. holder on the sale or other disposition of one of New PrimaCom's shares or ADSs (including upon New PrimaCom's liquidation or dissolution or as a result of a non-pro rata redemption of shares) will be subject to United States federal income tax, as a capital gain or loss, on an amount equal to the difference between the U.S. holder's adjusted tax basis in the share or ADS and the amount realized on the sale or disposition. A U.S. holder's adjusted tax basis in a share or ADS (as described above) will be reduced (but not below zero) by the amount of any distribution that is treated as a return of basis.

    Any gain or loss recognized upon the sale or other disposition of a share or an ADS will be long-term capital gain or loss if held for more than one year. For non-corporate U.S. holders, the United States income tax rate applicable to net long-term capital gain recognized for a year currently will not exceed 20%. For corporate U.S. holders, a capital gain is currently taxed at the same rate as ordinary income. The deductibility of a capital loss, however, is subject to limitations for both non-corporate and corporate U.S. holders.

    Foreign tax credit considerations.  For United States federal income tax purposes, U.S. holders, upon receipt of a dividend, will be treated as having received the amount of any German tax withheld, which is not refundable (as described above), and as then having paid this tax over to Germany. As a result of this rule, the amount of dividend included in a U.S. holder's gross income may be greater than the amount of cash actually received (or receivable) by the U.S. holder.

    Subject to the limitations and conditions set forth in the Code, U.S. holders may elect to claim a credit against their United States federal income tax liability for German tax withheld from dividends or German tax imposed on capital gains, if any, or, if they do not elect to credit any foreign tax for the taxable year, they may deduct the tax. For purposes of the foreign tax credit limitation, foreign-source income is classified into one of several baskets, and the credit for foreign taxes on income in any basket is limited to United States federal income tax allocable to that income. Dividends or capital gains will generally constitute "passive income" or "financial services income" for purposes of the foreign tax credit limitation. Dividends will generally constitute foreign-source income and currency gains and capital gains will generally constitute United States-source income. Capital loss will generally be allocated against United States-source income. Because capital gains will generally constitute United States-source income, as a result of the United States foreign tax credit limitation, any German or other foreign tax imposed upon capital gains in respect of the shares may not be currently creditable unless a United States holder had other foreign source income for the year in the appropriate foreign tax credit limitation basket.

    Passive foreign investment company rules.  Special United States federal income tax rules apply to holders of equity interests in a corporation classified as a passive foreign investment company, or PFIC, under the Code. New PrimaCom would constitute a PFIC for United States federal income tax purposes if 75% or more of its gross income for a taxable year were to consist of passive income, or 50% or more of its average assets held during a taxable year were to consist of passive assets. New PrimaCom does not anticipate that it has or will have sufficient passive income or assets in any year to constitute a PFIC.

    If New PrimaCom were to constitute a PFIC, a United States holder could be subject to a number of materially adverse United States tax consequences. U.S. holders should consult with their own tax advisors regarding the potential application of PFIC rules to them.

    Controlled Foreign Corporation Status.  A corporation is a controlled foreign corporation, or CFC, if 10% U.S. shareholders in the aggregate own, directly or indirectly (or through complex attribution rules), more than 50% of the voting power or value of the corporation's shares. In general, a 10% U.S. shareholder is any United States holder that owns, directly, indirectly or by attribution, 10% or more of the voting stock of a corporation. If a company is a CFC for an uninterrupted period of 30 days or more during the taxable year, those U.S. holders who are 10% U.S. shareholders on the last day of the year in which it is a CFC will generally be subject to current United States tax on some types of income of the foreign corporation (including dividends, interest, some types of rents and royalties, gain from the sale of property producing the income, and some types of income from sales and services) and, in other circumstances, on earnings of the CFC that are invested in U.S. property. This taxation occurs regardless of whether the CFC actually distributes its income to the 10% U.S. shareholders on a current basis. In addition, gain on the sale of the CFC's shares by a 10% U.S. shareholder (during the period that the corporation is a CFC and thereafter for a five-year period) may be ordinary income in whole or in part.

    New PrimaCom will be a CFC following completion of the proposed business combination. As discussed above, the potentially negative consequences of CFC status will generally apply only to U.S. holders who are 10% U.S. shareholders, as defined. U.S. holders should consult with their own tax advisors regarding the potential application of the CFC rules to them.

    United States backup withholding tax and information reporting.  Payments made by a United States paying agent or other United States intermediary broker in respect of New PrimaCom's shares or ADSs may be subject to information reporting to the IRS and to backup withholding tax. Backup withholding will not apply, however, (1) to a holder who furnishes a correct taxpayer identification number and makes any other required certification, or (2) to a holder who is otherwise exempt from backup withholding (such as a corporation).

    Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or a credit against the holder's United States federal income tax, provided that the holder has complied with applicable reporting obligations.

DESCRIPTION OF CAPITAL SHARES

  Introduction

    Set forth below is a summary of all material terms relating to New PrimaCom and its share capital and of Old PrimaCom and its share capital. The following section also contains a number of provisions of Old PrimaCom's articles of association and New PrimaCom's articles of association in force following completion of the proposed business combination.

    New PrimaCom was incorporated under the name Vivendi Aktiengesellschaft Vermögensverwaltungsgesellschaft under German law in the form of a stock corporation (Aktiengesellschaft—AG) effective with the registration in the commercial register of the local court (Amtsgericht) of Singen under register number HRB 1541 on June 17, 1998.

    New PrimaCom's registered office was Gottmadingen. New PrimaCom's registered seat was changed to Mainz on July 2, 2001. On July 24, 2001, New PrimaCom changed its name to PCOM AG. New PrimaCom's registration number in the commercial register of the local court (Amtsgericht) of Mainz is HRB 7677.

    New PrimaCom's original purpose was the administration, increase and realization of its own property. On July 20, 2001, New PrimaCom's purpose was changed to the holding of shares in corporations and partnerships which, directly or indirectly, render services in the field of cable television, Internet and telecommunication services, as well as the acquisition of assets and shares in these companies, provided that New PrimaCom may not conduct activities falling under the German act regulating banking and credit businesses (Kreditwesengesetz).

    New PrimaCom's founder was ALLCONSULT GmbH. ALLCONSULT transferred New PrimaCom's shares to AuditJurTax Steuerberatungsgesellschaft mbH effective March 27, 2001. The shares were subsequently transferred to United Pan-Europe by a share sale agreement dated March 21, 2001 and transfer agreement dated March 28, 2001.

  Development of share capital

    Development of New PrimaCom's share capital.  On incorporation, New PrimaCom's issued share capital amounted to DM100,000 (E51,129) divided into 20,000 bearer shares with DM5.00 (approximately E2.56) par value.

    The shareholders' meeting of New PrimaCom on July 20, 2001 voted on the conversion of the 20,000 par value bearer shares into 51,129 non par value bearer shares and to convert the amount of the share capital into E51,129, thereby reducing the share capital by E0.19. Prior to the Old PrimaCom annual shareholders' meeting, the shareholder's meeting of New PrimaCom will vote on an increase of New PrimaCom's share capital by E11,048,871 from E51,129 to E11,100,000 by issuing 11,048,871 non par value bearer shares with a current theoretical par value of E1.00 against contribution in kind of all shares in EWT.

    The shareholders' meeting of New PrimaCom will also vote on whether to increase New PrimaCom's share capital by E19,786,052 from E11,100,000 to E30,886,052 by issuing 19,786,052 non par value bearer shares with a current theoretical par value of E1.00 to carry out the business combination.

    If the business combination is approved, New PrimaCom expects that 30,886,052 of its non-par value bearer shares with a current theoretical par value of E1.00 will begin trading on the Neuer Markt, a trading segment of the Frankfurt Stock Exchange. Trading would follow registration of the merger with the commercial registers of the relevant local German courts, which is expected to commence on or about October 8, 2001, unless that registration is delayed for reasons described in this prospectus/proxy statement.

    The shares will be traded under the trading symbol PCAG.

    Development of Old PrimaCom's share capital.  Old PrimaCom was formed by the merger of Süweda Elektronische Medien- und Kabelkommunikations AG into KabelMedia Holding AG effective December 30, 1998.

    Süweda was incorporated on September 21, 1983, with a capital stock of E102,000. As at December 31, 1994, the capital stock of Süweda totalled E5,113,000. By resolution of the shareholders' meeting on September 28, 1998, the capital stock was raised by E1,745,000 to E6,858,000 by the issuance of bearer shares based on a contribution in kind by AGFB.

    The predecessor of KabelMedia Holding AG was founded on December 28, 1994, under the name KabelMedia Beteiligungs GmbH with an ordinary capital of E26,000. On June 26, 1996, it increased its ordinary capital by E12,000 from E26,000 to E38,000. On June 27, 1996, it merged with Kabelvision Beteiligungs GmbH and the name of the company was changed to KabelMedia Holding GmbH. On July 15, 1996, KabelMedia Holding GmbH executed a capital increase for cash, raising its ordinary capital by E64,000 from E38,000 to E102,000. Effective July 24, 1996, KabelMedia Holding GmbH increased the ordinary capital with its own funds by E5,011,000 from E102,000 to E5,113,000. Effective on September 16, 1998, KabelMedia Holding GmbH was transformed into a joint stock corporation under the name KabelMedia Holding AG. Effective December 16, 1998, KabelMedia converted a portion of its contributed capital reserves to registered capital, thereby increasing its registered capital by E13,851,000 from E5,113,000 to E18,964,000 without raising any new capital.

    In connection with the merger with Süweda, KabelMedia's capital stock was increased by E21,385,000 to E40,349,000. The amount of the capital increase was governed by the need to issue shares to Süweda's shareholders according to the exchange ratio specified in the merger agreement. As part of the merger with Süweda, KabelMedia changed its name to PrimaCom AG. The capital increase and the name change were registered in the commercial register and became effective on December 16, 1998.

    Effective February 19, 1999, Old PrimaCom's capital stock was increased by E10,087,000 from E40,349,000 to E50,435,000 by issuing 3,945,710 ordinary bearer shares. The shares were issued in connection with the admission of the entire share capital of Old PrimaCom on the Frankfurt Stock Exchange, with trading on the Neuer Markt. At the same time, Old PrimaCom's ADSs were listed on the Nasdaq National Market.

    Based on its authorization to issue new shares out of authorized capital, Old PrimaCom's management board, with the approval of the supervisory board, increased Old PrimaCom's share capital by E179,000, from E50,435,000 to E50,614,000 against the contribution in kind of a share in the nominal amount of E6,000 in Televis Grimma GmbH. The capital increase became effective on February 13, 2001.

    Since February 13, 2001, the date of the last entry in Old PrimaCom's commercial registers, Old PrimaCom has had an issued share capital of E50,614,194, divided into 19,798,552 non-par value bearer shares with a current theoretical par value of E2.56 per share.

    Old PrimaCom's share capital, including its authorized and contingent capital, would be extinguished in connection with the merger of Old PrimaCom with and into New PrimaCom.

  Authorized capital

    New PrimaCom's authorized capital.  New PrimaCom's shareholders' meeting to be held prior to the Old PrimaCom annual shareholders' meeting will vote to amend New PrimaCom's articles of association to authorize the management board to increase New PrimaCom's share capital, with the approval of the supervisory board, by up to E15,443,026 by issuing new shares for one or more contributions in kind or of cash before December 31, 2003. The management board is authorized to exclude preemptive subscription rights of existing shareholders with respect to cash payments to eliminate fractional interests. In addition, the management board is authorized, with the approval of the supervisory board, to exclude preemptive subscription rights of the existing shareholders (1) for up to E3,088,605 of New PrimaCom's authorized capital in the case of a cash contribution, provided that the shares are issued at an issue price which is not significantly lower than the stock exchange price of the shares, and (2) for up to E7,721,513 of New PrimaCom's authorized capital for the purpose of issuing shares for non-cash consideration in connection with acquisitions.

    Old PrimaCom's authorized capital.  On February 17, 1999, the shareholders' meeting authorized the management board to increase Old PrimaCom's share capital, with the approval of the supervisory board, by a maximum amount expressed in the Deutsche Mark, which was converted by the shareholders' meeting of July 3, 2000 to E23,852,000, by issuing new shares for contributions in kind or of cash before December 31, 2003. The approval of the supervisory board requires at least 75% of the votes cast. The management board is authorized to exclude subscription rights of the shareholders with respect to cash payments to eliminate fractional interests. In addition, this resolution authorizes the management board, with the approval of the supervisory board, to exclude subscription rights of the shareholders (1) for up to E5,011,000 of Old PrimaCom's authorized capital in the case of a cash contribution, provided that the shares are issued at an issue price which is not significantly lower than the stock exchange price of the shares, and (2) for up to E11,836,000 of Old PrimaCom's authorized capital for the purpose of issuing shares for non-cash consideration in connection with acquisitions.

  Contingent capital

    New PrimaCom's contingent capital.  New PrimaCom's shareholders' meeting to be held prior to the Old PrimaCom annual shareholders' meeting will vote to amend New PrimaCom's articles of association to increase its share capital contingently by up to E11,100,100, divided into 11,100,000 non-par value bearer shares, which New PrimaCom refers to as the first class of contingent capital. In general, contingent capital is a reserve out of which new shares may be issued upon the exercise of conversion or exchange rights that are attached to bonds, warrants or share options. This first class of contingent capital relates to the issuance of shares to holders of share options which may be granted to New PrimaCom's employees and executives and those of New PrimaCom's affiliated companies. The new shares will each participate in New PrimaCom's profits from the beginning of the fiscal year during which they are created through exercise of the option right. The capital increase may only be executed to the extent the option holders exercise their rights.

    New PrimaCom's shareholders' meeting will also vote on a second class of contingent capital. This will contingently increase New PrimaCom's share capital by up to E987,189, divided into 987,189 non-par value bearer shares. The second class of contingent capital will consist of shares to be issued upon conversion of the "equivalent" option rights New PrimaCom will grant to participants in Old PrimaCom's option plans, which will initially be attached to an exchangeable bond. The exchangeable bond will be issued to a third party with the obligation to separate the option rights from the bond and transfer the rights to participants in Old PrimaCom's share option plans. See "Management—Share option plan—Issuance of option rights to Old PrimaCom option holders." The new shares will be entitled to participate in New PrimaCom's profits from the beginning of the fiscal year during which they are created through exercise of the option right. The capital increase will only be effected to the extent that holders of option rights exercise their option rights following completion of the proposed business combination.

    The shareholders' meeting of New PrimaCom to be held prior to the Old PrimaCom annual shareholders' meeting will also vote on a third class of contingent capital. The share capital will be contingently increased by up to E3,462,871, divided into 3,462,871 non-par value bearer shares. This contingent increase of capital will only be effected to the extent that warrants, options or other rights that are attached to bonds or notes or convertible bonds or notes, issued by New PrimaCom or its wholly owned subsidiaries prior to July 31, 2006, are exercised or converted. The issuance of warrants, options or other similar rights or convertible bonds requires the approval of the supervisory board with a majority of at least 75% of the votes of the supervisory board. The new shares shall each participate in New PrimaCom's profits from the beginning of the fiscal year during which they are issued upon exercise or conversion of the other instrument.

    Old PrimaCom's contingent capital.  The shareholders' meeting of Old PrimaCom resolved on February 17, 1999 and July 3, 2000 to increase the share capital of Old PrimaCom, subject to a contingency, by up to E3,835,000 by issuing up to 1,500,000 shares. The exclusive purpose of this contingent capital is for Old PrimaCom to grant option rights to the employees and managers of Old PrimaCom and its subsidiaries. The contingent capital may only be issued to the extent the entitled option holders exercise their rights.

  Further capital increases

    New PrimaCom's share capital and the share capital of Old PrimaCom may be increased further, other than by contingent or authorized capital, through one or more cash contributions or contributions in kind by a resolution of a shareholders' meeting. The resolution must be adopted by a majority vote, provided that if pre-emptive rights are excluded, adoption by a super-majority of not less than three-quarters of the share capital represented at the passing of the resolution and a majority of the votes cast is required.

    The shareholders' meeting of New PrimaCom can also resolve to create authorized capital. For a period of up to five years, New PrimaCom's management board, with the prior approval of New PrimaCom's supervisory board, can issue new shares without having to convene a shareholders' meeting. However, New PrimaCom's management board's actions are strictly limited to the authorization specifically granted by its shareholders' meeting. Only a limited number of new shares can be issued using this authorized capital, as the par value of the authorized capital may not exceed 50% of New PrimaCom's total share capital as of the date of authorization. The creation of authorized capital is intended to grant New PrimaCom's management board flexibility to issue new shares quickly.

    The shareholders' meeting of New PrimaCom can also resolve to create contingent capital, which is a reserve out of which new shares may be issued upon the exercise of conversion rights that are attached to convertible bonds, warrants or share options. The shareholders' resolution to create contingent capital must specify in detail and in advance who, when and against what contribution the beneficiary will be entitled to subscribe to the new shares so that, for example, the resolution must contain the basic details of New PrimaCom's share option plan. If New PrimaCom or Old PrimaCom decides to issue options to members of New PrimaCom's management board and to employees, the par value of the overall continent capital must not exceed 10% of share capital at the date of the adoption of the resolution.

  Subscription rights

    Pursuant to the German Stock Corporation Law (Aktiengesetz), each shareholder has a statutory preferential right to subscribe for any issue of new shares, including when securities are converted into shares or issued with warrants, with profit-sharing certificates and with dividend rights. The German Stock Corporation Law (Aktiengesetz) provides that preemptive rights may be excluded only by a shareholders' resolution passed at the same time as the resolution authorizing the capital increase. A majority of at least 75% of the share capital represented at the meeting is required for the exclusion.

    The exclusion of preemptive rights must be objectively justified in a written report by the management board to the shareholders' meeting stating the grounds for the proposed exclusion. In particular, the exclusion of preemptive rights is permitted if a capital increase against contribution in cash does not exceed 10% of the share capital and the issue price is not materially below the stock exchange price. Preemptive rights are freely transferable and may be traded on German stock exchanges for a specified time until two days before the end of the subscription period.

    New PrimaCom's shareholders' meeting can authorize the management board to issue new shares using authorized capital, but the authorization will apply for a limited time period and to a limited number of shares. With prior approval of the supervisory board, the management board can then exclude the pre-emptive of existing shareholders (1) for up to E3,088,605 of New PrimaCom's authorized capital in the case of a cash contribution, provided that the shares are issued at an issue price which is not significantly lower than the stock exchange price of the shares, and (2) for up to E7,721,513 of New PrimaCom's authorized capital for the purpose of issuing shares for non-cash consideration in connection with acquisitions.

  Form and transfer of shares

    New PrimaCom's shares and those of Old PrimaCom are represented by one or more global certificates deposited with Clearstream in Frankfurt am Main. Both New PrimaCom's articles of association and the articles of association of Old PrimaCom exclude the shareholders' right to have shares certificated. Transfer of ownership of New PrimaCom's shares and Old PrimaCom's shares is effected in book-entry form according to Clearstream's terms and conditions.

  Voting rights and shareholders' meetings

    Each of New PrimaCom's shares entitles its bearer to cast one vote at shareholders' meetings of New PrimaCom and each share of Old PrimaCom entitles its bearer to cast one vote at Old PrimaCom's shareholders' meetings.

    German Stock Corporation Law (Aktiengesetz) provides for the adoption of resolutions at a shareholders' meeting by a majority of the votes cast unless a larger majority is mandated by German law. German Stock Corporation Law (Aktiengesetz) also requires that a number of material resolutions be adopted by both a majority of the votes cast and by at least 75% of the issued share capital represented at the vote taken. These material resolutions include some types of capital increases (contingent capital and authorized capital), exclusion of preemptive rights, capital decreases, dissolution of the company, merges the company with another stock corporation, a de-merger or spin-off, the transfer of all or virtually all assets, agreements with other companies relating to direct control and profit-transfer or pooling arrangements and change of corporate form.

    New PrimaCom's articles of association and those of Old PrimaCom allow a shareholders' meeting to be convened by the management board. The annual shareholders' meeting must take place within the first eight months of the fiscal year and the meeting is to be convened by the management board once it has received the supervisory board's report regarding examination of the annual financial statements. A general meeting may also be called by shareholders holding in the aggregate at least 5% of the share capital or shares representing at least E500,000 of the stated capital.

    The right to attend and vote at a shareholders' meeting is accorded only to those shareholders who deposit their shares with the company's registrar, a German public notary, a depository bank which is authorized to accept shares or any other depository indicated in the invitation to the shareholders' meeting. The deposit must be no later than the fourth bank working day preceding the date of the shareholders' meeting and the shares must remain on deposit until the end of the shareholders' meeting. If the shares are deposited with a German public notary or depository bank, the certificate of deposit has to be handed in to the company no later than one day after the depositing period. A deposit is also effected if the shares are blocked by a credit institution with the consent and for the benefit of the depositary until the end of the shareholders' meeting.

    New PrimaCom's shareholders and those of Old PrimaCom can authorize a proxy to represent them at a shareholders' meeting. In Germany non-institutional shareholders often deposit their shares with a depository bank. This bank can exercise the voting rights vested in the deposited shares only with the authority of the shareholder. Proxies are freely revocable. The bank has to clearly point out to the shareholder each year that the proxy is revocable any time. If a shareholder appointing a proxy does not provide the bank with any instructions concerning the exercise of voting rights, the bank exercises the deposited shares' voting rights according to its own proposals as notified to the shareholders prior to the shareholders' meeting.

  Dividends and rights on dissolution

    Each of New PrimaCom's shares and each share of Old PrimaCom issued upon incorporation carries full dividend rights from the date of New PrimaCom's or Old PrimaCom's date of incorporation. Shares which are expected to come into existence as a result of the capital increases resolved at the Old PrimaCom annual shareholders' meeting will carry full dividend rights as of January 1, 2001. The shareholders' profit-sharing rights are governed by the ratio of the share capital to the calculated notional value of their shareholdings.

    German Stock Corporation Law provides that dividends can be paid only from a company's disposable profit as approved in the annual financial statements. The company's shareholders' meeting resolves the appropriation of distributable profits, and the annual financial statement, as approved, are binding on the shareholders' resolution. The annual financial statements are prepared by the management board and examined by the supervisory board. According to New PrimaCom's articles of association and the articles of association of Old PrimaCom, the management board and supervisory board are entitled to transfer to other profit reserves part or all of the net profit remaining after deducting amounts required to be transferred to the legal reserve and any loss carried forward. However, net profits may only be transferred to profit reserves to the extent that the profit reserves do not exceed, or upon the transfer would not exceed, half of the issued share capital.

    Authorized dividends are to be paid out on the first stock exchange trading day following the shareholders' meeting authorizing the dividend, unless otherwise determined by the shareholders' meeting. If shareholders hold individually certificated shares, then dividends are paid by agents appointed by New PrimaCom on presentation of a dividend coupon. Details of the dividend payment are published in the Federal Gazette (Bundesanzeiger). If the shares are held in safe custody by a clearing system, the dividends are paid according to the rules of the clearing system concerned. Shareholders whose shares are held through Clearstream obtain their dividends by way of credits to their securities accounts.

    To date New PrimaCom has not and Old PrimaCom has not paid any dividends and neither New PrimaCom nor Old PrimaCom has plans to do so in the foreseeable future.

    In the event of New PrimaCom's or Old PrimaCom's dissolution, German Stock Corporation Law requires that the assets remaining after fulfillment of all liabilities shall be distributed among New PrimaCom's or their shareholders in proportion to the calculated notional value of New PrimaCom's or their shareholdings.

  Valuation proceeding right

    A valuation proceeding is available to New PrimaCom's shareholders and Old PrimaCom's shareholders, including holders of ordinary shares represented by ADSs, under the German Stock Corporation Law (Aktiengesetz) and the German Transformation Act (Umwandlungsgesetz) to determine the adequacy of the consideration to be paid in a number of corporate transactions. These transactions include (1) a merger, (2) a control and profit transfer agreement between a controlling shareholder and its dependent company, and (3) the forced withdrawal of minority shareholders from a corporation upon the corporation's integration with its parent corporation holding shares representing at least 95% of the nominal capital of the corporation to be integrated. However, in each case the shareholder bringing a valuation proceeding must comply with the procedural requirements specified in the respective statutory provisions. More information about the valuation proceeding as it applies to New PrimaCom's merger with Old PrimaCom is provided in "Voting, Proxies and Shareholders Rights—Dissenters' rights or comparable German shareholders rights" and "—Right to contest shareholder resolutions."

  Right to contest shareholder resolutions

    Pursuant to the German Stock Corporation Law (Aktiengesetz), shareholders can contest shareholders resolutions, alleging (1) these resolutions are considered null and void by law, (2) the resolutions violate law or the articles of association or (3) a shareholder has attempted to attain special benefits for the shareholder or another person to the detriment of the company or other shareholders and that the resolution is apt to serve this purpose. More information concerning the potential exercise of this right in connection with New PrimaCom's merger with Old PrimaCom is provided in "Voting, Proxies and Shareholders' Rights—Dissenters' rights or comparable German shareholders rights."

  Disclosure requirement

    The German Stock Corporation Act obligates each enterprise to notify an issuer of shares without delay if the total number of shares it holds exceeds or falls below 25% of the share capital or if it acquires or relinquishes a majority holding in New PrimaCom. Before notification is given no rights can be derived from the shares. The Securities Trading Act (Wertpapierhandelsgesetz) obligates each shareholder of a listed company whose shareholding reaches, exceeds or falls below the 5%, 10%, 25%, 50% or 75% voting rights threshold to notify the company and the Federal Supervisory Authority for Securities Trading (Bundesaufsichtsamt für den Wertpapierhandel) in writing at the latest within seven calendar days of the threshold being reached or exceeded, also stating the amount of the shares held. No rights can be derived from the shares concerned until the disclosure requirement has been satisfied. A listed company is a company with registered seat in the Federal Republic of Germany whose shares are admitted to the official trading (amtlicher Handel) on a securities exchange in a member state of the European Union or in a state that is party to the Convention on the European Economic Area. Under present law, this does not include the Regulated Market (Geregelter Markt) and its Neuer Markt segment. To companies listed in these segments only the notification requirement of the German Stock Corporation Act as described above applies. New PrimaCom anticipates that, from January 2002, the notification requirements of the Securities Trading Act will apply not only to companies whose shares are admitted to the official trading (amtlicher Handel) but also to companies listed in the Regulated Market (Geregelter Markt) and Neuer Markt segment as well.

  Acquisition of own shares

    New PrimaCom and Old PrimaCom are allowed to acquire their own shares only with the approval of shareholders. This approval cannot be granted for a period exceeding 18 months and the total number of shares acquired may not exceed 10% of stated share capital. Shares re-acquired by New PrimaCom can be sold on the stock exchange or in a way that treats all shareholders equally, and the shareholders must consent to any sale of shares other than on the stock exchange. Neither New PrimaCom's shareholders nor Old PrimaCom's shareholders have granted approval to date. Without this approval the acquisition of New PrimaCom's or Old PrimaCom's shares is allowed only upon compliance with the strict conditions imposed by the German Stock Corporation Act. New PrimaCom does not hold any of its own shares at present. Old PrimaCom holds 12,500 of its own shares at present, which will be cancelled when it is merged with New PrimaCom.

  Measures to prevent a takeover attempt

    Subject to the German Stock Corporation Law (Aktiengesetz) and New PrimaCom's articles of association, New PrimaCom can take certain measures in order to prevent or delay a takeover. New PrimaCom can issue new shares out of authorized capital without having to convene a shareholders' meeting and can, upon approval by New PrimaCom's shareholders, change its articles of association and restrict the transfer of shares and make it more difficult to nominate new members to New PrimaCom's management or supervisory boards. New PrimaCom could also issue preferential shares, although differing voting rights for different classes of shares are prohibited by German law.

    New PrimaCom and Old PrimaCom will, however, be subject to the German Takeover Code. This Code requires the management board to act in a neutral way during a takeover bid and to refrain from any act that prevents the shareholders from accepting an offer in connection with a takeover bid.

    A new German Takeover Act is expected to come into force in 2002. Under this new Act, New PrimaCom's management board would not be obligated to act in a neutral way toward an attempted takeover. In addition, the new Act would allow New PrimaCom's shareholders to authorize the management board, for a period of 18 months, to take measures, specified in the German Stock Corporation Act (Aktiengesetz), in order to discourage hostile takeovers.

  Notices, Paying Agents and Depository

    Notices pertaining to New PrimaCom's shares must be published in the Federal Gazette (Bundesanzeiger) and in at least one domestic daily newspaper with supra-regional distribution.

    New PrimaCom will maintain a paying and deposit agent in Germany for as long as New PrimaCom's shares are listed on the Neuer Markt. Dresdner Bank AG, Frankfurt am Main has been appointed as exchange agent.

  Auditors

    New PrimaCom's Auditors.  New PrimaCom's auditors are Arthur Andersen, Wirtschaftsprüfergesellschaft Steuerberatungsgesellschaft mbH, Arnulfstrasse 126, 80636 Munich, Germany. The auditors have audited New PrimaCom's financial statements for the years ended December 31, 2000 and 1999 and the related statements of operations, shareholders' equity and cash flow for the years ended December 31, 2000, 1999 and for the period from inception to December 31, 1998, which have been prepared according to U.S. GAAP, and the auditors have provided an unqualified opinion.

    Old PrimaCom's Auditors.  Old PrimaCom's auditors are Ernst & Young Deutsche Allgemeine Treuhand AG, Eschersheimer Landstrasse 14, 60322 Frankfurt am Main, Germany. Old PrimaCom's auditors have audited Old PrimaCom's financial statements for the years 1998, 1999 and 2000, and the related consolidated statements of operations, equity and cash flows in accordance with U.S. GAAP and have provided an unqualified opinion.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF NEW PRIMACOM AND THE SHAREHOLDERS OF OLD PRIMACOM

    If the business combination is consummated, the shareholders of Old PrimaCom will become shareholders of New PrimaCom. New PrimaCom is incorporated under German law, and the rights of its shareholders will be governed by German law. Because Old PrimaCom is also incorporated under German law, any differences in the rights of shareholders of Old PrimaCom and New PrimaCom's shareholders will result from differences between the articles of association of Old PrimaCom and New PrimaCom's articles of association.

    The following is a brief summary of the material differences between the rights of Old PrimaCom's shareholders and the rights of New PrimaCom's shareholders.

  Exclusion of preemptive rights

    New PrimaCom's articles of association provide for three classes of contingent capital, whereas the articles of association of Old PrimaCom provide for only one class of contingent capital. Like Old PrimaCom, New PrimaCom's first class of contingent capital is for the issuance of shares upon exercise of options under New PrimaCom's share option plans. New PrimaCom has a second class of contingent capital relating to shares to be issued upon conversion of "equivalent" option rights that it intends to issue to participants in Old PrimaCom's share option plans. See "—Share option plan" above. New PrimaCom's third class of contingent capital would be available for New PrimaCom to issue shares to holders of warrants or rights that are attached to bonds or notes. With respect to New PrimaCom's second and third classes of contingent capital, existing shareholders will, in general, have preemptive rights, unless those rights are excluded by the management board in accordance with the provisions of the German Stock Corporation Law and a resolution of New PrimaCom's shareholders' meeting.

  Terms of tenure of supervisory board members

    New PrimaCom's articles of association do not differentiate between various classes of supervisory board members. The terms of tenure of Old PrimaCom's supervisory board members depend on classes. Two members of Old PrimaCom's supervisory board (C members) have a term of four years, five members (B members) have a term of three years and two members (A members) have a term of two years, these years being full fiscal years. The terms of office terminate with the end of the shareholders' meeting that resolved on the discharge of the individual supervisory board member for the relevant year applicable to the individual supervisory board member. New PrimaCom's supervisory board members have a uniform term of office which ends at the shareholders' meeting to approve a resolution discharging the members of the supervisory board, occurring on the second fiscal year after the members' commencement of their term of office.

    According to the articles of association of Old PrimaCom, each supervisory board member and each substitute can resign from his office on two weeks' notice. New PrimaCom's articles of association provide for a notice period of one month, provided that members may resign without notice in some extraordinary circumstances.

  Deputy chairman

    Old PrimaCom's supervisory board appoints two deputy chairmen, and New PrimaCom will appoint only one deputy chairman.

  Calling a supervisory board meeting, passing resolutions

    The provisions on calling of a supervisory board meeting and the passing of resolutions of the supervisory board differ between the articles of association of Old PrimaCom and New PrimaCom's articles of association in three principal respects.

    The first difference is that New PrimaCom's supervisory board can take a decision if at least five members are present, whereas Old PrimaCom's articles of association provide that at least six members must be present to pass a resolution.

    Second, articles of association of both companies provide that supervisory board decisions will be taken on the basis of a simple majority of votes cast. In case of a tie vote of the supervisory board, the vote of the chairman, or, if the chairman does not participate in the resolution, the vote of the deputy chairman shall be the deciding vote. Old PrimaCom's articles of association do not contain a similar provision, but provide that if a member of the supervisory board abstains from voting, then the resolution will pass unless a member of the board dissents.

    The third difference relates to written resolutions. Old PrimaCom's articles of association provide for detailed procedures in relation to decisions taken by written resolution. New PrimaCom's articles of association contain a short clause to the effect that written resolutions are only permitted if no member of the supervisory board objects to this procedure within a reasonable time.

  Subcommittees

    New PrimaCom's supervisory board may only form subcommittees with a majority of at least 75% of the votes cast, whereas only a simple majority is necessary to form subcommittees under the articles of association of Old PrimaCom.

    All other differences between the articles of Old PrimaCom and New PrimaCom's articles of association are procedural in nature and should not give rise to significant differences in the rights of shareholders of the two companies.

DESCRIPTION OF NEW PRIMACOM'S AMERICAN DEPOSITARY SHARES AND AMERICAN DEPOSITARY RECEIPTS

    The following describes the material information relating to New PrimaCom's American depositary receipts.

  American depositary receipts

    Under the deposit agreement dated as of February 21, 1999, The Bank of New York has issued ADSs evidenced by American depositary receipts, or ADRs, which represent shares of Old PrimaCom. If the business combination is approved, these ADSs will remain outstanding and each will represent one-half of one of New PrimaCom's shares. New PrimaCom will deposit its shares or the right to receive shares with Dresdner Bank AG, The Bank of New York's custodian in Germany. The ADSs will also represent other securities, cash or other property deposited with The Bank of New York but not distributed to ADR holders. The Bank of New York's office is located in 101 Barclay Street, New York, NY 10286.

    You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder. This description assumes you hold your ADRs directly. If you hold the ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

    Because The Bank of New York will actually be the legal owner of the shares, you must rely on it to exercise the rights of a shareholder. The obligations of The Bank of New York are set out in an agreement among New PrimaCom, The Bank of New York and you, as an ADR holder. The agreement and the ADRs are governed by New York law.

    The following summary contains all of the material information about the agreement. If you wish to read the entire agreement and the form of ADR, directions on how to obtain copies of these are provided in the section of this prospectus/proxy statement entitled "Additional Information."

  Share dividends and other distributions

    The Bank of New York has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADRs represent.

    Cash.  The Bank of New York will convert any cash dividend or other cash distribution New PrimaCom pays on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from the German government is needed and cannot be obtained, the agreement allows The Bank of New York to distribute the DM/euro only to those ADR holders to whom it is possible to do so. It will hold the DM/euro it cannot convert for the account of the ADR holders who have not been paid. It will not invest the DM/euro and it will not be liable for the interest.

    Before making a distribution, The Bank of New York will deduct any withholding taxes that must be paid under German Law. See "Taxation—German Taxation—Taxation of Dividends." It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when Bank of New York cannot convert the German currency, you may lose some or all of the value of the distribution.

    Shares.  The Bank of New York may distribute new ADRs representing any shares New PrimaCom may distribute as a dividend or free distribution, if New PrimaCom furnishes it promptly with satisfactory evidence that it is legal to do so. The Bank of New York will only distribute whole

ADRs. It will sell shares, which would require it to use a fractional ADR and distribute the net proceeds in the same way as it does with cash. If The Bank of New York does not distribute additional ADRs, each ADR will also represent the new shares.

    Rights to receive additional shares.  If New PrimaCom offers holders of its shares any rights to subscribe for additional shares or any other rights, The Bank of New York may make these rights available to you. New PrimaCom must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If New PrimaCom does not furnish this evidence and/or give these instructions, and The Bank of New York decides it is practical to sell the rights, The Bank of New York will sell the rights and distribute the proceeds, in the same way as it does with cash. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

    If The Bank or New York makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and deliver ADRs, to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

    U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADRs issued after exercise of rights. For example, you may not be able to trade the ADRs freely in the United States. In this case, The Bank of New York may issue the ADRs under a separate restricted deposit agreement which will contain the same provisions as the agreement, except for the changes needed to put the restrictions in place.

    Other distributions.  The Bank of New York will send to you anything else New PrimaCom distributes on deposited securities by any means it thinks its legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York has a choice. It may decide to sell what New PrimaCom distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what New PrimaCom distributed, in which case the ADRs will also represent the newly distributed property.

    The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holder. New PrimaCom has no obligation to register ADRs, shares, rights or other securities under the Securities Act. New PrimaCom also has no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distribution New PrimaCom makes on its shares or any value for them if it is illegal or impractical for New PrimaCom to make them available to you.

  Deposit, withdrawal and cancellation

    The Bank of New York will deliver ADRs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees. The Bank of New York will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its office to the persons you request.

    You may turn in your ADRs at The Bank or New York's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver (1) the underlying shares to an account designated by you and (2) any other deposited securities underlying the ADR at the office of the custodian. Or, at your request, risk and expenses, The Bank of New York will deliver the deposited securities at its office.

  Voting rights

    You may instruct The Bank of New York to vote the shares underlying your ADRs but only if New PrimaCom asks The Bank of New York to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

    If New PrimaCom asks for your instructions, The Bank of New York will notify you of the upcoming vote and arrange to deliver New PrimaCom's voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you, on a certain date, may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADRs as you direct. For instructions to be valid, The Bank of New York must receive them on or before the date specified. The Bank of New York will try, as far as practical, subject to German law and the provisions of New PrimaCom's articles of association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The Bank of New York will only vote or attempt to vote as you instruct.

    New PrimaCom cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your rights to vote and there may be nothing you can do if your shares are not voted as your requested.

  Fees and Expenses

ADR holders must pay:	For:
$5.00 (or less) per 100 ADRs	•	Each issuance of an ADR, including as a result of a distribution of shares or rights or other property
	•	Each cancellation of an ADR, including if the agreement terminates
$.02 (or less) per ADR	•	Any cash payment
Registration or transfer fees	•	Transfer and registration of shares on the share register of the Foreign Registrar from your name to the name of The Bank of New York or its agent when you deposit or withdraw shares
Expenses of The Bank of New York	•	Conversion of DM/euro to U.S. dollars
	•	Cable, telex and facsimile transmission expenses
Taxes and other governmental charges	•	As necessary
The Bank of New York or the custodian have to pay on any ADR or shares underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes

  Payment of taxes

    The Bank of New York may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If The Bank of New York sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

  Reclassification, recapitalizations and mergers

If New PrimaCom		Then:
• • • •

Change the nominal or par value of New PrimaCom's shares

Reclassify, split up or consolidate any of the deposited securities

Distribute securities on the shares that are not distributed to you

Recapitalize, reorganize, merge, liquidate, sell all or substantially all of New PrimaCom's assets, or takes any similar action

The cash, shares or other securities received by The Bank of New York will become deposited securities. Each ADR will automatically represent its equal share of the new deposited securities. The Bank of New York may, and will if New PrimaCom asks it to, distribute some or all of the cash, shares or other securities it received. It may also issue new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

  Amendment and termination

    New PrimaCom may agree with The Bank of New York to amend the agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or some types of expenses of The Bank of New York, or prejudices an important right of ADR holders, it will only become effective 30 days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the agreement is amended.

    The Bank of New York will terminate the agreement if New PrimaCom asks it to do so. The Bank of New York may also terminate the agreement if The Bank of New York has told New PrimaCom that it would like to resign and New PrimaCom has not appointed a new depositary bank within 45 days. In both cases, The Bank of New York must notify you at least 30 days before termination.

    After termination, The Bank of New York and its agents will be required to do only the following under the agreement: (1) advise you that the agreement is terminated, and (2) collect distributions on the deposited securities and deliver shares and other deposited securities upon cancellation of ADRs. One year after termination, The Bank of New York will, if practical, sell any remaining deposited securities by public or private sale. After that, The Bank of New York will hold the proceeds of the sale, as well as any other cash it is holding under the agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and will have no liability for interest. The Bank of New York's only obligations will be to account for the proceeds of the sale and other cash. After termination New PrimaCom's only obligations will be with respect to indemnification and to pay certain amounts to The Bank of New York.

  Limitations on obligations and liability to ADR holders

    The agreement expressly limits New PrimaCom's obligations and the obligations of The Bank of New York, and it limits New PrimaCom's liability and the liability of The Bank of New York. New PrimaCom and The Bank of New York,

  •
  are only obligated to take the actions specifically set forth in the agreement without negligence or bad faith,

  •
  are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the agreement,

  •
  are not liable if either exercises discretion permitted under the agreement,

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the agreement on your behalf or on behalf of any other party, and

  •
  may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

    In the agreement, New PrimaCom and The Bank of New York agree to indemnify each other under some circumstances.

  Requirements for depositary actions

    Before The Bank of New York will deliver or register transfer of an ADR, make a distribution on an ADR, or withdrawal of shares, The Bank of New York may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged third parties for the transfer of any shares or other deposited securities,

  •
  production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary, and

  •
  compliance with regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

    The Bank of New York may refuse to deliver, transfer, or register transfer of ADRs generally when New PrimaCom's books or the books of The Bank of New York are closed or at any time if The Bank of New York or the depositary thinks it advisable to do so.

    You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

  •
  when temporary delays arise because: (1) New PrimaCom or The Bank of New York has closed its transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (3) New PrimaCom is paying a dividend on the shares;

  •
  when you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

    This right of withdrawal may not be limited by any other provision of the agreement.

  Pre-Release of ADRs

    In some circumstances, subject to the provisions of the agreement, The Bank of New York may deliver ADRs before deposit of the underlying shares. This is called a pre-release of the ADR. The Bank of New York may also deliver shares upon cancellation of pre-released ADRs even if the ADRs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADRs instead of shares to close out a pre-release. The Bank of New York may pre-release ADRs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer owns the shares or ADRs to be deposited; (2) the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate; and (3) The Bank of New York must be able to close out the pre-release on not more than five business days' notice. In addition, The Bank of New York will limit the number of ADRs that may be outstanding at any time as a result of pre-release, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.

LEGAL MATTERS

    The validity of the securities being registered and the material tax consequences of the offering will be passed upon for New PrimaCom by Baker & McKenzie, Frankfurt, Germany and New York, New York.

EXPERTS

    New PrimaCom's financial statements included in this prospectus/proxy statement and elsewhere in the registration statement for the years ended December 31, 2000 and 1999 and for the period from inception to December 31, 1998 have been audited by Arthur Andersen, independent accountants, as indicated in their reports with respect thereto thereon appearing elsewhere in this prospectus/proxy statement, and are included herein in reliance upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of EWT included in this prospectus/proxy statement and elsewhere in the registration statement for the years ended December 31, 2000, December 31, 1999 and December 31, 1998, have been audited by Arthur Andersen, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of PrimaCom AG at December 31, 2000, 1999 and 1998, and for each of the three years ended December 31, 2000 appearing in this prospectus/proxy statement have been audited by Ernst & Young, independent auditors, as set forth in their report included in reliance upon the report given on the authority of the firm as experts in accounting and auditing.

    The consolidated financial statements of N.V. Multikabel as of Decembers 31, 1997, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, included in this prospectus/proxy statement have been audited by Deloitte & Touche, independent auditors, as stated in their report appearing herein, and have so been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    New PrimaCom is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. New PrimaCom will file quarterly reports on Form 6-K and annual reports on Form 20-F with the Securities and Exchange Commission. As a foreign private issuer New PrimaCom is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements. In addition, New PrimaCom's officers, directors and principal shareholders will be exempt from the requirements of Section 16 of the Securities Exchange Act with respect to New PrimaCom's shares, including the short swing profit disclosure and recovery provisions of Section 16(b). The materials New PrimaCom file with the Commission may be inspected and copied at the Commission's

Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies of the materials may be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Commission's Public Reference Room by calling the Commission in the United States at 1-800-SEC-0330. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

    New PrimaCom has filed a registration statement on Form F-4 to register with the Securities and Exchange Commission its shares, including shares held in the form of ADSs to be issued in exchange for Old PrimaCom shares in the business combination. This document is part of the registration statement on Form F-4 and constitutes New PrimaCom's prospectus in connection with New PrimaCom's shares to be issued upon the consummation of the business combination. As allowed by Securities and Exchange Commission rules, this prospectus/proxy statement does not contain all of the information that shareholders can find in the registration statement.

INDEX TO FINANCIAL STATEMENTS

Vivendi Aktiengesellschaft Vermögensverwaltungsgesellschaft
Report of Independent Auditors	F-3
Statements of Operations for the years ended December 31, 2000, 1999 and the period from inception to December 31,1998 and the three months ended March 31, 2001 (unaudited)	F-4
Balance Sheets as at December 31, 2000 and 1999 and March 31, 2001 (unaudited)	F-5

Statements of Changes in Stockholders' Equity for the three months ended March 31, 2001 (unaudited) and for the years ended December 31, 2000, 1999 and the period from inception to December 31, 1998 and the three months ended March 31, 2001 (unaudited)	F-6
Statements of Cash Flows for the three months ended March 31, 2001 (unaudited) and the years ended December 31, 2000, 1999 and the period from inception to December 31,1998	F-7
Notes to Financial Statements	F-8
PrimaCom AG
Independent Auditors Report	F-10
Consolidated Statements of Operations for the years ended December 31, 1998, 1999 and 2000	F-11
Consolidated Balance Sheets at December 31, 1998, 1999 and 2000	F-12
Consolidated Statements of Shareholders' Equity (Deficiency) for the years ended December 31, 1998, 1999 and 2000	F-13
Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1999 and 2000	F-14
Notes to Consolidated Financial Statements	F-15
Condensed Consolidated Statements of Operations for the three months ended March 31, 2000 and 2001 (unaudited)	F-36
Condensed Consolidated Balance Sheets at December 31, 2000 and March 31, 2001 (unaudited)	F-37
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2000 and 2001 (unaudited)	F-38
Notes to Condensed Consolidated Financial Statements	F-39
EWT GmbH
Report of Independent Auditors	F-46

Consolidated Statements of Operations and Comprehensive Income/(Loss) for the three months ended December 31, 2000, the nine months ended September 30, 2000 and the years ended December 31, 1999 and 1998	F-47
Consolidated Balance Sheets as at December 31, 2000 and 1999	F-48

Consolidated Statements of Changes in Shareholders' Equity/(Deficit) for the three months ended December 31, 2000, the nine months ended September 30, 2000 and the years ended December 31, 1999 and 1998	F-49
Consolidated Statements of Cash Flows for the three months ended December 31, 2000, the nine months ended September 30, 2000 and the years ended December 31, 1999 and 1998	F-50

F–1

Notes to Consolidated Financial Statements	F-52
Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss) for the three months ended March 31, 2001 and 2000	F-77
Consolidated Balance Sheet as of March 31, 2001 (unaudited)	F-78
Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 2001 and 2000	F-79
Notes to the Consolidated Financial Statements (Unaudited)	F-80

N.V. Multikabel
Independent Auditors' Report	F-83
Consolidated Statement of Operations for the years ended December 31, 1997, 1998 and 1999 and for the periods January 1-September 18, 1999 and 2000 (unaudited)	F-84
Consolidated Balance Sheets as of December 31, 1997, 1998 and 1999 and September 18, 2000 (unaudited)	F-85
Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999 and for the periods January 1–September 18, 1999 and 2000 (unaudited)	F-86
Consolidated Statements of Shareholders' Equity for the years ended December 31, 1997, 1998 and 1999 and for the period January 1–September 18, 2000 (unaudited)	F-87
Notes to Consolidated Financial Statements	F-88

F–2

REPORT OF INDEPENDENT AUDITORS

We have audited the accompanying balance sheets of VIVENDI Aktiengesellschaft Vermögensverwaltungsgesellschaft as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity and cash flows for the years ended December 31, 2000, 1999 and the period from inception to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VIVENDI Aktiengesellschaft Vermögensverwaltungsgesellschaft as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000, 1999 and the period from inception to December 31, 1998, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen

Wirtschaftsprüfergesellschaft
Steuerberatungsgesellschaft mbH

Isele	von Borries
Wirtschaftsprüfer	Wirtschaftsprüfer

Munich, Germany, May 22, 2001

F–3

Vivendi Aktiengesellschaft Vermögensverwaltungsgesellschaft

STATEMENTS OF OPERATIONS

	Year ended December 31, 2000	Year ended December 31, 1999	Period from inception to December 31, 1998	Three months ended March 31, 2001
	(E in thousands)
				(unaudited)
Revenues	—	—	—	—
Other operating expenses	—	—	1	—

Operating loss	—	—	(1)	—

Net loss	—	—	(1)	—

The 1998 accounts have been restated from Deutsche Marks into euros at an exchange rate of DM 1.95583 to E1.00, the fixed exchange rate of January 1, 1999.
The accompanying notes are an integral part of these financial statements.

F–4

Vivendi Aktiengesellschaft Vermögensverwaltungsgesellschaft

BALANCE SHEETS

	December 31, 2000	December 31, 1999	March 31, 2001
	(E in thousands)
			(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	2	2	2

Total current assets	2	2	2

Total assets	2	2	2

LIABILITIES AND STOCKHOLDERS' EQUITY
Commitments and Contingencies (note 5)
STOCKHOLDERS EQUITY:
Common stock—authorized 20,000 shares, issued 5,000 shares	51	51	51
Subscription receivable	(48)	(48)	(48)
Accumulated deficit	(1)	(1)	(1)

Total stockholders' equity	2	2	2

Total liabilities and stockholders' equity	2	2	2

The accompanying notes are an integral part of these financial statements.

F–5

Vivendi Aktiengesellschaft Vermögensverwaltungsgesellschaft

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Common Stock	Subscription Receivable	Accumulated Deficit	Total Stockholders' Equity
	(E in thousands)
Balance, April 15, 1998	51	—	—	51
Subscription receivable	—	(48)	—	(48)
Net loss	—	—	(1)	(1)

Balance, December 31, 1998	51	(48)	(1)	2

Net loss	—	—	—	—

Balance, December 31, 1999	51	(48)	(1)	2

Net loss	—	—	—	—

Balance, December 31, 2000	51	(48)	(1)	2

Net loss (unaudited)	—	—	—	—

	51	(48)	(1)	2

The 1998 accounts have been restated from Deutsche Marks into euros at an exchange rate of DM 1.95583 to E1.00, the fixed exchange rate of January 1, 1999.
The accompanying notes are an integral part of these financial statements.

F–6

Vivendi Aktiengesellschaft Vermögensverwaltungsgesellschaft

STATEMENTS OF CASH FLOWS

	Year ended December 31, 2000	Year ended December 31, 1999	Period from Inception to December 31, 1998	Three months ended March 31, 2001
	(E in thousands)
				(unaudited)
Operating activities
Net loss	—	—	(1)	—

Net cash used in operating activities	—	—	(1)	—

Net decrease in cash and cash equivalents	—	—	(1)	—
Cash and cash equivalents at the beginning of the period	2	2	3	2

Cash and cash equivalents at the end of the period	2	2	2	2

The 1998 accounts have been restated from Deutsche Marks into euros at an exchange rate of DM 1.95583 to E1.00, the fixed exchange rate of January 1, 1999.
The accompanying notes are an integral part of these financial statements.

F–7

Vivendi Aktiengesellschaft Vermögensverwaltungsgesellschaft

NOTES TO FINANCIAL STATEMENTS (Continued)

1. THE COMPANY

    VIVENDI Aktiengesellschaft Vermögensverwaltungsgesellschaft ("VIVENDI" or the "Company"), a German non public stock corporation, was incorporated on April 15, 1998, in Gottmadingen, Germany. The purpose of the Company is the custodian of property. Since incorporation VIVENDI has been a dormant Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

    The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). The Company maintains its financial records in accordance with the German Commercial Code, which represents accounting principles generally accepted in Germany ("German GAAP"). German GAAP varies in some respects from U.S. GAAP. No adjustments were necessary in order that the financial statements as of December 31, 2000, 1999 and 1998 in accordance with German GAAP conform to U.S. GAAP.

    The accompanying financial statements and the related notes are presented in euros (E) unless indicated otherwise. The Company previously reported its financial statements in Deutsche Marks (DM). The conversion from Deutsche Marks into euros relating to the financial information presented prior to the creation of the euro on January 1, 1999, was calculated using the exchange rate as of January 1, 1999, which was E1.00 to DM 1.95583. The comparative statements reported in euros show the same trends as would have been presented if the Company had presented such statements in Deutsche Marks. The financial statements are not comparable to financial statements of other companies that report in euros and that restate amounts from currencies other than Deutsche Marks.

Use of Estimates

    The preparation of financial statements in accordance with U.S. GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

    All highly liquid investments with original maturities of three months or less are considered to be cash or cash equivalents.

3. STOCKHOLDERS' EQUITY

    The Company is incorporated as a non public stock corporation under German Stock Corporation Law ("Aktiengesetz"). Common stock of E51,129 respectively, is divided into 20,000 bearer shares at E2.55 par value per share.

    Effective incorporation 5,000 bearer shares were issued at E2.55 respectively par value per share.

    As of the balance sheet date December 31, 2000 the remaining 15,000 bearer shares have not been issued.

F–8

    The Company did not have other comprehensive income (loss) in the years ended December 31, 2000 and 1999, and the period from inception to December 31, 1998.

4. COMMITMENTS AND CONTINGENCIES

    As of the balance sheet dates as of December 31, 2000, 1999 and 1998 no commitments and no contingencies exist.

5. SUBSEQUENT EVENTS

    In 2001, the remaining share capital of E48.00 was contributed. Effective March 21, 2001, United Pan-Europe Communications N.V. ("UPC"), Amsterdam, The Netherlands, a Netherlands corporation acquired all voting shares in the Company for cash of E72.00. Accordingly, UPC holds the majority of the voting rights.

    The shareholder intends to change the name of the Company to PCOM Aktiengesellschaft ("PCOM AG").

F–9

INDEPENDENT AUDITORS REPORT

To the Board of Directors,
PRIMACOM AG

    We have audited the accompanying consolidated balance sheets of PrimaCom AG and subsidiaries as of December 31, 2000, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in Germany and the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PrimaCom AG and subsidiaries at December 31, 2000, 1999 and 1998 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

    /s/ ERNST & YOUNG

ERNST & YOUNG
Deutsche Allgemeine Treuhand AG

Frankfurt, Germany
March 29, 2001

F–10

PRIMACOM AG AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	1998	1999	2000	2000
	(E'000)	(E'000)	(E'000)	(U.S.$'000)
Revenues	49,339	105,949	124,343	116,732
Operating costs and expenses:
Operations	13,062	24,543	30,191	28,343
Selling, general and administrative	6,271	18,590	28,584	26,834
Corporate overhead	1,278	12,413	17,219	16,165
Depreciation and amortization	16,072	61,277	75,530	70,907

Total	36,683	116,823	151,524	142,249

Operating profit (loss)	12,656	(10,874)	(27,181)	(25,517)
Interest expense:
Related party	11	—	—	—
Bank debt	2,550	9,995	24,629	23,121
Sale-leaseback	5,301	2,115	1,544	1,450
Senior Notes	—	3,764	—	—

	7,862	15,874	26,173	24,571
Other income (expense)	(232)	(767)	1,690	1,587

Income (loss) from continuing operations before income taxes and other items	4,562	(27,515)	(51,664)	(48,501)
Income tax expense	827	1,667	4,258	3,998

Income (loss) from continuing operations before minority interest and equity earnings	3,735	(29,182)	(55,922)	(52,499)
Minority interest in net income of subsidiaries	303	70	94	88
Equity loss in affiliate	—	—	128	120

Income (loss) from continuing operations	3,432	(29,252)	(56,144)	(52,707)
Extraordinary loss, net of income tax	—	—	(8,180)	(7,680)
Loss from discontinued operations, net of income tax expense of E2,896 for 1998	(2,922)	—	—	—

Net income (loss)	510	(29,252)	(64,324)	(60,387)

Earnings (loss) per share:
Basic and diluted:
Continuing operations	0.22	(1.53)	(2.85)	(2.67)
Net income (loss)	0.03	(1.53)	(3.26)	(3.06)

See accompanying notes to consolidated financial statements
The accompanying financial statements for periods prior to January 1, 1999 have been restated from
Deutsche Mark to Euro using the official conversion rate as of January 1, 1999.

F–11

PRIMACOM AG AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Years ended December 31,
	1998	1999	2000	2000
	(E'000)	(E'000)	(E'000)	(U.S.$'000)
Cash	7,847	8,367	4,643	4,359
Trade accounts receivable—net	2,783	3,715	9,178	8,616
Deferred tax asset—net	44,829	47,306	48,169	45,221
Property and equipment—net	278,344	276,788	559,581	525,330
Goodwill—net	242,148	238,850	357,754	335,856
Customer lists—net	—	—	56,067	52,635
Foreign currency forward contracts	10,638	—	—	—
Other assets	22,640	11,610	42,453	39,854

TOTAL ASSETS	609,229	586,636	1,077,845	1,011,871

Accounts payable	4,597	5,806	26,786	25,146
Accrued expenses	26,450	14,800	24,608	23,102
Deferred revenue	4,910	12,593	2,736	2,569
Deferred purchase obligations	3,388	2,304	4,228	3,969
Sale-leaseback obligations	44,166	14,122	13,669	12,832
Related party liabilities	264	245	245	230
Bank and other debt	143,875	208,091	736,191	691,129
Senior Notes	141,107	—	—	—

TOTAL LIABILITIES	368,757	257,961	808,463	758,977

Minority interest	441	85	198	186
SHAREHOLDERS' EQUITY
Registered capital issued and outstanding:	40,348	50,435	50,582	47,486
1998–15,783
1999–19,729
2000–19,786
Additional paid-in capital	242,343	350,067	354,838	333,119
Accumulated deficit	(42,660)	(71,912)	(136,236)	(127,897)

TOTAL SHAREHOLDERS' EQUITY	240,031	328,590	269,184	252,708

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	609,229	586,636	1,077,845	1,011,871

See accompanying notes to consolidated financial statements
The accompanying financial statements for periods prior to January 1, 1999 have been restated from
Deutsche Mark to Euro using the official conversion rate as of January 1, 1999.

F–12

PRIMACOM AG AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)

	Registered Capital	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders' Equity
	(E in thousands)
Balance at December 31, 1997	5,113	5,133	(41,994)	(31,748)
Capital contribution	13,851	(13,851)	—	—
Shareholder contributions	—	73,808	—	73,808
Dividend	—	—	(1,176)	(1,176)
Issuance of shares in reverse acquisition	21,384	177,253	—	198,637
Net income	—	—	510	510

Balance at December 31, 1998	40,348	242,343	(42,660)	240,031
Capital contribution	—	5,931	—	5,931
Issuance of shares in initial public offering	10,087	99,036	—	109,123
Stock options granted	—	2,757	—	2,757
Net loss	—	—	(29,252)	(29,252)

Balance at December 31, 1999	50,435	350,067	(71,912)	328,590
Issuance of shares in acquisition	179	1,543	—	1,722
Merger with AGFB	(32)	(330)	—	(362)
Stock options granted	—	3,558	—	3,558
Net loss	—	—	(64,324)	(64,324)

Balance at December 31, 2000	50,582	354,838	(136,236)	269,184

See accompanying notes to consolidated financial statements
The accompanying financial statements for periods prior to January 1, 1999 have been restated from
Deutsche Mark to Euro using the official conversion rate as of January 1, 1999.

F–13

PRIMACOM AG AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	1998	1999	2000	2000
	(E'000)	(E'000)	(E'000)	(U.S.$'000)
Operating Activities
Net income (loss)	510	(29,252)	(64,324)	(60,387)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on sale of business	(967)	—	—	—
Depreciation and amortization	16,164	61,277	75,530	70,907
Amortization of other assets	6,024	5,719	6,064	5,693
Amortization of deferred revenue	(2,682)	(16,683)	(29,076)	(27,296)
Gain on sale of equity investment	—	—	(1,689)	(1,586)
Write-off of capitalized financing fees	—	—	7,600	7,135
Stock option compensation expense	—	2,757	3,558	3,340
Deferred income taxes	2,877	3,222	3,000	2,816
Other	241	70	230	216
Changes in assets and liabilities, net of effects of business acquisitions and disposition:
Trade accounts receivable	954	(861)	(750)	(704)
Other assets	(4,373)	2,002	(13,269)	(12,457)
Accounts payable	(411)	828	11,988	11,254
Accrued expenses	9,752	(9,091)	(6,079)	(5,707)
Deferred revenue	476	24,226	18,902	17,745

Net cash provided by operating activities	28,565	44,214	11,685	10,969

Investing Activities
Acquisitions of businesses, net of cash acquired	11,859	(14,441)	(288,338)	(270,689)
Dividends of minority interest	(5,684)	—	—	—
Purchases of property and equipment	(3,110)	(34,071)	(99,817)	(93,707)
Proceeds from sale of property and equipment	100	654	396	372
Proceeds from sale of business	5,286	—	—	—

Net cash provided by (used in) investing activities	8,451	(47,858)	(387,759)	(364,024)

Financing Activities
Proceeds from credit facilities	—	170,770	969,635	910,284
Proceeds from bank debt	9,973	—	—	—
Repayments of credit facilities	(9,119)	(100,980)	(475,736)	(446,617)
Repayments of bank debt	(33,130)	(3,077)	(124,615)	(116,987)
Net proceeds from (repayments of) bank overdrafts	(143)	(2,740)	7,726	7,253
Proceeds from related party liabilities	7,365	—	—	—
Repayments of related party liabilities	(6,267)	(18)	—	—
Repayments of sale-leaseback obligations	(5,711)	(30,045)	(3,582)	(3,363)
Repayments of Deutsche Telekom loans	(1,498)	(527)	(110)	(103)
Payments of deferred purchase obligations	—	(2,101)	(968)	(909)
Proceeds from initial public offering	—	103,425	—	—
Repayment of Senior Notes	—	(141,194)	—	—
Proceeds from settlement of foreign currency forward contracts	—	10,651	—	—
Dividend distribution	(1,176)	—	—	—

Net cash provided by (used in) financing activities	(39,706)	4,164	372,350	349,558

Net increase (decrease) in cash and cash equivalents	(2,690)	520	(3,724)	(3,497)
Cash and cash equivalents at beginning of year	10,537	7,847	8,367	7,855

Cash and cash equivalents at end of year	7,847	8,367	4,643	4,359

See accompanying notes to consolidated financial statements
The accompanying financial statements for periods prior to January 1, 1999 have been restated from Deutsche Mark to Euro using the official conversion rate as of January 1, 1999.

F–14

PRIMACOM AG AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

1. FORMATION OF BUSINESS AND BASIS OF PRESENTATION

    PrimaCom AG, ("PrimaCom") and subsidiaries ("the Company"), a German stock corporation, was formed on December 30, 1998, by the merger ("the Merger") of Süweda Elektronische Medien- und Kabelkommunikations-AG ("Süweda") into KabelMedia Holding AG ("KabelMedia"), two similarly sized German cable television network operators. At the date of the merger, KabelMedia was renamed PrimaCom AG. KabelMedia and Süweda, also German stock corporations, had been in existence since 1992 and 1983, respectively. Under U.S. GAAP, the merger was accounted for under the purchase method of accounting as a reverse acquisition by Süweda of KabelMedia even though KabelMedia issued shares to Süweda's shareholders as consideration in the Merger and is the surviving legal entity. Accordingly, the accompanying historical financial statements prior to December 30, 1998, are those of Süweda.

    All amounts in the accompanying notes to the consolidated financial statements refer to continuing operations unless otherwise noted (see Note 5).

    Prior to December 31, 1999, the Company prepared and reported its consolidated financial statements in Deutsche Marks ("DM"). With the introduction of the Euro ("E" or "Euro") on January 1, 1999, the Company has presented the accompanying consolidated financial statements in Euro. Accordingly, the Deutsche Mark consolidated financial statements for prior periods have been restated into Euro using the official fixed conversion rate of E1.00 = DM 1.95583. The Company's 1998 restated Euro financial statements depict the same trends as would have been presented if it had continued to present its consolidated financial statements in Deutsche Marks. The consolidated financial statements will, however, not be comparable to the Euro financial statements of other companies that previously reported their financial information in a currency other than Deutsche Marks. All amounts herein are shown in Euros and for the year ended December 31, 2000 are also presented in U.S. dollars ("$"), the latter being unaudited and presented solely for the convenience of the reader at the rate of E1.0652 = $1.00, the Noon Buying Rate of the Federal Reserve Bank of New York. The translations should not be construed as a representation that the amounts shown could have been, or could be, converted into U.S. dollars at that or any other rate.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Principles

    The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

Consolidation

    The consolidated financial statements include the accounts of PrimaCom and it's majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

    All highly liquid investments purchased with an original maturity of three months or less are considered cash equivalents.

F–15

Concentration of Credit Risk

    Financial instruments that potentially subject the Company to concentrated credit risks consist primarily of cash and trade receivables. Credit risk on trade receivables is minimized as a result of the large and diverse nature of the Company's customer base. The Company maintains most of its cash and cash equivalents at international financial institutions in Germany and The Netherlands.

Revenue Recognition

    Revenue is comprised primarily of revenue earned from subscription fees and to a much lesser extent charges for installation and connections. Subscription revenue is recognized at the time services are provided to customers. Charges for installation and connections are deferred and amortized on a straight-line basis into income over the related service agreements.

Property and Equipment

    Property and equipment are stated at cost and are comprised principally of assets used in the development and operation of cable television systems.

    Depreciation is provided using the straight-line method over estimated useful lives as follows: cable television systems: 12 years; equipment and fixtures: five to 10 years; buildings: 25 years; and purchased software: three to five years.

Goodwill and Intangible Assets

    Goodwill consists of the excess purchase price over the fair value of the identifiable net assets acquired in various acquisitions. Such amounts are generally amortized using the straight-line method over 12 years. Intangible assets consist of the value assigned to customer lists acquired by the Company in 2000 as part of the Multikabel acquisition. Accumulated amortization for goodwill at December 31, 1998, 1999 and 2000 was E4,880,000, E26,980,000 and E53,121,000 respectively. Accumulated amortization of intangible assets at December 31, 2000 was E1,244,000.

Impairment of Long Lived and Identifiable Intangible Assets

    The Company evaluates the carrying value of long-lived assets and identifiable intangible assets and goodwill for potential impairment on an ongoing basis. Impairment is determined by comparing the estimated undiscounted future cash flows to the carrying amount of the asset. The impairment loss would be measured as the amount by which the carrying amount of the asset is less than the estimated fair value.

Advertising Costs

    Advertising costs are charged to expense as incurred. The Company first incurred significant advertising costs in 2000 totaling E4,271,000.

Stock Options

    The Company accounts for its stock option plans in accordance with Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123). In accordance with

F–16

FAS 123 compensation expense is recognized over the vesting period based on the fair value of all stock-based awards on the date of the grant.

Basic and Diluted Earnings Per Share

    The Company calculates earnings per share in accordance with Financial Accounting Standards No. 128, "Earnings per Share" (FAS 128).

Income Taxes

    The Company accounts for income taxes in accordance with Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). In accordance with FAS 109, deferred tax assets and liabilities are based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when the Company cannot make the determination that it is more likely than not that some portion or all of the related tax asset will be realized.

Fair Value of Financial Instruments

    The carrying value of financial instruments such as cash, accounts receivable and accounts payable approximates their fair value based on the short-term maturities of these instruments. The carrying value of bank and other debt approximates fair value based on quoted market prices for the same or similar issues as well as current rates offered to the Company.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

    Certain amounts in the prior years have been reclassified to conform with the 2000 consolidated financial statement presentation.

3. THE MERGER

    On December 30, 1998, Süweda was merged into KabelMedia by the issuance of 8,364,914 KabelMedia shares to the former Süweda shareholders. Under U.S. GAAP the Merger was accounted for under the purchase method as a reverse acquisition by Süweda of KabelMedia even though KabelMedia issued shares to Süweda's shareholders as consideration in the Merger and is the surviving legal entity. The shares issued by KabelMedia were treated as if issued by Süweda as the acquirer. The effects of the reverse acquisition have been reflected for all share amounts in the accompanying financial statements. The assets and liabilities of KabelMedia are included in the consolidated balance sheet as of December 31, 1998. The purchase price of E198,637,000 assigned to the KabelMedia net assets was based on an independent third party valuation. The financial statements reflect the final

F–17

allocation of the purchase price which resulted in an excess purchase price over the fair value of the KabelMedia net assets of E235,905,000 which is being amortized on a straight-line basis over 12 years.

    The following unaudited pro forma information for the year ended December 31, 1998 assumes the reverse acquisition occurred January 1, 1998:

1998
Revenues (E in thousands)	94,100
Loss from continuing operations (E in thousands)	(42,341)
Loss per share from continuing operations (E)	(2.68)

    Net loss per share has been calculated on the basis of 15,782,842 shares outstanding.

4. SIGNIFICANT BUSINESS ACQUISITIONS

1999 Acquisitions

    On January 1, 1999, the Company acquired the shares of Funkmechanik Magdeburg GmbH ("FUMA") for total consideration of E7,970,000. FUMA passed approximately 25,017 homes and served 23,588 customers at the time of the acquisition.

    On October 22, 1999, the Company acquired 72.6% of the shares of Kabelcom Halberstadt GmbH ("Halberstadt") for total cash consideration of approximately E4,083,000. Halberstadt passed approximately 10,000 homes and served 9,100 customers at the time of the acquisition.

    Since January 1, 1999, the Company has been acquiring the minority interests in its majority owned subsidiary, Kabelcom Aachen Gesellschaft für Kabel-Kommunikation mbH & Co. KG ("Kabelcom Aachen"). During 1999, the Company acquired 10.2% of the minority interests of Kabelcom Aachen for E1,916,000, bringing its total ownership position to 97.8%. It is PrimaCom's intention to seek to acquire the remaining 2.2% of Kabelcom Aachen.

    All acquisitions have been accounted for under the purchase method of accounting and accordingly the results of operations of the acquired business have been included in the consolidated financial statements since the respective dates of acquisition. The 1999 acquisitions resulted in goodwill of E12,610,000, which is being amortized over 12 years.

    The pro forma impact on revenues and income from continuing operations from the aforementioned acquisitions for the years ended December 31, 1998 and 1999 is immaterial.

2000 Acquisitions

    On January 1, 2000, the Company purchased cable television networks from Regionalservice Kabelfernsehen GmbH ("REKA") for total consideration of approximately E3,323,000. The networks acquired from REKA passed approximately 7,039 homes and served approximately 5,889 customers at the time of the acquisition.

    On January 1, 2000, the Company purchased cable television networks from Ver.Di neue Medien GmbH ("Ver.Di") for total consideration of approximately E1,659,000. The networks acquired from Ver.Di passed approximately 4,682 homes and served approximately 4,682 customers at the time of the acquisition.

F–18

    On June 16, 2000, the Company acquired 26% of the shares of MAINZ-KOM Telekommunikation GmbH ("Mainz Kom") for total consideration of approximately E1,150,000. Mainz Kom is a city carrier with approximately 90 kilometers of fiber optic lines in Mainz and Wiesbaden, Germany.

    On July 1, 2000, the Company purchased cable television networks from Antennendienst Cabel Tec GmbH ("ADCT") for total consideration of approximately E5,931,000. The networks acquired from ADCT passed approximately 9,600 homes and served approximately 7,320 customers at the time of the acquisition.

    On August 1, 2000, the Company acquired the shares of Steinert und Kühn GmbH & Co. KG ("S&K") for total consideration of approximately E1,964,000. S&K passed approximately 5,200 homes and served approximately 5,100 customers at the time of the acquisition.

    On September 18, 2000, the Company acquired the shares of N.V. Multikabel ("Multikabel"), a cable television operator based in The Netherlands, for total cash consideration of approximately E250,600,000 (including acquisition expenses) and the assumption of approximately E124,300,000 of Multikabel debt, which was refinanced by the Company. Multikabel passed approximately 318,000 homes and served approximately 297,000 customers at the time of the acquisition.

    On October 1, 2000, the Company purchased cable television networks from Pfalzwerke AG ("Pfalzwerke") for total consideration of approximately E4,581,000. The networks acquired from Pfalzwerke passed approximately 11,068 homes and served approximately 6,400 customers at the time of the acquisition.

    On October 1, 2000, the Company acquired the shares of Komco Kommunikationstechnik GmbH ("Komco") for total consideration of approximately E7,158,000. Komco passed approximately 19,573 homes and served approximately 15,900 customers at the time of the acquisition.

    On October 1, 2000, the Company acquired 51% of the shares of Kutz Kabel-Service GmbH ("Kutz") for total consideration of approximately E1,563,000. The Company has the right to acquire the remaining 49% of the shares in 2002. Kutz passed approximately 12,000 homes and served approximately 10,000 customers at the time of the acquisition.

    On October 25, 2000, the Company acquired the shares of Televis Grimma GmbH ("Televis") for total cash consideration of approximately E10,819,000 and the future issuance of 70,000 PrimaCom shares, which at the time of the acquisition had a market value of approximately E1,722,000, based on the closing price on the Neuer Markt. Televis passed approximately 27,000 homes and served approximately 24,000 customers at the time of the acquisition.

    On December 31, 2000, the Company acquired the shares of Süweda Betriebsgesellschaft für Kabelkommunikation im Saarland Kabelprojekt Friedrichsthal KG ("Friedrichsthal"), which was partially owned by Wolfgang Preuss, a shareholder of the Company for total consideration of E3,153,000. Friedrichsthal serviced approximately 3,100 customers at the time of the acquisition.

    All acquisitions have been accounted for under the purchase method of accounting and accordingly the results of operations of the acquired business have been included in the consolidated financial statements since the respective dates of acquisition. The 2000 acquisitions resulted in goodwill of E143,552,000 (E129,473,000 for the Multikabel acquisition), and customer lists of E57,267,000 for the Multikabel acquisition. The goodwill and customer lists are being amortized over 12 years.

F–19

    The following unaudited pro forma information for the years ended December 31, 1999 and 2000 assumes the aforementioned 2000 acquisitions occurred on January 1, 1999:

	1999	2000
Revenues (E in thousands)	134,708	152,706
Net loss (E in thousands)	(64,713)	(88,253)
Net loss per share (E)	(3.38)	(4.47)

5. DISCONTINUED OPERATIONS

    On September 9, 1998, the Company divested its non-cable television businesses by selling such businesses to an entity under the common control of certain shareholders of Süweda. Accordingly, the operating results of these non-cable television businesses have been segregated from continuing operations.

    Operating results from discontinued operations (exclusive of any corporate charges or interest expense) are as follows:

1998
(E in thousands)
Revenues	611

Loss before income taxes	(26)
Income tax expense	(2,896)

Net loss	(2,922)

6. ACCOUNTS RECEIVABLE

    Trade accounts receivable consists of the following:

	December 31,
	1998	1999	2000
	(E in thousands)
Trade accounts receivable—gross	3,994	5,337	10,758
Allowance for doubtful accounts	(1,211)	(1,622)	(1,580)

Trade accounts receivable—net	2,783	3,715	9,178

F–20

PRIMACOM AG AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS (Continued)

7. PROPERTY AND EQUIPMENT

    The components of property and equipment are as follows:

	December 31,
	1998	1999	2000
	(E in thousands)
Cable television networks	338,077	352,506	602,062
Equipment and fixtures	35,697	42,716	81,806
Land and buildings	2,910	2,416	3,912
Other	2,581	5,926	12,071
Construction in progress	9,298	19,719	52,832

Total	388,563	423,283	752,683
Less accumulated depreciation	(110,219)	(146,495)	(193,102)

Property and equipment—net	278,344	276,788	559,581

    Depreciation expense on property and equipment was E15,184,000, E36,318,000 and E46,727,000 for 1998, 1999 and 2000, respectively.

8. SALE-LEASEBACK

    In March and October 1993, the Company entered into two master lease agreements governing the terms of the majority of its cable network sale and leaseback transactions. Under the March 1993 agreement, the sale and leaseback transactions have a lease term of nine years and a monthly leasing rate of approximately 1.6% of the original sales price. At the end of the lease term, the Company has the option to extend leases under this agreement one year or to repurchase the cable networks at the higher of 10.0% of the original sales price or the recorded net book value on the lessor's books. Under the October 1993 agreement, the sale and leaseback transactions have a lease term of nine years and a monthly leasing rate of approximately 1.5% of the original sales price. The Company has the option to terminate leases under this agreement at the end of 6 years at an amount equal to approximately 11.5% of the original sales price plus the present value of remaining unpaid monthly lease payments. The lessor has the right to require the Company to repurchase the cable networks at the end of the lease term at an amount equal to approximately 11.5% of the original sales price. If the purchase option is not exercised, the lease automatically renews for an additional three years. The leases have been accounted for as capital leases in accordance with Statement of Financial Accounting Standards No. 98 "Accounting for Leases."

	December 31,
	1998	1999	2000
	(E in thousands)
Borrowings under sale-leaseback obligations	44,166	14,122	13,669
Current portion thereof	21,437	3,481	4,341

    On February 1, 1999, the Company repurchased certain cable networks which had previously been subject to various sale-leaseback arrangements. The difference between the purchase price and the net book value of the related sale-leaseback obligations was E5,991,000 and increased property and equipment by an equivalent amount.

F–21

    On July 1, 1999, the Company purchased certain cable networks which had previously been subject to various sale-leaseback arrangements. The difference between the purchase price and the net book value of the related sale-leaseback obligations was E2,003,000 and increased property and equipment by an equivalent amount.

    Maturities of the sale-leaseback obligations for the next five years consisted of the following at December 31, 2000:

(E in thousands)
2001	4,341
2002	3,931
2003	2,665
2004	1,274
2005	906
Thereafter	552

Total	13,669

    Assets under capital leases are included within property and equipment as follows:

	December 31,
	1998	1999	2000
	(E in thousands)
Cable television networks	58,410	24,070	27,991
Less accumulated depreciation	(20,642)	(10,238)	(12,329)

Cable television networks—net	37,768	13,832	15,662

    Depreciation expense on assets recorded under capital leases approximated E4,627,000, E2,506,000 and E2,091,000 in 1998, 1999 and 2000, respectively.

9. BANK AND OTHER DEBT

    Bank and other debt consists of the following:

	December 31,
	1998	1999	2000
	(E in thousands)
Borrowings under credit facilities	138,049	207,840	727,500
Overdrafts	2,750	11	7,736
Deutsche Telekom loans	722	196	85
Other	2,354	44	870

Total bank and other debt	143,875	208,091	736,191

    Effective September 18, 2000, the Company entered into a new credit facility (hereafter the "Facility") with a number of banks. The total aggregate amount of the Facility was E1,000,000,000, comprised of a E985,000,000 Revolving Credit Facility and a E15,000,000 Overdraft Facility. Under the

F–22

terms of the Facility, the available commitment amount is reduced in equal quarterly amounts to the amounts reflected below as of December 31 of the years indicated:

Year ended	Commitment Amount
(E in thousands)
2001	1,000,000
2002	1,000,000
2003	935,750
2004	837,223
2005	738,723
2006	640,223
2007	517,098
2008	339,798
2009	—

    Under the terms of the Revolving Credit Facility, the Company's subsidiaries may borrow, repay and reborrow, up to the commitment amounts, until December 31, 2009, when all amounts will become due and payable. At December 31, 2000 the Company had issued letters of credit totaling E6,344,000 in connection with an acquisition which limits the Company's ability to borrow by an equivalent amount. At December 31, 2000, the Company had unused availability under the Revolving Credit Facility of E251,156,000. The interest rate on the Revolving Credit Facility was 7.50% at December 31, 2000.

    Under the Overdraft Facility, the Company may borrow, repay and reborrow, up to the commitment amounts, until December 31, 2009, when all outstanding amounts will become due and payable. At December 31, 2000, the Company had unused availability under the Overdraft Facility of E7,264,000. The interest rate on the Overdraft Facility was 7.50% at December 31, 2000.

    Amounts outstanding under the Facility bear interest at the rate of EURIBOR in the case of amounts owing in Euro and LIBOR in the case of amounts owing in a currency other than Euro plus a margin of between 0.75% and 2.5%, depending on the ratio of total indebtedness of our subsidiaries to annualized EBITDA. At December 31, 2000, the borrowings were at a floating interest rate of EURIBOR 5.0% plus a margin of 2.50% or 7.50%.

    The Facility is secured by, among other things, liens on receivables from cable television subscribers, concession agreements, equipment and interests in all shares of PrimaCom's subsidiaries. In addition, the Facility contains certain covenants which, among other things, require the Company to maintain specified ratios relating to cash flow and total debt. Furthermore, there are restrictions on incurring debt, encumbering revenues or assets, loaning funds to third parties or assuming liabilities, disposing of properties and paying dividends or making distributions.

    On September 18, 2000, the Company entered into a E375,000,000 senior working capital facility. The senior working capital facility has a term of 10 years. On this date, the Company entered into a Contingent Value Right ("CVR") Agreement which was a condition precedent to the obligations of the lenders under the senior working capital facility. Pursuant to the CVR Agreement, the Company is required, if requested on or before September 18, 2010, to make a cash payment to the holders of each CVR Certificate equal to the difference between the market price of a share of common stock of

F–23

PrimaCom on the date of exercise of such CVR and 110% of the market price of a share of such common stock on the relevant release date, being September 30, 2001, December 31, 2001, March 31, 2002 and June 30, 2002, subject to the provisions of the CVR Agreement, in particular various provisions protecting the holders of CVR Certificates against dilution. The total number of CVRs to be issued under the CVR Agreement equals five percent of the outstanding number of shares of the Company. As of December 31, 2000, the Company did not have any borrowings outstanding under this senior working capital facility.

    Bank financing fees of E20,073,000 relating to the execution of the Facility have been capitalized in other assets. These fees are being amortized and recorded as bank debt interest over a period of nine years, representing the term of the Facility. Commitment fees of 0.5% per year are charged on the unused portion of the Facility.

    In 2000, the Company incurred an additional E2,645,000 of interest costs to finance the construction of networks. This amount has been capitalized to networks.

    On September 18, 2000, in conjunction with the acquisition of Multikabel, the Company refinanced and cancelled its existing bank facility and wrote-off the unamortized portion of the fees and expenses associated with the canceled bank facility. The associated write-off resulted in an extraordinary loss of E8,180,000 net of income tax.

    The Company has obtained loans from Deutsche Telekom to finance the construction of certain of its cable networks. The loan amounts granted are in direct proportion to the number of subscribers connected to the networks. Loan amounts are repayable in 96 installments each equal to 1/70th of the original loan balance plus interest.

    Maturities of the bank and other debt for the next five years are:

Year ended	Amount due
2001	955
2002	—
2003	—
2004	—
2005	—
Thereafter	735,236

Total bank and other debt	736,191

	December 31,
	1998	1999	2000
	(E in thousands)
Cash paid for interest during the period:
Bank and other debt	2,574	4,264	24,173
Sale-leaseback transaction (Note 8)	1,314	2,115	1,544

	3,888	6,379	25,717

F–24

PRIMACOM AG AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS (Continued)

10. SENIOR NOTES AND FOREIGN EXCHANGE

    On March 30, 1999, the Company redeemed and canceled substantially all of its outstanding Senior Notes for cash consideration of E140,297,000 plus brokerage fees of approximately E597,000. On April 21, 1999, the Company redeemed and canceled the remainder of its outstanding Senior Notes for cash consideration of E892,000. The purchase price and fees paid approximated the net book value of the Senior Notes at the time of the redemption.

    On March 26, 1999, in connection with the purchase of the Senior Notes, the Company settled its foreign currency forward contracts for cash consideration of E10,650,000. The sales proceeds approximated the net book value of the contracts at the time of the disposition. Cash paid for interest on the Senior Notes was E3,764,000 in 1999.

    The fair values of the foreign currency forward contracts are estimated by obtaining quotes from brokers. Information at December 31, 1998 is as follows:

	Notional Amount	Fair Value
December 31, 1998	$130,000,000	$6,810,000

11. FINANCIAL INSTRUMENTS

    The Company has purchased interest rate-cap agreements that are designed to limit its exposure to increasing interest rates and are designed as hedges to borrowings under its variable-rate revolving credit facility during the next five years. An interest rate cap entitles the Company to receive a payment from the counter-party equal to the excess, if any, of the hypothetical interest expense ("strike price") on a specified notional amount at a current market interest rate over an amount specified in the agreement. The only amount the Company is obligated to pay to the counter-party is a contract premium. The Company has also entered into an interest rate-cap agreement with a double strike price. The first strike price of a double strike price is applicable until the relevant interest rate indicia exceeds the second strike price at which time the second strike price becomes applicable. The premium of a double strike price is typically lower than that of a single strike cap. The premium can also be lower in those instances where the agreement includes an interest rate floor. The interest rate floor entitles the counter-party to receive a payment from the Company should interest rates drop below an agreed upon limit ("floor"), effectively limiting the Company's potential benefit from falling interest rates. The strike price of these agreements may exceed the current market levels at the time they are entered into. The interest rate indices specified by the agreements have been and are expected to be highly correlated with the interest rates the Company incurs on its variable-rate revolving credit facility. Payments to be received as a result of the specified interest rate index exceeding the strike price are accrued in other assets and are recognized as a reduction of interest expense. The contract premium related to these agreements is included in other assets and amortized to interest expense ratably during the life of the agreement.

F–25

    The following table sets forth the status of financial instruments as of December 31, 2000:

Effective Date	Termination Date	Notional Amount	Floor	Strike Price	Contract Premium	Fair Value
		(E)			(E)	(E)
June 10, 1999	June 10, 2004	25,000,000	2.50%	5.50%	200,000 one time	127,000
June 22, 1999	June 24, 2004	25,000,000	—	4.35%	126,500 per annum	50,000
July 20, 1999	July 20, 2004	25,000,000	—	4.50%–5.50%	130,500 per annum	(48,000)
September 20, 1999	September 22, 2004	25,000,000	2.75%	5.50%	105,000 per annum	(198,000)
December 18, 2000	December 18, 2003	62,500,000	4.65%	5.25%	—	(265,000)
December 18, 2000	December 18, 2003	62,500,000	4.55%	5.50%	—	(271,000)

    Upon termination of an interest rate-cap agreement, to the extent a gain represents the value attributable to the market interest rate exceeding the strike price of the cap and it continues to be probable that borrowing on the variable-rate revolving credit facility of at least as much as the notional amount of the terminated cap will be outstanding, the gain is deferred in other liabilities and amortized over the remaining term of the original contractual life of the agreement as a reduction of interest expense. Additional gains or losses are recognized in earnings. Any notional amounts of agreements in excess of the balance of the variable-rate revolving credit facility expected to be outstanding during the terms would be marked to market, with changes in market value recorded in other income (expense).

12. RELATED PARTY TRANSACTIONS

    In September 1998, in preparation for the Merger, Aktiengesellschaft für Beteiligungen an Telekommunikationsunternehmen ("AGFB"), Süweda's largest single shareholder and a publicly traded company contributed its interest in certain cable companies to Süweda and forgave loans due from Süweda in exchange for 68,255 ordinary shares of Süweda. Further, in connection with the Merger, AGFB and the shareholders of KabelMedia and Süweda agreed that they would merge AGFB with PrimaCom with PrimaCom as the surviving corporation. In October 2000, the merger of AGFB into PrimaCom was registered with the Commercial Register of the Amtsgericht (local court) of Mainz. AGFB's only significant asset was its holding of 3,750,000 PrimaCom shares, all of which were issued to AGFB shareholders when the merger was consummated. An equivalent number of new PrimaCom shares were issued to AGFB shareholders in the merger, reflecting the exchange ratio of one PrimaCom share for every four AGFB shares.

    On December 31, 2000, the Company acquired the shares of Friedrichsthal, which was partially owned by Wolfgang Preuss, a shareholder of the Company (see Note 4).

    The Company has a E245,000 loan payable to WVH Wohnungsbau- und Wohnungsbaugenossenschaft Reidenau mbH, a minority shareholder of one of its subsidiaries.

13. INCOME TAXES

    For financial reporting purposes, the Company and its consolidated subsidiaries calculate their respective tax liabilities on a separate return basis which are combined in the accompanying consolidated financial statements.

F–26

    The provisions for income tax benefit (expense) consisted of the following:

	Years ended December 31,
	1998	1999	2000
	(E in thousands)
Current	(845)	(1,667)	(1,258)
Deferred	18	—	(3,000)

Total income tax	(827)	(1,667)	(4,258)

    A reconciliation between the German corporate statutory tax rates of 54.0% for 1998, and 51.8% for 1999 and 2000 and the Company's effective tax rate is as follows:

	Years ended December 31,
	1998	1999	2000
	(E in thousands)
Computed income tax (expense) benefit at German statutory rate	(2,463)	14,252	31,020
Change in valuation allowance	(2,377)	16,666	(8,290)
Non-taxable income	4,591	—	—
Goodwill amortization	(290)	(11,585)	(11,280)
Change in corporate tax rate	—	(616)	(15,074)
Finalization of prior year tax returns	—	(21,414)	—
Other	(288)	1,030	(634)

Total income tax expense	(827)	(1,667)	(4,258)

    In 2000, tax legislation was enacted in Germany lowering the corporate tax rate from 40% to 25%. In accordance with FAS 109, the Company recorded a non-cash deferred tax charge in 2000 amounting to E15,074,000 as a result of this change in the tax rate.

    In 1999, tax legislation was enacted in Germany lowering the corporate tax rate from 45% to 40%. In accordance with FAS 109, the Company recorded a non-cash deferred tax charge in 1999 amounting to E616,000 as a result of this change in the tax rate.

    During 1999, the Company finalized or amended corporate and trade tax returns for certain of its subsidiaries. As a result of these revisions, the amount of benefit attributable to cumulative tax loss carryforwards as of December 31, 1998 was reduced by E21,414,000.

F–27

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1998, 1999 and 2000 are presented below:

	December 31,
	1998	1999	2000
	(E in thousands)
Deferred tax assets:
Net operating loss carryforwards	75,553	83,792	55,109
Property and equipment	—	1,694	33,364
Senior Notes	19,082	—	—
Sale-leaseback obligations	1,049	150	—
Accrued expenses	4,893	462	—

	100,577	86,098	88,473
Less—valuation allowance	(18,149)	(1,483)	(9,773)

	82,428	84,615	78,700
Deferred tax liabilities:
Property and equipment	(31,025)	(34,588)	(30,001)
Financing fees	(2,950)	(1,860)	—
Sale-leaseback obligations	(1,181)	—	—
Other	(2,443)	(861)	(530)

Net deferred tax asset	44,829	47,306	48,169

    As of December 31, 2000, the Company had available in Germany combined cumulative tax loss carryforwards from continuing operations for corporate income tax of approximately E133,773,000 and for trade tax on income of approximately E131,483,000. In addition, the Company had in The Netherlands cumulative tax loss carryforwards from continuing operations for corporate income tax of approximately E12,594,000. Under current German and Netherlands tax laws, these loss carryforwards have an indefinite life and may be used to offset the future taxable income of the Company. Cash paid for income taxes was E565,000, E1,670,000 and E1,656,000 in 1998, 1999 and 2000 respectively.

14. COMMITMENTS

    The Company obtains certain programming directly from Deutsche Telekom ("Telekom"), through various signal delivery contracts. The signal delivery contracts with Telekom are generally for a fixed period of time and are subject to negotiated renewal. Under these contracts the Company typically pays Telekom either a flat fee or a fee per customer that is determined by reference to a published fee schedule. As of December 31, 2000, the Company had a total commitment of approximately E118,788,000 through 2010, the date upon which the last agreement expires. For the years ended December 31, 1998, 1999 and 2000, total Telekom fees expensed amounted to approximately E10,499,000, E18,592,000 and E20,617,000 respectively, and are included in operations expense.

    The Company leases certain office equipment and vehicles. Lease terms generally range from three to five years with the option to renew at varying terms. Rental expense was E511,000, E1,585,000 and E1,900,000 in 1998, 1999 and 2000, respectively.

F–28

    Future minimum payments under non-cancelable operating leases with initial or remaining terms in excess of one year consisted of the following at December 31, 2000:

(E in thousands)
2001	1,956
2002	1,311
2003	745
2004	490
2005	228
Thereafter	681

Total	5,411

15. STOCK OPTION PLANS

    On February 22, 1999, the Company adopted a stock option plan for the benefit of all its employees and the employees of its subsidiaries (the "1999 Universal Stock Option Plan") and a stock option plan for its executive officers and the executive officers of the subsidiaries (the "1999 Executive Stock Option Plan"). The two stock option plans provide for the issuance of stock options allowing eligible employees and executive officers to acquire shares. The Company has been authorized to issue a total of 1,000,000 shares including 300,000 shares under the 1999 Universal Stock Option Plan and 700,000 shares under the 1999 Executive Stock Option Plan.

    The options granted in 1999 and 2000 under both the 1999 Universal Stock Option Plan and the 1999 Executive Stock Option Plan vest over a three-year period. One third of the options vest on the first anniversary of the grant and the remaining options vest in equal monthly amounts over the next two years. The vested options are exercisable after the second anniversary of the grant and expire on the fifth anniversary of the grant. If the participant's employment agreement terminates before the options vest in full, the participant's options will be vested only in the portions of options computed by multiplying 1/36 times the number of full months of employment between the date of the option grant and the date of termination. Each option is exercisable only if the average daily closing price of the shares, calculated as the average over the five consecutive trading days on the Frankfurt Stock Exchange immediately prior to the first option exercise, equals at least 120% of the respective exercise price of the option.

    In July 2000, the Company created two new stock option plans, the 2000 Universal Stock Option Plan with 150,000 options and the 2000 Executive Stock Option Plan with 350,000 options. The Company may not grant options under the 2000 plans until all the options under the 1999 plans have been granted.

F–29

PRIMACOM AG AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS (Continued)

15. STOCK OPTION PLANS (Continued)

    Stock option activity to date is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Fair Value of Options Granted During the Year
		(in E)	(in E)
Outstanding at December 31, 1998	—	—
Granted	913,428	31.02	12.74
Exercised	—	—
Expired	—	—
Forfeited	154,931	29.00
Outstanding at December 31, 1999	758,497	31.44
Granted	121,000	53.81	23.25
Exercised	—	—
Expired	—	—
Forfeited	25,813	38.85
Outstanding at December 31, 2000	853,684	34.38
Options exercisable at December 31, 2000	—	—

    For the options outstanding at December 31, 2000, the range of exercise price is from E29.00 to E81.87 and the weighted average remaining contractual life is 1.4 years.

    Compensation expense totaled E2,757,000 and E3,558,000 relating to the options issued in 1999 and 2000 respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used:

	1999	2000
Risk free rate of interest	3.2%–4.6%	4.6%–5.1%
Expected dividend yield	0.0%	0.0%
Expected life	3.0 years	3.0 years
Expected volatility	58.0%	58.0–75.1%

16. CONTINGENCIES

Legal Proceedings

Litigation relating to operations of Süweda prior to merger

    As a result of the merger between KabelMedia and Süweda in December 1998, the Company succeeded to certain litigation against Süweda or its affiliates. In order to allocate the risks related to this litigation, KabelMedia and Wolfgang and Ludwig Preuss, two major shareholders of Süweda, entered into an indemnity agreement under which Wolfgang and Ludwig Preuss, jointly and severally, agreed to indemnify KabelMedia, the Company and its successors, until November 20, 2003, from any claim and damages arising out of or in connection with civil or criminal litigation or proceedings arising out of events relating to Süweda prior to our merger with it, whether brought against the Company or its affiliates, its officers or former officers, or KabelMedia in its capacity as Süweda's successor, including certain ongoing litigation.

F–30

    All litigation risks vis-à-vis manufacturers or users arising from the planning, manufacturing, operation and distribution of broadband cable networks, and all litigation risks arising in the ordinary course of business and which do not exceed approximately E13,000 individually or approximately E,511,000 in the aggregate, are excluded from this indemnification. In the event the total claims exceed E511,000, the liability under the indemnity agreement will be limited to the amount of such excess. The Company has the right to manage any litigation but Wolfgang and Ludwig Preuss have the right to object to the settlement of any claim. The agreement provides that any dispute between the Company and Wolfgang and Ludwig Preuss regarding such settlement will be determined by an independent lawyer.

    There is currently one ongoing civil proceeding covered by the indemnity agreement. This litigation was instituted by the East German Privatization Agency (Bundesanstalt für Vereinigungsbedingte Sonderaufgaben, or BVS) against Süweda and arose from Süweda's purchase of Brandenburgische Bau AG, or BBAG. BVS sued Süweda for payment of E7,465,000 for breach of contract. BVS alleged that Süweda, by reducing the workforce of BBAG, had acted in breach of contract. The regional court in Berlin (Laudgericht) dismissed the claim for payment. In November 1998, BVS appealed this decision, reducing its claim to E6,851,000. The Company has rescinded a settlement which was reached at a first court hearing on November 1, 2000, pursuant to which it would have had to pay E3,553,000 to BVS. The higher regional court of Berlin (Oberlandesgericht) has scheduled the next hearing for June 2001. There is a risk that BVS will increase its claim to the original amount.

Litigation with housing associations

    During 1998, GGG in Chemnitz, a housing association which is party to a concession agreement with the Company, brought a civil action seeking to limit the Company's ability to increase the subscriber fees charged by the Company to tenants of the housing association without the prior consent of the housing association. Subsequently, Chemnitzer Siedlungsgemeinschaft e.G., another housing association in Chemnitz which is party to a concession agreement with the Company containing a similar clause, joined this civil action on the plaintiffs side. The Company serves 30,000 and 4,000 subscribers under these concession agreements.

    In October 1998, the court of first instance hearing the claim against the Company in Chemnitz held in favor of GGG. The Company appealed the decision of the Chemnitz court to the higher regional court in Dresden (Oberlandesgericht). In these appeal proceedings, two more housing associations also joined this civil action on GGG's side. The higher regional court in Dresden (Oberlandesgericht) dismissed the Company's appeal. The Company then appealed this judgment to the federal court of justice (Bundesgerichtshof) in the spring of 1999. Even though the Company believes that eventually it will prevail in these proceedings, since January 1, 1999, the Company has not recognized the revenue associated with the rate increase in question. The court hearing before the federal court of justice (Bundesgerichtshof) was scheduled for March 6, 2001, and on that date the federal court of justice (Bundesgerichtshof) held that the decision of the higher regional court of Dresden (Oberlandesgericht) is reversed and the action brought against the Company before the Chemnitz courts was dismissed. The Company is awaiting the written opinion of the federal court of justice (Bundesgerichtshof) in this case before ascertaining the impact of this decision on our business.

    In December 1998, GGG gave notice of termination of the concession agreement with effect from December 31, 1999, approximately 12 years prior to the end of its term. The bases asserted for this

F–31

early termination were an alleged breach of the concession agreement when the Company increased prices without the consent of GGG, as well as the action which was the subject matter of the lawsuit now pending before the federal court of justice (Bundesgerichtshof) referred to above; and an allegation that because the concession agreement contains standard non-negotiated terms and the duration of the contract is 20 years, it is terminable at any time by either party. The Company rejected the early termination and GGG sought judicial confirmation of the early termination, filing another civil action against us to this end with the regional court (Landgericht) in Chemnitz. On January 17, 2000, this court dismissed the action. In February 2000, GGG appealed the decision to the higher regional court in Dresden (Oberlandesgericht). The regional court has stayed the proceedings until the federal court of justice (Bundesgerichtshof) has rendered its decision in the case now pending before that court, referred to in the previous paragraph. The Company believes that it eventually prevail in this matter.

    In October 1999, Wohnungsbaugenossenschaft Wendenschloss e.G., through which the Company serves 1,365 subscribers, has applied to the regional court (Landgericht) in Berlin for a judgment permitting the early termination of its concession agreement. The court has held that the concession agreement is terminable after 12 years. The Company has appealed the decision to the court of appeal (Kammergericht) in Berlin and a hearing has been scheduled for July 2, 2002.

Programming litigation with housing authorities and with program providers

    In early September 2000, the Company, through its subsidiary PrimaCom Region Leipzig GmbH & Co KG, conducted a test launch of its digital television product in Leipzig and chose the premises of Wohnungsbaugenossenschaft Leipzig e.G., a local housing association in Leipzig, as a test area. On October 18, 2000, the regional court in Leipzig (Landgericht) issued an injunction on application of Wohnungsbaugenossenschaft Leipzig e.G., which precluded us from (1) reducing our previous offering of analog television channels and (2) offering digital television to subscribers on the premises of Wohnungsbaugenossenschaft Leipzig e.G. The court held that the Company had violated the terms of the concession agreement by reducing its analog television offering and by introducing digital television without obtaining the prior approval of the housing association. After the injunction was issued, the Company restored its analog television offering and entered into negotiations with Wohnungsbaugenossenschaft Leipzig e.G. in an effort to jointly revise the concession agreement to allow for the introduction of digital television in premises owned by the housing association. The Company has also appealed the decision of the regional court (Landgericht) to the higher regional court in Dresden (Oberlandesgericht) and a first hearing has been scheduled for April 5, 2001.

    In November and December 2000, several German program providers (Kabel 1, SAT 1, Pro 7, DSF, tm 3, N 24, RTL 2, Super RTL, and Vox) obtained injunctions from the regional court in Leipzig (Landgericht) precluding the Company from carrying the programs provided by Kabel 1, Pro 7, DSF, tm 3, N 24 on our cable networks solely in digital format, and from carrying programs provided by RTL2, Super RTL and Vox in digital format in return for the payment of subscriber fees without the consent of these program providers. The Company has restored its analog television offering and is validly operating under the injunctions. The Company commenced negotiations with these programmers and reached an agreement with RTL 2, Super RTL and Vox on February 1, 2001, and with tm 3 on February 23, 2001. Both agreements provide that the Company will continue to carry the programs of RTL and tm 3 in analog and digital format and the Company will neither pay nor receive payment for this programming. The agreements further provide that the Company will work with the other parties toward a definitive programming agreement and that in the event any fees are to be paid under that

F–32

agreement, the payment will be retroactive to January 1, 2001. The Company is also engaged in negotiations with Kabel 1, Pro 7, DSF and N24, which are all seeking judicial confirmation to prevent us from offering their programs in either analog and digital formatting. The first court hearing for DSF was on February 27, 2001. The regional court (Landgericht) in Leipzig will announce its decision on March 30, 2001. The Company believes that it may lose these proceedings and be prohibited from broadcasting the DSF channel in digital format. The Company plans to appeal any adverse decision in this matter.

    Various additional legal matters are pending against the Company. In the opinion of management, the ultimate resolution of such legal proceedings and claims, including the matters described above, will not have a material effect on the consolidated financial position or results of the Company.

17. SHAREHOLDERS' EQUITY

    The Company is incorporated as an Aktiengesellschaft (hereafter "AG") under German law. Registered capital of an AG is in the form of shares and represents negotiable securities. The minimum capital requirement for an AG is E50,000. The Company has authorized 30,128,552 shares. The Company has issued 19,786,052 ordinary bearer shares with a pro rata share in the registered capital of E2.56 per share. Each ordinary bearer share is entitled to one vote.

    On February 23, 1999, the Company concluded the initial public offering of 3,945,710 of its shares at an offering price of E29.00 per share and $16.27 per American Depositary Share ("ADS"). The Company realized net proceeds of approximately E103,425,000 from the offering. Subsequent to the offering, the Company's shares commenced trading on the Neuer Markt, a market segment of the Frankfurt Stock Exchange, under the symbol PRC and the Company's American Depositary Shares ("ADS"), each representing one-half of a share, commenced trading on the Nasdaq National Market under the symbol PCAG.

    Dividends may only be declared and paid from the accumulated retained earnings (after deduction of certain reserves) shown in the Company's annual German statutory unconsolidated accounts. Such amounts differ from the total of shareholders' deficiency as shown in the consolidated financial statements as a result of the adjustments made to present the consolidated financial statements in accordance with U.S. GAAP. As of December 31, 2000, the Company's German statutory accounts reflect no retained earnings available for distribution.

18. EARNINGS (LOSS) PER SHARE

    The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Years ended December 31,
	1998	1999	2000
Numerator:
Numerator for basic and diluted earnings per share—income (loss) from continuing operations (E in thousands)	3,432	(29,252)	(56,144)
Denominator:
Denominator for basic and diluted earnings per share—weighted average shares	15,782,842	19,155,613	19,726,195

Basic and diluted earnings (loss) from continuing operations per share (E)	0.22	(1.53)	(2.85)

    The effects of the stock options are anti-dilutive.

F–33

PRIMACOM AG AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS (Continued)

19. SEGMENT DISCLOSURE

    Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. The Company operates in one business segment and through the 2000 acquisition of Multikabel commenced operations in The Netherlands in addition to existing operations in Germany.

    The following table sets forth sales and long-lived assets based on geographic areas:

2000
(E in thousands)
Sales:
Germany	115,504
Netherlands	8,839

Total sales-net	124,343

Long-lived assets:
Germany	603,692
Netherlands	369,710

Total long-lived assets-net	973,402

20. ASSETS AND LIABILITIES

    The following table sets forth the classification between current and noncurrent for assets and liabilities:

	December 31,
	1998	1999	2000
	(E in thousands)
Cash	7,847	8,367	4,643
Trade accounts receivable—net	2,783	3,715	9,178
Deferred tax assets	4,893	462	—
Other current assets	16,576	6,831	16,113

Total current assets	32,099	19,375	29,934
Property and equipment—net	278,344	276,788	559,581
Goodwill—net	242,148	238,850	357,754
Customer lists—net	—	—	56,067
Deferred tax assets	39,936	46,844	48,169
Foreign currency contracts	10,638	—	—
Other assets	6,064	4,779	26,340

Total assets	609,229	586,636	1,077,845

F–34

Accounts payable	4,597	5,806	26,786
Accrued expenses	26,450	14,800	24,608
Deferred revenue	4,910	12,593	2,736
Deferred purchase obligations	3,388	2,304	4,228
Sale-leaseback obligations—current portion	21,437	3,481	4,341
Bank and other debt—current portion	3,076	240	955

Total current liabilities	63,858	39,224	63,654
Sale-leaseback obligations	22,729	10,641	9,328
Related party obligations	264	245	245
Bank and other debt	140,799	207,851	735,236
Senior Notes	141,107	—	—

Total liabilities	368,757	257,961	808,463

21. SUBSEQUENT EVENTS

    On January 1, 2001, the Company acquired the shares of Grossgemeinschafts-Antennenanlangen Lizenz und Betriebs GmbH ("GGA") for total consideration of approximately E2,213,000. GGA passed approximately 5,000 homes and served approximately 4,212 customers at the time of the acquisition.

    On January 1, 2001, the Company acquired the shares of Telekommunikations GmbH Kirchheimbolanden ("TKK") for total consideration of approximately E1,000,000. TKK passed approximately 4,120 homes and served approximately 1,790 customers at the time of the acquisition.

    On January 1, 2001, the Company signed an agreement to acquire 51% of the shares of Tele-Kommunikationsgesellschaft mbH Eisenhüheustadt, ("TKE") for total consideration of approximately E26,000. The approval of the town council and the responsible state authorities is still required for completion of this transaction. The Company has the right to acquire the remaining 49% of the shares for E7,414,000 in 2002. The seller has the right to put the remaining 49% to PrimaCom for the same amount. TKE passed approximately 11,700 homes and served approximately 10,300 customers at the time of the acquisition.

    On March 29, 2001, the Company entered into an agreement and United Pan-Europe Communications N.V. ("UPC"), its largest shareholder to combine their German cable businesses. Under the terms of the agreement, the Company will combine with UPC's German subsidiary EWT/TSS, which has approximately 570,000 cable television subscribers, UPC will assign its option to acquire potentially 530,000 additional cable television subscribers from Deutsche Bank and will contribute its subsidiary B.V. Holding CAI located in Alkmaar, The Netherlands, which has approximately 42,000 subscribers. This agreement is subject to a number of conditions, including shareholder approval.

F–35

PRIMACOM AG AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended March 31,
	2000	2001	2001
	(E'000)	(E'000)	(U.S.$'000)
	(unaudited)
Revenues	27,063	38,852	34,168
Operating costs and expenses:
Operating	6,226	8,784	7,725
Selling, general and administrative	5,125	9,866	8,676
Corporate overhead	4,081	3,881	3,413
Depreciation and amortization	15,431	26,580	23,375

Total	30,863	49,111	43,189

Operating loss	(3,800)	(10,259)	(9,021)
Interest expense:
Bank debt	3,105	16,660	14,651
Sale-leaseback	406	371	326

Total	3,511	17,031	14,977
Other income	—	205	180
Loss from continuing operations before income taxes and other items	(7,311)	(27,085)	(23,818)
Income tax (expense) benefit	(221)	460	405

Loss from continuing operations before minority interest and equity earnings	(7,532)	(26,625)	(23,413)
Minority interest in net income of subsidiaries	43	36	32
Equity loss in affiliate	—	64	56

Loss before cumulative effect of change in accounting principle	(7,575)	(26,725)	(23,501)
Cumulative effect of change in accounting principle	—	(946)	(832)

Net loss	(7,575)	(27,671)	(24,333)

Loss per share:
Basic and diluted:
Continuing operations	(0.38)	(1.35)	(1.19)
Net loss	(0.38)	(1.40)	(1.28)

See accompanying notes to condensed consolidated financial statements.

F–36

PRIMACOM AG AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2000	2001	2001
	(E'000)	(E'000)	(U.S.$'000)
	(unaudited)
Cash	4,643	4,945	4,349
Trade accounts receivable—net	9,178	7,638	6,717
Deferred tax asset—net	48,169	49,120	43,198
Property and equipment—net	559,581	559,689	492,207
Goodwill—net	357,754	350,286	308,052
Customer lists—net	56,067	54,866	48,251
Other assets	42,453	34,723	30,537

Total assets	1,077,845	1,061,267	933,311

Accounts payable	26,786	23,567	20,726
Accrued expenses	24,608	23,535	20,698
Deferred revenue	2,736	5,030	4,424
Deferred purchase obligations	4,228	3,017	2,653
Sale-leaseback obligations	13,669	12,630	11,107
Related party liabilities	245	—	—
Bank and other debt	736,191	750,036	659,604

Total liabilities	808,463	817,815	719,212
Minority interest	198	149	132
Shareholders' equity:
Registered capital	50,582	50,582	44,483
Additional paid-in capital	354,838	355,682	312,797
Accumulated deficit	(136,236)	(162,961)	(143,313)

Total shareholders' equity	269,184	243,303	213,967

Total liabilities and shareholders' equity	1,077,845	1,061,267	933,311

See accompanying notes to condensed consolidated financial statements.

F–37

PRIMACOM AG AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months ended March 31,
	2000	2001	2001
	(E'000)	(E'000)	(U.S.$'000)
	(unaudited)
Operating activities
Net cash provided by operating activities	8,393	3,933	3,459
Investing activities:
Purchases of property and equipment	(12,959)	(12,750)	(11,213)
Proceeds of sale of property and equipment	138	788	693
Acquisitions of businesses net of cash acquired	(6,723)	(2,197)	(1,932)
Purchases of additional interest in majority owned subsidiaries	—	(500)	(440)

Net cash used in investing activities	(19,544)	(14,659)	(12,892)
Financing activities:
Proceeds from credit facilities	5,113	10,000	8,794
Net proceeds from bank overdraft	111	3,875	3,408
Repayment of deferred purchase obligations	(742)	(1,533)	(1,348)
Repayments of Deutsche Telekom loan	(32)	(30)	(26)
Repayments of related party liabilities	—	(245)	(215)
Repayments of sale-leaseback obligations	(833)	(1,039)	(914)

Net cash provided by financing activities	3,617	11,028	9,699

Net increase (decrease) in cash and cash equivalents	(7,534)	302	266
Cash and cash equivalents at beginning of period	8,367	4,643	4,083

Cash and cash equivalents and end of period	833	4,945	4,349

See accompanying notes to condensed consolidated financial statements.

F–38

PRIMACOM AG AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements of PrimaCom AG ("PrimaCom" of "the Company") have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") for interim financial information and with the instructions to Form 6-K. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 2000 included in the Company's Annual Report on Form

    All amounts in the accompanying notes to the unaudited condensed consolidated financial statements refer to continuing operations unless otherwise noted.

    All amounts herein are shown in Euro and for the three months ended March 31, 2001 are also presented in U.S. dollars ("U.S.$"), presented solely for the convenience of the reader at the rate of E1.1371 = $1.00, the Noon Buying Rate of the Federal Reserve Bank of New York on March 31, 2001. The translations should not be construed as a representation that the amounts shown could have been, or could be, converted into U.S. dollars at that or any other rate.

2. NEW ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 (FAS 133), "Accounting for Derivative Instruments and Hedging Activities," as amended by FAS 137 and FAS 138, which established new accounting and reporting standards for derivative instruments. These rules require that all derivative instruments be reported in the consolidated financial statements at fair value. The fair value for all derivative contracts is included in other assets or other liabilities and will be recorded each period in the statement of operations or other comprehensive income, depending on whether the derivative is designated as effective as part of a hedged item and on the type of hedge transaction. Gains or losses on derivative instruments reported in other comprehensive income must be classified in the statement of operations in the period in which net earning (loss) are affected by the underlying hedged item and the ineffective portion of all hedges is recognized in other income (expense) in the statements of operations in the current period. These new standards may result in additional volatility in reported earnings (loss), other comprehensive income and accumulated other comprehensive income. These rules became effective for the Company on January 1, 2001. The Company recorded the effect of the transition to these new accounting requirements as a change in accounting principle. The transition adjustment to adopt FAS 133 resulted in a loss of E946,000, net of tax, from the cumulative effect of change in accounting principle.

    The Company is exposed to market risk from changes in interest rates which can impact its operating results and overall financial condition. The Company manages its exposure to these market risks through its operating and financial activities and, when deemed appropriate, through the use of derivative financial instruments.

    The Company has purchased interest rate-cap and floor agreements that are designed to limit its exposure to increasing interest rates and are designed as hedges of borrowings under its variable-rate revolving credit facility during the next five years. An interest rate-cap entitles the Company to receive a payment from the counter-party equal to the excess, if any, of the hypothetical interest expense ("strike price") on a specified notional amount at a current market interest rate over an amount

F–39

specified in the agreement. The only amount the Company is obligated to pay to the counter-party is a contract premium. The Company has also entered into an interest rate-cap agreement with a double strike price. The first strike price of a double strike price is applicable until the relevant interest rate indice exceeds the second strike price at which time the second strike price becomes applicable. The premium of a double strike cap is typically lower than that of a single strike cap. The premium can also be lower in those instances where the agreement includes an interest rate floor. The interest rate floor entitled the counter-party to receive a payment from the Company should interest rates drop below an agreed upon limit ("floor"), effectively limiting the Company's potential benefit from falling interest rates. The strike price of these agreements may exceed the current market levels at the time they are entered into. The interest rate indices specified by the agreements have been and are expected to be highly correlated with the interest rates the Company incurs on its variable-rate revolving credit facility. The contracts are not designated as hedges and are therefore marked-to-market each period through earnings (loss) as a component of interest expense.

3. ACQUISITIONS

    On January 1, 2001, the Company acquired the shares of Grossgemeinschafts-Antennenanlangen Lizenz und Betriebs GmbH ("GGA") for total consideration of approximately E2,213,000. GGA passed approximately 5,000 homes and served approximately 4,212 cable television customers at the time of the acquisition.

    On January 1, 2001, the Company acquired the shares of Telekommunikations GmbH Kirchheimbolanden ("TKK") for total consideration of approximately E1,000,000. TKK passed approximately 4,120 homes and served 1,790 cable television customers at the time of the acquisition.

    On January 1, 2001, the Company signed an agreement to acquire 51% of the shares of Telekommunikationsgesellschaft mbH Eisenhüttenstadt, ("TKE") for total consideration of approximately E26,000. The municipal supervisory Authority of the State of Brandenburg of Eisenhuttenstadt still needs to give its approval to the transaction. The Company has the right to acquire under certain conditions the remaining 49% of the shares for E7,414,000 in 2002. The seller has the right to sell the remaining 49% of the shares to PrimaCom for the same amount. TKE passed approximately 11,700 homes and served 10,300 cable television customers at the time of the acquisition.

    The pro forma impact of these acquisitions on revenues, net loss and net loss per share is immaterial.

4. MERGER AGREEMENT

    On March 29, 2001, the Company entered into an agreement with United Pan-European Communications N.V. ("UPC"), its largest shareholder to combine certain cable operations. Under the terms of the agreement, the Company will merge with UPC's German subsidiary, EWT Electro-und Nachrichtentechnik. In addition, UPC will contribute certain other assets. This agreement is subject to a number of conditions, including shareholder, regulatory and other approvals.

F–40

5. LOSS PER SHARE

    The following table sets forth the computation of basic and diluted loss per share:

	For the three months ended March 31,
	2000	2001
Numerator:
Net loss (E in thousands)	7,575	27,671
Denominator:
Weighted average shares	19,728,552	19,752,608
Basic and diluted loss per share (E)	(0.38)	(1.40)

    Outstanding stock options are excluded from the loss per share calculation because the effect would be anti-dilutive.

6. LITIGATION RELATING TO PRIMACOM

    PrimaCom may from time to time be involved in litigation incidental to the conduct of its business. PrimaCom is not a party to any lawsuit or legal proceeding that, in the opinion of management, is likely to have a material adverse effect on its business and financial condition.

  Litigation Relating to Operations of Suweda prior to Merger

    As a result of the merger between KabelMedia and Suweda in December 1998, PrimaCom succeeded to certain litigation against Suweda or its affiliates. In order to allocate the risks related to this litigation, KabelMedia and Wolfgang and Ludwig Preuss, two major shareholders of Suweda, entered into an indemnity agreement under which Wolfgang and Ludwig Preuss, jointly and severally, agreed to indemnify KabelMedia, PrimaCom and its successors, until November 20, 2003, from any claim and damages arising out of events relating to Suweda prior to its merger with it, whether brought against PrimaCom or its affiliates, its officers or former officers, or KabelMedia (its predecessor) in its capacity as Suweda's successor, including certain ongoing litigation.

    All litigation risks vis-à-vis manufacturers or users arising from the planning, manufacturing, operation and distribution of broadband cable networks, and all litigation risks arising in the ordinary course of business and which do not exceed approximately E13,000 individually or approximately E511,000 in the aggregate, are excluded from this indemnification. In the event the total claims exceed E511,000, the liability under the indemnity agreement will be limited to the amount of such excess. PrimaCom has the right to manage any litigation but Wolfgang and Ludwig Preuss have the right to object to the settlement of any claim. The agreement provides that any dispute between PrimaCom and Wolfgang and Ludwig Preuss regarding such settlement will be determined by an independent lawyer.

    There is currently one ongoing civil proceedings covered by the indemnity agreement. This litigation was instituted by the East German Privatization Agency (Bundesanstalt fur Vereinigungsbedingte Sonderaufgaben, or BVS) against Suweda and arose from Suweda's purchase of Brandenburgische Bau AG, or BAAG. BVS sued Suweda for payment of E7,465,000 for breach of contract. BVS alleged that Suweda, by reducing the workforce of BBAG, had acted in breach of contract. The district court in Berlin dismissed the claim for payment. In November 1998, BVS appealed this decision, reducing its claim to E6,851,000. PrimaCom has rescinded a settlement which was reached at a first court hearing on November 1, 2000, pursuant to which PrimaCom would have

F–41

had to pay E3,553,000 to BVS. The superior court of Berlin has scheduled the next hearing for June 2001. There is a risk that BVS will increase its claim to the original amount.

  Litigation with Housing Association

    During 1998, GGG in Chemnitz, a housing association which is party to a concession agreement with PrimaCom, brought a civil action seeking to limit PrimaCom's ability to increase the subscriber fees charged by it to tenants of the housing association without the prior consent of the housing association. The housing association's claim was based on a clause in the concession agreement which GGG contended makes increases in subscriber fees subject to the consent of the housing association. Subsequently, Chemnitzer Siedlungsgemeinschaft e.G., another housing association in Chemnitz which is party to a concession agreement with PrimaCom containing a similar clause, joined this civil action on the plaintiffs side. PrimaCom serves 30,000 and 4,000 subscribers under these concession agreements.

    In October 1998, the court of first instance hearing the claim against PrimaCom in Chemnitz held in favor of GGG. PrimaCom appealed the decision of the Chemnitz court to the superior court (Oberlandesgericht) in Dresden. In these appeal proceedings, in addition to Chemnitzer Siedlungsgemeinschaft e.G., two more housing associations, Wohnungsbaugenossenschaft Chemnitz- Helbersdorf e.G., through which PrimaCom serves 128 subscribers, and Helbersdorfer To Wohnungs- und Vetriebs und Verwaltungs GmbH & Co. KG, through which PrimaCom serves 24 subscribers, also joined this civil action on GGG's side. The superior court in Dresden dismissed our appeal. PrimaCom then appealed this judgment to the Federal Civil Court (Bundesgerichtshof) in the Spring of 1999. Even though PrimaCom believes that eventually it will prevail in these proceedings, PrimaCom has not recognised the revenue associated with the rate increase in question since January 1, 1999. The grounds of appeal filed with the Federal Civil Court are focused on legal issues related to German competition law. The court hearing before the Federal Civil Court was scheduled for March 6, 2001 and on that date the Federal Civil Court held that the decision of the Superior Court in Dresden is reversed and the action brought against us before the Chemnitz courts was dismissed. PrimaCom is awaiting the opinion of the Federal Civil Court in this case before ascertaining the impact of this decision on its business.

    In December 1998, GGG gave notice of termination of the concession agreement with effect from December 31, 1999, approximately 12 years prior to the end of its term. The bases asserted for this early termination were an alleged breach of the concession agreement when PrimaCom increased prices without the consent of GGG, as well as the action which was the subject matter of the lawsuit now pending before the Federal Civil Court referred to above; and an allegation that because the concession agreement contains standard non-negotiated terms and the duration of the contract is 20 years, it is terminable at any time by either party. PrimaCom rejected the early termination and GGG sought judicial confirmation of the early termination, filing another civil action against PrimaCom to this end with the Regional Court (Landgericht) in Chemnitz. On January 17, 2000, this court dismissed the action. It acknowledged its substantial investments in Chemnitz and further ruled that in considering the duration of a concession agreement as imposing hardship on the house owner, the period which is required for building the cable network must not be taken into account, and hence confirmed its long-term contract concluded with GGG. It is also ruled that irrespective of whether consent by the GGG Housing Association was required, increase in its fees did not constitute sufficient grounds for early termination of the contract. In February 2000, GGG appealed the decision to the

F–42

Superior Court in Dresden. The Regional Court has stayed the proceedings until the Federal Civil Court has rendered its decision in the case now pending before that court, referred to in the previous paragraph. PrimaCom believes that it will eventually prevail in this matter.

    In October 1999, Wohnungsbaugenossenschaft Wendenschloss e.G., through which PrimaCom serves 1,365 subscribers, applied to the Regional Court (Landgericht) in Berlin for a judgment permitting the early termination of its concession agreement. The court has held that the concession agreement is terminable after 12 years. PrimaCom has appealed the decision to the Court of Appeal (Kammergericht) in Berlin and a hearing has been scheduled for July 2, 2002.

  Programming Litigation with Housing Authorities and with Program Providers

    In early September 2000, PrimaCom, through its subsidiary PrimaCom Region Leipzig GmbH & Co KG, conducted a test launch of its digital television product in Leipzig and chose the premises of Wohnungsbaugenossenschaft Leipzig e.G., a local housing association in Leipzig, as a test area. On October 18, 2000, the District Court in Leipzig issued an injunction on application of Wohnungsbaugenossenschaft Leipzig e.G., which precluded it from (1) reducing its previous offering of analog television channels and (2) offering digital television to subscribers on the premises of Wohnungsbaugenossenschaft Leipzig e.G. The court held that PrimaCom had violated the terms of the concession agreement by reducing its analog television offering and by introducing digital television without obtaining the prior approval of the housing association. After the injunction was issued, PrimaCom restored its analog television offering and entered into negotiations with Wohnungsbaugenossenschaft Leipzig e.G. in an effort to jointly revise the concession agreement to allow for the introduction of digital television in premises owned by the housing association. PrimaCom has also appealed the decision of the District Court to the Superior Court (Oberlandesgericht) in Dresden. The Superior Court cancelled the first hearing that had been scheduled for April 5, 2001. A new first hearing has not been re-scheduled.

    In November and December 2000, several German program providers (Kabel 1, SAT 1, Pro 7, DSF, tm 3, N 24, RTL 2, Super RTL and Vox) obtained injunctions from the District Court in Leipzig precluding PrimaCom from carrying the programs provided by Kabel 1, Pro 7, DSF, tm 3 and N 24 on its cable networks solely in digital format, and from carrying programs provided by RTL2, Super RTL and Vox in digital format in return for the payment of subscriber fees without the consent of these program providers. PrimaCom has restored its analog television offering and is validly operating under the injunctions. PrimaCom commenced negotiations with these programmers and reached an agreement with RTL 2, Super RTL and Vox on February 1, 2001, and with tm 3 on February 23, 2001. Both agreements provide that PrimaCom will continue to carry the programs of RTL and tm 3 in analog and digital format and PrimaCom will neither pay nor receive payment for this programming. The agreements further provide that PrimaCom will work with the other parties toward a definitive programming agreement and that in the event any fees are to be paid under that agreement, the payment will be retroactive to January 1, 2001. PrimaCom is also engaged in negotiations with Kabel 1, Pro 7, DSF and N24, which are all seeking judicial confirmation to prevent it from offering its programs in either analog and digital formatting. The first court hearing for DSF was on February 27, 2001. The District Court in Leipzig has re-scheduled its announcement of the decision for May 15, 2001. PrimaCom believes that it may lose these proceedings and be prohibited from broadcasting the DSF channel in digital format. PrimaCom plans to appeal any adverse decision in this matter.

F–43

7. ASSETS AND LIABILITIES

    The following table sets forth the classification between current and noncurrent for assets and liabilities:

	December 31, 2000	March 31, 2001
		(unaudited)
	(E in thousands)
Cash	4,643	4,945
Trade accounts receivable—net	9,178	7,638
Deferred tax assets	—
Other current assets	16,113	9,093

Total current assets	29,934	21,676
Property and equipment—net	559,581	559,689
Goodwill—net	357,754	350,286
Customer lists—net	56,067	54,866
Deferred tax assets	48,169	49,120
Other assets	26,340	25,630

Total assets	1,077,845	1,061,267

Accounts payable	26,786	23,567
Accrued expenses	24,608	23,535
Deferred revenue	2,736	5,030
Deferred purchase obligations	4,228	3,017
Sale-leaseback obligations—current portion	4,341	—
Bank and other debt—current portion	955	—

Total current liabilities	63,654	55,149
Sale-leaseback obligations	9,328	12,630
Related party obligations	245	—
Bank and other debt	735,236	750,036

Total liabilities	808,463	817,815

8. SUBSEQUENT EVENTS

    The Company has received commitments from a group of international banks to amend its existing E1.0 billion revolving credit facility and E375,000,000 senior working capital facility. The amendment will release certain security and re-state certain other terms and conditions, including borrowing conditions and financial covenants. The amendment closed on May 15, 2001 and the Company paid fees of approximately E7,800,000 in connection with the amendment.

    The Company announced on May 30, 2001 that it had acquired Quick Net, a subsidiary of Sonera Plaza Netherland B.V. for approximately E8,400,000. Concurrent with the acquisition PrimaCom sold a portion of the business to UPC NL and Chello Broadband N.V. for between E5,300,000 and E3,600,000 depending on the final terms and condition. Quick Net provided high speed Internet access services to approximately 40,000 subscribers in the Netherlands. Approximately 20,000 of Quick Net's subscribers were served by Multikabel's broadband networks. The 20,000 subscribers served by Multikabel's network, all modems currently used to service these subscribers, an additional four thousand modems, the server park and a fully equipped call centre will be retained by Multikabel.

F–44

REPORT OF INDEPENDENT AUDITORS

    We have audited the accompanying consolidated balance sheets of EWT Elektro- und Nachrichtentechnik GmbH as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive income/(loss), shareholders' equity/(deficit) and cash flows for the three months ended December 31, 2000, the nine months ended September 30, 2000, and the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EWT Elektro- und Nachrichtentechnik GmbH as of December 31, 2000 and 1999 and the results of their operations and their cash flows for the three months ended December 31, 2000, the nine months ended September 30, 2000, and the years ended December 31, 1999 and 1998, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen
Wirtschaftsprüfergesellschaft
Steuerberatungsgesellschaft mbH

Isele	von Borries
Wirtschaftsprüfer	Wirtschaftsprüfer

Munich, Germany, May 22, 2001

F–45

EWT Elektro-und Nachrichtentechnik GmbH

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

	Successor (note 2)	Predecessor (note 2)
			Year ended December 31,
	Three months ended December 31, 2000	Nine months ended September 30, 2000
			1999	1998
	(E in thousands)
Revenues	11,695	39,122	48,968	46,679
Operating expenses:
Operating	(3,961)	(16,866)	(19,431)	(18,768)
Selling, general and administrative	(3,138)	(11,099)	(7,039)	(7,328)
Depreciation	(3,874)	(10,140)	(12,911)	(12,817)
Amortization of goodwill and other intangible assets	(18,947)	(645)	(756)	(83)

Total operating expenses	(29,920)	(38,750)	(40,137)	(38,996)

Operating profit (loss)	(18,225)	372	8,831	7,683
Gain (loss) on disposal of fixed assets	—	—	(638)	423
Interest income	72	83	117	154
Interest expense	(1,396)	(3,948)	(5,044)	(5,378)
Other non-operating income, net	135	333	2,329	1,030

Income (loss) before minority interests and income taxes	(19,414)	(3,160)	5,595	3,912
Minority interests	(16)	(28)	4	(241)
Income tax benefit (expense)	34,824	2,039	(3,047)	(2,265)

Net income (loss)	15,394	(1,149)	2,552	1,406

Minimum pension liability adjustment	—	79	(423)	—

Other comprehensive income	—	79	(423)	—

Total comprehensive income (loss)	15,394	(1,070)	2,129	1,406

The 1998 accounts have been restated from Deutsche Marks into euros at an exchange rate of DM 1.95583 to E1.00, the fixed exchange rate of January 1, 1999.
The accompanying notes are an integral part of these consolidated financial statements.

F–46

EWT Elektro-und Nachrichtentechnik GmbH

CONSOLIDATED BALANCE SHEETS

	Successor (note 2)	Predecessor (note 2)
	December 31, 2000	December 31, 1999
	(E in thousands)
Assets:
Current assets:
Cash and cash equivalents	817	2,307
Accounts receivable (less allowance for doubtful accounts of E57 and E211, as of December 31, 2000 and 1999, respectively)	3,906	6,465
Inventories	2,263	2,619
Prepaid compensation	2,307	—
Other current assets	5,913	3,316

Total current assets	15,206	14,707

Notes receivable (less allowance of E105 and E103, as of December 31, 2000 and 1999, respectively)	286	409
Property, plant and equipment, net	77,073	82,610
Customer list, net	167,068	—
Goodwill and other intangible assets, net	913,475	4,240
Intangible pension asset	—	339
Prepaid compensation	1,759
Other long-term investments	753	483

Total assets	1,175,620	102,788

Liabilities and shareholders' equity:
Current liabilities:
Accounts payable	3,813	3,773
Tax-related accruals	1,237	1,141
Accrued expenses	6,216	5,147
Current maturities of long-term debt	12,729	9,777
Short-term debt	21,931	15,136
Deferred income	1,380	1,600

Total current liabilities	47,306	36,574

Pension accrual	2,109	2,290
Long-term debt, net of current maturities	45,619	53,747
Deferred tax liabilities, net	79,768	1,851

Total liabilities	174,802	94,462

Commitments and contingencies (note 17)
Minority interests	244	1,064
Shareholders' Equity:
Capital subscribed	28	26
Additional paid-in capital	985,152	—
Retained earnings	15,394	7,659
Accumulated other comprehensive loss	—	(423)

Total shareholders' equity	1,000,574	7,262

Total liabilities and shareholders' equity	1,175,620	102,788

The 1998 accounts have been restated from Deutsche Marks into euros at an exchange rate of DM 1.95583 to E1.00, the fixed exchange rate of January 1, 1999.
The accompanying notes are an integral part of these consolidated financial statements.

F–47

EWT Elektro-und Nachrichtentechnik GmbH

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

	Capital Subscribed	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive (Loss)	Total Shareholders' Equity (Deficit)
	(E in thousands)
Balance, January 1, 1998, predecessor (note 2)	26	—	3,701	—	3,727
Net income	—	—	1,406	—	1,406

Balance, December 31, 1998, predecessor (note 2)	26	—	5,107	—	5,133
Net income	—	—	2,552	—	2,552
Minimum pension liability adjustment	—	—	—	(423)	(423)

Balance, December 31, 1999, predecessor (note 2)	26	—	7,659	(423)	7,262
Dividends declared	—	—	(29,985)	—	(29,985)
Capital increase	2	—	—	—	2
Net loss	—	—	(1,149)	—	(1,149)
Minimum pension liability adjustment	—	—	—	79	79

Balance, September 30, 2000, predecessor (note 2)	28	—	(23,475)	(344)	(23,791)
Net assets contributed	28	953,372	—	—	953,400
Capital increase	—	31,780	—	—	31,780
Net income	—	—	15,394	—	15,394

Balance, December 31, 2000, successor (note 2)	28	985,152	15,394	—	1,000,574

The 1998 accounts have been restated from Deutsche Marks into euros at an exchange rate of DM 1.95583 E1.00, The fixed exchange rate of January 1, 1999.
The accompanying notes are an integral part of these consolidated financial statements.

F–48

EWT Elektro-und Nachrichtentechnik GmbH

CONSOLIDATED STATEMENTS OF CASH FLOWS

			Year ended December 31,
	Successor (note 2)
		Predecessor (note 2)
	Three months ended December 31, 2000	Nine months ended September 30, 2000	1999	1998
	(E in thousands)
Cash flow from operating activities:
Net income (loss)	15,394	(1,149)	2,552	1,406
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Minority interests	16	28	(4)	241
Undistributed earnings of affiliate	2	(33)	99	77
Depreciation and amortization	22,821	10,785	13,667	12,900
Write-downs of other long term investments	—	11	—	—
(Gain)/loss on sale of fixed assets	—	—	638	(423)
Changes in operating assets and liabilities:
Inventories	294	(808)	1,072	(1,469)
Accounts receivable	57	(653)	524	(4,214)
Prepaid compensation	(587)	(4,653)		—
Other current assets	(811)	(887)	550	358
Accounts payable	(2,613)	4,702	(1,603)	(969)
Pension accrual	65	354	148	136
Accrued expenses	(5,108)	6,190	(314)	385
Tax-related accruals	12	83	(951)	(62)
Deferred tax liabilities	(34,888)	(1,349)	317	130
Other short-term debt	(1,828)	2,071	(771)	1,113
Deferred income	(2,409)	(2,207)	(83)	525

Net cash provided by/(used in) operating activities	(9,583)	16,899	15,841	10,134

Cash flow from investing activities:
Proceeds from sale of fixed assets	—	—	991	1,173
Purchase of property, plant and equipment	(3,017)	(9,351)	(12,680)	(7,257)
Purchase of intangible assets	—	(76)	(935)	(195)
Notes receivables	18	—	(256)	(256)
Acquisitions, net of cash acquired	(1,921)	(5,015)	(71)	—

Net cash used in investing activities	(4,920)	(14,442)	(12,951)	(6,535)

F–49

Cash flow from financing activities:
Proceeds from capital increase	31,780	—	—	—
Principal payments under capital lease obligation	(43)	(210)	(191)	(109)
Proceeds in sale-leaseback transaction	—	—	284	—
Net change in overdrafts	(567)	1,720	5,071	(836)
Proceeds from bank loans	16,361	4,092	2,449	6,789
Repayments of bank loans	(3,562)	(9,030)	(14,555)	(10,435)
Proceeds from silent partnership loan	—	—	2,556	—
Dividend distribution to minority shareholders	—	—	(84)
Dividend distribution	(29,985)	—	—	—

Net cash provided by/(used in) financing activities	13,984	(3,428)	(4,470)	(5,194)

Net decrease in cash and cash equivalents	(519)	(971)	(1,580)	(1,595)

Cash and cash equivalents at the beginning of the period	1,336	2,307	3,887	5,482

Cash and cash equivalents at the end of the period	817	1,336	2,307	3,887

Supplemental disclosure of cash flow information:
Cash paid for interest	1,309	3,925	4,934	5,450
Cash paid for income taxes	22	2,457	2,777	2,124
Assets acquired under capital leases	—	485	795	390

The 1998 accounts have been restated from Deutsche Marks into euros at an exchange rate of DM 1.95583 DM to E1.00, the fixed exchange rate as of January 1, 1999.
The accompanying notes are an integral part of these consolidated financial statements.

F–50

EWT Elektro-und Nachrichtentechnik GmbH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

    EWT Elektro- und Nachrichtentechnik GmbH (``EWT" or the ``Company"), a private German company, was established on June 6, 1972, in Augsburg. EWT and its subsidiaries (the "Group") operate cable networks for residential customers in Germany, which are managed through 13 branches and several service points.

    As of December 31, 2000, the Company consolidated seven subsidiaries: TSS Telekabel Service Süd Marketing & Verwaltung GmbH ("TSS"), Augsburg, RFC Radio-, Fernseh- und Computertechnik GmbH ("RFC"), Chemnitz, EWT Communications GmbH ("EWT Com"), Augsburg, ADiC Antennendienst Calau GmbH ("ADiC"), Calau, EWT GmbH und TSS GmbH GbR ("EWT GbR"), Augsburg, Bbcom Berlin-Brandenburgische Kommunikationsgesellschaft mbH ("Bbcom"), Berlin and Kabeldienst-Kabelanschluß Verwaltungsgesellschaft mbH, Hannover. During the year ended December 31, 2000, EWT acquired ADiC and increased its shareholdings in TSS and RFC by acquiring the minority interests.

2. THE ACQUISITION BY UPC GERMANY GmbH

    On October 2, 2000, the Company was acquired by UPC Germany GmbH, a German private corporation. UPC Germany GmbH is a subsidiary of United Pan-Europe Communications N.V. ("UPC"), Amsterdam, The Netherlands. UPC Germany GmbH acquired all of the shares in EWT in a combined cash and share transaction. Following this transaction, the former owners of EWT hold 49% of the voting rights in UPC Germany GmbH.

    The acquisition of EWT by UPC Germany GmbH was accounted for using the purchase method of accounting, with all purchase accounting adjustments "pushed-down" to the consolidated financial statements of EWT and its subsidiaries. Accordingly, the purchase price was allocated to the underlying assets and liabilities using their fair values, based on the completion of the preliminary evaluation of the fair values of EWT's assets and liabilities at the date of acquisition using information currently available. The excess of cost over the fair value of net assets acquired was allocated to goodwill.

    The preliminary consideration paid by UPC Germany GmbH for all shares outstanding totaled E953,400,000. The purchase contract includes an option that entitles the acquirer to resell three Group companies, comprising certain non-cable or foreign operations, to the former shareholders for a price of DM 4 (E2). The option was exercised by UPC on October 25, 2000. The fair values assigned to these three companies reflect the purchase price as defined by the option.

    As a result of the acquisition, UPC Germany GmbH pushed down its basis of accounting in the net assets contributed to the Company establishing a new basis of accounting as of the acquisition date.

F–51

    The following is a summary of the preliminary purchase price allocation (including debt assumed):

Amount
(E in thousands)
Net current liabilities	(40,922)
Net non-current liabilities	(114,957)
Property, plant and equipment	77,536
Assembled work force	15,100
Tradename	32,700
Customer List	169,900
Favorable supply contract	2,700
Goodwill	875,851

1,017,908

    The assembled workforce, tradename and customer list are being amortized over a period of 15 years. The favorable supply contract is being amortized over the remaining contract period of 1.25 years. Goodwill is being amortized over a period of 15 years.

    The following unaudited pro forma condensed consolidated results for the nine months ended September 30, 2000, and the immediately preceding year ended December 31, 1999, give effect to the acquisition of EWT as if it had occurred at the beginning of the periods presented. This pro forma condensed consolidated financial information does not purport to represent what the Company's results would actually have been if such transactions had occurred on such date. The pro forma operating results reflect the usage of the preliminary purchase price allocation for EWT, in addition to other currently available information and certain assumptions that management believes are reasonable.

	Successor (note 2)	Predecessor (note 2)
	Three months ended December 31, 2000	Nine months ended September 30, 2000	Nine months ended September 30, 2000	Year ended December 31, 1999	Year ended December 31, 1999
	Historical	Historical	Pro Forma (unaudited)	Historical	Pro Forma (unaudited)
	(E in thousands)
Revenues	11,695	39,122	39,122	48,968	48,968
Net income (loss)	15,394	(1,149)	(52,845)	2,552	(66,376)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

    The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP"). The Company maintains its financial records in accordance with the German Commercial Code, which represents accounting principles generally accepted in Germany ("German GAAP"). German GAAP

F–52

varies in certain significant respects from US GAAP. Accordingly, the Company has recorded certain adjustments in order that these financial statements are in accordance with US GAAP.

    The accompanying consolidated financial statements and the related notes are presented in euros (E) unless indicated otherwise. The Company previously reported its financial statements in Deutsche Marks (DM). The conversion of Deutsche Mark amounts into euros related to the financial information presented prior to the creation of the euro on January 1, 1999, was calculated using the exchange rate as of January 1, 1999, which was E1 to DM 1.95583. The comparative consolidated statements reported in euros show the same trends as would have been presented if the Company had presented such statements in Deutsche Marks. The consolidated financial statements are not comparable to financial statements of other companies that report in euros and that restate amounts from currencies other than Deutsche Marks.

Basis of Consolidation

    The accompanying consolidated financial statements include the accounts of EWT and all subsidiaries where it exercises a controlling financial interest through the ownership of a majority of voting interest. Investments in which the Company exercises significant influence, but which it does not control (generally 20–50% ownership interest) are accounted for under the equity method of accounting. Investments in which the Company has less than 20% ownership interest are accounted for under the cost method of accounting when the Company cannot exercise significant influence over the investment and when the investee is not a publicly traded company. All significant intercompany accounts and transactions have been eliminated in consolidation.

    Minority interests as of December 31, 2000 represent the 49% minority ownership in Bbcom. Minority interests as of December 31, 1999, represent the 49% minority ownership in Bbcom, the 49% minority ownership in Alfred Tkatsch, Josef Steger, EWT GmbH und TSS GmbH GbR, ("Microsyst GbR"), the 49% minority ownership in MicroSYST Systemelectronic GmbH ("MicroSYST GmbH"), the 49% minority ownership in F.C.A a.s., ("FCA"), Prague, Czech Republic, the 30% minority ownership in TSS and the 49% minority ownership in RFC. Microsyst GbR, MicroSYST GmbH and FCA were sold to the former shareholder of EWT (see note 2).

Use of Estimates

    The preparation of financial statements in accordance with US GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

    All highly liquid investments with original maturities of three months or less are considered to be cash or cash equivalents.

F–53

  Allowance for Doubtful Accounts

    Accounts receivables with recognizable collection risks are provided for by adequate allowances, while uncollectible receivables are written-off. Trade accounts receivable are expected to be settled within one year of the origination of the receivable.

Concentration of Credit Risk

    Financial instruments that potentially subject the Company to concentrated credit risks consist primarily of trade receivables. Concentrations of credit risk with respect to accounts receivable are limited due to the Company's large number of customers.

Property, Plant and Equipment

    Property, plant and equipment is stated at cost, less accumulated depreciation and consists of assets used in the operation of cable television systems.

    Additions to property, plant and equipment include major expenditures and replacements that extend useful lives or increase capacity. Assets constructed incorporate labor, overhead expense and interest charges. When assets are sold or retired, their cost and related accumulated depreciation are removed from the appropriate accounts. Any gains or losses on disposition of such assets are recorded as other operating income or other operating expense. Maintenance and minor repairs are charged to operations as incurred.

    Depreciation is provided using the straight-line method over estimated useful lives as follows: cable television networks: 12 years; equipment, fixtures and vehicles: five to 10 years; buildings: 25 years; and purchased software: three to four years.

    Leasehold improvements are amortized over the shorter of the remaining term of the lease or the estimated useful life of the improvements of 10 years.

    Assets held under capital lease are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease.

Goodwill and Other Intangible Assets

    Cost in excess of net assets of businesses acquired represents the unamortized excess of the cost of acquiring a business over the fair values of the net assets received at the date of acquisition. Goodwill is being amortized on a straight-line basis over 15 years.

    Purchased software, licenses and other intangible assets are stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the respective classes of assets. The amortization period is determined separately for each asset and ranges from 12 to 15 years for licenses and three to four years for purchased software and other intangible assets.

F–54

Impairment of Long-lived Assets

    The Company periodically evaluates the recoverability of the carrying amount of its long-lived assets. Whenever events or changes in circumstances indicate that the carrying amounts of those assets may not be recoverable, the Company will compare undiscounted net cash flows estimated to be generated by those assets to the carrying amount of those assets. When these undiscounted cash flows are less than the carrying amounts of the assets, the Company will record impairment losses to write the asset down to fair value, measured by the discounted estimated net future cash flows expected to be generated from the assets.

Advertising Cost

    Advertising costs are expensed as incurred. For the three months ended December 31, 2000, the nine months ended September 30, 2000, and the years ended December 31, 1999 and 1998, the Company incurred advertising costs of E14,000, E380,000, E354,000 and E653,000, respectively.

Income Taxes

    The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

    In Germany, until the tax law was changed on October 23, 2000, income was taxed at two different rates. A higher "undistributed" tax rate is applied to income generated but not distributed to shareholders. Upon distribution, such income is taxed at a lower "distributed" tax rate. The Company records deferred taxes at the undistributed tax rate. A tax credit is then recorded for differences between the undistributed and distributed tax rates in the period in which income is distributed to shareholders, and the related deduction is claimed on the Company's tax return.

    Effective January 1, 2001, all income will be taxed at one rate. Accordingly, the Company has applied the enacted rate when measuring deferred tax assets and liabilities as of December 31, 2000.

Inventories

    Inventories consist of raw materials and supplies, work in process and finished goods that have been purchased from suppliers but not yet billed to customers and are stated at acquisition cost. Inventories are shown at the lower of cost or market. Cost is principally determined using the weighted average method for raw materials and supplies. Manufacturing cost is used to value finished goods and work in process. Manufacturing cost includes direct labor, raw materials and manufacturing overhead.

Revenue Recognition

    Revenue related to the provision of services to customers is recognized in the period in which the related services are provided. The Company generates revenues primarily from subscription fees in connection with cable television services. Revenues from subscriptions are recognized based on individual contracts with the subscribers. The individual contracts include fixed and determinable fees.

F–55

Before accepting a new residential customer, the Company analyses the customer's credit worthiness to ensure collectibility.

    The Company generates a relatively small portion of other revenues from (a) monitoring systems and other cable television applications, (b) network construction and the sale of communication systems, (c) cable television network maintenance and (d) other telephony and internet services. Revenues from these services and sales are recognised, when persuasive evidence of an agreement exists, the service is provided or delivery is made, the price is fixed and determinable and collectibility is probable.

Fair Value of Financial Instruments

    The amounts reported in the consolidated balance sheets for cash and cash equivalents, trade receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments. The amounts reported in the consolidated balance sheets relating to the Company's long-term debt approximate fair value since the various interest rates on the long-term debt obligations approximate the current market interest rates.

New Accounting Standards

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or a liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific accounting criteria are met. If a derivative instrument qualifies for hedge accounting, the gains or losses from the derivative may offset results from the hedged item in the statement of operations or other comprehensive income, depending on the type of hedge. To adopt hedge accounting, a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

    Statement of Financial Accounting Standards No. 137, ``Accounting for Derivative Instruments—Deferral of the Effective Date of FASB Statement 133" ("SFAS 137"), delayed the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. A company may implement the statements as of the beginning of any fiscal quarter after issuance; however, SFAS 133 cannot be applied retroactively.

    In June 2000, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" ("SFAS 138"). This Statement addresses a limited number of issues causing implementation difficulties for numerous entities that apply SFAS 133 and this Statement amends the accounting and reporting standards of SFAS 133 for certain derivative instruments and certain hedging activities.

    The adoption of SFAS 133, SFAS 137 and SFAS 138 is not expected to have a material impact on the financial position or the results of operations of the Company.

F–56

4. ACQUISITIONS

Investments accounted for under the purchase method

    On April 29, 1999, EWT acquired 51% of the shares of FCA, for cash of E14,000.

    On January 1, 2000, EWT and its subsidiary EWT Com acquired all general and limited partnership shares of Dobrott KG, Berlin, ("Dobrott'), a German partnership, for cash of E991,000. In October 2000, EWT dissolved the partnership. As a result of the dissolution EWT assumed all assets and liabilities of Dobrott. The dissolution and assumption is accounted for as a reorganization of entities under common control. Accordingly, the historic results and operations and financial position have been combined in a manner similar to a pooling of interests.

    On February 4, 2000, TSS acquired the shares of ADiC for cash of E588,000.

    FCA, Dobrott and ADiC operate cable networks for residential customers in Germany.

    On September 27, 2000, the Company acquired the 49% minority interest in RFC for cash of E3,875,000. RFC owns cable networks in the German federal state of Saxony. It provides cable networks planning and construction services to other group companies.

    All acquisitions were accounted for using the purchase method. Accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed, based on the completion of the evaluation of the fair values of the assets and liabilities at the date of acquisition.

    The following is a summary of the purchase price allocation:

Predecessor (note 2)
(E in thousands)
Current assets and other tangible assets	5,502
Liabilities assumed	(5,108)
Goodwill	5,074

Purchase price	5,468

    Goodwill is being amortized over its estimated useful life of 15 years.

    The operating results of these companies have been included in the consolidated statements of operations from the date of acquisition.

Reorganization under common control

    In 2000, EWT purchased the remaining minority interest of 30% in TSS in two separate transactions. Prior to the acquisition by EWT, the 30% minority interest in TSS was owned by immediate family members of the former shareholder.

    On May 5, 2000, EWT acquired 20% of the shares in TSS by issuing new shares valued at E2,000, which equaled the book value of TSS share at the date of acquisition. As a result the subscribed capital of EWT was increased from E26,000 to E28,000.

    On September 27, 2000, EWT acquired the remaining 10% minority shares for a cash consideration of E31,780,000, which equaled the fair value of the minority interest in TSS at the date of acquisition.

F–57

    Since this entity was under the common control of the former shareholders and their immediate family members, which form a control group, the transactions above were accounted for as a reorganization of entities under common control. Accordingly, the historic results of operations and financial position of these entities have been combined in a manner similar to a pooling of interests. Cash paid to acquire the family-owned minority interests is classified as dividend distribution for the amounts exceeding the minority shareholder interests share in carryover basis at the date of acquisition.

Pro forma financial information

    The following unaudited pro forma condensed consolidated results for the nine months ended September 30, 2000, and the immediately preceding year ended December 31, 1999, give effect to the acquisitions of Dobrott, ADiC and RFC as if these had occurred at the beginning of the periods presented. Further, the following unaudited pro forma condensed consolidated results for the year ended December 31, 1999, and the immediately preceding year ended December 31, 1998, give effect to the acquisition of FCA as if it had occurred at the beginning of the periods presented.

    These pro forma results have been prepared for comparative purposes only and include certain adjustments such as additional amortization expense as a result of goodwill and other intangibles arising from the purchase and interest expense on acquisition debt. This pro forma condensed consolidated financial information does not purport to represent what the Company's results would actually have been if such transactions had occurred on such date.

	Predecessor (note 2)
	Nine months ended September 30, 2000	Year ended December 31, 1999	Year ended December 31, 1998
	(E in thousands)
	(unaudited)
Net sales	39,122	49,291	46,700
Net income (loss)	(2,574)	1,907	1,406

5. NOTES RECEIVABLE

    The notes receivable were issued in 1998 and 1999 to a former employee in two equal amounts of E256,000 each. The loan is repayable in monthly installments of at least E10,000 including interest, beginning September 10, 2000. The interest rate on the loan is based on the rate for loan on securities of the German Central Bank plus a margin of 1.5% (7.25% as of December 31, 2000). The loan is secured by a promissory note.

F–58

6. INVENTORIES

    The inventories comprise the following:

	December 31, 2000	December 31, 1999
	(E in thousands)
Finished goods	—	155
Work in process	556	837
Raw materials and supplies	1,707	1,627

Total	2,263	2,619

7. PROPERTY, PLANT AND EQUIPMENT

    The components of property, plant and equipment are as follows:

	December 31, 2000	December 31, 1999
	(E in thousands)
Land and buildings	8,587	9,360
Cable television networks	63,250	107,860
Equipment, fixtures and vehicles	2,195	5,161
Construction in progress	3,504	2,177

Total	77,536	124,558
Less: Accumulated depreciation	(463)	(41,948)

Net book value	77,073	82,610

8. CUSTOMER LIST

	December 31,
	2000	1999
	(E in thousands)
Customer list	169,900	—

Total	169,900	—
Less: Accumulated amortization	(2,832)	—

Net book value	167,068	—

F–59

EWT Elektro-und Nachrichtentechnik GmbH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill and other intangible assets consist of the following:

	December 31,
	2000	1999
	(E in thousands)
Goodwill	875,851	947
Trademark	32,700	—
Assembled work force	15,100	—
Favorable supply contract	2,700	—
Purchased software	221	781
Other intangible assets	3,383	5,553

Total	929,955	7,281
Less: Accumulated amortization	(16,480)	(3,041)

Net book value	913,475	4,240

10. PREPAID COMPENSATION

    Certain key employees of the Company were granted payments totaling E10,226,000 as of September 22, 2000. Of the total, E5,573,000, related to services provided through September 30, 2000 and E587,000 related to services provided in the three months ended December 31, 2000. These amounts are included in selling, general and administrative expenses for respective periods. The remaining E4,066,000 is classified as prepaid compensation for the future services of these employees and will be expensed over the period of those services through 2002. They include a repayment obligation by the grantee, if the grantee does not continue the employment with the Company up to October 30, 2001 or 2002, respectively. Payments with repayment obligations have been deferred and are being amortized over the vesting period.

11. SHORT-TERM DEBT

    Short-term debt consists of the following:

	December 31,
	2000	1999
	(E in thousands)
Bank loans	16,820	8,397
Overdrafts	4,175	4,190
Other short-term debt	936	2,549

Total	21,931	15,136

    As of December 31, 2000, the Company had E9,028,000 (December 31, 1999: E8,027,000) in short-term general purpose lines of credit various major German banks, of which E4,175,000 was drawn as of December 31, 2000. Under these lines of credit, the Company has the option to borrow amounts at various interest rates, payable in Deutsche Mark. There is no restriction of the use of the substantial majority of these borrowings. Lines of credit totaling E6,800,000 were subject to termination in January 2001, however, the Company anticipates that the substantial majority of these lines of credit

F–60

will be extended. The respective borrowings are secured by guarantees given by the former shareholders of the Company. The Company is currently negotiating with the lending banks for the release of these personal guarantees. A credit line of E5,113,000 included in the complete lines of credit referred to above was granted as part of the Consortium Facility (see note 12).

    As of December 31, 2000 the Company had short-term debt outstanding of E16,820,000, comprised of several bank loans. The most significant bank loan amounting to E11,697,000 was used for the acquisition of minority interests in RFC as well as financing the one-time payments made to certain key employees. This loan matures on September 30, 2001. It has an interest rate of 6.53% per annum as of December 31, 2000 and is secured by guarantee given by the former shareholders.

    The interest rates on short-term bank loans outstanding as of December 31, 2000, were between 4.35% and 9.25% (December 31, 1999: between 4.35% and 9.25%) and for overdrafts and credit lines between 7.75% and 11.0% (December 31, 1999: 7.75% and 11.0%).

12. LONG-TERM DEBT

    Long-term debt consists of the following:

	December 31,
	2000	1999
	(E in thousands)
Long-term portion of bank loans	42,474	50,551
Long-term portion of capital lease obligation	589	640
Silent partnership loan	2,556	2,556

Total	45,619	53,747

    Long-term portion of bank loans consists of the following:

	December 31,
	2000	1999
	(E in thousands)
Consortium Facility	29,272	37,708
Other loans	13,202	12,843

Total	42,474	50,551

Consortium Facility

    The acquisition of the Siemens Cable Television ("Siemens CATV") networks by EWT Com in 1997 was financed by EWT Com through credit facilities provided by a consortium of five major German banks ("Consortium Facility"). The Consortium Facility consists of four tranches, each with different terms and conditions. In order to manage interest rate exposure, the Company has entered into an interest rate swap transaction for Part A and an interest rate cap transaction for Part B. Part C and Part D are unhedged. The loan facility under Part D may be used on a revolving basis up to E3,708,000. The interest of the Consortium Facility is based on EURIBOR plus a margin of 2.25%. All tranches are to be repaid in equal quarterly installments. The Consortium Facility includes also a

F–61

mezzanine credit portion of E5,113,000 as of December 31, 2000, which was granted in equal shares by two of the consortium banks. The mezzanine facility has to be repaid on December 31, 2005 and has an interest rate of EURIBOR plus a margin of 6.0% until January 1, 2002. Thereafter the margin will be reduced to 5.5% and after January 1, 2004 to 5.0% per annum. Interest on the mezzanine facility is unhedged. As part of the Consortium Facility, EWT Com was granted with a credit line of E5,113,000 (see note 11).

    The Consortium Facility amounted to:

	December 31,		Interest Rate as of December 31,
	2000	1999	2000	1999	Maturity Date
	(E in thousands)
Part A	8,180	12,271	7.13%	4.95%	December 30, 2002
Part B	12,782	15,339	7.13%	4.95%	December 30, 2005
Part C	7,925	9,458	7.13%	4.95%	September 30, 2003
Part D	3,708	3,708	7.13%	4.95%	December 30, 2005
Mezzanine	5,113	5,113	10.88%	8.95%	December 31, 2005

Total	37,708	45,889
Thereof short-term	(8,436)	(8,181)

Long-term	29,272	37,708

    The Consortium Facility is secured by substantially all the assets acquired from Siemens at their carrying amount of E33,860,000 as of December 31, 2000, and a pledge of the common stock of present and future significant operating subsidiaries. The Consortium Facility is also guaranteed by such subsidiaries. The Consortium Facility contains certain conditions and events of defaults. The failure to comply with the conditions, or occurrence of any event of default, would generally give the lender the right to terminate the credit agreement and require the repayment of the outstanding borrowings under the credit agreement. The most severe of such conditions include: restrictions on incurring debt, encumbering revenues or assets, loaning funds to third parties or assuming liabilities, disposing of properties and paying dividends or making distributions. Further, the EWT Com is required to maintain certain level of the following ratios based on German GAAP:

  •
  EBIT (defined as earnings before interest and tax) divided by net cash interest expenses,

  •
  Senior indebtedness (all bank loans including the mezzanine loan facility and used overdrafts plus participation certificates), divided by EBITDA (defined as earnings before interest, tax, depreciation and amortization),

  •
  Senior indebtedness divided by the number of subscribers, and

  •
  Net operating cash flow divided by senior debt service (defined as interest expense plus regular repayments of senior indebtedness).

    As of both September 30, 2000 and December 31, 2000 EWT Com was not in compliance with two of these four covenant ratios, due to the one-time compensation payments made in September 2000, changes in depreciation policy and lower financing leverage compared to the projection as defined in the credit agreement. The consortium facility entitles the consortium banks to terminate the consortium

F–62

facility only if EWT Com does not comply with the defined ratios for two consecutive quarters. EWT Com has received a permanent waiver of its non-compliance with these ratios as of both September 30, 2000 and December 31, 2000. EWT Com is in compliance with all four covenant ratios as of March 31, 2001.

Other long-term bank loans

    The Company entered into different small loan facilities that expire between December 2002 and December 2015 with interest rates ranging from 4.3% to 8.8%.

    These facilities are secured by different guarantees issued by the former shareholders. Additionally, the other facilities are also secured by the Company's property, claims from rental agreements and a pledge of the common stock of present and future significant operating subsidiaries as far as not already used for the Consortium Facility.

    Maturities of total long-term bank loans, capital lease obligations and the silent partnership loan are as follows:

Year	Bank Loans	Capital Lease	Silent Partnership Loan	Amounts Due
	(E in thousands)
2001	12,199	530	—	12,729
2002	11,569	268	—	11,837
2003	8,827	205	—	9,032
2004	6,475	74	—	6,549
2005	11,126	42	2,556	13,724
2006 and thereafter	4,477	—	—	4,477

Total	54,673	1,119	2,556	58,348

    In connection with the financing of the acquisition of the former Siemens CATV networks, the Company purchased interest rate cap and swap agreements on July 27, 1997. The Company has entered into these arrangements in order to manage interest rate exposure for the borrowings under Part A (interest rate swap) and Part B (interest rate cap) of the Consortium Facility described above. The term of these arrangements match the maturity of the underlying debt to which they relate.

    Arrangement fees and premiums for interest swaps and caps in the amount of E1,483,000 are being amortized over the period of the loan of eight years on a straight-line method.

    The following financial instruments are used to reduce the related interest risk:

  •
  Interest rate cap of 7.75% for a notional amount of E12,782,000 as of December 31, 2000

  •
  Interest rate swap at 6.78% for a notional amount E8,180,000 as of December 31, 2000

    Payments to be received as a result of the specified interest rate index exceeding the strike price are accrued in other assets and are recognized as a reduction of interest expense. The contract premium related to these agreements is included in other assets and amortized to interest expense ratably during the life of the agreement.

F–63

    The following table sets forth the status of financial instruments as of December 31, 2000 (successor see note 2):

Instrument	Date of Commencement	Date of Maturity	Amount Secured	Fair Value December 31, 2000	Book Value December 31, 2000
			(E in thousands)
Cap	July 21, 1997	December 30, 2005	12,782	48	342
Swap	July 21, 1997	December 30, 2002	8,180	7	—

    Status of financial instruments as of December 31, 1999 (predecessor see note 2):

Instrument	Date of Commencement	Date of Maturity	Amount Secured	Fair Value December 31, 1999	Book Value December 31, 1999
			(E in thousands)
Cap	July 21, 1997	December 30, 2005	15,339	193	410
Swap	July 21, 1997	December 30, 2002	12,271	(47)	—

UPC and United Indenture Restrictions

    As a subsidiary of UPC, the Company's activities are restricted by the covenants of UPC's indentures dated July 30, 1999, October 29, 1999 and January 20, 2000, under which senior notes and senior discount notes were issued by UPC. The Company and its subsidiaries are also restricted by the covenants under the indentures dated February 5, 1998 and April 29, 1999 of UnitedGlobalCom, Inc. ("United"), UPC's parent company. Among other things, these indentures place certain limitations on the Company's ability, and the ability of its subsidiaries, to borrow money, pay dividends or repurchase stock, make investments, create certain liens, engage in certain transactions with affiliates, and sell certain assets or merge with or into other companies. The indentures generally place limitations on the additional amount of debt that the Company or its subsidiaries or controlled affiliates may borrow, preferred shares that the Company or its subsidiaries may issue, and the amount and type of investments the Company or its subsidiaries may make.

Silent partnership loan

    On April 1, 1999, EWT Com signed a silent partnership agreement and received a loan from a silent partner of E2,556,000. A silent partnership arrangement is a common form of investment under German business law, whereby so-called "silent partners" provide financing to companies. The law allows a wide range of designs of such partnerships.

    The Company has to pay a fixed minimum annual interest rate of 10.0% on the loan irrespective of the Company's net income or loss. Additionally, the silent partner is entitled to a profit distribution not to exceed 2.5% of the loan amount. The silent partner is also entitled to an annual lump-sum value added increase of 1.0% of the original payment. The silent partner does not participate in the Company's annual net losses.

    The silent partnership is cancelable by either party on December 31, 2005, at which time the loan becomes due. Otherwise the silent partnership agreement is automatically extended for 12 months. In case of an early extinguishment of the silent partnership agreement an additional penalty interest of

F–64

2.0% per annum based on the remaining contractual expiry date becomes due. If the early extinguishment is executed prior to December 31, 2003, the penalty interest increases to 3.0% per annum.

    Based on the agreement the silent partner needs to issue a consent, if the Company anticipates to enter into the following transactions: pledge, disposal, split or liquidation of the Company or its significant components, modification of articles of incorporation or admission of a new shareholder, acquisition or disposal of equity interests in other companies and settlement, change or cancellation of management agreements.

13. PENSION ACCRUAL

    Certain employees and key management participate in two different pension plans.

    Former Siemens employees that joined the Company in the acquisition of the Siemens CATV networks remain entitled to the former post-retirement benefits. The pension benefits are based on seniority and level of income. Similar post-retirement benefits apply to certain employees in the Group.

    The components of net periodic pension costs were as follows:

			Year ended December 31,
	Three months ended December 31, 2000	Nine months ended September 30, 2000
			1999	1998
	(E in thousands)
Service cost	36	78	59	54
Interest cost	29	85	80	73
Amortization of initial net obligation	—	7	9	9
Amortization of prior service cost	—	35	—	—
Amortization of actuarial (gain) or loss	—	24	—	—

Net periodic pension cost	65	229	148	136

F–65

    The funded status of the Company's pension plans and the amounts recognized in the Company's consolidated balance sheet are as follows:

	December 31,
	2000	1999
	(E in thousands)
Change in benefit obligation:
Benefit at beginning of period	2,044	1,378
Service cost	36	59
Interest cost	29	80
Amortization of initial net obligation	—	9
Amortization of prior service cost	—	—
Amortization of actuarial (gain) or loss	—	—

Balance at end of period	2,109	1,526
Fair value of plan assets	—	—
Funded status	(2,109)	(2,360)
Unrecognized prior period cost	—	376
Unrecognized initial net obligation (gain)	—	35
Unrecognized net (gain) or loss	—	422

Accrued pension cost	(2,109)	(1,527)
Additional minimum liability	—	(763)

Pension accrual	(2,109)	(2,290)

    The assumptions used to calculate the benefit obligations for the defined benefit plans were as follows (in %):

	December 31, 2000	December 31, 1999
Discount rate	5.56	5.56
Rate of compensation increase	0.00	0.00

14. SHAREHOLDERS' EQUITY

Subscribed and additional paid-in capital

    The Company is incorporated as a limited liability company—``Gesellschaft mit beschränkter Haftung" (hereafter GmbH) under German law. Registered capital of a GmbH is in the form of capital contributions and represents negotiable securities. The minimum capital requirement for a GmbH at the time of the Company's formation was E26,000. The participation of each shareholder is determined by the subscribed share. UPC Germany GmbH is the sole shareholder of EWT beginning from October 2, 2000.

    As of January 1, 2000, the subscribed capital ("GmbH capital") of the Company amounted to E26,000. On May 5, the Company increased its capital by E2,000 to E28,000 in exchange for 20% of the minority interest in TSS (see note 4).

F–66

EWT Elektro-und Nachrichtentechnik GmbH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. SHAREHOLDERS' EQUITY (Continued)

    Further, according to the shareholders' resolution as of October 3, 2000, the additional paid-in capital of the Company was increased by a cash payment of E31,780,000 to finance the acquisition of the minority interests in TSS held by immediate family members before September 30, 2000 (see note 4). The required capital contribution of E31,780,000 was included in the Company's additional paid-in capital.

General

    The equity classifications and amounts as stated in these consolidated financial statements do not necessarily reflect the statutory equity of the Company, as the statutory equity is subject to German GAAP. The statutory equity is the basis for any distributions to shareholders.

15. INCOME TAXES

    The Company and its consolidated subsidiaries file separate tax returns, except for EWT and EWT Com which prepare a combined return, in accordance with German tax laws. Under German corporate tax law, taxes on income are composed of corporate taxes and trade taxes. For financial reporting purposes, the Company and its consolidated subsidiaries calculate their respective tax liabilities on a separate return basis, which are combined in the accompanying consolidated financial statements.

    German corporate tax law applies a split-rate with regard to taxation of the income of a corporation. In accordance with the tax law in effect for the fiscal year ended December 31, 2000, income is initially subject to a federal corporate tax rate of 40% (1999: 40%, 1998: 45%) plus a solidarity surcharge of 5.5% (1999: 5.5%, 1998: 5.5%) on corporate income taxes payable. Including the impact of the surcharge, the federal corporate income tax rate amounts to 42.2% (1999: 42.2% and 1998: 47.5%).

    Additionally, German corporations are subject to trade tax determined by the municipality where the facilities are located, which typically ranges from 15% to 21% of taxable income. The trade tax is, however, deductible from net income for the purposes of calculating the regular corporate income tax. For the purpose of assessing net income subject to trade tax, 50% of interest payable on long-term debt is added back.

    On October 23, 2000, a new tax law was enacted regarding the taxation of corporate income. The new tax rate has to be applied for fiscal years beginning January 1, 2001. Taking the impact of the surcharge into account, the federal corporate income tax rate amounts to 26.4%. The combined tax rate of 36.8% (September 30, 2000: 51.8%; 1999: 51.8%, 1998: 54.0%) has been used for the calculation of deferred taxes as of December 31, 2000 and 1999.

    The provisions for income tax benefit (expense) consisted of the following:

			Year ended December 31,
	Three months ended December 31, 2000	Nine months ended September 30, 2000
			1999	1998
	(E in thousands)
Current	22	412	(2,879)	(2,467)
Deferred	34,802	1,627	(168)	202

Total income tax benefit (expense)	34,824	2,039	(3,047)	(2,265)

F–67

    A reconciliation of the expected tax expense as determined by applying the statutory German tax rates to the Company's effective tax benefit (expense) are as follows:

			Year ended December 31,
	Three months ended December 31, 2000	Nine months ended September 30, 2000
			1999	1998
	(E in thousands)
Computed income tax (expense) benefit at German statutory rate	10,056	1,637	(2,898)	(2,112)
Change in valuation allowance	(3)	(42)	(42)	(47)
Change in corporate tax rate	33,136	—	—	65
Utilization of loss carry back	—	545	—	—
Income not subject to tax	30	120	84	139
Non-tax-deductible expenses:
Goodwill	(7,559)	(58)	(28)	(26)
Other non-tax-deductible expenses	(808)	(219)	(171)	(216)
Other	(28)	56	8	(68)

Total income tax benefit (expense)	34,824	2,039	(3,047)	(2,265)

    During the nine months ended September 30, 2000, the Company carried back corporate income tax losses of E1,292,000.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

F–68

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2000 and 1999, are presented below:

	December 31, 2000	December 31, 1999
	(E in thousands)
Deferred tax assets:
Net operating loss carryforwards	3,475	224
Capital lease obligation	412	459
Pension accrual	3	137
Other	6	5

Total deferred tax asset	3,896	825
Less: valuation allowance	(153)	(108)

Deferred tax asset, net	3,743	717

Deferred tax liabilities:
Property, plant and equipment	2,119	2,035
Assembled work force	5,464	—
Trademark	11,833	—
Favorable supply contract	795	—
Customer list	61,481	—
Assets under capital lease	323	357
Intangible pension asset	—	176
Prepaid compensation	1,496	—

Total deferred tax liabilities	83,511	2,568

Net deferred tax liabilities	(79,768)	(1,851)

    As of December 31, 2000, the Company and its subsidiaries had combined cumulative tax loss carryforwards from continuing operations of E8,690,000 for corporate income taxes and E8,688,000 for trade taxes. Under current German tax laws, these loss carryforwards have an indefinite life and may be used to offset the future taxable income of the Company and its consolidated subsidiaries.

    The valuation allowance increased by E45,000 primarily due to additions to tax loss carryforwards by EWT GbR and impacts of changes in tax rates.

F–69

16. RELATED PARTY TRANSACTIONS

Guarantees

    The former shareholders and management issued the guarantees as the collateral of the bank loans as follows:

Name	December 31, 2000
(E in thousands)
Hans Theodor Stritzl and Petra Gerigk-Stritzl	40,817
Peter Stritzl	1,687

    Additionally, Hans Theodor Stritzl issued a guarantee for the consolidated liabilities of TSS and its subsidiaries as well as for the bank liabilities of FCA resulting from loan of E6,180,000.

Loans

    On December 23, 1998, the former General Manager of TSS, Peter Stritzl, granted a loan of E230,000 to TSS. This loan was subject to interest of 6% per annum and was repaid in July 2000.

    In July 2000, EWT Com granted a short-term loan of E1,534,000 to Petra Gerigk-Stritzl and Hans Theodor Stritzl, former shareholder and General Manager of EWT. This loan was subject to interest of 6% per annum and was repaid in October 2000.

Other transactions

    During the year 2000 the Company purchased 30% of the minority shares in TSS from immediate family members of the former shareholders (see note 4).

17. COMMITMENTS AND CONTINGENCIES

    Based on a master contract, effective since 1998, the Company obtains certain programming directly from Deutsche Telekom ("Telekom") and its cable net subsidiary Kabel Deutschland GmbH ("KDG"). Under this contract, the Company pays KDG an amount based on the number of connected homes per transfer point in the prior year. As of December 31, 2000, the Company had a total commitment of approximately E3,504,000 through 2007, the date upon which the last agreement expires. For the three months ended December 31, 2000, the nine months ended September 30, 2000 and years ended December 31, 1999 and 1998, total Telekom fees expensed, included in operating expenses, amounted to approximately E2,394,000, E7,183,000, E8,912,000 and E9,311,000 respectively.

    With regard to the copyright royalty fees in Germany, Gesellschaft für musikalische Aufführungs- und mechanische Vervielfältigungsrechte ("GEMA"), the German organization responsible for collecting such royalty fees, has announced its intention to assess royalties for the retransmission of copyright-protected material retroactively to July 1, 1997. The Company has not entered into a payment agreement with GEMA. However, the Company is a member of Verband privater Kabelnetzbetreiber ("ANGA"), an association of German cable operators, that provides a discount from the standard royalty fee. Accordingly, the monthly royalties payable by EWT will be 4% on approximately 40% of its subscription revenue for the period beginning July 1, 1997. In anticipation of GEMA's royalty assessment, EWT has agreed upon a subscription fee increase with respect to some of its concession

F–70

agreements, to be effective at the time GEMA begins collecting royalties. In addition, EWT has accrued amounts for royalties that may be assessed by GEMA on this discounted basis retroactively to July 1, 1997. Accruals amounted to E2,142,000 and E1,390,000 as of December 31, 2000 and 1999, respectively

Leases

    The Company leases certain office equipment and vehicles under operating lease agreements. Lease terms generally range from two to five years with the option to renew at varying terms. The rental expense was E430,000, E144,000, E482,000 and E397,000 for the three months ended December 31, 2000, the nine months ended September 30, 2000, and for the years ended December 31, 1999 and 1998, respectively.

    Future minimum payments under non-cancelable operating leases with initial or remaining terms in excess of one year as of December 31, 2000, were as follows:

Year ended	Operating Leases
(E in thousands)
2001	905
2002	902
2003	648
2004	556
2005	401
Thereafter	92

Total	3,504

    The Company entered also into capital lease arrangements for vehicles. The cost of vehicles under capital leases presented as property, plant, and equipment was E1,400,000 and E915,000 as of December 31, 2000 and 1999, respectively. Accumulated depreciation of the leased equipment as of December 31, 2000 and 1999, was E525,000 and E225,000, respectively.

F–71

    The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments as of December 31, 2000, are as follows:

Year ended	Capital Leases
(E in thousands)
2001	530
2002	268
2003	205
2004	74
2005	42
Thereafter	—

Total	1,119

Net minimum lease payments	1,552
Less: Amount representing interest	(433)

Present value of net minimum lease payments	1,119
Less: Current maturities of capital lease obligations	(530)

Long-term capital lease obligations	589

    In October 1999, the Company entered into a sale-capital leaseback agreement for certain basic equipment. Under the agreement, the sale and leaseback transaction qualifies as capital lease. The deferred gain has been classified on the balance sheet as an offset against the capital lease asset. Obligations under capital lease have been included in the capital lease obligation as follows:

	December 31, 2000	December 31, 1999
	(E in thousands)
Obligations under capital lease	208	257

Current portion thereof	208	49

18. LEGAL PROCEEDINGS

    The Bavarian Authority for New Media (Landeszentrale für Neue Medien) and the regional Mediaservice Centers (Medienbetriebsgesellschaften) have demanded payment of a "customer participation fee" (Teilnehmerentgelt) under a special regulation established to finance and promote regional cable television and radio broadcasting. The current fee is typically E1.02 per subscriber per month. EWT's Bavarian networks have approximately 92,000 subscribers. Over 100 lawsuits have been brought in local trial courts by the Bavarian Authority for New Media against the Company and its subsidiaries alleging approximately E2,300,000 of unpaid fees. EWT has accrued approximately 50% of the total amount claimed. EWT has disputed the assessments as violating German constitutional law. One trial court has ruled in favor of EWT, and two trial courts have ruled against EWT. The matter is currently pending before the Highest regional court Munich (Oberlandesgericht München). The probable obligation is estimated to be E1,503,000 and the Company's management believes it is reasonably possible that the Company may be obliged to pay a further E1,503,000. The Company already paid

F–72

E614,000 to the regional media operating companies under the condition of reimbursement with respect to the pending litigation and additionally has accrued for E889,000.

    From time to time, the Company is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon current knowledge and facts, management does not expect that their resolution will have a material adverse effect on the Company's consolidated financial position or results of operations.

19. SUBSEQUENT EVENTS

    On March 29, 2001, UPC entered into an agreement with PrimaCom AG to combine certain cable operations with those of PrimaCom AG, a German cable operator. Under the terms of the agreement UPC will contribute EWT, as well as certain other assets. This agreement is subject to a number of conditions including approval by the PrimaCom shareholders as well as various regulatory and other approvals.

F–73

INDEPENDENT AUDITOR'S REPORT ON SCHEDULE

    We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated financial statements of EWT Elektro- und Nachrichtentechnik GmbH included in this Form F-4 and have issued our report thereon dated May 22, 2001. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The following schedule is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements as indicated in our report with respect thereto and, in our opinion, based on our audit, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

Arthur Andersen
Wirtschaftsprüfergesellschaft
Steuerberatungsgesellschaft mbH

Isele	von Borries
Wirtschaftsprüfer	Wirtschaftsprüfer

Munich, Germany, May 22, 2001.

F–74

EWT Elektro-und Nachrichtentechnik GmbH

ALLOWANCE FOR DOUBTFUL ACCOUNTS/ALLOWANCE FOR NOTES RECEIVABLE

Schedule II

	Balance at the Beginning of the Period	Additions	Deductions	Balance at the End of the Period
	(E in thousands)
Allowance for doubtful accounts receivable:
Year ended December 31, 1998	112	558	44	625
Year ended December 31, 1999	625	157	571	211
Nine months ended September 30, 2000	211	62	121	152
Three months ended December 31, 2000	—	57	—	57
Allowance for notes receivable:
Year ended December 31, 1998	—	—	—	—
Year ended December 31, 1999	—	103	—	103
Nine months ended September 30, 2000	103	—	—	103
Three months ended December 31, 2000	—	105	—	105

F–75

EWT Elektro- und Nachrichtentechnik GmbH

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/LOSS

	Sucessor	Predecessor
	Three months ended March 31, 2001	Three months ended March 31, 2000
	(E in thousands) (unaudited)
Revenues	12,451	12,582
Operating expenses:
Operating	(3,853)	(5,522)
Selling, general and administrative	(2,173)	(1,701)
Depreciation	(3,560)	(3,254)
Amortization of goodwill and other intangible assets	(18,930)	(224)

Total operating expenses	(28,516)	(10,701)

Operating profit (loss)	(16,065)	1,881
Gain (loss) on disposal of fixed assets	—	—
Interest income	10	31
Interest expense	(1,392)	(1,323)
Other non-operating income, net	291	270

Income (loss) before minority interests and income taxes	(17,156)	859
Minority interests	18	70
Income tax benefit (expense)	727	(356)

Income (loss) before cumulative effect of change in accounting principle	(16,411)	573
Cumulative effect of change in accounting principle	(198)	—

Net income (loss)	(16,609)	573

See accompanying notes to consolidated financial statements

F–76

EWT Elektro- und Nachrichtentechnik GmbH

CONSOLIDATED BALANCE SHEET

Sucessor
March 31, 2001
(E in thousands) (unaudited)
Assets	2001
Current assets:
Cash and cash equivalents	1,989
Accounts receivable (less allowance for doubtful accounts of E57)	4,746
Inventories	2,481
Prepaid compensation	2,248
Other current assets	6,982

Total current assets	18,446

Notes receivable (less allowance of E105)	279
Property, plant and equipment, net	75,301
Customer list, net	164,236
Goodwill and other intangible assets, net	897,617
Intangible pension asset	—
Prepaid compensation, net of current portion	1,231
Other long-term investments	619

Total assets	1,157,729

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	3,574
Tax-related accruals	1,232
Accrued expenses	7,616
Current maturities of long-term debt	13,261
Short-term debt	23,259
Deferred income	3,698

Total current liabilities	52,640

Pension accrual	2,174
Long-term debt, net of current maturities	39,816
Deferred tax liabilities, net	78,909

Total liabilities	173,539

Commitments and Contingencies (Note 6)
Minority interests	225
Shareholders' equity:
Capital subscribed	28
Additional paid-in capital	985,152
Retained earnings	(1,215)
Accumulated other comprehensive loss	—

Total shareholders' equity	983,965

Total liabilities and shareholders' equity	1,157,729

See accompanying notes to consolidated financial statements

F–77

EWT Elektro- und Nachrichtentechnik GmbH

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Sucessor	Predecessor
	Three months ended March 31, 2001	Three months ended March 31, 2000
	(E in thousands) (unaudited)
Cash flow from Operating Activities:
Net income (loss)	(16,609)	573
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of change in accounting principle	198	—
Minority interests	(18)	(70)
Undistributed earnings of affiliate	10	12
Depreciation and amortization	22,490	3,478
Changes in operating assets and liabilities:
Inventories	(218)	(206)
Accounts receivable	(840)	413
Prepaid compensation	587	—
Other current assets	(1,258)	(531)
Accounts payable	(239)	(420)
Pension accrual	65	74
Accrued expenses	1,400	1,937
Tax-related accruals	(5)	242
Deferred tax liabilities	(744)	120
Other short-term debt	1,015	379
Deferred income	2,318	2,971

Net cash provided by operating activities	8,152	8,972
Cash flow from Investing Activities:
Purchase of property, plant and equipment	(1,765)	(2,764)
Purchase of intangible assets	(13)	(35)
Notes receivables	7	—
Acquisitions, net of cash acquired	(227)	(1,531)

Net cash used in investing activities	(1,998)	(4,330)
Cash flow from Financing Activities:
Principal payments under capital lease obligation	(109)	(79)
Net change in overdrafts	(30)	266
Proceeds from bank loans	—	692
Repayments of bank loans	(4,843)	(6,467)

Net cash used in financing activities	(4,982)	(5,588)
Net increase (decrease) in cash and cash equivalents	1,172	(946)
Cash and cash equivalents at the beginning of the period	817	2,307

Cash and cash equivalents at the end of the period	1,989	1,361

See accompanying notes to consolidated financial statements

F–78

EWT Elektro- und Nachrichtentechnik GmbH

NOTES TO CONSOLIDATED UNAUDITED INTERIM FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The accompanying unaudited consolidated financial statements of EWT Elektro- und Nachrichtentechnik GmbH ("EWT" or "the Company") have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP") for interim financial information. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. In the opinion of management all adjustments considered necessary for a fair presentation have been included. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Operating results for the three-month period ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 2000.

    The Company maintains its financial records in accordance with the German Commercial Code, which represents accounting principles generally accepted in Germany ("German GAAP"). German GAAP varies in certain significant respects from US GAAP. Accordingly, the Company has recorded certain adjustments in order that these financial statements are in accordance with US GAAP.

    The accompanying unaudited consolidated financial statements and the related notes are presented in euros (E) unless indicated otherwise.

2. THE ACQUISITION BY UPC GERMANY GmbH

    Effective October 2, 2000 the Company was acquired by UPC Germany GmbH, Mainz, Frankfurt, a German private corporation. The majority in voting rights in UPC Germany GmbH is held by United Pan-Europe Communications N.V. ("UPC"), Amsterdam, The Netherlands. UPC Germany GmbH acquired all shares in EWT in a combined cash and share transaction. Subsequent to this transaction, the former owners of EWT hold 49% of the voting rights in UPC Germany GmbH.

    The acquisition of EWT by UPC Germany GmbH was accounted for using the purchase method of accounting, with all purchase accounting adjustments "pushed-down" to the consolidated financial statements of EWT and its subsidiaries. Accordingly, the purchase price was allocated to the underlying assets and liabilities based upon their fair values. The excess of costs over the fair value of net assets acquired was allocated to goodwill. As a result of the acquisition, UPC pushed down its basis to the Company establishing a new basis of accounting as of the acquisition date.

    The following unaudited pro forma condensed consolidated results for the three months ended March 31, 2000, give effect to the acquisition of EWT as if it had occurred at the beginning of the period presented. This pro forma condensed consolidated financial information does not purport to represent what the Company's results would actually have been if such transactions had occurred on

F–79

such date. The pro forma adjustments assume that goodwill and the amortization have been pushed down and the transaction had occurred at the beginning of the period presented.

	Three months ended March 31, 2001	Three months ended March 31, 2000	Three months ended March 31, 2000
	Historical	Historical	Pro Forma
	(E in thousands)
Sales	451	12,582	12,582
Net Income (loss)	(16,836)	573	(14,689)

3. ACCOUNTING CHANGE

    Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. In connection with the adoption of SFAS 133, the Company recorded a transition adjustment of E198,000 related to recording the fair value of the interest rate cap and swap derivative instruments as of January 1, 2001. This amount has been presented as the cumulative effective of change in accounting principle. The Company uses derivative instruments primarily to manage exposures to interest rate risks.

4. MERGER AGREEMENT

    On March 29, 2001, the Company's shareholder United Pan-European Communications N.V. ("UPC") entered into an agreement with PrimaCom AG to combine certain cable operations with those of PrimaCom AG, a German cable operator. Under the terms of the agreement UPC will contribute EWT, as well as certain other assets. This agreement is subject to a number of conditions including approval by the PrimaCom shareholders as well as various regulatory and other approvals.

5. LONG TERM LOANS—Consortium Facility Covenant Compliance Update

    The Consortium Facility contains certain conditions and events of defaults. The failure to comply with the conditions, or ocurrence of any event of default, would generally give the lender the right to terminate the credit agreement and require the repayment of the outstanding borrowings under the credit agreement. The most severe of such conditions include: restrictions on incurring debt, encumbering revenues or assets, loaning funds to third parties or assuming liabilities, disposing of properties and paying dividends or making distributions. Further, the EWT Com is required to maintain a certain level of the following ratios based on German GAAP:

  •
  EBIT (defined as earnings before interest and tax) dividend by net cash interest expenses,

  •
  Senior indebtedness (all bank loans including the mezzanine loan facility and used overdrafts plus participation certificates, divided by EBITDA (defined as earnings before interest, tax, depreciation and amortization),

  •
  Senior indebtedness divided by the number of subscribers, and

F–80

  •
  Net operating cash flow divided by senior debt service (defined as interest expense plus regular repayment of senior indebtedness).

    As of both September 30, 2000 and December 31, 2000 EWT Com was not in compliance with two or these four covenant ratios, due to the one-time compensation payments made in September 2000, changes in the depreciation policy and lower financing leverage compared to the projection as defined in the loan agreement.

    The consortium facility entitles the consortium banks to terminate the consortium facility only if EWT Com does not comply with the defined ratios for two consecutive quarters. EWT Com received a permanent waiver of its non-compliance of these ratios for the two quarters ended September 30 and December 31, 2000, respectively. EWT Com was in compliance with these covenants as of March 31, 2001.

6. COMMITMENTS AND CONTINGENCIES

    From time to time, the Company is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon current knowledge and facts, management does not expect that their resolution will have a material adverse effect on the Company's consolidated financial position or results of operations.

7. SUBSEQUENT EVENTS

    In April 2001, EWT Com acquired 100% of CTC GmbH, Breitbandtechnik, Magdeburg for preliminary cash consideration of approximately E2,045,000.

F–81

INDEPENDENT AUDITOR'S REPORT

To the Shareholders of N.V. Multikabel
February 1, 2001

    We have audited the accompanying consolidated balance sheets of N.V. Multikabel and subsidiaries (the "Company") as of December 31, 1997, 1998 and 1999, and the related consolidated statements of operations, cash flows and shareholders' equity for the years ended December 31, 1997, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1997, 1998 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1997, 1998 and 1999 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche Accountants

F–82

N.V. MULTIKABEL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,			For the period January 1– September 18,
	1997	1998	1999	1999	2000
	(E in thousands)
				(unaudited)
Revenues	14,398	22,895	24,377	17,501	24,521
Operating costs and expenses:
Operations	4,157	6,867	6,275	4,175	6,250
Selling, general and administrative	822	1,120	1,701	1,212	4,714
Corporate overhead	520	1,999	1,461	877	957
Depreciation and amortization	6,106	8,944	9,731	7,301	11,138

Total operating expenses	11,605	18,930	19,168	13,565	23,059

Operating income	2,793	3,965	5,209	3,936	1,462
Gain on sale of business	—	—	5,078	5,078	285
Interest expense	(2,716)	(3,863)	(4,036)	(3,164)	(5,644)

Income (loss) before minority interest and income taxes	77	102	6,251	5,850	(3,897)
Income tax expense	119	98	739	514	(697)

Net income (loss) before minority interest	(42)	4	5,512	5,336	(3,200)
Minority interest in net income (loss)	203	113	—	—	—

Net income (loss)	161	117	5,512	5,336	(3,200)

Average shares outstanding	913	1,377	1,881	1,870	1,931
Income (loss) per share:
Basic and diluted	.18	.09	2.93	2.85	(1.66)

(See notes to the consolidated financial statements.)

F–83

N.V. MULTIKABEL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
				September 18, 2000
	1997	1998	1999
	(E in thousands)
				(unaudited)
ASSETS
Cash	56	493	1,924	4,969
Trade accounts receivable—net	1,261	2,151	2,251	3,814
Inventory	1,301	1,802	1,203	3,159
Investments	—	—	—	2,577
Other current assets	8,840	1,174	876	2,312

Total current assets	11,458	5,620	6,254	16,831

Property and equipment—net	36,377	61,285	65,045	99,632
Intangible assets—net	4,494	6,917	6,367	24,224
Deferred tax asset	3,305	2,743	2,759	3,838

Total long term assets	44,176	70,945	74,171	127,694

Total assets	55,634	76,565	80,425	144,525

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	2,306	1,908	3,194	7,612
Accrued expenses and other liabilities	2,679	4,528	4,962	5,056
Deferred revenue	139	186	126	84
Short term debt	10,543	2,663	—	—
Current portion of long term debt	4,415	5,695	5,737	9,457

Total current liabilities	20,082	14,980	14,019	22,209
Long term debt	35,646	57,160	56,206	114,995

Total liabilities	55,728	72,140	70,225	137,204

Minority interest	(54)	(166)	—	—
SHAREHOLDERS' EQUITY
Registered capital	414	835	872	884
Additional paid in capital	7	4,124	4,235	4,958
Unearned compensation	—	—	—	(439)
Due from Shareholders	(69)	(69)	(68)	—
Accumulated deficit	(392)	(299)	5,161	1,918

Total shareholders' equity	(40)	4,591	10,200	7,321

Total liabilities and shareholders' equity	55,634	76,565	80,425	144,525

(See notes to the consolidated financial statements.)

F–84

N.V. MULTIKABEL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,			For the period January 1– September 18,
	1997	1998	1999	1999	2000
	(E in thousands)
				(unaudited)
Operating activities:
Net income	161	117	5,512	5,336	(3,200)
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of business	—	—	(5,244)	(5,078)	(285)
Minority interest	(115)	(113)	166	166	—
Depreciation and amortization	6,106	8,944	9,731	7,301	11,138
Amortization of unearned compensation	—	—	—	—	40
Changes in assets and liabilities:
Trade accounts receivable	273	(890)	(383)	(59)	(235)
Inventory	(789)	(501)	599	354	(1,812)
Other assets	(4,426)	7,665	158	(66)	(1,436)
Accounts payable	1,464	(397)	1,700	1,596	4,417
Accrued expenses	1,250	1,850	735	(167)	56
Investments	—	—	—	—	(2577)
Deferred income tax asset	(76)	562	(16)	(786)	(410)
Deferred revenue	(22)	47	(60)	(53)	(42)

Net cash provided by operating activities	3,826	17,284	12,898	8,378	5,654
Investing activities:
Acquisition of networks	(3,833)	(21,963)	(2,995)	(2,995)	(32,671)
Purchase of property and equipment	(8,679)	(14,311)	(11,672)	(8,057)	(12,344)
Proceeds from sale of business	—	—	4,627	4,627	285

Net cash (used in) investing activities	(12,512)	(36,274)	(10,040)	(6,425)	(44,730)
Financing activities:
Bank overdraft	(552)	2,285	(833)	(833)	—
Proceeds from short term debt	10,165	—	—	—	66,624
Proceeds from bank debt	4,538	27,413	5,264	5,484	114,827
Proceeds from issuance of shares	7	4,538	180	8	324
Repurchase of shares	—	—	(30)	(31)	—
Dividend distribution	(27)	(24)	(52)	—	(43)
Repayments of short term debt	(1,361)	(10,165)	—	—	(66,624)
Repayments of bank debt	(4,144)	(4,620)	(5,956)	(4,511)	(72,987)

Net cash provided by (used in) financing activities	8,626	19,427	(1,427)	117	42,121
Net increase (decrease) in cash and cash equivalents	(60)	437	1,431	2,070	3,045

Cash at beginning of year	116	56	493	493	1,924
Cash at end of year	56	493	1,924	2,563	4,969

    Cash payments for interest were E2,262, E2,757, E4,116, E3,067 and E4,588 in 1997, 1998, 1999 and in the periods ended September 18, 1999 and 2000 (unaudited), respectively. Payments for income taxes for 1997, 1998, 1999 and in the periods January 1–September 18, 1999 and 2000 (unaudited) were E183, E0, E98, E98 and E0, respectively.

(See notes to the consolidated financial statements.)

F–85

N.V. MULTIKABEL AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

	Shares	Registered Capital	Additional Paid-in Capital	Due from Shareholders	Unearned Stock Compensation	Retained Earnings	Total Equity
		(E in thousands except share data)
Balance at December 31, 1996	912	414	—	(69)	—	(526)	(182)
Share issuance	1	—	7	—	—	—	7
Dividend distribution	—	—	—	—	—	(27)	(27)
Net income	—	—	—	—	—	161	161

Balance at December 31, 1997	913	414	7	(69)	—	(392)	(40)
Share issuance	927	421	4,117	—	—	—	4,538
Dividend distribution	—	—	—	—	—	(24)	(24)
Net income	—	—	—	—	—	117	117

Balance at December 31, 1998	1,840	835	4,124	(69)	—	(299)	4,591
Share issuance	85	39	140	1	—	—	180
Repurchase of shares	(4)	(2)	(29)	—	—	—	(31)
Dividend distribution	—	—	—	—	—	(52)	(52)
Net income	—	—	—	—	—	5,512	5,512

Balance at December 31, 1999	1,921	872	4,235	(68)	—	5,161	10,200
Share issuance (unaudited)	27	12	244	68	—	—	324
Dividend distribution (unaudited)	—	—	—	—	—	(43)	(43)
Unearned stock compensation (unaudited)	—	—	479	—	(479)	—	—
Amortization of stock compensation (unaudited)	—	—	—	—	40	—	40
Net loss (unaudited)	—	—	—	—	—	(3,200)	(3,200)

Balance at September 18, 2000 (unaudited)	1,948	884	4,958	—	(439)	1,918	7,321

(See notes to the consolidated financial statements.)

F–86

N.V. MULTIKABEL AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

1. FORMATION OF BUSINESS AND BASIS OF PRESENTATION

    N.V. Multikabel was established in 1982 to operate and maintain the cable infrastructure and to manage the transmission of radio and television signals in several municipalities and housing associations in North Holland.

    The consolidated financial statements include the accounts of N.V. Multikabel and all of its majority-owned subsidiaries ("Multikabel" or the "Company").

    All significant intercompany accounts and transactions and balances have been eliminated in consolidation.

    The Company's consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). The accompanying consolidated financial statements and the notes thereto are stated in thousands of Euros ("E").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

    Revenue is comprised primarily of revenue earned from subscription fees and to a much lesser extent, charges for installation and connections. Subscription revenue for the delivery of programming services is recognized when billed at the end of each month. Installation and connection fee revenue is recognized at the time of installation. The related costs of installation and connection fees are greater than the related revenue. Revenue collected in advance is recorded as "deferred revenue" and recognized upon the delivery of services.

Cash and cash equivalents

    All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Inventory

    Inventory, composed principally of cable wiring and cable installation materials, are stated at the lower of cost or market determined by the first in, first out method. An allowance is recorded for inventory obsolescence's.

Use of estimates

    The preparation of financial statements in conformity with generally accepted accounting principles of the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the revenues and expenses during the period reported. Actual results could differ from those estimates.

Fair value of financial instruments

    The fair value of assets and liabilities representing financial instruments approximates their carrying value at December 31, 1997, 1998 and 1999 with the exception of long term debt discussed in Note 7. for which the fair market value exceeds the carrying value by approximately E8,300, E12,700 and E5,300 at December 31, 1997, 1998 and 1999, respectively.

F–87

Concentration of credit risk

    Financial instruments that are potentially subject to credit risk consist primarily of trade receivables. Accounts receivables are typically unsecured and are derived from revenues earned from customers located in North Holland. The Company performs ongoing credit evaluations of its customers. As of December 31, 1997, 1998 and 1999, no one customer accounted for 10% or more of the accounts receivable balance.

Property, Plant and equipment

    Property, plant and equipment are stated at cost and consist primarily of the costs of the cable networks, including capitalized interest. Interest expense in the accompanying statements of income is net of capitalized interest of E69, E125 and E274 for the years ended December 31, 1997, 1998 and 1999, respectively. Depreciation expense is calculated according to Statement of Financial Accounting Standard, No. 51, "Financial Reporting by Cable Television Companies" and depreciated over a period of 12 years for cable networks and equipment and fixtures. Depreciation expense for office equipment is calculated on a straight-line basis over a period of 5 years.

Impairment of long lived-assets

    The Company reviews all long-lived assets for potential impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Based on an assessment by the Company, no impairment loss was required to be made for the Company's long-lived assets during the years ended December 31, 1997, 1998 and 1999.

Intangible assets

    Intangible assets include goodwill and customer lists. Goodwill and customer lists are being amortized on a straight-line basis over a period of 12 years.

    The carrying value of goodwill is reviewed if the facts and circumstances, such as significant declines in sales, earnings or cash flows or material adverse changes in the business climate, suggest that it may be impaired. If this review indicates that goodwill is recoverable, as determined based on the undiscounted cash flows of the entity acquired, impairment is measured by comparing the carrying value of goodwill to the fair value. Fair value is determined based on quoted market prices, discounted cash flows or appraisals.

Income taxes

    Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

F–88

Comprehensive income

    SFAS No. 130: Reporting Comprehensive Income establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The objective of the statement is to report all changes in shareholders' equity that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and other non-owner equity transactions that results in changes in net equity. Comprehensive income is equivalent to net income (loss) as the Company has no components of other comprehensive income in all periods presented.

Net income (loss) per share

    The Company calculates earnings per share ("EPS") in accordance with Statement of Financial Accounting Standard ("SFAS") No. 128: Earning Per Share. Basic EPS is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. The computation of diluted EPS is similar to basic EPS, except that it assumes potentially dilutive securities, such as stock options, were converted to shares as of the beginning of the period. Basic EPS is equivalent to diluted EPS for the years ended December 31, 1997, 1998 and 1998 as the Company had no potentially dilutive securities. Basic EPS is equivalent to diluted EPS for the period January 1-September 18, 2000 as the stock options granted on July 28, 2000 (see Note 14) were excluded from the computation of diluted EPS due to their antidilutive effect.

Segment information

    The Company operates as a single business segment in North Holland, the Netherlands.

New accounting pronouncements

    In June 1998, the FASB issued SFAS No, 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and requires that all derivates be recognized as either assets or liabilities in the statements of financial position at fair value. During June 1999, the FASB issued SFAS no. 137, "Accounting for Derivative Instruments and Hedging Activities, Deferral of the Effective Date of FASB Statement No. 133", to defer the effective date of SFAS No. 133. SFAS No. 133 will now be effective for the Company beginning January 1, 2001. The Company is in the process of evaluating the impact of this standard on its operations and financial condition. Management of the Company does not believe the adoption of this standard will have a material impact on the operations of the Company.

    On December 3, 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition," SAB 101 provides the SEC's views in applying generally accounting principles to selected revenue recognition issues. SAB 101 is required to be implemented to later than the fourth quarter of fiscal years beginning after December 15, 1999. The Company has determined that, based on the current guidance available related to SAB 101, implementation on this bulletin will not have an impact on its operations or financial condition.

    In March 2000, the FASB issued Interpretation No. 44: Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB 25 ("FIN 44"). This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion NO. 25, (b) the criteria for

F–89

determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000 but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. The adoption of FIN 44 did not have a material effect on the financial position or results of operations of the Company.

Unaudited interim information

    The consolidated financial information as of September 18, 2000 and for the periods January 1–September 18, 1999 and 2000 is unaudited. This data has been prepared on a basis consistent with the audited Consolidated Financial Statements of the Company. We believe this data consists of all normal and recurring adjustments necessary for a fair presentation of the results for these periods. Results of operations for the period January 1–September 18, 1999 and 2000 do not necessarily indicate the results we expect for the full year or other future results.

3. ACQUISITIONS

    Over the past three years, the Company acquired several networks in different municipalities in the North Holland service area. All acquisitions were accounted for as a purchase. Under the purchase method of accounting, the purchase price was allocated to the assets, primarily cable networks, acquired and liabilities assumed based on their fair values at the date of acquisition. The goodwill related to these acquisitions is amortized over a period of twelve years.

    On January 1, 1997, the Company acquired the infrastructure of the municipality of Schagen for E3,833 in cash. The resulting goodwill amount was approximately E1,652. The networks of the municipality of Schagen passed approximately 6,900 homes and served 6,400 customers at the date of acquisition. The results of operations and assets and liabilities of Schagen have been included with those of the Company as of January 1, 1997.

    On January 1, 1998, the Company acquired the networks in the municipality of Langedijk and the networks of B.V. BM Techniek en Exploitatie ("Bouwman") for E8,350. The resulting goodwill amount was E2,718. The network of the municipality of Langedijk passed approximately 8,750 homes and served 7,884 customers at the date of acquisition. The network of Bouwman passed approximately 11,000 homes and served 10,127 customers at the date of acquisition. The results of operations and assets and liabilities of Langedijk and Bouwman have been included with those of the Company as of January 1, 1998.

    On January 1, 1998, the networks of Energie Noord West N.V. (ENW) were acquired for E13,600 through the assumption of E13,600 in debt. No goodwill was recorded on this transaction. The networks of ENW pass approximately 44,000 homes and served 41,316 customers at the date of acquisition. The results of operations and assets and liabilities of ENW have been included with those of the Company as of January 1, 1998.

F–90

    On January 1, 1999, the Company acquired the networks of the municipality of Enkhulzen for E2,995. The resulting goodwill amount was E631. The municipality of Enkhulzen passed approximately 7,000 homes and served 6,435 customers at the date of acquisition. The results of operations and assets and liabilities of Enkhulzen have been included with those of the Company as of January 1, 1999.

    Proforma results of operations have not been presented because the efforts of these acquisitions were not material on either an individual or aggregate basis.

4. PROPERTY, PLANT AND EQUIPMENT

    The components of property, plant and equipment are as follows:

	December 31,
				September 18, 2000
	1997	1998	1999
	(E in thousands)
				(unaudited)
Cable television networks	49,853	72,028	73,991	94,672
Equipment and fixtures	17,525	26,157	32,657	49,254
Construction in progress	651	1,648	3,585	2,897
Other	265	485	827	1,442

Total	68,294	100,318	111,060	148,245
Less accumulated depreciation	31,917	39,033	46,015	48,613

Property, plant and equipment-net	36,377	61,285	65,045	99,632

    Depreciation expense on property, plant and equipment was E5,614, E8,194, E8,929, E6,690 (unaudited) and E9,058 (unaudited) for the years 1997, 1998, 1999 and the period 1 January–September 18, 1999 and 2000, respectively.

5. INTANGIBLE ASSETS

    Intangible assets consist of the following:

	December 31,
				September 18, 2000
	1997	1998	1999
	(E in thousands)
				(unaudited)
Goodwill	6,004	8,920	9,173	23,112
Customer list	—	—	—	5,720

Total	6,004	8,290	9,173	28,832
Accumulated amortization	1,150	2,003	2,806	4,608

Intangibles, net	4,494	6,917	6,367	24,224

    Intangible assets consist of goodwill and other intangible assets. Goodwill consists of the excess purchase price over the value of the identifiable net assets acquired in various acquisitions. Amortization expense was E492, E750, E802, and E1,802 (unaudited) for the years 1997, 1998, 1999 and the period January 1-September 18, 999 and 2000, respectively.

F–91

N.V. MULTIKABEL AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

6. OTHER CURRENT ASSETS

    The other current assets consist of the following:

	December 31,
	1997	1998	1999
	(E in thousands)
Prepaid expenses	253	834	575
Receivables due from related parties	—	—	15
Other receivables	237	340	286
Prepaid acquisition costs	8,350	—	—

Total prepaid expenses and other assets	8,840	1,174	876

    Prepaid acquisition costs as of December 31, 1997 are the result of a cash advance for the acquisition of the networks of the municipality Langedijk and Bouwman which were acquired on January 1, 1998.

7. ACCRUED EXPENSES AND OTHER LIABILITIES

    The accrued expenses and other liabilities consist of the following:

	December 31,
	1997	1998	1999
	(E in thousands)
Accrued expenses	2,360	3,818	3,069
Taxes and social premiums	127	691	934
Capital commitments	—	—	871
Accrued liabilities	192	19	88

Total accrued expenses and other liabilities	2,679	4,528	4,962

F–92

N.V. MULTIKABEL AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

8. DEBT

Long term debt

    Long term debt consists of the following:

	December 31,
				September 18, 2000
	1997	1998	1999
	(E in thousands)
				(unaudited)
ABP, 6.45% to 7.5%	2,370	1,931	1,481	1,419
Amev Levensverzekering NV, 7%	2,541	2,118	1,694	1,271
Bank Nederlandse Gemeenten, 4.41% to 9.15%	7,890	16,288	17,443	—
Energie Noord West N.V., 6.1% to 7.46%	15,033	31,276	29,743	—
Municipalities, 0% to 9.23%	2,696	2,452	4,976	2,164
ING Den Helder, 7.9%	2,229	1,844	1,458	1,004
Nederlands Waterschapsbank, 6.5%	3,429	2,827	2,186	1,503
Several pension funds, 8.38% to 9.14%	2,618	2,349	2,078	1,806
Stichting kabeltelevisie Wieringermeer, 0%	2	—	—	—
Unilever Belegging Bank, 7.5%	817	681	545	—
Univé Alkmaar, 9%	436	387	339	290
Kender Thijssen, 8.5%	—	701	—	—
Primacom Management GmbH, 7.5%	—	—	—	114,995

	40,061	62,854	61,943	124,452
Less: Current portion of long term debt	4,415	5,694	5,737	9,457

Total Long term debt	35,646	57,160	56,206	114,995

    Principal and interest payments are due in annual, semi-annual or quarterly installments over a period of 8 to 25 years. There are no restrictive debt covenants for the above mentioned loans.

    At December 31, 1999, long term debt repayments are due as follows (in thousands):

2000	5,737
2001	5,860
2002	5,707
2003	4,506
2004	3,766
Thereafter	36,367

    At December 31, 1997, 1998 and 1999, E30,411, E26,556, E20,430 respectively, of the long term debt outstanding was guaranteed by certain municipalities, who are also shareholders of the Company.

F–93

Short term debt

    Short-term debt consists of the following:

	December 31,
	1997	1998	1999
	(E in thousands)
Overdrafts	378	2,663	—
Other short term debt	10,165	—	—

Total short term debt	10,543	2,663	—

    At December 31, 1997, 1998 and 1999, the Overdraft Facility was E2,269, E3,630 and E2,269, respectively, of which zero was drawn. The Interest rate on the facility is 5.75% at December 31, 1999.

    The total Overdraft Facility for 1998 was E3,630, of which E2,663 was outstanding.

    In 1998, the Company had a Credit Facility for E25,000. The interest rate on the Credit Facility was the European Interbank Offered Rate ("Euribor") plus 0.25%. In 1998, the outstanding amount on the Credit Facility of E10,200 was refinanced and included as part of long term debt.

9. DEFINED CONTRIBUTION PLAN

    In 1998, the Company took over the existing defined contribution plan of Algemeen Burgerlijk Pensioenfonds ("ABP") for all Company employees from Energie Noord West N.V. The Company matches a portion of the employee contribution. Total compensation expense, paid by the Company, related to the defined contribution plan approximated E0, E89 and E167 for 1997, 1998 and 1999, respectively.

10. INCOME TAXES

    The provision for income taxes consists of:

	December 31,
	1997	1998	1999
	(E in thousands)
Current	195	(464)	755
Deferred	(76)	562	(16)

Total income tax provision (benefit)	119	98	739

F–94

    The following table reconciles the income tax provision (benefit) at the Netherlands statutory rate of 35% to the income tax shown in the consolidated financial statements:

	December 31,
	1997	1998	1999
	(E in thousands)
Taxes on earnings before income taxes at the Netherlands statutory income tax rate (35%)	27	36	2,188
Non taxable income	(42)	(42)	(43)
Tax benefit for minority interest	71	40	—
Gain on sale of investments	—	—	(1,474)
Non-deductible goodwill	63	64	68

Provision for income taxes	119	98	739

    Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize deferred tax assets. Deferred income tax assets consist of the following:

	December 31,
	1997	1998	1999
	(E in thousands)
Deferred income tax has been provided for:
Amortization of goodwill	(162)	(583)	(1,349)
Depreciation of fixed assets	3,467	3,326	4,108

Total deferred income tax asset	3,305	2,743	2,759

11. SHAREHOLDERS' EQUITY

    The Company is incorporated as "Naamloze Vennootschap" (hereafter N.V.) under Netherlands law. Registered capital of the Company is in the form of shares negotiable securities. The minimum capital requirement for an N.V. is E45. Each ordinary share is entitled to one vote. The Company authorized 3,470 shares on July 27, 1995. The Company has issued 1,921 ordinary bearer shares as of December 31, 1999 with a pro rata share in the registered capital of E0.454 per share.

Change in share ownership structure

    The share ownership structure of the municipality shareholders were changed during 1998 as part of the "Protocol Agreement", under which an additional 440 shares were issued to certain municipality shareholders at par value. The number of shares issued was based on the number of subscribers contributed in previous years and the respective tariff structures agreed upon by the municipalities as specified in the agreement. In addition, as part of this agreement, the shareholders no longer would guarantee any new debt of the Company.

    In 1998, "Energie Noord West N.V.", (hereafter, "ENW"), paid E4,538 in cash for 487 shares. As part of this Share Purchase Agreement ENW is allowed to maintain a 26.5% ownership percentage of the Company.

F–95

N.V. MULTIKABEL AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

12. COMMITMENTS AND CONTINGENCIES

Leases

    The Company leases portions of its facilities and equipment under various operating lease agreements. The accompanying statement of income includes expenses for operating leases of E209, E622 and E182 for 1997, 1998 and 1999, respectively.

    The total future minimum payments due under non-cancelable operating leases can be summarized as follows:

December 31, 1999
(E in thousands)
2000	266
2001	187
2002	172
2003	148
2004	47
Thereafter	40

    From time to time, the Company is subject to legal proceedings and claims in the ordinary course of business. The Company is not currently aware of any legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's financial position or results of operations.

13. GAIN ON SALE OF BUSINESS

    On July 1, 1999 the Company sold its majority owned subsidiary, Multiweb B.V., for E4,627 in cash. Due to the accumulated net losses of Multiweb, the Company recognized a gain of E5,078 in 1999. The final payment, according to the Sales Agreement, is contingent on the achievement of certain financial results. If these criteria are met in 2000, the Company will receive up to E285.

14. RELATED PARTIES

Related party debt

    Several municipalities, who are also shareholders of the Company, have provided loans to the Company. The total amount of loans from municipality shareholders are approximately E2,696, E2,452 and E4,976 for 1997, 1998 and 1999 at interest rates between 0% and 9.23% (see footnote 7). These loans are to be paid in monthly installments over a period of 15 to 20 years. In addition, certain municipality shareholders have guaranteed long term debt of E30,411, E26,556 and E20,430 as for the years ended December 31, 1997, 1998 and 1999, respectively.

    ENW was a sister company of the Company up to June 1, 1999 and thereafter a wholly owned subsidiary of NUON-ENW N.V. ("NUON"), a shareholder of the Company. The Company had outstanding debt to ENW of E15,032, E31,276 and E29,743 as of December 31, 1997, 1998 and 1999, respectively. The loans are to be paid in 15 to 20 years in equal monthly installments at interest rates between 5.8% and 7.46%.

F–96

Service agreements

    The Company had service agreements with ENW for the years ended December 31, 1997, 1998 and 1999 for administrative services, technical and maintenance services and construction services. These are three separate agreements whereby ENW provides requested services to the Company. The fees charged by ENW to the Company under the administrative agreement are based on a fixed fee per the number of subscribers and employees. The fees charged by ENW to the Company for the technical and construction services agreements are based on both a fixed fee per hour or variable fee per activity. The fees are charged to the Company on an annual basis.

    The fees charged to the Company for administrative services for 1997, 1998 and 1999 were E531, E708 and E540, respectively. The fees charged to the Company for technical and maintenance services for 1997, 1998 and 1999 were E582, E344 and E185, respectively. The fees charged to the Company for construction services for 1997, 1998 and 1999 were E888, E713 and E576, respectively. These amounts represent the actual costs incurred by the Company.

15. LOANS TO PERSONNEL

    As of December 31, 1999 and interest free loan receivable was outstanding of E45 to the Chief Executive Officer of the Company.

16. SUBSEQUENT EVENTS

Sale to PrimaCom AG

    On September 18, 2000, PrimaCom AG, a German cable-company, acquired the shares of the Company, except one priority share of NV Houdstemaatschappij GKNH. This priority share gives GKNH the specific rights to, amongst other things, until January 1, 2003:

  •
  Influence decisions of the management of the Company on pricing and composition of the analog basis and standard package.

  •
  Amend certain provisions of the articles of association of the Company.

Acquisitions

    The Company acquired Communikabel N.V. on February 22, 2000. Communikabel N.V. is a cable television distribution company with approximately 57,751 subscribers. The acquisition was accounted for by the purchase method. The results of operations of Communikabel have been included in the Company's financial statements as of January 1, 2000. The total cash purchase price was E32,700. The excess purchase price over the net asset value was E3,900 and has been accounted for as customer list (E6,241) and as goodwill (E7,659) and will be amortized over a period of 12 years.

    On May 31, 2000 the Company acquired a 15.71% interest in Mediakabel for E2,561. The investment is recorded at cost. In addition, the Company has provided Mediakabel a subordinated loan of E3,400 on July 11, 2000. Principal and interest are due in annual installments beginning on January 1, 2001 at an interest rate of 6.7% for payment term of eight years.

F–97

Stock option plan

    In the beginning of 2000, the Company adopted a stock option plan for the benefit of its executive officers. This option plan was initiated by the supervisory board of the Company and authorized by the shareholders on June 26, 2000. The Company accounted for the options granted in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair market value of the Company's stock at the date of the grant over the amount and employee must pay to acquire the stock.

    The options granted under the Management Option Plan vest over a 3-year period. The plan consists of two shares for the Chief Executive Officer and one share each to both the Director Finance and Sales and the Director of Networks. These shares were granted on July 28, 2000. The exercise price of the options is E0.454, which is below fair market value. Unearned compensation expense recorded as a result of this transaction was E479.

Debt refinancing

    As of December 6, 2000, the Company had repaid all of its debt due to third parties. This repayment was financed through an intercompany loan from Primacom. The repayment schedule has not yet been finalized.

F–98

Annex A

     DATED 29th March, 2001

BUSINESS COMBINATION AGREEMENT

among

PRIMACOM AG,

UNITED PAN-EUROPE COMMUNICATIONS N.V.,

EWT ELEKTRO- UND NACHRICHTENTECHNIK GMBH

and

VIVENDI AKTIENGESELLSCHAFT VERMÖGENSVERWALTUNGSGESELLSCHAFT

A–i

	6.16	INSURANCE	A-12
	6.17	INSOLVENCY	A-12
	6.18	INFORMATION PROVIDED BY REPRESENTING PARTY	A-13
	6.19	OWNERSHIP OF SHARE CAPITAL	A-13
	6.20	VOTING REQUIREMENTS	A-13
	6.21	FINDERS AND ADVISORS	A-14
7.	VIVENDI REPRESENTATIONS AND WARRANTIES		A-14
	7.1	CORPORATE ORGANISATION	A-14
	7.2	SHARE CAPITAL	A-14
	7.3	AUTHORITY	A-14
	7.4	CONSENTS AND APPROVALS; NO VIOLATION	A-15
	7.5	INFORMATION PROVIDED BY VIVENDI	A-15
	7.6	OWNERSHIP OF SHARE CAPITAL	A-16
	7.7	NO PRIOR ACTIVITIES	A-16
8.	CONDUCT OF BUSINESS PENDING THE PRIMACOM MERGER REGISTRATION DATE		A-16
	8.1	CONDUCT OF BUSINESS	A-16
	8.2	CHELLO AFFILIATION AND OTHER CO-OPERATION	A-19
	8.3	CERTAIN TAX MATTERS	A-19
9.	ADDITIONAL AGREEMENTS		A-20
	9.1	NO SOLICITATION	A-20
	9.2	PREPARATION OF THE MERGER REPORTS, THE FSE PROSPECTUS, THE F-4 REGISTRION STATEMENT AND SHAREHOLDERS MEETINGS	A-21
	9.3	ACCOUNTANTS' COMFORT LETTERS	A-22
	9.4	ACCESS TO INFORMATION; CONFIDENTIALITY	A-23
	9.5	TAKEOVER STATUTES, TAKEOVER REGULATIONS OR TAKEOVER CODES	A-24
	9.6	INDEMNIFICATION, EXCULPATION AND INSURANCE	A-24
	9.7	PUBLIC ANNOUNCEMENTS	A-25
	9.8	STOCK EXCHANGE LISTINGS	A-25
	9.9	SHAREHOLDER LITIGATION	A-25
	9.10	TAX TREATMENT	A-25
	9.11	CERTAIN OBLIGATIONS OF VIVENDI	A-26
	9.12	ANTITRUST REGULATORY APPROVALS	A-26
	9.13	AFFILIATES AND CERTAIN SHAREHOLDERS	A-26
	9.14	NON-COMPETE INVESTMENT OPPORTUNITIES	A-27
	9.15	UNDERTAKING BY VIVENDI	A-27
	9.16	GENERAL	A-27
10.	CLOSING CONDITIONS		A-28
	10.1.	CONDITIONS TO ALL PARTIES' OBLIGATION TO CLOSE	A-28
	10.2	CONDITIONS TO PRIMACOM'S OBLIGATION TO CLOSE	A-29
	10.3	CONDITIONS TO VIVENDI'S OBLIGATION TO CLOSE	A-30
	10.4	CONDITIONS TO EWT'S OBLIGATION TO CLOSE	A-30
	10.5	FRUSTRATION OF CLOSING CONDITIONS	A-30
11.	TERMINATION, AMENDMENT AND WAIVER		A-30
	11.1.	TERMINATION	A-30
	11.2	EFFECT OF TERMINATION	A-31

A–ii

12.	MISCELLANEOUS		A-32
	12.1	NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES	A-32
	12.2	FEES AND EXPENSES	A-32
	12.3	GOVERNING LAW	A-32
	12.4	NOTICES	A-32
	12.5	ASSIGNMENT; BINDING EFFECT	A-33
	12.6	SEVERABILITY	A-33
	12.7	ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES	A-33
	12.8	EXTENSION OF TIME, WAIVER, ETC.	A-33
	12.9	AMENDMENT	A-34
	12.10	INTERPRETATION	A-34
	12.11	ARBITRATION	A-34
ANNEX A—DEFINED TERMS			A-35
ANNEX B—ARBITRATION AGREEMENT			A-42
ANNEX C—VIVENDI AG ARTICLES OF ASSOCIATION			A-43
ANNEX D—ALKMAAR SALE AND PURCHASE AGREEMENT			A-44
ANNEX E—DRAFT FINANCIAL STATEMENTS			A-45
ANNEX F—DISCLOSURE SCHEDULES			A-46

A–iii

    This BUSINESS COMBINATION AGREEMENT (this "Agreement"), dated as of 29th March, 2001, is made among PrimaCom Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organised and existing under the laws of the Federal Republic of Germany ("PrimaCom"), UPC N.V., a corporation organised and existing under the laws of the Netherlands ("UPC"), EWT Elektro- und Nachrichtentechnik GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised and existing under the laws of the Federal Republic of Germany ("EWT") and Vivendi Aktiengesellschaft Vermögensverwaltungsgesellschaft, a stock corporation (Aktiengesellschaft) organised and existing under the laws of the Federal Republic of Germany ("Vivendi").

RECITALS

    WHEREAS, PrimaCom, UPC and EWT desire to combine their respective businesses, or, in the case of UPC, certain businesses, shareholder groups, managements and other constituencies upon the terms and subject to the conditions of this Agreement;

    WHEREAS, PrimaCom, UPC, EWT and Vivendi desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement;

    WHEREAS, the Supervisory Board of each of UPC, PrimaCom and Vivendi and the Management Board of each of PrimaCom, UPC and Vivendi and the management of EWT have (as applicable) approved the transactions contemplated by this Agreement in accordance with the laws of their respective jurisdictions of organisation and have authorised the execution and delivery of this Agreement;

    WHEREAS, for tax purposes the EWT Contribution, the Tele Columbus Call Option Appointment, and the PrimaCom Merger and the Alkmaar Sale are intended to be structured in the most efficient way;

    WHEREAS, PrimaCom, UPC and Vivendi desire to cause all Vivendi ordinary shares issued and outstanding after the consummation of the PrimaCom Merger to be approved for listing on the Frankfurt Stock Exchange (Neuer Markt) and Vivendi ADSs on Nasdaq;

    WHEREAS, capitalised terms used in this Agreement and not elsewhere defined shall have the respective meanings set forth in Annex A hereto; and

    NOW, THEREFORE, PrimaCom, EWT, UPC and Vivendi agree as follows:

1.  COMBINATION OF BUSINESSES

1.1  Contemplated Transactions

    The combination of the PrimaCom, UPC and EWT business shall be implemented by

  (i)
  the contribution of EWT Shares to Vivendi for new Vivendi Ordinary Shares (Kapitalerhöhung gegen Sacheinlage) and the subsequent implementation of authorised capital (genehmigtes Kapital);

  (ii)
  the appointment of Vivendi as the UPC affiliate pursuant to Clause 2.4;

  (iii)
  the merger (Verschmelzung) of PrimaCom into Vivendi; and

  (iv)
  the sale of Alkmaar Shares to Vivendi.

  To the extent that obligations under this Agreement cannot be satisfied by a party hereto but by a Subsidiary of such party, the respective party shall procure that its Subsidiary satisfy such obligation.

A–1

1.2  Stock Exchange Listings

  PrimaCom, UPC and Vivendi shall use reasonable best efforts to cause the Vivendi ordinary shares (the "Vivendi Ordinary Shares") issued and outstanding after the consummation of the PrimaCom Merger to be approved for listing on the FSE and Vivendi ADSs on NASDAQ.

1.3  Timetable

  Promptly after the signing of this Agreement, the parties hereto shall start to prepare the required documents and take all other steps necessary to effect the transactions contemplated hereunder (as outlined in Clause 9.2) with a view to obtain FSE and SEC approval by June 2001 and to cause the PrimaCom Merger to be registered in the relevant commercial registers by September 2001.

1.4  Appointment of Certified Public Accountants

  PrimaCom and Vivendi have appointed KPMG Financial Advisory Services, Stuttgart, to act as their joint appraiser (the "Appraiser") of the relative equity values of PrimaCom and EWT.

2.  EWT CONTRIBUTION; TELE COLUMBUS CALL OPTION APPOINTMENT; AUTHORISED CAPITAL

2.1  EWT Contribution

  Subject to the PrimaCom Shareholder Approval, Vivendi shall increase its registered share capital (Grundkapital) against contribution in kind (Kapitalerhöhung gegen Sacheinlage) of all shares in EWT (the "EWT Shares") by UPC. Such contribution (the "EWT Contribution") shall be consummated, inter alia, by an appropriate shareholder resolution to be made prior to the PrimaCom Shareholder Approval, the execution of a contribution agreement and the registering of the increase of the Vivendi registered share capital with the commercial register (Handelsregister) for Vivendi before the registration of the PrimaCom Merger.

2.2  EWT Relative Equity value

  The parties hereto consider the relative equity value of the EWT Shares to make up for 11,100,000 shares out of 30,886,000 shares in Vivendi following the EWT Contribution and the PrimaCom Merger, and have agreed that the number of shares to be issued by Vivendi as consideration for the EWT Contribution should reflect a relative equity value of the EWT Shares of 35.94% of the equity value of Vivendi, such relative equity value to be confirmed by the appraisal pursuant to Clause 1.4.

2.3  Size of Share Capital Increase

  The size of the EWT Share Capital Increase shall be determined in accordance with Clause 1.4 and 2.2.

2.4  Tele Columbus Call Option Appointment

  Promptly after the PrimaCom Shareholder Approval and prior to the consummation of the PrimaCom Merger, UPC shall appoint, for no additional consideration, Vivendi as the UPC affiliate entitled to exercise the Tele Columbus Call Option (the "Tele Columbus Call Option Appointment"). UPC undertakes to assign its rights and obligations under the Tele Columbus Call Option Agreement and the share purchase to be concluded insofar as these are assignable. To the extent that they are not assignable, (i) UPC shall exercise the rights for the benefit and on behalf of, and subject to the reasonable instructions given by, Vivendi and (ii) Vivendi shall hold harmless UPC in respect of such obligations.

A–2

2.5  Authorised Capital of Vivendi

  UPC and Vivendi will propose to the shareholders of Vivendi to resolve on the maximum possible amount of authorised capital (genehmigtes Kapital).

2.6  Assignment of Warranty Claims

  UPC undertakes to Vivendi to assign to Vivendi all existing warranties it holds in respect of the acquisition of its shares in EWT subject only to the registration of the PrimaCom Merger. Should any such warranties or claims thereunder not be assignable, UPC shall inform them as a trustee on behalf of Vivendi.

3.  PRIMACOM MERGER

3.1  PrimaCom Merger

  As soon as practicable following the date hereof, Vivendi and PrimaCom shall enter into a merger agreement pursuant to Section 5 of the German Transformation Act which shall be in form and substance reasonably satisfactory to Vivendi and PrimaCom (the "PrimaCom Merger Agreement"). In accordance with the PrimaCom Merger Agreement, PrimaCom shall be merged with and into Vivendi with economic effect as of 31st December, 2000, 24:00 hours/1st January 2001, 0:00 hours (the "PrimaCom Merger"), and Vivendi shall be the surviving corporation in the PrimaCom Merger. As a consequence of the PrimaCom Merger, the corporate existence of PrimaCom will cease and Vivendi will succeed to all rights, assets, liabilities and obligations of PrimaCom in accordance with Applicable Law.

3.2  PrimaCom Relative Equity Value

  The parties consider the relative equity value of PrimaCom to make up for 19,786,000 shares out of 30,886,000 shares in Vivendi following the EWT Contribution and the PrimaCom Merger, and have agreed that the exchange ratio to be established in the PrimaCom Merger Agreement (the "PrimaCom Merger Exchange Ratio") should reflect a relative equity value of PrimaCom of 64.06% of the equity value of Vivendi, such relative equity value to be confirmed by the appraisal pursuant to Clause 1.4.

3.3  PrimaCom Merger Exchange Ratio and Rescission Rights

  The PrimaCom Merger Exchange Ratio shall be finally confirmed in accordance with Clause 1.4 and 3.2. If the Appraiser's expert opinion does not confirm the relative equity values of EWT and PrimaCom as set out in Clauses 2.2 and 3.2 following the EWT Contribution and the PrimaCom Merger, each of the parties will be entitled to terminate this Agreement within one week following receipt of the final report of the Appraiser by serving written notice to the other parties.

3.4  PrimaCom Merger Closing

  As soon as practicable following the EWT Contribution, the PrimaCom Merger shall be consummated (which shall include the execution of the PrimaCom Merger Agreement) in accordance with Applicable Law by registering the merger with the relevant commercial registers for PrimaCom and Vivendi, and the parties shall make all other filings and recordings required under Applicable Law. The date on which the PrimaCom Merger becomes effective is hereinafter referred to as the "PrimaCom Merger Registration Date".

A–3

3.5  Conversion of PrimaCom Ordinary Shares in the PrimaCom Merger

  At the PrimaCom Merger Registration Date, by virtue of the PrimaCom Merger and without any action on the part of the holder of any PrimaCom ordinary shares (the "PrimaCom Ordinary Shares"), the shareholders of PrimaCom will automatically become shareholders of Vivendi. Each PrimaCom Ordinary Share will embody solely the right to receive that number of Vivendi Ordinary Shares equal to the PrimaCom Merger Exchange Ratio in exchange for such PrimaCom Ordinary Share. The Vivendi Ordinary Shares to be issued in the PrimaCom Merger are referred to herein as the "PrimaCom Merger Consideration". No holder of PrimaCom Ordinary Shares will be entitled to receive fractional Vivendi Ordinary Shares. If a holder of PrimaCom Ordinary Shares shall have tendered a number of shares that would entitle such holder to fractional Vivendi Ordinary Shares, the PrimaCom Exchange Agent shall undertake the combination of all such fractional entitlements and pay to the relevant shareholders the cash received in lieu of such fractional entitlement without interest thereon.

3.6  Treatment of PrimaCom share options

  Upon the PrimaCom Merger Registration Date, all outstanding PrimaCom share options will become share options of Vivendi in accordance with Section 23 of the German Transformation Act (or such other instruments as shall meet the requirements of such Section 23 and shall be agreed to by Vivendi and PrimaCom), and from and after the date of the effectiveness of the PrimaCom Merger shall be convertible into Vivendi Ordinary Shares (rather than PrimaCom Ordinary Shares) in accordance with their terms; provided that the number of whole Vivendi Ordinary Shares subject to each such PrimaCom share option shall equal the number of PrimaCom Ordinary Shares subject thereto multiplied by the PrimaCom Merger Exchange Ratio and the per share exercise price thereof shall be divided by the PrimaCom Merger Exchange Ratio.

3.7  Anti-dilution Protection for PrimaCom Merger Exchange Ratio

  If, between the date of this Agreement and the PrimaCom Merger Registration Date, the outstanding Vivendi Ordinary Shares or PrimaCom Ordinary Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalisation, share split, combination, or exchange of shares or a share dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the PrimaCom Merger Exchange Ratio shall be appropriately adjusted to provide to the holders of PrimaCom Ordinary Shares the same economic effect as contemplated by this Agreement prior to such event.

4.  ALKMAAR SALE

  Following the registration of the PrimaCom Merger in the commercial registers, Vivendi shall acquire all Alkmaar Shares from UPC pursuant to a share purchase agreement substantially in the form of Annex D (the "Alkmaar Sale and Purchase Agreement").

5.  VIVENDI GOVERNANCE AFTER THE PRIMACOM MERGER REGISTRATION DATE

  Without the intention to interfere with the rights and powers of Vivendi's shareholders meeting, Supervisory Board and the Management Board (Vorstand) and subject to any restrictions following

A–4

  from Applicable Law, UPC and Vivendi each undertake to ensure that immediately prior to the PrimaCom Merger the corporate governance structures of Vivendi shall reflect the following:

5.1  Articles of Association

  The articles of association of Vivendi shall be substantially in the form attached as Annex C. The articles of association shall be resolved promptly after the date hereof.

5.2  Language

  Following the PrimaCom Merger Registration Date, English shall be the official language for the management of Vivendi.

5.3  Supervisory Board

  As soon as practicable after the PrimaCom Shareholder Approval, UPC shall appoint the nine members of the initial Supervisory Board of Vivendi, four of whom shall be nominated and appointed by UPC in its sole discretion, three of whom shall be proposed jointly by PrimaCom and UPC and subsequently appointed by UPC (and such three Supervisory Board members shall be independent of both UPC and the family of Wolfgang Preuss) and two of whom shall be nominated by the family of Wolfgang Preuss in their sole discretion and subsequently appointed by UPC. In the event that the family of Wolfgang Preuss fails to give notice of their nomination to UPC (with a copy to PrimaCom) within three weeks of the PrimaCom Shareholder Approval, the right to nominate two Supervisory Board members shall lapse and UPC and PrimaCom will each propose one independent Supervisory Board member who UPC subsequently will appoint.

6.  REPRESENTATIONS AND WARRANTIES

  Except as fully and fairly set forth in the Disclosure Schedule or, (other than in respect of the warranties given by PrimaCom in Clauses 6.1, 6.2, 6.3, 6.4, 6.5(c), 6.8, 6.13, 6.17, which can only be disclosed specifically in PrimaCom's Disclosure Schedule) as fully and fairly disclosed in the Representing Party's Pre-Agreement Filings, EWT and PrimaCom each represent and warrant to Vivendi by way of independent guarantee (selbständiges Garantieversprechen), in each case as set forth in this Clause 6, with the party making such representations and warranties being referred to as the "Representing Party" as follows in this Clause 6 as of the date hereof and/or for the period from the date hereof until the PrimaCom Merger Registration Date. Notwithstanding the foregoing, any representation or warranty which expressly refers to PrimaCom or EWT is being made solely by PrimaCom or EWT, as the case may be. A Representing Party grants the representation and warranties hereunder with respect to itself and to its Subsidiaries unless specifically provided otherwise in this Clause 6.

6.1  Corporate Organisation and Authority

  The Representing Party, and each Subsidiary of the Representing Party, is a corporation or a limited partnership, as the case may be, duly organised and validly existing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and each Representing Party has the authority, subject to the consents contemplated pursuant to this Agreement, to execute and consummate this Agreement and the transactions contemplated herein, and to the best of the knowledge of each Representing Party, no governmental consents or approvals which could prevent or delay the transactions contemplated—other than as set out herein (the "Company Permits")—are required to execute and consummate this Agreement. There are no equity and voting interests in other companies, subparticipations, silent partnerships or enterprise agreements pursuant to

A–5

  §§ 291 and 292 of the German Stock Corporation Act of any Representing Party not set out in such Representing Party's Disclosure Schedule.

6.2  Share Capital

  (a)
  The Representing Party's Disclosure Schedule sets forth:

  (i)
  details on authorised or conditional shares of each class or series of share capital of the Representing Party;

  (ii)
  the number of shares of each class or series of share capital of the Representing Party which are issued and outstanding;

  (iii)
  the details of any shares which are held by such Representing Party itself;

  (iv)
  the aggregate number of shares of each class or series of share capital subject to employee share options or other rights to purchase or receive share capital granted under such Representing Party's share option or other share based employee or non-employee director benefit plans; and

  (v)
  all existing encumbrances of shares of EWT or of any Subsidiary of a Representing Party, including trust arrangements, silent partnerships, sub-participations or similar arrangements.

  (b)
  Promptly following the date hereof, the Representing Party shall furnish a supplement to its Disclosure Schedule setting forth as of a date within five days preceding the date of such supplement the number of shares of each class or series of share capital of such Representing Party which are subject to employee share options or other rights to purchase or receive shares granted under such Representing Party's share option or other share based employee benefit plans, indicating the name of the plan, identifying the employee or director by number (not by name), the date of grant and the exercise price thereof.

  (c)
  Other than as disclosed in the Representing Party's Disclosure Schedule there are no authorised, conditional, issued, or outstanding

  (i)
  share capital or voting securities of the Representing Party,

  (ii)
  securities of the Representing Party convertible into or exchangeable for share capital or voting securities of the Representing Party, and

  (iii)
  warrants, calls, options or other rights to acquire from the Representing Party or any of its Subsidiaries, or any obligation of the Representing Party or any of its Subsidiaries to issue, any share capital or voting securities or securities convertible into or exchangeable or exercisable for shares or voting securities of the Representing Party.

  (d)
  There are no outstanding obligations of the Representing Party to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

  (e)
  The stated capital of the Representing Party has been fully paid in; the Representing Party has made no distributions which have resulted in a reduction (Rückzahlung) of such stated capital or capital contribution.

6.3  Constitutive Documents

  The articles of association (Satzung or Gesellschaftsverträge) of the Representing Party in the version specified in the Disclosure Schedule remain unchanged and, except as listed in the

A–6

  Disclosure Schedule, no other agreements are in existence among the shareholders of such Representing Party.

6.4  Consents, Approvals and Encumbrances; no Violation

  (a)
  Other than necessary filings, permits, authorisations, notices, approvals, confirmations, consents, declarations and/or decisions: (i) under applicable German competition and corporate law and under applicable Dutch competition law, (ii) under the HSR Act, the Exchange Act and the Securities Act; (iii) under US state securities laws or "Blue Sky" laws; (iv) under the requirements for listing on the FSE and NASDAQ and except where the failure to make any filing with, or to obtain any permit, authorisation, consent or approval of, any Governmental Entity would not (x) prevent or delay the consummation of the transactions contemplated by this Agreement or (y) result in a Material Adverse Effect on any party or (z) otherwise prevent the Representing Party from performing its obligations under this Agreement, no filing with, and no permit, authorisation, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by the Representing Party and the consummation by such Representing Party of the transactions contemplated by this Agreement.

  (b)
  Neither the execution, delivery or performance of this Agreement by the Representing Party nor the consummation by such Representing Party of the transactions contemplated by this Agreement, will

  (i)
  violate or conflict with any provision of the certificate of incorporation, articles of association, management board rules of procedure or by-laws or other similar governing documents of the Representing Party, or

  (ii)
  result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Representing Party is a party or by which any of them or any of their properties or assets may be bound, and which would, in the case of a contract, agreement, plan or other instrument only, result in a Material Adverse Effect, or

  (iii)
  violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Representing Party or any of its properties or assets, or

  (iv)
  result in the creation or imposition of any Encumbrance on any asset of the Representing Party that constitutes a violation of any restriction under existing financing or other contracts of that Representing Party, or

  (v)
  cause the suspension or revocation of any permit, license, governmental authorisation, consent or approval necessary for the Representing Party to conduct its business as currently conducted.

6.5  Financial Statements; SEC Filings

  (a)
  The audited consolidated financial statements of PrimaCom and its consolidated Subsidiaries as of 31st December, 1999 and 31st December, 2000, accurate copies of all of which have been made available by PrimaCom to EWT and Vivendi (the "PrimaCom Financial Statements"), complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with US

A–7

    GAAP applied on a consistent basis, except as reflected in the PrimaCom Financial Statements, and present fairly the consolidated financial position of PrimaCom and its consolidated Subsidiaries at the dates and the consolidated results of operations of PrimaCom for the periods stated therein.

  (b)
  The audited consolidated financial statements of EWT and its consolidated Subsidiaries as of 31st December, 1999 and 31st July, 2000 and the draft unaudited consolidated financial statements of EWT as of 31st December, 2000, accurate copies of all of which have been made available by EWT to PrimaCom and Vivendi (the "EWT Financial Statements"), complied as to form, as of their respective dates in all material respects with applicable accounting requirements with respect thereto and have been prepared in accordance with (x) German GAAP in the case of the EWT Financial Statement as of 31st December, 1999 and 31st July, 2000, and (y) US GAAP in the case of EWT Financial Statements as of 31st December, 2000, all applied on a consistent basis, except as reflected in the EWT Financial Statements, and present fairly the consolidated financial position of EWT and its consolidated Subsidiaries at the dates stated therein (the PrimaCom Financial Statements and the EWT Financial Statements respectively, the "Representing Party's Financial Statements"). The Representing Party's Financial Statements referred to in this Agreement shall be deemed to include any notes that accompanied such financial statements.

  (c)
  Each Representing Party that is required to make filings under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), has filed with the SEC all forms, reports, schedules and documents required to be filed by it pursuant to the Securities Act and the Exchange Act, all of which, as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. Each Representing Party has heretofore made available to the other a true and complete copy of each final prospectus and definitive proxy statement filed by it with the SEC since 1st January, 1998, and each report filed by it with the SEC since 1st January, 1998 (these documents being hereinafter referred to as the "Representing Party's Filings" and such of the Representing Party's Filings as have been filed on or before the date hereof being referred to as the representing party's "Pre-Agreement Filings"). None of the Representing Party's Pre-Agreement Filings as of the respective dates on which they were filed with the SEC contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.6  Absence of Changes

  Except as disclosed in the Representing Party's Financial Statements or in the Representing Party's Disclosure Schedule and except as contemplated by this Agreement, since the latest date of the Representing Party's Financial Statements, each of the Representing Parties has conducted its respective businesses in the ordinary course and consistent with past practice and there has not been, other than in a way expressly permitted by Clause 8.1 hereof:

  (a)
  any material change in the financial condition, properties, business or results of operations of the Representing Party; nor

  (b)
  any material change in the method of accounting or accounting practice of the Representing Party, other than changes required by US GAAP or German GAAP, as the case may be; nor

  (c)
  other than as set out in Clause 8.1, any direct or indirect redemption, purchase or other acquisition of any shares of the Representing Party or any declaration, setting aside or

A–8

    payment of any dividend or other distribution (whether in cash, shares or property) in respect of such shares; nor

  (d)
  (i)  any increase in the compensation payable or to become payable by the Representing Party to any of their respective officers or employees, other than increases in the ordinary course of business and substantially consistent with past practice, increases required by union contracts and increases specifically approved in writing by the other Representing Party; nor

  (ii)
  any increase or modification in any bonus, pension, insurance or other employee benefit, plan, payment or arrangement made to, for or with respect to employees not in the ordinary course of business and consistent with past practice; nor

  (iii)
  entry into or amendment of any employment agreement or other employment arrangement with any employee of the Representing Party or any of its Subsidiaries which employment agreement or amendment provides or may provide compensation and benefits in excess of Euro 100,000 to any individual in any 12-month period.

6.7  Absence of Undisclosed Liabilities

  There are no liabilities of the Representing Party of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, determined or determinable, that are material to such Representing Party taken as a whole, other than

  (a)
  liabilities disclosed or provided for in such Representing Party's Financial Statements,

  (b)
  liabilities disclosed in the Representing Party's Filings or disclosed as liabilities on the Representing Party's Disclosure Schedule,

  (c)
  liabilities incurred on behalf of the Representing Party in connection with this Agreement and the transactions contemplated by this Agreement,

  (d)
  liabilities not required to be disclosed under US GAAP or German GAAP, as the case may be, and

  (e)
  liabilities incurred in the ordinary course of business consistent with past practice since the date of the latest Representing Party's Financial Statements.

6.8  Litigation

  There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Representing Party, threatened against such Representing Party or any of its Subsidiaries or any of their respective assets before any Governmental Entity with a value (Streitwert) of Euro 100,000 or more. Neither the Representing Party nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree.

6.9  Compliance with Law

  The Representing Party and its Subsidiaries are in substantial compliance with all Applicable Law in relation to its business, properties or assets and no notice, charge, claim, action or assertion has been received by such Representing Party or any of its Subsidiaries or has been filed, commenced or threatened against such Representing Party or any of its Subsidiaries alleging any violation of any of the foregoing.

A–9

6.10  Taxes

  (a)
  The Representing Party has timely and properly filed or caused to be filed (or there has been timely and properly filed on their behalf) or will timely and properly file or cause to be filed with the appropriate Taxing Authorities all Tax Returns required by Applicable Law to be filed on or prior to the date hereof, or requests for extensions to file such Tax Returns have been filed, granted and have not expired. All such Tax Returns are to the Knowledge of the Representing Party complete and accurate in all material respects. The Representing Party has paid or adequately provided for or will pay (or there has been paid or adequately provided for or will be paid on their behalf) all Taxes. No deficiencies for any Tax have been proposed in writing, asserted or assessed, in each case by any taxing authority, against the Representing Party for which there are not adequate reserves.

  (b)
  There are no current audits, or audits for which written notification has been received, with respect to or which include the Representing Party. There are no written agreements with any Taxing Authority with respect to or including the Representing Party which will in any way affect the Representing Party's liability for Taxes after the date hereof.

  (c)
  No adverse assessment, deficiency or adjustment for any Taxes has been asserted in writing or, to the Knowledge of the Representing Party, is proposed (whether formally or informally) with respect to any Taxes or Tax Return of the Representing Party and, to the Knowledge of the Representing Party, no basis exists for any such adverse, assessment, deficiency or adjustment.

  (d)
  There is not in force any extension of time with respect to the due date for the filing of any Tax Return of, or with respect to, the Representing Party, or any waiver or agreement for any extension of time for the assessment or payment of any Tax of the Representing Party.

  (e)
  All taxes required to have been withheld by the Representing Party have to the Knowledge of such Representing Party been timely and properly withheld and paid over to the appropriate Taxing Authority.

  (f)
  There are no Tax liens on any assets of the Representing Party.

6.11  Labour and Employment Matters

  (a)
  Except as contemplated by Clauses 3.6 of this Agreement and except for employment agreements and other arrangements which do not require the payment of more than E 25,000 per person, as soon as practicable (but in any event within 30 business days) following the date hereof, each Representing Party shall provide the other with a true and complete list of each employment agreement or any other arrangement or understanding with any employee that provides for the payment of any consideration (including severance pay) by such Representing Party to such person as a result of the consummation of any of the transactions contemplated by this Agreement, either alone or in conjunction with the termination of such person's employment.

  (b)
  There is no

  (1)
  unfair labour practice, labour dispute (other than routine individual grievances) or labour arbitration proceeding pending or, to the Knowledge of the Representing Party, threatened against the Representing Party or its Subsidiaries; or

  (2)
  activity or proceeding by a labour union or representative thereof to organise any employees of the Representing Party or any of its Subsidiaries; or

  (3)
  lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees.

A–10

  (c)
  There has not been any adoption or amendment in any material respect by the Representing Party of any material collective bargaining agreement or other contract, agreement, arrangement or understanding with a labour union or labour organisation. Each of the Representing Party and its Subsidiaries is substantially in compliance with all laws regarding employment, employment practices, terms and conditions of employment and wages.

6.12  Intellectual Property Rights

  (a)
  No activities of the Representing Party (or of any licensee under any licence granted by the Representing Party) infringe or to the Knowledge of the Representing Party are likely to infringe any Intellectual Property Rights of any third party and no claim has been made against the Representing Party or any such licensee in respect of such infringement.

  (b)
  Full details of all registered Intellectual Property Rights (including applications to register the same) and all commercially significant unregistered Intellectual Property Rights owned or used by the Representing Party are set out in the Disclosure Schedule.

  (c)
  the Representing Party or any of its Subsidiaries identified in the Disclosure Schedule as the owner of an Intellectual Property Right is the sole legal and beneficial owner of or applicant for such Intellectual Property Right and all the Intellectual Property Rights referred to in subparagraph (b) above as being owned are owned solely by the Representing Party free of all Encumbrances.

  (d)
  Full details are set out in the Disclosure Schedule of all licence and other agreements relating to Intellectual Property Rights to which the Representing Party are a party (whether as licensor or licensee) or which relate to any Intellectual Property Rights owned by the Representing Party. The Representing Party is not in breach of any such agreement and so far as the Representing Party is aware no third party is in breach of any such agreement.

  (e)
  All the Intellectual Property Rights described in subparagraph (c) above and all agreements disclosed in relation to subparagraph (d) above are valid and subsisting and nothing has been done or omitted to be done by the Representing Party, and the Representing Party are unaware of any act or omission of any third party, which would jeopardise the validity or subsistence of any of such Intellectual Property Rights or such agreements.

  (f)
  The Representing Party owns or has licensed to it all Intellectual Property Rights it requires to carry on its business as such business has been carried on during the year prior to the date of this agreement and such rights and that person's ability to use such rights will not be affected by the transactions contemplated by this Agreement.

  (g)
  The Representing Party is not aware of any unauthorised use by any person of any Intellectual Property Rights or confidential information of the Representing Party.

6.13  Title to Properties; Encumbrances

  Except for property having an aggregate book value not in excess of E 50,000, which has been sold since the date of the Representing Party's latest financial statements in the ordinary course of business and consistent with past practice, each of the Group Companies has good, valid and marketable title to all the properties and assets that it purports to own (tangible and intangible), free and clear of all Encumbrances, including all the properties and assets reflected in such financial statements and all such properties and assets purchased by the Representing Party since the date of the Representing Party's latest financial statements, which subsequently acquired personal properties and assets (other than inventory and short term investments) are listed in the Disclosure Schedule. To the best knowledge of each Representing Party, all properties and assets reflected in the Representing Party's latest financial statements have a fair market or realisable

A–11

  value at least equal to the value thereof as reflected therein. The rights, properties and other assets presently owned, leased or licensed by the Representing Party and described elsewhere in this Agreement include all such rights, properties and other assets necessary to permit the Representing Party to conduct its respective businesses in the same manner as such businesses have been conducted prior to the date of this Agreement.

6.14  Environmental Matters

  The Representing Party is materially in compliance with all Applicable Environmental Laws. Such compliance includes, but is not limited to, the possession by each of the Representing Party of all permits and other governmental authorisations required under all Applicable Environmental Laws, and compliance with the terms and conditions thereof.

6.15  Customers and Suppliers

  (a)
  The Representing Party has not received any notice or has any reason to believe that any significant customer of the Representing Party has ceased, or will cease, to use the products, equipment, goods or services of the Representing Party or has substantially reduced or will substantially reduce, the use of such products, equipment, goods or services at any time.

  (b)
  The Representing Party has not received any notice or has any reason to believe that any significant supplier of the Representing Party will not sell raw materials, supplies, merchandise and other goods to the Representing Party at any time after the PrimaCom Merger Registration Date on terms and conditions substantially similar to those used in its current sales to the Representing Party, subject only to general and customary price increases.

  (c)
  The Representing Party has not experienced, or has any reason to believe that it will experience, any decrease in the number of its Subscribers in excess of 10% from a base of 566,000 Subscribers in the case of EWT and from a base of 1,003,000 in Germany and 293,600 in The Netherlands in the case of PrimaCom.

6.16  Insurance

  All the assets and undertakings of each the Representing Party and its Subsidiaries of an insurable nature are and have at all material times been insured against fire and other risks as normally insured against by persons carrying on the same classes of business as those carried on by the Representing Party or any of its Subsidiaries.

6.17  Insolvency

  In respect of the Representing Party or (if applicable) any part of its assets or undertaking:

  (a)
  no receiver or administrative receiver has been appointed;

  (b)
  no administration order has been made;

  (c)
  no order for winding up has been made;

  (d)
  no unsatisfied judgment, order or award is outstanding;

  (e)
  no distress or execution or other process has been levied;

  (f)
  no arrangement with creditors has been made,

  and so far as the Representing Party is aware, no circumstances exist which could give rise to any of the matters listed above.

A–12

6.18  Information Provided by Representing Party

  (a)
  None of the information provided or to be provided by the Representing Party specifically for inclusion or incorporation by reference in

  (i)
  the merger report jointly to be prepared by PrimaCom and Vivendi pursuant to Section 8 of the German Transformation Act in connection with the PrimaCom Merger will, at the time such merger report is made available to the shareholders of PrimaCom, as the case may be, in connection the PrimaCom Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or

  (ii)
  the FSE Prospectus will at the time it is filed with the FSE contain, at any time it is amended or supplemented, any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made, not misleading; or

  (iii)
  the F-4 Registration Statement will at the time the F-4 Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time the F-4 Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading.

  (b)
  Notwithstanding the foregoing provisions of this Clause 6.18, no representation or warranty is made by a Representing Party with respect to any statements made in the FSE Prospectus, the F-4 Registration Statement or any merger report based on information provided by or on behalf of a person other than such Representing Party for inclusion or incorporation by reference in such documents or with respect to information incorporated by reference in such documents from any of the other Representing Party's Filings. Each Representing Party represents and warrants to the other that the FSE Prospectus and the F-4 Registration Statement will comply as to form with all applicable provisions of law.

6.19  Ownership of Share Capital

  Except for the interests in Kabelkom Halberstadt, to the Knowledge of the Representing Party, neither the Representing Party nor any of its affiliates beneficially owns, directly or indirectly, any share capital of the other Representing Party or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any share capital of the other Representing Party.

6.20  Voting Requirements

  (a)
  EWT represents and warrants to Vivendi that no EWT shareholder approval is required to approve and adopt this Agreement and the transactions contemplated hereby.

  (b)
  PrimaCom represents and warrants to Vivendi that the affirmative votes at the PrimaCom Shareholders Meeting (the "PrimaCom Shareholder Approval") of the holders of 75% of the PrimaCom Ordinary Shares represented at any PrimaCom Shareholders Meeting to approve and adopt (i) this Agreement and the transactions contemplated hereby, and (ii) the PrimaCom Merger Agreement are the only votes of the holders of any class or series of PrimaCom share capital necessary for the consummation of the transactions contemplated by this Agreement.

A–13

6.21  Finders and Advisors

  Except for CSFB and Goldman Sachs, 66 2/3 per cent of whose fees shall be the responsibility of EWT while the remaining 33 1/3 per cent. shall be the responsibility of UPC, and Morgan Stanley Dean Witter, whose fees shall be the sole responsibility of PrimaCom, no financial advisor, broker, agent or finder has been retained by either Representing Party in connection with this Agreement or any transaction contemplated hereby, and no such financial advisor, broker, agent or finder is entitled to any fee or other compensation on account of this Agreement or any transaction contemplated by this Agreement.

7.  VIVENDI REPRESENTATIONS AND WARRANTIES

  Vivendi represents and warrants to EWT and PrimaCom as follows:

7.1  Corporate Organisation

  Vivendi is a stock corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of the Federal Republic of Germany and has the corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as it is now being conducted or presently proposed to be conducted.

7.2  Share Capital

  As of the date hereof,

  (a)
  20,000 Vivendi Ordinary Shares are fully paid up, issued and outstanding and owned by UPC and no other Vivendi shares are issued and outstanding;

  (b)
  Except as set forth in this Clause 7.2,

  (1)
  there are not issued, reserved for issuance or outstanding

  (i)
  any shares or other voting securities of Vivendi, or

  (ii)
  any securities of Vivendi convertible into or exchangeable or exercisable for shares or voting securities of Vivendi, or

  (iii)
  any warrants, calls, options or other rights to acquire from Vivendi, or any obligation of Vivendi to issue, any shares, voting securities or securities convertible into or exchangeable for or exercisable for shares or voting securities of Vivendi, and

    (2)
    there are no outstanding obligations of Vivendi to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities nor are there any encumbrances on Vivendi shares for the benefit of third parties not privy to this Agreement.

7.3  Authority

  Vivendi has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery and, subject to completion of the actions to be performed pursuant to Clause 9.11, the performance of this Agreement by Vivendi and the consummation by Vivendi of the transactions contemplated by this Agreement have been duly authorised by the general meeting of shareholders (Hauptversammlung) of Vivendi, by the Supervisory Board of Vivendi and by the Management Board of Vivendi, and no other corporate action on the part of Vivendi is necessary to authorise this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Vivendi and (assuming this Agreement constitutes a valid and binding obligation of PrimaCom and EWT

A–14

  and, upon the actions required by Clause 9.11 being taken) is a valid and binding agreement of Vivendi, enforceable against Vivendi in accordance with its terms.

7.4  Consents and Approvals; no Violation

  (a)
  Except where the failure to make any filing with, or to obtain any permit, authorisation, consent or approval of, any Governmental Entity would not prevent or delay the consummation of the transactions contemplated hereby or otherwise prevent Vivendi from performing its obligations under this Agreement, no filing with, and no permit, authorisation, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by Vivendi and the consummation by Vivendi of the transactions contemplated by this Agreement.

  (b)
  Neither the execution, delivery or performance of this Agreement by Vivendi nor the consummation by Vivendi of the transactions contemplated by this Agreement, will

  (i)
  violate or conflict with any provision of the articles of association of Vivendi, or

  (ii)
  result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Vivendi is a party or by which it or any of its properties or assets may be bound, or

  (iii)
  violate any order, writ, injunction, decree, judgement, statute, rule or regulation applicable to Vivendi or any of its respective properties or assets, or

  (iv)
  result in the creation or imposition of any Encumbrance on any asset of Vivendi, or

  (v)
  cause the suspension or revocation of any permit, license, governmental authorisation, consent or approval necessary for Vivendi to conduct its business as currently conducted.

7.5  Information Provided by Vivendi

  (a)
  None of the information provided or to be provided by Vivendi specifically for inclusion or incorporation by reference in

  (i)
  the FSE Prospectus at the time of delivery to the FSE, the report to be prepared pursuant to Section 183(3) of the German Stock Corporation Act in connection with the EWT Contribution will, at the time of its presentation to the general meeting of shareholders (Hauptversammlung) of Vivendi and at the time of its filing with the commercial register contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading,

  (ii)
  the F-4 Registration Statement will at the time the F-4 Registration Statement is filed with the SEC, at any time it is amended or supplemented or, at the time the F-4 Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

  (b)
  Notwithstanding the foregoing, no representation or warranty is made by Vivendi with respect to any statements made in the FSE Prospectus and the F-4 Registration Statement based on information provided by or on behalf of PrimaCom for inclusion or incorporation by reference in such documents or with respect to information incorporated by reference in such documents from any of the Representing Party's Filings. The FSE Prospectus and the F-4 Registration Statement will comply as to form with all applicable provisions of law.

A–15

7.6  Ownership of Share Capital

  To the knowledge of Vivendi, neither Vivendi nor any of its Subsidiaries beneficially owns, directly or indirectly, any share capital of PrimaCom or EWT or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any share capital of PrimaCom or EWT, other than as contemplated by this Agreement.

7.7  No Prior Activities

  Vivendi has no Subsidiaries and has undertaken no business or activities other than in connection with entering into this Agreement and engaging in the transactions contemplated by this Agreement.

8.  CONDUCT OF BUSINESS PENDING THE PRIMACOM MERGER REGISTRATION DATE

8.1  Conduct of Business

  From the date of this Agreement until the PrimaCom Merger Registration Date, unless each of EWT, PrimaCom, Vivendi and UPC shall agree in writing or except as otherwise contemplated by this Agreement or Clause 8 of the Representing Party's Disclosure Schedule, each of EWT, PrimaCom and Vivendi (for the purposes of this Clause 8 only, the "Parties" and each a "Party") shall, and shall cause their respective Subsidiaries to, conduct their respective businesses in the ordinary course consistent with past practices and shall use its best reasonable efforts to preserve their business organisations intact, comply with all Applicable Laws, rules and regulations to the extent consistent therewith, use its best reasonable efforts to preserve its assets and technology and preserve its relationships with third parties (including but not limited to their respective relationships with customers, suppliers, employees and business partners) and to keep available the services of their present officers and key employees. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or except as contemplated by the agenda published for the special shareholders meeting of PrimaCom (a copy of which has been previously provided by PrimaCom), none of the Parties shall (and each shall cause its respective Subsidiaries not to), without the prior written consent, in the case of any action proposed to be taken by PrimaCom or any Subsidiary of PrimaCom, of Vivendi; in the case of any action proposed to be taken by EWT or any Subsidiary of EWT, of PrimaCom; and in the case of any action proposed to be taken by Vivendi, of PrimaCom, (which consent will not be unreasonably withheld or delayed by any party from whom it is requested) from the date of this Agreement until the PrimaCom Merger Registration Date:

  (a)
  adopt or propose any amendment to its certificate of incorporation, bylaws, articles of association or other similar governing documents;

  (b)
  (i)
  declare, set aside or pay any dividend or other distribution with respect to any share capital, or

  (ii)
  split, combine or reclassify any of its share capital, or

  (iii)
  issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for shares of such Party's or such Party's Subsidiary's share capital, or any of its other securities except in relation to existing share options;

  (c)
  repurchase, redeem or otherwise acquire any shares or other securities of, or any options, warrants, calls or rights to acquire any such shares or other securities in, or other ownership interests in, or any option, warrants, calls or rights to acquire any such shares or other securities in, such Party or such Subsidiary;

A–16

  (d)
  issue, deliver, sell, pledge or otherwise transfer or encumber or subject to any Encumbrance any shares, any of its other voting securities or any of its securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except as expressly provided in clause (iii) of paragraph (b) above;

  (e)
  merge or consolidate with any other person or acquire or agree to acquire a material amount of assets of or make a material investment in or otherwise engage in any similar extraordinary business transaction with any other person (including but not limited to any agreements in relation to the distribution of digital services), except for transactions in which the party or its Subsidiaries are currently engaged or immaterial assets in the ordinary course of business consistent with past practice;

  (f)
  except for the affiliation agreements contemplated to be entered into between EWT and the UPC affiliates chello and Priority Telecom N.V., sell, lease, license or otherwise surrender, relinquish or dispose of or encumber

  (i)
  any facility owned or leased by such Party or its Subsidiary and material to such Party and its Subsidiaries taken as a whole; or

  (ii)
  any assets or property which are material to such Party and its Subsidiaries taken as a whole, except pursuant to existing contracts or commitments (the terms of which have been disclosed to the other Parties and UPC prior to the date hereof);

  (g)
  (i)  repurchase, accelerate, prepay or incur any indebtedness for borrowed money or issue or sell any debt securities, rights, warrants or options to acquire, any such debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than Vivendi;

  (h)
  incur or modify any significant indebtedness or other liability except in the ordinary and usual course of business or pursuant to financial plans previously communicated to the other Parties and UPC, or for long-term indebtedness incurred in connection with the refinancing of existing indebtedness, without first consulting with the other Parties and UPC; or make any decision or commitment with respect to a significant investment or divestment except in the ordinary and usual course of business or pursuant to financial plans previously communicated to the other Parties and UPC without first consulting with the other Parties and UPC;

  (i)
  other than in the ordinary course of business consistent with past practices and other than as referred to in the Disclosure Schedule, (i) grant to any employee, officer, director, consultant or independent contractor of such Party or any of its Subsidiaries any increase in compensation; (ii) grant to any employee, officer, director, consultant or independent contractor of such Party or any of its Subsidiaries any increase in severance or termination pay; (iii) establish, adopt, enter into or amend any company benefit agreement; (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or company benefit plan; (v) take any action to accelerate any rights or benefits, take any action to fund or in any other way secure the payment of compensation or benefits under any company benefit agreement, company benefit plan or any other contract, or make any material determinations consistent with past practice, or company benefit plan or company benefit agreement, including any payment of cash pursuant thereto; (vi) amend or modify or grant any share option; (vii) pay any bonuses after the date of this Agreement or (viii) materially change any actuarial or other assumption used to calculate funding obligations

A–17

    with respect to any company pension plan or change the manner in which contributions to any company pension plan are made or the basis on which such contributions are determined;

  (j)
  other than in the ordinary course of business consistent with past practices transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of such Party and its Subsidiaries; provided that in no event shall such party license on an exclusive basis or sell any Intellectual Property Rights of such party or its Subsidiaries;

  (k)
  make any changes in accounting methods, principles or practices except insofar as may be required by a change in US GAAP or German GAAP, as applicable;

  (l)
  take any action that would reasonably be expected to cause the PrimaCom Merger to result in the recognition of any material gain or loss by Vivendi, EWT or shareholders of EWT, PrimaCom or shareholders of PrimaCom under German law;

  (m)
  take any action that would cause any of the representations and warranties set forth in this Agreement to be untrue or incorrect in any material respect; or

  (n)
  authorise, agree or commit to do any of the foregoing.

  Notwithstanding anything to the contrary in this Clause 8.1, each of EWT, Vivendi and their respective Subsidiaries may do anything that any provision of this Clause 8.1 would otherwise restrict insofar as such provision would restrict the ability of EWT, Vivendi or any of their respective Subsidiaries

  (i)
  to pay dividends or make any other distribution to or on behalf of or pay any obligation to or on behalf of UPC, UGC, an UPC Group Member or any Indenture Subsidiary or UPC or UGC;

  (ii)
  to make or pay loans or advances to or on behalf of UPC, UGC, an UPC Group Member or any Indenture Subsidiary of UPC or UGC; or

  (iii)
  to transfer property or assets to or on behalf of UPC, UGC, an UPC Group Member or any Indenture Subsidiary of UPC or UGC.

  For purposes of this Clause 8.1, "Indenture Subsidiary" shall mean, with respect to UPC, (1) a Corporation, a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by UPC, by UPC and one or more Indenture Subsidiaries of UPC or by one or more Indenture Subsidiaries of UPC, (2) any other Person (other than a Corporation) in which UPC, one or more Indenture Subsidiaries of UPC, or UPC and one or more Indenture Subsidiaries of UPC, directly or indirectly, at the date of determination thereof has majority ownership interest, or (3) a partnership in which UPC or an Indenture Subsidiary of UPC is, at the time, a general partner and in which UPC, directly or indirectly, at the date of determination thereof has a majority ownership interest. Indenture Subsidiary, with respect to UPC, means each direct and indirect Indenture Subsidiary of UPC. For purposes of the definition of Indenture Subsidiary with respect to UPC, (1) "Capital Stock" shall mean, with respect to any Corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that Corporation; (2) "Corporation" shall include corporations, associations, companies and business trusts; (3) "Equity Interest" of any Person shall mean any shares, interests, participations or other equivalents (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership, participation or membership interests in, such Person; and (4) "Person" means any Corporation, individual, limited liability company, joint stock company, joint venture, partnership, limited liability partnership, unincorporated association,

A–18

  governmental regulatory entity, country, state or political subdivision thereof, trust, municipally or other entity. For purposes of this Clause 8.1, "Indenture Subsidiary" shall mean, with respect to UGC, (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by UGC, by UGC and one or more Indenture Subsidiaries of UGC or by one or more Indenture Subsidiaries of UGC, (2) any other Person (other than a Corporation) in which UGC, one or more Indenture Subsidiaries of UGC, or UGC and one or more Indenture Subsidiaries of UGC, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (3) a partnership in which UGC or an Indenture Subsidiary of UGC is, at the time, the managing general partner. Indenture Subsidiary, with respect to UGC, means each direct and indirect Indenture Subsidiary of UGC. For purposes of the definition of Indenture Subsidiary with respect to UGC, (1) "Capital Stock" shall mean, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness that is not itself otherwise capital stock), warrants, options, participation or other equivalents of or interests (however designated) in stock issued by that corporation; (2) "Equity Interest" of any Person shall mean any shares, interests, participation or other equivalents (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership, participation or membership interests in, such Person; and (3) "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

8.2  chello Affiliation and other Co-operation

  PrimaCom agrees to promptly sign a standard affiliation agreement for the services provided by chello with respect to its current and future German subscriber base, and, with respect to its current and future Dutch subscriber base agrees to use its best efforts to sign the same agreement. This standard affiliation agreement will be similar to the arrangements and terms already in existence between UPC's European affiliates and chello, all of which have been negotiated on an arm's length basis, (but with the explicit acknowledgement that costs already incurred by PrimaCom which chello would otherwise have to incur will in good faith be reflected in the affiliation agreement). Furthermore, the parties will use reasonable best efforts to deploy the services of Priority Telecom N.V. on the PrimaCom networks on arm's length terms to be agreed similar to those for other UPC affiliate properties.

8.3  Certain Tax Matters

  During the period from the date of this Agreement to the PrimaCom Merger Registration Date, each of the Parties shall, and shall cause each of its Subsidiaries to; (i) timely file all tax returns ("Post-Signing Returns") required to be filed by each such entity; (ii) timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed; (iii) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable by such entity for which no Post-Signing Return is due prior to the PrimaCom Merger Registration Date; (iv) promptly notify the other Parties and UPC of any suit, claim, action, investigation, proceeding or audit (collectively, "Actions") pending against or with respect to it or any of its respective Subsidiaries in respect of any tax and not settle or compromise any such Action without the other Parties' and UPC's consent; (v) not make any material tax election without the other Parties' and UPC's consent; and (vi) cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements and practices with respect to taxes to which it or any of its respective Subsidiaries is a party or by which it or any of its respective Subsidiaries is otherwise bound to be terminated as of the PrimaCom Merger Registration Date

A–19

  (unless directed otherwise by the other Parties and UPC in writing delivered to it at least five business days prior to the PrimaCom Merger Registration Date) so that after such date neither it nor any of the respective Party's Subsidiaries shall have any further rights or liabilities thereunder.

9.  ADDITIONAL AGREEMENTS

9.1  No Solicitation

  (a)
  Neither EWT nor PrimaCom shall, nor shall it permit any of its Subsidiaries to, nor shall it authorise or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person,

  (i)
  solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Competing Proposal, or

  (ii)
  participate in any discussions or negotiations regarding, or furnish to any person any information with respect to a Competing Proposal; provided, that if such party's management determines in good faith, after receiving the advice of outside counsel, that its failure to do so may result in a breach of its fiduciary duties to its shareholders under Applicable Law, such party may, in response to a Competing Proposal which was not solicited by it, which did not otherwise result from a breach of this Clause 9.1(a) and which is made or received prior to the effectiveness of the EWT Shareholder Approval (in the case of a Competing Proposal relating to EWT) or the PrimaCom Shareholder Approval (in the case of a Competing Proposal relating to PrimaCom), and subject to providing to the other party prior written notice of its decision to take such action and of such party's compliance with Clause 9.1(c), (x) furnish information with respect to such party and its Subsidiaries to any person making a Competing Proposal subsequent to the execution of a customary confidentiality agreement (as determined by such party after receiving the advice of its outside counsel) and (y) participate in discussions or negotiations regarding such Competing Proposal.

  (iii)
  Each of PrimaCom and EWT shall promptly notify the other party of any Competing Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) as promptly as practicable after its receipt thereof and shall thereafter inform the other party of any material change in the status of any discussions or negotiations with such third party, and any material changes to the terms and conditions of such Competing Proposal and shall promptly give the other party a copy of any business or financial information related to EWT or PrimaCom, as the case may be, delivered to such person which has not previously been reviewed by such other party.

  (b)
  Effective as of the date of this Agreement, each party shall immediately terminate any discussions or negotiations with any other third parties, if any, that may be currently in progress with respect to any Competing Proposal and shall request that all confidential information furnished on behalf of such party to any such third parties be returned.

  (c)
  Except as expressly permitted by this Clause 9.1, neither the management of EWT nor any committee thereof nor PrimaCom by its Management Board nor any committee thereof shall

  (i)
  withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by such Management Board or any such committee of the transactions contemplated by this Agreement, or

A–20

    (ii)
    approve or recommend, or propose publicly to approve or recommend, any Competing Proposal, or

    (iii)
    cause its company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Competing Proposal.

  (d)
  Notwithstanding the foregoing, at any time prior to the PrimaCom Shareholder Approval,

  (i)
  the management board of UPC, to the extent that it determines in good faith, after receiving the advice of outside counsel, that its failure to do so may result in a breach of its fiduciary duties to UPC's shareholders under Applicable Law, may terminate this Agreement solely in order to concurrently enter into an Acquisition Agreement with respect to any Superior Proposal by a party other than UGC or any of its Subsidiaries, but only at a time that is after the third business day following PrimaCom's receipt of written notice advising PrimaCom that the Management Board of UPC is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and

  (ii)
  the Management Board of PrimaCom, to the extent that it determines in good faith, after receiving the advice of outside counsel, that its failure to do so may result in a breach of its fiduciary duties to PrimaCom's shareholders under Applicable Law, may terminate this Agreement solely in order to concurrently enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the third business day following EWT's receipt of written notice advising EWT that such Board is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and only after such third party has agreed to pay, and paid, to UPC or UPC's nominee, an amount of     15,000,000.

  (e)
  Nothing contained in this Clause 9.1 shall prohibit either party from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders if, in the good faith judgment of the management of EWT, in the case of EWT, or the Management Board or the Supervisory Board of PrimaCom, in the case of PrimaCom, after consultation with outside counsel, failure so to disclose may be inconsistent with its obligations under Applicable Law.

9.2  Preparation of the Merger Reports, the FSE Prospectus, the F-4 Registration Statement and Shareholders Meetings

  (a)
  As soon as practicable following the date of this Agreement

  (i)
  Until May 31, 2001, the Parties shall conduct a due diligence review regarding those circumstances, facts and matters which are of material importance in connection with the implementation of the transactions contemplated by this Agreement. For this purpose, the parties shall agree on the scope of the due diligence review and provide each other with the necessary information. They shall exchange the results of their findings and inform the Appraiser thereof in writing.

  (ii)
  The Parties shall co-operate and as promptly as practicable prepare the merger reports and all other documents required for the PrimaCom Merger, and file with the competent authorities, the FSE Prospectus. The parties will cause the FSE Prospectus and the merger reports to comply in all material respects with the Applicable Law. Each party shall use its respective reasonable best efforts to obtain approval of the FSE Prospectus

A–21

      such that listing of Vivendi Ordinary Shares on the FSE may be obtained as soon as possible upon, but not prior to, the PrimaCom Merger Registration Date.

    (iii)
    Similarly, the Parties shall co-operate and as promptly as practicable prepare and file with the SEC the F-4 Registration Statement which shall include the Exchange Prospectus. The parties will cause the F-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each party shall use its respective reasonable best efforts to have the F-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

    (iv)
    PrimaCom and Vivendi shall use reasonable best efforts to cause the FSE Prospectus and the F-4 Registration Statement to be delivered to PrimaCom's shareholders, in each case as promptly as practicable after the FSE Prospectus has been approved, and the F-4 Registration Statement is declared effective under the Securities Act, respectively.

    (v)
    Each party shall also take any action required to be taken under any applicable securities laws to carry out the transactions contemplated by this Agreement or requirements for listing on the FSE and NASDAQ and the parties shall each, upon request by the other, furnish the other with all financial and other information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the FSE Prospectus, the merger reports, the F-4 Registration Statement, the Exchange Prospectus or any other necessary or appropriate filing, notice, statement, registration, submission of information or application made by or on behalf of PrimaCom or Vivendi or any of their respective Subsidiaries to any third party and/or any Governmental Entity with respect to the PrimaCom Merger and the other transactions contemplated by this Agreement.

  (b)
  No filing of, or amendment or supplement to, the FSE Prospectus, the merger reports, or the F-4 Registration Statement shall be made by Vivendi without providing PrimaCom the opportunity to review and comment thereon. Vivendi shall advise PrimaCom, promptly after it receives notice thereof, of the time when the Vivendi Ordinary Shares have been admitted to listing and when the F-4 Registration Statement has become effective or any supplement or amendment to the FSE Prospectus or F-4 Registration Statement has been filed, the issuance of any stop order, the suspension of the qualification of the Vivendi Ordinary Shares issuable in connection with the PrimaCom Merger for offering or sale in any jurisdiction, or any request by the FSE or SEC for amendment of the FSE Prospectus or the F-4 Registration Statement or the Exchange Prospectus, respectively, or comments thereon and responses thereto or requests by the FSE or SEC, as the case may be, for additional information.

  (c)
  PrimaCom shall, as promptly as practicable after the F-4 Registration Statement is declared effective under the Securities Act, give notice of, convene and hold a meeting of its shareholders (the "PrimaCom Shareholders Meeting") in accordance with Applicable Law for the purpose of obtaining the PrimaCom Shareholder Approval and shall, through its management board and supervisory board, recommend to its shareholders the approval and adoption of this Agreement, the PrimaCom Merger and the other transactions contemplated by this Agreement.

9.3  Accountants' Comfort Letters

  Each of PrimaCom and EWT shall use their reasonable best efforts to cause to be delivered to Vivendi two comfort letters, inter alia, from their respective independent accountants, one dated a date within two business days before the date on which the F-4 Registration Statement shall become effective and one dated a date within two business days before the PrimaCom Merger

A–22

  Registration Date, in form and substance reasonably satisfactory to the recipient and customary in scope and substance for comfort letters delivered by independent accountants in connection with registration statements similar to the F-4 Registration Statement.

9.4  Access To Information; Confidentiality

  (a)
  To the extent required to effect the transactions contemplated hereunder, and in particular to the extent required to effect a customary U.S. securities issues due diligence, but subject to existing legal constraints, each of EWT and PrimaCom shall, and shall cause each of their respective officers, employees, accountants, counsel, financial advisors and Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the PrimaCom Merger Registration Date to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of EWT and PrimaCom shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party and to Vivendi

  (i)
  a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of U.S. Federal or state securities laws or German securities laws and

  (ii)
  all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Clause 9.4 shall affect any representation or warranty given by the other party hereto.

  (b)
  Except as required by law or regulation each of PrimaCom, EWT and Vivendi will hold and will cause each of their respective officers, directors, employees, attorneys, investment bankers and other advisors ("Representatives") to hold in strict confidence (unless compelled to disclose by judicial or administrative process) all non-public information obtained, whether prior to or after the date of this Agreement, from or provided on behalf of the other party, except to the extent that such information can be shown to have been

  (i)
  previously known or independently developed by the party receiving such information,

  (ii)
  in the public domain through no fault of the receiving party, or

  (iii)
  later lawfully acquired by the receiving party from other sources not known by the receiving party to be bound by confidentiality obligations

    (the "Confidential Information").

  (c)
  Each of PrimaCom, EWT and Vivendi will, and will cause each of their respective Representatives to, use the Confidential Information received by it solely in connection with its evaluation of the transactions contemplated by this Agreement for preparation of the PrimaCom Merger Report, the FSE Prospectus and the F-4 Registration Statement and in furtherance of the consummation of such transactions in accordance with the terms of this Agreement. In the event of the termination of this Agreement, each of PrimaCom, EWT and Vivendi will, and will cause each of their respective Representatives to, (x) maintain the confidentiality of the Confidential Information, and (y) return all written Confidential Information promptly upon the written request of the other party. In addition, each of PrimaCom, EWT and Vivendi, as a result of their receipt of Confidential Information will not, and will cause each of their respective Representatives not to, solicit any employee of the other for employment, provided that each of PrimaCom, EWT and Vivendi may engage in general solicitations of employment not specifically directed to employees of EWT, PrimaCom and Vivendi, as the case may be.

  (d)
  From the date hereof PrimaCom shall be supplied with the monthly management reporting package of EWT and shall be granted reasonable access to EWT`s auditors to enable PrimaCom to review the quarterly results of EWT as soon as practicable following the closing of each quarter.

A–23

9.5  Takeover Statutes, Takeover Regulations or Takeover Codes

  The parties hereto shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation or code is or becomes applicable to the PrimaCom Merger, this Agreement, or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the EWT Contribution or the PrimaCom Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the EWT Contribution and the PrimaCom Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimise the effect of such statute or regulation on the EWT Contribution and the PrimaCom Merger and the other transactions contemplated by this Agreement.

9.6  Indemnification, Exculpation and Insurance

  (a)
  PrimaCom, EWT and Vivendi shall maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the PrimaCom Merger Registration Date now existing in favour of the current or former directors or officers of EWT or PrimaCom or any of their respective Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organisational documents) and any indemnification agreements of EWT or PrimaCom. In addition, from and after the PrimaCom Merger Registration Date, directors and officers of EWT and Management Board members and officers formerly of PrimaCom who become directors or officers of Vivendi shall be entitled to the same indemnity rights and protections as are afforded to other directors and officers of Vivendi.

  (b)
  If Vivendi, PrimaCom or any of their respective successors or assigns, in compliance with Clause 8.1, (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Vivendi or PrimaCom, as the case may be, assume the obligations set forth in this Clause 9.6.

  (c)
  From and after the PrimaCom Merger Registration Date, Vivendi will indemnify and hold harmless each present and former director and officer of each of EWT or PrimaCom and its respective Subsidiaries (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgements, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the PrimaCom Merger Registration Date, to the fullest extent that EWT, PrimaCom, or such Subsidiary would have been permitted under Applicable Law and the certificate of incorporation or bylaws of EWT, PrimaCom, or such Subsidiary in effect on the date hereof to indemnify or to obtain insurance for such person (and Vivendi shall also advance expenses as incurred to the fullest extent permitted under Applicable Law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

  (d)
  The provisions of this Clause 9.6 are intended to be for the benefit of, and may be enforced by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

A–24

9.7  Public Announcements

  Vivendi, PrimaCom and EWT shall consult with each other before issuing, and provide each other and their respective professional advisors the opportunity to review, comment upon and concur with and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the signing of this Agreement shall be in the form as mutually agreed to by the parties.

9.8  Stock Exchange Listings

  In addition to the obligations set out in Clause 9.2, as soon as advisable following the date of this Agreement, PrimaCom and Vivendi shall prepare and file all documents with the FSE Admission Board and all other stock exchange admission boards, including, where applicable the stock exchange admission board of NASDAQ, on which the PrimaCom Ordinary Shares or ADSs, as the case may be, are listed (each a "Stock Exchange Admission Board") and use their reasonable best efforts to cause the Vivendi Ordinary Shares to be issued by Vivendi in connection with the transactions contemplated by this Agreement to be approved for listing on the FSE, NASDAQ and such other stock exchanges, subject to official notice of issuance, with the objective of obtaining listing of such Vivendi Ordinary Shares and ADSs on such stock exchanges as soon as possible upon the PrimaCom Merger Registration Date. Vivendi shall prepare and file with the relevant Stock Exchange Admission Board any required documents, and Vivendi and PrimaCom shall promptly provide the executive office of the German Takeover Commission with all information required under the German Takeover Code. Each of PrimaCom and Vivendi shall use its reasonable best efforts to have any required documents consented to by the relevant Stock Exchange Admission Board as promptly as practicable after such filings and the listing of Vivendi Ordinary Shares obtained on all stock exchanges on which the PrimaCom Ordinary Shares are listed. If at any time prior to the PrimaCom Merger Registration Date, any of the parties discover that an amendment or supplement to the documents or other information filed with the SEC, the relevant Stock Exchange Admission Board or the executive office of the German Takeover Commission should be filed so that any such documents or information would not include any misstatement of a material fact or any omission of any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that makes such discovery shall promptly notify the other parties hereto and an appropriate amendment or supplement shall be promptly prepared and filed as soon as practicable or advisable (as determined by the parties hereto and their respective counsel) with the SEC, the relevant Stock Exchange Admission Boards and the executive office of the German Takeover Commission and, to the extent required by law, such information shall be made public.

9.9  Shareholder Litigation

  Each of EWT, PrimaCom and Vivendi shall give the other the reasonable opportunity to participate in the defence of any shareholder litigation against EWT, PrimaCom or Vivendi, as applicable, and its directors relating to the transactions contemplated by this Agreement.

9.10  Tax Treatment

  The parties shall undertake reasonable efforts to structure the transaction contemplated hereunder in the most efficient way with a view to avoiding the realisation of taxable gains or losses to any party or any shareholder of a party under German tax laws.

A–25

9.11  Certain Obligations of Vivendi

  To the extent that obligations of Vivendi set forth in this Agreement, including those obligations designed to survive the consummation of the transactions contemplated by this Agreement, require additional corporate actions to be taken by or with respect to Vivendi as specified in the German Stock Corporation Act and in the German Transformation Act, Vivendi shall recommend to its Supervisory Board and to its shareholders meeting that such actions be taken.

9.12  Antitrust Regulatory Approvals

  All Antitrust Filings shall, to the extent permitted by Applicable Law, be prepared jointly by the respective counsel of the parties hereto and on behalf of all parties hereto. All filing fees and costs associated therewith shall be borne by Vivendi.

  (a)
  Each party shall, without undue delay and as promptly as practicable, but in any event within the required statutory periods, and in order to facilitate prompt consummation of the transactions contemplated by this Agreement, file or cause to be filed with any antitrust authorities any notifications required to be filed under any laws or regulations that are applicable to the transactions contemplated by this Agreement (collectively, the "Antitrust Filings"). Antitrust Filings that are not required to be made personally by any of the parties shall be made by Vivendi. The parties shall diligently cooperate to make the Antitrust Filings each at their respective costs and without undue delay, and respond to any requests for additional information made by any applicable antitrust authorities in a timely, complete and correct manner.

  (b)
  The parties will use every effort (including, without limitation, payment of any required fees) to

  (i)
  comply as promptly as practicable with all antitrust authorities' requirements applicable to the transactions contemplated by this Agreement;

  (ii)
  obtain promptly all consents of any applicable antitrust authority necessary for the transactions contemplated by this Agreement (except for such consents the failure of which to obtain would not prevent or materially delay the such transactions); and

  (iii)
  avoid the entry of, or to have vacated or terminated, any decree, order, or judgement of any anti-trust authority or court that would restrain, prevent or delay the transactions contemplated by this Agreement, including without limitation defending through litigation on the merits any claim asserted in any court by any party.

9.13  Affiliates and Certain Shareholders

  Prior to the PrimaCom Merger Registration Date, PrimaCom will deliver to Vivendi a list identifying all persons who are, at the time of the PrimaCom Shareholders' Meeting, "affiliates" of PrimaCom for purposes of Rule 145 under the Securities Act. PrimaCom shall use its commercially reasonable efforts to cause each such person to execute and deliver to Vivendi prior to the PrimaCom Merger Registration Date a written agreement in form satisfactory to Vivendi (an "affiliate Agreement"), that such person pursuant to the PrimaCom Merger is not in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder. The certificates representing Vivendi shares received by such affiliates in the PrimaCom Merger shall bear a customary legend regarding applicable Securities Act transfer restrictions and the provisions of this Clause 9.13.

A–26

9.14  Non-Compete Investment Opportunities

  (a)
  UPC agrees that it will refrain and cause its Subsidiaries to refrain from competing with Vivendi in the provision of residential broadband cable distribution services in Germany ("Competing Services"). Such non-compete obligation shall apply as long as UPC or any of its affiliates exercises directly or indirectly effective control over Vivendi (unmittelbar oder mittelbarer beherrschender Einfluß) pursuant to Section 17, subsection 1 German Stock Corporation Act. The provisions set out in this Clause 9.14(a) shall not apply to any investments by UPC in companies where the primary focus of business is outside of Germany but which companies provide Competing Services in Germany so long as UPC uses its reasonable efforts to merge the German part of the business with Vivendi.

  (b)
  As long as Clause 9.14(a) applies, UPC shall and shall cause its subsidiaries to furnish to Vivendi any information regarding any investment opportunities within the Competing Services and take all steps commercially reasonable to direct the investment opportunity to Vivendi, if Vivendi so requires.

9.15  Undertaking by Vivendi

  Simultaneously with Vivendi becoming an "unrestricted subsidiary" (as such term is understood between the parties pursuant to Clause 10.2 (f)), Vivendi shall enter into an agreement with UPC and UGC whereby it agrees, for as long as it remains an unrestricted subsidiary, not to cause any breach of any of UPC's or UGC's financing agreements.

9.16  General

  (a)
  Each party shall keep each other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing each other with copies of notices or other communications received by the relevant party, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement. Each party shall give prompt notice to the other of any change that would, individually or in aggregate, reasonably be expected to result in a Material Adverse Effect on it or of any failure of any condition set forth in Clause 10 to the relevant party's obligations.

  (b)
  Prior to making any filing, notice, petition, statement, registration, submission of information or application to or with any third party and/or Governmental Entity (including any domestic or foreign national securities exchange) in connection with the consummation of the transactions contemplated by this Agreement and except as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any domestic or foreign national securities exchange, each party shall make all reasonable efforts to consult with the parties with respect to the content of such filing, notice, petition, statement, registration, submission of information or application and to provide the other parties with copies of the proposed filing, notice, petition, statement, registration, submission of information or application. Each party shall not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent practicable and permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat.

A–27

10.  CLOSING CONDITIONS

10.1.  Conditions to all Parties' Obligation to Close

  The obligation of all parties to consummate the EWT Contribution, the PrimaCom Merger and any other transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

  (a)
  Following due notification,

  (i)
  the Dutch Competition Authority (Nederlandse Mededingsautoriteit, NMa) shall have declared that the transactions envisaged in this Agreement are in compliance with the Dutch Competition Act or will be so in compliance subject to the fulfilment of certain conditions that are reasonably acceptable to PrimaCom and Vivendi and UPC;

  (ii)
  the German Federal Cartel Office ("FCO") shall have advised in writing within the one month period under section 40(1) sentence 1 of the Act against Restraints of Competition ("ARC") that it does not intend to initiate main examination proceedings or (1) the FCO shall have failed to give any such notice under Section 40(1) sentence 1 of the ARC; or (2) in the event that main examination proceedings shall have been commenced the FCO shall have approved the acquisition or shall have failed to give any notice to the parties during the four month period under Section 40(2) sentence 2 of the ARC;

  (iii)
  any other applicable waiting period under applicable competition merger control, antitrust or similar law or regulation relating to the transactions contemplated by this Agreement shall have expired.

  (b)
  Subject only to registration of the PrimaCom Merger, all requirements for the listing of the Vivendi Ordinary Shares on the FSE shall have been met.

  (c)
  The F-4 Registration Statement and the F-6 Registration Statement shall have become effective and no stop order suspending the effectiveness of the F-4 Registration Statement or the F-6 Registration Statement shall have been issued and no proceeding for that purpose shall have been threatened or initiated by the SEC and not concluded or not withdrawn, and all state securities or "blue sky" authorisations necessary to carry out the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

  (d)
  Subject only to registration of the PrimaCom Merger, all requirements for the listing of the Vivendi ADSs on Nasdaq shall have been met.

  (e)
  The PrimaCom Shareholder Approval shall have been obtained.

  (f)
  All consents, approvals and actions of, filings with and notices to any Governmental Entity required of EWT, PrimaCom and UPC or any of their respective Subsidiaries to consummate the transactions contemplated by this Agreement, the failure of which to be obtained or taken is reasonably likely to have a Material Adverse Effect on Vivendi, shall have been obtained or made, all in form and substance reasonably satisfactory to EWT, PrimaCom and UPC.

  (g)
  No judgment, temporary or permanent order, preliminary or permanent injunction, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the EWT Contribution or the PrimaCom Merger, or (ii) which otherwise is reasonably expected to have a Material Adverse Effect on EWT, PrimaCom or UPC, provided that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

A–28

  (h)
  Each of PrimaCom and Vivendi and UPC and EWT shall have received the accountants' comfort letters contemplated by Clause 9.3 and UPC shall have received a "fairness opinion" from CSFB.

  (i)
  Any amendment to the Deposit Agreement necessary for the consummation of the transactions contemplated by this Agreement shall have been made.

  (j)
  An opinion from Baker & McKenzie relating to the Deposit Agreement shall have been received by Vivendi.

  (k)
  Each party to this Agreement shall have received from its tax counsel, based on reasonably requested representation letters and customary assumptions, an opinion, dated as of the PrimaCom Merger Closing Date, substantially to the effect that the transactions contemplated by this Agreement will not result in any material adverse tax effect to such party to this Agreement.

10.2  Conditions to PrimaCom's Obligation to Close

  The obligation of PrimaCom to consummate the PrimaCom Merger is further subject to the satisfaction on or prior to the PrimaCom Merger Registration Date of the following additional conditions:

  (a)
  The representations and warranties of EWT and Vivendi set forth herein shall be true and correct both when made and at and as of the PrimaCom Merger Registration Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not reasonably be expected to have individually or in aggregate, a Material Adverse Effect.

  (b)
  EWT and Vivendi shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by it under this Agreement at or prior to the PrimaCom Merger Registration Date.

  (c)
  At any time after the date of this Agreement there shall not have occurred and be continuing as of the PrimaCom Merger Registration Date any Material Adverse Change on EWT and Vivendi.

  (d)
  On the PrimaCom Merger Registration Date, Consolidated Vivendi Capitalisation (as defined below) and Consolidated EWT Capitalisation (as defined below) will not be less than on the date hereof, respectively. "Consolidated Vivendi Capitalisation" shall mean the amount of paid up share capital of Vivendi and, without duplication, the amount of paid up share capital of each Subsidiary of Vivendi, on the date hereof, and the proceeds of any further equity subscribed in Vivendi and, without duplication, the proceeds of any further equity subscribed in each Subsidiary of Vivendi, after the date hereof and on or prior to the PrimaCom Merger Registration Date less the amounts, if any, paid, made or transferred by Vivendi or any of its Subsidiaries in accordance with Clause 8.1. "Consolidated EWT Capitalisation" shall mean the amount of paid up share capital of EWT and, without duplication, the amount of paid up share capital of each Subsidiary of EWT on the date hereof, and the proceeds of any further equity subscribed in EWT and, without duplication, the proceeds of any further equity subscribed in each Subsidiary of EWT, after the date hereof and on or prior to the PrimaCom Merger Registration Date and less the amounts, if any, paid, made or transferred by EWT or any of its Subsidiaries in accordance with Clause 8.1.

A–29

  (e)
  The final audited consolidated financial statements of EWT and Alkmaar shall not materially differ from the draft financial statements for the year ended December 31, 2000 (as attached hereto as Annex E).

  (f)
  UPC shall have caused Vivendi and its Indenture Subsidiaries to become "unrestricted subsidiaries" as such term is understood between the parties. Failure to do so shall not constitute a material breach.

10.3  Conditions to Vivendi's Obligation to Close

  The obligation of Vivendi to consummate the EWT Contribution is further subject to the satisfaction on or prior to the PrimaCom Merger Registration Date of the following additional conditions:

  (a)
  The respective representations and warranties of PrimaCom set forth herein shall be true and correct both when made and at and as of the PrimaCom Merger Registration Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" on "Material Adverse Effect" set forth therein) would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect.

  (b)
  PrimaCom shall, in all material respects, have performed or complied with all obligations required to be performed or complied with by it under this Agreement at or prior to the PrimaCom Merger Registration Date.

  (c)
  At any time after the date of this Agreement there shall not have occurred and be continuing as of the PrimaCom Merger Registration Date any Material Adverse Change on PrimaCom.

  (d)
  Vivendi shall have entered into the Agreement referred to in Clause 8.2.

  (e)
  PrimaCom shall have either (i) extended or (ii) replaced or (iii) refinanced with a long term financing its current Euro 375,000,000 Senior Working Capital Credit Agreement dated September 18, 2000 on terms and conditions reasonably satisfactory to UPC. Failure to do so shall not constitute a material breach.

10.4  Conditions to EWT's Obligation to Close

  The obligation of EWT to consummate the EWT Contribution is subject to PrimaCom Shareholder Approval.

10.5  Frustration of Closing Conditions

  Neither PrimaCom nor Vivendi nor EWT may rely on the failure of any condition set forth in Clause 9.1, 10.2, 10.3 or 10.4, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the transactions contemplated by this Agreement.

11.  TERMINATION, AMENDMENT AND WAIVER

11.1.  Termination

  This Agreement may be terminated at any time prior to the PrimaCom Merger Registration Date, and whether before or after the EWT Shareholder Approval or the PrimaCom Shareholder Approval:

  (a)
  by mutual written consent of Vivendi, PrimaCom and EWT; or

A–30

  (b)
  by either Vivendi, PrimaCom or EWT:

  (i)
  if (x) the PrimaCom Shareholder Approval has not been granted on or before August 31, 2001 and (y) the closing conditions set out in Clause 10.1 through 10.4 have not been satisfied or if the PrimaCom Merger shall not have been consummated within nine months following the Perugia Shareholder Approval (unless such period is extended by mutual agreement between the parties hereto), provided that the right to terminate this Agreement pursuant to this Clause 11.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any of the transactions contemplated by this Agreement to be consummated on or prior to such date; or

  (ii)
  if the EWT Shareholder Approval or the PrimaCom Shareholder Approval shall not have been obtained at the respective EWT Shareholders Meeting or PrimaCom Shareholders Meeting or at any adjournment or postponement thereof; or

  (iii)
  if any Restraint having either of the effects set forth in Clause 10.1(g) shall be in effect and shall have become final and non-appealable, provided, that the party seeking to terminate this Agreement pursuant to this Clause 11.1(b)(iii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint; or

  (c)
  by PrimaCom if EWT or Vivendi shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would give rise to the failure of any condition set forth in Clause 10.2 and (2) is incapable of being cured by EWT or Vivendi or is not cured within 30 days after receipt of written notice thereof;

  (d)
  by EWT, if PrimaCom or Vivendi shall have breached or failed to perform in any respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would give rise to the failure of any condition set forth in Clause 10.3 and (2) is incapable of being cured by PrimaCom or Vivendi or is not cured within 30 days of written notice thereof, or

  (e)
  by UPC if PrimaCom has not provided Disclosure Schedules satisfactory to UPC within 10 business days from the date hereof, termination under this Clause 11.1(e) being the sole remedy in such case. Such determination shall not be made unreasonably and shall be made within 10 business days after receipt of the Disclosure Schedules.

11.2  Effect of Termination

  (a)
  In the event of termination of this Agreement by either EWT or PrimaCom as provided in Clause 11.1, written notice thereof shall be given as promptly as possible to the other parties hereto and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of PrimaCom, EWT or Vivendi, except to the extent that such termination results from a material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement. Notwithstanding the foregoing, the provisions of paragraph (b) of Clause 9.4, this Clause 11.2 and Clause 12 shall survive termination of this Agreement in accordance with Clause 11.

  (b)
  Upon a material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach has not been cured within 15 days after receipt of a written notice from any other party, the notifying party is entitled to require the notified party to reimburse the notifying party for costs incurred by a lump sum payment of Euro 2,500,000 for internal costs plus the external costs incurred by the notifying party (including but not limited to the fees and costs of the notifying party's financial and legal

A–31

    advisers and accountants), excluding any claims for further damages and specific performance the notifying party may have.

  (c)
  In the case of a termination by EWT pursuant to Clause 9.1 (d) (i), EWT shall pay to PrimaCom in consideration for and as a precondition for the termination to become effective a sum of Euro 15,000,000.

12.  MISCELLANEOUS

12.1  No Survival of Representations and Warranties

  None of the representations and warranties in this Agreement or in any instrument or document delivered pursuant to this Agreement shall survive the PrimaCom Merger Registration Date. This Clause 12.1 shall not limit any covenant or agreement of the parties which by its terms contemplate performance after the PrimaCom Merger Registration Date.

12.2  Fees and Expenses

  All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such fees or expenses, whether or not the transactions are consummated, and accordingly each of PrimaCom and EWT shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the FSE Prospectus, the merger reports and F-4 Registration Statement (including FSE and NASDAQ listing and related fees and SEC registration and filing fees).

12.3  Governing Law

  This Agreement and all transactions contemplated therein, save for the transfer of Alkmaar Shares to Vivendi, shall be governed by and effected in accordance with German law.

12.4  Notices

    All notices, requests, claims, demands and other communications under this Agreement shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Clause 12.4 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Clause 12.4 (or at such other address for a party as shall be specified by like notice):

(a)	if to EWT, to:	Richard Pohl, Volkhartstr. 4-6, 86152 Augsburg, Germany, +49 82 13 10 63 99
	with a copy to:	Walter Eugene Musselman, Boeing Avenue 53, 1119 PE Amsterdam, The Netherlands, +31 20 778 9871
	and a further copy to:	UPC General Counsel, Boeing Avenue 53, 1119 PE Amsterdam, The Netherlands, +31 20 778 9871
(b)	if to PrimaCom, to:	Paul Thomason, Hegelstrasse 61, 55122 Mainz, +49 6131 931 0109
	with a copy to:	Klaus Wolfert, Hegelstrasse 61, 55122 Mainz
	with a further copy to:	RA Jörg Kirchner, Theatinerstr. 23, 80333 München +49 89 552 38195
(c)	if to Vivendi, to:	Walter Eugene Musselman

A–32

12.5  Assignment; Binding Effect

  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment not permitted under this Clause 12.5 shall be null and void.

12.6  Severability

  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

12.7  Entire Agreement; no Third-Party Beneficiaries

  This Agreement, the Annexes hereto and the other agreements contemplated hereby and instruments delivered pursuant hereto and thereto constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and, except as otherwise expressly provided herein, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder with the exception of Clause 9.4 (a) and (b).

12.8  Extension of Time, Waiver, etc.

  (a)
  At any time prior to the PrimaCom Merger Registration Date, either PrimaCom or EWT may, but only in writing:

  (i)
  extend the time for the performance of any of the obligations or acts of any other party hereto (provided that neither PrimaCom nor EWT may extend the time for the performance of any of the obligations of Vivendi without the written consent of the other); or

  (ii)
  waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto (provided that neither PrimaCom nor EWT may waive any inaccuracies in the representations or warranties made by Vivendi without the written consent of the other); or

  (iii)
  subject to the proviso of Clause 12.11 waive compliance with any of the agreements or conditions of any other party hereto contained herein (provided that neither PrimaCom nor EWT may waive compliance with any of the agreements or conditions of Vivendi without the written consent of the other).

  (b)
  Notwithstanding the foregoing, no failure or delay by PrimaCom or EWT or Vivendi in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of PrimaCom or EWT hereto to any such extension or waiver shall be valid only if set forth in writing signed on behalf of such party.

A–33

12.9  Amendment

  This Agreement may be amended by the parties at any time before or after the EWT Shareholder Approval or the PrimaCom Shareholder Approval provided that, after any such approval, there shall not be made any amendment that by law requires further approval by the shareholders of EWT or PrimaCom without the further approval of such shareholders. This Agreement may not be amended except by in writing signed on behalf of each of the parties unless notarial form is required.

12.10  Interpretation

  When a reference is made in this Agreement to a Clause or Annex, such reference shall be to a Clause of, or an Annex to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

12.11  Arbitration

  Any and all disputes, controversies or claims arising out of or relating to this Agreement and its performance will not be decided by the ordinary courts, but by arbitration in accordance with the arbitration agreement attached hereto as Annex B (the "Arbitration Agreement"). The board of arbitration will also decide on the validity, the legality and the interpretation of the Arbitration Agreement.

A–34

ANNEX A—DEFINED TERMS

"Acquisition Agreement"	shall have the meaning set forth in Clause 9.1(c)(iii).
"Actions"	shall have the meaning set forth in Clause 8.3.
"ADRs"	shall mean American depository receipts.
"ADSs"	shall mean American depository shares, and "ADS" shall mean any one of them.
"affiliate"
of any person shall mean (except as otherwise specifically defined), as to any person, any other person which, directly or indirectly, controls, is controlled by, or is under common control with, such person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
"Agreement"	shall have the meaning set forth in the first paragraph.
"Alkmaar"	shall mean B.V. Holding CAI of Alkmaar.
"Alkmaar Sale"	shall have the meaning set forth in Clause 4.
"Alkmaar Shares"
shall mean all shares of Alkmaar with an issued and outstanding share capital of NLG 26,000,000 divided into 260,000 ordinary shares, each of a par value of NLG 100, all of which have been issued, fully paid or credited as fully paid.
"Antitrust Filings"	shall have the meaning set forth in Clause 9.12.
"Applicable Environmental Laws"
shall mean all Applicable Law in effect as of the date of this Agreement pertaining to pollution or the protection of the environment, including those relating to the discharge, emission and disposal of Materials of Environmental Concern.
"Applicable Law"	shall mean any statute, law, ordinance, rule, regulation or code of any Governmental Entity applicable to a specific legal entity or situation.
"Appraiser"	shall have the meaning set forth in Clause 1.4.
"Arbitration Agreement"	shall have the meaning set forth in Clause 12.11.
"ARC"	shall have the meaning set forth in Clause 10.1(a) (ii).
"chello"	shall mean chello Broadband N.V. of Boeing Avenue 53, 1119 PE Amsterdam (the Netherlands).
"Company Permits"	shall have the meaning set forth in Clause 6.1.
"Competing Proposal"	shall mean any bona fide inquiry, proposal or offer from any person relating to any,
(1) tender or exchange offer involving 25% or more of the share capital of such party, or
(2) merger, consolidation or other business combination involving such party or any of its Subsidiaries, or

A–35

(3) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the assets of such party and its Subsidiaries, taken as a whole, or 25% or more of the equity securities of the party, or
(4) recapitalisation or restructuring of such party or any of its Subsidiaries, or
(5) other transaction similar to any of the foregoing with respect to such party or any of its Subsidiaries, other than the transactions contemplated by this Agreement.
"Confidential Information"	shall have the meaning set forth in Clause 9.4(b).
"Costs"	shall have the meaning set forth in Clause 9.6(c).
"Deposit Agreement"	shall mean the deposit agreement made in 1999 between PrimaCom, the Depositary and all owners and holders from time to time of PrimaCom ADRs issued thereunder.
"Depositary"	shall mean the Bank of New York, a New York banking organisation.
"Disclosure Schedule"
shall mean the disclosure schedule delivered by each Representing Party to the other setting forth (organised by the number and letter of the corresponding Clause and sub-Clause in the Business Combination Agreement, provided that matters disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed for all purposes of such disclosure schedule) the Representing Party's exceptions to the representations and warranties of such Representing Party contained in Clause 6, and provided further that inclusion of an item in a disclosure schedule shall not be construed to mean that the item is required to be disclosed or is material.
"CSFB"	shall mean Credit Suisse First Boston, financial advisors to UPC.
"Encumbrance"	shall mean any mortgage, pledge, lien, charge, encumbrance, defect, security interest, claim, option or restriction of any kind.
"EWT"	shall mean EWT Elektro- und Nachrichtentechnik GmbH of Augsburg, registered under no. HRB 6601 with the commercial register of the Augsburg Local Court.
"EWT Contribution"	shall have the meaning set forth in Clause 2.1.
"EWT Financial Statements"	shall have the meaning set forth in Clause 6.5.
"EWT Shares"	shall have the meaning set forth in Clause 2.1.
"Exchange Act"	shall have the meaning set forth in Clause 6.5(c).
"Exchange Prospectus"	shall mean the prospectus to be sent to holders of the PrimaCom Shares and PrimaCom ADSs to be included in the F-4 Registration Statement.
"F-4 Registration Statement"	shall mean the SEC Registration Statement on Form F-4 of Vivendi registering Vivendi Ordinary Shares and Vivendi ADSs to be issued in the PrimaCom Merger.

A–36

"F-6 Registration Statement"	shall mean the SEC Registration Statement on Form F-6 of the Depositary registering the Vivendi ADS depositary arrangements.
"FCO"	shall have the meaning set forth in Clause 10.1(a).
"FSE"	shall mean the Frankfurt Stock Exchange.
"FSE Prospectus"	shall mean the prospectus to be submitted to the FSE for admission of Vivendi Ordinary Shares to listing on the FSE.
"German GAAP"	shall mean Grundsätze ordnungsgemäßer Buchführung.
"German Stock Corporation Act"	shall mean the German Aktiengesetz, as amended.
"German Takeover Code"	shall mean the Übernahmekodex, as amended.
"German Takeover Commission"	shall mean the Übernahmekommission.
"German Transformation Act"	shall mean the German Umwandlungsgesetz, as amended.
"Goldman Sachs"	shall mean Goldman, Sachs & Co., financial advisor to UPC.
"Governmental Entity"	shall mean any court, tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority, whether federal, state, local or other.
"Group Companies"	shall mean each and any PrimaCom Group Member and each and any UPC Group Member.
"HSR Act"	shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
"Indemnified Parties"	shall have the meaning set forth in Clause 9.6(c).
"Intellectual Property Rights"
shall mean (i) copyright, patents, know-how, confidential information, database rights, and rights in trade marks and designs (whether registered or unregistered), (ii) applications for registration, and the right to apply for registration, for any of the same, and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world.
"Knowledge of the Representing Party"	shall mean the actual or constructive knowledge of the Representing Party after due and careful enquiry applying the German standards of § 93 Stock Corporation Act.
"Management Board"	shall mean Vorstand.
"Material Adverse Change"
with respect to PrimaCom, EWT or Vivendi shall mean any event or change of a state of facts that is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition or prospects of such party and its Subsidiaries, taken as a whole.

A–37

"Material Adverse Effect"
with respect to PrimaCom, EWT or Vivendi shall mean any event or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, except for any events or states of facts relating to (i) the relevant industry in general, and not relating specifically to the business of EWT or PrimaCom, as the case may be, or (ii) the economy of The Netherlands, the United States of America, the Federal Republic of Germany or the world, in general, and not relating specifically to the business of EWT or PrimaCom, as the case may be or in the case of Vivendi, Vivendi and its Subsidiaries immediately after the PrimaCom Merger Registration Date, taken as a whole.
"Materials of Environmental Concern"	means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials and wastes.
"Morgan Stanley Dean Witter"	shall mean Morgan Stanley & Co. Ltd., financial advisor to PrimaCom.
"NASDAQ"	shall mean the Nasdaq Stock Market.
"Vivendi"	shall mean Vivendi Aktiengesellschaft Vermögensverwaltungsgesellschaft of Gottmadingen, registered under no. HRB 1541 with the commercial register of the Singen Local Court.
"Vivendi ADSs"	shall mean the ADSs each representing one-half of one Vivendi Ordinary Share.
"Vivendi Ordinary Shares"	shall have the meaning set forth in Clause 1.2.
"Person"	shall mean an individual, corporation, partnership, association, trust, or any other entity or organisation, including, without limitation, a Governmental Entity.
"Pre-Agreement Filings"	shall have the meaning set forth in Clause 6.5(c).
"PrimaCom"	shall mean PrimaCom AG of Mainz, registered under no. HRB 7164 with the commercial register of the Mainz Local Court.
"PrimaCom ADRs"	shall mean the ADRs evidencing the PrimaCom ADSs.
"PrimaCom ADSs"	shall mean the ADSs each representing one-half of a PrimaCom Ordinary Share.
"PrimaCom Exchange Agent"	shall be an exchange agent duly appointed.
"PrimaCom Financial Statements"	shall have the meaning set forth in Clause 6.5.
"PrimaCom Merger"	shall mean the transaction contemplated by Clause 3.1.
"PrimaCom Merger Agreement"	shall have the meaning set forth in Clause 3.1.
"PrimaCom Merger Consideration"	shall have the meaning set forth in Clause 3.5.
"PrimaCom Merger Exchange Ratio"	shall have the meaning set forth in Clause 3.2.

A–38

"PrimaCom Merger Registration Date"	shall have the meaning set forth in Clause 3.4.
"PrimaCom Ordinary Shares"	shall have the meaning set forth in Clause 3.5.
"PrimaCom Shareholder Approval"	shall have the meaning set forth in Clause 6.20(b).
"PrimaCom Shareholders Meeting"	shall have the meaning set forth in Clause 9.2(c).
"Post Signing Returns"	shall have the meaning set forth in Clause 8.3.
"PrimaCom Group Member"	shall mean a Subsidiary of PrimaCom and PrimaCom itself.
"Representative"	shall have the meaning set forth in Clause 9.4.
"Representing Party"	shall have the meaning set forth in the first paragraph of Clause 6.
"Representing Party's Filings"	shall have the meaning set forth in Clause 6.5(c).
"Representing Party's Financial Statements"	shall have the meaning set forth in Clause 6.5(b).
"Restraints"	shall have the meaning set forth in Clause 10.1(g).
"SEC"	shall mean the U.S. Securities and Exchange Commission.
"Securities Act"	shall have the meaning set forth in Clause 6.5(c).
"Stock Exchange Admission Board"	shall have the meaning set forth in Clause 9.8.
"Subscriber"	shall mean an end customer with whom a direct or indirect billing relationship is maintained for the delivery of cable signals.
"Subsidiary"
shall mean with respect to PrimaCom, EWT, UPC or Vivendi or any other person, as the case may be, any person (i) of which fifty% or more of either the equity interests in, or the voting control of, such person is directly or indirectly beneficially owned by PrimaCom, EWT, UPC or Vivendi or such other person, or (ii) PrimaCom, EWT, UPC or Vivendi or any other person has the ability to elect fifty percent or more of the directors or members of the governing board of such person, and in either such case, such person is a consolidated entity in the consolidated financial statements of PrimaCom, EWT, UPC or Vivendi or such other person, as the case may be.
"Superior Proposal"
shall mean any Competing Proposal on terms that the management board of UPC or the Management Board of PrimaCom, as the case may be, determines in its good faith judgment (after receiving the advice of its financial advisor) to be a superior financial alternative to that party's shareholders when compared as a whole with the transactions contemplated by this Agreement and for which financing, to the extent required, is then committed or which, in the good faith judgment of such board after receiving the advice of its financial advisor, is reasonably likely to be obtained by such third party.
"Supervisory Board"	shall mean Aufsichtsrat.

A–39

"Tax Returns"
shall mean any return, report or similar statement required to be filed with respect to any Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Taxes.
"Taxes"
shall mean any and all taxes, duties, levies, imposts or other governmental charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including without limitation, taxes or other charges on or with respect to income, net assets, franchises, windfall or other profits, gross receipts, property, sales, use, share capital, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.
"Taxing Authorities"	shall mean any Governmental Entity responsible for the imposition or collection of any Taxes.
"Tele Columbus Option Agreement"	shall mean the Option Agreement of 26th November, 2000 by and among UPC, Deutsche Bank AG, DB Industrial Holdings AG and Tele Columbus GmbH.
"Tele Columbus Call Option"
shall mean UPC's right to accept the irrevocable offer extended by DB Industrial Holdings AG and Tele Columbus GmbH to sell and transfer Tele Columbus Shares to UPC or a majority owned subsidiary of UPC or an upward controlling affiliate of UPC designated by UPC.
"Tele Columbus Call Option Appointment"	shall have the meaning set forth in Clause 2.4.
"Tele Columbus Shares"	shall mean
(i) all the shares in SMATCom AG of Raunheim, registered under no. HRB 3712 with the Rüsselsheim Local Court;
(ii) all the shares held by Tele Columbus of Hannover in Kabelservice Berlin-GmbH of Berlin, registered under no. HRB 26930 with the Berlin Charlottenburg Local Court;

(iii) certain assets of Tele Columbus' subsidiaries (i) Urbana Telecommunications GmbH of Hamburg, registered under no. HRB 32018 with the Hamburg Local Court, and (ii) Concepta Kommunikationstechnik GmbH of Bochum, registered under no. HRB 584 with the Bochum Local Court, to be spun off from Urbana Telecommunications GmbH and Concepta Kommunikationstechnik GmbH as provided for in the form of draft Share Sale and Transfer Agreement as annexed as Schedule 1 to the Tele Columbus Option Agreement; and
(iv) all other shares, assets or liabilities that are subject of the Tele Columbus Option Agreement, if any.

A–40

"UPC"	shall mean United Pan-Europe Communications N.V.
"UPC Group Member"	shall mean any of UPC, United Global Com, Inc. ("UGC"), UPC's majority shareholder, and any Subsidiary of UPC and/or UGC.
"US GAAP"	shall mean US Generally Accepted Accounting Principles.

A–41

ANNEX B—ARBITRATION AGREEMENT

    [Intentionally Left Blank]

A–42

ANNEX C—VIVENDI AG ARTICLES OF ASSOCIATION

    [Intentionally Left Blank]

A–43

ANNEX D—ALKMAAR SALE AND PURCHASE AGREEMENT

    [Intentionally Left Blank]

A–44

ANNEX E—DRAFT FINANCIAL STATEMENTS

     [Intentionally Left Blank]

A–45

ANNEX F—DISCLOSURE SCHEDULES

    [Intentionally Left Blank]

A–46

Number 354 of the Notarial Deed for 2001-S

Transacted
in Frankfurt am Main, this 29th March, 2001

Before me,
Dr. Karl-Heinz Schmiegelt
Notary Public
with offices in Frankfurt am Main

who was asked to notarize this Deed in the offices of the law firm of Allen & Overy, Taunustor 2, 60311 Frankfurt am Main,

appeared today:

1.
Dr. Jörg Kirchner, with business address at Theatiner Str. 23, 80333 Munich

  Deponent No. 1. stated that in the following he would not act for himself but in the name and on behalf of

  PrimaCom AG, a stock corporation (Aktiengesellschaft), organised and existing under the laws of the Federal Republic of Germany, having its registered seat in Mainz, and being registered with the Commercial Register of the Local Court of Mainz under number HRB 7164, acting based upon two powers of attorney dated 29th March, 2001 and dated 28th March, 2001, a certified copy of the power of attorney dated 29th March, 2001 is attached hereto as appendix 1. a) a fax copy of the power of attorney dated 28th March, 2001 is attached hereto as appendix 1. b); the Deponent No. 1. promised to submit the original of the power of attorney dated 28th March, 2001 without undue delay.

2.
Mr. Marc Herman Schipper with business address at UPC Services Ltd., 1 Knightsbridge, London

  Deponent No. 2 stated that in the following he would not act for himself but in the name and on behalf of

  United Pan-Europe Communications N.V., a stock corporation, organised and existing under the laws of The Netherlands, having its registered seat in Schiphol Rijk, The Netherlands, and being registered with the Chamber of Commerce (Kammer van Koophandel) under number 33274976, acting based upon a power of attorney dated 20th March, 2001, a certified copy of which is attached hereto as appendix 2.

3.
Mr. Rutger Andrée Wiltens, with business address at Boeing Avenue 53, 1119 PE Schiphol Rijk, The Netherlands

  Deponent No. 3 stated that in the following he would not act for himself but in the name and on behalf of

A–47

  ewt Elektro- und Nachrichtentechnik GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung),organised and existing under the laws of the Federal Republic of Germany, having its registered seat in Augsburg, and being registered with the Commercial Register of the Local Court of Augsburg under number HRB 6601, acting based upon a power of attorney dated 28th March 2001, a fax copy of which is attached hereto as appendix 3, the Deponent No. 3 promised to submit the original without undue delay.

4.
Mr. Chris Smith, with business address at UPC Services Ltd., 1 Knightsbridge, London

  Deponent No. 4 stated that in the following he would not act for himself but in the name and on behalf of

  Vivendi Aktiengesellschaft Vermögensverwaltungsgesellschaft, a stock corporation (Aktiengesellschaft), organised and existing under the laws of the Federal Republic of Germany, having its registered seat in Singen, and being registered with the Commercial Register of the Local Court of Gottmadingen under number HRB 1541, acting based upon a power of attorney dated 20th March, 2001, a certified copy of which is attached hereto as appendix 2.

The Deponents identified themselves to the notary by submission of their valid identification cards/passports.

The notary asked the Deponents regarding a prior involvement according to § 3 para. 1 no. 7 Beurkundungsgesetz. After having been advised by the notary the Deponents answered this question in the negative.

    The Deponents requested the notary to notarize this deed in the English language for the convenience of the parties represented by them and confirmed that they are in complete command of the English language. They were advised by the notary of their rights to have a sworn interpreter present and to have a written translation attached to this deed. The Deponents unanimously waived such rights. The notary ascertained himself that the persons appearing are in adequate command of the English language and declared that he is in command of the English language as well.

I.

The Deponents, acting as aforesaid, then requested the notary to notarize the

Business Combination Agreement

attached to this Deed as appendix 4 with its respective annexes and exhibits. The Business Combination Agreement with its entire content forms an integral part of this Deed.

II.

The costs of this Deed shall be borne by ewt Elektro- und Nachrichtentechnik GmbH and PrimaCom AG in equal parts.

III.

The acting notary advised the Deponents on the following points:

  •
  All agreements must be officially recorded in a correct and complete manner, all agreements not so officially recorded may be null and void;

  •
  in case of purchase of shares the buyer may be liable to third parties and the company for any share capital for issued shares which has not been paid by the shareholders;

A–48

  •
  the parties are jointly and severally liable for the costs of this Deed;

  •
  The parties permit the notary to store or process any data connected to this matter, in particular their addresses, dates and places of birth, professions, bank details and entries in the Land and the Commercial Registers.

This Deed with appendix 4 and its respective annexes and exhibits was read aloud by or in presence of the notary to the Deponents. The Deponents waived the right to have read out aloud the lists contained in Annex E (Draft Financial Statements) and Annex F (Disclosure Schedules) both of which form part of the Annexes to appendix 4 (together the "Lists"). Instead, the notary presented the Lists to the Deponents for their acknowledgement and the Deponents signed the Lists. This Deed was then approved by the Deponents and was signed by the Deponents and the notary in their own hands as follows:

/s/ Jörg Kirchner

/s/ Marc Herman Schipper

/s/ Karl-Heinz Schmiegelt

/s/ Chris Smith

/s/ Rutger Andrée Wiltens

A–49

ANNEX B

    CONFIRMATION AND AMENDMENT

OF THE BUSINESS COMBINATION AGREEMENT

dated 29th March, 2001

(deed No. 354/2001-S of the notary public Dr. Karl-Heinz Schmiegelt with offices in Frankfurt am Main),

between

PRIMACOM AG,

UNITED PAN-EUROPE COMMUNICATIONS N.V.,

EWT ELEKTRO- UND NACHRICHTENTECHNIK GMBH

and

VIVENDI AKTIENGESELLSCHAFT VERMÖGENSVERWALTUNGSGESELLSCHAFT

CONFIRMATION AND AMENDMENT

Preamble

WHEREAS on 29th March, 2001, the Parties concluded a Business Combination Agreement (roll of deeds no. 354/ 2001-S of the notary public Dr. Karl-Heinz Schmiegelt, Frankfurt am Main) (hereinafter the "Business Combination Agreement"),

WHEREAS Vivendi intends to confirm the validity of the Business Combination Agreement,

WHEREAS the Parties intend to amend several provisions of the Business Combination Agreement.

Now, therefore, the Parties hereto agree as follows:

I.  CONFIRMATION OF THE BUSINESS COMBINATION AGREEMENT

Vivendi hereby approves of and confirms (genehmigt) the execution, the performance and the terms and conditions of the Business Combination Agreement together with all transactions contemplated therein.

II.  AMENDMENTS OF THE BUSINESS COMBINATION AGREEMENT

The following amendments shall be made to the Business Combination Agreement:

1.
In Section 2.2 of Business Combination Agreement the figure "30,886,000" shall be replaced by "30,886,052". Section 2.2 of the Business Combination Agreement as amended shall therefore read as follows:

    "2.2  EWT Relative Equity value

    The parties hereto consider the relative equity value of the EWT Shares to make up for 11,100,000 shares out of 30,886,052 shares in Vivendi following the EWT Contribution and the PrimaCom Merger, and have agreed that the number of shares to be issued by Vivendi as consideration for the EWT Contribution should reflect a relative equity value of the EWT Shares of 35.94% of the equity value of Vivendi, such relative equity value to be confirmed by the appraisal pursuant to Clause 1.4. The Parties are in agreement that all shares already existing in Vivendi shall form part of the aforesaid 11,100,000 shares to be issued in consideration for the EWT Contribution and that for the purposes of this Agreement and the transactions contemplated therein such existing shares in Vivendi shall have no separate additional value."

2.
In Section 2.6 of the Business Combination Agreement the term "inform" shall be replaced by "enforce". Section 2.6 sentence 2 of the Business Combination Agreement as amended shall therefore read as follows:

    "2.6  Should any such warranties or claims thereunder not be assignable, UPC shall enforce them as a trustee on behalf of Vivendi."

3.
In Section 3.2 of the Business Combination Agreement the figures "19,786,000" and "30,886,000" shall be replaced by "19,786,052" and "30,886,052" respectively. Section 3.2 of the Business Combination Agreement as amended shall therefore read as follows:

    "3.2 PrimaCom Relative Equity Value

    The parties consider the relative equity value of PrimaCom to make up for 19,786,052 shares out of 30,886,052 shares in Vivendi following the EWT Contribution and the PrimaCom Merger, and have agreed that the exchange ratio to be established in the PrimaCom Merger Agreement (the "PrimaCom Merger Exchange Ratio") should reflect a relative equity value of

B–1

    PrimaCom of 64.06% of the equity value of Vivendi, such relative equity value to be confirmed by the appraisal pursuant to Clause 1.4."

4.
Section 8.1 (b) (i) of the Business Combination Agreement shall be amended to read as follows:

    "8.1 (b) (i)  declare, set aside or pay any dividend or other distribution with respect to any share capital, provided, however, that this Clause 8.1 (b) (i) shall not apply to any Subsidiary of PrimaCom, or"

5.
In Section 9.1(d)(ii) of the Business Combination Agreement, the term EWT shall be replaced by the term "UPC". Section 9.1 (d) (ii) of the Business Combination Agreement as amended shall therefore read as follows:

    "9.1 (d) (ii)  the Management Board of PrimaCom, to the extent that it determines in good faith, after receiving the advice of outside counsel, that its failure to do so may result in a breach of its fiduciary duties to PrimaCom's shareholders under Applicable Law, may terminate this Agreement solely in order to concurrently enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the third business day following UPC's receipt of written notice advising UPC that such Board is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and only after such third party has agreed to pay, and paid, to UPC or UPC's nominee, an amount of E 15,000,000."

6.
In Section 9.1(e) the term "EWT" shall be replaced by the term "UPC". Section 9.1 (e) of the Business Combination Agreement as amended shall therefore read as follows:

    "9.1 (e)  Nothing contained in this Clause 9.1 shall prohibit either party from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders if, in the good faith judgement of the management of UPC, in the case of UPC, or the Management Board or the Supervisory Board of PrimaCom, in the case of PrimaCom, after consultation with outside counsel, failure so to disclose may be inconsistent with its obligations under Applicable Law."

7.
The following sentence shall be added to Section 9.15 of the Business Combination Agreement:

    "Nothing in this clause shall prevent any PrimaCom Group Member from:

  (i)
  paying dividends or making any other distributions with respect to any share capital or paying indebtedness or other obligations owed to PrimaCom, or any other Subsidiary;

  (ii)
  making any loans or advances to PrimaCom or any Subsidiary; or

  (iii)
  transferring any of its property or assets to PrimaCom or any Subsidiary."

8.
The term "PrimaCom Merger Closing Date" shall be replaced by "PrimaCom merger closing date". Section 10.1 (k) of the Business Combination Agreement as amended shall therefore read as follows:

    "10.1 (k)  Each party to this agreement shall have received from its tax counsel, based on reasonably requested representation letters and customary assumptions, an opinion, dated as of the PrimaCom merger closing date, substantially to the effect that the transactions contemplated by this Agreement will not result in any material adverse tax effect to such party to this Agreement."

B–2

9.
The following sub-section (f) shall be added to Section 10.2 of the Business Combination Agreement:

    "10.2 (f)  UPC shall have caused Vivendi and its indenture subsidiaries to become "unrestricted subsidiaries" as such terms are understood between the parties. Failure to do so shall not constitute a material breach."

10.
In Section 11.1 b (i) of the Business Combination Agreement, the term "Perugia Shareholder Approval" shall be replaced by the term "PrimaCom Shareholder Approval". Section 11.1 (b) (i) of the Business Combination Agreement as amended shall therefore read as follows:

    "11.1 (b)(i)  if (x) the PrimaCom Shareholder Approval has not been granted on or before August 31, 2001 and (y) the closing conditions set out in Clause 10.1 through 10.4 have not been satisfied or if the PrimaCom Merger shall not have been consummated within nine months following the PrimaCom Shareholder Approval (unless such period is extended by mutual agreement between the parties hereto), provided that the right to terminate this Agreement pursuant to this Clause 11.1 (b) (i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any of the transactions contemplated by this Agreement to be consummated on or prior to such date; or"

11.
In Section 11.2 (c) of the Business Combination Agreement, the term "EWT" shall be replaced by the term "UPC". Section 11.2 (c) of the Business Combination Agreement as amended shall therefore read as follows:

    "11.2 (c)  In the case of a termination by UPC pursuant to Clause 9.1 (d) (i), UPC shall pay to PrimaCom in consideration for and as a precondition for the termination to become effective a sum of E 15,000,000."

12.
The following shall be inserted after Section 12.7 of the Business Combination Agreement:

    "12.8  Extension of Time, Waiver, etc.

  (a)
  At any time prior to the PrimaCom Merger Registration Date, either PrimaCom or EWT may, but only in writing:"

13.
The sentence "Für die Erteilung der Zustimmung ist eine Mehrheit von 75% der Stimmen im Aufsichtsrat erforderlich." of the German version of the first paragraph of Section 5 sub-section (4) and the words "die einer Mehrheit von 75% der Stimmen bedarf" in the second paragraph of Section 5 subsection (4) of the Articles of Association of Vivendi, attached to the Business Combination Agreement as Annex C, shall be deleted. The first paragraph of Section 5 sub-section (4) of the German version of the Articles of Association shall therefore read as follows:

    "§ 5 (4)  Der Vorstand ist ermächtigt, das Grundkapital der Gesellschaft mit Zustimmung des Aufsichtsrates bis zum   •  durch Ausgabe neuer Aktien gegen Sach- oder Geldeinlagen einmalig oder mehrmals, höchstens jedoch um bis zu Euro   •  (in Worten Euro  •  ) zu erhöhen. Der Vorstand wird ermächtigt, Spitzenbeträge vom Bezugsrecht der Aktionäre auszunehmen. Der Vorstand wird darüber hinaus ermächtigt, mit Zustimmung des Aufsichtsrates das Bezugsrecht der Aktionäre auszuschließen"

14.
Due to the changes of the German version of the Articles of Association of Vivendi as described in 13) above, the first paragraph of Section 5, sub-section (4) of the English version of the Articles

B–3

  of Association of Vivendi, attached to the Business Combination Agreement as Annex C, shall read as follows:

    "§ 5 (4)  The Board is authorised to increase the share capital of the Company once or several times until  •   with the approval of the Supervisory Board by issuing new shares for contribution in kind or contribution of cash up to a maximum of Euro  •  (in words Euro   •  ). The Board is authorised to exclude the subscription right of shareholders with respect to entitlements not amounting to one full share." In addition the Board is authorized to exclude the subscription right of the shareholders with approval of the Supervisory Board.

15.
In Section 9 sub-section (2) of the German version of the Articles of Association of Vivendi, attached to the Business Combination Agreement as Annex C, the following sentence 2 shall be added:

    "Das Geschäftsjahr, in dem die Amtszeit beginnt, wird nicht mitgerechnet."

16.
In Section 9 sub-section (2) of the English version of the Articles of Association of Vivendi, attached to the Business Combination Agreement as Annex C, the following sentence 2 shall be added:

    "The business year in which the tenure commences shall not be counted."

17.
Section 11 sub-section 6 of the German and English version of the Articles of Association of Vivendi, attached to the Business Combination Agreement as Annex C, shall be deleted.

18.
The following Section VII. shall be added to the German version of the Articles of Association of Vivendi, attached to the Business Combination Agreement as Annex C:

    VII.  Sonstiges

    § 24  Gründungsaufwand

    (1)
    Sondervorteile oder ein Gründungslohn werden nicht gewährt.

    (2)
    Der Gründungsaufwand ist von der Gesellschaft zu tragen. Der Gründungs-aufwand wird auf höchstens DM 10.000,—festgesetzt.

      Die voraussichtlichen Kosten berechnen sich wie folgt:

a)	Registergebühren:	DM	1.600,00
b)	Notargebühren:	DM	900.00
c)	Sonstige Gebühren (Rechtsanwalt, Steuerberater, u.a.)	DM	4.000,00

		DM	6.500,00

  3)
  Durch die Gründung eventuell anfallende Steuern trägt auch im Innenverhältnis die Gesellschaft.

19.
The following Section VII. shall be added to the English version of the Articles of Association of Vivendi attached to the Business Combination Agreement as Annex C:

    VII.  Miscellaneous

    § 24  Costs of formation

    (1)
    No special advantages or gratifications for formation shall be granted.

    (2)
    The costs of its formation shall be borne by the Company. Such costs are determined in a maximum amount of DM 10,000.

B–4

      The likely costs are as follows:

a)	register costs	DM	1,600.00
b)	notary costs	DM	900.00
c)	other costs	DM	4,000.00

		DM	6,500.00

  (3)
  Any taxes that may be due in relation to its formation shall be borne by the Company itself, also internally (Innenverhältnis).

20.
In Annex D of the Business Combination Agreement (the Alkmaar Sale and Purchase Agreement), the following Article 2.10 shall be added:

  "Upon Completion, the Purchaser shall (or shall procure that Multikabel N.V. shall) sell and transfer 8,000 subscribers owned by Multikabel N.V. in the towns of Laren, Ilpendam and Muiden, the Netherlands to the Seller for a purchase price to be agreed by the parties. Such transfer shall be completed in a tax efficient manner for both parties."

21.
The following Article 2, sub-section (9) shall be inserted at the end of Article 2 of Annex D of the Alkmaar Sale and Purchase Agreement, attached to the Business Combination Agreement as Annex D:

  "2.9—Notwithstanding Clause 2.8 above, the Purchase Price shall be further reduced by the amount of the net indebtedness of the Company as of the Completion Date, i.e. the amount of the interest bearing liabilities minus cash of the Company as of the Completion Date provided that such net indebtedness has not resulted in a reduction of the Purchase Price under Clause 2.8 above. The net indebtedness shall be determined by the Company's auditors no later than ten (10) working days after the Completion Date has occurred. In the event of a dispute bet-ween the Parties about the amount of the net indebtedness Clause 8.4 shall apply."

B–5

Number 636 of the Notarial Deed for 2001-S

Transacted

in Frankfurt am Main, this 29th June, 2001

Before me, Dr. Karl-Heinz Schmiegelt
Notary Public
with offices in Frankfurt am Main

who was asked to notarize this Deed in the offices of the law firm of Allen & Overy, Taunustor 2, 60311 Frankfurt am Main,

appeared today:

1.
Mrs. Judith Hilgers, with business address at Bethmannstraße 50 - 54 60311 Frankfurt am Main

  Deponent No. 1. stated that in the following she would not act for herself but in the name and on behalf of

  PrimaCom AG, a stock corporation (Aktiengesellschaft), organised and existing under the laws of the Federal Republic of Germany, having its registered seat in Mainz, and being registered with the Commercial Register of the Local Court of Mainz under number HRB 7164, acting based upon a power of attorney dated 27th June, 2001 and a power of attorney dated 27th June, 2001, certified copies of which are attached hereto as appendix 1.

2.
Mr. Rutger Andrée Wiltens, with business address at Boeing Avenue 53, 1119 PE Schiphol Rijk, The Netherlands

  Deponent No. 2 stated that in the following he would not act for himself but in the name and on behalf of

  United Pan-Europe Communications N.V., a stock corporation, organised and existing under the laws of The Netherlands, having its registered seat in Schiphol Rijk, The Netherlands, and being registered with the Chamber of Commerce (Kammer van Koophandel) under number 33274976, acting based upon a power of attorney dated 20th March, 2001, a copy of which is attached hereto as appendix 2. Deponent No. 2 promised to submit the original of the power of attorney dated 20th March, 2001 without undue delay.

3.
Dr. Hartmut Krause, with business address at Taunustor 2, 60311 Frankfurt

  Deponent No. 3 stated that in the following he would not act for himself but in the name and on behalf of ewt Elektro- und Nachrichtentechnik GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung),organised and existing under the laws of the Federal Republic of Germany, having its registered seat in Augsburg, and being registered with the Commercial Register of the Local Court of Augsburg under number HRB 6601,

B–6

  acting based upon a power of attorney dated 28th June 2001, a fax copy of which is attached hereto as appendix 3; the Deponent No. 3 promised to submit the original of the power of attorney dated 28th June 2001 without undue delay.

4.
Dr. Ursula Wellen, with business address at Taunustor 2, 60311 Frankfurt

  Deponent No. 4 stated that in the following she would not act for herself but in the name and on behalf of

  Vivendi Aktiengesellschaft Vermögensverwaltungsgesellschaft, a stock corporation (Aktiengesellschaft), organised and existing under the laws of the Federal Republic of Germany, having its registered seat in Singen, and being registered with the Commercial Register of the Local Court of Gottmadingen under number HRB 1541, acting based upon a power of attorney dated 29th June, 2001, a fax copy of which is attached hereto as appendix 4; Deponent No. 4 promised to submit the original of the power of attorney dated 28th June 2001 without undue delay.

The Deponents No. 1, 2, and 4 identified themselves to the notary by submission of their valid identification cards/passports. The Deponent No. 3 is personally known to the notary.

Each of PrimaCom, UPC, EWT and Vivendi hereinafter are referred to as "Party" and jointly as "Parties".

The notary asked the Deponents regarding a prior involvement according to § 3 para. 1 no. 7 Beurkundungsgesetz. After having been advised by the notary the Deponents answered this question in the negative.

The Deponents requested the notary to notarize this deed in the English language for the convenience of the parties represented by them and confirmed that they are in complete command of the English language. They were advised by the notary of their rights to have a sworn interpreter present and to have a written translation attached to this deed. The Deponents unanimously waived such rights. The notary ascertained himself that the persons appearing are in adequate command of the English language and declared that he is in command of the English language as well.

I.

The Deponents, acting as aforesaid, then requested the notary to notarize the

Confirmation and Amendment Agreement

to the Business Combination Agreement, dated 29th March, 2001 (deed No. 354/2001-S of the notary Dr. Karl-Heinz Schmiegelt with office in Frankfurt am Main), hereinafter "the Amendment Agreement",

attached to this Deed as appendix 5. The Amendment Agreement with its entire content forms an integral part of this Deed.

II.

The Deponents refer to the Business Combination Agreement dated 29th March 2001 (deed No. 354/2001-S of the notary Dr. Karl-Heinz Schmiegelt with office in Frankfurt am Main), and state that they are fully aware of the content of said agreement. A certified copy of said agreement was presented to the Deponents by the notary. The Deponents waived their right to have said agreement read out aloud and attached to this Deed.

B–7

    The costs of this Deed shall be borne by ewt Elektro- und Nachrichtentechnik GmbH and PrimaCom AG in equal parts.

III.

The acting notary advised the Deponents on the following points:

  •
  All agreements must be officially recorded in a correct and complete manner, all agreements not so officially recorded may be null and void;

  •
  in case of purchase of shares the buyer may be liable to third parties and the company for any share capital for issued shares which has not been paid by the shareholders;

  •
  the parties are jointly and severally liable for the costs of this Deed;

  •
  The parties permit the notary to store or process any data connected to this matter, in particular their addresses, dates and places of birth, professions, bank details and entries in the Land and the Commercial Registers.

This Deed with appendix 5 was read aloud by the notary to the Deponents. This Deed was then approved by the Deponents and was signed by the Deponents and the notary in their own hands as follows:

/s/ Ursula Wellen

/s/ Judith Hilgers

/s/ Karl-Heinz Schmiegelt

/s/ Hartmut Krause

/s/ Rutger Andrée Wiltens

B–8

Annex C

[  •  ], 2001

FORM OF MERGER AGREEMENT

between

PRIMACOM AG

and

PCOM AG

1.	TRANSFER OF ASSETS	2
2.	CONSIDERATION	2
3.	SPECIAL RIGHTS AND PRIVILEGES	2
4.	SUBSCRIPTION RIGHTS IN RESPECT OF SHARES (SHARE OPTIONS)	3
5.	CAPITAL INCREASE	4
6.	TRUSTEE	4
7.	EFFECTS OF THE MERGER ON THE EMPLOYEES AND THEIR REPRESENTATIONS	4
8.	CONDITIONS PRECEDENT	5
9.	COSTS	6
10.	CHANGE WITH REGARD TO THE EFFECTIVE DATE	6
11.	RESERVATION OF THE RIGHT TO RESCIND	6

C–i

MERGER AGREEMENT dated [  •  ], 2001 BETWEEN

    (1) PrimaCom AG, having its registered office in Mainz, as the transferring company (hereinafter referred to as "PrimaCom")

and

    (2) VIVENDI Aktiengesellschaft Vermögensverwaltungsgesellschaft, registered office transferred from Gottmadingen to Mainz pursuant to resolution of shareholders meeting of 7 June 2001 (roll of deeds no. 537/2001-S of the notary Dr. Karl-Heinz Schmiegelt, Frankfurt/Main), in the future acting under the name PCOM AG ("PCOM").

RECITALS

    (1) On 29th March, 2001, PrimaCom and PCOM, at the time doing business under the company name "Vivendi Aktiengesellschaft Vermögensverwaltungsgesellschaft" and having its former registered office in Gottmadingen, entered into a Business Combination Agreement, the further parties to which are United Pan-Europe Communications N.V., having its registered office in Schiphol Rijk, Netherlands (hereinafter referred to as "UPC"), and EWT Elektro- und Nachrichtentechnik GmbH, having its registered office in Augsburg (hereinafter referred to as "EWT") (roll of deeds no. 354/2001-S of the notary public Dr. Karl-Heinz Schmiegelt of Frankfurt am Main). The aforesaid Business Combination Agreement was amended and supplemented on 29th June 2001 (roll of deeds no. ?/2001-S of the notary public Dr. Karl-Heinz Schmiegelt of Frankfurt am Main).

    (2) The Business Combination Agreement provides that the business of PrimaCom and the substantial activities of UPC in Germany, which are carried out through EWT, shall be combined. Such combination shall be effected as follows: UPC Germany GmbH, having its registered office in Berlin and being a subsidiary of UPC, shall contribute all EWT shares to PCOM by way of a capital increase against contribution in kind in consideration for the issue of new shares in PCOM, and PrimaCom shall be merged into PCOM by way of a merger for absorption (Verschmelzung durch Aufnahme) within the meaning of Section 2 no. 1 of the German Transformation Act (Umwandlungsgesetz; "UmwG").

    (3)  Prior to the conclusion of this Agreement, (i) the shareholders' meeting of PCOM resolved upon an increase of the registered capital against contribution in kind and the authorisation of UPC Germany GmbH to subscribe for new shares against the contribution of all shares in EWT, whereby the shareholders' subscription right shall be excluded, (ii) the shareholders' meeting of PrimaCom approved this Agreement and (iii) UPC Germany GmbH and PCOM entered into a Post-Formation and Contribution Agreement concerning the contribution of the shares in EWT to PCOM.

    NOW, THEREFORE, the parties have agreed as follows:

1.  TRANSFER OF ASSETS

    (1) PrimaCom shall transfer all of its assets, including all rights and obligations pertaining thereto, to PCOM by way of a dissolution without winding-up proceedings (Auflösung ohne Abwicklung) pursuant to Section 2 no. 1 UmwG against the granting of PCOM shares to the shareholders of PrimaCom (merger by way of inclusion).

    (2) The merger shall be based on PrimaCom's balance sheet as at 31st December, 2000, bearing an unqualified audit certificate by Ernst & Young -Deutsche Allgemeine Treuhand AG Wirtschaftsprüfungsgesellschaft mit Sitz in Frankfurt am Main, as the closing balance sheet.

    (3) In the internal relationship, the transfer of the assets of PrimaCom to PCOM shall take effect at the end of the day of 31st December, 2000, 24.00 hrs. As of 1st January, 2001, 00.00 hrs. (the "Merger Effective Date"), all actions performed, and any transactions entered into, by PrimaCom shall be deemed to have been performed or entered into for the account of PCOM.

C–1

    (4) PCOM shall carry over to its accounting records the values of the assets and liabilities transferred by way of the merger as reported in PrimaCom's closing balance sheet.

2.  CONSIDERATION

    (1) As consideration for the transfer of the assets of PrimaCom, PCOM shall, upon the effectiveness of the merger, grant to the shareholders of PrimaCom one PCOM individual bearer share

    with a pro rata interest in the registered capital of PCOM attributable to said individual bearer share of E1.00 for each PrimaCom individual bearer share with a pro rata interest in PrimaCom's registered capital of E2.55646 (rounded). PrimaCom holds 12,500 treasury shares. For these treasury shares, PCOM shares will not be granted. Said treasury shares shall cease to exist without substitution pursuant to Section 20 (1) no. 3, 2nd semi-sentence, first case and Section 68 (1) no. 2 UmwG.

    (2) Unless otherwise provided herein, the shares to be granted by PCOM pursuant to this Clause 2 (1) shall carry dividend rights as of 1st January, 2001.

3.  SPECIAL RIGHTS AND PRIVILEGES

    (1) Save for the provisions set forth in Clause 4 hereof with regard to the holders of subscription rights in respect of shares (share options), no rights within the meaning of Section 5 (1) no. 7 UmwG are granted to individual shareholders or holders of special rights. In addition, no measures pursuant to the aforementioned provision have been contemplated with regard to these persons.

    (2) No special privileges within the meaning of Section 5 (1) no. 8 UmwG are granted to any Supervisory Board or Management Board members or the auditing firm of either company entrusted with the evaluation of PrimaCom and EWT or to the joint merger auditor (Verschmelzungsprüfer).

    (3) The members of PCOM Management Board are appointed by its Supervisory Board. The PCOM Supervisory Board also decides about context and execution of service agreements for members of the PCOM Management Board. Irrespective of responsibilities under stock corporation law, the members of the PrimaCom Management Board, Mr. Paul Thomason and Mr. Hans Wolfert shall be appointed as members of the PCOM Management Board as of the merger becoming effective. The appointment shall initially be for a period until the end of their respective current term of appointment as members of the PrimaCom Management Board, i.e. for Mr. Thomason until 31st December 2001 and for Mr. Wolfert until 31st March 2003. Mr. Thomason and Mr. Wolfert shall during such term receive service agreements with PCOM on substantially the same terms and conditions as their current service agreements with PrimaCom

4.  SUBSCRIPTION RIGHTS IN RESPECT OF SHARES (SHARE OPTIONS)

    (1) Following PrimaCom's general shareholders' meeting on 17th February, 1999, during which the creation of contingent capital and the issue of option rights to executives and other employees of PrimaCom and its affiliated companies was resolved upon, PrimaCom granted share option rights to its employees and the employees of its affiliated companies—under the "1999 General Share Option Plan"—and to its Management Board members and the managing directors of its affiliated companies—under the "1999 Executive Share Option Plan" (said share option plans are hereinafter collectively referred to as the "1999 Share Option Plans").

    (2) In the course of the merger, PCOM shall grant to the holders of said share option rights equal rights for the subscription to PCOM shares. For this purpose, PCOM shall issue option bonds to a third party and oblige such a third party to separate the option rights granted thereunder and transfer them to the holders of the aforesaid share option rights (the "PCOM Option Rights"). The number of PCOM shares which may be subscribed for under the PCOM Option Rights shall be calculated on the

C–2

basis of the exchange ratio set out in Clause 2 (1) above. Based on such calculation, each holder of a share option right for the subscription to 1 (one) PrimaCom share with a pro rata interest in the registered capital of PrimaCom attributable to each individual share of E2.55646 (rounded) shall instead be granted a subscription right relating to 1 (one) PCOM share

    with a pro rata interest in the registered capital of PCOM of E1 attributable to each individual share.

    (3) The exercise price of the option rights for to the subscription to PCOM shares shall be calculated by converting the exercise price, as agreed in each case pursuant to the respective accession agreement (Beitrittsvereinbarung) of each option right holder under the 1999 Share Option Plans, by applying the exchange ratio set out in Clause 2 (1) above. The exchange ratio being 1:1, the exercise price of a PCOM option right for the subscription to one PCOM share exactly corresponds to the exercise price relating to the subscription to one PrimaCom share, which exercise price was set forth upon the granting of the PrimaCom share option rights in the accession agreement under the 1999 Share Option Plans.

    (4) In any other respects, the conditions of the PCOM option rights in particular conditions for exercise, shall correspond to the provisions of PrimaCom's share option plans.

    (5) The PCOM shares shall be issued out of contingent capital to be created by of PCOM. The PCOM shares to be issued at the time of exercise of the respective PCOM option rights shall carry dividend rights as of the beginning of the financial year in which the PCOM option right is exercised to.

    (6) In the event that a court finally orders an additional payment in cash to the shareholders of PrimaCom in connection with proceedings pursuant to Sections 305 et seq. UmwG (Spruchverfahren), the proportional option price of each PCOM share shall be reduced in favour of the holders of share option rights. The holders of share option rights already having subscribed to PCOM shares at the non-reduced option price shall at such time also receive a corresponding payment.

5.  CAPITAL INCREASE

    (1) For the purpose of consummating the merger, PCOM shall increase its registered capital by E19,786,052 to E30,886,052 by issuing 19,786,052 new individual bearer shares with a pro rata interest in PCOM's registered capital of E1.00 each, each carrying dividend rights as of 1st January, 2001. PCOM shall use the shares created by virtue of such capital increase for the purpose of satisfying the claims of PrimaCom's shareholders as to the granting of PCOM individual bearer shares pursuant to Clause 2 (1) above.

    (2) PCOM shall conditionally increase its registered capital by an additional amount of E987,189 by issuing 987,189 new individual bearer shares with a pro rata interest in the registered capital attributable to said shares of E1.00 each. Said contingent capital increase shall be implemented only if and insofar as the holders of PCOM Option Rights exercise their subscription rights in relation to PCOM shares after the effectiveness of the merger. Any new shares issued in this context shall carry dividend rights as of the beginning of the financial year in which the PCOM Option Right is exercised.

    (3) PCOM shall apply for the admission of its shares to trading in the regulated market (geregelter Markt) of the Frankfurt Stock Exchange. In the United States, PCOM shall further register with the Securities and Exchange Commission ("SEC") and amend the deposit agreement between PrimaCom, The Bank of New York and the holders of PrimaCom American Depositary Shares ("ADSs") to reflect that the ADSs issued thereunder shall, upon the effectiveness of the merger, evidence PCOM shares and to correspondingly amend the quotation of the ADSs on the National Association of Security Dealers Automated Quotations System ("NASDAQ").

C–3

6.  TRUSTEE

    PrimaCom has appointed Dresdner Bank AG, Frankfurt am Main as the trustee for the receipt of the shares to be granted. Prior to the registration of the merger in the commercial register having competence in respect of PrimaCom, PCOM shall put the trustee in possession of the shares and advise the trustee to convert the shares only after the entry of the merger in the commercial register having competence in respect of PCOM.

7.  EFFECTS OF THE MERGER ON THE EMPLOYEES AND THEIR REPRESENTATIONS

    (1) Upon the effectiveness of the merger, all employment agreements of PrimaCom's employees shall pass to PCOM by way of universal succession (Gesamtrechtsnachfolge). Pursuant to Section 324 UmwG, said transfer is subject to Section 613 a of the German Civil Code (Bürgerliches Gesetzbuch; "BGB"). In accordance therewith, PCOM will enter into the employment agreements with PrimaCom, whereby said employment agreements shall remain unaffected. The employees of PrimaCom shall be notified of the transfer of their employment agreements and the material effects thereof in due time prior to the effectiveness of the merger.

    (2) Any pension commitments entered into by PrimaCom towards employees having ceased to be employed with the company (current pensions and vested interests) shall pass to PCOM.

    (3) The employment agreements may not be terminated on the grounds of the merger. PCOM does not intend to amend the employment conditions applicable to the employees whose employment agreements will pass to PCOM. Since PCOM, prior to the merger, did not have any operating units or employees of its own, but will exclusively take over PrimaCom's operating units and employees by way of the merger, there is no need to harmonise the employment conditions. Hence, PrimaCom's employment conditions as previously applied, in particular the remuneration scheme, will remain unaffected by the merger into PCOM. With regard to all arrangements depending on the length of service, the period of service rendered in respect of, and accepted by, PrimaCom will be allowed in full. In the light of the unchanged maintenance of the previous working conditions in respect of PCOM, no new employment agreement deeds will be issued.

    (4) In connection with the merger of PrimaCom into PCOM, no operational modifications are contemplated.

    (5) The legal relationships established with the employees of any affiliated companies of PrimaCom will remain unaffected by the merger.

    (6) PrimaCom has not set up any works council or central works council. The works councils set up in the businesses of affiliated companies of PrimaCom, PrimaCom Management GmbH, having its registered office in Mainz, and PrimaCom Kabelbetriebsgesellschaft mbH & Co. Region Süd-West, having its registered office in Mainz, will remain in existence without change. Said businesses will remain unaffected by the merger.

    (7) PrimaCom has not entered into any works agreements. The existing works agreements of any affiliated companies having a works council will remain unaffected by the merger.

    (8) Upon the effectiveness of the merger, the membership of all members of PrimaCom's Supervisory Board, which is exclusively constituted by shareholder representatives, shall end. After the merger, PCOM and its affiliated companies within the meaning of Section 77 a of the German Works Council Constitution Act (Betriebsverfassungsgesetz; "BetrVG") will employ less than 500 employees, and PCOM and its affiliated companies within the meaning of Section 5 of the German Co-Determination Act (Mitbestimmungsgesetz; "MitbestG") will employ less than 2000 employees, within the Federal Republic of Germany. After the merger, PCOM's Supervisory Board will continue to be constituted by shareholder representatives only.

C–4

8.  CONDITIONS PRECEDENT

    This Agreement shall take effect only if the following conditions have been met:

      (1) the Dutch Competition Authority (Nederlandse Mededingsautoriteit, NMa) has declared that the notified merger (i) is in compliance with the Dutch Competition Act or (ii) will be so in compliance subject to the fulfillment of certain conditions that have been agreed by the parties prior to such clearance; and

      (2) the German Federal Cartel Office either (i) has unconditionally approved the merger, or (ii) has approved the merger under certain conditions that have been agreed by the parties prior to such clearance, or (iii) has failed to give any notice to the parties during the four month period under Section 40(2) sentence 2 of the Act against Restraints of Competition ("GWB").

9.  COSTS

    Any costs accruing in connection with the conclusion and the performance of this Agreement, including any costs in relation to the trustee, shall be borne by PCOM, except for any costs accruing in connection with PrimaCom's shareholders' meeting resolving upon the merger, which costs shall be borne by PrimaCom itself. Any costs arising in connection with the preparation of this Agreement shall be borne by each party itself. These provisions shall apply even in the event that the merger does not become effective due to rescission of either party or on any other grounds.

10. CHANGE WITH REGARD TO THE EFFECTIVE DATE

    (1) In the event that the merger has not been entered in the commercial register having competence in respect of PCOM by 1st March, 2002, the effective date of the closing balance sheet shall, in derogation of Clause 1 (2), be the end of the day of 31st December, 2001, 24.00 hrs., and the effective date of the asset transfer and the passing of accounting, in derogation of Clause 1 (3), shall be the end of the day of 31st December, 2001, 24.00 hrs. In the event of any additional delay in respect of the entry beyond 1st March of the following year, each of the effective dates shall be postponed by one year in accordance with the above provision.

    (2) In the event that the merger has not been entered in the commercial register having competence in respect of PCOM by 1st March, 2002, the entry shall be effected only after the ordinary shareholders' meetings of PCOM and PrimaCom resolving upon the distribution of profits for the 2001 financial year. If appropriate, this shall be ensured by PCOM's Management Board by way of a corresponding supplement to the application for entry in the commercial register. The same shall apply in the event of any additional delay in respect of the entry beyond 1st March of the following year.

    (3) In the event that the merger is entered in the commercial register having competence in respect of PCOM only after the ordinary shareholders' meeting of PrimaCom taking place in 2002, the shareholders of PrimaCom, in derogation of Clauses 2 (2) and 5 (1), shall be entitled to profits in respect of the shares to be granted by PCOM only as of 1st January, 2002. In the event of any additional delay in respect of the entry beyond the ordinary meeting taking place in the following year, the commencement of the dividend rights shall be postponed by one year in accordance with the above provision.

11. RESERVATION OF THE RIGHT TO RESCIND

    Each party shall be entitled to rescind this Agreement in the event that the merger has not taken effect by 28th May, 2002, 24.00 hrs.

C–5

QuickLinks

The date of this prospectus/proxy statement is August 3, 2001, and it is first being mailed to U.S. shareholders and holders of Old PrimaCom ADSs on or about August 6, 2001.

SUMMARY
RISK FACTORS
FORWARD LOOKING STATEMENTS
EXCHANGE RATE INFORMATION
THE TRANSACTIONS
VOTING, PROXIES AND SHAREHOLDERS' RIGHTS
SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATIONS DATA
OPERATING AND FINANCIAL REVIEW AND PROSPECTS
Interest Rate Sensitivity Principal (Notional) Amount by Expected Maturity Average Interest Rate/Cap Strike Price
Interest Rate Sensitivity
BUSINESS
MANAGEMENT
OWNERSHIP OF NEW PRIMACOM'S SHARES
TAXATION
DESCRIPTION OF CAPITAL SHARES
COMPARISON OF RIGHTS OF SHAREHOLDERS OF NEW PRIMACOM AND THE SHAREHOLDERS OF OLD PRIMACO M
DESCRIPTION OF NEW PRIMACOM'S AMERICAN DEPOSITARY SHARES AND AMERICAN DEPOSITARY RECEIPTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
Vivendi Aktiengesellschaft Vermögensverwaltungsgesellschaft STATEMENTS OF OPERATIONS
Vivendi Aktiengesellschaft Vermögensverwaltungsgesellschaft BALANCE SHEETS
Vivendi Aktiengesellschaft Vermögensverwaltungsgesellschaft STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Vivendi Aktiengesellschaft Vermögensverwaltungsgesellschaft STATEMENTS OF CASH FLOWS
INDEPENDENT AUDITORS REPORT
PRIMACOM AG AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
PRIMACOM AG AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
PRIMACOM AG AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
PRIMACOM AG AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
PRIMACOM AG AND SUBSIDIARIES NOTES TO THE FINANCIAL STATEMENTS
PRIMACOM AG AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
PRIMACOM AG AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
PRIMACOM AG AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
PRIMACOM AG AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
EWT Elektro-und Nachrichtentechnik GmbH CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)
EWT Elektro-und Nachrichtentechnik GmbH CONSOLIDATED BALANCE SHEETS
EWT Elektro-und Nachrichtentechnik GmbH CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
EWT Elektro-und Nachrichtentechnik GmbH CONSOLIDATED STATEMENTS OF CASH FLOWS
EWT Elektro-und Nachrichtentechnik GmbH NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITOR'S REPORT ON SCHEDULE
EWT Elektro-und Nachrichtentechnik GmbH ALLOWANCE FOR DOUBTFUL ACCOUNTS/ALLOWANCE FOR NOTES RECEIVABLE Schedule II
EWT Elektro- und Nachrichtentechnik GmbH CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/LOSS
EWT Elektro- und Nachrichtentechnik GmbH CONSOLIDATED BALANCE SHEET
EWT Elektro- und Nachrichtentechnik GmbH CONSOLIDATED STATEMENTS OF CASH FLOWS
EWT Elektro- und Nachrichtentechnik GmbH NOTES TO CONSOLIDATED UNAUDITED INTERIM FINANCIAL STATEMENTS
INDEPENDENT AUDITOR'S REPORT
N.V. MULTIKABEL AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
N.V. MULTIKABEL AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
N.V. MULTIKABEL AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
N.V. MULTIKABEL AND SUBSIDIARIES CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
N.V. MULTIKABEL AND SUBSIDIARIES NOTES TO FINANCIAL STATEMENTS
N.V. MULTIKABEL AND SUBSIDIARIES NOTES TO FINANCIAL STATEMENTS
N.V. MULTIKABEL AND SUBSIDIARIES NOTES TO FINANCIAL STATEMENTS
CONTENTS
ANNEX A—DEFINED TERMS
ANNEX B—ARBITRATION AGREEMENT
ANNEX C—VIVENDI AG ARTICLES OF ASSOCIATION
ANNEX D—ALKMAAR SALE AND PURCHASE AGREEMENT
ANNEX E—DRAFT FINANCIAL STATEMENTS
ANNEX F—DISCLOSURE SCHEDULES
Number 354 of the Notarial Deed for 2001-S
Transacted in Frankfurt am Main, this 29th March, 2001 Before me, Dr. Karl-Heinz Schmiegelt Notary Public with offices in Frankfurt am Main
I.
Business Combination Agreement
II.
III.
Number 636 of the Notarial Deed for 2001-S
Transacted in Frankfurt am Main, this 29th June, 2001 Before me, Dr. Karl-Heinz Schmiegelt Notary Public with offices in Frankfurt am Main
I.
Confirmation and Amendment Agreement
II.
III.